Exhibit T3E.7

Fourth Supplement dated June 1, 2015 to
Offer to Exchange, Consent Solicitation Statement, and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization dated April 14, 2015

COLT DEFENSE LLC
COLT FINANCE CORP.

Offer to Exchange
10.0% Junior Priority Senior Secured Notes due 2021 of Colt Defense LLC and Colt Finance Corp. for
Any and All Outstanding 8.75% Senior Notes due 2017 of Colt Defense LLC and Colt Finance Corp.
(CUSIP Nos. 19686TAA5 and 19686TAC1)
AND
Solicitation of Consents in Respect of 8.75% Senior Notes due 2017 of Colt Defense LLC and Colt Finance Corp.
AND
Solicitation of Acceptances of a Prepackaged Plan of Reorganization

        This Supplement (this "Supplement") is provided to amend and supplement certain information set forth in the Offer to Exchange, Consent Solicitation Statement, and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization dated April 14, 2015, as supplemented by the First Supplement to the Offer to Exchange and Disclosure Statement dated May 12, 2015, the Second Supplement to the Offer to Exchange and Disclosure Statement dated May 18, 2015 and the Third Supplement to the Offer to Exchange and Disclosure Statement dated May 26, 2015 (as supplemented, the "Offer to Exchange and Disclosure Statement"), regarding the above-referenced Exchange Offer, solicitation of Consents and solicitation of acceptances of the Prepackaged Plan and should be read in conjunction with the Offer to Exchange and Disclosure Statement. Except as otherwise provided herein, terms defined in the Offer to Exchange and Disclosure Statement shall have the same meanings when used herein. This Supplement speaks only as of its date. Holders of the Old Notes should not rely on any provisions of the Offer to Exchange and Disclosure Statement to the extent inconsistent with this Supplement. Except for the changes described below, all of the terms and conditions set forth in the Offer to Exchange and Disclosure Statement remain unchanged.

        This Supplement should be read in conjunction with the Offer to Exchange and Disclosure Statement, including without limitation the information contained under the headings "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" as well as in conjunction with the Consent and Letter of Transmittal and Ballots.

        The New Notes will not be registered under the Securities Act or any state securities laws. Accordingly, the New Notes will be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and other applicable securities laws, pursuant to registration or exemption therefrom. Consistent with past interpretations of Section 3(a)(9) of the Securities Act by the staff of the SEC, the New Notes, if issued in the Exchange Offer, will assume the same character (i.e., restricted or unrestricted) as the Old Notes that you have surrendered. If your Old Notes are freely tradeable and are not subject to restriction on transfer upon the consummation of the Exchange Offer, the New Notes you receive in the Exchange Offer will also be freely tradeable securities and not subject to restriction on transfer. If your Old Notes are considered "restricted" securities under the securities laws, the New Notes you will receive in the Exchange Offer will also be considered "restricted" securities and you should be aware that you may be required to bear the financial risks of this investment for an indefinite period of time. See "Notice to Investors" beginning on page 209 of the Offer to Exchange and Disclosure Statement for a description of transferability of the New Notes.

        We are relying on Section 3(a)(9) of the Securities Act to exempt the issuance of New Notes in the Exchange Offer and the solicitation of acceptances of the Prepackaged Plan from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(D) of the Securities Act to exempt the issuance of the New Notes in the Exchange Offer and the solicitation of acceptances of the Prepackaged Plan from the registration and qualification requirements of the state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer or soliciting votes in the Prepackaged Plan. In addition, none of our financial advisors and no broker, dealer, salesperson, agent or other person, is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer or the Prepackaged Plan.

        We would like to inform holders of Old Notes of the following information:

EXTENSION OF EXPIRATION DATE, CONSENT EXPIRATION TIME AND WITHDRAWAL DEADLINE

        The Expiration Date, the Consent Expiration Time and the Withdrawal Deadline for the Exchange Offer and the Consent Solicitation are extended to 11:59 p.m., New York City time, on June 12, 2015 unless any of them are further extended by Colt.

EXTENSION OF VOTING DEADLINE, VOTING RECORD DATE, MASTER BALLOT DEADLINE, ORIGINAL MASTER BALLOT DEADLINE AND WITHDRAWAL DEADLINE

        The Voting Deadline, the Voting Record Date, the Master Ballot Deadline and the Withdrawal Deadline (if participating in the Exchange Offer) for the solicitation of acceptances of the Amended Plan are extended to 11:59 p.m., New York City time, on June 12, 2015 unless any of them are further extended by Colt. The Original Master Ballot Deadline for the solicitation of acceptances of the Amended Plan is extended to 11:59 p.m., New York City time, on June 12, 2015 unless it is further extended by Colt.

RESTRUCTURING SUPPORT AGREEMENT

        On May 31, 2015, Colt entered into a restructuring support agreement (the "RSA"), attached as Annex A to this Supplement, with certain of its stakeholders (collectively, the "RSA Creditor Parties"), including (a) the lenders under the Current Asset Credit Facility (the "Current Asset Credit Facility Lenders") and (b) the lenders under the Senior Secured Term Loan (the "Senior Secured Term Loan Lenders"). To the extent Colt decides to commence prepackaged chapter 11 cases (the "Prepackaged Chapter 11 Cases"), the RSA provides the agreed-upon terms for (i) debtor in possession credit facilities aggregating a total of $15 million (the "DIP Facilities") to be provided by the Current Asset Credit Facility Lenders and the Senior Secured Term Loan Lenders and (ii) new loans to be funded by the Current Asset Credit Facility Lenders (the "Current Asset Credit Exit Facility") and the Senior Secured Term Loan Lenders (the "Senior Secured Term Exit Facility" and together with the Current Asset Credit Exit Facility, the "Exit Facilities") upon effectiveness of the Amended Plan that would restructure all amounts outstanding under the Current Asset Credit Facility, the Senior Secured Term Loan, and the DIP Facilities. Colt has also obtained an indication from the landlord to its West Hartford, Connecticut facility that the landlord will, subject to certain conditions, extend the Company's existing lease for up to five and a half years from the lease's existing expiration date upon the Amended Plan becoming effective. In addition, Colt has received an indication from certain of its equity holders that such equity holders will, subject to certain conditions, provide an additional equity investment in the Company upon the effectiveness of the Amended Plan.

        Colt will consider commencing Prepackaged Chapter 11 Cases in the event that the conditions to the Exchange Offer are not satisfied or waived by Colt or if Colt for any reason determines that it would be more advantageous or expeditious to proceed with confirmation and implementation of the Amended Plan. As discussed above, pursuant and subject to the RSA, the Current Asset Credit Facility Lenders and the Senior Secured Term Loan Lenders will finance both the DIP Facilities and the Exit Facilities, which will provide Colt with adequate liquidity necessary to achieve confirmation of the Amended Plan. Additionally, in the event Colt decides to commence Prepackaged Chapter 11 Cases, it will continue to conduct its business and operations in the ordinary course in connection with such cases. Moreover, trade creditors, vendors, and customers will be unaffected by the Amended Plan and will continue to be paid in the ordinary course of business; union related agreements will also be unaffected and employees will be paid all wages, salaries and benefits on a timely basis. Colt, however, has not made any affirmative decision to proceed with any bankruptcy filing at this time.

        The Amended Plan is subject to the requisite level of acceptance from holders of the Old Notes that Colt will need to confirm the Amended Plan under the Bankruptcy Code (the "Requisite Consents"). As previously disclosed, Colt continues to be engaged in discussions with certain holders of the Old Notes. There can be no assurances, however, that the Amended Plan will be accepted by the holders of the Old Notes as a consenting voting class under the Amended Plan. Moreover, no assurances can be given concerning the timeframe for a restructuring of Colt. In the event that Colt does not receive the Requisite Consents to confirm the Amended Plan or if any of the conditions to effectiveness of the Amended Plan cannot be satisfied, Colt may determine to pursue the alternative of a sale of all or substantially all of the Company's assets as a going concern under section 363 of the Bankruptcy Code, in which it would seek to maintain Colt's operations on an uninterrupted basis and continue existing agreements with trade creditors, vendors, customers and employees (a "Section 363 Sale"). In the context of a Section 363 Sale, the Current

Asset Credit Facility Lenders and the Senior Secured Term Loan Lenders will be entitled to be paid in full from the proceeds of such sale and allowed to credit bid the full amount of their secured debt in such a sale. Under this alternative, the recovery to the holders of Old Notes would be substantially diminished as compared to what is presently proposed in the Exchange Offer and the Amended Plan and there exists the possibility that the holders of Old Notes will realize no recovery.

PRELIMINARY RESULTS FOR YEAR ENDED DECEMBER 31, 2014 AND QUARTER ENDED APRIL 5, 2015

Preliminary Results for the Fiscal Year Ended December 31, 2014

        We currently anticipate revenue for the year ended December 31, 2014 to be approximately $190.8 million which is a decrease of approximately 30% from the year ended December 31, 2013. The decrease in revenue was a result of the declines in market demand for our commercial MSR and handguns and delays in the timing of U.S. Government and certain international sales.

        We anticipate that our results for the year ended December 31, 2014 will be impacted by the following items:

  •
  as noted in our Form 12b-25 filed May 21, 2015, our preliminary Step II goodwill impairment analysis indicates that we will need to record a non-cash impairment charge in the fourth quarter of 2014 to write-off all of our West Hartford reporting unit's goodwill and we are working to complete our analysis to determine the actual amount of the charge. The goodwill recorded at our West Hartford reporting unit as of September 28, 2014 was $41.1 million;

  •
  as also noted in our Form 12b-25 filed May 21, 2015, the preliminary impairment analysis with respect to our indefinite-lived trademarks indicates that we will need to record a non-cash impairment charge to operating income in the fourth quarter of 2014 of $11.8 million. The carrying value of our indefinite-lived trademarks recorded as of September 28, 2014 was $50.1 million;

  •
  as noted in our Form 8-K filed on February 10, 2015, we have determined that pension benefits for certain retirees that were hourly employees ("bargaining unit retirees") covered by the Colt Retirement Defined Benefit Plan have been calculated incorrectly since the inception of the pension plans in 1990. As noted in our Form 10-K/A (Second Amendment) filed May 7, 2015 we have, after working with our external actuarial pension plan consultant to determine which bargaining unit retirees have been affected and to quantify the effect of any calculation errors, concluded that the impact of the error is immaterial to all prior periods and the effect of the correction will be immaterial to the 2014 annual financial statements. Accordingly, the cumulative effect of the error will be recorded as an out of period charge of $3.5 million in the fourth quarter of 2014;

  •
  approximately $9.1 million of M240 machine gun program contract related charges as we continue to assess the M240 machine gun program accruals and inventory reserves during 2014;

  •
  a fourth quarter non-recurring expense of approximately $6.7 million related to the abnormally low production levels in our factory given the declines in market demand for our commercial MSR and handguns and delays in the timing of U.S. Government and certain international sales;

  •
  a fourth quarter write-down of inventory of approximately $1.4 million related to a physical inventory observation for our West Hartford facility as of December 31, 2014;

  •
  approximately $9.5 million of depreciation and amortization resulting from the inclusion of the full year of results of New Colt and its operating subsidiary, Colt's Manufacturing Company LLC, acquired in July 2013;

  •
  approximately $39.1 million of interest expense including $4.3 million of cash interest expense paid in the fourth quarter to the Old Senior Secured Term Loan lenders in relation to a prepayment premium of the Old Senior Secured Term Loan and $2.9 of non-cash interest expense recognized in the fourth quarter related to the write-off of deferred financing and debt discount associated with the Old Senior Secured Term Loan; and

  •
  approximately $2.3 million of severance costs incurred.

        Given the results described above, we expect to report a net loss and negative adjusted EBITDA for the year ended December 31, 2014 and do not expect to record or pay any distributions to members of Colt Defense. In addition, we expect to have an income tax benefit of approximately $2.4 million for the year ended December 31, 2014 primarily as a result of a $4.1 million income tax benefit related to the preliminary

$11.8 million non-cash impairment of our indefinite-lived trademarks, which was offset by an income tax expense of $1.4 million related to the deferred tax liability recorded by Colt International Coöperatief U.A. during the three months ended September 28, 2014 on the undistributed earnings of Colt Canada Corporation due to the fact that we no longer consider Colt Canada Corporation's earnings permanently reinvested due to our liquidity position.

Preliminary Results for the Fiscal Quarter Ended April 5, 2015

        We currently anticipate revenue for the quarter ended April 5, 2015 to be approximately $41.5 million which is a decrease of approximately $8.6 million or 17.2% from the quarter ended March 30, 2014. The decrease in revenue was impacted by our liquidity position during the quarter ended April 5, 2015 which limited our ability to produce sufficient commercial MSR and handgun products to meet market demand for those products. In addition, we continued to see delays in the timing of U.S. Government and certain international sales.

        We anticipate that our results for quarter ended April 5, 2015 will be impacted by the following items:

  •
  a period expense of approximately $3.2 million related to the continued, abnormally low production levels in our West Hartford factory as a result of our liquidity position during the quarter ended April 5, 2015 which limited our ability to meet market demand for our commercial MSR and handgun products as well as continued delays in the timing of U.S. Government and certain international sales;

  •
  a decrease in selling and commission expenses of approximately $1.3 million related to an approximate $1.6 million reduction in marketing expenditures partially offset by $0.3 million in severance costs;

  •
  an increase in general and administrative expenses of approximately $1.3 million primarily as a result of approximately $0.7 million of professional fees incurred related to our legal entity reorganization effective April 9, 2015; and

  •
  an increase in interest expense of approximately $2.7 million primarily as a result of the following:

  •
  an increase in interest expense of approximately $0.4 million on the Old Notes related to the increase in the number of calendar days in our quarter ended April 5, 2015 compared to the quarter ended March 30, 2014 as we operate on a 4-4-5 week calendar with the end of each month on a Sunday;

  •
  an increase in interest expense of approximately $2.2 million related to the Senior Secured Term Loan entered into on November 17, 2014;

  •
  an increase in interest expense of approximately $0.6 million related to the Current Asset Credit Facility entered into on February 9, 2015;

  •
  an increase in interest expense of approximately $1.2 million related to the Old Senior Secured Revolver, which was terminated on February 9, 2015 in connection with entering into the Current Asset Credit Facility, including approximately $0.8 million of fees paid to terminate the Old Senior Secured Revolver and approximately $0.5 million of non-cash interest expense related to the amortization of remaining deferred financing fees associated with the Old Senior Secured Revolver; and

  •
  a decrease in interest expense of approximately $1.7 million related to the Old Senior Secured Term Loan which was repaid in conjunction with entering into the Senior Secured Term Loan on November 17, 2014.

        In addition, during the quarter ended April 5, 2015, we incurred approximately $0.9 million in legal and other professional fees related to the Exchange Offer and the solicitation of acceptances to the Amended Plan. These fees have been capitalized as deferred financing fees on our consolidated balance sheet as of April 5, 2015.

        Given the results described above, we expect to report a net loss and negative adjusted EBITDA for the quarter ended April 5, 2015 and do not expect to record or pay any distributions to members of Colt Defense.

        As of May 22, 2015, we had $11.1 million of cash and cash equivalents, of which $4.7 million is restricted cash. We do not have any incremental borrowing capacity under our existing debt agreements.

        The above estimates are preliminary and may change. We have not completed our normal annual and quarterly closing procedures for the year ended December 31, 2014 and the quarter ended April 5, 2015, and there can be no assurance that final results for the year ended December 31, 2014 and/or the quarter ended April 5, 2015 will not differ from these estimates, including as a result of annual and quarter end closing procedures and/or review adjustments. These estimates have been prepared on the basis of currently available information. In addition, the estimates for the year ended December 31, 2014 and the quarter ended April 5, 2015 will be subject to quarter and year end closing procedures and/or review adjustments, and should not be viewed as a substitute for full interim and annual financial statements prepared in accordance with U.S. GAAP that have been reviewed and/or audited by our auditors. Our independent registered public accounting firm has not audited or reviewed, and does not express an opinion or any other form of assurance with respect to the above data. These estimates could change materially and are not necessarily indicative of the results to be achieved for year ended December 31, 2014 and/or the quarter ended April 5, 2015 or any future period. As a result of the foregoing considerations and the other limitations described herein, investors are cautioned not to place undue reliance on these estimates. See "Additional Risk Factors—There are material limitations with making estimates of our results for current or prior periods prior to the completion of our and our auditors' normal review procedures for such periods" below, "Risk Factors," and "Cautionary Statement Concerning Forward-Looking Statements."

AMENDMENT TO AND RESTATEMENT OF "WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE"

        "WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE" section of the Offer to Exchange and Disclosure Statement will be amended and restated in its entirety as follows:

"WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION BY REFERENCE

        Except as specified below, we are "incorporating by reference" the information we provide to holders pursuant to the applicable rules of the Securities and Exchange Commission (the "SEC"), which means that we are disclosing important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this Offer to Exchange and Disclosure Statement. Information that we provide to holders pursuant to the rules of the SEC on or after the date of this Offer to Exchange and Disclosure Statement but, with respect to the Exchange Offer, prior to the earlier of the Expiration Date or the termination of the Exchange Offer and the Consent Solicitation, and, with respect to the solicitation of acceptances to the Amended Plan, prior to the earlier of the Voting Deadline or the termination of solicitation of acceptances to the Amended Plan, will automatically update and supersede this information. We incorporate by reference into this Offer to Exchange and Disclosure Statement, the following documents and information filed by us with the SEC (other than, in each case, any documents or information deemed to have been "furnished" and not "filed" in accordance with SEC rules):

  •
  the Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 20, 2014 as amended by our Annual Report on Form 10-K/A numbers 1 and 2, filed with the SEC on September 14, 2014 and May 7, 2015, respectively;

  •
  the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 2014, June 29, 2014 and September 28, 2014, filed with the SEC on May 14, 2014, September 15, 2014 and November 26, 2014, respectively, as amended by our Quarterly Reports on Form 10-Q/A number 1 for the fiscal quarters ended March 30, 2014, June 29, 2014 and September 28, 2014, filed with the SEC on May 29, 2015, May 29, 2015 and December 3, 2014, respectively; and

  •
  the Current Reports on Form 8-K filed with the SEC on May 29, 2014, July 8, 2014, August 12, 2014, November 18, 2014, November 19, 2014, February 10, 2015, March 12, 2015, April 8, 2015, April 15, 2015 and May 18, 2015.

        A copy of each of the Annual Report on Form 10-K/A number 2 for the fiscal year ended December 31, 2013, filed with the SEC on May 7, 2015, and the Quarterly Reports on Form 10-Q/A number 1 for the fiscal quarters ended March 30, 2014, June 29, 2014 and September 28, 2014, filed with the SEC on May 29, 2015, May 29, 2015 and December 3, 2014, respectively, is attached to this Offer to Exchange and Disclosure Statement as Exhibits A, B, C, and D, respectively.

        We also incorporate by reference any filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Offer to Exchange and Disclosure Statement and, with respect to the Exchange Offer, prior to the earlier of the Expiration Date or the termination of the Exchange Offer and the Consent Solicitation or, with respect to the solicitation of acceptances to the Amended Plan, prior to the earlier of the Voting Deadline or the termination of solicitation of acceptances to the Amended Plan. We will not, however, incorporate by reference in this Offer to Exchange and Disclosure Statement any documents or portions thereof that are not deemed "filed" with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this Offer to Exchange and Disclosure Statement unless, and except to the extent, specified in such Current Reports.

        On April 1, 2015, we filed with the SEC a notification of late filing on Form 12b-25 with respect to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. We require additional time to complete our review of our goodwill impairment analysis and our financial closing procedures. As stated in our Form 12b-25, at this time, we are unable to provide an expected date on which we plan to file our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. On May 21, 2015, we filed with the SEC a notification of late filing on Form 12b-25 with respect to our Quarterly Report on Form 10-Q for the fiscal quarter ended April 5, 2015. Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 5, 2015 cannot be finalized until we complete our financial closing procedures for the fiscal year ended December 31, 2014 including: (a) the completion of our annual tests of goodwill and indefinite-lived assets for impairment, (b) the completion of our consolidated tax accrual and (c) the completion of the preparation and review of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. In addition, subsequent to completing our financial closing procedures for the fiscal year ended December 31, 2014, we will need to complete our financial closing procedures with respect to the Form 10-Q, including completion of the preparation and review of the Form 10-Q for the fiscal quarter ended April 5, 2015. As stated in our Form 12b-25, at this time, we are unable to provide an expected date on which we plan to file our Quarterly Report on Form 10-Q for the fiscal quarter ended April 5, 2015.

        The failure to deliver our audited financial statements for the year ended December 31, 2014 by March 31, 2015 is an event of default under the Senior Secured Term Loan and the Current Asset Credit Facility. However, we have received waivers under both the Senior Secured Term Loan and Current Asset Credit Facility that provide us until June 14, 2015 to deliver our audited financial statements for the year ended December 31, 2014. In addition, we are not in compliance under the Old Notes Indenture because we have not yet filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or our Quarterly Report on Form 10-Q for the fiscal quarter ended April 5, 2015. In the event that we receive a notice from the Trustee or holders of at least 25% of the aggregate principal amount of the Old Notes and do not cure such non-compliance within 60 days from the receipt of such notice, the principal and accrued and unpaid interest on the outstanding Old Notes may be accelerated. As of the date of this Supplement, we have not received such notice.

        Any statement contained in this Offer to Exchange and Disclosure Statement or in a document (or part thereof) incorporated or considered to be incorporated by reference in this Offer to Exchange and Disclosure Statement shall be considered to be modified or superseded for purposes of this Offer to Exchange and Disclosure Statement to the extent that a statement contained in this Offer to Exchange and Disclosure Statement or in any other subsequently filed document (or part thereof) which is or is considered to be incorporated by reference in this Offer to Exchange and Disclosure Statement modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this Offer to Exchange and Disclosure Statement.

        Copies of each of the documents incorporated by reference into this Offer to Exchange and Disclosure Statement (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into this Offer to Exchange and Disclosure Statement) may be obtained at no cost, by contacting the Information Agent at its telephone number set forth on the back cover of this document or by writing or calling us at the following address and telephone number:

Colt Defense LLC
547 New Park Avenue
West Hartford, Connecticut 06110
(860) 232-4489

        We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains our reports and other information regarding us at www.sec.gov. Our SEC filings are also available free of charge at our website at www.colt.com. The information contained on our website is not incorporated by reference into this Offer to Exchange and you should not consider information contained on our website to be part of this Offer to Exchange and Disclosure Statement.

        The Information Agent or we will also provide without charge to each holder of Old Notes to whom this Offer to Exchange and Disclosure Statement, the Ballots, the Consent and Letter of Transmittal and related documents are delivered, upon request of such person, a copy of the applicable indenture and of any information incorporated by reference. In order to obtain timely delivery of any such document, you must request it on or prior to 12:00 p.m., New York City time, on June 12, 2015."

CHANGE IN CONSIDERATION FOR EXCHANGE OFFER AND AMENDED PLAN

        The consideration being offered to holders of Old Notes pursuant to the Exchange Offer as described in the Offer to Exchange and Disclosure Statement has been revised and the consideration now being offered to such holders pursuant to the Exchange Offer is set forth below.

        The Consent Payment will no longer be paid to the holders of Old Notes in exchange for their Old Notes pursuant to the Exchange Offer and accordingly, the Total Consideration will equal the Exchange Consideration. The table below replaces in its entirety the table describing the consideration offered in the Exchange Offer previously set forth in the Offer to Exchange and Disclosure Statement.

CUSIP	Outstanding Principal Amount (in millions)	Title of Old Notes to be Tendered	Title of New Notes to be Issued	Exchange Consideration(1)(2)
19686TAA5 19686TAC1	$250.0	Colt's 8.75% Senior Notes due 2017	Colt's 10.0% Junior Priority Senior Secured Notes due 2021	$450 in New Notes

(1)
Per $1,000 principal amount of Old Notes and including accrued and unpaid interest on such Old Notes. Holders of Old Notes validly tendered (and not validly withdrawn) and accepted by Colt in the Exchange Offer will receive accrued and unpaid interest, if any, on their exchanged Old Notes up to, but not including, the Settlement Date in the form of New Notes. Such amount of accrued and unpaid interest is included in the Exchange Consideration noted above that such holder will receive in the Exchange Offer and the Consent Solicitation.

(2)
Colt has committed to pay all reasonable fees and expenses incurred by advisors to the RSA Creditor Parties and the Sponsor Group in connection with the consummation of the Exchange Offer on the Settlement Date; provided, that if the fees and expenses of advisors to the holders of Old Notes exceed $2.0 million, the amount of the Exchange Consideration will be decreased pro rata to all holders of Old Notes participating in the Exchange Offer by the amount of fees and expenses of such advisors in excess of $2.0 million.

          Pursuant to the Amended Plan, holders of Old Notes will receive the New Notes on substantially similar terms as the Exchange Offer. Further, the Amended Plan provides that except to the extent that a holder of Old Notes agrees to a less favorable treatment, in exchange for the full and complete settlement, release, and discharge of its claim, on the Effective Date or as soon as practicable thereafter, each holder of Old Notes shall receive its pro rata share of 100% of the New Notes (if issued pursuant to the Amended Plan, the aggregate principal amount of the New Notes will be equal to approximately forty-five percent (45%) of the aggregate principal amount of all outstanding Old Notes as of the Petition Date; provided, that if the fees and expenses of advisors to the holders of the Old Notes exceed $2.0 million, the amount of the New Notes will be decreased by the amount of fees and expenses of such advisors in excess of $2.0 million.

  AMENDMENT AND RESTATEMENT OF CERTAIN RISK FACTORS

          Certain risk factors discussed in the "Risk Factors" section of the Offer to Exchange and Disclosure Statement have been amended and restated in their entirety and such amended and restated risk factors are set forth below:

1.
Risk factor "We may be unable to raise the funds necessary to finance the change of control offer required by the New Notes Indenture" will be amended and restated in its entirety as follows:

"We may be unable to raise the funds necessary to finance the change of control offer required by the New Notes Indenture.

        Upon the occurrence of specific kinds of change of control events, each holder of Colt's outstanding New Notes will have the right to require Colt to repurchase any or all of their New Notes at a price equal to up to 120% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. If we are not able to repay the holders of New Notes upon a change of control, it could result in an event of default. In addition, a change of control may result in an event of default under (a) the Current Asset Credit Facility and the Senior Secured Term Loan, if the Exchange Offer is effected or (b) the Current Asset Credit Exit Facility and the Senior Secured Term Exit Facility, if the Amended Plan is effected, which may cause the acceleration of such facilities, in which case Colt will be required under (i) the Junior Priority Lien Intercreditor Agreement to repay the Current Asset Credit Facility and the Senior Secured Term Loan, if the Exchange Offer is effected or (ii) the Exit Intercreditor Agreement (as defined below) to repay the Current Asset Credit Exit Facility and the Senior Secured Term Exit Facility, if the Amended Plan is effected, before it will be able to purchase any of the New Notes. If the Current Asset Credit Facility, the Senior Secured Term Loan, the Current Asset Credit Exit Facility, or the Senior Secured Term Exit Facility, as applicable, is accelerated, we may not be able to repay amounts outstanding under it or obtain necessary consents under them to purchase any of Colt's New Notes. Any requirement to offer to purchase any outstanding New Notes may result in Colt having to refinance its outstanding indebtedness, which it may not be able to do. In addition, even if Colt were able to refinance its indebtedness, the financing might be on terms unfavorable to Colt. If Colt fails to repurchase the New Notes tendered for purchase upon the occurrence of a change of control, the failure will be an event of default under the New Notes Indenture. In addition, the change of control covenant does not cover all corporate reorganizations, mergers or similar transactions and may not provide holders of the New Notes with protection in a highly leveraged transaction."

2.
Risk factor "Despite our current levels of debt, we may still incur substantially more debt. This could further exacerbate the risks described in this Offer to Exchange" will be amended and restated in its entirety as follows:

"Despite our current levels of debt, we may still incur substantially more debt. This could further exacerbate the risks described in this Offer to Exchange.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. As of April 5, 2015, $70.5 million and $33.0 million of principal amounts were outstanding under the Senior Secured Term Loan and the Current Asset Credit Facility, respectively. Further, upon execution of the RSA by the Current Asset Credit Facility Lenders and Senior Secured Term Loan Lenders, the aggregate outstanding principal amount of the Current Asset Credit Facility and the Senior Secured Term Loan was increased to $35.0 million and 72.6 million (plus any paid-in-kind interest capitalized and added as principal in accordance with the terms of the Senior Secured Term Loan), respectively. Borrowings under (a) the Current Asset Credit Facility and Senior Secured Term Loan, if the Exchange Offer is effected or (b) the Current Asset Credit Exit Facility and the Senior Secured Term Exit Facility, if the Amended Plan is effected, and any future debt that is secured by liens that are pari passu to the foregoing facilities are effectively senior to the Old Notes and will be effectively senior to the New Notes to the extent of the value of the assets securing the indebtedness. We may also incur other additional indebtedness that ranks equally with the Old Notes and the New Notes and the holders of that debt will be entitled to share ratably in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our business. This may have the effect of reducing the amount of proceeds paid to holders of Old Notes.

        Further, subject to the satisfaction of various conditions, the restrictions on the incurrence of debt in the agreements governing our indebtedness may be amended. For example, in connection with the Current Asset Credit Facility Refinancing, the Senior Secured Term Loan was amended in order to permit the incurrence of debt by Colt in connection with the Current Asset Credit Facility."

3.
Risk factor "Our current financial condition raises substantial doubt regarding our ability to continue as a going concern" will be amended and restated in its entirety as follows:

"Our current financial condition raises substantial doubt regarding our ability to continue as a going concern.

        We have experienced liquidity challenges as a result of several business trends, including the continued decline in market demand for the Company's commercial MSR, recent declines in demand for our commercial handguns, and delays in anticipated timing of U.S. Government and certain international sales. There can be no assurance that these business trends will not continue to adversely impact our operations. These factors materially affected our liquidity, including our ability to repay existing indebtedness as it became due and to meet other current obligations. Our inability to comply with the covenants in our debt agreements, obtain waivers of non-compliance, restructure our debt or refinance our existing debt would have a material adverse effect on our financial position, results of operations and cash flows. For example, Colt has entered into the permitted grace period with respect to a $10.9 million interest payment due under the Old Notes Indenture. The interest payment was due May 15, 2015; however, under the terms of the Old Notes Indenture, failure to make such payment does not become an event of default for 30 days after the scheduled due date. If Colt does not make the interest payment on or before June 14, 2015, however, the Trustee or holders of at least 25% of the outstanding principal amount of the Old Notes would be permitted to accelerate the payment of principal and accrued but unpaid interest on the outstanding Old Notes to become immediately due and payable by providing notice of such acceleration. If this were to occur, we would face an immediate liquidity crisis. An event of default under the Old Notes Indenture also will trigger adverse consequences in connection with our other debt agreements.

        These matters raise substantial doubt regarding our ability to continue as a going concern. Our ability to continue as a going concern will be dependent upon our ability to complete asset sales, restructure or refinance existing debt, obtain modifications or waivers of our loan covenants or other actions. There can be no assurance of our success in these efforts."

4.
Risk factor "We are currently reviewing our previously restated historical financial statements for periods ended on or prior to December 31, 2013 for the impact of newly discovered events, and our financial statements for the year ended December 31, 2014 will not be filed within the time required by the SEC rules and regulations. Accordingly, we intend to supplement this Offer to Exchange and Disclosure Statement with any revised or restated historical financial statements for the periods ended prior to December 31, 2013 and for financial information for the year ended December 31, 2014; however, we may not be able to provide audited consolidated financial statements for the year ended December 31, 2014 prior to the Expiration Date of this Exchange Offer" will be amended and restated in its entirety as follows:

"Our financial statements for the year ended December 31, 2014 and quarter ended April 5, 2015 will not be filed within the time required by the SEC rules and regulations. Accordingly, we may not be able to provide financial statements for the year ended December 31, 2014 or financial statements for the quarter ended April 5, 2015 prior to the Expiration Date of this Exchange Offer or the Voting Deadline for the solicitation of acceptances of the Amended Plan.

        On April 1, 2015 and May 21, 2015, we filed with the SEC notifications of late filing on Form 12b-25 with respect to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Report on Form 10-Q for the fiscal quarter ended April 5, 2015, respectively. We require additional time to complete our goodwill impairment analysis for the fiscal year ended December 31, 2014 and our financial closing procedures for each of these fiscal periods. As stated in our Form 12b-25, at this time, we are unable to provide an expected date on which we plans to file our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or Quarterly Report on Form 10-Q for the fiscal quarter ended April 5, 2015.

        We may not be able to provide audited consolidated financial statements for the year ended December 31, 2014 or unaudited consolidated financial statements for the quarter ended April 5, 2015 prior to the Expiration Date of this Exchange Offer or the Voting Deadline for the solicitation of acceptances of the Amended Plan.

        Our current delay of filing our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Report on Form 10-Q for the fiscal quarter ended April 5, 2015 follows a previous restatement of our financial statements for the year ended December 31, 2013 and revision of our financial statements for the years ended December 31, 2012 and 2011 and our unaudited interim financial information for each of the quarters in the year ended December 31, 2013. Our prior restatement and our previously disclosed financial reporting and disclosure material weakness and other material weaknesses may affect investor confidence in the accuracy of our financial disclosures and may raise reputational issues for our business. In addition, the prior restatement process and the execution of our remediation plan for our financial reporting and disclosure material weakness and other material weaknesses are resource-intensive and involve a significant amount of attention from management, and significant accounting costs. We could also receive inquiries from the SEC regarding our restated financial statements or matters relating to our financial reporting and disclosure material weakness and other material weaknesses. Any future inquiries from the SEC as a result of the restatement or financial reporting and disclosure material weakness and other material weaknesses will, regardless of the outcome, likely consume a significant amount of our internal resources and result in additional legal and accounting costs. The restatement of our consolidated financial statements may also result in litigation. If litigation were to occur, we may incur additional substantial defense costs regardless of the outcome of such litigation. Likewise, such events might cause a diversion of our management's time and attention. If we do not prevail in any such litigation, we could be required to pay substantial damages or settlement costs.

5.
Risk factor "We expect to record an impairment charge on our goodwill and indefinite-lived intangible assets for the year ended December 31, 2014, which would negatively impact our operating results" risk factor of the Offer to Exchange and Disclosure Statement will be amended and restated in its entirety as follows:

"We expect to record an impairment charge on our goodwill and indefinite-lived intangible assets for the year ended December 31, 2014, which would negatively impact our operating results.

        We test goodwill and indefinite-lived intangible assets for impairments annually as of the beginning of our fourth fiscal quarter, or immediately if conditions indicate that goodwill, an indefinite-lived intangible asset or other intangible asset impairment could exist. While we are working with our external valuation consultant to finalize our annual evaluation of our goodwill and indefinite-lived intangible assets for impairment for the year ended December 31, 2014, at this time, the evaluation is not yet complete. The preliminary Step II goodwill impairment analysis indicates that we will need to record a non-cash impairment charge in the fourth quarter of 2014 to write-off all of our West Hartford reporting unit's goodwill and we are working to complete our analysis to determine the actual amount of the charge. The goodwill recorded at our West Hartford reporting unit as of September 28, 2014 was $41.1 million. Our preliminary impairment analysis with respect to our indefinite-lived trademarks indicates that we will need to record a non-cash impairment charge in the fourth quarter of 2014 of $11.8 million. The carrying value of our indefinite-lived trademarks recorded at September 28, 2014 is $50.1 million. The preliminary analysis does not indicate any other fourth quarter 2014 impairment charges with respect to our other tangible or intangible assets. Our recognition of impairment charges on our goodwill, indefinite-lived intangible assets and any other long-lived assets will negatively impact our operating results for the year ended December 31, 2014. If the market demand for our products or the delays in timing of sales continue or increase or other events cause a decline in the fair value of our assets, we could recognize additional impairment charges in the future, which would also negatively impact our operating results in the future.

6.
Risk factor "We may not be able to match our prior level of performance following the Restructuring" will be amended and restated in its entirety as follows:

"We may not be able to match our prior level of performance following the Restructuring.

        Following the Restructuring, we may be unable to match our prior performance or meet our target performance expectations. For example, some of our customers may decide to reduce their orders or terminate their relationships with us. Our historical results incorporated by reference or included in and attached to this Offer to Exchange and Disclosure Statement and the projected financial information included in and attached to this Offer to Exchange and Disclosure Statement do not provide any certainty that our actual results in current and future periods will be comparable. The historical and projected financial information should not be relied on by investors and is not intended to predict our future performance, which could be materially worse than indicated. We also have no obligation or intention to provide updates to our projected financial information and estimates and assumptions associated with them."

7.
Risk factor "Some of our contracts with foreign governments are or will be subject to the fulfillment of offset commitments or industrial cooperation agreements that could impose additional costs on us and that we might not be able to timely satisfy, possibly resulting in the assessment of penalties or even debarment from doing further business with that government" will be amended and restated in its entirety as follows:

"Some of our contracts with foreign governments are or will be subject to the fulfillment of offset commitments or industrial cooperation agreements that could impose additional costs on us and that we might not be able to timely satisfy, possibly resulting in the assessment of penalties or even debarment from doing further business with that government.

        Some countries in which we are or are planning on doing business impose offset purchase commitments, also known as industrial cooperation commitments, in return for purchasing our products and services. These commitments vary from country to country and generally require us to commit to make direct or indirect purchases, or investments in the local economy. The gross amount of the offset purchase commitment arising from a sales contract is typically a function of the value of the contract. Failure to satisfy offset purchase commitments can result in penalties or blacklisting against awards of future contracts. We could be subject to future penalties or transaction costs or even disbarment from doing business with a government.

        Our remaining gross offset purchase commitment is the total amount of offset purchase commitments reduced for claims submitted to, and approved by, the governing agencies. At April 5, 2015 and December 31, 2014, our remaining gross offset purchase commitments totaled $60.4 million and $65.3 million, respectively. We have evaluated our settlement of our remaining gross offset purchase commitments through planned spending and other satisfaction plans to determine our net offset purchase commitment. As of April 5, 2015 and December 31, 2014, we have accrued $2.0 million and $1.6 million, respectively, based on our estimated cost of settling the remaining net offset purchase commitment. We may incur costs to settle our offset purchase commitments that are in excess of the amounts accrued, which could have a material adverse effect on our earnings."

8.
Risk factor "Our manufacturing facilities may experience disruptions adversely affecting our financial position and results of operations" will be amended and restated in its entirety as follows:

Our manufacturing facilities may experience disruptions adversely affecting our financial position and results of operations

        We currently manufacture our products primarily at our facilities in West Hartford, Connecticut and Kitchener, Ontario, Canada. However, we may not be able to continue to occupy our West Hartford facility on acceptable terms or be able to find suitable replacement manufacturing facilities on satisfactory terms and conditions. We lease our West Hartford facility from a related party. The term of the lease currently expires on October 25, 2015, however, if the West Hartford Lease Extension (as defined herein) is consummated, the lease will expire on October 25, 2018 (with two additional options to extend the lease for 12 months (first option) and 18 months (second option), subject to an extension fee of $300,000 for each renewal option). Pursuant to the terms of the West Hartford Lease Extension, any change in control would constitute an event of default under the lease and the landlord (the "West Hartford Landlord") would have a right to terminate the lease or re-enter and take possession of the premises; provided, however, that a change in control resulting from the exercise of remedies by the Senior Secured Term Loan Lenders or the Current Asset Credit Facility Lenders would not be an event of default under the lease until 12 months after the effective date of such change of control. Further, any natural disaster or other serious disruption at either of our facilities due to a fire, electrical outage or any other calamity could damage our capital equipment or supporting infrastructure or disrupt our ability to ship our products from, or receive our supplies at, these facilities. Any such event could materially impair our ability to manufacture and deliver our products. Even a short disruption in our production output could delay shipments and cause damage to relationships with customers, causing them to reduce or eliminate the amount of products they purchase from us. Any such disruption could result in lost net sales, increased costs and reduced profits, which could have a material adverse effect on our financial position and results of operations.

9.
Risk factor "Colt Defense may be required to reduce its tax basis in certain of its assets as a result of the Exchange Offer or the Prepackaged Plan" will be amended and restated in its entirety as follows:

Colt Defense may be required to reduce its tax basis in certain of its assets as a result of the Exchange Offer or the Amended Plan.

        As a result of the Exchange Offer or Amended Plan, Colt Defense will recognize cancellation of indebtedness income for U.S. federal income tax purposes ("COD income"). Because Colt Defense is classified as a partnership for U.S. federal income tax purposes, Colt Defense's members (rather than Colt Defense) will be required to include such COD income in their taxable income. Although our limited liability company agreement generally requires us to make distributions of cash to our members to pay taxes on their allocable shares of our taxable income, the Current Asset Credit Facility prohibits us from doing so with respect to COD income resulting from the exchange of the New Notes for the Old Notes.

        If the Corporate Reorganization is completed prior to the consummation of the Exchange Offer or the Amended Plan, all or a significant portion of any COD income will be excluded from New Parent's income under the insolvency or bankruptcy exceptions of the Internal Revenue Code. However, Colt Defense would be required to reduce its tax bases in its equity interests in its subsidiaries, Colt's Manufacturing Company LLC and New Colt Holding Corp., by the amount of the excluded COD income, which could result in additional tax liability upon a subsequent disposition of those interests.

10.
Risk factor "The New Notes may be issued with original issue discount for U.S. federal income tax purposes" will be amended and restated in its entirety as follows:

The New Notes will be issued with original issue discount for U.S. federal income tax purposes.

        The New Notes will be treated as issued with original issue discount ("OID") for U.S. federal income tax purposes. A U.S. Holder (as defined in "Certain U.S. Federal Income Tax Considerations") of the New Notes will be required to include such OID (including all interest payable under the New Notes) in gross income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on compounding of interest, regardless of whether interest is paid currently in cash. See "Certain U.S. Federal Income Tax Considerations."

11.
Risk factor "The New Notes may be subject to the rules relating to "applicable high yield discount obligations" will be amended and restated in its entirety as follows:

The New Notes may be subject to the rules relating to "applicable high yield discount obligations.

        The New Notes will be treated, for U.S. federal income tax purposes, as being subject to the "applicable high-yield discount obligation" ("AHYDO") rules of the Code in respect of those of Colt Defense's members that are classified as corporations for U.S. federal income tax purposes. Accordingly, the ability of those members to deduct their allocable shares of accrued OID with respect to the New Notes would be limited, which in turn will require Colt Defense to compute the amount of tax distributions it is required to make to its members on the basis that such accrued OID is not deductible for U.S. federal and state income tax purposes. However, U.S. Holders that are corporations may be entitled to a dividends received deduction with respect to a portion of such accrued OID. See "Certain U.S. Federal Income Tax Considerations" below. U.S. Holders should consult their tax advisors regarding the availability of the dividends received deduction in light of their particular circumstances.

12.
Risk factor "We may be unable to obtain adequate debtor-in-possession financing or authority to use cash collateral during the pendency of the bankruptcy proceeding" will be amended and restated in its entirety as follows:

We may be unable to obtain adequate debtor-in-possession financing or authority to use cash collateral during the pendency of the bankruptcy proceeding.

        We intend to finance the Chapter 11 Cases, in part, through the DIP Facilities on the terms set forth in the DIP and Exit Term Sheet attached as Exhibit A to the Amended Plan (the "DIP and Exit Term Sheet"). On or shortly after the Petition Date, the Debtors intend to seek authorization from the Bankruptcy Court to enter into the DIP Facilities and to use cash collateral to fund the prepackaged Chapter 11 Cases. There can be no assurance that the Bankruptcy Court will approve the DIP Facilities or the use of cash collateral on the terms requested. Moreover, if the prepackaged Chapter 11 Cases take longer than expected to conclude, we may exhaust our financing and/or available cash collateral. There is no assurance that we will be able to obtain additional financing or an extension of the right to use cash collateral. In such case, the liquidity necessary for the orderly functioning of our businesses may be impaired materially.

13.
Risk factor "We may be unable to obtain adequate exit financing" will be amended and restated in its entirety as follows:

We may be unable to obtain adequate exit financing.

        We intend to finance repayment of the DIP Facilities and the amounts outstanding under the Current Asset Credit Facility and Senior Secured Term Loan through the Exit Facilities on the terms set forth in the DIP and Exit Term Sheet. However, there can be no assurances that we can obtain exit financing on such terms.

ADDITIONAL RISK FACTORS

        In addition to the other information set forth and incorporated by reference in the Offer to Exchange and Disclosure Statement, including the risks discussed in the "Risk Factors" section of the Offer to Exchange and Disclosure Statement, this Supplement and the related Consent and Letter of Transmittal and Ballots, you should carefully consider the following risk factors before deciding to vote on the Amended Plan. The risks discussed above and below and in the Offer to Exchange and Disclosure Statement are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition or results of operations.

The New Notes incur paid in kind interest in addition to cash interest.

        Interest payments on the Old Notes are paid in cash, while a portion of the interest obligations on the New Notes will be paid in the form of additional New Notes, which will increase a holder's investment in the New Notes and intensify the related risks under "—Risks Related to the Exchange Offer" and "—Risks Related to the New Notes."

If certain professional fees exceed a certain amount, the Exchange Consideration will be reduced.

        Colt has committed to pay all reasonable fees and expenses incurred by advisors to the RSA Creditor Parties and the Sponsor Group in connection with the consummation of the Exchange Offer on the Settlement Date; provided, that if the fees and expenses of advisors to the holders of the Old Notes exceed $2.0 million, the amount of the Exchange Consideration will be decreased pro rata to all holders of Old Notes participating in the Exchange Offer by the amount of fees and expenses of such advisors in excess of $2.0 million.

There are material limitations with making estimates of our results for current or prior periods prior to the completion of our and our auditors' normal review procedures for such periods.

        The estimated results contained in "Preliminary Results for Year Ended December 31, 2014 and Quarter Ended April 5, 2015" section of this Supplement are not a comprehensive statement of our financial results for the year ended December 31, 2014 and quarter ended April 5, 2015, and our independent registered public accounting firm has not completed its audit of our financial results for the year ended December 31, 2014 or reviewed our financial results for the quarter ended April 5, 2015 and does not express an opinion or any other form of assurance with respect thereto. The final financial results for the year ended December 31, 2014 and quarter ended April 5, 2015 may vary from our expectations and may be materially different from the preliminary financial estimates we have provided due to completion of quarterly and annual closing procedures, final adjustments and other developments that may arise between now and the time the financial results for this period are finalized. Accordingly, investors should not place undue reliance on such preliminary financial information.

The terms and structure of the additional incremental capital for us that the Sciens Group will use its bests efforts to procure pursuant to the terms of the Amended Plan (the "Additional Capital") have not been finalized yet and may include terms that could be unfavorable to us or a holder of New Notes.

        The terms and structure of the Additional Capital have not been finalized yet and may include terms that could be unfavorable to a holder of New Notes. Further, if our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to seek additional capital in addition to the Additional Capital. We may not be able to take any of these actions, including consummating the Additional Capital, these actions may not be successful enough to permit us to meet our scheduled debt service obligation, these actions may include terms that are not favorable to us or these actions may not be permitted under the terms of our existing or future debt agreements. In the absence of such operating results and resources, we could face substantial liquidity problems.

AMENDMENTS TO THE PREPACKAGED PLAN

        In connection with entry into the RSA, the Company has amended the Prepackaged Plan to implement the terms of the restructuring set forth in the RSA. The Amended Plan, attached as Annex B to this Supplement, will amend and restate Appendix A of the Offer to Exchange and Disclosure Statement in its entirety. A summary of the Amended Plan is provided below.

SUMMARY OF THE AMENDED PLAN

        For purposes of this Summary of the Amended Plan, all capitalized terms used but not otherwise defined herein have the meanings provided in the Amended Plan. This summary does not include all of the terms modified in the Amended Plan (for example, any corrections to ministerial or clerical errors are not summarized below). You should review the Amended Plan attached hereto as Annex B and the blackline reflecting all of the modifications to the Amended Plan attached hereto as Annex C in their entirety. In the event of any inconsistencies between this summary and the Amended Plan, the Amended Plan will control.

Term of the Plan	Section(s) of the Amended Plan	Summary of Modifications
Proposed Debtors	Sections 1.22 and 1.23	Colt Holding Company LLC and Colt Security LLC, both affiliates of Colt, have been added as proposed Debtors in the Chapter 11 Cases.
Payment of Professional Fees	Section 2.3	Pursuant to the Restructuring Support Agreement, the Debtors have agreed to pay the reasonable fees and expenses of the professional advisors retained by the Current Asset Credit Facility Lenders, the Term Loan Lenders, and the holders of the Senior Notes, provided that if the fees and expenses of the advisors to the Senior Notes exceed $2 million, the amount of the New Notes will be decreased accordingly.

Term of the Plan	Section(s) of the Amended Plan	Summary of Modifications
DIP Facilities	Sections 1.24-1.35 and 2.4	The Amended Plan provides for the entry into two separate senior secured DIP credit facilities aggregating a principal amount of $15,000,000, consisting of (i) a $5,000,000 DIP credit facility provided by the Current Asset Credit Facility Lenders sand (ii) a $10,000,000 DIP credit facility provided by the Term Loan Lenders. The DIP Facilities will be delayed draw term loans with an initial draw in the aggregate principal amount of $10,000,000 on the closing date on a pro rata basis among the DIP Facilities and subsequent additional draws will be subject to certain conditions to be agreed upon (including, without limitation, compliance with an approved budget and satisfaction by the Debtors of certain milestones). A detailed summary of the DIP Facilities can be found in the DIP and Exit Term Sheet attached as Exhibit A to the Amended Plan.
DIP Facility Claims will either be paid in Cash on the Effective Date or assumed under, and become subject to the terms and obligations of, the Exit Facilities.
Exit Facilities/Exit Intercreditor Agreement	Sections 1.48-1.56, 5.5, and 9.1(c)	The Amended Plan provides that, on the Effective Date, (i) the Current Asset Credit Facility Claims and any amounts outstanding under the DIP Current Asset Credit Facility will either be repaid through, or converted into, an exit facility to be provided by the Current Asset Credit Facility Lenders and (ii) the Term Loan Lender Claims and any amounts outstanding under the DIP Term Loan Facility will either be repaid through, or converted into, an exit facility to be provided by the Term Loan Lenders. A detailed summary of the Exit Facilities can be found in the DIP and Exit Term Sheet.

Term of the Plan	Section(s) of the Amended Plan	Summary of Modifications
On the Effective Date, the lenders or the agents/trustee under the respective documents evidencing the Exit Facilities and the New Notes, will enter into the Exit Intercreditor Agreement upon terms and conditions to be agreed upon, including, without limitation, provisions (i) with respect to lien priorities, enforcement of remedies, application of proceeds and other rights substantially identical to those in the Existing Intercreditor Agreement other than to include a third lien for the New Notes, (ii) limiting repayment to "last out" on account of the New Notes, (iii) standstill on remedies, and (iv) no cash payments while other senior debt is in default.
Treatment of Current Asset Credit Facility Claims (Class 2)	Section 4.2	Pursuant to the Restructuring Support Agreement, the Allowed amount of the Current Asset Credit Facility Claims has been increased to $35,000,000, plus accrued prepetition interest and postpetition interest through the Effective Date. The treatment of such claims has also been modified to reflect that instead of the claims rolling into a DIP facility, the claims will be satisfied in full through the proceeds of the applicable Exit Facility on the Effective Date.
Treatment of Term Loan Claims (Class 3)	Section 4.3	Pursuant to the Restructuring Support Agreement, the Allowed amount of the Term Loan Claims has been increased to $72,600,000, plus accrued prepetition interest and postpetition interest through the Effective Date. The treatment of such claims has also been modified to reflect that instead of the claims rolling into a DIP facility, the claims will be satisfied in full through the proceeds of the applicable Exit Facility on the Effective Date.
Treatment of Senior Notes Claims (Class 5)	Section 1.69	The Amended Plan provides that holders of the Senior Notes will receive their pro rata share of the New Notes due 2021 in an aggregate principal amount of $112,500,000. A more detailed summary of the New Notes is contained in the "Amendments to Description of New Notes" section below and the term sheet attached as Exhibit B to the Plan.

Term of the Plan	Section(s) of the Amended Plan	Summary of Modifications
New Equity Infusion	Sections 1.64, 1.78, and 5.4	Pursuant to the Restructuring Support Agreement, the Sciens Group will provide $5,000,000 in incremental capital in the form of new convertible preferred equity of Parent, subject to a minimum working capital requirement and other metrics to be agreed upon by the Company and the RSA Creditor Parties. A more detailed summary of the issuance of the Preferred Equity is contained in Section 5.4 of the Plan.
The Sciens Group will also use its best efforts to procure an additional $5,000,000 in incremental capital (the terms and structure of such incremental capital may not be finalized prior to the Effective Date). Any interest payments or dividends under the additional new funding will be PIK only for the first three years until and unless the Company's Secured Leverage Ratio is less than 2.5x.
Board of Directors of Reorganized Colt	Section 5.8(c)	Pursuant to the Restructuring Support Agreement, the board of directors of Reorganized Colt will be identical to the existing governing board of Parent, including at least two independent members.
New Management Incentive Plan	Sections 1.65, 5.10, 8.5, and 9.1(e)	On the Effective Date, the Debtors shall replace the Colt Defense Long Term Incentive Plan with the New Management Incentive Plan, which will provide for up to 15% of the common equity of Parent calculated on a fully diluted basis (which shall be non-voting and non-transferrable except for customary transfers for estate planning). Prior to the Effective Date, 12% of the equity subject to the New Management Incentive Plan shall be allocated amongst existing management at the discretion of the existing board of directors of Parent and 3% of the equity shall remain available for future hires. The equity allocated to existing members of the board of directors of Parent shall vest as follows: (i) 50% on the first anniversary of the Effective Date and (ii) the remaining 50% on the second anniversary of the Effective Date. This vesting schedule would accelerate following a change of control or material liquidity event.

Term of the Plan	Section(s) of the Amended Plan	Summary of Modifications
West Hartford Lease Extension	Section 1.62, 1.104, 1.105, 8.7, and 9.1(f)	Pursuant to the Restructuring Support Agreement, the West Hartford Landlord has agreed to extend the West Hartford Facility Lease on the conditions set forth in Section 8.7 of the Plan (the "West Hartford Lease Extension). On the Effective Date, the Debtors will assume the West Hartford Facility Lease subject to the conditions described in the Plan.
Releases	Sections 1.83 and 10.4	The definition of Released Parties has been modified to include the Sciens Group and any other direct or indirect Holders of Equity Interests in Colt Defense LLC .
The Releases by the Debtors in Section 10.4(a) of the Amended Plan have been modified to limit such releases to the extent allowed by applicable law and to provide a carve-out for criminal conduct.
The Releases by Holders of Claims and Holders of Equity Interests have been modified to include any derivative claims assertable on behalf of any Debtor and to provide a carve-out for criminal conduct.
Exculpation and Limitation of Liability	Section 10.5	The Sciens Group and any other direct or indirect Holders of Equity Interests in Colt Defense LLC have been included in the exculpation and limitation of liability provisions of the Amended Plan.

AMENDMENTS TO DESCRIPTION OF NEW NOTES

        All capitalized terms used in this "Amendments to Description of New Notes" section of this Supplement and not defined will have the meanings assigned to them in "Description of New Notes" in the Offer to Exchange and Disclosure.

        The Offer to Exchange and Disclosure Statement included a summary of the material provisions of the New Notes Indenture, the Security Documents and the Junior Priority Lien Intercreditor Agreement under "Description of New Notes." The New Notes Indenture, the Security Documents and the Junior Priority Lien Intercreditor Agreement will be revised from the prior descriptions under "Description of New Notes" in the Offer to Exchange and Disclosure Statement, to reflect, among other things, the following changes.

1.
Maturity:    The maturity date of the New Notes will change from November 15, 2023 to the sixth annual anniversary of the Settlement Date or Effective Date, as applicable. Unless otherwise noted herein, any and all references and descriptions of the maturity date of the New Notes in the Offer to Exchange and Disclosure State, the Ballots, the Consent and Letter of Transmittal and any related documents shall be deemed to reflect the new maturity date described in the preceding sentence.

2.
Payment of Interest:

a.
Interest on the New Notes will accrue at the rate of 10.00% per annum.

  b.
  The initial interest payment date on the New Notes will be the later of (i) March 30, 2016 or (ii) the six month anniversary of the Settlement Date, if the Exchange Offer is consummated, or the Effective Date, if the Amended Plan is effected (the "Initial Interest Payment Date"), and Colt will pay interest semi-annually in arrears on the sixth month anniversary of the preceding interest payment date and on the maturity date.

  c.
  The first eight interest payments (due on the Initial Interest Payment Date and the sixth month, twelfth month, eighteenth month, twenty-fourth month, thirtieth month, thirty-sixth month and forty-second month anniversary of the Initial Interest Payment Date) (the "First Interest Payments") will be paid-in-kind interest in the form of New Notes ("PIK Interest"); provided, however, if the Secured Leverage Ratio is less than 2.5 to 1 at the beginning of an interest period, the First Interest Payment for such interest period may, at the Company's option, be paid in cash or as PIK Interest. Subsequent to the eighth interest payment on the New Notes, interest on the New Notes will accrue as cash interest ("Cash Interest") regardless of the Secured Leverage Ratio.

  d.
  Accrued interest will be calculated based on the outstanding principal amount of the New Notes as of the beginning of the interest period (after giving effect to any issuance of PIK Notes in respect of the immediately preceding interest period).

  e.
  PIK Interest on the New Notes will be payable by increasing the principal amount of the outstanding New Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded down to the nearest whole dollar) as provided in writing by Colt to the trustee of the New Notes.

  f.
  Interest will accrue from the date of issuance of the New Notes or, if interest has already been paid, from the date it was most recently paid, until maturity.

  g.
  Interest will be payable to the Holders of record 15 calendar days immediately preceding the related interest payment dates.

  h.
  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

3.
Denomination:    The New Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 (or if a payment of PIK Interest (a "PIK Payment") has been made, in minimum denominations of $1.00 and any integral multiples of $1.00) in excess thereof. If a PIK Payment has been made, all references to the minimum denominations of the New Notes in the Description of New Notes shall refer to a minimum denomination of $1.00 and any integral multiples of $1.00 in excess thereof.

4.
Security:    If the Amended Plan is effected, the lenders or the agents/trustee under the respective documents evidencing the Current Asset Credit Exit Facility, the Senior Secured Term Exit Facility and the New Notes, will enter into an intercreditor agreement (the "Exit Intercreditor Agreement") upon terms and conditions to be agreed upon, including, without limitation, provisions (a) with respect to lien priorities, enforcement of remedies, application of proceeds and other rights substantially identical to those in that certain Intercreditor Agreement, dated as of February 9, 2015, by and among the agents under the Current Asset Credit Facility and the Senior Secured Term Loan and the Company, other than to include a third lien for the New Notes, (b) limiting repayment to "last out" on account of the New Notes, (c) standstill on remedies, and (d) no cash payments while other senior debt is in default.

5.
Optional Redemption:    The optional redemption feature of the New Notes has been revised as follows:

Optional redemption

        On and after the Issue Date, the Issuers may redeem all or, from time to time, a part of the New Notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of principal amount of the New Notes to be redeemed) plus accrued and unpaid interest on the New Notes to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods indicated below:

Year	Percentage
Issue Date through the one year anniversary of the Settlement Date or the Effective Date, as applicable	120.00%
From the day following the one year anniversary of the Settlement Date or the Effective Date, as applicable, through the two year anniversary of the Settlement Date or the Effective Date, as applicable	110.00%
From the day following the two year anniversary of the Settlement Date or the Effective Date, as applicable, through the three year anniversary of the Settlement Date or the Effective Date, as applicable	106.00%
From the day following the three year anniversary of the Settlement Date or the Effective Date, as applicable, through the four year anniversary of the Settlement Date or the Effective Date, as applicable	104.00%
From the day following the four year anniversary of the Settlement Date or Effective Date, as applicable, through the five year anniversary of the Settlement Date or the Effective Date, as applicable	102.00%
From the day following the five year anniversary of the Settlement Date or the Effective Date, as applicable, and thereafter	100.00%

        If the redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the New Note is registered at the close of business, on such record date.

        In the case of any partial redemption, selection of the New Notes for redemption will be made by the New Notes Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed or, if the New Notes are not listed, then on a pro rata basis, by lot or by such other method as the New Notes Trustee in its sole discretion will deem to be fair and appropriate, although no New Note of $1,000 in principal amount or less will be redeemed in part (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof). If any New Note is to be redeemed in part only, the notice of redemption relating to such New Note will state the portion of the principal amount thereof to be redeemed. A new New Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the New Note.

        In connection with any redemption of New Notes, any such redemption may, at the Issuers' discretion, be subject to one or more conditions precedent. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuers' discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers' obligations with respect to such redemption may be performed by another Person."

6.
Change of Control:    The repurchase right in the event of a Change of Control has been revised as follows:

        If a Change of Control occurs, unless the Issuers have exercised their right to redeem all of the New Notes under the optional redemption feature, each Holder will have the right to require the Issuers to repurchase in cash all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof)) of such Holder's New Notes at the following repurchase prices (expressed as a percentage of principal amount of the New Notes to be repurchased) plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if repurchased during the periods indicated below:

Year	Percentage
Issue Date through the one year anniversary of the Settlement Date or the Effective Date, as applicable	120.00%
From the day following the one year anniversary of the Settlement Date or the Effective Date, as applicable, through the two year anniversary of the Settlement Date or the Effective Date, as applicable	110.00%
From the day following the two year anniversary of the Settlement Date or the Effective Date, as applicable, through the three year anniversary of the Settlement Date or the Effective Date, as applicable	106.00%
From the day following the three year anniversary of the Settlement Date or the Effective Date, as applicable, through the four year anniversary of the Settlement Date or the Effective Date, as applicable	104.00%
From the day following the four year anniversary of the Settlement Date or Effective Date, as applicable, through the five year anniversary of the Settlement Date or the Effective Date, as applicable	102.00%
From the day following the five year anniversary of the Settlement Date or the Effective Date, as applicable, and thereafter	100.00%

        Within 30 days following any Change of Control, unless the Issuers have exercised their right to redeem all of the New Notes under the optional redemption feature, the Issuers will mail (or otherwise communicate in accordance with the procedures of DTC) a notice (the "Change of Control Offer") to each Holder at the address appearing in the security register, with a copy to the New Notes Trustee, stating:

        (1)   that a Change of Control Offer is being made and that such Holder has the right to require the Company to repurchase such Holder's New Notes in cash at the applicable repurchase price plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date) (the "Change of Control Payment");

        (2)   Change of Control Payment Date; and

        (3)   the procedures determined by the Issuers, consistent with the New Notes Indenture, that a Holder must follow in order to have its New Notes repurchased.

        Further, on the Change of Control Payment Date, the Company will, to the extent lawful, in addition to accepting for payment all New Notes or portions of New Notes of $1,000 or larger integral multiples of $1,000, it will also accept for payment all New Notes or portions of New Notes, if a PIK Payment has been made, of $1.00 or larger integral multiples of $1.00, properly tendered pursuant to the Change of Control Offer.

7.
Limitation on Indebtedness:

a.
Clause (1) of the second paragraph under "Certain covenants—Limitation on indebtedness" will be amended and restated as follows:

    "(1) Indebtedness of the Company or any Subsidiary Guarantor Incurred pursuant to Debt Facilities together with the principal component of amounts outstanding under Qualified Receivables Transactions in an aggregate amount up to $145.0 million;"

  b.
  Clause (2) of the second paragraph under "Certain covenants—Limitation on indebtedness" will be amended and restated as follows:

    "(2) Indebtedness of the Company represented by the New Notes and any PIK Notes issued from time to time to pay interest in kind on all outstanding New Notes and, in each case, the related Subsidiary Guarantees (other than any Additional Notes);"

  c.
  Clause (3) of the second paragraph under "Certain covenants—Limitation on indebtedness" will be amended and restated as follows:

    "Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (4), (5), (7), (8), (9), (10), (11), (14), (15) and (16) of this paragraph);"

  d.
  Clause (12) of the second paragraph under "Certain covenants—Limitation on indebtedness" will be amended and restated as follows:

    "the Incurrence or issuance by the Company or any Restricted Subsidiary of Refinancing Indebtedness that serves to repay, replace, refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant, clauses (2), (3) and (6) of the second paragraph of this covenant, this clause (12) or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith prior to its respective maturity;"

8.
Limitation on Restricted Payments:

a.
If the Exchange Offer is effected, the following proviso will be added to the end of the first paragraph under "Certain covenants—Limitation on restricted payments": "; provided, however, the Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to declare or pay any dividend or make any distributions (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries' Capital Stock to its or its Restricted Subsidiaries' equity holders prior to the repayment in full of the Current Asset Credit Facility, the Senior Secured Term Loan and the New Notes."

b.
If the Amended Plan is effected, the following proviso will be added to the end of the first paragraph under "Certain covenants—Limitation on restricted payments": "; provided, however, the Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to declare or pay any dividend or make any distributions (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries' Capital Stock to its or its Restricted Subsidiaries' equity holders prior to the repayment in full of the Current Asset Credit Exit Facility, the Senior Secured Term Exit Facility and the New Notes."

c.
Clause (a) of clause (4) of the second paragraph under "Certain covenants—Limitation on restricted payments" will be revised in its entirety as follows "at a purchase price not greater than the applicable price provided for under "Repurchase at the option of holders—Change of control" at the time of repurchase of the principal amount of such Subordinated Obligations in the event of a Change of Control in accordance with provisions similar to the "Repurchase at the option of holders—Change of control" covenant or".

9.
Limitation on Affiliate Transactions:

a.
If the Exchange Offer is effected, the following proviso will be added to the end of the first paragraph under "Certain covenants—Limitation on affiliate transactions": "; provided, however, the Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to declare or pay any dividend or make any distributions (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries'

    Capital Stock to its or its Restricted Subsidiaries' equity holders prior to the repayment in full of the Current Asset Credit Facility, the Senior Secured Term Loan and the New Notes."

  b.
  If the Amended Plan is effected, the following proviso will be added to the end of the first paragraph under "Certain covenants—Limitation on affiliate transactions": "; provided, however, the Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to declare or pay any dividend or make any distributions (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries' Capital Stock to its or its Restricted Subsidiaries' equity holders prior to the repayment in full of the Current Asset Credit Exit Facility, the Senior Secured Term Exit Facility and the New Notes."

10.
Amendments and Waivers:

a.
In addition to the amendment provisions in the Description of New Notes, without the consent of any Holder, the Issuers, the Subsidiary Guarantors and, the New Notes Trustee and the Collateral Agent, if applicable, may amend the New Notes Indenture, the New Notes and the Security Documents to:

i.
provide for or facilitate the issuance of uncertificated notes in addition to or in place of certificated notes, including, in the event that PIK Notes are issued in certificated form, to make appropriate amendments to the New Notes Indenture to reflect an appropriate minimum denomination of certificated PIK Notes and establish minimum redemption amounts for certificated PIK Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code); and

ii.
provide for the issuance of PIK Notes, which shall be treated, together with any outstanding New Notes or Additional Notes, as a single class of securities.

11.
Calculating Consolidated Coverage Ratio and Consolidated Interest Expense:    The second paragraph of the definition of "Consolidated Interest Expense" will be amended and restated as follows:

  "For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (9) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of "Indebtedness;" provided, however, for purposes of calculating Consolidated Interest Expense, the PIK Interest on the New Notes or any paid-in-kind interest on Refinancing Indebtedness will be deemed not to be interest expense of the Company and its consolidated Restricted Subsidiaries for purpose of the calculation of Consolidated Interest Expense."

12.
Outstanding Debt:    Pursuant to the New Notes Indenture, the Issuers will be permitted to designate additional Indebtedness as Senior Lien Obligations under specified circumstances. After giving effect to the Exchange Offer, as of June 15, 2015, assuming all outstanding Old Notes exchange into New Notes on or prior to the Expiration Date, the Issuers and the Subsidiary Guarantors would have approximately $220.3 million aggregate principal amount of outstanding Indebtedness, including approximately $112.5 million aggregate principal amount of outstanding New Notes and approximately $107.8 million aggregate principal amount of outstanding Senior Lien Obligations. After giving effect to the Amended Plan and the refinancing of the Senior Lien Obligations, as of June 15, 2015, the Issuers and the Subsidiary Guarantors would have approximately $235.3 million aggregate principal amount of outstanding Indebtedness, including approximately $112.5 million aggregate principal amount of outstanding New Notes and approximately $122.8 million aggregate principal amount of outstanding Senior Lien Obligations. Any amounts borrowed under (a) the Current Asset Credit Facility and the Senior Secured Term Loan, if the Exchange Offer is effected or (b) the Current Asset Credit Exit Facility and the Senior Secured Term Exit Facility, if the Amended Plan is effected, represent Senior Lien Obligations. After giving effect to the Exchange Offer or the Amended Plan, as the case may be, and the refinancing of the Senior Lien Obligations, as applicable, as of June 15, 2015, assuming all outstanding Old Notes exchange into New Notes on or prior to the Expiration Date, the Issuers would have no Subordinated Obligations outstanding and the Subsidiary Guarantors had no Guarantor Subordinated Obligations outstanding. In the event of bankruptcy, liquidation, reorganization or other winding up of the Issuers or the Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Current Asset Credit Facility, Current Asset Credit Exit Facility, the Senior Secured Term Loan, the Senior Secured Term Exit Facility or other Senior Lien Obligations, as applicable, the assets of the Issuers and the Subsidiary Guarantors that secure such Indebtedness will be available to pay obligations on the New Notes and the Subsidiary Guarantees only after all Indebtedness under such Senior Lien Obligations has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the New Notes and the Subsidiary Guarantees then outstanding.

13.
If we do not consummate the Exchange Offer and instead effect the Prepackaged Plan, the definitions of the New Notes Indenture will be amended to reflect the implementation of the Current Asset Credit Exit Facility and the Senior Secured Term Exit Facility.

14.
The following definitions will be added to the New Notes Indenture in alphabetical order:

a.
"PIK Notes" means any additional New Notes issued evidencing any PIK Interest pursuant to the terms of the New Notes Indenture.

b.
"Secured Leverage Ratio" has the meaning assigned to such term in the Current Asset Credit Agreement in effect as of June 1, 2015.

15.
Clause (1) of the definition of "Parity Lien Debt" will be amended and restated as follows:

  "(1) the New Notes and the related Subsidiary Guarantees issued under the New Notes Indenture, together with any PIK Notes; and"

16.
Clause (17) of the definition of "Permitted Liens" will be amended and restated as follows:

  "(17) Liens securing the New Notes, including any PIK Notes, or the Subsidiary Guarantees;"

17.
Clause (i) of the definition of "Secured Indebtedness Leverage Ratio" will be amended and restated as follows:

  "(i) the sum of (A) $125.0 million and (B) the aggregate amount of Indebtedness (other than (x) amounts Incurred pursuant to clause (1) of the second paragraph of the covenant described under "—Certain covenants—Limitation on indebtedness" and (y) amounts incurred as PIK Interest on the New Notes or any paid-in-kind interest on Refinancing Indebtedness) of such Person and its Restricted Subsidiaries secured by a Lien as of such date of calculation (determined on a consolidated basis in accordance with GAAP), to"

18.
The definition of "Subsidiary Guarantee" will be amended and restated as follows:

  ""Subsidiary Guarantee" means, individually, any Guarantee of payment of the New Notes, including PIK Notes, by a Subsidiary Guarantor pursuant to the terms of the New Notes Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the New Notes Indenture."

AMENDMENTS TO "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS"

  •
  The discussion of "—Tax Consequences to Participating U.S. Holders—Ownership of New Notes" is amended and restated in its entirety to read as follows:

"Ownership of New Notes

        Payments of Stated Interest.    For U.S. federal income tax purposes, because the initial interest payments on the New Notes will be in the form of PIK Interest, all of the interest accrued under the New Notes will be taxed to a U.S. Holder in accordance with the original issue discount ("OID") rules described below, regardless of such holder's method of accounting for U.S. federal income tax purposes.

        Original Issue Discount.    The New Notes will be treated as issued with OID for U.S. federal income tax purposes, and, accordingly, U.S. Holders of the New Notes will be subject to special rules relating to the accrual of income for tax purposes. The amount of OID accruing with respect to a New Note will be equal to the excess of the New Note's "stated redemption price at maturity" over its issue price. The stated redemption price at maturity of a New Note is the sum of all payments to be made under the New Note, whether denominated as principal or interest. A U.S. Holder must generally include OID in gross income as it accrues over the term of a New Note without regard to its regular method of accounting for U.S. federal income tax purposes and in advance of the receipt of cash payments attributable to that income. However, U.S. Holders generally will not be required to include separately in income cash payments received on such New Notes to the extent such payments constitute payments of previously included OID amounts.

        In general, the amount of OID included in income by the U.S. Holder of a New Note is the sum of the "daily portions" of OID on such New Note for all days during the taxable year that the U.S. Holder held such New Note. The daily portions of OID are determined by allocating to each day in an accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of the New Note, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. The amount of OID on a New Note allocable to each accrual period equals the product of the "adjusted issue price" (as defined herein) of the New Note at the beginning of the accrual period and the "yield to maturity" (as defined herein) of such New Note (appropriately adjusted to reflect the length of the accrual period) less the amount of any qualified stated interest allocable to the accrual period. The yield to maturity of a New Note is the discount rate that causes the present value of all payments on the New Note as of its issue date to equal the issue price of the New Note. The adjusted issue price of a New Note at the beginning of an accrual period will generally be the sum of its issue price and the amount of OID allocable to all prior accrual periods, reduced by the amount of all cash payments made with respect to such New Note in all prior accrual periods. We are required to furnish to the IRS, and will furnish annually to record holders of the New Notes, information with respect to interest and OID accruing during the calendar year. The OID information will be based upon the adjusted issue price of a note instrument as if the holder were the original holder of a New Note.

        We may redeem all or a portion of the New Notes at any time prior to the maturity date. Under the Regulations, we are deemed to exercise any option to redeem if the exercise of such option would lower the yield of the New Notes. We believe we will not be treated as having exercised an option to redeem under these rules.

        In the event of a Change of Control, the holders of the New Notes will have the right to require us to redeem all or any part of their New Notes. The Regulations provide that generally, such a right will not affect the yield on the New Notes if, based on all the facts and circumstances as of the issue date, there is a single payment schedule that is significantly more likely than not to occur, and that single payment schedule does not include a Change of Control that gives rise to the redemption right. We do not intend to treat such redemption right of the holders as affecting the computation of the yield to maturity of the New Notes.

        Applicable High Yield Discount Obligations.    The New Notes will be subject to the rules of the Internal Revenue Code pertaining to "applicable high yield discount obligations ("AHYDOs") if, as is likely, the yield on such Notes exceeds the "applicable federal rate" at the time of issuance plus 5%. In that event, a U.S. corporate holder would be treated as receiving dividend income (to the extent of New Parent's current and accumulated earnings and profits) solely for purposes of the dividends received deduction to the extent attributable to the "disqualified portion" of the OID of such New Note. The "disqualified portion" of the OID is equal to the lesser of (i) the amount of the OID or (ii) the portion of the "total return" (the excess of all payments to be made with respect to the New Note over its issue price) on the New Note that bears the same ratio to the New Note's total return as the "disqualified yield" (the extent to which the yield exceeds the applicable federal rate plus 6%) bears to the New Note's yield to maturity. New Parent's deduction for OID will be substantially deferred with respect to a New Note that is treated as an AHYDO. In addition, such deduction will be disallowed to the extent of the "disqualified yield" on such AHYDO. Because the amount of OID attributable to the New Notes, if any, will be determined at the time such New Notes are issued and the applicable federal rate at the time the New Notes are issued is not predictable, it is impossible to determine at the present time the amount of the disqualified yield on the New Notes, if any.

        Amortizable Bond Premium.    If an exchange of Old Notes for New Notes qualifies as a recapitalization, a U.S. Holder may have an adjusted tax basis in its Old Notes that exceeds the sum of all amounts payable on its New Notes received in exchange therefor (other than payments of qualified stated interest). In such a situation, the amount of such excess will constitute amortizable bond premium that the holder may elect to amortize under the constant yield method and deduct over the period from his acquisition date to the obligation's maturity date. A holder who elects to amortize bond premium must reduce his tax basis in the related obligation by the amount of the aggregate deductions allowable for amortizable bond premium. Amortizable bond premium will generally be treated under the Code as an offset to interest income (including OID) on the related debt instrument for U.S. federal income tax purposes. A U.S. Holder's election to amortize premium on a constant yield method will apply to all debt obligations held or subsequently acquired by it on or after the first day of the first taxable year to which the election applies. Such election may not be revoked without the consent of the IRS. U.S. Holders should consult their tax advisors before making this election and regarding the calculation and amortization of any bond premium on the New Notes.

        Sale, Exchange or Retirement of New Notes.    A U.S. Holder will generally recognize taxable gain or loss upon a sale, exchange, redemption or retirement of a New Note in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (except to the extent attributable equal to any accrued and unpaid qualified stated interest, which will be taxed in the manner described above under "Payments of Stated Interest") and (ii) such holder's adjusted tax basis in the New Note. A U.S. Holder's adjusted tax basis in a New Note will, in general, be its initial tax basis in the New Note, increased by any OID or market discount previously included in income and reduced by the amount of any payments on the New Notes other than a payment of qualified stated interest and the amount of any amortizable bond premium previously deducted.

        Any gain or loss on the sale, exchange or retirement of a New Note will generally be capital gain or loss and will be long-term capital gain or loss if the New Note has a holding period of more than one year at the time of the sale, exchange or retirement. Long-term capital gain recognized by non-corporate U.S. Holders is generally eligible for a reduced rate of taxation and the deduction of capital losses is subject to significant limitations."

AMENDMENT TO AND RESTATEMENT OF APPENDIX B: LIQUIDATION ANALYSIS

        Annex D attached to this Supplement will amend and restate Appendix B of the Offer to Exchange and Disclosure Statement in its entirety.

AMENDMENT TO AND RESTATEMENT OF APPENDIX C: FINANCIAL PROJECTIONS

        Annex E attached to this Supplement will amend and restate Appendix C of the Offer to Exchange and Disclosure Statement in its entirety.

 Annex A

RESTRUCTURING SUPPORT AGREEMENT

 Annex A

RESTRUCTURING SUPPORT AGREEMENT

        This Restructuring Support Agreement (as amended, modified or supplemented from time to time, and including the exhibits and schedules hereto, this "Agreement"), dated as of May 31, 2015, is entered into by and among (a) Colt Defense LLC, a company organized under the laws of the State of Delaware ("Colt") and its direct and indirect subsidiaries and affiliates signatory hereto (collectively, and together with Colt, the "Company"); (b) the undersigned lenders (solely in such capacity, the "Consenting Senior Lenders") under that certain Credit Agreement (the "Senior Loan"), dated February 9, 2015, among Colt, Colt's Manufacturing Company LLC, and Colt Canada Corporation, as borrowers, certain subsidiary guarantors, Marblegate Special Opportunities Master Fund, L.P. and P Marblegate Ltd., as lenders, and Cortland Capital Market Services LLC, as agent; (c) the undersigned lenders (solely in such capacity, the "Consenting Term Loan Lenders") under that certain Term Loan Agreement (the "Term Loan"), dated November 17, 2014, among Colt, Colt Finance Corp., New Colt Holding Corp., Colt's Manufacturing Company LLC, and Colt Canada Corporation, as borrowers, certain subsidiary guarantors, Morgan Stanley Senior Funding, Inc., as lender, and Wilmington Savings Fund Society, FSB, as agent; (d) the undersigned holders (solely in such capacity, the "Consenting 8.75% Noteholders" and together with the Consenting Senior Lenders and the Consenting Term Loan Lenders, the "Consenting Lenders") of outstanding notes issued pursuant to that certain Indenture (the "8.75% Indenture"), dated November 10, 2009, for the issuance of 8.75% Senior Notes due 2017 among Colt, Colt Finance Corp., certain subsidiary guarantors, and Wilmington Trust FSB, as indenture trustee (the "8.75 Notes"; all holders of such 8.75% Notes, the "8.75% Noteholders"); and (e) Sciens Management LLC and each of its affiliates (to the extent that Sciens Management LLC or an investment advisor under common control with Sciens Management LLC retains voting control over such affiliate) (collectively, the "Sciens Group"). NPA Hartford LLC ("NPA Hartford"), solely in its capacity as landlord under that certain Net Lease, dated as of October 26, 2005 (as amended by that certain Amendment of Lease, dated as of October 25, 2012, the "West Hartford Facility Lease"), by and between Colt, as tenant, and NPA Hartford, as landlord, is a party to this Agreement solely as to Section 5 hereof. The Company, each of the Consenting Lenders, Sciens Group, and each person that becomes party hereto (except for NPA Hartford) in accordance with the terms hereof are collectively referred to as the "Parties" and individually as a "Party."

RECITALS

        WHEREAS, prior to the date hereof, the Parties have discussed the possibility of consummating a financial restructuring (the "Restructuring") of, among other things, the Company's outstanding indebtedness under the Senior Loan, the Term Loan, and the 8.75% Notes as set forth in the term sheet attached as Exhibit A (the "Restructuring Term Sheet");

        WHEREAS, as set forth in the Restructuring Term Sheet, and subject to the terms and conditions contained herein, the Parties have agreed that the Restructuring will be effectuated through a prepackaged chapter 11 plan of reorganization (the "Plan"), which shall include the terms described in the Restructuring Term Sheet and shall otherwise be reasonably acceptable in form and substance to the Requisite Consenting Lenders (as defined below); and

        WHEREAS, this Agreement and the Restructuring Term Sheet, which is incorporated herein by reference and is made part of this Agreement, set forth the agreement among the Parties concerning their commitment, subject to the terms and conditions hereof and thereof, to pursue, support, and implement the Restructuring.

        NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby agrees as follows:

1.     DEFINITIONS.

        The following terms used in this Agreement shall have the following definitions:

        "8.75% Indenture" has the meaning set forth in the preamble hereof.

        "8.75% Noteholder Claims" means the claims arising under the 8.75% Notes.

        "8.75% Noteholders" has the meaning set forth in the preamble hereof.

        "8.75% Notes" has the meaning set forth in the preamble hereof.

        "Agreement" has the meaning set forth in the preamble hereof.

        "Bankruptcy Code" means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the Petition Date, together with any amendments made thereto subsequent to the Petition Date, to the extent that any such amendments are applicable to the Chapter 11 Cases.

        "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware.

        "Breaching Party" has the meaning set forth in Section 6 hereof.

        "Chapter 11 Cases" means the Company's voluntary cases under chapter 11 of the Bankruptcy Code as contemplated by the Restructuring Term Sheet.

        "Colt" has the meaning set forth in the preamble hereof.

        "Company" has the meaning set forth in the preamble hereof.

        "Confirmation Order" means an order entered by the Bankruptcy Court, confirming the Plan, including all exhibits, appendices, supplements, and related documents, which shall be consistent in all material respects with this Agreement and the Restructuring Term Sheet and shall otherwise be reasonably acceptable in form and substance to the Requisite Consenting Lenders.

        "Consenting 8.75% Noteholders" has the meaning set forth in the preamble hereof.

        "Consenting Lenders" has the meaning set forth in the preamble hereof.

        "Consenting Senior Lenders" has the meaning set forth in the preamble hereof.

        "Consenting Term Loan Lenders" has the meaning set forth in the preamble hereof.

        "Disclosure Statement" means the Offer to Exchange, Consent Solicitation, and Solicitation of Acceptances of a Prepackaged Plan of Reorganization launched on April 14, 2015 and extended on May 11, 2015, May 18, 2015, and May 26, 2015, as amended to incorporate the terms of this Agreement and the Restructuring Term Sheet.

        "Interim DIP Order" means an order of the Bankruptcy Court approving on an interim basis the debtor in possession financing facilities as provided for in the Restructuring Term Sheet, which order shall be in form and substance satisfactory to the Consenting Senior Lenders and the Consenting Term Loan Lenders.

        "NPA Hartford" has the meaning set forth in the preamble hereof.

        "Parties" has the meaning set forth in the preamble hereof.

        "Petition Date" means the date on which the Company commences the Chapter 11 Cases.

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        "Plan" has the meaning set forth in the recitals hereof.

        "Plan Documents" means the Plan and Disclosure Statement and all exhibits, schedules, and other documents ancillary thereto, all of which shall be consistent in all material respects with this Agreement and the Restructuring Term Sheet and shall otherwise be reasonably acceptable in form and substance to the Requisite Consenting Lenders.

        "Requisite Consenting 8.75% Noteholders" means Consenting 8.75% Noteholders holding at least 50.1% of the aggregate outstanding principal amount of 8.75% Noteholder Claims held by the Consenting 8.75% Noteholders, calculated as of such date the Consenting 8.75% Noteholders make a determination in accordance with this Agreement.

        "Requisite Consenting Lenders" means the Requisite Consenting Senior Lenders, the Requisite Consenting Term Loan Lenders, and the Requisite Consenting 8.75% Noteholders.

        "Requisite Consenting Senior Lenders" means Consenting Senior Lenders holding at least 50.1% of the aggregate outstanding principal amount of Senior Lender Claims held by the Consenting Senior Lenders, calculated as of such date the Consenting Senior Lenders make a determination in accordance with this Agreement.

        "Requisite Consenting Term Loan Lenders" means Consenting Term Loan Lenders holding at least 50.1% of the aggregate outstanding principal amount of Term Loan Lender Claims held by the Consenting Term Loan Lenders, calculated as of such date the Consenting Term Loan Lenders make a determination in accordance with this Agreement.

        "Restructuring" has the meaning set forth in the recitals hereof.

        "Restructuring Term Sheet" has the meaning set forth in the recitals hereof.

        "Sciens Group" has the meaning set forth in the preamble hereof.

        "Senior Lender Claims" means the claims arising under the Senior Loan.

        "Senior Loan" has the meaning set forth in the preamble hereof.

        "Solicitation" means the solicitation of votes for the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

        "Solicitation Materials" means the Plan Documents and any other materials related to the Solicitation.

        "Term Loan" has the meaning set forth in the preamble hereof.

        "Term Loan Lender Claims" means the claims arising under the Term Loan.

        "Termination Event" has the meaning set forth in Section 6 hereof.

        "West Hartford Facility Lease" has the meaning set forth in the preamble hereof.

        "West Hartford Facility Lease Extension Letter" mean that certain letter, attached hereto as Exhibit B, dated May 28, 2015, from Henry P. Baer, Jr., as counsel to NPA Hartford, to Colt, which sets forth the terms and conditions on which NPA Hartford is prepared to amend the West Hartford Facility Lease.

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2.     COMMITMENT OF CONSENTING LENDERS.

        Subject to the terms and conditions of this Agreement, and so long as this Agreement has not been terminated, each Consenting Lender agrees that it shall:

        (a)   vote all Senior Lender Claims, Term Loan Lender Claims, and 8.75% Noteholder Claims, as applicable, now or hereafter beneficially owned by such Consenting Lender or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders thereof, in favor of the Plan in accordance with the applicable procedures set forth in the Solicitation Materials, and timely return a duly executed ballot in connection therewith within five (5) calendar days of its receipt of the Solicitation Materials; and

        (b)   support the Plan and not (i) withdraw or revoke its vote with respect to the Plan, except as otherwise expressly permitted pursuant to this Agreement (including upon the occurrence of a Termination Event) or (ii) object to the Plan or the Disclosure Statement, so long as each of the foregoing is consistent in all material respect with the Restructuring Term Sheet and this Agreement and not inconsistent with the terms therein.

        Notwithstanding anything herein to the contrary, the Company and each of the other Parties acknowledge and agree that no Consenting Term Loan Lender has agreed, directly or indirectly, expressly or impliedly, herein to arrange, syndicate or fund, any loans or financial accommodations including, without limitation, the DIP Facilities (as defined in the Restructuring Term Sheet), and has not committed to do any of the foregoing. Any commitment or undertaking, if any, shall be embodied in a separate agreement duly authorized and executed by the Consenting Term Loan Lenders.

3.     COMMITMENT OF THE COMPANY.

        Subject to the terms and conditions of this Agreement, and so long as this Agreement has not been terminated, and subject to the Company's fiduciary duties, including the Company's fiduciary duties as debtors in possession or under other applicable law, the Company shall (a) effectuate the Restructuring by commencing, in accordance with the terms of this Agreement and the Restructuring Term Sheet, the Chapter 11 Cases and (b) take all necessary and appropriate actions in furtherance of the Restructuring and all other actions contemplated under this Agreement, the Restructuring Term Sheet, or the Plan Documents.

4.     COMMITMENT OF THE SCIENS GROUP.

        Subject to the terms and conditions of this Agreement, and so long as this Agreement has not been terminated, the Sciens Group agrees that it shall support the Plan (including, subject to the limitations set forth in the Restructuring Term Sheet and mutually agreeable documentation relating thereto, the Sciens Group's commitment to provide new funding as described in the Restructuring Term Sheet) and not object to the Plan or the Disclosure Statement, so long as each of the foregoing is not inconsistent in any material respect with the Restructuring Term Sheet and this Agreement.

        Notwithstanding anything herein to the contrary, the Company and each of the other Parties acknowledge and agree that the Sciens Group has not agreed, directly or indirectly, expressly or impliedly, herein to fund any incremental capital including, without limitation, the Preferred (as defined in the Restructuring Term Sheet), and has not committed to do any of the foregoing. Any commitment or undertaking, if any, shall be embodied in a separate agreement duly authorized and executed by the Sciens Group.

5.     COMMITMENT OF NPA HARTFORD.

        Subject to the terms and conditions of this Agreement, so long as this Agreement has not been terminated, and as set forth in and subject to the terms and conditions in the West Hartford Facility

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Lease Extension Letter, NPA Hartford agrees to extend the West Hartford Facility Lease as described in the West Hartford Facility Lease Extension Letter and to not object to the Plan or the Disclosure Statement, so long as (a) each of the Plan and Disclosure Statement is not inconsistent with the terms and conditions set forth in the West Hartford Facility Lease Extension Letter, and the Plan is not materially different from the draft of the Plan provided to NPA Hartford on May 29, 2015 and (b) the Plan has been substantially consummated (as defined in section 1101 of the Bankruptcy Code) by October 1, 2015. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, the Restructuring Term Sheet, or the West Hartford Facility Lease Extension Letter, NPA Hartford agrees that the restructuring of the balance sheet, capital structure, and operational structure as proposed in the draft Plan of the Company circulated and approved by NPA Hartford of May 29, 2015, is acceptable (and that such acceptance will not be withdrawn), and that so long as such Plan is confirmed without material modification it will not impose any additional conditions to the extension pursuant to "condition precedent" (2) or (6) in the West Hartford Facility Lease Extension Letter.

6.     TERMINATION OF OBLIGATIONS.

        This Agreement may be terminated as follows (each, a "Termination Event"):

        (a)   by the mutual written consent of the Company and the Requisite Consenting Lenders;

        (b)   by the Requisite Consenting Senior Lenders upon the material breach by the Company, any breaching Consenting Senior Lender, any Consenting Term Loan Lender, any Consenting 8.75% Noteholder, NPA Hartford, or the Sciens Group of any of the undertakings, representations, warranties, or covenants given by same as set forth in this Agreement, which breach remains uncured for a period of three (3) business days after the receipt of written notice of such breach by the other Parties to this Agreement;

        (c)   by the Requisite Consenting Term Loan Lenders upon the material breach by the Company, any breaching Consenting Term Loan Lender, any Consenting Senior Lender, any Consenting 8.75% Noteholder, NPA Hartford, or the Sciens Group of any of the undertakings, representations, warranties, or covenants given by the same as set forth in this Agreement, which breach remains uncured for a period of three (3) business days after the receipt of written notice of such breach by the other Parties to this Agreement;

        (d)   by the Company upon the material breach by any Consenting Lender, NPA Hartford, or the Sciens Group of any of the undertakings, representations, warranties, or covenants given by same as set forth in this Agreement, which breach remains uncured for a period of three (3) business days after the receipt of written notice of such breach by the other Parties to this Agreement; provided, however, that the termination of this Agreement by the Company under this section as a result of the breach or other action (or failure to act) of any Consenting Lender, NPA Hartford, or the Sciens Group (such party, a "Breaching Party") shall be effective only with respect to such Breaching Party and this Agreement shall remain in full force and effect with respect to the other Parties;

        (e)   by the Requisite Consenting Senior Lenders, the Requisite Consenting Term Loan Lenders, or the Requisite Consenting 8.75% Noteholders upon the occurrence of any of the following:

            (i)  the termination of, or occurrence of an event of default (as defined in the applicable agreement) under, any order or agreement permitting the use of cash collateral or to provide postpetition debtor in possession financing or exit financing to the Company that shall not have been cured within any applicable grace periods or waived pursuant to the terms of the agreement governing such facility;

           (ii)  an examiner with expanded powers or a chapter 11 trustee shall have been appointed in the Chapter 11 Cases; provided that the appointment of any of the foregoing parties shall not

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  result in a Termination Event enforceable by any Party that requested or supported such appointment, the Chapter 11 Cases shall have been converted to cases under chapter 7 of the Bankruptcy Code, or the Chapter 11 Cases shall have been dismissed by order of the Bankruptcy Court;

          (iii)  the occurrence of an Event of Default as defined in the Senior Loan, the Term Loan, or the 8.75% Indenture, in each case, which is not waived pursuant to the terms of or remains uncured for the applicable period under the Senior Loan, the Term Loan, or the 8.75% Indenture, as applicable, and except for (A) any Event of Default arising from the Company's failure to make the interest payment that was due under the 8.75% Indenture on May 15, 2015, (B) any cross-default resulting from the immediately preceding clause (A) and any Event of Default arising from the Company's failure to deliver Colt's 2014 audited consolidated financial statements and related deliverables by June 14, 2015, and (C) an Event of Default resulting from the filing of the Chapter 11 Cases or the actions expressly contemplated by this Agreement; or

          (iv)  upon the withdrawal, amendment, or modification by the Company of the Plan, Disclosure Statement, or the Confirmation Order, or the filing of a pleading seeking to amend or modify the Plan, the Disclosure Statement, the Confirmation Order, or any Plan Document, other than as may be permitted by the Plan, this Agreement, or the Restructuring Term Sheet, or if the Company files any motion or pleading with the Bankruptcy Court that is inconsistent in any material respect with this Agreement, the Restructuring Term Sheet, the Plan, or any Plan Documents that have been approved by the Parties hereto (in each case with such amendments and modifications as have been effected or would be permitted in accordance with the terms hereof) and such motion or pleading has not been withdrawn prior to the earlier of (A) three (3) business days after the Company receives written notice from the Requisite Consenting Lenders that such motion or pleading is inconsistent with this Agreement, the Restructuring Term Sheet, the Plan, or any Plan Documents that have been approved by the Parties hereto, as applicable and (B) the entry of an order of the Bankruptcy Court approving such motion; or

        (f)    by any Party, upon one (1) business day's written notice to the other Parties, upon the occurrence of any of the following, unless the applicable deadline is extended by the Requisite Consenting Lenders in writing:

            (i)  at 11:59 p.m. prevailing Eastern Time on June 15, 2015, unless the Petition Date has occurred;

           (ii)  at 11:59 p.m. prevailing Eastern Time on the date that is seven (7) calendar days after the Petition Date, unless the Bankruptcy Court has signed the Interim DIP Order;

          (iii)  at 11:59 p.m. prevailing Eastern Time on the date that is fourteen (14) calendar days after the Petition Date, unless 8.75% Noteholders holding at least 66 2/3% in aggregate outstanding principal amount and more than one-half in number of the 8.75% Notes who casted ballots on the Plan have voted to accept the Plan;

          (iv)  at 11:59 p.m. prevailing Eastern Time on the date that is sixty (60) days after the Petition Date, unless the Bankruptcy Court shall have entered the Confirmation Order; or

           (v)  at 11:59 p.m. prevailing Eastern Time on the date that is ninety (90) days after the Petition Date, if there has not occurred substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Plan on or before such date.

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        Notwithstanding the foregoing, in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to the date of such termination and (ii) obligations under this Agreement that by their terms expressly survive any such termination; and provided, further that, notwithstanding anything to the contrary herein, any Termination Event may be waived in accordance with the procedures established by Section 24 hereof, in which case the Termination Event so waived shall be deemed not to have occurred, this Agreement shall be deemed to continue in full force and effect, and the rights and obligations of the Parties hereto shall be restored, subject to any modification set forth in such waiver. Upon the termination of this Agreement, any and all votes delivered by a Consenting Lender prior to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Company. If this Agreement has been terminated at a time when permission of the Bankruptcy Court shall be required for the Consenting Lenders to change or withdraw (or cause to change or withdraw) its vote to accept the Plan, the Company shall not oppose any attempt by the Consenting Lender to change or withdraw (or cause to change or withdraw) such vote at such time.

7.     TRANSFER OF LENDER CLAIMS.

        Notwithstanding anything to the contrary herein, each Consenting Lender (on a several and not a joint basis) agrees that, for so long as this Agreement has not been terminated in accordance with its terms, it shall not sell, assign, transfer, convey, or otherwise dispose of, directly or indirectly, any or all of its Senior Lender Claims, Term Loan Lender Claims, or 8.75% Noteholder Claims as the case may be (or any right related thereto, including, without limitation, any voting rights, if any, associated with such Senior Lender Claims, Term Loan Lender Claims, or 8.75% Noteholder Claims), unless (a) the transferee, participant, or other party (i) is already a Party to this Agreement or an affiliate of a Party to this Agreement, which affiliate shall be deemed bound by this Agreement or (ii) agrees in writing to be subject to the terms and conditions of this Agreement as a "Consenting Lender", in which case such transferee shall be deemed to be a Consenting Senior Lender, Consenting Term Loan Lender, or Consenting 8.75% Noteholder, as applicable, for all purposes herein and (b) the transferor complies with any applicable transfer restrictions and/or conditions to transfer set forth in this Section 7. Any transfer of Senior Lender Claims, Term Loan Lender Claims, or 8.75% Noteholder Claims to a transferee, participant, or other party that is not in accordance with this Section 7 shall be deemed void ab initio. This Agreement shall in no way be construed to preclude any Consenting Lender from acquiring additional Senior Lender Claims, Term Loan Lender Claims, or 8.75% Noteholder Claims; provided, however, that any such additional holdings shall automatically be deemed to be subject to all of the terms of this Agreement and each such Consenting Lender agrees that such additional Senior Lender Claims, Term Loan Lender Claims, and/or 8.75% Noteholder Claims shall be subject to this Agreement and that it shall vote (or cause to be voted) any such additional Senior Lender Claims, Term Loan Lender Claims, and/or 8.75% Noteholder Claims entitled to vote on the Plan (in each case, to the extent still held by it or on its behalf at the time of such vote) in a manner consistent with this Section 7. Each Consenting Lender agrees to provide to counsel for the Company a notice of the acquisition of any additional Senior Lender Claims, Term Loan Lender Claims, or 8.75% Noteholder Claims, as the case may be, in each case within five (5) business days of the consummation of the transaction disposing of, or acquiring, such Senior Lender Claims, Term Loan Lender Claims, or 8.75% Noteholder Claims.

8.     GOOD FAITH COOPERATION.

        Each Party shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Restructuring. Furthermore, each Party shall take such action (including executing and delivering any other agreements and making and filing any required regulatory filings) as may be reasonably

7

necessary to carry out the purposes and intent of this Agreement, the Restructuring Term Sheet, and the Restructuring.

9.     REPRESENTATIONS.

        (a)   Each Party represents to each other Party that the following statements are true, correct and complete as of the date of this Agreement:

            (i)  it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

           (ii)  the execution, delivery and performance of this Agreement by such Party does not and shall not (A) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries or (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its subsidiaries is a party or under its organizational documents;

          (iii)  the execution, delivery, and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body, except such filing as may be necessary and/or required for disclosure by the Securities and Exchange Commission or pursuant to state securities or "blue sky" laws, and the possible approval by the Bankruptcy Court of the Company's authority to enter into and implement this Agreement; and

          (iv)  subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws, both foreign and domestic, relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

        (b)   Each Consenting Lender further represents and warrants (severally and not jointly) that the following statements are true, correct, and complete as of the date of this Agreement:

            (i)  it is the beneficial owner of the principal amount of Senior Lender Claims, Term Loan Lender Claims, and/or 8.75% Noteholder Claims, as applicable, or is the nominee, investment manager, or advisor for beneficial holders of such Senior Lender Claims, Term Loan Lender Claims, or 8.75% Noteholder Claims, as the case may be, as indicated on its signature page hereto;

           (ii)  each nominee, investment manager, or advisor acting on behalf of a beneficial holder of a Senior Lender Claim, Term Loan Lender Claim, or 8.75% Noteholder Claim represents and warrants to the other Consenting Lenders and to the Company that it has the legal authority to so act and to bind the applicable beneficial holder; and

          (iii)  other than pursuant to this Agreement, such Senior Lender Claims, Term Loan Lender Claims, and 8.75% Noteholder Claims are free and clear of any equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition of any kind, that might adversely affect in any way the performance by such Consenting Lender of its obligations contained in this Agreement at the time such obligations are required to be performed.

10.   REMEDIES.

        All remedies that are available at law or in equity, including specific performance and injunctive or other equitable relief, to any Party for a breach of this Agreement by another Party shall be available

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to the non-breaching Party; provided, however, that it is understood and agreed by the Parties that money damages shall be an insufficient remedy for any breach of this Agreement by a Party, and each non-breaching Party may seek specific performance as against any breaching Party; provided further that, in connection with any remedy asserted in connection with this Agreement, each Party agrees to waive any requirement for the securing or posting of a bond in connection with any remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party or any other Party.

11.   CONFLICTS BETWEEN THIS AGREEMENT AND THE RESTRUCTURING TERM SHEET AND RELATED TRANSACTION DOCUMENTS AND BETWEEN THE PLAN AND THIS AGREEMENT.

        In the event the terms and conditions as set forth in the Restructuring Term Sheet and this Agreement are inconsistent, the terms and conditions contained in the Restructuring Term Sheet (and the transaction related documents) shall govern. In the event of any conflict among the terms and provisions of the Plan, this Agreement, or the Restructuring Term Sheet, the terms and provisions of the Plan shall control. In the event of any conflict among the terms and provisions of the Confirmation Order, the Plan, this Agreement, or the Restructuring Term Sheet, the terms of the Confirmation Order shall control. Notwithstanding the foregoing, nothing contained in this Section 11 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement.

12.   GOVERNING LAW.

        This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws that would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement may be brought in either a state or federal court of competent jurisdiction in the State and County of New York. By execution and delivery of this Agreement, each of the Parties hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit, or proceeding. Notwithstanding the foregoing consent to jurisdiction in either a state or federal court of competent jurisdiction in the State and County of New York, upon the commencement of the Chapter 11 Cases, each of the Parties hereto hereby agrees that, if the petitions have been filed and the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO ABOVE.

13.   EFFECTIVE DATE OF THIS AGREEMENT.

        This Agreement shall become effective, and each Party shall be bound to the terms of this Agreement, as of the date the Company, the Consenting Senior Lenders, the Consenting Term Loan Lenders, the Sciens Group, and NPA Hartford have executed and delivered a signature page to this Agreement. This Agreement shall not be binding on or enforceable against any Party, and no Party shall have any rights or obligations under this Agreement until this Agreement has become effective in accordance with this Section 13.

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14.   NOTICES.

        All demands, notices, requests, consents, and other communications under this Agreement must be in writing, sent contemporaneously to all of the Parties, and will be deemed given when delivered if delivered personally, by email, by courier, by facsimile transmission, or mailed (first class postage prepaid) to the Parties at the following addresses, emails, or facsimile numbers:

If to the Company:
Colt Defense LLC 547 New Park Avenue West Hartford, Connecticut 06110
Telephone:	(860) 236-6311 x1325
Facsimile:	(860) 244-1335
Attention:	John H. Coghlin, General Counsel (jcoghlin@colt.com)
with a copy to (which shall not constitute notice):
O'Melveny & Myers LLP 7 Times Square New York, New York 10036
Telephone:	(212) 326-2000
Facsimile:	(213) 326-2061
Attention:	John J. Rapisardi (jrapisardi@omm.com) Joseph Zujkowski (jzujkowski@omm.com)
If to the Consenting Senior Lenders:
To each Consenting Senior Lender at the address identified in such Consenting Senior Lender's signature page with a copy to (which shall not constitute notice):
Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038
Telephone:	(212) 806-5422
Facsimile:	(212) 806-6006
Attention:	Brett Lawrence (blawrence@stroock.com) Sayan Bhattacharyya (sbhattacharyya@stroock.com)
If to the Consenting Term Loan Lenders:
To each Consenting Term Loan Lender at the address identified in such Consenting Term Loan Lender's signature page

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with a copy to (which shall not constitute notice):
Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019
Telephone:	(212) 728-8290
Facsimile:	(212) 728-9290
Attention:	Leonard Klingbaum (lklingbaum@willkie.com)
If to the Consenting 8.75% Noteholders:
To each Consenting 8.75% Noteholder at the address identified in such Consenting 8.75% Noteholder's signature page with a copy to (which shall not constitute notice):
Brown Rudnick LLP 7 Times Square New York, New York 10036
Telephone:	(212) 209-4862
Facsimile:	(212) 209-4801
Attention:	Robert J. Stark (rstark@brownrudnick.com)
If to the Sciens Group:
Sciens Management LLC 667 Madison Avenue New York, New York 10065
Telephone:	(212) 471-6100
Facsimile:	(212) 471-6199
Attention:	Daniel Standen (standen@scienscapital.com) Clifton Dameron (cdameron@scienscapital.com)
with a copy to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036
Telephone:	(212) 735-2120
Facsimile:	(917) 777-2120
Attention:	Jay M. Goffman (jay.goffman@skadden.com)
If to NPA Hartford:
NPA Hartford LLC C/O Sciens Capital Management LLC 667 Madison Avenue New York, New York 10065
Telephone:	(212) 471-6100
Facsimile:	(212) 471-6199
Attention:	Daniel Standen (standen@scienscapital.com)

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with a copy to (which shall not constitute notice):
Finn Dixon & Herling LLP 177 Broad Street, 15th Floor Stamford, Connecticut 06901
Telephone:	(203) 325-5000
Facsimile:	(203) 325-5001
Attention:	Henry P. Baer, Jr. (hbaer@fdh.com)

15.   NO THIRD-PARTY BENEFICIARIES.

        The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person.

16.   SETTLEMENT DISCUSSIONS; PRESERVATION OF RIGHTS.

        This Agreement and the Restructuring Term Sheet are part of a proposed settlement of a dispute among the Parties. Regardless of whether or not the transactions contemplated herein are consummated, or whether or not a Termination Event has occurred, if applicable, nothing shall be construed herein as an admission of any kind or a waiver by any Party of any or all of such Party's rights or remedies. Except as expressly provided in this Agreement, the Parties expressly reserve any and all of their respective rights and remedies. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. Furthermore, except as otherwise expressly set forth herein, nothing in this Agreement shall (a) limit the (i) ability of a Party to consult with any other Party; (ii) rights of any Party under any applicable bankruptcy, insolvency, foreclosure, or similar proceeding; (iii) ability of a Consenting Lender to sell or enter into any transactions in connection with the Senior Lender Claims, Term Loan Lender Claims, or 8.75% Noteholder Claims or any other claims against or interests in the Company, subject to Section 7 above; or (iv) rights of any Consenting Lender under the Senior Loan, the Term Loan, the 8.75% Indenture or any related documents, as applicable, or constitute a waiver or amendment of any provision of the Senior Loan, the Term Loan, the 8.75% Indenture or any related documents, as applicable or (b) be construed to prohibit any Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases so long as any appearance by a Party and the positions advocated by such Party in connection therewith are consistent with the Restructuring Term Sheet, this Agreement, and the Plan and are not for the purpose of, and would not reasonably be expected to have the effect of, hindering, delaying, or preventing the consummation of the Restructuring.

17.   SUCCESSORS AND ASSIGNS; SEVERABILITY; SEVERAL OBLIGATIONS.

        This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, estates, administrators, and representatives. The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction. The agreements, representations, and obligations of the Consenting Lenders under this Agreement are, in all respects, several and not joint.

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18.   ENTIRE AGREEMENT; PRIOR NEGOTIATIONS.

        This Agreement, including the Restructuring Term Sheet, the exhibits, schedules, and annexes, if any, hereto constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations, communications, agreements, and understandings, whether written or oral, between and among the Parties (and their respective advisors or managers) with respect to the subject matter of this Agreement; provided, however, that the Parties acknowledge and agree that any confidentiality agreements heretofore executed between the Company and any Consenting Lender, NPA Hartford, or the Sciens Group shall continue in full force and effect, as provided therein.

19.   SURVIVAL OF AGREEMENT.

        Notwithstanding (a) any sale, transfer, or assignment of Senior Lender Claims, Term Loan Lender Claims, or 8.75% Noteholder Claims in accordance with Section 7 above or (b) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Sections 10, 12, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 26, 27, and 28 shall survive such sale and/or termination and shall continue in full force and effect for the benefit of the Consenting Lenders, NPA Hartford, the Sciens Group, and the Company in accordance with the terms hereof.

20.   REPRESENTATION BY COUNSEL.

        Each Party hereto acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties hereto. None of the Parties hereto shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

21.   INDEPENDENT DUE DILIGENCE AND DECISION-MAKING.

        Each Party hereto hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it has deemed appropriate. Each Consenting Lender is acting independent of the other Consenting Lenders and shall not be responsible in any way for the performance of the obligations of any other Consenting Lender.

22.   NO ADDITIONAL FIDUCIARY DUTIES.

        Notwithstanding anything to the contrary herein, nothing in this Agreement shall create any additional fiduciary obligations on the part of the Company or any members, managers, or officers of the Company or its affiliated entities, in such person's capacity as a member, manager, or officer of the Company or their affiliated entities that did not exist prior to the execution of this Agreement. None of the Consenting Lenders shall have, by virtue of this Agreement, any fiduciary duties or other duties or responsibilities to each other, any other Senior Lender, any other Term Loan Lender, any other 8.75% Noteholder, the Sciens Group, NPA Hartford, the Company, or any of the Company's creditors, or other stakeholders. Notwithstanding anything herein to the contrary, this Agreement shall not prevent the Company from taking or failing to take any action that it is obligated to take (or not take, as the case may be) in the performance of any fiduciary duty or as otherwise required by applicable law which the Company owes to any other person or entity under applicable law.

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23.   COUNTERPARTS.

        This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf). Signature pages executed by Consenting Lenders shall be delivered to (a) other Consenting Lenders in a redacted form that removes such Consenting Lender's holdings of Senior Loans, Term Loans, and/or 8.75% Notes and (b) the Company and advisors to the Consenting Lenders in an unredacted form.

24.   AMENDMENTS.

        Except as otherwise provided in this Agreement, this Agreement (including the Restructuring Term Sheet) may not be modified, amended, or supplemented and no Termination Event may be waived without prior written consent of the Company and the Requisite Consenting Lenders.

25.   HEADINGS.

        The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience of reference only and shall not, for any purpose, be deemed part of this Agreement and shall not affect the interpretation of this Agreement.

26.   NO SOLICITATION.

        This Agreement is not intended to be, and each signatory to this Agreement acknowledges that this Agreement is not (a) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934 or (b) a solicitation of votes for the acceptance of a chapter 11 plan of reorganization (including the Plan) for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Solicitation of acceptance of the Restructuring will not be solicited from any holder of Senior Lender Claims, Term Loan Lender Claims, or 8.75% Noteholder Claims until such holder has received the disclosures required by section 1125 of the Bankruptcy Code or otherwise in compliance with applicable law.

27.   FEES AND EXPENSES; INCREASED AMOUNTS.

        (a)   The Company shall reimburse the Consenting Lenders for their reasonable fees and expenses (including the reasonable and documented fees and expenses of counsel to the respective Consenting Lenders) incurred in connection with this Agreement and the Chapter 11 Cases in accordance with the terms of the Restructuring Term Sheet. The Company's agreement to reimburse the fees and expenses of the Consenting Lenders shall survive the termination of this Agreement with respect to such fees and expenses incurred prior to such termination.

        (b)   Immediately upon execution of this Agreement by the Consenting Senior Lenders, the aggregate outstanding principal amount of the loans under the Senior Loan shall be deemed to be increased to $35,000,000.

        (c)   Immediately upon execution of this Agreement by the Consenting Term Loan Lenders, the aggregate outstanding principal amount of the loans under the Term Loan shall be deemed to be increased to $72,600,000 plus any PIK interest capitalized and added as principal in accordance with the terms of the Term Loan.

28.   DISCLOSURE; PUBLICITY.

        The Company shall submit drafts to the advisors to the Consenting Lenders of any press releases and/or public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement prior to making any such disclosure, and shall afford them

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a reasonable opportunity to comment on such documents and disclosures. Except as required by law or otherwise permitted under the terms of any other agreement between the Company and any Consenting Lender, no Party or its advisors shall (a) use the name of any Consenting Lender in any public manner or (b) disclose to any person (including, for the avoidance of doubt, any other Consenting Lender), other than the Company, advisors to the Company, and advisors to the Consenting Lenders, the principal amount or percentage of any Senior Lender Claims, Term Loan Lender Claims, or 8.75% Noteholder Claims held by any Consenting Lender, in each case, without such Consenting Lender's prior written consent; provided, however, that (i) if such disclosure is required by law or regulation, the disclosing party shall use reasonable best efforts to afford the relevant Consenting Lender a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Senior Lender Claims, Term Loan Lender Claims, and/or 8.75% Noteholder Claims held by all the Consenting Lenders collectively.

[Signature pages to follow]

15

 EXHIBIT A

RESTRUCTURING TERM SHEET

        THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OF COLT DEFENSE LLC, OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET IS AN ADMISSION OF FACT OR LIABILITY. THIS TERM SHEET CONTAINS MATERIAL NONPUBLIC INFORMATION AND, THEREFORE, IS SUBJECT TO FEDERAL SECURITIES LAWS.

COLT DEFENSE LLC, ET AL.
CHAPTER 11 PLAN TERM SHEET

        This term sheet (the "Term Sheet") describes the material terms of a proposed prepackaged chapter 11 plan of reorganization (the "Plan") for Colt Defense LLC ("Colt Defense") and certain of its subsidiaries (collectively, the "Company") and affiliates. The material terms of the Plan not addressed in this Term Sheet will be in form and substance satisfactory to the Senior Lenders (as defined below), the Term Loan Lenders (as defined below), the Company, and the Sponsor (as defined below). This Term Sheet does not constitute a contractual commitment of any party, but merely represents the proposed terms for a restructuring of the Company's capital structure, and is subject in all respects to the negotiation, execution, and delivery of definitive documentation, including entry into an acceptable restructuring support agreement (the "RSA") between the Company and certain of its creditors (collectively, the "RSA Creditor Parties"). This Term Sheet does not include a description of all of the relevant terms and conditions of the restructuring contemplated herein.

        This Term Sheet and the contents hereof are strictly confidential and may not be shared with anyone other than the Term Sheet's intended recipients. It is proffered in the nature of a settlement proposal in furtherance of settlement discussions, and is intended to be entitled to the protections of Rule 408 of the Federal Rules of Evidence, and all other applicable statutes or doctrines protecting the use or disclosure of confidential information, and information exchanged in the context of settlement discussions.

        Reference is made to the Offer to Exchange, Consent Solicitation, and Solicitation of Acceptances of a Prepackaged Plan of Reorganization (the "Offer to Exchange and Disclosure Statement"), launched on April 14, 2015 and extended on May 11, 2015, May 18, 2015 and May 26, 2015.

 SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Transaction Overview
Debtors:

Colt Holding Company LLC ("Colt Holdings"), Colt Security LLC, Colt Defense LLC ("Colt Defense"), Colt Canada Corporation, Colt's Manufacturing Company LLC, New Colt Holding Corp., Colt Finance Corp., Colt Defense Technical Services LLC, and Colt International Coöperatief U.A. (collectively, the "Debtors").

Debt to be Restructured:

$33 million in initial principal, plus all other amounts and obligations (including, without limitation, all unpaid interest, fees and expenses) (the "Senior Loan") outstanding under that certain Credit Agreement, dated February 9, 2015 (the "Senior Loan Credit Agreement"), as amended, among Colt Defense LLC, Colt's Manufacturing Company LLC, and Colt Canada Corporation, as borrowers, certain subsidiary guarantors, Marblegate Special Opportunities Master Fund, L.P, and P Marblegate Ltd., as lenders (the lenders under the Senior Loan Credit Agreement, the "Senior Lenders"), and Cortland Capital Market Services LLC, as agent (the "Senior Loan Agent"), as amended, restated, supplemented or otherwise modified from time to time. Further, upon execution of the RSA by the Senior Lenders, the aggregate outstanding principal amount of the Senior Loan shall be increased to $35 million.

$70.6 million in initial principal, plus all other amounts outstanding under the Term Loan Agreement (the "Term Loan"), dated November 17, 2014, as amended, among Colt Defense LLC, Colt Finance Corp., New Colt Holding Corp., Colt's Manufacturing Company, LLC, and Colt Canada Corporation, as borrowers, certain subsidiary guarantors, Morgan Stanley Senior Funding, Inc., as lender (the lenders under the Term Loan, the "Term Loan Lenders"), and Wilmington Savings Fund Society, FSB, as agent (the "Term Loan Agent"). Further, upon execution of the RSA by the Term Loan Lenders, the aggregate outstanding principal amount of the Term Loan shall be increased to $72.6 million plus any PIK interest capitalized and added as principal in accordance with the terms of the Term Loan Agreement.

$250 million in principal, plus all other amounts outstanding under the Debtors' 8.75% Notes issued pursuant to that certain Indenture (the "8.75% Indenture"), dated November 10, 2009, for the issuance of 8.75% Senior Notes due 2017 among Colt Defense LLC, Colt Finance Corp, certain subsidiary guarantors, and Wilmington Trust FSB, as indenture trustee (the "8.75% Notes"; all holders of such 8.75% Notes, the "8.75% Noteholders").

West Hartford Facility Lease:

That certain Net Lease (the "West Hartford Facility Lease") dated October 26, 2005 between Colt Defense LLC and NPA Hartford LLC (the "Landlord"), as amended on October 25, 2012, which currently expires on October 25, 2015.

Chief Restructuring Officer:

The Company's current chief restructuring officer, Mackinac Partners (or any successor or replacement thereto satisfactory to both the Senior Lenders and the Term Loan Lenders), shall continue to be retained by the Company through and until at least the Effective Date.

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Filing of Plan/Related Timing:

The Debtors will amend the Offer to Exchange and Disclosure Statement to incorporate the terms set forth in this Term Sheet and thereby immediately commence solicitation of votes on the Plan. Holders of the 8.75% Notes party to the RSA will be required to submit ballots in favor of the Plan within 5 calendar days of receipt of the amended Offer to Exchange and Disclosure Statement. In the event the Debtors do not receive votes to accept the Plan from at least two-thirds in amount and more than one-half in number of the holders of the 8.75% Notes that vote on the Plan (the "Requisite Consents"), the Debtors will commence chapter 11 cases to pursue a sale of all or substantially all of the assets of the Company under section 363 of the Bankruptcy Code.

Assuming the Debtors obtain the Requisite Consents, the RSA shall further provide, among other things, that (i) entry of an order confirming the Plan will be entered no later than 60 days after the Petition Date (as defined below), and (ii) the effective date of the Plan will occur no later than 90 days after the Petition Date (the "Effective Date"). In the event (i) the Plan is not confirmed or does not become effective on or prior to the dates set forth above, or (ii) the conditions otherwise necessary for the Plan to become effective are not met, the Debtors will promptly file a motion (in form and substance acceptable to the Senior Lenders and Term Loan Lenders) seeking bankruptcy court authorization for a sale of all or substantially all of the assets of the Company under section 363 of the Bankruptcy Code (a "Section 363 Sale").

DIP Facilities

The DIP Facilities outlined below would be made available in connection with chapter 11 cases commenced to effectuate the Plan. The DIP Facilities shall be delayed draw term loans with an initial draw in the aggregate principal amount of $10 million on the closing date (i.e., upon entry of the interim order approving the DIP Facilities, which shall be in form and substance satisfactory to the DIP Lenders (the "Interim DIP Order")) on a pro rata basis among the DIP Facilities and subsequent additional draws will be subject to certain conditions to be agreed upon (including, without limitation, compliance with an approved budget and satisfaction by the Debtors of certain milestones).

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The Senior Lenders, the Term Loan Lenders, and the Debtors shall negotiate in good faith, at least 2 days prior to the commencement of the chapter 11 cases (the "Petition Date"), the terms and conditions of a DIP facility pursuant to which the Debtors elect to pursue a Section 363 Sale. In the event the Debtors elect to pursue a Section 363 Sale, the Debtors shall file a motion to approve such sale on the Petition Date, in form and substance reasonably acceptable to the Senior Lenders and the Term Loan Lenders, which will incorporate terms and provisions that pertain to the Section 363 Sale and the terms of a DIP facility to be provided to facilitate such sale.

Amount:    Two separate DIP credit facilities aggregating a principal amount of $15 million, consisting of (i) a $5 million DIP credit facility provided by the Senior Lenders to be in form and substance satisfactory to the Senior Lenders (the "Senior DIP Facility") and (ii) a $10 million DIP credit facility provided by the Term Loan Lenders to be in form and substance satisfactory to the Term Loan Lenders (the "Term DIP Facility" and together with the Senior DIP Facility, the "DIP Facilities").

Lenders: Senior DIP Facility—Senior Lenders (in such capacity, the "Senior DIP Lenders")
Term DIP Facility—Term Loan Lenders (in such capacity, the "Term DIP Lenders" and together with the Senior DIP Lenders, the "DIP Lenders")

Initial Loan Discount:    2.0% of the aggregate principal amount of each respective DIP Facility payable to the applicable DIP Lenders in cash, as an offset to the funding of the DIP Facility, upon entry of the Interim DIP Order.

Secondary Loan Discount:    1.0% of the aggregate principal amount of each respective DIP Facility payable to the applicable DIP Lenders in cash, as an offset to the funding of the DIP Facility, upon entry of the Interim DIP Order.

DIP Interest Rate: 12.5% of the aggregate principal amount of each DIP Facility payable in cash on the last business day of each month in arrears.
Maturity Date: Three (3) months after the Petition Date.
Repayment: See treatment of Senior Loan and Term Loan below.

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Senior DIP Facility Collateral:    The Senior DIP Facility shall be secured by security interests and liens (the "Senior DIP Liens") on all assets and property of the Debtors, including, without limitation, the same collateral package currently securing the Senior Loan with the same priorities, and on substantially the same terms, as currently set forth in that certain Intercreditor Agreement, dated as of February 9, 2015 (the "Existing Intercreditor Agreement"), among the Senior Loan Agent, the Term Loan Agent and the Debtors (i.e., the Senior DIP Liens will (x) prime and have a first-priority lien ahead of the existing liens on ABL Priority Collateral (as defined in the Existing Intercreditor Agreement) securing the Senior Loan, the Term Loan and the Term DIP Facility and (y) not prime and shall be junior to the liens on Term Priority Collateral (as defined in the Existing Intercreditor Agreement) securing the Term Loan and the Term DIP Facility).

Term DIP Facility Collateral:    The Term DIP Facility shall be secured by security interests and liens (the "Term DIP Liens") on all assets and property of the Debtors, including, without limitation, the same collateral package currently securing the Term Loan with the same priorities, and on substantially the same terms, as currently set forth in the Existing Intercreditor Agreement (i.e., the Term DIP Liens will (x) prime and have a first-priority lien ahead of the existing liens on Term Priority Collateral securing the Term Loan, the Senior Loan and the Senior DIP Facility and (y) not prime and shall be junior to the liens on ABL Priority Collateral securing the Senior Loan and the Senior DIP Facility).

The DIP Lenders shall enter into an intercreditor agreement, with respect to the DIP Facilities, on terms substantially identical to those set forth in the Existing Intercreditor Agreement.

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The interim and final orders approving the DIP Facilities shall provide for adequate protection of the rights and interests of the Senior Loan Agent, the Senior Lenders, the Term Loan Agent and the Term Loan Lenders, as follows: (a) replacement liens on postpetition collateral, junior to the liens of the DIP Lenders but otherwise consistent with the collateral packages and priorities described in the Existing Intercreditor Agreement; (b) superpriority administrative claims, junior to those of the DIP Lenders but otherwise consistent with the priorities set forth in the Existing Intercreditor Agreement; (c) reimbursement of all reasonable costs and expenses, including professional fees; and (d) payments equivalent to (i) with respect to the Senior Loan, interest at a rate of 12.5%, in cash and (ii) with respect to the Term Loan, interest at a rate of 10% in cash and 4% PIK.

Treatment of Claims & Interests Under the Plan
Senior Loan:

Senior Loan claims and amounts outstanding under the Senior DIP Facility funded by the Senior Lenders to be repaid through, or converted into, an exit facility (the "Senior Exit Facility") to be provided by the Senior Lenders (in such capacity, the "Senior Exit Lenders") and having (x) a 10% cash interest rate (interest paid monthly in arrears), (y) 3 year maturity, with a 1 year maturity date extension at the option of the Company subject to (A) meeting a Fixed Charge Coverage Ratio (as defined in the Senior Loan Credit Agreement), as of the date of the exercise of the extension option, on a trailing four fiscal quarter basis tested at the end of the most recent fiscal quarter for which financial statements are available, of at least 1:50:1.00 and (B) the term (as such term may be extended) of the lease with respect to the Company's primary manufacturing facility (such lease, including if such lease is the West Hartford Facility Lease, the "Primary Lease") expiring at least 1 year after such extended maturity date, and (z) other terms substantially identical to the existing Senior Loan Credit Agreement except as set forth herein, including, but not limited to, the following:

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(a) excess cash flow sweep not subject to any prepayment penalties (terms of the excess cash flow sweep to be agreed upon by the Company, the Senior Lenders, and the Term Loan Lenders); (b) a minimum liquidity in an amount to be mutually agreed and a collateral coverage covenant to be mutually agreed; (c) caps on unsecured debt and secured debt and no secured debt senior to (other than, solely in respect of Term Priority Collateral, the Term Exit Facility) or pari passu with the Senior Exit Facility (with baskets for $25 million of unsecured debt, $25 million of secured debt pari passu with the Reorganized Colt Notes (as defined below) and $25 million of secured debt junior in lien priority to the Senior Exit Facility and the Term Exit Facility, in each case, subject to conditions to be agreed, including, without limitation, that the maturity date of such debt be at least 6 months after the maturity date of the Senior Exit Facility (including any extensions thereof)); (d) limitations on management fees, dividends and affiliate transactions consistent with those under the existing Senior Loan Credit Agreement; (e) a guarantee/equity pledge from Colt Holdings; and (f) a cross-default to the Primary Lease.

Increased Yield Amount: 2.0% on $35 million Senior Loan claims plus the aggregate principal amount of the Senior DIP Facility payable in cash on the Effective Date.
Term Loan:

Term Loan claims and amounts outstanding under the Term DIP Facility funded by the Term Lenders to be repaid through, or converted into, an exit facility (the "Term Exit Facility" and together with the Senior Exit Facility, the "Exit Facilities") with a 10% cash interest rate (interest paid monthly in arrears), 5 year maturity (with springing early maturity for (x) non-extension of lease at least 1 year prior to expiration and (y) stated maturity of Senior Loan if not refinanced/extended), a new prepayment premium schedule (108% in year 1, 106% in year 2, 104% in year 3, 103% in year 4, and 101% in year 5), and other terms substantially identical to the existing Term Loan Credit Agreement, except as set forth herein, including, but not limited to, the following:

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(a) excess cash flow sweep of amounts not applied to prepay the Senior Exit Facility and not subject to any prepayment penalties (terms of the excess cash flow sweep to be agreed upon by the Company, the Senior Lenders and the Term Loan Lenders); (b) a minimum liquidity in an amount to be mutually agreed and a collateral coverage covenant to be mutually agreed; (c) the maximum debt under the Senior Exit Facility (or any refinancing facility permitted) not exceeding $40 million; provided that any refinancing of the Senior Exit Facility with any lender that is not a commercial bank or other established ABL lender upon terms customary for ABL credit facilities (to be limited to up to 85% on eligible accounts receivable, 65% on eligible inventory, and 85% on NOLV of eligible PP&E, subject to customary reserves), shall be limited to not more than $25 million of permitted outstanding obligations, in each case subject to the reasonable consent of the Term Loan Lenders; (d) caps on unsecured debt and secured debt and no secured debt senior to (other than, solely in respect of ABL Priority Collateral, the Senior Exit Facility) or pari passu with the Term Exit Facility (with baskets for $25 million of unsecured debt, $25 million of secured debt pari passu with the Reorganized Colt Notes and $25 million of secured debt junior in lien priority to the Senior Exit Facility and the Term Exit Facility, in each case, subject to conditions to be agreed); (e) limitations on management fees, dividends and affiliate transactions consistent with those under the existing Term Loan Credit Agreement; (f) a guarantee/equity pledge from Colt Holdings; and (g) a cross-default to the Primary Lease.

Increased Yield Amount: 2.0% on the Term Loan claims plus the aggregate principal amount of the Term DIP Facility payable in cash on the Effective Date.
Collateral:	Collateral/lien priority between the Term Exit Facility and Senior Exit Facility to remain consistent with terms of the Existing Intercreditor Agreement.

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8.75% Notes:

On the Effective Date, all of the 8.75% Notes shall be canceled, and each 8.75% Noteholder shall receive, on account of its allowed claim in respect of such 8.75% Notes, such 8.75% Noteholder's pro rata share of $112.5 million in new notes (the "Reorganized Colt Notes"). The amount of the Reorganized Colt Notes will be reduced to account for any increase in the cost to the Company of the DIP Facilities and/or the Exit Facilities to be provided by the Senior Lenders and Term Loan Lenders as a result of changes made between the date of this term sheet and the date of execution of an RSA by the RSA Creditor Parties. The Reorganized Colt Notes shall have the following terms:

	(i) Maturity: Six (6) years from the Effective Date
	(ii) Interest Rate: 10%

(iii)  Payment of Interest:    The initial interest payment date on the 8.75% Notes will be the later of (a) March 30, 2016 or (b) the sixth month anniversary of the Effective Date. The first eight interest payments (due 6, 12, 18, 24, 30, 36, 42, and 48 months after the Effective Date) will be PIK, unless the Secured Leverage Ratio (as defined in the Senior Loan Credit Agreement) is less than 2.5x, and then either PIK or cash, at the Company's option. All subsequent interest payments will be payable only in cash.

(iv)  Security and Payment Priority:    The Reorganized Colt Notes shall be secured by all of the assets of reorganized Colt securing the Exit Facilities, which security interest shall be senior to all other indebtedness of the reorganized Debtors, other than the Exit Facilities provided by the Senior Lenders and Term Loan Lenders, and junior to such Exit Facilities pursuant to the Exit Intercreditor Agreement (as defined below). In any insolvency or bankruptcy proceeding, the Reorganized Colt Notes shall be entitled to repayment only after payment in full of obligations under the Senior Loan and Term Loan. There will not be any payment blocks outside of an insolvency or bankruptcy proceeding.

	(v) Guarantors: The Reorganized Colt Notes shall be guaranteed by the same guarantors that guarantee the Senior Loan and Term Loan.
	(vi) Call Schedule:
	Year	Call Protection
	1	120%
	2	110%
	3	106%
	4	104%
	5	102%
	6	100%

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(vii) Indenture:    The Reorganized Colt Notes shall be governed by an indenture and form of note that shall contain, among other things, (i) a $145 million Debt Facilities/ Qualified Receivables Transactions basket, and (ii) restricted payment and affiliate transaction covenants which, subject to customary exceptions and baskets agreed upon by the Company and RSA Creditor Parties (including for tax distributions consistent with the existing Senior Loan Credit Agreement), will prohibit dividends and other distributions to equity holders prior to the repayment in full of all debt restructured under this term sheet. Except for changes necessary to incorporate the terms of this term sheet, the indenture shall be substantially similar to the indenture summarized in the Offer to Exchange and Disclosure Statement.

General Unsecured Claims:

All general unsecured claims will be reinstated or paid in full in cash in the allowed amount of the claim on the Effective Date or in the ordinary course as such claims become due and payable, as applicable.

Executory Contracts:

Except as otherwise provided herein, all executory contracts and unexpired leases will be assumed on the Effective Date (including the collective bargaining agreement and the West Hartford Facility Lease as extended by the Landlord).

Intercompany Claims:	All intercompany claims shall be (i) reinstated, in full or in part, and treated in the ordinary course of business or (ii) cancelled and discharged.
Equity Interests:	All existing equity interests in Colt Holdings shall be reinstated.
Intercreditor Agreement

The lenders or the agents/trustee under the respective documents evidencing the Senior Exit Facility, the Term Exit Facility and the Reorganized Colt Notes, will enter into an intercreditor agreement (the "Exit Intercreditor Agreement") upon terms and conditions to be agreed upon, including, without limitation, provisions (w) with respect to lien priorities, enforcement of remedies, application of proceeds and other rights substantially identical to those in the Existing Intercreditor Agreement other than to include a third lien for the Reorganized Colt Notes, (x) limiting repayment to "last out" on account of the Reorganized Colt Notes, (y) standstill on remedies, and (z) no cash payments while other senior debt is in default.

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New Funding
Committed PIK Preferred Equity Financing:

On the Effective Date of the Plan, the existing equity sponsor (the "Sponsor") or an affiliate of the Sponsor would provide $5.0 million in incremental capital in the form of new convertible preferred equity (the "Preferred") of Colt Holdings; provided, the Sponsor's agreement to provide such capital will be subject to a minimum working capital requirement and other metrics to be agreed upon by the Company and the RSA Creditor Parties.

Additional New Funding:

The Sponsor will use its best efforts to procure an additional $5 million in incremental capital (terms and structure of such incremental capital may not be finalized prior to the Effective Date). Any interest payments or dividends under the additional new funding will be PIK only for the first three years until and unless the Company's Secured Leverage Ratio is less than 2.5x.

Corporate Governance
Board:	It is anticipated that the governing board of reorganized Colt would be identical to the existing Governing Board of Colt Holdings; including at least two independent members.
Management/Consulting Agreements:	All existing management/consulting agreements with the Sponsor will be assumed by Colt Defense on existing terms, except as set forth herein.
Status as a Private Company:

The reorganized Company will be a private company as of the Effective Date, and will not register its equity or debt with the Securities and Exchange Commission or list such equity or debt on an exchange.

Management Incentive Plan:

On the Effective Date, Colt Holdings shall institute a management incentive plan ("MIP") for up to 15% of the common equity of Colt Holdings calculated on a fully diluted basis on the following terms and conditions:

(i) Prior to the Effective Date, 12% of the equity subject to the MIP will be allocated among existing management at the discretion of the existing Board; 3% will remain available for future hires.

(ii) 50% of the equity allocated to each member of the existing management team would vest on the first anniversary of the Effective Date; the remaining 50% would vest on the second anniversary of the Effective Date. This vesting schedule would accelerate following a change of control or material liquidity event.

(iii) The common equity subject to the MIP would be non-voting and non-transferrable except for customary transfers for family planning.

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General Provisions
Lease of West Hartford, CT Facility:

Subject to the capital structure of reorganized Colt being consistent in all material respects with this Term Sheet, on the Effective Date, the Landlord would consent to an extension of the West Hartford Facility Lease on the following terms and conditions:

(i)    Extension Period:    3 years from the existing expiration date; provided that the Landlord will grant the Company (2) additional options to extend the lease for 12 months (first option) and 18 months (second option), each renewal option being subject to an extension fee of $300,000 due upon exercise of such option, with such exercise and fee being due at least 12 and no more than 15 months prior to the start of such option period.

(ii)   Rent:    Annual fixed rent will increase by 3% on the effective date of the extension, and will increase by an additional 3% on each of the first and second anniversary of the effective date of the extension and at the start of each additional option exercised. Rent will remain payable in monthly installments.

(iii)  Outstanding Rent:    Any outstanding rent (which, as of the date of this Term Sheet, does not exceed $215,000, exclusive of the administrative fee of 5% for late rent payments and default interest on late payments equal to 5% over the prime rate per annum), including interest and penalties thereon, must be paid in full, in cash, as a condition to the extension, including the fees and expenses of the Landlord.

(iv)   Change in Control:    Any change in control would constitute an Event of Default by the Tenant under Section 11.1 of the West Hartford Facility Lease as amended; provided, however, that a change in control resulting from the exercise of remedies by the Term Loan Lenders or the Senior Lenders would not be an event of default under such lease until 12 months after the effective date of such change in control.

Colt Archive Properties LLC:	All existing archive agreements will be assumed on existing terms.
Releases:	Identical to the releases set forth in the Offer to Exchange and Disclosure Statement.
Payment of Professional Fees:

In addition to the expense reimbursement provided under the DIP Facilities, the Senior Loan Credit Agreement and the Term Loan Agreement, the Company shall pay all reasonable fees and expenses incurred by advisors to the RSA Creditor Parties, the Sponsor and the Landlord on the Effective Date; provided, that if the fees and expenses of advisors to the 8.75% Noteholders exceed $2 million, the amount of the Reorganized Colt Notes will be decreased accordingly.

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 EXHIBIT B

WEST HARTFORD FACILITY LEASE EXTENSION LETTER (REDACTED)

 Annex B

AMENDED PLAN

 Annex B

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
In re	:	Chapter 11
COLT HOLDING COMPANY LLC, et al.,	:	Case No. 15- ( )
:
Debt ors.	:	Joint Administration Requested
x

DEBTORS' AMENDED JOINT PREPACKAGED PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

O'MELVENY & MYERS LLP Proposed Co-Attorneys for Debtors and Debtors in Possession Times Square Tower 7 Times Square New York, New York 10036	RICHARDS, LAYTON & FINGER, P.A. Proposed Co-Attorneys for Debtors and Debtors in Possession One Rodney Square 920 North King Street Wilmington, Delaware 19801

SECTION 1.	DEFINITIONS AND INTERPRETATION	A-1
SECTION 2.	UNCLASSIFIED CLAIMS	A-10
2.1	Administrative Expense Claims	A-10
2.2	Priority Tax Claims	A-10
2.3	Professional Fees	A-10
2.4	DIP Facility Claims	A-11
SECTION 3.	CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS	A-11
SECTION 4.	TREATMENT OF CLAIMS AND EQUITY INTERESTS	A-12
4.1	Priority Non-Tax Claims (Class 1)	A-12
4.2	Current Asset Credit Facility Claims (Class 2)	A-12
4.3	Term Loan Claims (Class 3)	A-13
4.4	Other Secured Claims (Class 4)	A-13
4.5	Senior Notes Claims (Class 5)	A-14
4.6	General Unsecured Claims (Class 6)	A-14
4.7	Intercompany Claims (Class 7)	A-14
4.8	Equity Interests in Debtor Subsidiaries (Class 8)	A-15
4.9	Equity Interests in Parent (Class 9)	A-15
4.10	Subordinated Claims	A-15
SECTION 5.	MEANS FOR IMPLEMENTATION OF THE PLAN	A-15
5.1	Compromise of Controversies	A-15
5.2	Restructuring Transactions	A-16
5.3	Exit Financing; Sources of Cash for Plan Distribution	A-16
5.4	Issuance of Preferred Equity	A-16
5.5	Exit Intercreditor Agreement	A-17
5.6	Cancellation of Liens	A-18
5.7	Cancellation of Notes and Instruments	A-18
5.8	Corporate Action	A-18
5.9	Direction Letters	A-19
5.10	New Management Incentive Plan	A-19
SECTION 6.	DISTRIBUTIONS	A-19
6.1	Distribution Record Date	A-19
6.2	Date of Distributions	A-19
6.3	Calculation of New Notes	A-19
6.4	Disbursement Agent	A-20
6.5	Rights and Powers of Disbursement Agent	A-20
6.6	Expenses of the Disbursement Agent	A-20
6.7	Delivery of Distributions	A-20
6.8	Manner of Payment Under Plan	A-21
6.9	Setoffs and Recoupment	A-21
6.10	Distributions After Effective Date	A-21
6.11	Allocation of Distributions Between Principal and Interest	A-21
6.12	No Postpetition Interest on Claims and Equity Interests/No Fees and Expenses	A-22
6.13	Claims Paid or Payable by Third Parties	A-22
6.14	Surrender of Cancelled Instruments or Securities	A-22
6.15	Lost, Stolen, Mutilated, or Destroyed Debt or Equity Securities	A-23

A-i

SECTION 7.	PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND EQUITY INTERESTS	A-23
7.1	No Proofs of Claim or Equity Interests Required	A-23
7.2	Objections to Claims; Requests for Estimation	A-23
7.3	Payments and Distributions on Disputed Claims	A-23
7.4	Preservation of Claims and Rights to Settle Claims	A-23
SECTION 8.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES	A-24
8.1	Assumption of Contracts and Leases	A-24
8.2	Cure of Defaults	A-24
8.3	Claims Based on Rejection of Executory Contracts or Unexpired Leases	A-25
8.4	Indemnification of Directors, Officers, and Employees	A-25
8.5	Compensation and Benefit Plans	A-25
8.6	Insurance Policies	A-26
8.7	Assumption of the West Hartford Facility Lease	A-26
8.8	Reservation of Rights	A-26
8.9	Contracts and Leases Entered Into After the Petition Date	A-27
SECTION 9.	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE	A-27
9.1	Conditions Precedent to the Effective Date	A-27
9.2	Waiver of Conditions Precedent	A-28
9.3	Effect of Non-Occurrence of the Effective Date	A-28
SECTION 10.	EFFECT OF CONFIRMATION	A-28
10.1	Vesting of Assets; Continued Corporate Existence	A-28
10.2	Binding Effect	A-28
10.3	Discharge of Claims	A-28
10.4	Releases	A-29
10.5	Exculpation and Limitation of Liability	A-31
10.6	Injunction	A-31
10.7	Term of Bankruptcy Injunction or Stays	A-32
10.8	Termination of Subordination Rights and Settlement of Related Claims	A-32
10.9	Reservation of Rights	A-32
SECTION 11.	RETENTION OF JURISDICTION	A-32
SECTION 12.	MISCELLANEOUS PROVISIONS	A-34
12.1	Payment of Statutory Fees	A-34
12.2	Exemption from Securities Laws	A-34
12.3	Exemption from Certain Transfer Taxes	A-34
12.4	Dissolution of Statutory Committees and Cessation of Fee and Expense Payment	A-35
12.5	Substantial Consummation	A-35
12.6	Expedited Determination of Postpetition Taxes	A-35
12.7	Modification and Amendments	A-35
12.8	Additional Documents	A-36
12.9	Effectuating Documents and Further Transactions	A-36
12.10	Plan Supplement	A-36
12.11	Additional Intercompany Transactions	A-36
12.12	Revocation or Withdrawal of the Plan	A-36
12.13	Severability	A-37

A-ii

12.14	Schedules and Exhibits Incorporated	A-37
12.15	Solicitation	A-37
12.16	Governing Law	A-37
12.17	Compliance with Tax Requirements	A-38
12.18	Successors and Assigns	A-38
12.19	Closing of Chapter 11 Cases	A-38
12.20	Document Retention	A-38
12.21	Conflicts	A-38
12.22	Service of Documents	A-38
12.23	Deemed Acts	A-39

A-iii

        Colt Holding Company LLC, Colt Security LLC, Colt Defense LLC, Colt Canada Corporation, Colt's Manufacturing Company LLC, New Colt Holding Corp., Colt Finance Corp., Colt Defense Technical Services LLC, and Colt International Coöperatief U.A.,1 as debtors and debtors in possession in the above-captioned chapter 11 cases, jointly propose the following prepackaged chapter 11 plan of reorganization, as it may be amended, supplemented, restated, or modified from time to time, pursuant to section 1121(a) of title 11 of the United States Code. Only Holders of Allowed Senior Notes Claims are entitled to vote on the Plan. Prior to voting to accept or reject the Plan, such Holders are encouraged to read the Plan, the accompanying Disclosure Statement, and their respective exhibits and schedules in their entirety. No materials other than the Plan, the Disclosure Statement, and their respective exhibits and schedules have been authorized by the Debtors for use in soliciting acceptances or rejections of the Plan.

SECTION 1.    DEFINITIONS AND INTERPRETATION

A.    Definitions.

        The following terms used herein shall have the respective meanings defined below (such meanings to be equally applicable to both the singular and plural):

        1.1   Accruing Dividends has the meaning set forth in Section 5.4.

        1.2   Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Chapter 11 Cases described in sections 503(b) or 1129(a)(4) of the Bankruptcy Code and entitled to priority under sections 507(a)(2) or 507(b) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Debtors' Estates or operating the Debtors' businesses; (b) any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Chapter 11 Cases; (c) any Allowed compensation for professional services rendered, and Allowed reimbursement of expenses incurred, by a Professional retained by order of the Bankruptcy Court or otherwise Allowed pursuant to section 503(b) of the Bankruptcy Code; and (d) any Administrative Expense Claims Allowed by Final Order of the Bankruptcy Code in connection with the assumption of contracts or otherwise. Any fees or charges assessed against the Estate of any of the Debtors under section 1930, chapter 123 of title 28 of the United States Code are excluded from the definition of "Administrative Expense Claim" and shall be paid in accordance with Section 12.1 of the Plan.

        1.3   Allowed means, with respect to any Claim or Equity Interest, such Claim or Equity Interest or portion thereof against or in any Debtor: (a) as to which no objection or request for estimation has been filed, no litigation has commenced, and the Debtors otherwise have assented to the validity thereof; (b) as to which any objection or request for estimation that has been filed has been settled, waived, withdrawn, or denied by a Final Order; or (c) that is allowed pursuant to the terms of (i) a Final Order, (ii) an agreement by and among the Holder of such Claim or Equity Interest and the Debtors or the Reorganized Debtors, as applicable, or (iii) the Plan.

        1.4   Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the Petition Date, together with any amendments made thereto subsequent to the Petition Date, to the extent that any such amendments are applicable to the Chapter 11 Cases.

        1.5   Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware, or such other court having jurisdiction over the Chapter 11 Cases or any proceeding within, or appeal of an order entered in, the Chapter 11 Cases.

1
As part of the "Corporate Reorganization" discussed in the Disclosure Statement, Colt International Coöperatief U.A. will be liquidated under applicable Dutch law. Accordingly, if the Corporate Reorganization is successfully completed prior to the Petition Date, Colt International Coöperatief U.A. will not be a debtor in the Chapter 11 Cases. The liquidation of Colt International Coöperatief U.A. as part of the Corporate Reorganization will have no impact on the proposed treatment of and distributions to holders of Claims and Equity Interests under the Plan.

        1.6   Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, the Official Bankruptcy Forms, or the local rules of the Bankruptcy Court, together with any amendments made thereto subsequent to the Petition Date, to the extent that any such amendments are applicable to the Chapter 11 Cases.

        1.7   Business Day means any day, other than a Saturday, Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

        1.8   Cash means legal tender of the United States of America.

        1.9   Causes of Action means all claims, actions, causes of action, choses in action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and cross-claims of any of the Debtors and/or the Estates (including, but not limited to, those actions listed in the Plan Supplement) that are or may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date against any entity, based in law or equity, including, but not limited to, under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise or in law, equity, or otherwise and whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, whether asserted or unasserted as of the date of entry of the Confirmation Order. For the avoidance of doubt, "Cause of Action" (a) includes: (i) the right to object to Claims or Equity Interests; (ii) any claim pursuant to section 362 of the Bankruptcy Code; and (iii) any counterclaim or defense, including fraud, mistake, duress, usury, or recoupment and (b) excludes any claim pursuant to chapter 5 of the Bankruptcy Code.

        1.10 Chapter 11 Cases means the jointly-administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

        1.11 Claim means a claim as defined in section 101(5) of the Bankruptcy Code, as supplemented by section 102(2) of the Bankruptcy Code, against a Debtor, including, but not limited to: (a) any right to payment from a Debtor whether or not any such right is reduced to judgment, liquidated, unliquidated, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) any right to an equitable remedy for breach of performance if such performance gives rise to a right of payment from a Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, whether or not asserted.

        1.12 Class means any group of substantially similar Claims or Equity Interests classified by the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

        1.13 Collateral means any property or interest in property of the Estate of any Debtor subject to a Lien, charge, or other encumbrance to secure the payment or performance of a Claim, which Lien, charge, or other encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable non-bankruptcy law.

        1.14 Colt Defense Long Term Incentive Plan mean that certain Colt Defense LLC Long Term Incentive Plan implemented by Colt Defense LLC on March 1, 2012.

        1.15 Confirmation Date means the date upon which the Clerk of the Bankruptcy Court enters the Confirmation Order.

        1.16 Confirmation Hearing means the hearing(s) to be held by the Bankruptcy Court to consider confirmation of the Plan under section 1129 of the Bankruptcy Code.

        1.17 Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

        1.18 Current Asset Credit Facility Agent means Cortland Capital Market Services LLC.

        1.19 Current Asset Credit Facility Agreement means that certain Credit Agreement dated February 9, 2015, by and among Colt Defense LLC, Colt Canada Corporation, and Colt's Manufacturing Company LLC, as borrowers, the other Debtors, as guarantors, the Current Asset Credit Facility Agent, and the Current Asset Credit Facility Lenders.

        1.20 Current Asset Credit Facility Claims means all Claims derived from, based upon, relating to, or arising under the Current Asset Credit Facility Agreement.

        1.21 Current Asset Credit Facility Lenders means the institutions party from time to time as lenders under the Current Asset Credit Facility Agreement.

        1.22 Debtor Subsidiaries means, collectively, Colt Defense LLC, Colt Security LLC, Colt Canada Corporation, Colt's Manufacturing Company LLC, New Colt Holding Corp., Colt Finance Corp., Colt Defense Technical Services LLC, and Colt International Coöperatief U.A. (subject to the footnote below).

        1.23 Debtors means, collectively, Colt Holding Company LLC, Colt Security LLC, Colt Defense LLC, Colt Canada Corporation, Colt's Manufacturing Company LLC, New Colt Holding Corp., Colt Finance Corp., Colt Defense Technical Services LLC, and Colt International Coöperatief U.A.2

        1.24 DIP Agents means, collectively, the DIP Current Asset Credit Facility Agent and the DIP Term Loan Agent.

        1.25 DIP and Exit Term Sheet means the term sheet attached as Exhibit A to the Plan.

        1.26 DIP Credit Agreements means, collectively the DIP Current Asset Credit Facility Agreement and the DIP Term Loan Agreement. Forms of the DIP Credit Agreements will be included in the Plan Supplement and the final version of the DIP Credit Agreements will include material terms no less favorable to holders of the Senior Notes and other parties in interest than the terms set forth in the DIP and Exit Term Sheet.

        1.27 DIP Current Asset Credit Facility Agent means the agent or agents under the DIP Current Asset Credit Facility Agreement.

        1.28 DIP Current Asset Credit Facility Agreement means the credit agreement, by and among the Debtors, the DIP Current Asset Credit Facility Agent, and the DIP Current Asset Credit Facility Lenders, which shall include material terms no less favorable to holders of the Senior Notes and other parties in interest than the terms set forth in the DIP and Exit Term Sheet.

        1.29 DIP Current Asset Credit Facility Lenders means the lenders under the DIP Current Asset Credit Facility Agreement.

        1.30 DIP Facilities means, collectively, (a) the DIP Current Asset Credit Facility Agreement and the DIP Term Loan Agreement and (b) the related loans, guarantees, pledges, security agreements, and

2
As part of the "Corporate Reorganization" discussed in the Disclosure Statement, Colt International Coöperatief U.A. will be liquidated under applicable Dutch law. Accordingly, if the Corporate Reorganization is successfully completed prior to the Petition Date, Colt International Coöperatief U.A. will not be a debtor in the Chapter 11 Cases. The liquidation of Colt International Coöperatief U.A. as part of the Corporate Reorganization will have no impact on the proposed treatment of and distributions to holders of Claims and Equity Interests under the Plan.

other agreements and documents to be given or issued pursuant to or in connection with, the foregoing, having the principal terms and conditions set forth in the DIP and Exit Term Sheet.

        1.31 DIP Facility Claims means all Claims against any Debtor related to, arising out of, or in connection with the DIP Facilities.

        1.32 DIP Order means an interim or Final Order (as applicable) approving the DIP Facilities.

        1.33 DIP Term Loan Agent means the agent or agents under the DIP Term Loan Agreement.

        1.34 DIP Term Loan Agreement means the credit agreement, by and among the Debtors, the DIP Term Loan Agent, and the DIP Term Loan Lenders, which shall include material terms no less favorable to holders of the Senior Notes and other parties in interest than the terms set forth in the DIP and Exit Term Sheet.

        1.35 DIP Term Loan Lenders means the lenders under the DIP Term Loan Agreement.

        1.36 Disallowed means, with respect to any Claim or Equity Interest, such Claim or Equity Interest or portion thereof that has been disallowed or expunged by a Final Order or agreement by the Holder of the Claim or Equity Interest and the Debtors or the Reorganized Debtors.

        1.37 Disbursement Agent means the Debtors or the Reorganized Debtors, or any Person designated by the Debtors or the Reorganized Debtors prior to the Confirmation Hearing, in the capacity as disbursement agent under the Plan.

        1.38 Disclosure Statement means that certain Offer to Exchange, Consent Solicitation Statement, and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization dated April 14, 2015, as amended on June 1, 2015 and as may be further, amended, supplemented or modified from time to time in accordance with the terms thereof, which is prepared and distributed in accordance with sections 1125 and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018.

        1.39 Disputed means, with respect to any Claim or Equity Interest, all or the portion of any Claim against, or Equity Interest in, any Debtor that is neither Allowed nor Disallowed, including any Claim or Equity Interest as to which the Debtors have interposed an objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules and such objection or request for estimation has not been withdrawn or determined by a Final Order, or that otherwise is disputed by the Debtors in accordance with applicable law.

        1.40 Distribution Record Date means the date of the commencement of the Confirmation Hearing.

        1.41 Effective Date means the Business Day on or after the Confirmation Date specified by the Debtors on which (i) no stay of the Confirmation Order is in effect and (ii) the conditions to the effectiveness of the Plan specified in Section 9.1 have been satisfied or waived.

        1.42 Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

        1.43 Equity Interest means all outstanding ownership interests in any of the Debtors, including any interest evidenced by common or preferred stock, membership interest, option, or other right to purchase or otherwise receive any ownership interest in any of the Debtors, or any right to payment or compensation based upon any such interest, whether or not such interest is owned by the Holder of such right to payment or compensation.

        1.44 Estates means the estates of the Debtors created pursuant to section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

        1.45 Exchange Act means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

        1.46 Exchange Offer shall have the meaning set forth in the Disclosure Statement.

        1.47 Existing Intercreditor Agreement means that certain Intercreditor Agreement dated as of February 9, 2015, by and among the Current Asset Credit Facility Agent, the Term Loan Agent, and the Debtors.

        1.48 Exit Credit Agreements means, collectively, the Exit Current Asset Credit Facility Agreement and the Exit Term Loan Agreement. Forms of the Exit Credit Agreements will be included in the Plan Supplement and the final version of the Exit Credit Agreements will include material terms no less favorable to holders of the Senior Notes and other parties in interest than the terms set forth in the DIP and Exit Term Sheet.

        1.49 Exit Current Asset Credit Facility Agent means the agent or agents under the Exit Current Asset Credit Facility Agreement.

        1.50 Exit Current Asset Credit Facility Agreement means the credit agreement, by and among the Debtors, the Exit Current Asset Credit Facility Agent, and the Exit Current Asset Credit Facility Lenders, which shall include material terms no less favorable to holders of the Senior Notes and other parties in interest than the terms set forth in the DIP and Exit Term Sheet.

        1.51 Exit Current Asset Credit Facility Lenders means the lenders under the Exit Current Asset Credit Facility Agreement.

        1.52 Exit Facilities means, collectively (a) the Exit Current Asset Credit Facility Agreement and the Exit Term Loan Agreement and (b) the related loans, guarantees, pledges, security agreements, and other agreements and documents to be given or issued pursuant to or in connection with, the foregoing, having the principal terms and conditions set forth in the DIP and Exit Term Sheet.

        1.53 Exit Intercreditor Agreement means that certain intercreditor agreement, by and among the New Indenture Trustee, on behalf of itself and the New Noteholders, the Exit Term Loan Agent, on behalf of itself and the Exit Term Loan Lenders, the Exit Current Asset Credit Facility Agent, on behalf of itself and the Exit Current Asset Credit Facility Lenders, and the Reorganized Debtors. A form of the Exit Intercreditor Agreement will be included in the Plan Supplement.

        1.54 Exit Term Loan Agent means the agent or agents under the Exit Term Loan Agreement.

        1.55 Exit Term Loan Agreement means the credit agreement, by and among the Debtors, the Exit Term Loan Agent, and the Exit Term Loan Lenders, which shall include material terms no less favorable to holders of the Senior Notes and other parties in interest than the terms set forth in the DIP and Exit Term Sheet.

        1.56 Exit Term Loan Lenders means the lenders under the Exit Term Loan Agreement.

        1.57 Final Order means an order or judgment entered by the Bankruptcy Court or other court of competent jurisdiction: (a) that has not been reversed, stayed, modified, amended, or revoked, and as to which (i) any right to appeal or seek certiorari, review, reargument, stay, or rehearing has been waived or (ii) the time to appeal or seek certiorari, review, reargument, stay, or rehearing has expired and no appeal or petition for certiorari, review, reargument, stay, or rehearing is pending or (b) as to which an appeal has been taken or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, review, reargument, stay, or rehearing was sought and (ii) the time to appeal further or seek certiorari, further review, reargument, stay, or rehearing has expired and no such further appeal or petition for certiorari, further review, reargument, stay, or rehearing is pending; provided, however, that no order or judgment shall fail to be a "Final Order" solely because of the possibility that a motion pursuant to sections 502(j) or 1144 of the Bankruptcy Code, rules 59 or 60 of the Federal Rules of Civil Procedure, or Bankruptcy Rules 9023 and 9024 may be filed with respect to such order or judgment.

        1.58 General Unsecured Claim means any Claim against any of the Debtors that is (a) not an Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, Term Loan Claim, Current Asset Credit Facility Claim, Other Secured Claim, Senior Notes Claim or Intercompany Claim or (b) otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.

        1.59 Holder means the beneficial holder of any Claim or Equity Interest.

        1.60 Impaired has the meaning set forth in section 1124 of the Bankruptcy Code.

        1.61 Intercompany Claim means any Claim held by (a) a Debtor against another Debtor or (b) a non-Debtor subsidiary of a Debtor against a Debtor.

        1.62 Landlord means NPA Hartford LLC, as landlord under the West Hartford Facility Lease.

        1.63 Lien means a lien as defined in section 101(37) of the Bankruptcy Code on or against any of the Debtors' property or the Estates.

        1.64 New Equity Infusion means $5,000,000 in incremental capital provided in the form of Preferred Equity.3

        1.65 New Management Incentive Plan means a management incentive plan to be established on or as soon as practicable after the Effective Date, which shall replace the Colt Defense Long Term Incentive Plan and provide for up to 15% of the common equity of Parent calculated on a fully diluted basis (which shall be non-voting and non-transferrable except for customary transfers for estate planning). Prior to the Effective Date, 12% of the equity subject to the New Management Incentive Plan shall be allocated amongst existing management at the discretion of the existing board of directors of Parent and 3% of the equity shall remain available for future hires. The equity allocated to existing members of the board of directors of Parent shall vest as follows: (i) 50% on the first anniversary of the Effective Date and (ii) the remaining 50% on the second anniversary of the Effective Date. This vesting schedule would accelerate following a change of control or material liquidity event.

        1.66 New Notes Indenture means the indenture that will govern the New Notes, a form of which shall be filed by the Debtors in the Plan Supplement prior to the Confirmation Hearing.

        1.67 New Notes Trustee means the indenture trustee under the New Notes Indenture, or any successor indenture trustee thereunder. The identity of the initial New Note Indenture Trustee will be disclosed in the Plan Supplement.

        1.68 New Noteholders means the holders of the New Notes.

        1.69 New Notes means the 10.0% Second Priority Senior Secured Notes due 2021 to be issued in an aggregate principal amount of $112,500,000. The material terms of the New Notes are set forth in the term sheet attached as Exhibit B to the Plan.

        1.70 Other Secured Claim means any Secured Claim that is not an Term Loan Claim or a Current Asset Credit Facility Claim.

        1.71 Parent means Colt Holding Company LLC.

        1.72 Person has the meaning set forth in section 101(41) of the Bankruptcy Code.

        1.73 Petition Date means the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

3
It is anticipated that Parent will offer the opportunity to participate in the New Equity Infusion to all existing Holders of Equity Interests in Parent on a pro rata basis. The Sciens Group has agreed to backstop any portion of the New Equity Infusion not funded by existing Holders of Equity Interests in Parent, provided that all conditions to the Effective Date of the Plan set forth in Section 9.1 below are satisfied or waived in accordance with Section 9.2 below.

        1.74 Plan means this joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, including the exhibits and schedules hereto and the Plan Supplement, as may be amended, supplemented, or modified from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the terms hereof.

        1.75 Plan Documents means the documents to be executed, delivered, assumed, or performed in connection with the consummation and implementation of the Plan.

        1.76 Plan Supplement means the compilation of documents (or forms thereof), schedules, and exhibits filed not later than ten (10) calendar days prior to the first date on which the Confirmation Hearing is scheduled to be held, as such documents, schedules, and exhibits may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the terms of this Plan.

        1.77 Plan Support Parties means any Person or Entity that is party to the Restructuring Support Agreement.

        1.78 Preferred Equity means the shares of convertible preferred equity of Reorganized Parent to be issued on or after the Effective Date on account of the New Equity Infusion.

        1.79 Priority Non-Tax Claim means any Claim against any of the Debtors entitled to priority in right of payment under section 507(a) of the Bankruptcy Code that is not an Administrative Expense Claim or a Priority Tax Claim.

        1.80 Priority Tax Claim means any Claim of a governmental authority of the kind entitled to priority in payment as specified in sections 502(i) or 507(a)(8) of the Bankruptcy Code.

        1.81 Pro Rata Share means, with respect to any distribution on account of any Allowed Claim in any Class, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Claims, as applicable, other than Disallowed Claims, as the case may be, in such Class.

        1.82 Professionals means (a) all professionals employed in the Chapter 11 Cases pursuant to sections 327, 328, 363, or 1103 of the Bankruptcy Code or otherwise and (b) all professionals or other entities seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

        1.83 Released Parties means, collectively, (a) all Persons engaged or retained by the Debtors in connection with the Chapter 11 Cases (including in connection with the preparation of, and analyses relating to, the Plan and the Disclosure Statement); (b) the Debtors and Reorganized Debtors; (c) the Term Loan Agent; (d) the Current Asset Credit Facility Agent; (e) the DIP Agents; (f) the Term Loan Lenders; (g) the Current Asset Credit Facility Lenders; (h) the DIP Lenders; (i) the Sciens Group and any other direct or indirect Holders of Equity Interests in Colt Defense LLC; (j) all Persons engaged or retained by the parties listed in (b) through (i) of this definition in connection with the Chapter 11 Cases (including in connection with the preparation of and analyses relating to the Plan and the Disclosure Statement); and (k) any and all affiliates, officers, directors, partners, employees, members, mangers, members of boards of managers, advisors, attorneys, actuaries, financial advisors, accountants, investment bankers, agents, professionals, and representatives of each of the foregoing Persons and Entities (whether current or former, in each case in his, her, or its capacity as such).

        1.84 Releasing Parties means each of the following in its capacity as such: (a) the Term Loan Agent; (b) the Current Asset Credit Facility Agent; (c) the DIP Agents; (d) the Term Loan Lenders; (e) the Current Asset Credit Facility Lenders; (f) the DIP Lenders; (g) each Holder of a Claim or Equity Interest who either votes to accept the Plan or is conclusively presumed to have accepted the Plan; (h) the Sciens Group and any other direct or indirect Holders of Equity Interests in Colt Defense LLC; and (i) each Holder of a Claim or Equity Interest who is entitled to vote on the Plan and (x) either votes to reject the Plan or abstains from voting to accept or reject the Plan and (y) does not check the appropriate box on such Holder's timely submitted ballot to indicate that such Holder opts out of the releases set forth in Section 10.4.

        1.85 Reorganized Colt means Colt Defense LLC and any successors or assigns thereto, by merger, consolidation, or otherwise on or after the Effective Date.

        1.86 Reorganized Debtor means any Debtor and any successors or assigns thereto, by merger, consolidation, or otherwise on or after the Effective Date.

        1.87 Reorganized Parent means Colt Holding Company LLC and any successors or assigns thereto, by merger, consolidation, or otherwise on or after the Effective Date.

        1.88 Restructuring Support Agreement means that certain agreement, dated as of May 31, 2015, by and among the Debtors and the Plan Support Parties, including all exhibits thereto, as may be amended, supplemented, or modified from time to time in accordance with its terms. A copy of the Restructuring Support Agreement is attached to the Disclosure Statement as Annex A.

        1.89 Restructuring Transactions has the meaning set forth in Section 5.2

        1.90 Retained Actions has the meaning set forth in Section 7.5.

        1.91 Sciens Group means Sciens Management LLC together with each of its affiliates (to the extent that Sciens Management LLC or an investment advisor under common control with Sciens Management LLC retains voting control over such affiliate), officers, directors, partners, employees, members, mangers, advisors, attorneys, financial advisors, accountants, investment bankers, agents, professionals, and representatives.

        1.92 Secured Claim means a Claim against any Debtor that is secured by a valid, perfected, and enforceable Lien on, or security interest in, property of such Debtor, or that has the benefit of rights of setoff under section 553 of the Bankruptcy Code, but only to the extent of the value of the Holder's interest in such Debtor's interest in such property, or to the extent of the amount subject to setoff, the value of which shall be determined as provided in section 506 of the Bankruptcy Code.

        1.93 Securities Act means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

        1.94 Senior Notes means those certain 8.75% Senior Notes due 2017 of Colt Defense LLC and Colt Finance Corp. in the aggregate outstanding principal amount of $250,000,000 issued pursuant to and in accordance with the Senior Notes Indenture.

        1.95 Senior Notes Claims means all Claims against any Debtor related to, arising out of, or in connection with, the Senior Notes.

        1.96 Senior Notes Indenture means that certain Indenture dated as of November 10, 2009 (as supplemented by the supplemental indenture, dated as of June 19, 2013 and the supplemental indenture, dated as of July 12, 2013), by and among Colt Defense LLC, Colt Finance Corp., the other Debtors as guarantors, and the Senior Notes Indenture Trustee.

        1.97 Senior Notes Indenture Trustee means Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB).

        1.98 Term Loan Agent means Wilmington Savings Fund Society, FSB.

        1.99 Term Loan Agreement means that certain Term Loan Agreement dated November 18, 2014, by and among Colt Defense LLC, Colt Canada Corporation, Colt's Manufacturing Company LLC, New Colt Holding Corp., and Colt Finance Corp., as borrowers, the other Debtors, as guarantors, the Term Loan Agent, and the Term Loan Lenders.

        1.100  Term Loan Claims means all Claims derived from, based upon, relating to or arising under the Term Loan Agreement.

        1.101  Term Loan Lenders means the institutions party from time to time as lenders under the Term Loan Agreement.

        1.102  Unimpaired means, with respect to any Claim or Equity Interest, such Claim or Equity Interest that is not Impaired.

        1.103  Voting Agent means Kurtzman Carson Consultants LLC.

        1.104  West Hartford Facility Lease means that certain net lease, dated as of October 26, 2005 (as amended by that certain Amendment of Lease, dated as of October 25, 2012), by and between Colt Defense LLC, as tenant, and NPA Hartford LLC, as landlord, for the Debtors' corporate headquarters and primary manufacturing facility in West Hartford, Connecticut.

        1.105  West Hartford Facility Lease Modifications has the meaning set forth in Section 8.7.

B.    Interpretation, Application of Definitions, and Rules of Construction.

        (a)   For purposes of the Plan and unless otherwise specified herein: (i) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (ii) unless otherwise specified, any reference in the Plan to an existing document, schedule, or exhibit, whether or not filed with the Bankruptcy Court, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (iii) any reference to an Entity as a Holder of a Claim or Equity Interest includes that Entity's permitted successors and assigns; (iv) unless otherwise specified, all references in the Plan to sections are references to sections of the Plan; (v) the words "herein," "hereof," and "hereto" refer to the Plan in its entirety rather than to a particular provision of the Plan; (vi) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with, applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (vii) captions and headings to sections of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (viii) unless otherwise set forth in the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (ix) any term used in capitalized form in the Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (x) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, as applicable to the Chapter 11 Cases, unless otherwise stated; (xi) any reference to an event occurring on a specified date, including on the Effective Date, shall mean that the event will occur on that date or as soon thereafter as reasonably practicable; and (xii) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors after the Effective Date in such a manner that is consistent with the overall purpose and intent of the Plan all without further Bankruptcy Court order.

        (b)   In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

        (c)   All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

SECTION 2. UNCLASSIFIED CLAIMS

        In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Priority Tax Claims, and DIP Facility Claims have not been classified, and, thus, are excluded from the Classes of Claims and Equity Interests set forth in Section 3.

  2.1
  Administrative Expense Claims.

        Except to the extent that the Holder of an Allowed Administrative Expense Claim agrees to a less favorable treatment, and except as provided in Section 2.3 below, each Holder of an Allowed Administrative Expense Claim against the Debtors shall receive, in full and complete settlement, release, and discharge of such Claim, Cash equal to the unpaid amount of such Allowed Administrative Expense Claim either on, or as soon as practicable after, the latest of (a) the Effective Date; (b) the date on which such Administrative Expense Claim becomes Allowed; (c) the date on which such Administrative Expense Claim becomes due and payable in the ordinary course of business under any agreement or understanding between the applicable Debtor and the Holder of such Allowed Administrative Expense Claim; and (d) such other date as may be mutually agreed to by such Holder and the Debtors or Reorganized Debtors, as applicable. Notwithstanding the foregoing, any Allowed Administrative Expense Claim representing obligations incurred in the ordinary course of business or assumed by any of the Debtors shall be paid in full, in Cash, or performed by the applicable Debtor or Reorganized Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing, or other documents relating to, such transactions.

  2.2
  Priority Tax Claims.

        Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each Holder of an Allowed Priority Tax Claim against the Debtors shall receive, in full and complete, settlement, release, and discharge of such Claim, Cash equal to the unpaid amount of such Allowed Priority Tax Claim either on, or as soon as practicable after, the latest of (a) the Effective Date; (b) the date on which such Priority Tax Claim becomes Allowed; (c) the date on which such Priority Tax Claim becomes due and payable; and (d) such other date as may be mutually agreed to by and among such Holder and the Debtors or Reorganized Debtors, as applicable; provided, however, that the Debtors shall be authorized, at their option, and in lieu of payment in full, in Cash, of an Allowed Priority Tax Claim as provided in clauses (a) through (d) above, to make deferred Cash payments on account thereof in the manner and to the extent permitted under section 1129(a)(9)(C) of the Bankruptcy Code.

  2.3
  Professional Fees.

        Each Professional requesting compensation pursuant to sections 330, 331, 363, or 503(b) of the Bankruptcy Code for services rendered in connection with the Chapter 11 Cases prior to the Effective Date shall (a) file with the Bankruptcy Court, and serve on the Reorganized Debtors, an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases on or before the forty-fifth (45th) day following the Effective Date and (b) after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and any prior orders of the Bankruptcy Court in the Chapter 11 Cases, be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court.

        For the avoidance of doubt, the immediately preceding paragraph shall not affect any professional-service Entity that is permitted to receive, and the Debtors are permitted to pay without seeking further authority from the Bankruptcy Court, compensation for services and reimbursement of expenses in the ordinary course of business (and in accordance with any relevant prior order of the Bankruptcy

Court), the payments for which may continue notwithstanding the occurrence of confirmation of the Plan.

        Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, may, upon submission of appropriate documentation and in the ordinary course of business, pay the post-Effective Date charges incurred by the Debtors for any Professional's fees, disbursements, expenses, or related support services without application to or obtaining approval from the Bankruptcy Court. On the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional for fees and charges incurred from and after the Effective Date in the ordinary course of business without any further notice to, or action, order, or approval of the Bankruptcy Court.

        Notwithstanding the above, all reasonable fees and expenses of the professional advisors retained by the Current Asset Credit Facility Lenders, the Term Loan Lenders, and holders of the Senior Notes shall be deemed to be Allowed Administrative Claims for purposes hereof and shall be paid in Cash in full on or before the Effective Date without application to or approval by the Bankruptcy Court, provided that if the fees and expenses of advisors to the Senior Notes exceed $2,000,000, the amount of the New Notes shall be decreased accordingly.

  2.4
  DIP Facility Claims.

        On the Effective Date, all DIP Facility Claims shall either be (a) paid in Cash, or in a manner otherwise permitted pursuant to the terms of the DIP Credit Agreements, in an amount equal to the amount of such claims or (b) assumed under, and become subject to the terms and obligations of, the Exit Facilities, subject to compliance with the Restructuring Support Agreement.

SECTION 3. CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

        The following table designates the Classes of Claims against, and Equity Interests in, each of the Debtors, and specifies which of those Classes are (a) Impaired and entitled to vote to accept or reject each Plan, as applicable, in accordance with section 1126 of the Bankruptcy Code or (b) Unimpaired and presumed to accept each Plan, as applicable, and therefore, are not entitled to vote to accept or reject such Plans. A Claim or Equity Interest or portion thereof shall be deemed classified in a particular Class only to the extent that such Claim or Equity Interest or portion thereof qualifies within the description of such Class and shall be deemed classified in a different Class to the extent that the portion of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is considered to be in a particular Class only to the extent that such Claim or Equity Interest has not been paid or otherwise settled prior to the Effective Date. To the extent that a specified Class does not include any Allowed Claims or Allowed Equity Interests, then, as applicable, such Class shall be deemed to not exist.

        This Plan, though proposed jointly and consolidated for purposes of making distributions to Holders of Claims or Equity Interests under this Plan, constitutes a separate Plan proposed by each Debtor. Therefore, the classifications set forth herein shall be deemed to apply separately with respect to each Plan proposed by, and the Claims against and Equity Interests in, each Debtor.

Class	Designation	Impairment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (presumed to accept)
2	Current Asset Credit Facility Claims	Unimpaired	No (presumed to accept)
3	Term Loan Claims	Unimpaired	No (presumed to accept)
4	Other Secured Claims	Unimpaired	No (presumed to accept)
5	Senior Notes Claims	Impaired	Yes
6	General Unsecured Claims	Unimpaired	No (presumed to accept)
7	Intercompany Claims	Unimpaired	No (presumed to accept)
8	Equity Interests in Debtor Subsidiaries	Unimpaired	No (presumed to accept)
9	Equity Interests in Parent	Unimpaired	No (presumed to accept)

SECTION 4.    TREATMENT OF CLAIMS AND EQUITY INTERESTS

  4.1
  Priority Non-Tax Claims (Class 1).

        (a)    Classification.    Class 1 consists of all Allowed Priority Non-Tax Claims.

        (b)    Treatment.    Except to the extent that a Holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment, each Holder of an Allowed Priority Non-Tax Claim shall receive, in full and complete settlement, release, and discharge of such Claim, Cash in an amount equal to the Allowed amount of such Claim either on, or as soon as practicable after, the latest of (i) the Effective Date; (ii) the date on which such Priority Non-Tax Claim becomes Allowed; (iii) the date on which such Priority Non-Tax Claim becomes due and payable in the ordinary course of business under any agreement or understanding between the applicable Debtor and the Holder of such Claim; and (iv) such other date as may be mutually agreed to by and among such Holder and the Debtors or the Reorganized Debtors, as applicable.

        (c)    Impairment and Voting.    Class 1 is Unimpaired. The Holders of Claims in Class 1 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

  4.2
  Current Asset Credit Facility Claims (Class 2).

        (a)    Classification.    Class 2 consists of all Allowed Current Asset Credit Facility Claims. Pursuant to the Plan, the Current Asset Credit Facility Claims shall be Allowed in the aggregate principal amount of approximately $35,000,000, plus accrued prepetition interest and postpetition interest through the Effective Date. The Debtors and the Current Asset Credit Facility Lenders reserve all rights as to the applicable rate at which postpetition interest on the Current Asset Credit Facility Claims shall accrue.

        (b)    Treatment.    On the Effective Date, in exchange for the full and complete settlement, release, and discharge of such Claims, all Current Asset Credit Facility Claims shall be satisfied in full through the proceeds made available under the Exit Current Asset Credit Facility Agreement.

        (c)    Impairment and Voting.    Class 2 is Unimpaired. The Holders of Claims in Class 2 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

  4.3
  Term Loan Claims (Class 3).

        (a)    Classification.    Class 3 consists of all Allowed Term Loan Claims. Pursuant to the Plan, the Term Loan Claims shall be Allowed in the aggregate principal amount of approximately $72,600,000, plus accrued prepetition interest and postpetition interest and any and all accrued paid-in-kind interest which shall be applied to the principal amount through the Effective Date. The Debtors and the Term Loan Lenders reserve all rights as to the applicable rate at which postpetition interest on the Term Loan Claims shall accrue.

        (b)    Treatment.    On the Effective Date, in exchange for the full and complete settlement, release, and discharge of such Claims, all Term Loan Claims shall be satisfied in full through the proceeds made available under the Exit Term Loan Agreement.

        (c)    Impairment and Voting.    Class 3 is Unimpaired. The Holders of Claims in Class 3 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

  4.4
  Other Secured Claims (Class 4).

        (a)    Classification.    Class 4 consists of all Allowed Other Secured Claims.

        (b)    Treatment.    Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, each Holder of an Allowed Other Secured Claim shall receive, in full and complete settlement, release, and discharge of such Claim, in the sole discretion of the Debtors or the Reorganized Debtors, as applicable: (i) reinstatement of its Allowed Other Secured Claim in accordance with section 1124(2) of the Bankruptcy Code (including any Cash necessary to satisfy the requirements for reinstatement), such that such Claim is rendered Unimpaired; (ii) either (w) Cash in the full amount of such Allowed Other Secured Claim, including any non-default postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code, (x) the proceeds of the sale or disposition of the Collateral securing such Allowed Other Secured Claim, to the extent of the value of such Holder's secured interest in such Collateral, (y) the Collateral securing such Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (z) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code; or (iii) such other treatment as may be mutually agreed to by and among such Holder and the Debtors or the Reorganized Debtors, as applicable. Any cure amount that the Debtors may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such reinstated Other Secured Claim or any distributions due pursuant to clause (ii) above shall be paid or made, as applicable, either on, or as soon as practicable after, the latest of (1) the Effective Date; (2) the date on which such Other Secured Claim becomes Allowed; (3) the date on which such Other Secured Claim becomes due and payable; and (4) such other date as may be mutually agreed to by such Holder and the Debtors or the Reorganized Debtors, as applicable.

        (c)    Reservation of Rights.    The failure of the Debtors or any other party in interest to file an objection, prior to the Effective Date, with respect to any Other Secured Claim that is reinstated by the Plan shall be without prejudice to the rights of the Reorganized Debtors or any other party in interest to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable, in accordance with Section 11 below) when and if such Claim is sought to be enforced.

        (d)    Impairment and Voting.    Class 4 is Unimpaired. The Holders of Claims in Class 4 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

  4.5
  Senior Notes Claims (Class 5).

        (a)    Classification.    Class 5 consists of all Senior Notes Claims. Pursuant to the Plan, the Senior Notes Claims shall be Allowed in the aggregate principal amount of approximately $250,000,000, plus all accrued prepetition interest.

        (b)    Treatment.    Except to the extent that a Holder of an Allowed Senior Notes Claim agrees to a less favorable treatment, in exchange for the full and complete settlement, release, and discharge of such Claim, on the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Senior Notes Claim shall receive its Pro Rata Share of 100% of the New Notes.

        (c)    Impairment and Voting.    Class 5 is Impaired, and accordingly, the Holders of Claims in Class 5 are entitled to vote to accept or reject the Plan.

  4.6
  General Unsecured Claims (Class 6).

        (a)    Classification.    Class 6 consists of all Allowed General Unsecured Claims.

        (b)    Treatment.    Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, each Holder of an Allowed General Unsecured Claim shall receive, in full and complete settlement, release, and discharge of such Claim, in the sole discretion of the Debtors or Reorganized Debtors, as applicable: (i) reinstatement pursuant to section 1124(2) of the Bankruptcy Code (including any Cash necessary to satisfy the requirements for reinstatement), such that such Claim is rendered Unimpaired; (ii) payment of the Allowed amount of such Holder's Claim in full, in Cash, on, or as soon as practicable after, the latest of (w) the Effective Date, (x) the date on which such General Unsecured Claim becomes Allowed, (y) the date on which such Allowed General Unsecured Claim otherwise is due and payable, and (z) such other date as may be mutually agreed to by and among such Holder and the Debtors or the Reorganized Debtors, as applicable; or (iii) such other treatment as may be mutually agreed to by and among such Holder and the Debtors or the Reorganized Debtors, as applicable. Any cure amount that the Debtors may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such reinstated General Unsecured Claim shall be paid on, or as soon as practicable after, the latest of (1) the Effective Date; (2) the date on which such General Unsecured Claim becomes Allowed; (3) the date on which such General Unsecured Claim otherwise is due and payable; and (4) such other date as may be mutually agreed to by and among such Holder and the Debtors or the Reorganized Debtors, as applicable.

        (c)    Reservation of Rights.    The failure of the Debtors or any other party in interest to file an objection, prior to the Effective Date, with respect to any General Unsecured Claim that is reinstated by the Plan shall be without prejudice to the rights of the Reorganized Debtors or any other party in interest to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable, in accordance with Section 11 below) when and if such Claim is sought to be enforced.

        (d)    Impairment and Voting.    Class 6 is Unimpaired. The Holders of Claims in Class 6 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

  4.7
  Intercompany Claims (Class 7).

        (a)    Classification.    Class 7 consists of all Allowed Intercompany Claims.

        (b)    Treatment.    On the Effective Date, all Allowed Intercompany Claims shall, in full and complete settlement, release, and discharge of such Claims, either be (i) reinstated, in full or in part, and treated in the ordinary course of business or (ii) cancelled and discharged, as mutually agreed upon by the Holder of such Intercompany Claim and the Debtors or the Reorganized Debtors, as

applicable. Holders of Intercompany Claims shall not receive or retain any property on account of such Intercompany Claim to the extent that such Intercompany Claim is cancelled and discharged.

        (c)    Impairment and Voting.    Class 7 is Unimpaired. The Holders of Claims in Class 7 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

  4.8
  Equity Interests in Debtor Subsidiaries (Class 8).

        (a)    Classification.    Class 8 consists of all Allowed Equity Interests in Debtor Subsidiaries.

        (b)    Treatment.    On the Effective Date, all Allowed Equity Interests in Debtor Subsidiaries shall be reinstated and otherwise unaffected by the Plan. Equity interests in Debtor Subsidiaries are Unimpaired solely to preserve the Debtors' corporate structure and Holders of those Equity Interests shall not otherwise receive or retain any property on account of such Equity Interests.

        (c)    Impairment and Voting.    Class 8 is Unimpaired. The Holders of Equity Interests in Class 8 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

  4.9
  Equity Interests in Parent (Class 9).

        (a)    Classification.    Class 9 consists of all Allowed Equity Interests in the Parent.

        (b)    Treatment.    On the Effective Date, in exchange for the full and complete settlement, release, and discharge of such Equity Interests, all Allowed Equity Interests in the Parent shall be reinstated and otherwise unaffected by the Plan and the Holders thereof shall retain all legal, equitable, and contractual rights to which Holders of such interests are otherwise entitled.

        (c)    Impairment and Voting.    Class 9 is Unimpaired. The Holders of Equity Interests in Class 9 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

  4.10
  Subordinated Claims.

        The allowance, classification, and treatment of all Allowed Claims and Allowed Equity Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to reclassify any Allowed Claim or Allowed Equity Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

SECTION 5.    MEANS FOR IMPLEMENTATION OF THE PLAN

  5.1
  Compromise of Controversies.

        In consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019. All distributions made to Holders of Allowed Claims and Allowed Equity Interests in any Class in accordance with the Plan are intended to be, and shall be, final.

  5.2
  Restructuring Transactions.

        On or after the Confirmation Date, the Debtors shall be authorized to enter into such transactions and take such other actions as may be necessary or appropriate to effect a corporate restructuring of their businesses, to otherwise simplify the overall corporate structure of the Debtors, or to reincorporate certain of the Debtors under the laws of jurisdictions other than the laws of which such Debtors currently are incorporated, which restructuring may include one or more mergers, consolidations, dispositions, liquidations, or dissolutions as may be determined by the Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Debtors vesting in one or more surviving, resulting, or acquiring corporations (collectively, the "Restructuring Transactions"). In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Debtor, such surviving, resulting, or acquiring corporation shall perform the obligations of such Debtor pursuant to the Plan to satisfy the Allowed Claims against, or Allowed Equity Interests in, such Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Debtor shall perform such obligations.

        In effecting the Restructuring Transactions, the Debtors shall be permitted to (i) execute and deliver appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) execute and deliver appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) file appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) take all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.

  5.3
  Exit Financing; Sources of Cash for Plan Distribution.

        Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date and without the need for any further corporate action and without further action by the Holders of Claims or Equity Interests, the Reorganized Debtors shall enter into the Exit Credit Agreements. All Cash required for payments to be made under the Plan shall be obtained from Cash on hand, including Cash from operations, and proceeds of the Exit Credit Agreements, and shall be made available for distributions to Disputed Claims that become Allowed and are entitled to Cash distributions.

  5.4
  Issuance of Preferred Equity.

        On the Effective Date, Parent shall issue Preferred Equity on account of the New Equity Infusion, which shall be duly authorized, validly issued, fully paid and non-assessable without the need for any further corporate action and without further action by the holders of Claims or Equity Interests. The Preferred Equity shall have the following terms:

Conversion Rights:	Convertible at any time at the holder's option into common equity of Reorganized Parent (initially convertible into 15% of such common equity outstanding as of the Effective Date, on a fully diluted basis, assuming conversion of all Preferred Equity).
Dividend:

12% cumulative dividend compounded annually and payable in cash or upon a liquidation as described below (the "Accruing Dividends") whether or not declared (for any other dividends or distributions, Preferred Equity will participate with common equity on an as-converted basis).

Liquidation Preference:

An amount payable in cash equal to the greater of (1) the original purchase price for the Preferred Equity, plus any unpaid Accruing Dividends and (2) the amount holders of Preferred Equity would receive assuming the Preferred Equity were to convert into common equity at the then-applicable conversion rate (excluding from such conversion calculation of any Accruing Dividends); Customary change of control transactions will be treated as a liquidation.

Tag-Along, Drag-Along and Preemptive Rights:	Identical to the existing Limited Liability Company Agreement of Parent.
Voting Rights:	Generally, no voting rights except as required by law; provided that holders of Preferred Equity will have customary minority consent rights.
Antidilution Provisions:

Proportional/structural adjustment for units splits, units dividends, recapitalizations, etc. (the conversion price will be adjusted on a weighted average basis for issuances of additional equity securities at a purchase price below the then effective conversion price (subject to standard exceptions)).

  5.5
  Exit Intercreditor Agreement.

        On the Effective Date and without the need for any further corporate, limited liability, or partnership action, and without further action by the Holders of Claims or Equity Interests, the New Notes Trustee, on behalf of itself and the New Noteholders, the Exit Current Asset Credit Facility Agent, on behalf of itself and the Exit Current Asset Credit Facility Lenders, the Exit Term Loan Agent, on behalf of itself and the Exit Term Loan Lenders, and the Reorganized Debtors shall enter into the Exit Intercreditor Agreement. The Exit Intercreditor Agreement shall include, among other things, provisions (a) with respect to lien priorities, enforcement of remedies, application of proceeds, and other rights substantially identical to those in the Existing Intercreditor Agreement other than to include a third lien for the New Notes; (b) limiting repayment to "last out" on account of the New Notes; (c) standstill on remedies; and (d) no cash payments while other senior debt is in default. A form of the Exit Intercreditor Agreement will be included in the Plan Supplement.

  5.6
  Cancellation of Liens.

        Except as provided otherwise under the Exit Credit Agreements or the DIP Credit Agreements, on the Effective Date, all Liens securing any Secured Claim (other than a Lien with respect to a Secured Claim that is reinstated pursuant to Section 4.4 above) shall be deemed released, and the Holder of such Secured Claim shall be authorized and directed to release any Collateral or other property of any Debtor (including any cash collateral) held by such Holder, and to take such actions as may be requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The filing of the Confirmation Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

  5.7
  Cancellation of Notes and Instruments.

        So long as the treatments provided for in, and the distributions contemplated by, Section 4 are effectuated or made, on the Effective Date, but subject to this Section 5.7, each of (a) the Term Loan Agreement; (b) the Current Asset Credit Facility Agreement; (c) the Senior Notes Indenture; (d) the Existing Intercreditor Agreement; (e) the DIP Current Asset Credit Facility Agreement; (f) the DIP Term Loan Agreement; and (g) any notes, bonds, indentures, certificates, or other instruments or documents evidencing or creating any Claims that are Impaired by the Plan, shall be cancelled and deemed terminated and satisfied and discharged with respect to the Debtors, and the Holders thereof shall have no further rights or entitlements in respect thereof against the Debtors, except the rights to receive the distributions, if any, to which the Holders thereof are entitled under the Plan.

  5.8
  Corporate Action.

        (a)    Due Authorization.    On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the members, stockholders or directors of one or more of the Debtors shall be deemed to have occurred and shall be in effect on and after the Effective Date pursuant to the applicable general corporation (or similar) law of the jurisdictions in which the Debtors are incorporated, formed, or organized, as applicable, without any requirement of further action by the members, stockholders or directors of the Debtors or the Reorganized Debtors.

        (b)    General.    On the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects without the need for any further corporate action and without further action by the Holders of Claims or Equity Interests, including, to the extent applicable, (i) the selection of the directors, members, and officers for the Reorganized Debtors; (ii) the issuance of the New Notes; (iii) the execution of and entry into the New Notes Indenture; (iv) the execution of and entry into the Exit Credit Agreements; (v) the execution of and entry into the Exit Intercreditor Agreement; (vi) the assumption of the West Hartford Facility Lease, subject to the West Hartford Facility Lease Modifications; and (vii) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). On the Effective Date, the appropriate officers, members, and boards of directors of the Reorganized Debtors shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including, to the extent applicable, (i) the New Notes Indenture; (ii) the Exit Credit Agreements; (iii) the Exit Intercreditor Agreement; (iv) the New Management Incentive Plan; and (v) any and all other agreements, documents, securities, and instruments relating to the foregoing (including, without limitation, security documents). The authorizations and approvals contemplated in this Section 5.8 shall be effective notwithstanding any requirements under any applicable non-bankruptcy law.

        (c)    Board of Directors of Reorganized Colt.    Pursuant to section 1129(a)(5) of the Bankruptcy Code, the identity and affiliations of each proposed member of Reorganized Colt's initial board of directors (and, to the extent such Person is an insider, the nature of any compensation for such Person) will be disclosed in the Plan Supplement. It is anticipated that Reorganized Colt's initial board of directors shall be identical to the existing board of directors of Parent, including at least two independent members.

        (d)    Officers of the Reorganized Debtors.    Pursuant to section 1129(a)(5) of the Bankruptcy Code, the identity and affiliations of each of the initial officers of the Reorganized Debtors (and, to the extent such Person is an insider, the nature of any compensation for such Person) will be disclosed in the Plan Supplement.

  5.9
  Direction Letters.

        Following the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, may transmit direction letters to the Senior Notes Indenture Trustee or the New Notes Indenture, as applicable, instructing such trustee, as applicable, to complete, certify, and return to the Debtors or Reorganized Debtors a certification containing information necessary to issue and distribute the New Notes to Holders of Allowed Senior Notes Claims.

  5.10
  New Management Incentive Plan.

        On the Effective Date, without the need for any further corporate action and without further action by the holders of Claims or Equity Interests, the New Management Incentive Plan shall become effective and shall replace the Colt Defense Long Term Incentive Plan. The solicitation of votes on the Plan shall include, and be deemed to be, a solicitation for approval of the New Management Incentive Plan. Entry of the Confirmation Order shall constitute such approval.

SECTION 6.    DISTRIBUTIONS

  6.1
  Distribution Record Date.

        Distributions hereunder to the Holders of Allowed Claims and Allowed Equity Interests shall be made to the Holders of such Claims and Equity Interests as of the Distribution Record Date. Transfers of Claims and Equity Interests after the Distribution Record Date shall not be recognized for purposes of this Plan. On the Distribution Record Date, the Senior Notes Indenture Trustee shall provide a true and correct copy of the registry for the Senior Notes to the Debtors. The Debtors, the Reorganized Debtors, or any party responsible for making distributions pursuant to this Section 6.1 shall be entitled to recognize and deal for all purposes hereunder only with those record Holders stated on the transfer ledgers as of the close of business on the Distribution Record Date.

  6.2
  Date of Distributions.

        Except as otherwise provided herein, any distributions and deliveries to be made under the Plan shall be made on the applicable Effective Date or as soon as practicable thereafter. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

  6.3
  Calculation of New Notes.

        The aggregate principal amount of New Notes issued on a pro rata basis to Holders of Senior Notes Claims will be rounded down, if necessary, to $1,000 or the nearest whole multiple of $1,000 in excess thereof. This rounded amount will be the principal amount of New Notes that Holders of Senior

Notes Claims will receive, and no New Notes or cash will be paid in lieu of any principal amount of New Notes not received as a result of rounding.

  6.4
  Disbursement Agent.

        (a)    General.    Unless otherwise provided in the Plan, all distributions under the Plan shall be made on the Effective Date by the Reorganized Debtors as Disbursement Agent or such other Entity designated by the Reorganized Debtors as a Disbursement Agent. No Disbursement Agent hereunder, including, without limitation, the Senior Notes Indenture Trustee, the Current Asset Credit Facility Agent, and the Term Loan Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

        (b)    Senior Notes Indenture Trustee.    The Senior Notes Indenture Trustee shall be deemed to be the Holder of all Senior Notes Claims for purposes of distributions to be made under the Plan, and all distributions on account of Allowed Senior Notes Claims shall be made through the Senior Notes Indenture Trustee or as otherwise agreed to by the Reorganized Debtors and the Senior Notes Indenture Trustee. All distributions to Holders of Allowed Senior Notes Claims shall be governed by the Senior Notes Indenture Trustee.

        (d)    Current Asset Credit Facility Agent.    The Current Asset Credit Facility Agent shall be deemed to be the Holder of all Current Asset Credit Facility Claims for purposes of distributions to be made hereunder, and all distributions on account of Current Asset Credit Facility Claims shall be made to the Current Asset Credit Facility Agent or as otherwise agreed to by the Reorganized Debtors and the Current Asset Credit Facility Agent.

        (e)    Term Loan Agent.    The Term Loan Agent shall be deemed to be the Holder of all Term Loan Claims for purposes of distributions to be made hereunder, and all distributions on account of Term Loan Claims shall be made to the Term Loan Agent or as otherwise agreed to by the Term Loan Agent and the Current Asset Credit Facility Agent.

        (f)    DIP Agents.    The DIP Agents shall be deemed to be the Holder of all DIP Facility Claims for purposes of distributions to be made hereunder, and all distributions on account of DIP Facility Claims shall be made to the DIP Agents or as otherwise agreed to by the Reorganized Debtors and the DIP Agents.

  6.5
  Rights and Powers of Disbursement Agent.

        Each Disbursement Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated by the Plan; (c) without further order of the Bankruptcy Court, employ professionals and incur reasonable fees and expenses to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursement Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by such Disbursement Agent to be necessary and proper to implement the provisions of the Plan.

  6.6
  Expenses of the Disbursement Agent.

        The amount of any reasonable fees and documented expenses incurred by each Disbursement Agent acting in such capacity (including taxes and reasonable attorneys' fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

  6.7
  Delivery of Distributions.

        (a)    General.    All distributions to any Holder of an Allowed Claim or Allowed Equity Interest shall be made to the address of such Holder as set forth in the books and records of the Debtors or its agents, as applicable, unless the Debtors or Reorganized Debtors have been notified in writing of a change of address.

        (b)    Undeliverable Distributions.    In the event that any distribution to any Holder is returned as undeliverable or is otherwise unclaimed, the Disbursement Agent shall make no further distribution to such Holder unless and until such Disbursement Agent is notified in writing of such Holder's then current address. On, or as soon as practicable after, the date on which a previously undeliverable or unclaimed distribution becomes deliverable and claimed, the Disbursement Agent shall make such distribution without interest thereon. Any Holder of an Allowed Claim or Allowed Equity Interest that fails to assert a claim hereunder for an undeliverable or unclaimed distribution within one year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting such Claim against any of the Debtors, the Estates, or the Reorganized Debtors or their property. After the first anniversary of the Effective Date, all property or interests in property not distributed pursuant to this Section 6.7(b) shall be deemed unclaimed property pursuant to section 347(b) of the Bankruptcy Code. Such property or interests in property shall be returned by the Disbursement Agent to the Reorganized Debtors, and the claim of any other Holder to such property or interests in property shall be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary. Nothing contained herein shall require, or be construed to require, the Disbursement Agent to attempt to locate any Holder of an Allowed Claim or Allowed Equity Interest.

  6.8
  Manner of Payment Under Plan.

        At the option of the applicable Disbursement Agent, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements. All distributions of Cash shall be made by or on behalf of the applicable Debtor.

  6.9
  Setoffs and Recoupment.

        The Debtors and the Reorganized Debtors may, but shall not be required to, set off or recoup against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made), or the distributions to be made hereunder on account of such Claim, any Claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to exercise such setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such Claim the Debtors or the Reorganized Debtors may have against the Holder of such Claim.

  6.10
  Distributions After Effective Date.

        Distributions made after the Effective Date to Holders of Disputed Claims or Disputed Equity Interests that are not Allowed Claims or Allowed Equity Interests, as the case may be, as of the Effective Date but that later become Allowed Claims or Allowed Equity Interests shall be deemed to have been made on the Effective Date.

  6.11
  Allocation of Distributions Between Principal and Interest.

        The aggregate consideration to be distributed to the Holders of Allowed Claims under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claims of such Holders, as determined for federal income tax purposes, and any remaining consideration as satisfying accrued, but unpaid, interest, if any.

  6.12
  No Postpetition Interest on Claims and Equity Interests/No Fees and Expenses.

        Unless otherwise specifically provided for in this Plan, the Confirmation Order, or any other order entered by the Bankruptcy Court, (a) postpetition interest shall not accrue on or after the Petition Date on account of any Claim or Equity Interest and no Holder of a Claim or Equity Interest shall be entitled to interest accruing on or after the Petition Date on any such Claim or Equity Interest and (b) no Holder of a Claim or Equity Interest shall be entitled to the payment of any fees or expenses incurred in connection with such Claim or Equity Interest.

  6.13
  Claims Paid or Payable by Third Parties.

        (a)    Claims Paid by Third Parties.    The Debtors or Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be Disallowed without an objection having to be filed and without any further notice to, or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment (before or after the Effective Date) on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or Reorganized Debtor on account of such Claim, such Holder shall, within ten (10) days of receipt thereof, repay or return the distribution to the applicable Debtor or Reorganized Debtor, to the extent the Holder's total recovery on account of such Claim from the third party and under the Plan exceeds the Allowed amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the federal judgment rate, as in effect as of the Petition Date, on such amount owed for each Business Day after the 10-day grace period specified above until the amount is repaid.

        (b)    Claims Payable by Third Parties.    No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors' insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors' insurers agree to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers' agreement the applicable portion of such Claim may be expunged without an objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

        (c)    Applicability of Insurance Policies.    Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in this Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors, the Reorganized Debtors, or any Entity may hold against any other Entity under any insurance policies, including against insurers, nor shall anything contained in this Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

  6.14
  Surrender of Cancelled Instruments or Securities.

        (a)   Any Holder of a Claim or Equity Interest evidenced by the instruments, securities, or other documentation cancelled under Section 5.7 above (including the Senior Notes Indenture Trustee) shall surrender such applicable instruments, securities, or other documentation to the Reorganized Debtors or certify in writing that such instrument, security, or other documentation has been cancelled, in accordance with written instructions to be provided to such Holder by the Reorganized Debtors, unless waived in writing by the Debtors or the Reorganized Debtors. Any distribution required to be made hereunder on account of any such Claim or Equity Interest shall be treated as an undeliverable distribution under Section 6.7(b) above pending the satisfaction of the terms of this Section 6.14(a).

        (b)   Subject to Section 6.15 below, other than for instruments, securities, or other documentation certified as cancelled by the Senior Notes Indenture Trustee, the Current Asset Credit Facility Agent,

or the Term Loan Agent in accordance with Section 6.14(a), any Holder of any Claim or Equity Interest evidenced by the instruments, securities, or other documentation cancelled under Section 5.7 above that fails to surrender such applicable instruments, securities, or other documentation in accordance with Section 6.14(a) within one year after the Effective Date shall have such Claim or Equity Interest, and the distribution on account of such Claim or Equity Interest, disgorged or forfeited, as applicable, and shall forever be barred from asserting such Claim or Equity Interest against any of the Reorganized Debtors or their respective property.

  6.15
  Lost, Stolen, Mutilated, or Destroyed Debt or Equity Securities.

        In addition to any requirements under any applicable agreement, any Holder of a Claim or Equity Interest evidenced by the instruments, securities, or other documentation cancelled under Section 5.7 above, which instruments, securities, or other documentation have been lost, stolen, mutilated, or destroyed, shall, in lieu of surrendering such instruments, securities, or other documentation, (a) deliver evidence of such loss, theft, mutilation, or destruction that is reasonably satisfactory to the Reorganized Debtors and (b) deliver to the Reorganized Debtors such security or indemnity as may be required by the Reorganized Debtors to hold the Reorganized Debtors harmless from any damages, liabilities, or costs incurred in treating such Entity as the Holder of such Allowed Claim or Allowed Equity Interest. Such Holder shall, upon compliance with this Section 6.15, be deemed to have surrendered such instruments, securities, or other documentation for all purposes hereunder.

SECTION 7.    PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND EQUITY INTERESTS

  7.1
  No Proofs of Claim or Equity Interests Required.

        Except as otherwise provided in the Plan or by order of the Bankruptcy Court, Holders of Claims or Equity Interests shall not be required to file proofs of Claims or Equity Interests in the Chapter 11 Cases.

  7.2
  Objections to Claims; Requests for Estimation.

        From and after the Effective Date, the Reorganized Debtors shall (i) have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to Claims without approval of the Bankruptcy Court and (ii) be permitted to settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

  7.3
  Payments and Distributions on Disputed Claims.

        At such time as a Disputed Claim becomes Allowed, the Disbursement Agent shall distribute to the Holder of such Allowed Claim the property distributable to such Holder pursuant to Section 4 of the Plan. To the extent that all or a portion of a Disputed Claim is Disallowed, the Holder of such Claim shall not receive any distribution on account of the portion of such Claim that is Disallowed. Notwithstanding any other provision of the Plan, no interest shall accrue or be Allowed on any Claim during the period after the Petition Date, except as provided for in the DIP Order or to the extent that section 506(b) of the Bankruptcy Code permits interest to accrue and be allowed on such Claim.

  7.4
  Preservation of Claims and Rights to Settle Claims.

        Except as otherwise provided in the Plan, or in any contract, instrument, or other agreement or document entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, compromise, otherwise resolve, discontinue, abandon, or dismiss all Claims, rights, Causes of Action, suits, and proceedings, including those described in the Plan Supplement (collectively, the "Retained Actions"), whether at law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Entity (other than Claims, rights, Causes of Action, suits, and proceedings released pursuant to Section 10.4 below), without the approval of the Bankruptcy Court. The Reorganized Debtors or their successor(s) may pursue such Retained Actions, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) that hold such rights.

        No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Retained Action against it as any indication that the Reorganized Debtors will not, or may not, pursue any and all available Retained Actions against it. The Reorganized Debtors expressly reserve all rights to prosecute any and all Retained Actions against any Entity. Unless any Retained Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Retained Actions for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches shall apply to such Retained Action upon, after, or as consequence of, confirmation or consummation of the Plan. For the avoidance of doubt, all Claims, Causes of Action, suits, and proceedings of the Debtors that are not Retained Actions are waived as of the Effective Date.

SECTION 8.    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

  8.1
  Assumption of Contracts and Leases.

        Except for any executory contracts or unexpired leases that are (a) the subject of a motion to assume or reject pending on the Confirmation Date, which shall be assumed or rejected in accordance with the disposition of such motion or (b) identified in the Plan Supplement as executory contracts or unexpired leases to be rejected pursuant to the Plan, all executory contracts and unexpired leases to which any of the Debtors is a party are hereby specifically assumed as of the Effective Date. Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving such contract and lease assumptions as of the Effective Date and determining that "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) by the Reorganized Debtors has been demonstrated and no further adequate assurance is required. The pendency of any motion to assume or reject executory contracts or unexpired leases shall not prevent or delay implementation of the Plan or the occurrence of the Effective Date. Each executory contract and unexpired lease assumed pursuant to this Section 8.1 or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in, and be fully enforceable by, the applicable Reorganized Debtor(s) in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

        Unless otherwise provided in the Plan, each executory contract and unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously terminated or is otherwise not in effect.

        Modifications, amendments, supplements, and restatements to prepetition executory contracts or unexpired leases that have been executed by any of the Reorganized Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease.

  8.2
  Cure of Defaults.

        Any monetary amount by which any executory contract or unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, in accordance with section 365(b)(1) of the Bankruptcy Code, by payment of such amount in Cash on the Effective Date, or upon such other terms as the parties to such executory contract or unexpired lease may otherwise agree. If a dispute arises regarding (a) the amount of any cure payments required under section 365(b)(1) of the Bankruptcy Code; (b) the ability of any Reorganized Debtor or any assignee thereof to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (c) any other matter pertaining to assumption under section 365 of the Bankruptcy Code, the cure payments required under section 365(b)(1) of the Bankruptcy Code, if any, shall be made following the entry of a Final Order resolving such dispute and shall not prevent or delay implementation of the Plan or the occurrence of the Effective Date.

        Assumption of any executory contract or unexpired lease pursuant to the Plan or otherwise, and payment of the applicable cure amount, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or non-monetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time prior to the effective date of assumption. Any proof of Claim filed with respect to an executory contract or unexpired lease that is assumed shall be deemed Disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

  8.3
  Claims Based on Rejection of Executory Contracts or Unexpired Leases.

        All proofs of Claim with respect to Claims arising from the rejection of executory contracts or unexpired leases must be filed within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection or the date of withdrawal of a motion to assume. Any Claim arising from the rejection of an executory contract or unexpired lease for which proof of such Claim is not filed within such time period shall be forever barred from assertion against any of the Debtors, the Estates, or the Reorganized Debtors or their property, unless otherwise ordered by the Bankruptcy Court. Any Allowed Claim arising from the rejection of executory contracts or unexpired leases for which proof of such Claim has been timely filed shall be, and shall be treated as, an Allowed General Unsecured Claim under the terms hereof, subject to any limitation under section 502(b) of the Bankruptcy Code or otherwise.

  8.4
  Indemnification of Directors, Officers, and Employees.

        Any obligations of the Debtors pursuant to their certificates of incorporation, bylaws, or organizational documents, as applicable, or any other agreements entered into by any Debtor at any time prior to the Effective Date, to defend, indemnify, reimburse, or limit the liability of any current and former directors, officers, agents, managers, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such directors, officers, agents, managers, or employees, based upon any act or omission for or on behalf of the Debtors, irrespective of whether such indemnification is owed in connection with an event occurring before or after the Petition Date, shall not be discharged or impaired by confirmation of the Plan. Such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors hereunder and assigned to the Reorganized Debtors pursuant to section 365 of the Bankruptcy Code and shall continue as obligations of the Reorganized Debtors.

  8.5
  Compensation and Benefit Plans.

        All employee compensation and benefit plans, policies, and programs of the Debtors entered into before or after the Petition Date and not since terminated shall be deemed to be, and shall be treated as if they were, executory contracts to be assumed pursuant to the Plan. Employee benefit plans, policies, and programs include, without limitation, all medical and health insurance, life insurance, dental insurance, disability benefits and coverage, leave of absence, retirement plans, retention plans, severance plans, and other such benefits. The Debtors' obligations under such plans, policies, and programs shall survive confirmation of the Plan and shall be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing, or other documents relating to, such plans, policies, and programs. Notwithstanding the above, as of the Effective Date, the Debtors shall be deemed to have rejected the Colt Defense Long Term Incentive Plan and shall replace such plan with the New Management Incentive Plan.

  8.6
  Insurance Policies.

        All insurance policies (including all director and officer insurance policies) pursuant to which the Debtors have any obligations in effect as of the Effective Date shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors (and assigned to the Reorganized Debtors if necessary to continue such insurance policies in full force) pursuant to section 365 of the Bankruptcy Code and shall continue in full force and effect. All other insurance policies shall revest in the Reorganized Debtors.

  8.7
  Assumption of the West Hartford Facility Lease.

        On the Effective Date, the Debtors shall assume the West Hartford Facility Lease subject to the modifications set forth below (the "West Hartford Facility Lease Modifications"):

        (a)    Extension Period:    Three (3) years from the existing expiration date; provided that the Landlord will grant the Debtors (2) additional options to extend the lease for 12 months (first option) and 18 months (second option), each renewal option being subject to an extension fee of $300,000 due upon exercise of such option, with such exercise and fee being due at least 12 and no more than 15 months prior to the start of such option period.

        (b)    Rent:    Annual fixed rent will increase by 3% on the effective date of the extension, and will increase by an additional 3% on each of the first and second anniversary of the effective date of the extension and at the start of each additional option exercised. Rent will remain payable in monthly installments.

        (c)    Outstanding Rent:    Any outstanding rent (which, as of May 29, 2015, did not exceed $215,000, exclusive of the administrative fee of 5% for late rent payments and default interest on late payments equal to 5% over the prime rate per annum), including interest and penalties thereon, will be paid in full, in cash, as a condition to the extension, including the fees and expenses of the Landlord.

        (d)    Change in Control:    Any change in control would constitute an event of default by the Tenant under Section 11.1 of the West Hartford Facility Lease as amended; provided, however, that a change in control resulting from the exercise of remedies by the Term Loan Lenders or the Current Asset Credit Facility Lenders would not be an event of default under such lease until 12 months after the effective date of such change in control.

        (e)    Claims.    For the avoidance of doubt, notwithstanding anything else herein to the contrary, including, but not limited to, pursuant to Section 8.2 or Section 10 hereof, no Claims or rights of NPA Hartford under the West Hartford Facility Lease, whether known or unknown, contingent or non-contingent, liquidated or unliquidated, disputed or otherwise, are being waived, discharged, or released pursuant to this Plan.

  8.8
  Reservation of Rights.

        Nothing contained in the Plan shall constitute an admission by the Debtors that any agreement, contract, or lease is an executory contract or unexpired lease subject to Section 8 of the Plan, as applicable, or that the Debtors or Reorganized Debtors have any liability thereunder.

  8.9
  Contracts and Leases Entered Into After the Petition Date.

        Contracts and leases entered into after the Petition Date by any Debtor in the ordinary course of business or following approval pursuant to a Bankruptcy Court order, including any executory contracts and unexpired leases assumed by a Debtor, shall be performed by the applicable Debtor or Reorganized Debtor, as the case may be, liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed executory contracts and unexpired leases) shall survive and remain unaffected by entry of the Confirmation Order.

SECTION 9.    CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

  9.1
  Conditions Precedent to the Effective Date.

        The Effective Date shall not occur and the Plan shall not become effective unless and until the following conditions have been satisfied in full or waived in accordance Section 9.2 of the Plan:

        (a)    Entry of Confirmation Order.    The Confirmation Order, in form and substance reasonably satisfactory to the DIP Lenders, the Current Asset Credit Facility Lenders and the Term Loan Lenders, shall have been entered on the docket for the Chapter 11 Cases and shall have become a Final Order in full force and effect.

        (b)    Execution and Delivery of Other Documents.    All other actions and all agreements, instruments, or other documents necessary to implement the Plan, including the Exit Credit Agreements and the Exit Intercreditor Agreement, shall have been (i) effected or (ii) duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived.

        (c)    Exit Financing.    The Debtors shall have access to funding under the Exit Facilities.

        (d)    DIP Financing.    All financing provided to the Debtors under the DIP Facilities shall have been repaid, as provided in the DIP Credit Agreements, or other arrangements satisfactory to the DIP Lenders regarding the termination of such financing shall have been made.

        (e)    New Management Incentive Plan.    The Confirmation Order shall provide that Reorganized Parent shall execute and deliver the New Management Incentive Plan as soon as practicable after the Effective Date.

        (f)    West Hartford Facility Lease.    The Debtors shall have obtained an extension of the West Hartford Facility Lease consistent with the West Hartford Facility Lease Modifications.

        (g)    Consents.    All authorizations, consents, and approvals determined by the Debtors to be necessary to implement the Plan shall have been obtained.

        (h)    Amendments.    The Plan and the Plan Documents shall not have been materially amended or modified without the consent of the DIP Lenders, the Current Asset Credit Facility Lenders and the Term Loan Lenders.

        (i)    Statutory Fees.    All statutory fees and obligations then due and payable to the Office of the United States Trustee shall have been paid and satisfied in full.

        (j)    Regulatory Approvals.    The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents necessary to implement the Plan.

        (k)    Other Acts.    Any other actions the Debtors determine are necessary to implement the terms of the Plan shall have been taken.

  9.2
  Waiver of Conditions Precedent.

        Each of the conditions precedent in Section 9.1 of the Plan may be waived, in whole or in part, by the Debtors in writing, with the consent of the DIP Lenders, the Current Asset Credit Facility Lenders and the Term Loan Lenders, but without notice to any other third parties or order of the Bankruptcy Court or any other formal action.

  9.3
  Effect of Non-Occurrence of the Effective Date.

        If the conditions listed in section 9.1 are not satisfied or waived in accordance with Section 9.2, then (a) the Confirmation Order shall be of no further force or effect; (b) the Plan shall be null and void in all respects; (c) no distributions under the Plan shall be made; (d) the Debtors and all Holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date; and (e) nothing contained in the Plan or the Disclosure Statement shall (i) be deemed to constitute a waiver or release of (x) any Claims by any creditor or (y) any Claims against, or Equity Interests in, the Debtors, (ii) prejudice in any manner the rights of the Debtors, or (iii) constitute an admission, acknowledgment, offer, or undertaking by the Debtors in any respect.

SECTION 10.    EFFECT OF CONFIRMATION

  10.1
  Vesting of Assets; Continued Corporate Existence.

        On the Effective Date, except as otherwise provided in the Plan, pursuant to sections 1141(b) and 1141(c) of the Bankruptcy Code, all property of the Debtors' Estates shall vest in the Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges, and other interests. Except as otherwise provided in the Plan, each of the Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law and pursuant to the applicable organizational documents, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law. On and after the Effective Date, the Reorganized Debtors shall be authorized to operate their respective businesses and to use, acquire, or dispose of assets, without supervision or approval by the Bankruptcy Court and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

  10.2
  Binding Effect.

        Subject to the occurrence of the Effective Date and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062, on and after the Confirmation Date, the provisions of the Plan shall be immediately effective and enforceable and deemed binding upon any Holder of a Claim against, or Equity Interest in, the Debtors, and such Holder's respective successors and assigns, (whether or not the Claim or Equity Interest of such Holder is Impaired under the Plan, whether or not such Holder has accepted the Plan, and whether or not such Holder is entitled to a distribution under the Plan), all Entities that are party, or subject, to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor counterparties to executory contracts, unexpired leases, and any other prepetition agreements.

  10.3
  Discharge of Claims.

        Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan (including with respect to Claims reinstated by the Plan), the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of all Claims against, and Equity Interests in, the Debtors, and Causes of Action of any nature whatsoever arising on or before the Effective Date, known or unknown, including, without limitation, any interest accrued or expenses incurred on such Claims from and after the Petition Date, against the Debtors, and liabilities of, Liens on, obligations of, and rights against, the Debtors or any of their assets or properties arising before the Effective Date, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Equity Interests, in each case whether or not: (a) a proof of Claim or Equity Interest based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Equity Interest based upon such debt or right is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Equity Interest has accepted the Plan. Any default by the Debtors with respect to any Claim that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. Except as otherwise specifically provided in the Plan (including with respect to Claims reinstated by the Plan), all Entities shall be precluded from asserting against the Debtors, the Reorganized Debtors, or their respective properties or interests in property, any other Claims based on any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except with respect to Claims reinstated pursuant to the Plan, the Confirmation Order shall be a judicial determination of the discharge of all Claims arising before the Effective Date against the Debtors, subject to the occurrence of the Effective Date.

  10.4
  Releases.

        (a)    Releases by the Debtors.    Pursuant to section 1123(b) of the Bankruptcy Code and to the extent allowed by applicable law, upon the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors, in their individual capacities and as debtors in possession, shall be deemed forever to release, waive, and discharge the Released Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, actions, Causes of Action, and liabilities, whether for tort, fraud, contract, recharacterization, subordination, violations of federal or state securities laws (other than the rights of the Debtors or Reorganized Debtors to enforce the terms of the Plan and the contracts, instruments, releases, and other agreements or documents delivered in connection with the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then-existing or thereafter arising, at law, in equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence, or circumstances taking place on or before the Effective Date, in any way relating to (i) the Debtors or the Chapter 11 Cases; (ii) any investment by any Released Party in any of the Debtors; (iii) any action or omission of any Released Party with respect to any indebtedness under which any Debtor is or was a borrower or guarantor, or any common or preferred equity investment in the Debtors (including, without limitation, any action or omission of any Released Party with respect to the acquisition, holding, voting, or disposition of any such investment); (iv) any Released Party in any such Released Party's capacity as an officer, director, employee, or agent of, or advisor to, any Debtor; (v) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan; (vi) the business or contractual arrangements between any Debtor and any Released Party; (vii) the restructuring of Claims and Equity Interests before or during the Chapter 11 Cases; and (viii) the negotiation, formulation, preparation, or dissemination of the DIP Credit Agreements, the Exit Credit Agreements, the Current Asset Credit Facility Agreement, the Term Loan Agreement, the Senior Notes Indenture, the New Notes Indenture, the Plan (including, for the avoidance of doubt, the Plan Supplement), Exchange Offer, the Disclosure Statement, or related agreements, instruments, or other documents, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined by a Final Order to have constituted willful misconduct, fraud, criminal conduct, or gross negligence. The Reorganized Debtors shall be bound, to the same extent the Debtors are bound, by the releases and discharges set forth above.

        Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the releases described in this Section 10.4(a) by the Debtors, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute its finding that each release described in this Section 10.4(a) is: (i) in exchange for the good and valuable consideration provided by the Released Parties, a good faith settlement and compromise of such Claims; (ii) in the best interests of the Debtors and all Holders of Equity Interests and Claims; (iii) fair, equitable, and reasonable; (iv) given and made after due notice and opportunity for hearing; and (v) a bar to any of the Releasing Parties asserting any Claim, Cause of Action, or liability related thereto, of any kind whatsoever, against any of the Released Parties or their property.

        (b)    Releases by Holders of Claims and Holders of Equity Interests.    Upon the Effective Date, to the maximum extent permitted by applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each Releasing Party, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan, and the Cash and other contracts, instruments, releases, agreements, or documents to be delivered in connection with the Plan, shall be deemed forever to release, waive, and discharge the Released Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, actions, Causes of Action, and liabilities, including any derivative claims assertable on behalf of any Debtor, whether for tort, fraud, contract, recharacterization, subordination, violations of federal or state securities laws (other than the rights of the Releasing Parties to enforce the terms of the Plan and the contracts, instruments, releases, and other agreements or documents delivered in connection with the Plan and Claims reinstated pursuant to the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then-existing or thereafter arising, at law, in equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence, or circumstances taking place on or before the Effective Date, in any way relating to (i) the Debtors or the Chapter 11 Cases; (ii) any investment by any Released Party in any of the Debtors; (iii) any action or omission of any Released Party with respect to any indebtedness under which any Debtor is or was a borrower or guarantor, or any common or preferred equity investment in the Debtors (including, without limitation, any action or omission of any Released Party with respect to the acquisition, holding, voting, or disposition of any such investment); (iv) any Released Party in any such Released Party's capacity as an officer, director, employee, or agent of, or advisor to, any Debtor; (v) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan; (vi) the business or contractual arrangements between any Debtor and any Released Party; (vii) the restructuring of Claims and Equity Interests before or during the Chapter 11 Cases; and (viii) the negotiation, formulation, preparation, or dissemination of the DIP Credit Agreements, the Exit Credit Agreements, the Current Asset Credit Facility Agreement, the Term Loan Agreement, the Senior Notes Indenture, the New Notes Indenture, the Plan (including, for the avoidance of doubt, the Plan Supplement), the Exchange Offer, the Disclosure Statement or related agreements, instruments, or other documents, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined by a Final Order to have constituted willful misconduct, fraud, criminal conduct, or gross negligence.

        Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the releases described in this Section 10.4(b), which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute its finding that each release described in Section 10.4(b) is: (i) in exchange for the good and valuable consideration provided by the Released Parties, a good faith settlement and compromise of such Claims and Equity Interests; (ii) in the best interests of the Debtors and all Holders of Claims and Equity Interests; (iii) fair, equitable, and reasonable; (iv) given and made after due notice and opportunity for hearing; and (v) a bar to any of the Releasing Parties asserting any Claim, Cause of Action, or liability related thereto, of any kind whatsoever, against any of the Released Parties or their property.

  10.5
  Exculpation and Limitation of Liability.

        None of the Debtors or Reorganized Debtors, or the direct or indirect affiliates, officers, directors, partners, employees, members, members of boards of managers, advisors, attorneys, financial advisors, accountants, investment bankers, or agents (whether current or former, in each case in his, her, or its capacity as such) of the Debtors or the Reorganized Debtors, including, for the avoidance of doubt, the Sciens Group and any other direct or indirect holders of Equity Interests in Colt Defense LLC, or the Released Parties shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or Equity Interest, or any other party in interest in the Chapter 11 Cases, or any of their respective agents, employees, representatives, financial advisors, attorneys or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of, the Chapter 11 Cases, formulation, negotiation, preparation, dissemination, confirmation, solicitation, implementation, or administration of the Plan, the Plan Supplement, the Disclosure Statement, the Exchange Offer, the DIP Credit Agreements, the Exit Credit Agreements, the Current Asset Credit Facility Agreement, the Term Loan Agreement, the Senior Notes Indenture, the New Notes Indenture, any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any other pre- or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors or confirming or consummating the Plan (including the issuance of any securities or the distribution of any property under the Plan); provided, however, that the foregoing provisions of this Section 10.5 shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined by a Final Order to have constituted willful misconduct, fraud, or gross negligence and shall not impact the right of any Holder of a Claim or Equity Interest, or any other party to enforce the terms of the Plan and the contracts, instruments, releases, and other agreements or documents delivered in connection with the Plan. Without limiting the generality of the foregoing, the Debtors and the Debtors' direct or indirect affiliates, officers, directors, partners, employees, members, members of boards of managers, advisors, attorneys, financial advisors, accountants, investment bankers, and agents (whether current or former, in each case in his, her, or its capacity as such) including, for the avoidance of doubt, the Sciens Group and any other direct or indirect Holders of Equity Interests in Colt Defense LLC, shall, in all respects, be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan. The exculpated parties have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

  10.6
  Injunction.

        (a)    General.    All Persons or Entities who have held, hold, or may hold Claims or Equity Interests (other than Claims that are reinstated under the Plan), and all other parties in interest in the Chapter 11 Cases, along with their respective current and former employees, agents, officers, directors, principals, and affiliates, are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind, against the Debtors or the Reorganized Debtors, or in respect of any Claim or Cause of Action released or settled hereunder; (ii) enforcing, attaching, collecting, or recovering by any manner or means of any judgment, award, decree, or order against the Debtors or Reorganized Debtors; (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or Reorganized Debtors; or (iv) asserting any right of setoff, subrogation, or recoupment of any kind, against any obligation due from the Debtors or Reorganized Debtors, or against the property or interests in property of the Debtors or Reorganized Debtors, on account of such Claims or Equity Interests; provided, however, that nothing contained herein shall preclude such Entities from exercising their rights pursuant to and consistent with the terms hereof and the contracts, instruments, releases, and other agreements and documents delivered under or in connection with the Plan.

        (b)    Injunction Against Interference With the Plan.    Upon entry of the Confirmation Order, all Holders of Claims and Equity Interests and their respective current and former employees, agents, officers, directors, principals, and affiliates shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan. Each Holder of an Allowed Claim or Allowed Equity Interest, by accepting, or being eligible to accept, distributions under or reinstatement of such Claim or Equity Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this section of the Plan.

  10.7
  Term of Bankruptcy Injunction or Stays.

        All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence as of the Confirmation Date, shall remain in full force and effect until the Effective Date.

  10.8
  Termination of Subordination Rights and Settlement of Related Claims.

        The classification and manner of satisfying all Claims and Equity Interests under the Plan takes into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan, shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be enjoined permanently. Accordingly, distributions under the Plan to Holders of Allowed Claims shall not be subject to payment of a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

  10.9
  Reservation of Rights.

        The Plan shall have no force or effect unless and until the applicable Effective Date. Prior to the applicable Effective Date, none of the filing of the Plan, any statement or provision contained in the Plan, or action taken by the Debtors with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be, or shall be deemed to be, an admission or waiver of any rights of any Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

SECTION 11.    RETENTION OF JURISDICTION

        Pursuant to sections 105(c) and 1142 of the Bankruptcy Code, and notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Plan, the Confirmation Order, and the Chapter 11 Cases, to the fullest extent permitted by law, including jurisdiction, to the extent applicable:

        (a)   To allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

        (b)   To resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are party to or with respect to which any Debtor or Reorganized Debtor may be liable, and hear, determine and, if necessary, liquidate, any Claims arising therefrom;

        (c)   To determine any and all motions, adversary proceedings, applications, contested matters, or other litigated matters pending on the Effective Date;

        (d)   To ensure that distributions to Holders of Allowed Claims and Allowed Equity Interests are accomplished pursuant to the terms of the Plan;

        (e)   To adjudicate any and all disputes arising from or relating to distributions under the Plan;

        (f)    To enter, implement, or enforce such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan, and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan or the Confirmation Order;

        (g)   To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated, or distributions pursuant to the Plan are enjoined or stayed;

        (h)   To issue injunctions, enter, and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

        (i)    To modify the Plan before or after the Effective Date under section 1127 of the Bankruptcy Code or modify the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

        (j)    To hear and determine all applications for compensation and reimbursement of expenses of Professionals under sections 330, 331, and 503(b) of the Bankruptcy Code incurred prior to the Confirmation Date; provided, however, that, from and after the Confirmation Date, the payment of fees and expenses of the Reorganized Debtors, including fees and expenses of counsel, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

        (k)   To hear and determine any rights, Claims, or Causes of Action held or reserved by, or accruing to, the Debtors or the Reorganized Debtors pursuant to the Bankruptcy Code, the Confirmation Order or, in the case of the Debtors, any other applicable law;

        (l)    To enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases;

        (m)  To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Documents, the Confirmation Order, any transactions contemplated thereby, or any agreement, instrument, or other document governing or relating to any of the foregoing, or the effect of the Plan under any agreement to which the Debtors, the Reorganized Debtors, or any affiliate thereof are party;

        (n)   To hear and determine any issue for which the Plan or a Plan Document requires a Final Order of the Bankruptcy Court;

        (o)   To issue such orders as may be necessary or appropriate to aid in execution of the Plan or to maintain the integrity of the Plan following consummation, to the extent authorized by section 1142 of the Bankruptcy Code;

        (p)   To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

        (q)   To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

        (r)   To enter and enforce any order for the sale or transfer of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

        (s)   To hear and determine all disputes involving the existence, scope, and nature of the discharges, releases, or injunctions granted under the Plan and the Bankruptcy Code;

        (t)    To hear and determine all disputes involving or in any manner implicating the exculpation or indemnification provisions contained in the Plan;

        (u)   To hear and determine any matters arising under or related to sections 1141 and 1145 of the Bankruptcy Code;

        (v)   To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

        (w)  To recover all assets of the Debtors and property of the Debtors' Estates, wherever located; and

        (x)   To enter a final decree closing the Chapter 11 Cases.

SECTION 12.    MISCELLANEOUS PROVISIONS

  12.1
  Payment of Statutory Fees.

        On the Effective Date and thereafter, as may be required, the Debtors shall pay all fees payable, pursuant to section 1930 of title 28 of the United States Code, until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first; provided that in the event of a dispute regarding such fees, the fees in dispute shall be paid upon entry of a Final Order resolving such dispute. The Debtors shall pay all of the foregoing fees on a per-Debtor basis.

  12.2
  Exemption from Securities Laws.

        To the maximum extent provided by section 1145(a) of the Bankruptcy Code and applicable non-bankruptcy law, the offer and sale under the Plan of the New Notes to the Holders of Senior Notes Claims shall be exempt from registration under section 5 of the Securities Act and may be resold by Holders thereof without registration, unless the Holder is an "underwriter" (as defined in section 1145(b)(l) of the Bankruptcy Code) with respect to such securities, in each case, subject to the terms of any applicable securities laws. To the extent that section 1145 is not available to exempt the securities issued under, or in connection with, the Plan, including, without limitation, the offer and sale under the Plan of the New Notes to the Holders of Senior Notes Claims, from registration under section 5 of the Securities Act, other provisions of the Securities Act, including, without limitation, section 3(a)(9), Regulation D or Regulation S of the Securities Act, and state securities laws, shall apply to exempt such issuance from the registration requirements of the Securities Act.

  12.3
  Exemption from Certain Transfer Taxes.

        Pursuant to section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer from a Debtor to a Reorganized Debtor or any other Entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Without limiting the foregoing, any issuance, transfer, or exchange of a security or any making or delivery of an instrument of transfer pursuant to the Plan shall be exempt from the imposition and payment of any and all transfer taxes (including, without limitation, any and all stamp taxes or similar taxes and any interest, penalties and addition to the tax that may be required to be paid in connection with the consummation of the Plan and the Plan Documents) pursuant to sections 1146(a), 505(a), 106, and 1141 of the Bankruptcy Code. Unless the Bankruptcy Court orders otherwise, all sales, transfers, and assignments of owned and leased property approved by the Bankruptcy Court on or before the Effective Date shall be deemed to have been in furtherance of, or in connection with, the Plan.

  12.4
  Dissolution of Statutory Committees and Cessation of Fee and Expense Payment.

        On the Effective Date, all statutory committees shall dissolve; provided, however, that, following the Effective Date, any statutory committees shall continue to have standing and a right to be heard with respect to (i) Claims and/or applications for compensation by professionals and requests for allowance of administrative expenses for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code, (ii) any appeals of the Confirmation Order that remain pending as of the Effective Date to which any statutory committees are a party, and (iii) any adversary proceedings or contested matter as of the Effective Date to which any statutory committees are a party. Upon the dissolution of any statutory committees, the current and former members of any statutory committees and their respective officers, employees, counsel, advisors, and agents, shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of any statutory committees' respective attorneys, accountants, and other agents shall terminate, except that any statutory committees and their respective professionals shall have the right to pursue, review, and object to any applications for compensation and reimbursement of expenses filed in accordance with Section 2.3 hereof. The Reorganized Debtors shall not be responsible for paying any fees and expenses incurred after the Effective Date by the professionals retained by any statutory committees, if any.

  12.5
  Substantial Consummation.

        On the applicable Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

  12.6
  Expedited Determination of Postpetition Taxes.

        The Reorganized Debtors shall be authorized to request an expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed for, or on behalf of, the Debtors for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

  12.7
  Modification and Amendments.

        Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, alterations, amendments, or modifications of the Plan may be proposed in writing by the Debtors at any time prior to or after the Confirmation Date, but prior to the Effective Date. Holders of Claims and Equity Interests that have accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification complies with the requirements of this Section 12.7 and does not materially and adversely change the treatment of the Claim or Equity Interest of such Holder; provided, however, that any Holders of Claims or Equity Interests that were deemed to accept the Plan because such Claims or Equity Interests were Unimpaired shall continue to be deemed to accept the Plan only if, after giving effect to such amendment or modification, such Claims or Equity Interests continue to be Unimpaired.

        Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

  12.8
  Additional Documents.

        On or before the Effective Date, the Debtors may enter into any agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims or Equity Interests receiving distributions pursuant to the Plan and all other parties in interest may, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

  12.9
  Effectuating Documents and Further Transactions.

        On and after the Effective Date, the Reorganized Debtors and their respective officers and members of the boards of directors are authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, without the need for any approvals, authorizations, or consents, except for those expressly required pursuant to the Plan.

  12.10
  Plan Supplement.

        The Plan Supplement will include certain documents relating to the Plan and its consummation and implementation, including the Exit Credit Agreements, the Exit Intercreditor Agreement, the New Notes Indenture, the identity and affiliations of each of the officers and directors of the Reorganized Debtors, the identity of the initial New Notes Trustee, and a list of any executory contracts or unexpired leases to be rejected pursuant to the Plan. The Plan Supplement shall be filed with the Clerk of the Bankruptcy Court not later than ten (10) calendar days prior to the first date on which the Confirmation Hearing is scheduled to be held and may be altered, amended, modified, or supplemented by the Debtors prior to the Confirmation Hearing. Upon its filing with the Bankruptcy Court, the Plan Supplement may be accessed on the docket electronically maintained by the Clerk of the Bankruptcy Court (for a minor fee) or on the Voting Agent's website www.kccllc.net/ColtDefense (free of charge) or inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.

  12.11
  Additional Intercompany Transactions.

        The Debtors and Reorganized Debtors, as applicable, are hereby authorized without the need for any further corporate action and without further action by the Holders of Claims or Equity Interests to (a) engage in intercompany transactions to transfer Cash for distribution pursuant to the Plan and (b) continue to engage in intercompany transactions (subject to applicable contractual limitations), including, without limitation, transactions relating to the incurrence of intercompany indebtedness.

  12.12
  Revocation or Withdrawal of the Plan.

        The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Effective Date. If the Debtors take such action, the Plan shall be deemed null and void in its entirety and of no force or effect, and any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims), assumption of executory contracts or unexpired leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void. In such event, nothing contained in the Plan shall (a) constitute or be deemed to be a waiver or release of any Claim against, or Equity Interest in, any Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any Entity in further proceedings involving the Debtors; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

  12.13
  Severability.

        If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms; (b) integral to the Plan; and (c) non-severable and mutually dependent.

  12.14
  Schedules and Exhibits Incorporated.

        All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if fully set forth herein. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

  12.15
  Solicitation.

        The Debtors have, and upon the Confirmation Date shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, section 1125(e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation. The Debtors, the Reorganized Debtors, and each of their respective principals, members, partners, officers, directors, employees, agents, managers, representatives, advisors, attorneys, accountants, and professionals shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of any securities offered or sold under the Plan, and therefore, are not, and on account of such offer, issuance, sale, solicitation, or purchase shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of any securities offered or sold under the Plan.

  12.16
  Governing Law.

        Except to the extent that the Bankruptcy Code or other federal law, rule, or regulation is applicable, or to the extent an exhibit, schedule, or supplement to the Plan provides otherwise, the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof that would require application of the law of another jurisdiction; provided, however, that corporate or entity governance matters relating to the Reorganized Debtors shall be governed by the laws of the state of incorporation or organization of the relevant Reorganized Debtor.

  12.17
  Compliance with Tax Requirements.

        In connection with the Plan and all instruments issued in connection herewith and distributed hereunder, any Entity issuing any instruments or making any distribution under the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Any Entity issuing any instruments or making any distribution under the Plan to a Holder of an Allowed Claim or Allowed Equity Interest has the right, but not the obligation, to not make a distribution until such Holder has provided to such Entity the information necessary to comply with any withholding requirements of any such taxing authority, and any required withholdings (determined after taking into account all information provided by such Holder pursuant to this Section 12.17) shall reduce the distribution to such Holder.

  12.18
  Successors and Assigns.

        The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

  12.19
  Closing of Chapter 11 Cases.

        The Reorganized Debtors shall, as promptly as practicable after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022, Del. Bankr. L.R. 3022-1, and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

  12.20
  Document Retention.

        On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their current document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors without order of the Bankruptcy Court.

  12.21
  Conflicts.

        In the event of any conflict between the terms and provisions in the Plan (without reference to the Plan Supplement) and the terms and provisions in the Disclosure Statement, the Plan Supplement, any other instrument or document created or executed pursuant to the Plan, or any order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), the Plan (without reference to the Plan Supplement) shall govern and control.

  12.22
  Service of Documents.

        All notices, requests, and demands to or upon the Debtors or the Reorganized Debtors, to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors or the Reorganized Debtors: COLT DEFENSE LLC 547 New Park Avenue West Hartford, Connecticut 06110
Attn:	John Coghlin
Telephone:	(860) 236-6311
Facsimile:	(860) 244-1335
Email:	jcoghlin@colt.com
with copies to:
O'MELVENY & MYERS LLP Times Square Tower Seven Times Square New York, New York 10036
Attn:	John J. Rapisardi, Esq.
Joseph Zujkowski, Esq.
Telephone:	(212) 326-2000
Facsimile:	(212) 326-2061
-and-
RICHARDS, LAYTON & FINGER, P.A. One Rodney Square 920 North King Street Wilmington, Delaware 19801
Attn:	Mark D. Collins, Esq.
Jason M. Madron, Esq.
Telephone:	(302) 651-7700
Facsimile:	(302) 651-7701

        After the Effective Date, the Reorganized Debtors shall be authorized to send a notice to Entities specifying that, in order to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors shall be authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

  12.23
  Deemed Acts.

        Whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

Dated:                        , 2015

Respectfully Submitted,
COLT DEFENSE LLC
By:
	Name:	Dennis Veillux
	Title:	President and Chief Executive Officer
COLT SECURITY LLC
By:
	Name:	Dennis Veillux
	Title:	President and Chief Executive Officer
COLT FINANCE CORP.
By:
	Name:	Dennis Veillux
	Title:	President and Chief Executive Officer
NEW COLT HOLDING CORP.
By:
	Name:	Dennis Veillux
	Title:	President and Chief Executive Officer
COLT'S MANUFACTURING COMPANY LLC
By:
	Name:	Dennis Veillux
	Title:	President and Chief Executive Officer
COLT DEFENSE TECHNICAL SERVICES LLC
By:
	Name:	Dennis Veillux
	Title:	President and Chief Executive Officer

[Signature Page for the Plan]

COLT CANADA CORPORATION
By:
	Name:	Dennis Veillux
	Title:	President and Chief Executive Officer
COLT INTERNATIONAL COÖPERATIEF U.A.
By:
	Name:	Dennis Veillux
	Title:	Authorized Representative
COLT HOLDING COMPANY LLC, by Colt Defense Holding LLC, its Managing Member, by Sciens Management LLC, its Manager
By:
	Name:	John P. Rigas
	Title:	Manager

[Signature Page for the Plan]

 EXHIBIT A

COLT DEFENSE LLC
DEBTOR IN POSSESSION FINANCING FACILITIES
AND EXIT FINANCING FACILITIES

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

        This Term Sheet is intended solely as a basis for further discussion and is not intended to be and does not constitute a legally binding obligation. A binding commitment with respect to the transactions will result only upon the execution of definitive agreements, if any. Capitalized Terms used in this Term Sheet that are not otherwise defined herein shall have the meanings assigned such terms in the Debtors' Amended Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code.

I.
DIP FACILITIES

Size:	Two separate senior secured debtor in possession ("DIP") credit facilities aggregating a principal amount of $15,000,000, consisting of (i) a $5,000,000 DIP credit facility provided by the Current Asset Credit Facility Lenders to be in form and substance satisfactory to the Current Asset Credit Facility Lenders (the "DIP Current Asset Credit Facility") and (ii) a $10,000,000 DIP credit facility provided by the Term Loan Lenders to be in form and substance satisfactory to the Term Loan Lenders (the "DIP Term Loan Facility" and together with the DIP Current Asset Credit Facility, the "DIP Facilities"). The DIP Facilities shall be delayed draw term loans with an initial draw in the aggregate principal amount of $10,000,000 on the closing date (i.e., upon entry of the interim DIP Order) on a pro rata basis among the DIP Facilities and subsequent additional draws will be subject to certain conditions to be agreed upon (including, without limitation, compliance with an approved budget and satisfaction by the Debtors of certain milestones).
DIP Current Asset Credit Facility Lenders:	Current Asset Credit Facility Lenders
DIP Term Loan Facility Lenders:	Term Loan Lenders
Maturity:	Three (3) months after the Petition Date
Interest Rate:	12.5% of the aggregate principal amount of each DIP Facility payable in cash on the last business day of each month in arrears.
Initial Loan Discount:

2.0% of the aggregate principal amount of each respective DIP Facility payable to the applicable DIP Lenders in cash, as an offset to the funding of the DIP Facility, upon entry of the interim DIP Order.

Secondary Loan Discount:

1.0% of the aggregate principal amount of each respective DIP Facility payable to the applicable DIP Lenders in cash, as an offset to the funding of the DIP Facility, upon entry of the interim DIP Order.

DIP Current Asset Credit Facility Collateral:

Security interests and liens (the "Current Asset Credit Facility DIP Liens") on all assets and property of the Debtors, including, without limitation, the same collateral package currently securing the loans under the Current Asset Credit Facility Agreement with the same priorities, and on substantially the same terms, as currently set forth in the Existing Intercreditor Agreement (i.e., the Current Asset Credit Facility DIP Liens will (i) prime and have a first-priority lien ahead of the existing liens on ABL Priority Collateral (as defined in the Existing Intercreditor Agreement) securing the loans under the Current Asset Credit Facility Agreement, the loans under the Term Loan Agreement, and the DIP Term Loan Facility and (ii) not prime and shall be junior to the liens on Term Priority Collateral (as defined in the Existing Intercreditor Agreement) securing the loans under the Term Loan Agreement and the DIP Term Facility).

DIP Term Loan Facility Collateral:

The DIP Term Loan Facility shall be secured by security interests and liens (the "Term Loan Facility DIP Liens") on all assets and property of the Debtors, including, without limitation, the same collateral package currently securing the loans under the Term Loan Agreement with the same priorities, and on substantially the same terms, as currently set forth in the Existing Intercreditor Agreement (i.e., the Term Loan Facility DIP Liens will (i) prime and have a first-priority lien ahead of the existing liens on Term Priority Collateral securing the loans under the Term Loan Agreement, the loans under the Current Asset Credit Facility Agreement, and the DIP Current Asset Credit Facility and (ii) not prime and shall be junior to the liens on ABL Priority Collateral securing the loans under the Current Asset Credit Facility Agreement and the DIP Current Asset Credit Facility).

The DIP Lenders shall enter into an intercreditor agreement, with respect to the DIP Facilities, on terms substantially identical to those set forth in the Existing Intercreditor Agreement.

2

Adequate Protection:

The interim and final orders approving the DIP Facilities shall provide for adequate protection of the rights and interests of the Current Asset Credit Facility Agent, the Current Asset Credit Facility Lenders, the Term Loan Agent and the Term Loan Lenders, as follows: (a) replacement liens on postpetition collateral, junior to the liens of the DIP Lenders but otherwise consistent with the collateral packages and priorities described in the Existing Intercreditor Agreement; (b) superpriority administrative claims, junior to those of the DIP Lenders but otherwise consistent with the priorities set forth in the Existing Intercreditor Agreement; (c) reimbursement of all reasonable costs and expenses, including professional fees; and (d) payments equivalent to (i) with respect to the Current Asset Credit Facility, interest at a rate of 12.5%, in cash; and (ii) with respect to the Term Loan, interest at a rate of 10% in cash and 4% PIK.

II.
EXIT FACILITIES

A.
Exit Current Asset Credit Facility

Size:	The Allowed amount of the Current Asset Credit Facility Claims plus any amounts outstanding under the DIP Current Asset Credit Facility.
Maturity:

3 year maturity, with a 1 year maturity date extension at the option of the Debtors subject to (i) meeting a Fixed Charge Coverage Ratio (as defined in the Current Asset Credit Agreement), as of the date of the exercise of the extension option, on a trailing four fiscal quarter basis tested at the end of the most recent fiscal quarter for which financial statements are available, of at least 1:50:1.00 and (ii) the term (as such term may be extended) of the lease with respect to the Debtors' primary manufacturing facility (such lease, including if such lease is the West Hartford Facility Lease, the "Primary Lease") expiring at least 1 year after such extended maturity date.

Interest Rate:	10% all-cash (paid monthly in arrears)
Increased Yield Amount:	2.0% on $35,000,000 of Current Asset Credit Facility Claims plus the aggregate principal amount of the DIP Current Asset Credit Facility payable in cash on the Effective Date.
Collateral:	Collateral/lien priority between the Exit Current Asset Credit Facility and Exit Term Loan Facility to remain consistent with the terms of the Existing Intercreditor Agreement.

3

Other Terms:	Substantially identical to the Current Asset Credit Facility Agreement, except as set forth herein, including, but not limited to, the following:

•

Excess cash flow sweep not subject to any prepayment penalties (terms of the excess cash flow sweep to be agreed upon by the Debtors, the Current Asset Credit Facility Lenders, and the Term Loan Lenders).

• A minimum liquidity in an amount to be mutually agreed and a collateral coverage covenant to be mutually agreed.

•

Caps on unsecured debt and secured debt and no secured debt senior to (other than, solely in respect of Term Priority Collateral, the Exit Term Loan Facility) or pari passu with the Exit Current Asset Credit Facility (with baskets for $25,000,000 of unsecured debt, $25,000,000 of secured debt pari passu with the New Notes, and $25,000,000 of secured debt junior in lien priority to the Exit Current Asset Credit Facility and the Exit Term Loan Facility, in each case, subject to conditions to be agreed, including, without limitation, that the maturity date of such debt be at least 6 months after the maturity date of the Exit Current Asset Credit Facility (including any extensions thereof)).

• Limitations on management fees, dividends, and affiliate transactions consistent with those under the existing Current Asset Credit Facility Agreement.
• A guarantee/equity pledge from Reorganized Parent.
• A cross-default to the Primary Lease.
B.
Exit Term Loan Facility

Size:	The Allowed amount of the Term Loan Claims plus any amounts outstanding under the DIP Term Loan Facility.
Maturity:

5 year maturity (with springing early maturity for (i) non-extension of the West Hartford Facility Lease at least 1 year prior to expiration and (ii) stated maturity of the Exit Current Asset Credit Facility if not refinanced/extended).

Prepayment Premium Schedule:	108% in year 1, 106% in year 2, 104% in year 3, 103% in year 4, and 101% in year 5.
Interest Rate:	10% all-cash (paid monthly in arrears)
Increased Yield Amount:	2.0% on the Term Loan Claims plus the aggregate principal amount of the DIP Term Loan Facility payable in cash on the Effective Date.
Collateral:	Collateral/lien priority between the Exit Current Asset Credit Facility and Exit Term Loan Facility to remain consistent with the terms of the Existing Intercreditor Agreement.

4

Other Terms:	Substantially identical to the Term Loan Agreement, except as set forth herein, including, but not limited to, the following:

•

Excess cash flow sweep not applied to prepay the Exit Current Asset Credit Facility and not subject to any prepayment penalties (terms of the excess cash flow sweep to be agreed upon by the Debtors, the Current Asset Credit Facility Lenders, and the Term Loan Lenders).

• A minimum liquidity in an amount to be mutually agreed and a collateral coverage covenant to be mutually agreed.

•

The maximum debt under the Exit Current Asset Credit Facility (or any refinancing facility permitted) shall not exceed $40,000,000; provided that any refinancing of the Exit Current Asset Credit Facility with any lender that is not a commercial bank or other established ABL lender upon terms customary for ABL credit facilities (to be limited to up to 85% on eligible accounts receivable, 65% on eligible inventory, and 85% on NOLV of eligible PP&E, subject to customary reserves), shall be limited to not more than $25,000,000 of permitted outstanding obligations, in each case subject to the reasonable consent of the Exit Term Loan Lenders.

•

Caps on unsecured debt and secured debt and no secured debt senior to (other than, solely in respect of ABL Priority Collateral, the Exit Current Asset Credit Facility) or pari passu with the Exit Term Loan Facility (with baskets for $25,000,000 of unsecured debt, $25,000,000 of secured debt pari passu with the New Notes, and $25,000,000 of secured debt junior in lien priority to the Exit Current Asset Credit Facility and the Exit Term Loan Facility, in each case, subject to conditions to be agreed).

• Limitations on management fees, dividends, and affiliate transactions consistent with those under the existing Term Loan Agreement.
• A guarantee/equity pledge from Reorganized Parent.
• A cross-default to the Primary Lease.

5

 EXHIBIT B

COLT DEFENSE LLC
COLT FINANCE CORP.
NEW NOTES

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

        This Term Sheet is intended solely as a basis for further discussion and is not intended to be and does not constitute a legally binding obligation. A binding commitment with respect to the transactions will result only upon the execution of definitive agreements, if any. Capitalized Terms used in this Term Sheet that are not otherwise defined herein shall have the meanings assigned such terms in the Debtors' Amended Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code.

New Notes:	Second priority senior secured notes in an aggregate principal amount of $112,500,000 (the "New Notes").
Issuers:	Colt Defense LLC and Colt Finance Corp.
Maturity:	Six (6) years from the Effective Date
Interest Rate:	10%
Payment of Interest:

The initial interest payment date on the New Notes will be the later of (i) March 30, 2016 or (ii) the sixth month anniversary of the Effective Date. The first eight interest payments (due 6, 12, 18, 24, 30, 36, 42, and 48 months after the Effective Date) will be paid-in-kind, unless the Secured Leverage Ratio (as defined in the Current Asset Credit Facility Agreement) is less than 2.5x, and then either paid-in-kind or cash, at the Reorganized Debtors' option. All subsequent interest payments will be payable only in cash.

Security and Payment Priority:

The New Notes will be secured by all of the assets of Reorganized Colt securing the Exit Facilities, which security interest shall be senior to all other indebtedness of the Reorganized Debtors, other than the Exit Facilities provided by the Current Asset Credit Facility Lenders and the Term Loan Lenders, and junior to such Exit Facilities, pursuant to the Exit Intercreditor Agreement. In any insolvency or bankruptcy proceeding, the New Notes will be entitled to repayment only after payment in full of obligations under the Exit Facilities. There will not be any payment blocks outside of an insolvency or bankruptcy proceeding.

Guarantors:	The New Notes will be guaranteed by the same guarantors that guarantee the Exit Facilities.

Call Schedule:	Year	Call Protection
	1	120%
	2	110%
	3	106%
	4	104%
	5	102%
	6	100%

New Notes Indenture:	The New Notes will governed by an indenture and form of note that will contain, among other things, (i) a $145 million Debt Facilities/ Qualified Receivables Transactions basket and (ii) restricted payment and affiliate transaction covenants which, subject to customary exceptions and baskets agreed upon by the Debtors and the Current Asset Credit Facility Lenders, the Term Loan Lenders, and the holders of the Senior Notes (including for tax distributions consistent with the existing Current Asset Credit Facility Agreement), will prohibit dividends and other distributions to equity holders prior to the repayment in full of all debt restructured under the Plan. Except for changes necessary to incorporate the terms of the Plan, the New Notes Indenture will be substantially similar to the indenture summarized in the Disclosure Statement.

2

 Annex C

BLACKLINE OF THE AMENDED PLAN

 Annex C

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
In re	:	Chapter 11
COLT ~~DEFENSE~~HOLDING COMPANY LLC, et al.,	:	Case No. 15- ( )
:
Debt ors.	:	Joint Administration Requested
x

DEBTORS' AMENDED JOINT PREPACKAGED PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

O'MELVENY & MYERS LLP Proposed Co-Attorneys for Debtors and Debtors in Possession Times Square Tower 7 Times Square New York, New York 10036	RICHARDS, LAYTON & FINGER, P.A. Proposed Co-Attorneys for Debtors and Debtors in Possession One Rodney Square 920 North King Street Wilmington, Delaware 19801

SECTION 1.	DEFINITIONS AND INTERPRETATION	1
SECTION 2.	UNCLASSIFIED CLAIMS	~~10~~10
2.1	Administrative Expense Claims.	~~10~~10
2.2	Priority Tax Claims.	~~11~~11
2.3	Professional Fees.	~~11~~11
2.4	DIP Facility Claims.	~~12~~12
SECTION 3.	CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS	~~12~~12
SECTION 4.	TREATMENT OF CLAIMS AND EQUITY INTERESTS	~~13~~12
4.1	Priority Non-Tax Claims (Class 1).	~~13~~12
4.2	Current Asset Credit Facility Claims (Class 2).	~~14~~13
4.3	Term Loan Claims (Class 3).	~~14~~13
4.4	Other Secured Claims (Class 4).	~~14~~13
4.5	Senior Notes Claims (Class 5).	~~15~~14
4.6	General Unsecured Claims (Class 6).	~~16~~14
4.7	Intercompany Claims (Class 7).	~~16~~15
4.8	Equity Interests in Debtor Subsidiaries (Class 8).	~~17~~15
4.9	Equity Interests in Parent (Class 9).	~~17~~15
4.10	Subordinated Claims.	~~17~~16
SECTION 5.	MEANS FOR IMPLEMENTATION OF THE PLAN	~~18~~16
5.1	Compromise of Controversies.	~~18~~16
5.2	Restructuring Transactions.	~~18~~16
5.3	Exit Financing; Sources of Cash for Plan Distribution.	~~18~~17
5.4	~~Junior Priority Lien~~Issuance of Preferred Equity.	17
5.5	Exit Intercreditor Agreement.	~~19~~18
~~5.5~~5.6	Cancellation of Liens.	~~19~~18
~~5.6~~5.7	Cancellation of Notes and Instruments.	~~19~~18
~~5.7~~5.8	Corporate Action.	~~19~~18
~~5.8~~5.9	Direction Letters.	~~20~~19
5.10	New Management Incentive Plan.	19
SECTION 6.	DISTRIBUTIONS	~~20~~19
6.1	Distribution Record Date.	~~20~~19
6.2	Date of Distributions.	~~21~~20
6.3	Calculation of New Notes ~~21~~.	20
6.4	Disbursement Agent.	~~21~~20
6.5	Rights and Powers of Disbursement Agent.	~~22~~21
6.6	Expenses of the Disbursement Agent.	~~22~~21
6.7	Delivery of Distributions.	~~22~~21
6.8	Manner of Payment Under Plan.	~~23~~21
6.9	Setoffs and Recoupment.	~~23~~21
6.10	Distributions After Effective Date.	~~23~~22
6.11	Allocation of Distributions Between Principal and Interest.	~~23~~22
6.12	No Postpetition Interest on Claims and Equity Interests/No Fees and Expenses.	~~23~~22
6.13	Claims Paid or Payable by Third Parties.	~~24~~22
6.14	Surrender of Cancelled Instruments or Securities.	~~24~~23
6.15	Lost, Stolen, Mutilated, or Destroyed Debt or Equity Securities.	~~25~~23
SECTION 7.	PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND EQUITY INTERESTS	~~25~~23
7.1	No Proofs of Claim or Equity Interests Required ~~25~~.	23
7.2	Objections to Claims ~~and Equity Interests~~; Requests for Estimation.	~~25~~23
7.3	~~No Distributions Pending Allowance.~~	~~26~~
7.4	Payments and Distributions on Disputed Claims ~~and Equity Interests.~~	~~26~~24
~~7.5~~7.4	Preservation of Claims and Rights to Settle Claims.	~~27~~24

SECTION 8.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES	~~27~~24
8.1	Assumption of Contracts and Leases.	~~27~~24
8.2	Cure of Defaults.	~~28~~25
8.3	Claims Based on Rejection of Executory Contracts or Unexpired Leases.	~~28~~25
8.4	Indemnification of Directors, Officers, and Employees.	~~29~~26
8.5	Compensation and Benefit Plans ~~29~~.	26
8.6	Insurance Policies.	~~29~~26
8.7	Assumption of the West Hartford Facility Lease.	26
8.8	Reservation of Rights.	~~30~~27
~~8.8~~8.9	Contracts and Leases Entered Into After the Petition Date.	~~30~~27
SECTION 9.	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE	~~30~~27
9.1	Conditions Precedent to the Effective Date.	~~30~~27
9.2	Waiver of Conditions Precedent.	~~31~~28
9.3	Effect of Non-Occurrence of the Effective Date.	~~31~~28
SECTION 10.	EFFECT OF CONFIRMATION	~~31~~28
10.1	Vesting of Assets; Continued Corporate Existence.	~~31~~28
10.2	Binding Effect.	~~32~~29
10.3	Discharge of Claims.	~~32~~29
10.4	Releases.	~~33~~29
10.5	Exculpation and Limitation of Liability.	~~35~~31
10.6	Injunction.	~~35~~32
10.7	Term of Bankruptcy Injunction or Stays.	~~36~~32
10.8	Termination of Subordination Rights and Settlement of Related Claims.	~~36~~32
10.9	Reservation of Rights.	~~36~~33
SECTION 11.	RETENTION OF JURISDICTION	~~37~~33
SECTION 12.	MISCELLANEOUS PROVISIONS	~~39~~34
12.1	Payment of Statutory Fees.	~~39~~34
12.2	Exemption from Securities Laws.	~~39~~35
12.3	Exemption from Certain Transfer Taxes.	~~39~~35
12.4	Dissolution of Statutory Committees and Cessation of Fee and Expense Payment.	~~40~~35
12.5	Substantial Consummation.	~~40~~36
12.6	Expedited Determination of Postpetition Taxes.	~~40~~36
12.7	Modification and Amendments.	~~40~~36
12.8	Additional Documents.	~~41~~36
12.9	Effectuating Documents and Further Transactions.	~~41~~36
12.10	Plan Supplement.	~~41~~37
12.11	Additional Intercompany Transactions.	~~41~~37
12.12	Revocation or Withdrawal of the Plan.	~~42~~37
12.13	Severability.	~~42~~37
12.14	Schedules and Exhibits Incorporated.	~~42~~38
12.15	Solicitation.	~~42~~38
12.16	Governing Law.	~~43~~38
12.17	Compliance with Tax Requirements.	~~43~~38
12.18	Successors and Assigns.	~~43~~38
12.19	Closing of Chapter 11 Cases.	~~43~~39
12.20	Document Retention.	~~44~~39
12.21	Conflicts.	~~44~~39
12.22	Service of Documents.	~~44~~39
12.23	Deemed Acts.	~~45~~40

        Colt Holding Company LLC, Colt Security LLC, Colt Defense LLC, Colt Canada Corporation, Colt's Manufacturing Company LLC, New Colt Holding Corp., Colt Finance Corp., Colt Defense Technical Services LLC, and Colt International Coöperatief U.A.,1 as debtors and debtors in possession in the above-captioned chapter 11 cases, jointly propose the following prepackaged chapter 11 plan of reorganization, as it may be amended, supplemented, restated, or modified from time to time, pursuant to section 1121(a) of title 11 of the United States Code. Only Holders of Allowed Senior Notes Claims are entitled to vote on the Plan. Prior to voting to accept or reject the Plan, such Holders are encouraged to read the Plan, the accompanying Disclosure Statement, and their respective exhibits and schedules in their entirety. No materials other than the Plan, the Disclosure Statement, and their respective exhibits and schedules have been authorized by the Debtors for use in soliciting acceptances or rejections of the Plan.

SECTION 1.    DEFINITIONS AND INTERPRETATION

A.    Definitions.

        The following terms used herein shall have the respective meanings defined below (such meanings to be equally applicable to both the singular and plural):

        1.1   Accruing Dividends has the meaning set forth in Section 5.4.

        1.2   ~~1.1~~ Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Chapter 11 Cases described in sections 503(b) or 1129(a)(4) of the Bankruptcy Code and entitled to priority under sections 507(a)(2) or 507(b) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Debtors' Estates or operating the Debtors' businesses; (b) any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Chapter 11 Cases; (c) any Allowed compensation for professional services rendered, and Allowed reimbursement of expenses incurred, by a Professional retained by order of the Bankruptcy Court or otherwise Allowed pursuant to section 503(b) of the Bankruptcy Code; and (d) any Administrative Expense Claims Allowed by Final Order of the Bankruptcy Code in connection with the assumption of contracts or otherwise. Any fees or charges assessed against the Estate of any of the Debtors under section 1930, chapter 123 of title 28 of the United States Code are excluded from the definition of "Administrative Expense Claim" and shall be paid in accordance with Section 12.1 of the Plan.

        1.3   ~~1.2~~ Allowed means, with respect to any Claim or Equity Interest, such Claim or Equity Interest or portion thereof against or in any Debtor: (a) as to which no objection or request for estimation has been filed, no litigation has commenced, and the Debtors otherwise have assented to the validity thereof; (b) as to which any objection or request for estimation that has been filed has been settled, waived, withdrawn, or denied by a Final Order; or (c) that is allowed pursuant to the terms of (i) a Final Order, (ii) an agreement by and among the Holder of such Claim or Equity Interest and the Debtors or the Reorganized Debtors, as applicable, or (iii) the Plan.

        1.4   ~~1.3~~ Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the Petition Date, together with any amendments made thereto subsequent to the Petition Date, to the extent that any such amendments are applicable to the Chapter 11 Cases.

1
As part of the "Corporate Reorganization" discussed in the Disclosure Statement, Colt International Coöperatief U.A. will be liquidated under applicable Dutch law. Accordingly, if the Corporate Reorganization is successfully completed prior to the Petition Date, Colt International Coöperatief U.A. will not be a debtor in the Chapter 11 Cases. The liquidation of Colt International Coöperatief U.A. as part of the Corporate Reorganization will have no impact on the proposed treatment of and distributions to holders of Claims and Equity Interests under the Plan.

        1.5   ~~1.4~~ Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware, or such other court having jurisdiction over the Chapter 11 Cases or any proceeding within, or appeal of an order entered in, the Chapter 11 Cases.

        1.6   ~~1.5~~ Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, the Official Bankruptcy Forms, or the local rules of the Bankruptcy Court, together with any amendments made thereto subsequent to the Petition Date, to the extent that any such amendments are applicable to the Chapter 11 Cases.

        1.7   ~~1.6~~ Business Day means any day, other than a Saturday, Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

        1.8   ~~1.7~~ Cash means legal tender of the United States of America.

        1.9   ~~1.8~~ Causes of Action means all claims, actions, causes of action, choses in action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and cross-claims of any of the Debtors and/or the Estates (including, but not limited to, those actions listed in the Plan Supplement) that are or may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date against any entity, based in law or equity, including, but not limited to, under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise or in law, equity, or otherwise and whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, whether asserted or unasserted as of the date of entry of the Confirmation Order. For the avoidance of doubt, "Cause of Action" (a) includes: (i) the right to object to Claims or Equity Interests; (ii) any claim pursuant to section 362 of the Bankruptcy Code; and (iii) any counterclaim or defense, including fraud, mistake, duress, usury, or recoupment and (b) excludes any claim pursuant to chapter 5 of the Bankruptcy Code.

        1.10 ~~1.9~~Chapter 11 Cases means the jointly-administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

        1.11 ~~1.10~~Claim means a claim as defined in section 101(5) of the Bankruptcy Code, as supplemented by section 102(2) of the Bankruptcy Code, against a Debtor, including, but not limited to: (a) any right to payment from a Debtor whether or not any such right is reduced to judgment, liquidated, unliquidated, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) any right to an equitable remedy for breach of performance if such performance gives rise to a right of payment from a Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, whether or not asserted.

        1.12 ~~1.11~~Class means any group of substantially similar Claims or Equity Interests classified by the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

        1.13 ~~1.12~~Collateral means any property or interest in property of the Estate of any Debtor subject to a Lien, charge, or other encumbrance to secure the payment or performance of a Claim, which Lien, charge, or other encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable non-bankruptcy law.

        1.14 Colt Defense Long Term Incentive Plan mean that certain Colt Defense LLC Long Term Incentive Plan implemented by Colt Defense LLC on March 1, 2012.

        1.15 ~~1.13~~Confirmation Date means the date upon which the Clerk of the Bankruptcy Court enters the Confirmation Order.

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        1.16 ~~1.14~~Confirmation Hearing means the hearing(s) to be held by the Bankruptcy Court to consider confirmation of the Plan under section 1129 of the Bankruptcy Code.

        1.17 ~~1.15~~Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

        1.18 ~~1.16~~Current Asset Credit Facility Agent means Cortland Capital Market Services LLC.

        1.19 ~~1.17~~Current Asset Credit Facility Agreement means ~~the~~that certain Credit Agreement dated February 9, ~~2015~~2015, by and among Colt Defense LLC, Colt Canada Corporation, and Colt's Manufacturing Company LLC, as borrowers, the other Debtors, as guarantors, the Current Asset Credit Facility Agent, and the Current Asset Credit Facility Lenders.

        1.20 ~~1.18~~Current Asset Credit Facility Claims means all Claims derived from, based upon, relating to, or arising under the Current Asset Credit Facility Agreement.

        1.21 ~~1.19~~Current Asset Credit Facility Lenders means the institutions party from time to time as ~~Lenders~~lenders under the Current Asset Credit Facility Agreement.

        1.22 ~~1.20~~Debtor Subsidiaries means, collectively, Colt Defense LLC, Colt Security LLC, Colt Canada Corporation, Colt's Manufacturing Company LLC, New Colt Holding Corp., Colt Finance Corp., Colt Defense Technical Services LLC, and Colt International Coöperatief U.A. (subject to the footnote below).

        1.23 ~~1.21~~Debtors means, collectively, Colt Holding Company LLC, Colt Security LLC, Colt Defense LLC, Colt Canada Corporation, Colt's Manufacturing Company LLC, New Colt Holding Corp., Colt Finance Corp., Colt Defense Technical Services LLC, and Colt International Coöperatief U.A.2

        1.24 ~~1.22~~DIP Agents means ~~the agent or agents under the DIP Credit Agreement.~~ , collectively, the DIP Current Asset Credit Facility Agent and the DIP Term Loan Agent.

        1.25 DIP and Exit Term Sheet means the term sheet attached as Exhibit A to the Plan.

        1.26 DIP Credit Agreements means, collectively the DIP Current Asset Credit Facility Agreement and the DIP Term Loan Agreement. Forms of the DIP Credit Agreements will be included in the Plan Supplement and the final version of the DIP Credit Agreements will include material terms no less favorable to holders of the Senior Notes and other parties in interest than the terms set forth in the DIP and Exit Term Sheet.

        1.27 DIP Current Asset Credit Facility Agent means the agent or agents under the DIP Current Asset Credit Facility Agreement.

        1.28 ~~1.23~~DIP Current Asset Credit Facility Agreement means ~~a debtor in possession credit agreement governing the DIP Facilities to be executed on~~the credit agreement, by and among the Debtors, the DIP Current Asset Credit Facility Agent, and the DIP Current Asset Credit Facility Lenders, which shall include material terms no less favorable to ~~the Debtors,~~ holders of the Senior Notes, and other parties in interest than the terms set forth in the DIP and Exit Term Sheet.

        1.29 DIP Current Asset Credit Facility Lenders means the lenders under the DIP Current Asset Credit Facility Agreement.

2
As part of the "Corporate Reorganization" discussed in the Disclosure Statement, Colt International Coöperatief U.A. will be liquidated under applicable Dutch law. Accordingly, if the Corporate Reorganization is successfully completed prior to the Petition Date, Colt International Coöperatief U.A. will not be a debtor in the Chapter 11 Cases. The liquidation of Colt International Coöperatief U.A. as part of the Corporate Reorganization will have no impact on the proposed treatment of and distributions to holders of Claims and Equity Interests under the Plan.

3

        1.30 ~~1.24~~DIP Facilities means ~~a superpriority senior secured term loan facility comprised of (i) $15,000,000 principal amount of new money term loans and (ii) up to $50,000,000 principal amount of deemed term loans that shall roll-up amounts outstanding under~~, collectively, (a) the DIP Current Asset Credit Facility Agreement and the ~~Term Loan Agreement~~DIP Term Loan Agreement and (b) the related loans, guarantees, pledges, security agreements, and other agreements and documents to be given or issued pursuant to or in connection with, the foregoing, having the principal terms and conditions set forth in the DIP and Exit Term Sheet.

        1.31 ~~1.25~~ DIP Facility Claims means all Claims against any Debtor related to, arising out of, or in connection with the DIP Facilities.

        ~~1.26 DIP Lenders means the lenders under the DIP Credit Agreement.~~

        1.32 ~~1.27~~DIP Order means an interim or Final Order (as applicable) approving the DIP Facilities.

        1.33 DIP Term Loan Agent means the agent or agents under the DIP Term Loan Agreement.

        1.34 DIP Term Loan Agreement means the credit agreement, by and among the Debtors, the DIP Term Loan Agent, and the DIP Term Loan Lenders, which shall include material terms no less favorable to holders of the Senior Notes and other parties in interest than the terms set forth in the DIP and Exit Term Sheet.

        1.35 ~~1.28 DIP and Exit Term Sheet means the term sheet attached as Exhibit A to the Plan.~~ DIP Term Loan Lenders means the lenders under the DIP Term Loan Agreement.

        1.36 ~~1.29~~ Disallowed means, with respect to any Claim or Equity Interest, such Claim or Equity Interest or portion thereof that has been disallowed or expunged by a Final Order or agreement by the Holder of the Claim or Equity Interest and the Debtors or the Reorganized Debtors.

        1.37 ~~1.30~~ Disbursement Agent means the Debtors or the Reorganized Debtors, or any Person designated by the Debtors or the Reorganized Debtors prior to the Confirmation Hearing, in the capacity as disbursement agent under the Plan.

        1.38 ~~1.31~~ Disclosure Statement means that certain Offer to Exchange, Consent Solicitation Statement, and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization dated April 14, 2015, as amended on June 1, 2015 and as may be further, amended, supplemented or modified from time to time in accordance with the terms thereof, which is prepared and distributed in accordance with sections 1125 and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018.

        1.39 ~~1.32~~ Disputed means, with respect to any Claim or Equity Interest, all or the portion of any Claim against, or Equity Interest in, any Debtor that is neither Allowed nor Disallowed, including any Claim or Equity Interest as to which the Debtors have interposed an objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules and such objection or request for estimation has not been withdrawn or determined by a Final Order, or that otherwise is disputed by the Debtors in accordance with applicable law.

        1.40 ~~1.33~~ Distribution Record Date means the date of the commencement of the Confirmation Hearing.

        1.41 ~~1.34~~ Effective Date means the Business Day on or after the Confirmation Date specified by the Debtors on which (i) no stay of the Confirmation Order is in effect~~;~~ and (ii) the conditions to the effectiveness of the Plan specified in Section 9.1 have been satisfied or waived~~; and (iii) the Restructuring Transactions described in Section 5.2 have occurred~~.

        1.42 ~~1.35~~ Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

        1.43 ~~1.36~~ Equity Interest means all outstanding ownership interests in any of the Debtors, including any interest evidenced by common or preferred stock, membership interest, option, or other right to

4

purchase or otherwise receive any ownership interest in any of the Debtors, or any right to payment or compensation based upon any such interest, whether or not such interest is owned by the Holder of such right to payment or compensation.

        1.44 ~~1.37~~ Estates means the estates of the Debtors created pursuant to section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

        1.45 ~~1.38~~ Exchange Act means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

        1.46 ~~1.39~~ Exchange Offer shall have the meaning set forth in the Disclosure Statement.

        1.47 Existing Intercreditor Agreement means that certain Intercreditor Agreement dated as of February 9, 2015, by and among the Current Asset Credit Facility Agent, the Term Loan Agent, and the Debtors.

        1.48 ~~1.40~~ Exit Credit Agreements means, collectively, the Exit Current Asset Credit Facility Agreement and the Exit Term Loan Agreement. Forms of the Exit Credit Agreements will be included in the Plan Supplement and the final version of the Exit Credit Agreements will include material terms no less favorable to holders of the Senior Notes and other parties in interest than the terms set forth in the DIP and Exit Term Sheet.

        1.49 ~~1.41~~ Exit Current Asset Credit Facility Agent means the agent or agents under the Exit Current Asset Credit Facility Agreement.

        1.50 ~~1.42~~ Exit Current Asset Credit Facility Agreement means the credit agreement, by and among the Debtors, the Exit Current Asset Credit Facility Agent, and the  ~~lenders party thereto~~Exit Current Asset Credit Facility Lenders, which shall include material terms no less favorable to holders of the Senior Notes and other parties in interest than the terms set forth in the DIP and Exit Term Sheet.

        1.51 ~~1.43~~ Exit Current Asset Credit Facility Lenders means the lenders under the Exit Current Asset Credit Facility ~~Credit~~ Agreement.

        1.52 ~~1.44~~ Exit Facilities means, collectively (a) the Exit ~~Credit Agreements~~Current Asset Credit Facility Agreement and the Exit Term Loan Agreement and (b) the related loans, guarantees, pledges, security agreements, and other agreements and documents to be given or issued pursuant to or in connection with, the foregoing, having the principal terms and conditions set forth in the DIP and Exit Term Sheet.

        1.53 ~~1.45~~ Exit ~~Facility Term Sheet means the term sheet attached as Exhibit B to the Plan.~~ Intercreditor Agreement means that certain intercreditor agreement, by and among the New Indenture Trustee, on behalf of itself and the New Noteholders, the Exit Term Loan Agent, on behalf of itself and the Exit Term Loan Lenders, the Exit Current Asset Credit Facility Agent, on behalf of itself and the Exit Current Asset Credit Facility Lenders, and the Reorganized Debtors. A form of the Exit Intercreditor Agreement will be included in the Plan Supplement.

        1.54 ~~1.46~~ Exit Term Loan Agent means the agent or agents under the Exit Term Loan Agreement.

        1.55 ~~1.47~~ Exit Term Loan Agreement means the credit agreement, by and among the Debtors, the Exit Term Loan Agent, and the ~~lenders party thereto~~Exit Term Loan Lenders, which shall include material terms no less favorable to holders of the Senior Notes and other parties in interest than the terms set forth in the DIP and Exit Term Sheet.

        1.56 ~~1.48~~ Exit Term Loan Lenders means the lenders under the Exit Term Loan Agreement.

        1.57 ~~1.49~~ Final Order means an order or judgment entered by the Bankruptcy Court or other court of competent jurisdiction: (a) that has not been reversed, stayed, modified, amended, or revoked, and as to which (i) any right to appeal or seek certiorari, review, reargument, stay, or rehearing has been

5

waived or (ii) the time to appeal or seek certiorari, review, reargument, stay, or rehearing has expired and no appeal or petition for certiorari, review, reargument, stay, or rehearing is pending or (b) as to which an appeal has been taken or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, review, reargument, stay, or rehearing was sought and (ii) the time to appeal further or seek certiorari, further review, reargument, stay, or rehearing has expired and no such further appeal or petition for certiorari, further review, reargument, stay, or rehearing is pending; provided, however, that no order or judgment shall fail to be a "Final Order" solely because of the possibility that a motion pursuant to sections 502(j) or 1144 of the Bankruptcy Code, rules 59 or 60 of the Federal Rules of Civil Procedure, or Bankruptcy Rules 9023 and 9024 may be filed with respect to such order or judgment.

        1.58 ~~1.50~~ General Unsecured Claim means any Claim against any of the Debtors that is (a) not an Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, Term Loan Claim, Current Asset Credit Facility Claim, Other Secured Claim, Senior Notes Claim or Intercompany Claim or (b) otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.

        1.59 ~~1.51~~ Holder means the beneficial holder of any Claim or Equity Interest.

        1.60 ~~1.52~~ Impaired has the meaning set forth in section 1124 of the Bankruptcy Code.

        1.61 ~~1.53~~ Intercompany Claim means any Claim held by (a) a Debtor against another Debtor or (b) a non-Debtor subsidiary of a Debtor against a Debtor.

        1.62 ~~1.54 Junior Priority Lien Intercreditor Agreement means that certain Junior Priority Lien Intercreditor agreement, by and among the New Indenture Trustee, on behalf of itself and the New Noteholders, the Exit Term Loan Agent, on behalf of itself and the Exit Term Loan Lenders, the Exit Current Asset Agent, on behalf of itself and the Exit Current Asset Credit Facility Lenders, and the Reorganized Debtors. A form of the Junior Priority Lien Intercreditor Agreement will be included in the Plan Supplement.~~ Landlord means NPA Hartford LLC, as landlord under the West Hartford Facility Lease.

        1.63 ~~1.55~~ Lien means a lien as defined in section 101(37) of the Bankruptcy Code on or against any of the Debtors' property or the Estates.

        1.64 New Equity Infusion means $5,000,000 in incremental capital provided in the form of Preferred Equity.3

        1.65 New Management Incentive Plan means a management incentive plan to be established on or as soon as practicable after the Effective Date, which shall replace the Colt Defense Long Term Incentive Plan and provide for up to 15% of the common equity of Parent calculated on a fully diluted basis (which shall be non-voting and non-transferrable except for customary transfers for estate planning). Prior to the Effective Date, 12% of the equity subject to the New Management Incentive Plan shall be allocated amongst existing management at the discretion of the existing board of directors of Parent and 3% of the equity shall remain available for future hires. The equity allocated to existing members of the board of directors of Parent shall vest as follows: (i) 50% on the first anniversary of the Effective Date and (ii) the remaining 50% on the second anniversary of the Effective Date. This vesting schedule would accelerate following a change of control or material liquidity event.

3
It is anticipated that Parent will offer the opportunity to participate in the New Equity Infusion to all existing Holders of Equity Interests in Parent on a pro rata basis. The Sciens Group has agreed to backstop any portion of the New Equity Infusion not funded by existing Holders of Equity Interests in Parent, provided that all conditions to the Effective Date of the Plan set forth in Section 9.1 below are satisfied or waived in accordance with Section 9.2 below.

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        1.66 ~~1.56~~ New Notes Indenture means the indenture that will govern the New Notes, a form of which shall be filed by the Debtors in the Plan Supplement prior to the Confirmation Hearing.

        1.67 ~~1.57~~ New Notes Trustee means the indenture trustee under the New Notes Indenture, or any successor indenture trustee thereunder. The identity of the initial New Note Indenture Trustee will be disclosed in the Plan Supplement.

        1.68 ~~1.58~~ New Noteholders means the holders of the New Notes.

        1.69 ~~1.59~~ New Notes means the 10.0% Second Priority Senior Secured Notes due ~~2023~~2021 to be issued in ~~the~~an aggregate principal amount ~~equal to thirty percent (30%) of the aggregate amount of all outstanding principal and accrued interest on the Senior Notes as of the Petition Date.3~~ of $112,500,000. The material terms of the New Notes are set forth in the term sheet attached as Exhibit B to the Plan.

        1.70 ~~1.60~~ Other Secured Claim means any Secured Claim that is not an Term Loan Claim or a Current Asset Credit Facility Claim.

        1.71 ~~1.61~~ Parent means Colt ~~Defense~~Holding Company LLC.

        1.72 ~~1.62~~ Person has the meaning set forth in section 101(41) of the Bankruptcy Code.

        1.73 ~~1.63~~ Petition Date means the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

        1.74 ~~1.64~~ Plan means this joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, including the exhibits and schedules hereto and the Plan Supplement, as may be amended, supplemented, or modified from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the terms hereof.

        1.75 ~~1.65~~ Plan Documents means the documents to be executed, delivered, assumed, or performed in connection with the consummation and implementation of the Plan.

        1.76 ~~1.66~~ Plan Supplement means the compilation of documents (or forms thereof), schedules, and exhibits filed not later than ten (10) calendar days prior to the first date on which the Confirmation Hearing is scheduled to be held, as such documents, schedules, and exhibits may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the terms of this Plan.

        1.77 Plan Support Parties means any Person or Entity that is party to the Restructuring Support Agreement.

        1.78 Preferred Equity means the shares of convertible preferred equity of Reorganized Parent to be issued on or after the Effective Date on account of the New Equity Infusion.

        1.79 ~~1.67~~ Priority Non-Tax Claim means any Claim against any of the Debtors entitled to priority in right of payment under section 507(a) of the Bankruptcy Code that is not an Administrative Expense Claim or a Priority Tax Claim.

        1.80 ~~1.68~~ Priority Tax Claim means any Claim of a governmental authority of the kind entitled to priority in payment as specified in sections 502(i) or 507(a)(8) of the Bankruptcy Code.

        1.81 ~~1.69~~ Pro Rata Share means, with respect to any distribution on account of any Allowed Claim in any Class, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Claims, as applicable, other than Disallowed Claims, as the case may be, in such Class.

3
~~For illustrative purposes only, if the Petition Date occurred on May 15, 2015, the aggregate principal amount of the New Notes would be $78,281,250.00.~~

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        1.82 ~~1.70~~ Professionals means (a) all professionals employed in the Chapter 11 Cases pursuant to sections 327, 328, 363, or 1103 of the Bankruptcy Code or otherwise and (b) all professionals or other entities seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

        1.83 ~~1.71~~ Released Parties means, collectively, (a) all Persons engaged or retained by the Debtors in connection with the Chapter 11 Cases (including in connection with the preparation of, and analyses relating to, the Plan and the Disclosure Statement); (b) the Debtors and Reorganized Debtors; (c) the Term Loan Agent; (d) the Current Asset Credit Facility Agent; (e) the DIP ~~Agent~~Agents; (f) the Term Loan Lenders; (g) the Current Asset Credit Facility Lenders; (h) the DIP Lenders; (i) the Sciens Group and any other direct or indirect Holders of Equity Interests in Colt Defense LLC; (j) all Persons engaged or retained by the parties listed in (b) through (~~h~~i) of this definition in connection with the Chapter 11 Cases (including in connection with the preparation of and analyses relating to the Plan and the Disclosure Statement); and (~~j~~k) any and all affiliates, officers, directors, partners, employees, members, mangers, members of boards of managers, advisors, attorneys, actuaries, financial advisors, accountants, investment bankers, agents, professionals, and representatives of each of the foregoing Persons and Entities (whether current or former, in each case in his, her, or its capacity as such) ~~, including, for the avoidance of doubt, the Sciens Group and any other direct or indirect holders of Equity Interests in the Parent.~~

        1.84 ~~1.72~~ Releasing Parties means each of the following in its capacity as such: (a) the ~~Debtors and Reorganized Debtors~~Term Loan Agent; (b) the ~~Term Loan~~Current Asset Credit Facility Agent; (c) the ~~Current Asset Agent~~DIP Agents; (d) the ~~DIP Agent~~Term Loan Lenders; (e) the ~~Term Loan~~Current Asset Credit Facility Lenders; (f) the ~~Current Asset Credit Facility~~DIP Lenders; (g) ~~the DIP Lenders; (h)~~ each Holder of a Claim or Equity Interest who either votes to accept the Plan or is conclusively presumed to have accepted the Plan,; (~~i~~h) the Sciens Group and any other direct or indirect ~~holders~~Holders of Equity Interests in ~~the Parent~~Colt Defense LLC; and (~~j~~i) each Holder of a Claim or Equity Interest who is entitled to vote on the Plan and (~~i~~x) either votes to reject the Plan or abstains from voting to accept or reject the Plan and (~~ii~~y) does not check the appropriate box on such Holder's timely submitted ballot to indicate that such Holder opts out of the releases set forth in Section 10.4.

        1.85 Reorganized Colt means Colt Defense LLC and any successors or assigns thereto, by merger, consolidation, or otherwise on or after the Effective Date.

        1.86 ~~1.73~~ Reorganized Debtor means any Debtor and any successors or assigns thereto, by merger, consolidation, or otherwise on or after the Effective Date.

        1.87 Reorganized Parent means Colt Holding Company LLC and any successors or assigns thereto, by merger, consolidation, or otherwise on or after the Effective Date.

        1.88 Restructuring Support Agreement means that certain agreement, dated as of May 31, 2015, by and among the Debtors and the Plan Support Parties, including all exhibits thereto, as may be amended, supplemented, or modified from time to time in accordance with its terms. A copy of the Restructuring Support Agreement is attached to the Disclosure Statement as Annex A.

        1.89 ~~1.74~~ Restructuring Transactions has the meaning set forth in Section 5.2

        1.90 ~~1.75~~ Retained Actions has the meaning set forth in Section 7.5.

        1.91 ~~1.76~~ Sciens Group means Sciens Management LLC together with each of its affiliates (to the extent that Sciens Management LLC or an investment advisor under common control with Sciens Management LLC retains voting control over such affiliate), officers, directors, partners, employees, members, mangers, advisors, attorneys, financial advisors, accountants, investment bankers, agents, professionals, and representatives.

8

        1.92 ~~1.77~~ Secured Claim means a Claim against any Debtor that is secured by a valid, perfected, and enforceable Lien on, or security interest in, property of such Debtor, or that has the benefit of rights of setoff under section 553 of the Bankruptcy Code, but only to the extent of the value of the Holder's interest in such Debtor's interest in such property, or to the extent of the amount subject to setoff, the value of which shall be determined as provided in section 506 of the Bankruptcy Code.

        1.93 ~~1.78~~ Securities Act means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

        1.94 ~~1.79~~ Senior Notes means those certain 8.75% Senior Notes due 2017 of Colt Defense LLC and Colt Finance Corp. in the aggregate outstanding principal amount of $250,000,000 issued pursuant to and in accordance with the Senior Notes Indenture.

        1.95 ~~1.80~~ Senior Notes Claims means all Claims against any Debtor related to, arising out of, or in connection with, the Senior Notes.

        1.96 ~~1.81~~ Senior Notes Indenture means that certain Indenture, dated as of November 10, 2009 (as supplemented by the supplemental indenture, dated as of June 19, 2013 and the supplemental indenture, dated as of July 12, 2013), by and among Colt Defense LLC, Colt Finance Corp., the other Debtors as guarantors, and the Senior Notes Indenture Trustee.

        1.97 ~~1.82~~ Senior Notes Indenture Trustee means Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB).

        1.98 ~~1.83~~ Term Loan Agent means ~~Morgan Stanley Senior Funding, Inc~~Wilmington Savings Fund Society, FSB.

        1.99 ~~1.84~~ Term Loan Agreement means that certain Term Loan Agreement dated November 18, ~~2014~~2014, by and among Colt Defense LLC, Colt Canada Corporation, Colt's Manufacturing Company LLC, New Colt Holding Corp., and Colt Finance Corp., as borrowers, the other Debtors, as guarantors, the Term Loan Agent, and the Term Loan Lenders.

        1.100  ~~1.85~~ Term Loan Claims means all Claims derived from, based upon, relating to or arising under the Term Loan Agreement.

        1.101  ~~1.86~~ Term Loan Lenders means the institutions party from time to time as lenders under the Term Loan Agreement.

        1.102  ~~1.87~~ Unimpaired means, with respect to any Claim or Equity Interest, such Claim or Equity Interest that is not Impaired.

        1.103  ~~1.88~~ Voting Agent means Kurtzman Carson Consultants LLC.

        1.104  West Hartford Facility Lease means that certain net lease, dated as of October 26, 2005 (as amended by that certain Amendment of Lease, dated as of October 25, 2012), by and between Colt Defense LLC, as tenant, and NPA Hartford LLC, as landlord, for the Debtors' corporate headquarters and primary manufacturing facility in West Hartford, Connecticut.

        1.105  West Hartford Facility Lease Modifications has the meaning set forth in Section 8.7.

B.    Interpretation, Application of Definitions, and Rules of Construction.

        (a)   For purposes of the Plan and unless otherwise specified herein: (i) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (ii) unless otherwise specified, any reference in the Plan to an existing document, schedule, or exhibit, whether or not filed with the Bankruptcy Court, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or

9

supplemented; (iii) any reference to an Entity as a Holder of a Claim or Equity Interest includes that Entity's permitted successors and assigns; (iv) unless otherwise specified, all references in the Plan to sections are references to sections of the Plan; (v) the words "herein," "hereof," and "hereto" refer to the Plan in its entirety rather than to a particular provision of the Plan; (vi) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with, applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (vii) captions and headings to sections of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (viii) unless otherwise set forth in the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (ix) any term used in capitalized form in the Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (x) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, as applicable to the Chapter 11 Cases, unless otherwise stated; (xi) any reference to an event occurring on a specified date, including on the Effective Date, shall mean that the event will occur on that date or as soon thereafter as reasonably practicable; and (xii) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors after the Effective Date in such a manner that is consistent with the overall purpose and intent of the Plan all without further Bankruptcy Court order.

        (b)   In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

        (c)   All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

SECTION 2.    UNCLASSIFIED CLAIMS

        In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Priority Tax Claims, and DIP Facility Claims have not been classified, and, thus, are excluded from the Classes of Claims and Equity Interests set forth in Section 3.

  2.1
  Administrative Expense Claims.

        Except to the extent that the Holder of an Allowed Administrative Expense Claim agrees to a less favorable treatment, and except as provided in Section 2.3 below, each Holder of an Allowed Administrative Expense Claim against the Debtors shall receive, in full and complete settlement, release, and discharge of such Claim, Cash equal to the unpaid amount of such Allowed Administrative Expense Claim either on, or as soon as practicable after, the latest of (a) the Effective Date; (b) the date on which such Administrative Expense Claim becomes Allowed; (c) the date on which such Administrative Expense Claim becomes due and payable in the ordinary course of business under any agreement or understanding between the applicable Debtor and the Holder of such Allowed Administrative Expense Claim; and (d) such other date as may be mutually agreed to by such Holder and the Debtors or Reorganized Debtors, as applicable. Notwithstanding the foregoing, any Allowed Administrative Expense Claim representing obligations incurred in the ordinary course of business or assumed by any of the Debtors shall be paid in full, in Cash, or performed by the applicable Debtor or Reorganized Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing, or other documents relating to, such transactions.

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  2.2
  Priority Tax Claims.

        Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each Holder of an Allowed Priority Tax Claim against the Debtors shall receive, in full and complete, settlement, release, and discharge of such Claim, Cash equal to the unpaid amount of such Allowed Priority Tax Claim either on, or as soon as practicable after, the latest of (a) the Effective Date; (b) the date on which such Priority Tax Claim becomes Allowed; (c) the date on which such Priority Tax Claim becomes due and payable; and (d) such other date as may be mutually agreed to by and among such Holder and the Debtors or Reorganized Debtors, as applicable; provided, however, that the Debtors shall be authorized, at their option, and in lieu of payment in full, in Cash, of an Allowed Priority Tax Claim as provided in clauses (a) through (d) above, to make deferred Cash payments on account thereof in the manner and to the extent permitted under section 1129(a)(9)(C) of the Bankruptcy Code.

  2.3
  Professional Fees.

        Each Professional requesting compensation pursuant to sections 330, 331, 363, or 503(b) of the Bankruptcy Code for services rendered in connection with the Chapter 11 Cases prior to the Effective Date shall (a) file with the Bankruptcy Court, and serve on the Reorganized Debtors, an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases on or before the forty-fifth (45th) day following the Effective Date and (b) after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and any prior orders of the Bankruptcy Court in the Chapter 11 Cases, be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court.

        For the avoidance of doubt, the immediately preceding paragraph shall not affect any professional-service Entity that is permitted to receive, and the Debtors are permitted to pay without seeking further authority from the Bankruptcy Court, compensation for services and reimbursement of expenses in the ordinary course of business (and in accordance with any relevant prior order of the Bankruptcy Court), the payments for which may continue notwithstanding the occurrence of confirmation of the Plan.

        Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, may, upon submission of appropriate documentation and in the ordinary course of business, pay the post-Effective Date charges incurred by the Debtors for any Professional's fees, disbursements, expenses, or related support services without application to or obtaining approval from the Bankruptcy Court. On the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional for fees and charges incurred from and after the Effective Date in the ordinary course of business without any further notice to, or action, order, or approval of the Bankruptcy Court.

        Notwithstanding the above, all reasonable fees and expenses of the professional advisors retained by the Current Asset Credit Facility Lenders, the Term Loan Lenders, and holders of the Senior Notes shall be deemed to be Allowed Administrative Claims for purposes hereof and shall be paid in Cash in full on or before the Effective Date without application to or approval by the Bankruptcy Court, provided that if the fees and expenses of advisors to the Senior Notes exceed $2,000,000, the amount of the New Notes shall be decreased accordingly.

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  2.4
  DIP Facility Claims.

        On the Effective Date, all DIP Facility Claims shall either be (a) paid in Cash, or in a manner otherwise permitted pursuant to the terms of the DIP Credit ~~Agreement~~Agreements, in an amount equal to the amount of such claims~~.~~ or (b) assumed under, and become subject to the terms and obligations of, the Exit Facilities, subject to compliance with the Restructuring Support Agreement.

SECTION 3.    CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

        The following table designates the Classes of Claims against, and Equity Interests in, each of the Debtors, and specifies which of those Classes are (a) Impaired and entitled to vote to accept or reject each Plan, as applicable, in accordance with section 1126 of the Bankruptcy Code or (b) Unimpaired and presumed to accept each Plan, as applicable, and therefore, are not entitled to vote to accept or reject such Plans. A Claim or Equity Interest or portion thereof shall be deemed classified in a particular Class only to the extent that such Claim or Equity Interest or portion thereof qualifies within the description of such Class and shall be deemed classified in a different Class to the extent that the portion of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is considered to be in a particular Class only to the extent that such Claim or Equity Interest has not been paid or otherwise settled prior to the Effective Date. To the extent that a specified Class does not include any Allowed Claims or Allowed Equity Interests, then, as applicable, such Class shall be deemed to not exist.

        This Plan, though proposed jointly and consolidated for purposes of making distributions to Holders of Claims or Equity Interests under this Plan, constitutes a separate Plan proposed by each Debtor. Therefore, the classifications set forth herein shall be deemed to apply separately with respect to each Plan proposed by, and the Claims against and Equity Interests in, each Debtor.

Class	Designation	Impairment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (presumed to accept)
2	Current Asset Credit Facility Claims	Unimpaired	No (presumed to accept)
3	Term Loan Claims	Unimpaired	No (presumed to accept)
4	Other Secured Claims	Unimpaired	No (presumed to accept)
5	Senior Notes Claims	Impaired	Yes
6	General Unsecured Claims	Unimpaired	No (presumed to accept)
7	Intercompany Claims	Unimpaired	No (presumed to accept)
8	Equity Interests in Debtor Subsidiaries	Unimpaired	No (presumed to accept)
9	Equity Interests in Parent	Unimpaired	No (presumed to accept)

SECTION 4.    TREATMENT OF CLAIMS AND EQUITY INTERESTS

  4.1
  Priority Non-Tax Claims (Class 1).

        (a)    Classification.    Class 1 consists of all Allowed Priority Non-Tax Claims.

        (b)    Treatment.    Except to the extent that a Holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment, each Holder of an Allowed Priority Non-Tax Claim shall receive, in full and complete settlement, release, and discharge of such Claim, Cash in an amount equal to the Allowed amount of such Claim either on, or as soon as practicable after, the latest of (i) the Effective Date; (ii) the date on which such Priority Non-Tax Claim becomes Allowed; (iii) the date on which such

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Priority Non-Tax Claim becomes due and payable in the ordinary course of business under any agreement or understanding between the applicable Debtor and the Holder of such Claim; and (iv) such other date as may be mutually agreed to by and among such Holder and the Debtors or the Reorganized Debtors, as applicable.

        (c)    Impairment and Voting.    Class 1 is Unimpaired. The Holders of Claims in Class 1 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

  4.2
  Current Asset Credit Facility Claims (Class 2).

        (a)    Classification.    Class 2 consists of all Allowed Current Asset Credit Facility Claims. Pursuant to the Plan, the Current Asset Credit Facility Claims shall be Allowed in the aggregate principal amount of approximately $~~33,000,000,~~35,000,000, plus accrued prepetition interest and postpetition interest through the Effective Date. The Debtors and the Current Asset Credit Facility Lenders reserve all rights as to the applicable rate at which postpetition interest on ~~any~~the Current Asset Credit Facility Claims ~~that have not otherwise been rolled-up into the DIP Facilities~~ shall accrue.

        (b)    Treatment.    On the Effective Date, in exchange for the full and complete settlement, release, and discharge of such Claims, all Current Asset Credit Facility Claims ~~that have not otherwise been rolled-up into the DIP Facilities shall either~~shall be ~~(i)~~ satisfied in full through the proceeds made available under the Exit Current Asset Credit Facility Agreement ~~or (ii) reinstated in accordance with section 1124(2) of the Bankruptcy Code~~.

        (c)    Impairment and Voting.    Class 2 is Unimpaired. The Holders of Claims in Class 2 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

  4.3
  Term Loan Claims (Class 3).

        (a)    Classification.    Class 3 consists of all Allowed Term Loan Claims. Pursuant to the Plan, the Term Loan Claims shall be Allowed in the aggregate principal amount of approximately $~~70,000,000,~~72,600,000, plus accrued prepetition interest and postpetition interest and any and all accrued paid-in-kind interest which shall be applied ~~ot~~to the principal amount through the Effective Date. The Debtors and the Term Loan Lenders reserve all rights as to the applicable rate at which postpetition interest on ~~any~~the Term Loan Claims ~~that have not otherwise been rolled-up into the DIP Facilities~~ shall accrue.

        (b)    Treatment.    On the Effective Date, in exchange for the full and complete settlement, release, and discharge of such Claims, all Term Loan Claims ~~that have not otherwise been rolled-up into the DIP Facilities shall either~~shall be ~~(i)~~ satisfied in full through the proceeds made available under the Exit Term Loan Agreement ~~or (ii) reinstated in accordance with section 1124(2) of the Bankruptcy Code~~.

        (c)    Impairment and Voting.    Class 3 is Unimpaired. The Holders of Claims in Class 3 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

  4.4
  Other Secured Claims (Class 4).

        (a)    Classification.    Class 4 consists of all Allowed Other Secured Claims.

        (b)    Treatment.    Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, each Holder of an Allowed Other Secured Claim shall receive, in full and complete settlement, release, and discharge of such Claim, in the sole discretion of the Debtors or the

13

Reorganized Debtors, as applicable: (i) reinstatement of its Allowed Other Secured Claim in accordance with section 1124(2) of the Bankruptcy Code (including any Cash necessary to satisfy the requirements for reinstatement), such that such Claim is rendered Unimpaired; (ii) either (w) Cash in the full amount of such Allowed Other Secured Claim, including any non-default postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code, (x) the proceeds of the sale or disposition of the Collateral securing such Allowed Other Secured Claim, to the extent of the value of such Holder's secured interest in such Collateral, (y) the Collateral securing such Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (z) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code; or (iii) such other treatment as may be mutually agreed to by and among such Holder and the Debtors or the Reorganized Debtors, as applicable. Any cure amount that the Debtors may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such reinstated Other Secured Claim or any distributions due pursuant to clause (ii) above shall be paid or made, as applicable, either on, or as soon as practicable after, the latest of (1) the Effective Date; (2) the date on which such Other Secured Claim becomes Allowed; (3) the date on which such Other Secured Claim becomes due and payable; and (4) such other date as may be mutually agreed to by such Holder and the Debtors or the Reorganized Debtors, as applicable.

        (c)    Reservation of Rights.    The failure of the Debtors or any other party in interest to file an objection, prior to the Effective Date, with respect to any Other Secured Claim that is reinstated by the Plan shall be without prejudice to the rights of the Reorganized Debtors or any other party in interest to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable, in accordance with Section 11 below) when and if such Claim is sought to be enforced.

        (d)    Impairment and Voting.    Class 4 is Unimpaired. The Holders of Claims in Class 4 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

  4.5
  Senior Notes Claims (Class 5).

        (a)    Classification.    Class 5 consists of all Senior Notes Claims. Pursuant to the Plan, the Senior Notes Claims shall be Allowed in the aggregate principal amount of approximately $250,000,000, plus all accrued prepetition interest.

        (b)    Treatment.    Except to the extent that a Holder of an Allowed Senior Notes Claim agrees to a less favorable treatment, in exchange for the full and complete settlement, release, and discharge of such Claim, on the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Senior Notes Claim shall receive its Pro Rata Share of 100% of the New Notes.

        (c)    Impairment and Voting.    Class 5 is Impaired, and accordingly, the Holders of Claims in Class 5 are entitled to vote to accept or reject the Plan.

  4.6
  General Unsecured Claims (Class 6).

        (a)    Classification.    Class 6 consists of all Allowed General Unsecured Claims.

        (b)    Treatment.    Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, each Holder of an Allowed General Unsecured Claim shall receive, in full and complete settlement, release, and discharge of such Claim, in the sole discretion of the Debtors or Reorganized Debtors, as applicable: (i) reinstatement pursuant to section 1124(2) of the Bankruptcy Code (including any Cash necessary to satisfy the requirements for reinstatement), such that such Claim is rendered Unimpaired; (ii) payment of the Allowed amount of such Holder's Claim in full, in Cash, on, or as soon as practicable after, the latest of (w) the Effective Date, (x) the date on

14

which such General Unsecured Claim becomes Allowed, (y) the date on which such Allowed General Unsecured Claim otherwise is due and payable, and (z) such other date as may be mutually agreed to by and among such Holder and the Debtors or the Reorganized Debtors, as applicable; or (iii) such other treatment as may be mutually agreed to by and among such Holder and the Debtors or the Reorganized Debtors, as applicable. Any cure amount that the Debtors may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such reinstated General Unsecured Claim shall be paid on, or as soon as practicable after, the latest of (1) the Effective Date; (2) the date on which such General Unsecured Claim becomes Allowed; (3) the date on which such General Unsecured Claim otherwise is due and payable; and (4) such other date as may be mutually agreed to by and among such Holder and the Debtors or the Reorganized Debtors, as applicable.

        (c)    Reservation of Rights.    The failure of the Debtors or any other party in interest to file an objection, prior to the Effective Date, with respect to any General Unsecured Claim that is reinstated by the Plan shall be without prejudice to the rights of the Reorganized Debtors or any other party in interest to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable, in accordance with Section 11 below) when and if such Claim is sought to be enforced.

        (d)    Impairment and Voting.    Class 6 is Unimpaired. The Holders of Claims in Class 6 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

  4.7
  Intercompany Claims (Class 7).

        (a)    Classification.    Class 7 consists of all Allowed Intercompany Claims.

        (b)    Treatment.    On the Effective Date, all Allowed Intercompany Claims shall, in full and complete settlement, release, and discharge of such Claims, either be (i) reinstated, in full or in part, and treated in the ordinary course of business or (ii) cancelled and discharged, as mutually agreed upon by the Holder of such Intercompany Claim and the Debtors or the Reorganized Debtors, as applicable. Holders of Intercompany Claims shall not receive or retain any property on account of such Intercompany Claim to the extent that such Intercompany Claim is cancelled and discharged.

        (c)    Impairment and Voting.    Class 7 is Unimpaired. The Holders of Claims in Class 7 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

  4.8
  Equity Interests in Debtor Subsidiaries (Class 8).

        (a)    Classification.    Class 8 consists of all Allowed Equity Interests in Debtor Subsidiaries.

        (b)    Treatment.    On the Effective Date, all Allowed Equity Interests in Debtor Subsidiaries shall be reinstated and otherwise unaffected by the Plan. Equity interests in Debtor Subsidiaries are Unimpaired solely to preserve the Debtors' corporate structure and Holders of those Equity Interests shall not otherwise receive or retain any property on account of such Equity Interests.

        (c)    Impairment and Voting.    Class 8 is Unimpaired. The Holders of Equity Interests in Class 8 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

  4.9
  Equity Interests in Parent (Class 9).

        (a)    Classification.    Class 9 consists of all Allowed Equity Interests in the Parent.

        (b)    Treatment.    On the Effective Date, in exchange for the full and complete settlement, release, and discharge of such Equity Interests, all Allowed Equity Interests in the Parent shall be reinstated

15

and otherwise unaffected by the Plan and the Holders thereof shall retain all legal, equitable, and contractual rights to which Holders of such interests are otherwise entitled.

        (c)    Impairment and Voting.    Class 9 is Unimpaired. The Holders of Equity Interests in Class 9 are conclusively presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

  4.10
  Subordinated Claims.

        The allowance, classification, and treatment of all Allowed Claims and Allowed Equity Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to reclassify any Allowed Claim or Allowed Equity Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

SECTION 5.    MEANS FOR IMPLEMENTATION OF THE PLAN

  5.1
  Compromise of Controversies.

        In consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019. All distributions made to Holders of Allowed Claims and Allowed Equity Interests in any Class in accordance with the Plan are intended to be, and shall be, final.

  5.2
  Restructuring Transactions.

        On or after the Confirmation Date, the Debtors shall be authorized to enter into such transactions and take such other actions as may be necessary or appropriate to effect a corporate restructuring of their businesses, to otherwise simplify the overall corporate structure of the Debtors, or to reincorporate certain of the Debtors under the laws of jurisdictions other than the laws of which such Debtors currently are incorporated, which restructuring may include one or more mergers, consolidations, dispositions, liquidations, or dissolutions as may be determined by the Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Debtors vesting in one or more surviving, resulting, or acquiring corporations (collectively, the "Restructuring Transactions"). In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Debtor, such surviving, resulting, or acquiring corporation shall perform the obligations of such Debtor pursuant to the Plan to satisfy the Allowed Claims against, or Allowed Equity Interests in, such Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Debtor shall perform such obligations.

        In effecting the Restructuring Transactions, the Debtors shall be permitted to (i) execute and deliver appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) execute and deliver appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) file

16

appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) take all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.

  5.3
  Exit Financing; Sources of Cash for Plan Distribution.

        Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date and without the need for any further corporate action and without further action by the Holders of Claims or Equity Interests, the Reorganized Debtors shall enter into the Exit Credit Agreements. All Cash required for payments to be made under the Plan shall be obtained from Cash on hand, including Cash from operations, and proceeds of the Exit Credit Agreements, and shall be made available for distributions to Disputed Claims that become Allowed and are entitled to Cash distributions.

  5.4
  Issuance of Preferred Equity.

        On the Effective Date, Parent shall issue Preferred Equity on account of the New Equity Infusion, which shall be duly authorized, validly issued, fully paid and non-assessable without the need for any further corporate action and without further action by the holders of Claims or Equity Interests. The Preferred Equity shall have the following terms:

  ~~5.4~~
  ~~Junior Priority Lien~~

Conversion Rights:	Convertible at any time at the holder's option into common equity of Reorganized Parent (initially convertible into 15% of such common equity outstanding as of the Effective Date, on a fully diluted basis, assuming conversion of all Preferred Equity).
Dividend:

12% cumulative dividend compounded annually and payable in cash or upon a liquidation as described below (the "Accruing Dividends") whether or not declared (for any other dividends or distributions, Preferred Equity will participate with common equity on an as-converted basis).

Liquidation Preference:

An amount payable in cash equal to the greater of (1) the original purchase price for the Preferred Equity, plus any unpaid Accruing Dividends and (2) the amount holders of Preferred Equity would receive assuming the Preferred Equity were to convert into common equity at the then-applicable conversion rate (excluding from such conversion calculation of any Accruing Dividends); Customary change of control transactions will be treated as a liquidation.

Tag-Along, Drag-Along and Preemptive Rights:	Identical to the existing Limited Liability Company Agreement of Parent.
Voting Rights:	Generally, no voting rights except as required by law; provided that holders of Preferred Equity will have customary minority consent rights.
Antidilution Provisions:

Proportional/structural adjustment for units splits, units dividends, recapitalizations, etc. (the conversion price will be adjusted on a weighted average basis for issuances of additional equity securities at a purchase price below the then effective conversion price (subject to standard exceptions)).

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  5.5
  Exit Intercreditor Agreement.

        On the Effective Date and without the need for any further corporate, limited liability, or partnership action, and without further action by the Holders of Claims or Equity Interests, the New Notes Trustee, on behalf of itself and the New Noteholders, the Exit Current Asset Credit Facility Agent, on behalf of itself and the Exit Current Asset Credit Facility Lenders, the Exit Term Loan Agent, on behalf of itself and the Exit Term Loan Lenders, and the Reorganized Debtors shall enter into the ~~Junior Priority Lien Intercreditor Agreement. A form of the Junior Priority Lien~~Exit Intercreditor Agreement. The Exit Intercreditor Agreement shall include, among other things, provisions (a) with respect to lien priorities, enforcement of remedies, application of proceeds, and other rights substantially identical to those in the Existing Intercreditor Agreement other than to include a third lien for the New Notes; (b) limiting repayment to "last out" on account of the New Notes; (c) standstill on remedies; and (d) no cash payments while other senior debt is in default. A form of the Exit Intercreditor Agreement will be included in the Plan Supplement.

  5.6
  ~~5.5~~Cancellation of Liens.

        Except as provided otherwise under the Exit Credit Agreements or the DIP Credit ~~Agreement~~Agreements, on the Effective Date, all Liens securing any Secured Claim (other than a Lien with respect to a Secured Claim that is reinstated pursuant to Section 4.4 above) shall be deemed released, and the Holder of such Secured Claim shall be authorized and directed to release any Collateral or other property of any Debtor (including any cash collateral) held by such Holder, and to take such actions as may be requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The filing of the Confirmation Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

  5.7
  ~~5.6~~Cancellation of Notes and Instruments.

        So long as the treatments provided for in, and the distributions contemplated by, Section 4 are effectuated or made, on the Effective Date, but subject to this Section ~~5.6,~~5.7, each of (a) the Term Loan Agreement; (b) the Current Asset Credit Facility Agreement; (c) the Senior Notes Indenture; (d) the ~~DIP~~Existing Intercreditor Agreement; (e) the DIP Current Asset Credit Facility Agreement; (f) the DIP Term Loan Agreement; and (~~e~~g) any notes, bonds, indentures, certificates, or other instruments or documents evidencing or creating any Claims that are Impaired by the Plan, shall be cancelled and deemed terminated and satisfied and discharged with respect to the Debtors, and the Holders thereof shall have no further rights or entitlements in respect thereof against the Debtors, except the rights to receive the distributions, if any, to which the Holders thereof are entitled under the Plan. ~~This Section 5.6 shall not apply to the Current Asset Credit Agreement if the Allowed Current Asset Credit Facility Claims are reinstated pursuant to Section 4.2(c) and shall not apply to the Term Loan Agreement if the Allowed Term Loan Claims are reinstated pursuant to section 4.3(c).~~

  5.8
  ~~5.7~~Corporate Action.

        (a)    Due Authorization.    On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the members, stockholders or directors of one or more of the Debtors shall be deemed to have occurred and shall be in effect on and after the Effective Date pursuant to the applicable general corporation (or similar) law of the jurisdictions in which the Debtors are incorporated, formed, or organized, as applicable, without any requirement of further action by the members, stockholders or directors of the Debtors or the Reorganized Debtors.

        (b)    General.    On the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects without the need for any further corporate action and without

18

further action by the Holders of Claims or Equity Interests, including, to the extent applicable, (i) the selection of the directors, members, and officers for the Reorganized Debtors; (ii) the issuance of the New Notes; (iii) the execution of and entry into the New Notes Indenture; (iv) the execution of and entry into the Exit Credit Agreements; (v) the execution of and entry into the ~~Junior Priority Lien~~Exit Intercreditor Agreement; ~~and (vi~~(vi) the assumption of the West Hartford Facility Lease, subject to the West Hartford Facility Lease Modifications; and (vii) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). On the Effective Date, the appropriate officers, members, and boards of directors of the Reorganized Debtors shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including, to the extent applicable, (i) the New Notes Indenture; (ii) the Exit Credit Agreements; (iii) the ~~Junior Priority Lien~~Exit Intercreditor Agreement; (iv) the New Management Incentive Plan; and (~~iv~~v) any and all other agreements, documents, securities, and instruments relating to the foregoing (including, without limitation, security documents). The authorizations and approvals contemplated in this Section ~~5.7~~5.8 shall be effective notwithstanding any requirements under any applicable non-bankruptcy law.

        (c)    Board of Directors of Reorganized Colt.    Pursuant to section 1129(a)(5) of the Bankruptcy Code, the identity and affiliations of each proposed member of Reorganized Colt's initial board of directors (and, to the extent such Person is an insider, the nature of any compensation for such Person) will be disclosed in the Plan Supplement. It is anticipated that Reorganized Colt's initial board of directors shall be identical to the existing board of directors of Parent, including at least two independent members.

        (d)    ~~(c)~~Officers of the Reorganized Debtors.    Pursuant to section 1129(a)(5) of the Bankruptcy Code, the identity and affiliations of each of the initial officers ~~and directors~~ of the Reorganized Debtors (and, to the extent such Person is an insider, the nature of any compensation for such Person) will be disclosed in the Plan Supplement.

  5.9
  ~~5.8~~Direction Letters.

        Following the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, may transmit direction letters to the Senior Notes Indenture Trustee or the New Notes Indenture, as applicable, instructing such trustee, as applicable, to complete, certify, and return to the Debtors or Reorganized Debtors a certification containing information necessary to issue and distribute the New Notes to Holders of Allowed Senior Notes Claims.

  5.10
  New Management Incentive Plan.

        On the Effective Date, without the need for any further corporate action and without further action by the holders of Claims or Equity Interests, the New Management Incentive Plan shall become effective and shall replace the Colt Defense Long Term Incentive Plan. The solicitation of votes on the Plan shall include, and be deemed to be, a solicitation for approval of the New Management Incentive Plan. Entry of the Confirmation Order shall constitute such approval.

SECTION 6.    DISTRIBUTIONS

  6.1
  Distribution Record Date.

        Distributions hereunder to the Holders of Allowed Claims and Allowed Equity Interests shall be made to the Holders of such Claims and Equity Interests as of the Distribution Record Date. Transfers of Claims and Equity Interests after the Distribution Record Date shall not be recognized for purposes of this Plan. On the Distribution Record Date, the Senior Notes Indenture Trustee shall provide a true and correct copy of the registry for the Senior Notes to the Debtors. The Debtors, the Reorganized

19

Debtors, or any party responsible for making distributions pursuant to this Section 6.1 shall be entitled to recognize and deal for all purposes hereunder only with those record Holders stated on the transfer ledgers as of the close of business on the Distribution Record Date.

  6.2
  Date of Distributions.

        Except as otherwise provided herein, any distributions and deliveries to be made under the Plan shall be made on the applicable Effective Date or as soon as practicable thereafter. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

  6.3
  Calculation of New Notes.

        The aggregate principal amount of New Notes issued on a pro rata basis to Holders of Senior Notes Claims will be rounded down, if necessary, to $1,000 or the nearest whole multiple of $1,000 in excess thereof. This rounded amount will be the principal amount of New Notes that Holders of Senior Notes Claims will receive, and no New Notes or cash will be paid in lieu of any principal amount of New Notes not received as a result of rounding.

  6.4
  Disbursement Agent.

        (a)    General.    Unless otherwise provided in the Plan, all distributions under the Plan shall be made on the Effective Date by the Reorganized Debtors as Disbursement Agent or such other Entity designated by the Reorganized Debtors as a Disbursement Agent. No Disbursement Agent hereunder, including, without limitation, the Senior Notes Indenture Trustee, the Current Asset Credit Facility Agent, and the Term Loan Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

        (b)    Senior Notes Indenture Trustee.    The Senior Notes Indenture Trustee shall be deemed to be the Holder of all Senior Notes Claims for purposes of distributions to be made under the Plan, and all distributions on account of Allowed Senior Notes Claims shall be made through the Senior Notes Indenture Trustee or as otherwise agreed to by the Reorganized Debtors and the Senior Notes Indenture Trustee. All distributions to Holders of Allowed Senior Notes Claims shall be governed by the Senior Notes Indenture Trustee.

        (c)    Current Asset Credit Facility Agent.    The Current Asset Credit Facility Agent shall be deemed to be the Holder of all Current Asset Credit Facility Claims for purposes of distributions to be made hereunder, and all distributions on account of Current Asset Credit Facility Claims shall be made to the Current Asset Credit Facility Agent or as otherwise agreed to by the Reorganized Debtors and the Current Asset Credit Facility Agent.

        (d)    Term Loan Agent.    The Term Loan Agent shall be deemed to be the Holder of all Term Loan Claims for purposes of distributions to be made hereunder, and all distributions on account of Term Loan Claims shall be made to the Term Loan Agent or as otherwise agreed to by the Term Loan Agent and the Current Asset Credit Facility Agent.

        (e)    DIP ~~Agent~~Agents.    The DIP ~~Agent~~Agents shall be deemed to be the Holder of all DIP Facility Claims for purposes of distributions to be made hereunder, and all distributions on account of DIP Facility Claims shall be made to the DIP ~~Agent~~Agents or as otherwise agreed to by the Reorganized Debtors and the DIP ~~Agent~~Agents.

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  6.5
  Rights and Powers of Disbursement Agent.

        Each Disbursement Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated by the Plan; (c) without further order of the Bankruptcy Court, employ professionals and incur reasonable fees and expenses to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursement Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by such Disbursement Agent to be necessary and proper to implement the provisions of the Plan.

  6.6
  Expenses of the Disbursement Agent.

        The amount of any reasonable fees and documented expenses incurred by each Disbursement Agent acting in such capacity (including taxes and reasonable attorneys' fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

  6.7
  Delivery of Distributions.

        (a)    General.    All distributions to any Holder of an Allowed Claim or Allowed Equity Interest shall be made to the address of such Holder as set forth in the books and records of the Debtors or its agents, as applicable, unless the Debtors or Reorganized Debtors have been notified in writing of a change of address.

        (b)    Undeliverable Distributions.    In the event that any distribution to any Holder is returned as undeliverable or is otherwise unclaimed, the Disbursement Agent shall make no further distribution to such Holder unless and until such Disbursement Agent is notified in writing of such Holder's then current address. On, or as soon as practicable after, the date on which a previously undeliverable or unclaimed distribution becomes deliverable and claimed, the Disbursement Agent shall make such distribution without interest thereon. Any Holder of an Allowed Claim or Allowed Equity Interest that fails to assert a claim hereunder for an undeliverable or unclaimed distribution within one year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting such Claim against any of the Debtors, the Estates, or the Reorganized Debtors or their property. After the first anniversary of the Effective Date, all property or interests in property not distributed pursuant to this Section 6.7(b) shall be deemed unclaimed property pursuant to section 347(b) of the Bankruptcy Code. Such property or interests in property shall be returned by the Disbursement Agent to the Reorganized Debtors, and the claim of any other Holder to such property or interests in property shall be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary. Nothing contained herein shall require, or be construed to require, the Disbursement Agent to attempt to locate any Holder of an Allowed Claim or Allowed Equity Interest.

  6.8
  Manner of Payment Under Plan.

        At the option of the applicable Disbursement Agent, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements. All distributions of Cash shall be made by or on behalf of the applicable Debtor.

  6.9
  Setoffs and Recoupment.

        The Debtors and the Reorganized Debtors may, but shall not be required to, set off or recoup against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made), or the distributions to be made hereunder on account of such Claim, any Claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to exercise such setoff or recoupment

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nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such Claim the Debtors or the Reorganized Debtors may have against the Holder of such Claim.

  6.10
  Distributions After Effective Date.

        Distributions made after the Effective Date to Holders of Disputed Claims or Disputed Equity Interests that are not Allowed Claims or Allowed Equity Interests, as the case may be, as of the Effective Date but that later become Allowed Claims or Allowed Equity Interests shall be deemed to have been made on the Effective Date.

  6.11
  Allocation of Distributions Between Principal and Interest.

        The aggregate consideration to be distributed to the Holders of Allowed Claims under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claims of such Holders, as determined for federal income tax purposes, and any remaining consideration as satisfying accrued, but unpaid, interest, if any.

  6.12
  No Postpetition Interest on Claims and Equity Interests/No Fees and Expenses.

        Unless otherwise specifically provided for in this Plan, the Confirmation Order, or any other order entered by the Bankruptcy Court, (a) postpetition interest shall not accrue on or after the Petition Date on account of any Claim or Equity Interest and no Holder of a Claim or Equity Interest shall be entitled to interest accruing on or after the Petition Date on any such Claim or Equity Interest and (b) no Holder of a Claim or Equity Interest shall be entitled to the payment of any fees or expenses incurred in connection with such Claim or Equity Interest.

  6.13
  Claims Paid or Payable by Third Parties.

        (a)    Claims Paid by Third Parties.    The Debtors or Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be Disallowed without an objection having to be filed and without any further notice to, or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment (before or after the Effective Date) on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or Reorganized Debtor on account of such Claim, such Holder shall, within ten (10) days of receipt thereof, repay or return the distribution to the applicable Debtor or Reorganized Debtor, to the extent the Holder's total recovery on account of such Claim from the third party and under the Plan exceeds the Allowed amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the federal judgment rate, as in effect as of the Petition Date, on such amount owed for each Business Day after the 10-day grace period specified above until the amount is repaid.

        (b)    Claims Payable by Third Parties.    No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors' insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors' insurers agree to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers' agreement the applicable portion of such Claim may be expunged without an objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

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        (c)    Applicability of Insurance Policies.    Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in this Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors, the Reorganized Debtors, or any Entity may hold against any other Entity under any insurance policies, including against insurers, nor shall anything contained in this Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

  6.14
  Surrender of Cancelled Instruments or Securities.

        (a)   Any Holder of a Claim or Equity Interest evidenced by the instruments, securities, or other documentation cancelled under Section ~~5.6~~5.7 above (including the Senior Notes Indenture Trustee) shall surrender such applicable instruments, securities, or other documentation to the Reorganized Debtors or certify in writing that such instrument, security, or other documentation has been cancelled, in accordance with written instructions to be provided to such Holder by the Reorganized Debtors, unless waived in writing by the Debtors or the Reorganized Debtors. Any distribution required to be made hereunder on account of any such Claim or Equity Interest shall be treated as an undeliverable distribution under Section 6.7(b) above pending the satisfaction of the terms of this Section 6.14(a).

        (b)   Subject to Section 6.15 below, other than for instruments, securities, or other documentation certified as cancelled by the Senior Notes Indenture Trustee, the Current Asset Credit Facility Agent, or the Term Loan Agent in accordance with Section 6.14(a), any Holder of any Claim or Equity Interest evidenced by the instruments, securities, or other documentation cancelled under Section 5.7 above that fails to surrender such applicable instruments, securities, or other documentation in accordance with Section 6.14(a) within one year after the Effective Date shall have such Claim or Equity Interest, and the distribution on account of such Claim or Equity Interest, disgorged or forfeited, as applicable, and shall forever be barred from asserting such Claim or Equity Interest against any of the Reorganized Debtors or their respective property.
  6.15
  Lost, Stolen, Mutilated, or Destroyed Debt or Equity Securities.

        In addition to any requirements under any applicable agreement, any Holder of a Claim or Equity Interest evidenced by the instruments, securities, or other documentation cancelled under Section ~~5.6~~5.7 above, which instruments, securities, or other documentation have been lost, stolen, mutilated, or destroyed, shall, in lieu of surrendering such instruments, securities, or other documentation, (a) deliver evidence of such loss, theft, mutilation, or destruction that is reasonably satisfactory to the Reorganized Debtors and (b) deliver to the Reorganized Debtors such security or indemnity as may be required by the Reorganized Debtors to hold the Reorganized Debtors harmless from any damages, liabilities, or costs incurred in treating such Entity as the Holder of such Allowed Claim or Allowed Equity Interest. Such Holder shall, upon compliance with this Section 6.15, be deemed to have surrendered such instruments, securities, or other documentation for all purposes hereunder.

SECTION 7.    PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND EQUITY INTERESTS

  7.1
  No Proofs of Claim or Equity Interests Required.

        Except as otherwise provided in the Plan or by order of the Bankruptcy Court, Holders of Claims or Equity Interests shall not be required to file proofs of Claims or Equity Interests in the Chapter 11 Cases.

  7.2
  Objections to Claims; Requests for Estimation.

        From and after the Effective Date, the Reorganized Debtors shall (i) have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to Claims without approval of the

23

Bankruptcy Court and (ii) be permitted to settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

  7.3
  Payments and Distributions on Disputed Claims.

        At such time as a Disputed Claim becomes Allowed, the Disbursement Agent shall distribute to the Holder of such Allowed Claim the property distributable to such Holder pursuant to Section 4 of the Plan. To the extent that all or a portion of a Disputed Claim is Disallowed, the Holder of such Claim shall not receive any distribution on account of the portion of such Claim that is Disallowed. Notwithstanding any other provision of the Plan, no interest shall accrue or be Allowed on any Claim during the period after the Petition Date, except as provided for in the DIP Order or to the extent that section 506(b) of the Bankruptcy Code permits interest to accrue and be allowed on such Claim.

  7.4
  Preservation of Claims and Rights to Settle Claims.

        Except as otherwise provided in the Plan, or in any contract, instrument, or other agreement or document entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, compromise, otherwise resolve, discontinue, abandon, or dismiss all Claims, rights, Causes of Action, suits, and proceedings, including those described in the Plan Supplement (collectively, the "Retained Actions"), whether at law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Entity (other than Claims, rights, Causes of Action, suits, and proceedings released pursuant to Section 10.4 below), without the approval of the Bankruptcy Court. The Reorganized Debtors or their successor(s) may pursue such Retained Actions, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) that hold such rights.

        No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Retained Action against it as any indication that the Reorganized Debtors will not, or may not, pursue any and all available Retained Actions against it. The Reorganized Debtors expressly reserve all rights to prosecute any and all Retained Actions against any Entity. Unless any Retained Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Retained Actions for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches shall apply to such Retained Action upon, after, or as consequence of, confirmation or consummation of the Plan. For the avoidance of doubt, all Claims, Causes of Action, suits, and proceedings of the Debtors that are not Retained Actions are waived as of the Effective Date.

SECTION 8.    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

  8.1
  Assumption of Contracts and Leases.

        Except for any executory contracts or unexpired leases that are (a) the subject of a motion to assume or reject pending on the Confirmation Date, which shall be assumed or rejected in accordance with the disposition of such motion or (b) identified in the Plan Supplement as executory contracts or unexpired leases to be rejected pursuant to the Plan, all executory contracts and unexpired leases to which any of the Debtors is a party are hereby specifically assumed as of the Effective Date. Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving such contract and lease assumptions as of the Effective Date and determining that "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) by the Reorganized Debtors has been demonstrated and no further adequate assurance is required. The pendency of any motion to assume or reject executory

24

contracts or unexpired leases shall not prevent or delay implementation of the Plan or the occurrence of the Effective Date. Each executory contract and unexpired lease assumed pursuant to this Section 8.1 or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in, and be fully enforceable by, the applicable Reorganized Debtor(s) in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

        Unless otherwise provided in the Plan, each executory contract and unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously terminated or is otherwise not in effect.

        Modifications, amendments, supplements, and restatements to prepetition executory contracts or unexpired leases that have been executed by any of the Reorganized Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease.

  8.2
  Cure of Defaults.

        Any monetary amount by which any executory contract or unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, in accordance with section 365(b)(1) of the Bankruptcy Code, by payment of such amount in Cash on the Effective Date, or upon such other terms as the parties to such executory contract or unexpired lease may otherwise agree. If a dispute arises regarding (a) the amount of any cure payments required under section 365(b)(1) of the Bankruptcy Code; (b) the ability of any Reorganized Debtor or any assignee thereof to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (c) any other matter pertaining to assumption under section 365 of the Bankruptcy Code, the cure payments required under section 365(b)(1) of the Bankruptcy Code, if any, shall be made following the entry of a Final Order resolving such dispute and shall not prevent or delay implementation of the Plan or the occurrence of the Effective Date.

        Assumption of any executory contract or unexpired lease pursuant to the Plan or otherwise, and payment of the applicable cure amount, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or non-monetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time prior to the effective date of assumption. Any proof of Claim filed with respect to an executory contract or unexpired lease that is assumed shall be deemed Disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

  8.3
  Claims Based on Rejection of Executory Contracts or Unexpired Leases.

        All proofs of Claim with respect to Claims arising from the rejection of executory contracts or unexpired leases must be filed within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection or the date of withdrawal of a motion to assume. Any Claim arising from the rejection of an executory contract or unexpired lease for which proof of such Claim is not filed within such time period shall be forever barred from assertion against any of the Debtors, the Estates, or the Reorganized Debtors or their property, unless otherwise ordered by the Bankruptcy Court. Any Allowed Claim arising from the rejection of executory contracts or unexpired leases for which proof of such Claim has been timely filed shall be, and shall be treated as, an Allowed General Unsecured Claim under the terms hereof, subject to any limitation under section 502(b) of the Bankruptcy Code or otherwise.

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  8.4
  Indemnification of Directors, Officers, and Employees.

        Any obligations of the Debtors pursuant to their certificates of incorporation, bylaws, or organizational documents, as applicable, or any other agreements entered into by any Debtor at any time prior to the Effective Date, to defend, indemnify, reimburse, or limit the liability of any current and former directors, officers, agents, managers, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such directors, officers, agents, managers, or employees, based upon any act or omission for or on behalf of the Debtors, irrespective of whether such indemnification is owed in connection with an event occurring before or after the Petition Date, shall not be discharged or impaired by confirmation of the Plan. Such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors hereunder and assigned to the Reorganized Debtors pursuant to section 365 of the Bankruptcy Code and shall continue as obligations of the Reorganized Debtors.

  8.5
  Compensation and Benefit Plans.

        All employee compensation and benefit plans, policies, and programs of the Debtors entered into before or after the Petition Date and not since terminated shall be deemed to be, and shall be treated as if they were, executory contracts to be assumed pursuant to the Plan. Employee benefit plans, policies, and programs include, without limitation, all medical and health insurance, life insurance, dental insurance, disability benefits and coverage, leave of absence, retirement plans, retention plans, severance plans, and other such benefits. The Debtors' obligations under such plans, policies, and programs shall survive confirmation of the Plan and shall be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing, or other documents relating to, such plans, policies, and programs. Notwithstanding the above, as of the Effective Date, the Debtors shall be deemed to have rejected the Colt Defense Long Term Incentive Plan and shall replace such plan with the New Management Incentive Plan.

  8.6
  Insurance Policies.

        All insurance policies (including all director and officer insurance policies) pursuant to which the Debtors have any obligations in effect as of the Effective Date shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors (and assigned to the Reorganized Debtors if necessary to continue such insurance policies in full force) pursuant to section 365 of the Bankruptcy Code and shall continue in full force and effect. All other insurance policies shall revest in the Reorganized Debtors.

  8.7
  Assumption of the West Hartford Facility Lease.

        On the Effective Date, the Debtors shall assume the West Hartford Facility Lease subject to the modifications set forth below (the "West Hartford Facility Lease Modifications"):

        (a)   Extension Period:    Three (3) years from the existing expiration date; provided that the Landlord will grant the Debtors (2) additional options to extend the lease for 12 months (first option) and 18 months (second option), each renewal option being subject to an extension fee of $300,000 due upon exercise of such option, with such exercise and fee being due at least 12 and no more than 15 months prior to the start of such option period.

        (b)   Rent:    Annual fixed rent will increase by 3% on the effective date of the extension, and will increase by an additional 3% on each of the first and second anniversary of the effective date of the extension and at the start of each additional option exercised. Rent will remain payable in monthly installments.

26

        (c)   Outstanding Rent:    Any outstanding rent (which, as of May 29, 2015, did not exceed $215,000, exclusive of the administrative fee of 5% for late rent payments and default interest on late payments equal to 5% over the prime rate per annum), including interest and penalties thereon, will be paid in full, in cash, as a condition to the extension, including the fees and expenses of the Landlord.

        (d)   Change in Control:    Any change in control would constitute an event of default by the Tenant under Section 11.1 of the West Hartford Facility Lease as amended; provided, however, that a change in control resulting from the exercise of remedies by the Term Loan Lenders or the Current Asset Credit Facility Lenders would not be an event of default under such lease until 12 months after the effective date of such change in control.

        (e)   Claims.    For the avoidance of doubt, notwithstanding anything else herein to the contrary, including, but not limited to, pursuant to Section 8.2 or Section 10 hereof, no Claims or rights of NPA Hartford under the West Hartford Facility Lease, whether known or unknown, contingent or non-contingent, liquidated or unliquidated, disputed or otherwise, are being waived, discharged, or released pursuant to this Plan.

  8.8
  ~~8.7~~Reservation of Rights.

        Nothing contained in the Plan shall constitute an admission by the Debtors that any agreement, contract, or lease is an executory contract or unexpired lease subject to Section 8 of the Plan, as applicable, or that the Debtors or Reorganized Debtors have any liability thereunder.

  8.9
  ~~8.8~~Contracts and Leases Entered Into After the Petition Date.

        Contracts and leases entered into after the Petition Date by any Debtor in the ordinary course of business or following approval pursuant to a Bankruptcy Court order, including any executory contracts and unexpired leases assumed by a Debtor, shall be performed by the applicable Debtor or Reorganized Debtor, as the case may be, liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed executory contracts and unexpired leases) shall survive and remain unaffected by entry of the Confirmation Order.

SECTION 9.    CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

  9.1
  Conditions Precedent to the Effective Date.

        The Effective Date shall not occur and the Plan shall not become effective unless and until the following conditions have been satisfied in full or waived in accordance Section 9.2 of the Plan:

        (a)   Entry of Confirmation Order.    The Confirmation Order, in form and substance reasonably satisfactory to the DIP Lenders, the Current Asset Credit Facility Lenders and the Term Loan Lenders, shall have been entered on the docket for the Chapter 11 Cases and shall have become a Final Order in full force and effect.

        (b)   Execution and Delivery of Other Documents.    All other actions and all agreements, instruments, or other documents necessary to implement the Plan, including the Exit Credit Agreements and the ~~Junior Priority Lien~~Exit Intercreditor Agreement, shall have been (i) effected or (ii) duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived.

        (c)   Exit Financing.    The Debtors shall have ~~obtained a commitment to provide the Reorganized Debtors with an Exit Facility on material terms no less favorable to the holders of the Senior Notes and other parties in interest than the terms set forth in the Exit Facility Term Sheet.~~access to funding under the Exit Facilities.

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        (d)   DIP Financing.    All financing provided to the Debtors under the DIP Facilities shall have been repaid, as provided in the DIP Credit ~~Agreement~~Agreements, or other arrangements satisfactory to the DIP Lenders regarding the termination of such financing shall have been made.

        (e)   New Management Incentive Plan.    The Confirmation Order shall provide that Reorganized Parent shall execute and deliver the New Management Incentive Plan as soon as practicable after the Effective Date.

        (f)    West Hartford Facility Lease.    The Debtors shall have obtained an extension of the West Hartford Facility Lease consistent with the West Hartford Facility Lease Modifications.

        (g)   ~~(e)~~Consents.    All authorizations, consents, and approvals determined by the Debtors to be necessary to implement the Plan shall have been obtained.

        (h)   ~~(f)~~Amendments.    The Plan and the Plan Documents shall not have been materially amended or modified without the consent of the DIP Lenders, the Current Asset Credit Facility Lenders and the Term Loan Lenders.

        (i)    ~~(g)~~Statutory Fees.    All statutory fees and obligations then due and payable to the Office of the United States Trustee shall have been paid and satisfied in full.

        (j)    ~~(h)~~Regulatory Approvals.    The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents necessary to implement the Plan.

        (k)   ~~(i)~~Other Acts.    Any other actions the Debtors determine are necessary to implement the terms of the Plan shall have been taken.

  9.2
  Waiver of Conditions Precedent.

        Each of the conditions precedent in Section 9.1 of the Plan may be waived, in whole or in part, by the Debtors in writing, with the consent of the DIP Lenders, the Current Asset Credit Facility Lenders and the Term Loan Lenders, but without notice to any other third parties or order of the Bankruptcy Court or any other formal action.

  9.3
  Effect of Non-Occurrence of the Effective Date.

        If the conditions listed in section 9.1 are not satisfied or waived in accordance with ~~this~~ Section ~~9,~~9.2, then (a) the Confirmation Order shall be of no further force or effect; (b) the Plan shall be null and void in all respects; (c) no distributions under the Plan shall be made; (d) the Debtors and all Holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date; and (e) nothing contained in the Plan or the Disclosure Statement shall (i) be deemed to constitute a waiver or release of (x) any Claims by any creditor or (y) any Claims against, or Equity Interests in, the Debtors, (ii) prejudice in any manner the rights of the Debtors, or (iii) constitute an admission, acknowledgment, offer, or undertaking by the Debtors in any respect.

SECTION 10.    EFFECT OF CONFIRMATION

  10.1
  Vesting of Assets; Continued Corporate Existence.

        On the Effective Date, except as otherwise provided in the Plan, pursuant to sections 1141(b) and 1141(c) of the Bankruptcy Code, all property of the Debtors' Estates shall vest in the Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges, and other interests. Except as otherwise provided in the Plan, each of the Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal

28

entity under applicable law and pursuant to the applicable organizational documents, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law. On and after the Effective Date, the Reorganized Debtors shall be authorized to operate their respective businesses and to use, acquire, or dispose of assets, without supervision or approval by the Bankruptcy Court and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

  10.2
  Binding Effect.

        Subject to the occurrence of the Effective Date and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062, on and after the Confirmation Date, the provisions of the Plan shall be immediately effective and enforceable and deemed binding upon any Holder of a Claim against, or Equity Interest in, the Debtors, and such Holder's respective successors and assigns, (whether or not the Claim or Equity Interest of such Holder is Impaired under the Plan, whether or not such Holder has accepted the Plan, and whether or not such Holder is entitled to a distribution under the Plan), all Entities that are party, or subject, to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor counterparties to executory contracts, unexpired leases, and any other prepetition agreements.

  10.3
  Discharge of Claims.

        Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan (including with respect to Claims reinstated by the Plan), the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of all Claims against, and Equity Interests in, the Debtors, and Causes of Action of any nature whatsoever arising on or before the Effective Date, known or unknown, including, without limitation, any interest accrued or expenses incurred on such Claims from and after the Petition Date, against the Debtors, and liabilities of, Liens on, obligations of, and rights against, the Debtors or any of their assets or properties arising before the Effective Date, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Equity Interests, in each case whether or not: (a) a proof of Claim or Equity Interest based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Equity Interest based upon such debt or right is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Equity Interest has accepted the Plan. Any default by the Debtors with respect to any Claim that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. Except as otherwise specifically provided in the Plan (including with respect to Claims reinstated by the Plan), all Entities shall be precluded from asserting against the Debtors, the Reorganized Debtors, or their respective properties or interests in property, any other Claims based on any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except with respect to Claims reinstated pursuant to the Plan, the Confirmation Order shall be a judicial determination of the discharge of all Claims arising before the Effective Date against the Debtors, subject to the occurrence of the Effective Date.

  10.4
  Releases.

        (a)    Releases by the Debtors.    ~~Upon~~Pursuant to section 1123(b) of the Bankruptcy Code and to the extent allowed by applicable law, upon the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors, in their individual capacities and as debtors in possession, shall be deemed forever to release, waive, and discharge the Released Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, actions, Causes of Action, and liabilities, whether for tort, fraud, contract, recharacterization, subordination, violations of

29

federal or state securities laws (other than the rights of the Debtors or Reorganized Debtors to enforce the terms of the Plan and the contracts, instruments, releases, and other agreements or documents delivered in connection with the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then-existing or thereafter arising, at law, in equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence, or circumstances taking place on or before the Effective Date, in any way relating to (i) the Debtors or the Chapter 11 Cases; (ii) any investment by any Released Party in any of the Debtors; (iii) any action or omission of any Released Party with respect to any indebtedness under which any Debtor is or was a borrower or guarantor, or any common or preferred equity investment in the Debtors (including, without limitation, any action or omission of any Released Party with respect to the acquisition, holding, voting, or disposition of any such investment); (iv) any Released Party in any such Released Party's capacity as an officer, director, employee, or agent of, or advisor to, any Debtor; (v) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan; (vi) the business or contractual arrangements between any Debtor and any Released Party; ~~and~~ (vii) the restructuring of Claims and Equity Interests before or during the Chapter 11 Cases; and (viii) the negotiation, formulation, preparation, or dissemination of the DIP Credit ~~Agreement~~Agreements, the Exit Credit Agreements, the Current Asset Credit Facility Agreement, the Term Loan Agreement, the Senior Notes Indenture, the New Notes Indenture, the Plan (including, for the avoidance of doubt, the Plan Supplement), Exchange Offer, the Disclosure Statement, or related agreements, instruments, or other documents, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined by a Final Order to have constituted willful misconduct, fraud, criminal conduct, or gross negligence. The Reorganized Debtors shall be bound, to the same extent the Debtors are bound, by the releases and discharges set forth above.

        Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the releases described in this Section 10.4(a) by the Debtors, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute its finding that each release described in this Section 10.4(a) is: (i) in exchange for the good and valuable consideration provided by the Released Parties, a good faith settlement and compromise of such Claims; (ii) in the best interests of the Debtors and all Holders of Equity Interests and Claims; (iii) fair, equitable, and reasonable; (iv) given and made after due notice and opportunity for hearing; and (v) a bar to any of the Releasing Parties asserting any Claim, Cause of Action, or liability related thereto, of any kind whatsoever, against any of the Released Parties or their property.

        (b)    Releases by Holders of Claims and Holders of Equity Interests.    Upon the Effective Date, to the maximum extent permitted by applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each Releasing Party, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan, and the Cash and other contracts, instruments, releases, agreements, or documents to be delivered in connection with the Plan, shall be deemed forever to release, waive, and discharge the Released Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, actions, Causes of Action, and liabilities, including any derivative claims assertable on behalf of any Debtor, whether for tort, fraud, contract, recharacterization, subordination, violations of federal or state securities laws (other than the rights of the Releasing Parties to enforce the terms of the Plan and the contracts, instruments, releases, and other agreements or documents delivered in connection with the Plan and Claims reinstated pursuant to the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then-existing or thereafter arising, at law, in equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence, or circumstances taking place on or before the Effective Date, in any way relating to (i) the Debtors or the Chapter 11 Cases; (ii) any investment by any Released Party in any of the Debtors; (iii) any action or omission of any Released Party with respect to any indebtedness under which any Debtor is or was

30

a borrower or guarantor, or any common or preferred equity investment in the Debtors (including, without limitation, any action or omission of any Released Party with respect to the acquisition, holding, voting, or disposition of any such investment); (iv) any Released Party in any such Released Party's capacity as an officer, director, employee, or agent of, or advisor to, any Debtor; (v) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan; (vi) the business or contractual arrangements between any Debtor and any Released Party; (vii) the restructuring of Claims and Equity Interests before or during the Chapter 11 Cases; and (viii) the negotiation, formulation, preparation, or dissemination of the DIP Credit ~~Agreement~~Agreements, the Exit Credit Agreements, the Current Asset Credit Facility Agreement, the Term Loan Agreement, the Senior Notes Indenture, the New Notes Indenture, the Plan (including, for the avoidance of doubt, the Plan Supplement), the Exchange Offer, the Disclosure Statement or related agreements, instruments, or other documents, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined by a Final Order to have constituted willful misconduct, fraud, criminal conduct, or gross negligence.

        Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the releases described in this Section 10.4(b), which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute its finding that each release described in Section 10.4(b) is: (i) in exchange for the good and valuable consideration provided by the Released Parties, a good faith settlement and compromise of such Claims and Equity Interests; (ii) in the best interests of the Debtors and all Holders of Claims and Equity Interests; (iii) fair, equitable, and reasonable; (iv) given and made after due notice and opportunity for hearing; and (v) a bar to any of the Releasing Parties asserting any Claim, Cause of Action, or liability related thereto, of any kind whatsoever, against any of the Released Parties or their property.

  10.5
  Exculpation and Limitation of Liability.

        None of the Debtors or Reorganized Debtors, or the direct or indirect affiliates, officers, directors, partners, employees, members, members of boards of managers, advisors, attorneys, financial advisors, accountants, investment bankers, or agents (whether current or former, in each case in his, her, or its capacity as such) of the Debtors or the Reorganized Debtors, including, for the avoidance of doubt, the Sciens Group and any other direct or indirect holders of Equity Interests in ~~the Parent~~Colt Defense LLC, or the Released Parties shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or Equity Interest, or any other party in interest in the Chapter 11 Cases, or any of their respective agents, employees, representatives, financial advisors, attorneys or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of, the Chapter 11 Cases, formulation, negotiation, preparation, dissemination, confirmation, solicitation, implementation, or administration of the Plan, the Plan Supplement, the Disclosure Statement, the Exchange Offer, the DIP Credit  ~~Agreement~~Agreements, the Exit Credit Agreements, the Current Asset Credit Facility Agreement, the Term Loan Agreement, the Senior Notes Indenture, the New Notes Indenture, any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any other pre- or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors or confirming or consummating the Plan (including the issuance of any securities or the distribution of any property under the Plan); provided, however, that the foregoing provisions of this Section 10.5 shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined by a Final Order to have constituted willful misconduct, fraud, or gross negligence and shall not impact the right of any Holder of a Claim or Equity Interest, or any other party to enforce the terms of the Plan and the contracts, instruments, releases, and other agreements or documents delivered in connection with the Plan. Without limiting the generality of the foregoing, the Debtors and the Debtors' direct or indirect

31

affiliates, officers, directors, partners, employees, members, members of boards of managers, advisors, attorneys, financial advisors, accountants, investment bankers, and agents (whether current or former, in each case in his, her, or its capacity as such) including, for the avoidance of doubt, the Sciens Group and any other direct or indirect Holders of Equity Interests in Colt Defense LLC, shall, in all respects, be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan. The exculpated parties have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

  10.6
  Injunction.

        (a)    General.    All Persons or Entities who have held, hold, or may hold Claims or Equity Interests (other than Claims that are reinstated under the Plan), and all other parties in interest in the Chapter 11 Cases, along with their respective current and former employees, agents, officers, directors, principals, and affiliates, are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind, against the Debtors or the Reorganized Debtors, or in respect of any Claim or Cause of Action released or settled hereunder; (ii) enforcing, attaching, collecting, or recovering by any manner or means of any judgment, award, decree, or order against the Debtors or Reorganized Debtors; (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or Reorganized Debtors; or (iv) asserting any right of setoff, subrogation, or recoupment of any kind, against any obligation due from the Debtors or Reorganized Debtors, or against the property or interests in property of the Debtors or Reorganized Debtors, on account of such Claims or Equity Interests; provided, however, that nothing contained herein shall preclude such Entities from exercising their rights pursuant to and consistent with the terms hereof and the contracts, instruments, releases, and other agreements and documents delivered under or in connection with the Plan.

        (b)    Injunction Against Interference With the Plan.    Upon entry of the Confirmation Order, all Holders of Claims and Equity Interests and their respective current and former employees, agents, officers, directors, principals, and affiliates shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan. Each Holder of an Allowed Claim or Allowed Equity Interest, by accepting, or being eligible to accept, distributions under or reinstatement of such Claim or Equity Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this section of the Plan.

  10.7
  Term of Bankruptcy Injunction or Stays.

        All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence as of the Confirmation Date, shall remain in full force and effect until the Effective Date.

  10.8
  Termination of Subordination Rights and Settlement of Related Claims.

        The classification and manner of satisfying all Claims and Equity Interests under the Plan takes into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan, shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be enjoined permanently. Accordingly, distributions under the Plan to Holders of Allowed Claims shall not be subject to payment of a beneficiary of such terminated

32

subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

  10.9
  Reservation of Rights.

        The Plan shall have no force or effect unless and until the applicable Effective Date. Prior to the applicable Effective Date, none of the filing of the Plan, any statement or provision contained in the Plan, or action taken by the Debtors with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be, or shall be deemed to be, an admission or waiver of any rights of any Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

SECTION 11.    RETENTION OF JURISDICTION

        Pursuant to sections 105(c) and 1142 of the Bankruptcy Code, and notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Plan, the Confirmation Order, and the Chapter 11 Cases, to the fullest extent permitted by law, including jurisdiction, to the extent applicable:

        (a)   To allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

        (b)   To resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are party to or with respect to which any Debtor or Reorganized Debtor may be liable, and hear, determine and, if necessary, liquidate, any Claims arising therefrom;

        (c)   To determine any and all motions, adversary proceedings, applications, contested matters, or other litigated matters pending on the Effective Date;

        (d)   To ensure that distributions to Holders of Allowed Claims and Allowed Equity Interests are accomplished pursuant to the terms of the Plan;

        (e)   To adjudicate any and all disputes arising from or relating to distributions under the Plan;

        (f)    To enter, implement, or enforce such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan, and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan or the Confirmation Order;

        (g)   To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated, or distributions pursuant to the Plan are enjoined or stayed;

        (h)   To issue injunctions, enter, and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

        (i)    To modify the Plan before or after the Effective Date under section 1127 of the Bankruptcy Code or modify the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

33

        (j)    To hear and determine all applications for compensation and reimbursement of expenses of Professionals under sections 330, 331, and 503(b) of the Bankruptcy Code incurred prior to the Confirmation Date; provided, however, that, from and after the Confirmation Date, the payment of fees and expenses of the Reorganized Debtors, including fees and expenses of counsel, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

        (k)   To hear and determine any rights, Claims, or Causes of Action held or reserved by, or accruing to, the Debtors or the Reorganized Debtors pursuant to the Bankruptcy Code, the Confirmation Order or, in the case of the Debtors, any other applicable law;

        (l)    To enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases;

        (m)  To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Documents, the Confirmation Order, any transactions contemplated thereby, or any agreement, instrument, or other document governing or relating to any of the foregoing, or the effect of the Plan under any agreement to which the Debtors, the Reorganized Debtors, or any affiliate thereof are party;

        (n)   To hear and determine any issue for which the Plan or a Plan Document requires a Final Order of the Bankruptcy Court;

        (o)   To issue such orders as may be necessary or appropriate to aid in execution of the Plan or to maintain the integrity of the Plan following consummation, to the extent authorized by section 1142 of the Bankruptcy Code;

        (p)   To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

        (q)   To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

        (r)   To enter and enforce any order for the sale or transfer of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

        (s)   To hear and determine all disputes involving the existence, scope, and nature of the discharges, releases, or injunctions granted under the Plan and the Bankruptcy Code;

        (t)    To hear and determine all disputes involving or in any manner implicating the exculpation or indemnification provisions contained in the Plan;

        (u)   To hear and determine any matters arising under or related to sections 1141 and 1145 of the Bankruptcy Code;

        (v)   To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

        (w)  To recover all assets of the Debtors and property of the Debtors' Estates, wherever located; and

        (x)   To enter a final decree closing the Chapter 11 Cases.

SECTION 12.    MISCELLANEOUS PROVISIONS

  12.1
  Payment of Statutory Fees.

        On the Effective Date and thereafter, as may be required, the Debtors shall pay all fees payable, pursuant to section 1930 of title 28 of the United States Code, until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first; provided that in the event of a dispute regarding

34

such fees, the fees in dispute shall be paid upon entry of a Final Order resolving such dispute. The Debtors shall pay all of the foregoing fees on a per-Debtor basis.

  12.2
  Exemption from Securities Laws.

        To the maximum extent provided by section 1145(a) of the Bankruptcy Code and applicable non-bankruptcy law, the offer and sale under the Plan of the New Notes to the Holders of Senior Notes Claims shall be exempt from registration under section 5 of the Securities Act and may be resold by Holders thereof without registration, unless the Holder is an "underwriter" (as defined in section 1145(b)(l) of the Bankruptcy Code) with respect to such securities, in each case, subject to the terms of any applicable securities laws. To the extent that section 1145 is not available to exempt the securities issued under, or in connection with, the Plan, including, without limitation, the offer and sale under the Plan of the New Notes to the Holders of Senior Notes Claims, from registration under section 5 of the Securities Act, other provisions of the Securities Act, including, without limitation, section 3(a)(9), Regulation D or Regulation S of the Securities Act, and state securities laws, shall apply to exempt such issuance from the registration requirements of the Securities Act.

  12.3
  Exemption from Certain Transfer Taxes.

        Pursuant to section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer from a Debtor to a Reorganized Debtor or any other Entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Without limiting the foregoing, any issuance, transfer, or exchange of a security or any making or delivery of an instrument of transfer pursuant to the Plan shall be exempt from the imposition and payment of any and all transfer taxes (including, without limitation, any and all stamp taxes or similar taxes and any interest, penalties and addition to the tax that may be required to be paid in connection with the consummation of the Plan and the Plan Documents) pursuant to sections 1146(a), 505(a), 106, and 1141 of the Bankruptcy Code. Unless the Bankruptcy Court orders otherwise, all sales, transfers, and assignments of owned and leased property approved by the Bankruptcy Court on or before the Effective Date shall be deemed to have been in furtherance of, or in connection with, the Plan.

  12.4
  Dissolution of Statutory Committees and Cessation of Fee and Expense Payment.

        On the Effective Date, all statutory committees shall dissolve; provided, however, that, following the Effective Date, any statutory committees shall continue to have standing and a right to be heard with respect to (i) Claims and/or applications for compensation by professionals and requests for allowance of administrative expenses for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code, (ii) any appeals of the Confirmation Order that remain pending as of the Effective Date to which any statutory committees are a party, and (iii) any adversary proceedings or contested matter as of the Effective Date to which any statutory committees are a party. Upon the dissolution of any statutory committees, the current and former members of any statutory committees and their respective officers, employees, counsel, advisors, and agents, shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of any statutory committees' respective attorneys, accountants, and other agents shall terminate, except that any statutory

35

committees and their respective professionals shall have the right to pursue, review, and object to any applications for compensation and reimbursement of expenses filed in accordance with Section 2.3 hereof. The Reorganized Debtors shall not be responsible for paying any fees and expenses incurred after the Effective Date by the professionals retained by any statutory committees, if any.

  12.5
  Substantial Consummation.

        On the applicable Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

  12.6
  Expedited Determination of Postpetition Taxes.

        The Reorganized Debtors shall be authorized to request an expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed for, or on behalf of, the Debtors for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

  12.7
  Modification and Amendments.

        Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, alterations, amendments, or modifications of the Plan may be proposed in writing by the Debtors at any time prior to or after the Confirmation Date, but prior to the Effective Date. Holders of Claims and Equity Interests that have accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification complies with the requirements of this Section 12.7 and does not materially and adversely change the treatment of the Claim or Equity Interest of such Holder; provided, however, that any Holders of Claims or Equity Interests that were deemed to accept the Plan because such Claims or Equity Interests were Unimpaired shall continue to be deemed to accept the Plan only if, after giving effect to such amendment or modification, such Claims or Equity Interests continue to be Unimpaired.

        Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

  12.8
  Additional Documents.

        On or before the Effective Date, the Debtors may enter into any agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims or Equity Interests receiving distributions pursuant to the Plan and all other parties in interest may, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

  12.9
  Effectuating Documents and Further Transactions.

        On and after the Effective Date, the Reorganized Debtors and their respective officers and members of the boards of directors are authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, without the need for any approvals, authorizations, or consents, except for those expressly required pursuant to the Plan.

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  12.10
  Plan Supplement.

        The Plan Supplement will include certain documents relating to the Plan and its consummation and implementation, including the Exit Credit Agreements, the ~~Junior Priority Lien~~Exit Intercreditor Agreement, the New Notes Indenture, the identity and affiliations of each of the officers and directors of the Reorganized Debtors, the identity of the initial New Notes Trustee, and a list of any executory contracts or unexpired leases to be rejected pursuant to the Plan. The Plan Supplement shall be filed with the Clerk of the Bankruptcy Court not later than ten (10) calendar days prior to the first date on which the Confirmation Hearing is scheduled to be held and may be altered, amended, modified, or supplemented by the Debtors prior to the Confirmation Hearing. Upon its filing with the Bankruptcy Court, the Plan Supplement may be accessed on the docket electronically maintained by the Clerk of the Bankruptcy Court (for a minor fee) or on the Voting Agent's website www.kccllc.net/ColtDefense (free of charge) or inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.

  12.11
  Additional Intercompany Transactions.

        The Debtors and Reorganized Debtors, as applicable, are hereby authorized without the need for any further corporate action and without further action by the Holders of Claims or Equity Interests to (a) engage in intercompany transactions to transfer Cash for distribution pursuant to the Plan and (b) continue to engage in intercompany transactions (subject to applicable contractual limitations), including, without limitation, transactions relating to the incurrence of intercompany indebtedness.

  12.12
  Revocation or Withdrawal of the Plan.

        The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Effective Date. If the Debtors take such action, the Plan shall be deemed null and void in its entirety and of no force or effect, and any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims), assumption of executory contracts or unexpired leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void. In such event, nothing contained in the Plan shall (a) constitute or be deemed to be a waiver or release of any Claim against, or Equity Interest in, any Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any Entity in further proceedings involving the Debtors; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

  12.13
  Severability.

        If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms; (b) integral to the Plan; and (c) non-severable and mutually dependent.

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  12.14
  Schedules and Exhibits Incorporated.

        All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if fully set forth herein. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

  12.15
  Solicitation.

        The Debtors have, and upon the Confirmation Date shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, section 1125(e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation. The Debtors, the Reorganized Debtors, and each of their respective principals, members, partners, officers, directors, employees, agents, managers, representatives, advisors, attorneys, accountants, and professionals shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of any securities offered or sold under the Plan, and therefore, are not, and on account of such offer, issuance, sale, solicitation, or purchase shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of any securities offered or sold under the Plan.

  12.16
  Governing Law.

        Except to the extent that the Bankruptcy Code or other federal law, rule, or regulation is applicable, or to the extent an exhibit, schedule, or supplement to the Plan provides otherwise, the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof that would require application of the law of another jurisdiction; provided, however, that corporate or entity governance matters relating to the Reorganized Debtors shall be governed by the laws of the state of incorporation or organization of the relevant Reorganized Debtor.

  12.17
  Compliance with Tax Requirements.

        In connection with the Plan and all instruments issued in connection herewith and distributed hereunder, any Entity issuing any instruments or making any distribution under the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Any Entity issuing any instruments or making any distribution under the Plan to a Holder of an Allowed Claim or Allowed Equity Interest has the right, but not the obligation, to not make a distribution until such Holder has provided to such Entity the information necessary to comply with any withholding requirements of any such taxing authority, and any required withholdings (determined after taking into account all information provided by such Holder pursuant to this Section 12.17) shall reduce the distribution to such Holder.

  12.18
  Successors and Assigns.

        The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

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  12.19
  Closing of Chapter 11 Cases.

        The Reorganized Debtors shall, as promptly as practicable after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022, Del. Bankr. L.R. 3022-1, and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

  12.20
  Document Retention.

        On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their current document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors without order of the Bankruptcy Court.

  12.21
  Conflicts.

        In the event of any conflict between the terms and provisions in the Plan (without reference to the Plan Supplement) and the terms and provisions in the Disclosure Statement, the Plan Supplement, any other instrument or document created or executed pursuant to the Plan, or any order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), the Plan (without reference to the Plan Supplement) shall govern and control.

  12.22
  Service of Documents.

        All notices, requests, and demands to or upon the Debtors or the Reorganized Debtors, to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors or the Reorganized Debtors: COLT DEFENSE LLC 547 New Park Avenue West Hartford, ~~CT~~ Connecticut 06110
Attn:	John Coghlin
Telephone:	(860) 236-6311
Facsimile~~.~~:	(860) 244-~~1442~~1335
~~Telephone:~~	~~(860) 232-4489~~
Email:	jcoghlin@colt.com
with copies to:
O'MELVENY & MYERS LLP Times Square Tower Seven Times Square New York, New York 10036
Attn:	John J. Rapisardi, Esq.
Joseph Zujkowski, Esq.
Telephone:	(212) 326-2000
Facsimile:	(212) 326-2061

39

-and-
RICHARDS, LAYTON & FINGER, P.A. One Rodney Square 920 North King Street Wilmington, Delaware 19801
Attn:	Mark D. Collins, Esq.
Jason M. Madron, Esq.
Telephone:	(302) 651-7700
Facsimile:	(302) 651-7701

        After the Effective Date, the Reorganized Debtors shall be authorized to send a notice to Entities specifying that, in order to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors shall be authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

  12.23
  Deemed Acts.

        Whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

40

Dated:                        , 2015

Respectfully Submitted,
COLT DEFENSE LLC
By:
	Name:	Dennis Veillux
	Title:	President and Chief Executive Officer
COLT SECURITY LLC
By:
	Name:	Dennis Veillux
	Title:	President and Chief Executive Officer
COLT FINANCE CORP.
By:
	Name:	Dennis Veillux
	Title:	President and Chief Executive Officer
NEW COLT HOLDING CORP.
By:
	Name:	Dennis Veillux
	Title:	President and Chief Executive Officer
COLT'S MANUFACTURING COMPANY LLC
By:
	Name:	Dennis Veillux
	Title:	President and Chief Executive Officer
COLT DEFENSE TECHNICAL SERVICES LLC
By:
	Name:	Dennis Veillux
	Title:	President and Chief Executive Officer

COLT CANADA CORPORATION
By:
	Name:	Dennis Veillux
	Title:	President and Chief Executive Officer
COLT INTERNATIONAL ~~COOPERATIEF~~COÖPERATIEF U.A.
By:
	Name:	Dennis Veillux
	Title:	Authorized Representative
COLT HOLDING COMPANY LLC, by Colt Defense Holding LLC, its Managing Member, by Sciens Management LLC, its Manager
By:
	Name:	John P. Rigas
	Title:	Manager

 EXHIBIT A

COLT DEFENSE LLC
DEBTOR IN POSSESSION FINANCING FACILITIES
AND EXIT FINANCING FACILITIES

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

        This Term Sheet is intended solely as a basis for further discussion and is not intended to be and does not constitute a legally binding obligation. A binding commitment with respect to the transactions will result only upon the execution of definitive agreements, if any. Capitalized Terms used in this Term Sheet that are not otherwise defined herein shall have the meanings assigned such terms in the Debtors' Amended Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code.

I.
DIP FACILITIES

~~Size:~~	~~A superpriority senior secured term loan facility comprised of (i) $15,000,000 principal amount of new money term loans ("New Money Term Loans") and (ii) up to $50,000,000 principal amount of deemed term loans that shall roll-up amounts outstanding under the Current Asset Credit Agreement and the Term Loan Agreement.~~
~~Maturity:~~	~~Six (6) months~~
~~Interest Rate:~~	~~12.5% all-cash~~
~~Default Rate:~~	~~2.0% default interest (incremental in event of default)~~
~~Commitment Fee:~~	~~2% Commitment Fee on New Money Term Loans~~
~~Funding Fee:~~	~~1.0% Funding Fee on New Money Term Loans~~
Size:

Two separate senior secured debtor in possession ("DIP") credit facilities aggregating a principal amount of $15,000,000, consisting of (i) a $5,000,000 DIP credit facility provided by the Current Asset Credit Facility Lenders to be in form and substance satisfactory to the Current Asset Credit Facility Lenders (the "DIP Current Asset Credit Facility") and (ii) a $10,000,000 DIP credit facility provided by the Term Loan Lenders to be in form and substance satisfactory to the Term Loan Lenders (the "DIP Term Loan Facility" and together with the DIP Current Asset Credit Facility, the "DIP Facilities"). The DIP Facilities shall be delayed draw term loans with an initial draw in the aggregate principal amount of $10,000,000 on the closing date (i.e., upon entry of the interim DIP Order) on a pro rata basis among the DIP Facilities and subsequent additional draws will be subject to certain conditions to be agreed upon (including, without limitation, compliance with an approved budget and satisfaction by the Debtors of certain milestones).

DIP Current Asset Credit Facility Lenders:	Current Asset Credit Facility Lenders
DIP Term Loan Facility Lenders:	Term Loan Lenders
Maturity:	Three (3) months after the Petition Date

Interest Rate:	12.5% of the aggregate principal amount of each DIP Facility payable in cash on the last business day of each month in arrears.
Initial Loan Discount:

2.0% of the aggregate principal amount of each respective DIP Facility payable to the applicable DIP Lenders in cash, as an offset to the funding of the DIP Facility, upon entry of the interim DIP Order.

Secondary Loan Discount:

1.0% of the aggregate principal amount of each respective DIP Facility payable to the applicable DIP Lenders in cash, as an offset to the funding of the DIP Facility, upon entry of the interim DIP Order.

DIP Current Asset Credit Facility Collateral:

Security interests and liens (the "Current Asset Credit Facility DIP Liens") on all assets and property of the Debtors, including, without limitation, the same collateral package currently securing the loans under the Current Asset Credit Facility Agreement with the same priorities, and on substantially the same terms, as currently set forth in the Existing Intercreditor Agreement (i.e., the Current Asset Credit Facility DIP Liens will (i) prime and have a first-priority lien ahead of the existing liens on ABL Priority Collateral (as defined in the Existing Intercreditor Agreement) securing the loans under the Current Asset Credit Facility Agreement, the loans under the Term Loan Agreement, and the DIP Term Loan Facility and (ii) not prime and shall be junior to the liens on Term Priority Collateral (as defined in the Existing Intercreditor Agreement) securing the loans under the Term Loan Agreement and the DIP Term Facility).

DIP Term Loan Facility Collateral:

The DIP Term Loan Facility shall be secured by security interests and liens (the "Term Loan Facility DIP Liens") on all assets and property of the Debtors, including, without limitation, the same collateral package currently securing the loans under the Term Loan Agreement with the same priorities, and on substantially the same terms, as currently set forth in the Existing Intercreditor Agreement (i.e., the Term Loan Facility DIP Liens will (i) prime and have a first-priority lien ahead of the existing liens on Term Priority Collateral securing the loans under the Term Loan Agreement, the loans under the Current Asset Credit Facility Agreement, and the DIP Current Asset Credit Facility and (ii) not prime and shall be junior to the liens on ABL Priority Collateral securing the loans under the Current Asset Credit Facility Agreement and the DIP Current Asset Credit Facility).

The DIP Lenders shall enter into an intercreditor agreement, with respect to the DIP Facilities, on terms substantially identical to those set forth in the Existing Intercreditor Agreement.

Adequate Protection:

The interim and final orders approving the DIP Facilities shall provide for adequate protection of the rights and interests of the Current Asset Credit Facility Agent, the Current Asset Credit Facility Lenders, the Term Loan Agent and the Term Loan Lenders, as follows: (a) replacement liens on postpetition collateral, junior to the liens of the DIP Lenders but otherwise consistent with the collateral packages and priorities described in the Existing Intercreditor Agreement; (b) superpriority administrative claims, junior to those of the DIP Lenders but otherwise consistent with the priorities set forth in the Existing Intercreditor Agreement; (c) reimbursement of all reasonable costs and expenses, including professional fees; and (d) payments equivalent to (i) with respect to the Current Asset Credit Facility, interest at a rate of 12.5%, in cash; and (ii) with respect to the Term Loan, interest at a rate of 10% in cash and 4% PIK.

II.
EXIT FACILITIES

~~Size:~~	~~Approximately $120,000,000~~
~~Maturity:~~	~~5 years~~
~~Interest Rate:~~	~~10% all-cash~~
~~Fees:~~	~~2.5%~~
~~No Call:~~	~~[ ] - 3 years~~
A.
Exit Current Asset Credit Facility

Size:	The Allowed amount of the Current Asset Credit Facility Claims plus any amounts outstanding under the DIP Current Asset Credit Facility.
Maturity:
3 year maturity, with a 1 year maturity date extension at the option of the Debtors subject to (i) meeting a Fixed Charge Coverage Ratio (as defined in the Current Asset Credit Agreement), as of the date of the exercise of the extension option, on a trailing four fiscal quarter basis tested at the end of the most recent fiscal quarter for which financial statements are available, of at least 1:50:1.00 and (ii) the term (as such term may be extended) of the lease with respect to the Debtors' primary manufacturing facility (such lease, including if such lease is the West Hartford Facility Lease, the "Primary Lease") expiring at least 1 year after such extended maturity date.
Interest Rate:	10% all-cash (paid monthly in arrears)
Increased Yield Amount:	2.0% on $35,000,000 of Current Asset Credit Facility Claims plus the aggregate principal amount of the DIP Current Asset Credit Facility payable in cash on the Effective Date.

Collateral:	Collateral/lien priority between the Exit Current Asset Credit Facility and Exit Term Loan Facility to remain consistent with the terms of the Existing Intercreditor Agreement.
Other Terms:	Substantially identical to the Current Asset Credit Facility Agreement, except as set forth herein, including, but not limited to, the following:

•

Excess cash flow sweep not subject to any prepayment penalties (terms of the excess cash flow sweep to be agreed upon by the Debtors, the Current Asset Credit Facility Lenders, and the Term Loan Lenders).

• A minimum liquidity in an amount to be mutually agreed and a collateral coverage covenant to be mutually agreed.

•

Caps on unsecured debt and secured debt and no secured debt senior to (other than, solely in respect of Term Priority Collateral, the Exit Term Loan Facility) or pari passu with the Exit Current Asset Credit Facility (with baskets for $25,000,000 of unsecured debt, $25,000,000 of secured debt pari passu with the New Notes, and $25,000,000 of secured debt junior in lien priority to the Exit Current Asset Credit Facility and the Exit Term Loan Facility, in each case, subject to conditions to be agreed, including, without limitation, that the maturity date of such debt be at least 6 months after the maturity date of the Exit Current Asset Credit Facility (including any extensions thereof)).

• Limitations on management fees, dividends, and affiliate transactions consistent with those under the existing Current Asset Credit Facility Agreement.
• A guarantee/equity pledge from Reorganized Parent.
• A cross-default to the Primary Lease.
B.
Exit Term Loan Facility

Size:	The Allowed amount of the Term Loan Claims plus any amounts outstanding under the DIP Term Loan Facility.
Maturity:
5 year maturity (with springing early maturity for (i) non-extension of the West Hartford Facility Lease at least 1 year prior to expiration and (ii) stated maturity of the Exit Current Asset Credit Facility if not refinanced/extended).
Prepayment Premium Schedule:	108% in year 1, 106% in year 2, 104% in year 3, 103% in year 4, and 101% in year 5.
Interest Rate:	10% all-cash (paid monthly in arrears)
Increased Yield Amount:	2.0% on the Term Loan Claims plus the aggregate principal amount of the DIP Term Loan Facility payable in cash on the Effective Date.
Collateral:	Collateral/lien priority between the Exit Current Asset Credit Facility and Exit Term Loan Facility to remain consistent with the terms of the Existing Intercreditor Agreement.

Other Terms:	Substantially identical to the Term Loan Agreement, except as set forth herein, including, but not limited to, the following:

•

Excess cash flow sweep not applied to prepay the Exit Current Asset Credit Facility and not subject to any prepayment penalties (terms of the excess cash flow sweep to be agreed upon by the Debtors, the Current Asset Credit Facility Lenders, and the Term Loan Lenders).

• A minimum liquidity in an amount to be mutually agreed and a collateral coverage covenant to be mutually agreed.

•

The maximum debt under the Exit Current Asset Credit Facility (or any refinancing facility permitted) shall not exceed $40,000,000; provided that any refinancing of the Exit Current Asset Credit Facility with any lender that is not a commercial bank or other established ABL lender upon terms customary for ABL credit facilities (to be limited to up to 85% on eligible accounts receivable, 65% on eligible inventory, and 85% on NOLV of eligible PP&E, subject to customary reserves), shall be limited to not more than $25,000,000 of permitted outstanding obligations, in each case subject to the reasonable consent of the Exit Term Loan Lenders.

•

Caps on unsecured debt and secured debt and no secured debt senior to (other than, solely in respect of ABL Priority Collateral, the Exit Current Asset Credit Facility) or pari passu with the Exit Term Loan Facility (with baskets for $25,000,000 of unsecured debt, $25,000,000 of secured debt pari passu with the New Notes, and $25,000,000 of secured debt junior in lien priority to the Exit Current Asset Credit Facility and the Exit Term Loan Facility, in each case, subject to conditions to be agreed).

• Limitations on management fees, dividends, and affiliate transactions consistent with those under the existing Term Loan Agreement.
• A guarantee/equity pledge from Reorganized Parent.
• A cross-default to the Primary Lease.

 EXHIBIT B

COLT DEFENSE LLC
COLT FINANCE CORP.
NEW NOTES

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

        This Term Sheet is intended solely as a basis for further discussion and is not intended to be and does not constitute a legally binding obligation. A binding commitment with respect to the transactions will result only upon the execution of definitive agreements, if any. Capitalized Terms used in this Term Sheet that are not otherwise defined herein shall have the meanings assigned such terms in the Debtors' Amended Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code.

New Notes:	Second priority senior secured notes in an aggregate principal amount of $112,500,000 (the "New Notes").
Issuers:	Colt Defense LLC and Colt Finance Corp.
Maturity:	Six (6) years from the Effective Date
Interest Rate:	10%
Payment of Interest:

The initial interest payment date on the New Notes will be the later of (i) March 30, 2016 or (ii) the sixth month anniversary of the Effective Date. The first eight interest payments (due 6, 12, 18, 24, 30, 36, 42, and 48 months after the Effective Date) will be paid-in-kind, unless the Secured Leverage Ratio (as defined in the Current Asset Credit Facility Agreement) is less than 2.5x, and then either paid-in-kind or cash, at the Reorganized Debtors' option. All subsequent interest payments will be payable only in cash.

Security and Payment Priority:

The New Notes will be secured by all of the assets of Reorganized Colt securing the Exit Facilities, which security interest shall be senior to all other indebtedness of the Reorganized Debtors, other than the Exit Facilities provided by the Current Asset Credit Facility Lenders and the Term Loan Lenders, and junior to such Exit Facilities, pursuant to the Exit Intercreditor Agreement. In any insolvency or bankruptcy proceeding, the New Notes will be entitled to repayment only after payment in full of obligations under the Exit Facilities. There will not be any payment blocks outside of an insolvency or bankruptcy proceeding.

Guarantors:	The New Notes will be guaranteed by the same guarantors that guarantee the Exit Facilities.

Call Schedule:	Year	Call Protection
	1	120%
	2	110%
	3	106%
	4	104%
	5	102%
	6	100%

New Notes Indenture:	The New Notes will governed by an indenture and form of note that will contain, among other things, (i) a $145 million Debt Facilities/Qualified Receivables Transactions basket and (ii) restricted payment and affiliate transaction covenants which, subject to customary exceptions and baskets agreed upon by the Debtors and the Current Asset Credit Facility Lenders, the Term Loan Lenders, and the holders of the Senior Notes (including for tax distributions consistent with the existing Current Asset Credit Facility Agreement), will prohibit dividends and other distributions to equity holders prior to the repayment in full of all debt restructured under the Plan. Except for changes necessary to incorporate the terms of the Plan, the New Notes Indenture will be substantially similar to the indenture summarized in the Disclosure Statement.

 Annex D

LIQUIDATION ANALYSIS

The Debtors' liquidation analysis in this Appendix B is based upon a number of significant assumptions that are described. The liquidation analysis does not purport to be a valuation of the Debtors' assets and is not necessarily indicative of the values that may be realized in an actual liquidation.

Hypothetical Liquidation Analysis Summary (Unaudited)

(US$ in millions)

		Hypothetical Recovery Percentages		Estimated Liquidation Value
	Book Value Month Ended 1-Mar-15 (Except where noted)
		Low	High	Low	High
Cash and Equivalents (Unrestricted) (03/31/15)(1)	$8.0	100.0%	100.0%	8.0	8.0
Cash and Equivalents (Restricted for LCs) (03/31/15)(2)	5.4	0.0%	0.0%	0.0	0.0
Accounts Receivable, Gross(3)
US (3/21/15)	9.0	65.0%	85.0%	5.9	7.7
Non-US	4.0	45.0%	65.0%	1.8	2.6
Inventories, Gross(4)
US
Finished Goods	9.4	95.0%	100.0%	8.9	9.4
Work in Process	42.7	10.0%	20.0%	4.3	8.5
Raw Materials	3.6	5.0%	10.0%	0.2	0.4
Non-US
Finished Goods	1.0	65.0%	75.0%	0.7	0.8
Work in Process	4.5	10.0%	20.0%	0.5	0.9
Raw Materials	0.4	5.0%	10.0%	0.0	0.0
Equipment (Gross Value)(5)	59.9	10.0%	15.0%	6.0	9.0
Real Estate (Gross Value)—Non-US(6)	2.9	10.0%	15.0%	0.3	0.4

Gross Estimated Liquidation Proceeds from A/R, Inventory and Fixed Assets				$36.4	$47.7

Intellectual Property (12/01/14)(7)	72.7	47.5%	57.5%	34.6	41.9

Gross Estimated Liquidation Proceeds				$71.0	$89.5

Less: Fees and Expenses(8)				(2.9)	(4.4)

Net Estimated Liquidation Proceeds(9)				$68.1	$85.1

Calculation of Fees and Expenses

	Low	High
Chapter 7 Trustee Fees and Expenses(10)	$1.9	$2.4
Chapter 7 Professional Fees and Expenses(11)	0.5	1.0
Employee Expenses/Wind-down Costs(12)	0.5	1.0

Total Fees and Expenses	$2.9	$4.4

 Distribution Analysis

	Low Liquidation Value	High Liquidation Value
Gross Estimated Liquidation Proceeds from A/R, Inventory and Fixed Assets	$36.4	$47.7
Less: Fees and Expenses Allocated(13)	(1.3)	(2.2)

Net Estimated Liquidation Proceeds from Cash, A/R, Inventory and Fixed Assets	$35.1	$45.5

Current Asset Credit Facility Claims(14)	$35.0	$35.0
Recovery Amount from 1st Lien on A/R, Inventory and Fixed Assets	35.0	35.0
Recovery Amount from 2nd Lien on Intellectual Property	0.0	0.0

Current Asset Credit Facility Recovery Amount	$35.0	$35.0
% of Claims	100.0%	100.0%
Liquidation Proceeds Remaining from A/R, Inventory and Fixed Assets	$0.1	$10.5
Gross Estimated Liquidation Proceeds from Intellectual Property	$34.6	$41.9
Less: Fees and Expenses Allocated(13)	(1.6)	(2.3)

Net Estimated Liquidation Proceeds from Intellectual Property	$33.0	$39.6

Term Loan Claims(15)	$86.3	$86.3
Recovery Amount from 1st Lien on Intellectual Property	33.0	39.6
Recovery Amount from 2nd Lien on A/R, Inventory and Fixed Assets	0.1	10.5

Term Loan Recovery Amount	$33.1	$50.1
% of Claims	38.4%	58.0%

Remaining Net Estimated Liquidation Proceeds	$0.0	$0.0

Senior Notes Claims(16)	$260.9	$260.9
Senior Notes Claims Recovery Amount	0.0	0.0
% of Claims	0.0%	0.0%

Notes:

  •
  Existing West Hartford lease with NPA Hartford expires October 2015 and would need to be extended to enable an orderly liquidation.

  •
  Colt would also be responsible for any environmental remediation associated with existing facilities. These are not quantified for purposes of this analysis.

  •
  Additional General Unsecured Claims not included in this analysis. These claims would be pari passu to the Senior Note claims and would further impact recoveries to that class.

 NOTES TO LIQUIDATION ANALYSIS

No.	Item	Notes
1	Cash and Equivalents (Unrestricted)	100% realization expected on the book value for unrestricted cash and liquid investments with maturities of three months or less on Colt's balance sheet as of 03/31/2015
2	Cash and Equivalents (Restricted for LCs)	Represents $5.4mm in letters of credit covered by restricted cash on Colt's balance sheet as of 03/31/2015. Estimated recoveries are based on management estimates
3	Accounts Receivable, Gross
Estimated proceeds realizable from short-term and long-term accounts receivable are based on management's assessment of the ability of the Debtors to collect on their accounts, taking into consideration the credit quality and aging of the accounts. The Liquidation Analysis for accounts receivable is based on estimated recoveries of aging receivables using a declining scale of recoveries. These estimates take into account the inevitable difficulty in collecting receivables and any concessions that might be required to facilitate the collection of certain accounts receivable
4	Inventory, Gross	Estimated inventory recoveries are based on the stage of production and geography per management estimates
5	Equipment
Estimated equipment recoveries are based on management estimates. Equipment includes production equipment, production support, material handling, titled vehicles, test & measurement and general plant support. The hypothetical recovery rates across all equipment classes was based on recovery rates for gross book values
6	Real Estate	Estimated recoveries on real estate assets are based on management's assessment of recovery rates for gross book values
7	Intellectual Property
Intellectual Property includes the sum of trademarks, intellectual property and other intangibles. The hypothetical recovery rates are estimated on the basis of fair market values and are based on management estimates
8	Fees and Expenses	All fees and expenses associated with Chapter 7 liquidation process
9	Net Estimated Liquidation Proceeds	Net proceeds available from the Chapter 7 liquidation process that would be applied to satisfy the claims of the Current Asset Credit Facility, Term Loan and Senior Unsecured Noteholders
10	Chapter 7 Trustee Fees and Expenses
Compensation for the Chapter 7 trustee will be limited to fee guidelines in section 326(a) of the Bankruptcy Code. The Debtors' management has assumed trustee fees of 3% of the gross proceeds (excluding cash) in the liquidation
11	Chapter 7 Professional Fees and Expenses	Represents compensation for the Chapter 7 trustee's counsel and other legal, financial and professional services during the Chapter 7 case

No.	Item	Notes
12	Employee Expenses/Wind-down Costs	Wind-down costs are based on management's best estimates of the costs associated with an orderly liquidation. Corporate payroll and operating costs during liquidation are based on the assumption that certain functions would be required during the liquidation process in order for an orderly wind-down of the business and the plants. Costs would include costs associated with shutting down the production lines as well as salaries of certain operating and maintenance employees, severance and bonus pay that would be incurred during a Chapter 7 liquidation
13	Fees and Expenses Allocated	All fees and expenses are allocated on a pro rata basis of the gross proceeds (excluding cash)
14	Current Asset Credit Facility Claims	Represents outstanding amount
15	Term Loan Claims	Represents accreted value of Term Loan including $0.8mm of PIK accretion through June 15, 2015 and $13.5mm of make whole payment through June 15, 2015
16	Senior Notes Claim	Represents the sum of the principal value of 2017 Senior Unsecured Notes of $250mm and $10.9mm of the interest accrued through May 15, 2015

 Annex E

FINANCIAL PROJECTIONS

        PLEASE BE ADVISED THAT THE FINANCIAL PROJECTIONS SET FORTH IN THIS APPENDIX C ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND VALUES MAY VARY MATERIALLY.

        The Financial Projections should be read in conjunction with the risk factors discussed under the section "Risk Factors" in the Offer to Exchange and Disclosure Statement, of which this Appendix C forms a part, and with the assumptions, qualifications, and footnotes to tables containing the Financial Projections set forth therein and the historical consolidated financial information (including the notes and schedules thereto). The Financial Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice.

        The prospective financial information included in the Offer to Exchange and Disclosure Statement, of which this Appendix C forms a part, has been prepared by, and is the responsibility of, Colt Defense's management. Colt Defense and its management believe that the Financial Projections have been prepared on a reasonable basis, reflecting the best estimates and judgments, and represent, to the best of management's knowledge and opinion, Colt Defense's expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

        PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the prospective financial information contained in this Appendix C and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance on such information or its achievability. PricewaterhouseCoopers LLP assumes no responsibility for and denies any association with the prospective financial information and any other information derived therefrom included elsewhere in the Offer to Exchange and Disclosure Statement or this Appendix C.

        While presented with numerical specificity, the Financial Projections are approximations based upon a variety of estimates and assumptions subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the Debtors' control. Actual results may vary materially from those presented. The Financial Projections have not been prepared to comply with the guidelines established with respect to projections by the Securities and Exchange Commission or the American Institute of Certified Public Accountants ("AICPA"), have not been audited, and are not presented in accordance with Generally Accepted Accounting Principles ("GAAP").

 Colt—Financial Projections (Assuming Prepack Filing)
(Unaudited)
($ in millions)

	FYE December 31,
	2014E(1)	2015E	2016E	2017E	2018E	2019E
Net Sales	$190,753	$237,418	$295,068	$308,211	$320,874	$334,208
% Growth	(29.6)%	24.5%	24.3%	4.5%	4.1%	4.2%
Less: Cost of Sales	(173,051)	(196,476)	(232,709)	(239,949)	(246,393)	(253,365)

Gross Margin	$17,702	$40,942	$62,358	$68,262	$74,481	$80,843
% Margin	9.3%	17.2%	21.1%	22.1%	23.2%	24.2%
Less: Operating Expenses (Excl. Fees & Expenses)	(93,847)	(34,986)	(35,947)	(36,374)	(36,727)	(37,608)
Less: Fees & Expenses	(925)	(18,423)	(1,000)	(1,000)	(1,000)	(1,000)

EBIT	$(77,070)	$(12,467)	$25,412	$30,887	$36,755	$42,235
% Margin	NM	NM	8.6%	10.0%	11.5%	12.6%
Plus: D&A	9,540	$9,529	$7,539	$5,978	$4,570	$4,825
Plus: Fees and Expenses	925	18,423	1,000	1,000	1,000	1,000
Plus: Other Expenses (Income)	65,426	1,356	—	—	—	—
Plus: Other Expenses (Income) (Cash Charges)	478	1,856	300	356	374	392

Adjusted EBITDA	$(701)	$18,696	$34,251	$38,221	$42,698	$48,453
% Margin	NM	7.9%	11.6%	12.4%	13.3%	14.5%
Major Cash Sources and Uses
Less: Change in Working Capital		3,215	5,312	—	—	—
Less: Contra Revenue		(4,727)	(1,416)	—	—	—
Less: Capital Expenditures		(1,780)	(5,800)	(5,800)	(5,800)	(5,800)
Less: Foreign Taxes		(884)	(865)	(1,346)	(1,571)	(1,802)
Less: Member Distributions(2)		—	(4,877)	(7,112)	(9,803)	(12,442)
Less: Fees and Expenses		(18,423)	(1,000)	(1,000)	(1,000)	(1,000)
Less: Other Expenses (Income)		(1,856)	(300)	(356)	(374)	(392)

Unlevered Free Cash Flow		$(5,758)	$25,305	$22,607	$24,150	$27,017

Less: Cash Interest Expense (Term Loans)		(10,468)	(12,355)	(11,761)	(10,676)	(9,329)
Less: Cash Interest Expense (New Notes)(3)		—	—	—	—	—

Levered Free Cash Flow		$(16,226)	$12,950	$10,846	$13,474	$17,688

Key Credit Metrics
Total Debt/ Adjusted EBITDA		12.6x	7.1x	6.4x	5.7x	5.0x
Net Debt/ Adjusted EBITDA		11.7x	6.3x	5.7x	5.1x	4.5x

Notes: During the filing period, DIP receives interest rate of 12.5% cash, the Senior Loan receives an interest rate of 12.5% cash and the Term Loan receives an interest rate of 10.0% cash plus 4.0% PIK

(1)
Preliminary and subject to change. Changes could result from pension amortization, impairment of goodwill and other adjustments that are being finalized.

(2)
Assumes tax reincorporation transaction. Illustratively assumes 40% tax rate on earnings (if positive). Assumes no access to any NOLs generated. For purposes of this calculation, PIK interest on the New Notes is excluded as a deduction due to AHYDO rules.

(3)
Represents 10% PIK interest in 2016, 2017, 2018 and 2019. First interest payment date is assumed to be March 2016.

 ASSUMPTIONS TO FINANCIAL PROJECTIONS

A.    General

  i.
  The Financial Projections have been prepared for the years 2015 through 2019, with financial results for 2015 based on preliminary results for 4 months ended April 30, 2015, and financial forecasts through 2019.

  ii.
  The Financial Projections assume no public company cost as of the Effective Date.

B.    Key Revenue Assumptions

  i.
  The Company currently operates in three key business segments of the firearms industry: US Government ("USG"); International; and Commercial/Law Enforcement ("Comm/LE").

  ii.
  USG assumptions:

  a.
  The Company has historically allocated significant resources to procure and deliver on large scale United States government contracts. These large-scale contracts have a significant impact on plant utilization as well as blended gross margins. The Company plans to expand its market share in the commercial segment which will result in the USG segment becoming a smaller part of the overall unit mix in 2016 and beyond.

  1.
  USG Rifles—This represents the current competitive tender for M4 carbines which will be a 5-year IDIQ contract for up to 290,000 carbines awarded to two competitors. We assume sales of $775,000 per month under this competitive tender from 2016 - 2019.

  2.
  M240's—We assume that Colt will be successful in rebidding for future US government M240 contracts and sell annually (following the completion of our current M240 contracts in 2016) $26 million of M240Bs and $10.6 million of M240L Units from 2017 - 2019.

  3.
  USG FMS—this represents M4 carbines sold to foreign militaries through the USG under a Colt sole source contract. The projections assume no growth beyond 2016.

  4.
  USG Spares—Generally reflects spare parts for the M4 carbine and, to a lesser extent the M240 machine gun. The projection assumes annual volume of $20MM, slight increase over 2015 budgeted amounts.

  iii.
  International assumptions

  a.
  The International rifle and hand gun export market provides an opportunity for increased revenues as the Company continues to expand its global reach. The Company has recently hired new senior management with international expertise. The projections assume an annual increase of 5% through this channel.

  1.
  Direct Foreign Rifles—assumed a 5% annual growth for 2017 - 2019 sales.

  2.
  Handguns—This is a relatively young segment with significant opportunities for growth, as prior to the 2013 acquisition of New Colt Holding Corp. ("NCHC"), Colt did not have the ability to sell this category internationally. The projections assume annual growth of 10% from 2017 - 2019.

  3.
  Spares—The international Spares segment is projected to grow in sync with international rifle sales as foreign militaries maintain their inventories.

  iv.
  Commercial/ Law Enforcement Assumptions

  a.
  The commercial channel is Colt's largest growth opportunity post the acquisition of NCHC. Commercial handguns represent our largest long-term growth opportunity within this channel given Colt's low market share and high level brand recognition. Handguns offer more attractive gross margins and will be a key focus for management to drive overall profitability. Commercial rifles are a core product offering where Colt has achieved significant market share. Law enforcement rifles sales to US law enforcement agencies and distributers represent a relatively stable recurring revenue stream. LE/Commercial spares represent significant incremental opportunity and margin for Colt given our historical customer/product base. With a new senior Sales & Marketing hire, Colt is implementing new distribution strategies, reevaluating its brand, and narrowing its current product offering to drive commercial sales. Management is also working with a narrower distributor group to drive dealer inventory requirements to expand Colt product on the retail shelf. The following assumptions drive Colt's projection for commercial and law enforcement sales:

  1.
  Commercial Handguns—With the aforementioned initiatives, the Company believes focused sales and marketing efforts will result in market share growth of 1-2% by year-end 2016. Beyond 2016, these efforts will result in a 15% annual growth rate in 2017, and a 10% annual growth rate in 2018-2019.

  2.
  Law Enforcement Rifles—The projections assume 9% annual growth from 2015 to 2016 and 5% annual growth from 2017 - 2019. This growth is due to the relatively low revenue base and new targeted sales and pricing strategies to the law enforcement agencies and distributers.

  3.
  Commercial Rifles—Currently, Colt is starting to see a rise in commercial rifle sales as distributor's inventories are becoming depleted creating dealer sell-through demand. The projections assume an annual growth rate of 13% in 2016, partially influenced by low volumes in 2015 and the election cycle, and 1% in 2017 - 2019.

  4.
  Custom Shop—This segment is relatively small but offers attractive growth opportunities. The projections assume 23% annual growth in 2016, 15% in 2017, and 10% in 2018 and 2019.

  5.
  LE & Commercial Spares—The projections assume a significant growth rate in 2016 given the current low volumes and large opportunity that exist in this channel. The projections assume 10% annual growth from 2017 - 2019

C.    Key Gross Margin Assumptions

  i.
  The Company has recently initiated improvements in its manufacturing processes and procedures in an effort to drive production efficiencies and increase profitability. However, the company continues to experience significant competition and is therefore challenged to increase margins.

D.    Key SG&A Assumptions

  i.
  Engineering expense assumptions

  a.
  The projections assumes an investment in R&D spend equal to approximately 1.8% and 2.1% of net sales to support new initiatives, principally in the development of commercial products. In 2017 - 2019, the Company assumes spend will equal 1.8% of net sales to support additional development projects. Broader new product initiatives will require incremental spend.

  ii.
  Sales & Marketing expense assumptions

  a.
  To support the projected increase in commercial market share over the next 18-24 months, the projections assumes an annual 15% and 10% increase in total firm wide sales and marketing expense for 2016 and 2017, respectively.

  b.
  An incremental 2.5% year-over-year growth rate was assumed for marketing dollars specifically related to individual product units (e.g. Commercial L/E, Military, International, etc).

  iii.
  Administration expense assumptions

  a.
  Administration costs include general administration, IT, corporate finance, legal, and human resources. Administrative costs are generally assumed to grow an average of 1.5% annually from 2016-2019.

  b.
  The projections assume a $1MM reduction in general and administrative costs due to the cessation of costs resulting from public company reporting and compliance.

  c.
  Management fees are assumed to remain constant at the current rate of $1MM per year.

  d.
  Head Count is assumed to remain constant with the exception of a new hire in 2016. The new hire will be added at an annual salary of $200k to the Information Technology department. The projections assume a 15% increase in 2016 IT costs to support initiatives to enhance the existing ERP capabilities, integrate consolidated financial reporting internationally, and automate sales, manufacturing and shipment procedures.

  e.
  West Hartford lease extension fees are reflected in 2017 and 2018, and rent escalators are reflected in 2018 and 2019.

  iv.
  Restructuring expense assumptions

  a.
  Restructuring costs are directly related to the Company's current restructuring initiatives and the associated professional fees. The bulk of these costs are likely to be incurred through 3Q'15 and are not considered recurring items in 2016 - 2019.

E.    Key Cash Flow Assumptions

  i.
  The Financial Projections assume a reasonable level of capital expenditures applied in a manner consistent with past practice.

  ii.
  2015 and 2016 is expected to result in positive working capital inflow as a result of a prior inventory build that is now being converted to finished goods and a result of the use of proceeds from the financing received at filing. During the 2017 to 2019 period, working capital is expected to be cash neutral.

  iii.
  The Company is projected to pay foreign taxes which are predominantly in Canada.

  iv.
  The Company is projected to make tax-related member distributions starting in 2016 which are calculated to be 40% of positive net income. For purposes of this calculation, PIK interest on the New Notes is excluded as a deduction due to AHYDO rules.

  v.
  2015 fees and expenses are related to the contemplated restructuring.

F.     Key Capital Structure Assumptions

  i.
  Colt is projected to exit with approximately $124 million in Term Loans assumed to receive a 10% all-cash interest rate. Cash above $25mm balance at year-end is used to pay-down Term Loans.

  ii.
  The existing Senior Notes are assumed to be exchanged into $112.5mm in New Notes (43.1% of par plus accrued) and are assumed to receive a 10% interest rate. The first interest payment date on the New Notes would be March 30, 2016. If the secured leverage is less than 2.5x, Colt has the option to pay interest in cash or PIK interest during the first four years, otherwise Colt must pay PIK interest. The projections assume that interest on the New Notes is PIK for the first four years.

2014 - 2019—Net Income to Adjusted EBITDA
Reconciliation (Assuming Prepack Filing)

($ in thousands)	2014E	2015E	2016E	2017E	2018E	2019E
Net Income	$(113,448)	$(23,839)	$660	$5,066	$10,490	$15,651
Interest Expense	39,101	11,844	23,886	24,474	24,693	24,782
Taxes	(2,431)	884	865	1,346	1,571	1,802
Depreciation & Amortization	9,540	9,529	7,539	5,978	4,570	4,825
Other Expense/Income	(237)	1,856	300	356	374	392
Fees and Expenses	925	18,423	1,000	1,000	1,000	1,000
M & A / Financing Costs / Bus. Dev. Costs	478	—	—	—	—	—
Severance Costs	2,272	—	—	—	—	—
Contract Obligation	9,117	—	—	—	—	—
Goodwill Impairment	42,232	—	—	—	—	—
Trademark Impairment	11,750	—	—	—	—	—

Adjusted EBITDA	$(701)	$18,696	$34,251	$38,221	$42,698	$48,453

Notes:
Assumes Prepack is effected in June 2015; During the filing period, DIP receives interest rate of 12.5% cash, the Senior Loan receives an interest rate of 12.5% cash and the Term Loan receives an interest rate of 10.0% cash plus 4.0% PIK; Assumes DIP is drawn in full on filing date; Assumes 10% cash interest on secured debt and exit financings; Old Notes include accrued interest through May 15, 2015 ($260.9mm).

Exhibit A

ANNUAL REPORT ON FORM 10-K/A NUMBER 2 FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K/A

(Amendment No. 2)

(Mark one)

☒      ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

For the fiscal year ended December 31, 2013

OR

☐         TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

For the transition period from            to

Commission file number 333-171547

Colt Defense LLC

Colt Finance Corp.

(Exact name of Registrant as specified in its charter)

Delaware	32-0031950
Delaware	27-1237687
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

547 New Park Avenue, West Hartford, CT	06110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 232-4489

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes  ☐ No ☒

Indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes  ☒ No ☐

Indicate by a check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities and Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   Yes  ☐     No ☒

Indicate by check mark whether the Registrant had submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for shorter period that the Registrant was required to submit and post such files).  Yes  ☒     No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K/A or any amendment to this Form 10-K/A.  ☒

Indicate by a check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.) Yes  ☐ No ☒

The number of shares outstanding of the Registrant’s common stock as of May 7, 2015: None.

Documents incorporated by reference: None

EXPLANATORY NOTE

Amendment No. 1 - Restatement of Previously Issued Consolidated Financial Statements (filed September 15, 2014)

In our prior amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013 (Form 10-K/A #1) we restated our previously issued consolidated financial statements for the year ended December 31, 2013, (the “Restated Period”).  We also restated the Selected Financial Data in Item 6 for fiscal 2013.  The restatement was the result of our correction of a financial statement error attributable to the lack of recognition of the impact of a contract modification related to the M240 machine gun program (the “M240 Program”) for the U.S. Government in the Company’s fourth quarter 2013 results.  We assessed the impact of this error on our 2013 annual financial statements and concluded that the impact of this error was material to these financial statements.  Consequently, we restated the financial statements identified above.  All amounts in our Form 10-K/A #1 affected by the restatement adjustment reflected such amounts as restated including the consolidated balance sheet as of December 31, 2013, the consolidated statements of operations, comprehensive income (loss), equity and cash flows for the year ended December 31, 2013 and the unaudited interim financial information for the fourth quarter of fiscal 2013.  In conjunction with the correction of the M240 Program error other previously recorded out of period errors which were immaterial to the consolidated financial statements individually or in the aggregate prior to the discovery of the M240 Program error were also adjusted to be reflected in the proper period (see Note 2.  Summary of Significant Accounting Policies).  In addition, the following items of our Form 10-K/A #1, include restated financial data: (i) Part I, Item 1: Business; (ii) Part II, Item 6: Selected Financial Data; (iii) Part II, Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations; and (iv) Part II, Item 8: Financial Statement and Supplemental Data.  We also restated management’s conclusion on internal controls over financial reporting included in Part II, Item 9A: Controls and Procedures and updated Part I, Item 1A: Risk Factors and Part IV, Item 15: Exhibits and Financial Statement Schedules Signatures.

For a more detailed explanation of these matters and resulting restatement, please see Part II, Item 7:  Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restatement of Previously Issued Consolidated Financial Statements, Part II, Item 8: Financial Statements and Supplemental Data — Notes 2, 13, 18 and 19 to the Consolidated Financial Statements.

Amendment No. 2 - Response to the United States Securities and Exchange Commission (the “SEC”) comments on our Form 10-K and Form 10-K/A #1 for the fiscal year ended December 31, 2013  (filed May 7, 2015)

In this amendment # 2 to our Annual Report on Form 10-K for the year ended December 31, 2013 (Form 10-K/A #2) we are responding to the SEC comments on our 2013 Form 10-K for the fiscal year ended December 31, 2013 filed March 20, 2014 and our 2013 Form 10-K/A #1 for the fiscal year ended December 31, 2013 to (i) include certifications under Section 906 of the Sarbanes-Oxley Act and (ii) update our certifications under Section 302 of the Sarbanes-Oxley Act to include internal control over financial reporting language in the introductory portion of paragraph 4 as well as paragraph 4(b). These amendments do not require any changes to the financial statements for the fiscal year -ended December 31, 2013, as restated, other than the addition of Note 20 “Subsequent Events”.  In connection with our response to the SEC comments and the refiling of our Form 10-K/A #2 we have included language in Note 20 “Subsequent Events” with respect to our current liquidity position and ability to continue as a going concern and other recent events. As a result of our current liquidity position, our independent public registered accounting firm has updated its previously issued audit report to include a “going concern” explanatory paragraph.  In addition to the changes noted above, we have revised our disclosure in Part II, Item 8: Financial Statements and Supplemental Data, Note 2. “Summary of Significant Accounting Policies — Self Funded Worker’s Compensation”, with respect to our liability for estimated premiums and incurred losses under our deductible policies as of December 31, 2013 from $408 ($ in thousands) to $214 ($ in thousands) as previously revised in our September 2014 form 10-Q filed on November 25, 2014.

This explanatory head note is an integral part of this Form 10-K/A #2. Except as described above, this amended Annual Report does not amend, update or change any other items or disclosures in the original filing on March 20, 2014 as amended by the 10-K/A #1 and does not purport to reflect any information or events subsequent to the filing date of the original filing. Accordingly, this amended Annual Report should be read in conjunction with the Registrant’s filings made with the SEC subsequent to the filing of the original filing, including any amendment to those filings.

As previously disclosed in our Form 8-K filed on February 10, 2015, we have determined that pension benefits for certain retirees that were hourly employees (“bargaining unit retirees”) covered by the Colt Retirement Defined Benefit Plan have been calculated incorrectly since the inception of the pension plans in 1990. After working with our external actuarial pension plan consultant to determine which bargaining unit retirees have been affected and to quantify the effect of any calculation errors, we have concluded that the impact of the error is immaterial to 2013 and prior periods and the effect of the correction will be immaterial to the 2014 annual financial statements. Accordingly, the cumulative effect of the error will be recorded as an out of period charge of $3.5 million in the fourth quarter of 2014.

As noted in our Quarterly Report on Form 10-Q for the quarter ended September 28, 2014, we have experienced liquidity challenges as a result of several business trends including the continued decline in market demand for our commercial modern sporting rifle, recent declines in demand for our commercial handguns and delays in anticipated timing of U.S. Government and certain international sales.  As we noted in our Form 10-Q for the quarter ended September 28, 2014, it is probable that we will not have sufficient liquidity to be able to make our May 15, 2015 Senior Notes interest payment prior to June 14, 2015, at which time we would be in default under the Indenture governing our Senior Notes, and as a result, our long-term debt was classified as current on our consolidated balance sheet as of September 28, 2014.  In addition, we are not in compliance under the Indenture governing our Senior Notes because we have not yet filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. In the event that we receive a notice from the trustee under the Indenture governing our Senior Notes or holders of at least 25% of the aggregate principal amount of our Senior Notes and do not cure such non-compliance within 60 days from the receipt of such notice, the principal and accrued and unpaid interest on our outstanding Senior Notes may be accelerated. To this date, we have not received such notice. We are otherwise in compliance with financial and other covenants contained in our existing debt agreements, but we may not be able to maintain compliance with such financial and other covenants in the future. These matters raise substantial doubt regarding our ability to continue as a going concern. Our ability to continue as a going concern will be dependent upon our ability to complete asset sales, restructure or refinance existing debt, obtain modifications or waivers of our loan covenants or other actions. There can be no assurance of our success in these efforts. Our inability to comply with our loan covenants, obtain waivers of non-compliance, restructure or refinance our existing debt or complete asset sales would have a material adverse effect on our financial position, results of operations and cash flows. The consolidated financial statements included in Part II, Item 8: Financial Statement and Supplemental Data in this Form 10-K/A do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets.

Our plan to mitigate the business risk associated with our increased liquidity challenges include: (i) seeking revenue growth across all sales channels, (ii) executing initiatives designed to optimize our performance and reduce costs, (iii) managing inventory levels for positive cash flow, (iv) working closely with U.S. Government regulators to obtain timely approval of international sales and (v) seeking ways to restructure our unsecured debt to reduce overall debt service costs.

In order to address some of our liquidity concerns, we have refinanced our senior secured revolving credit facility and our senior secured term loan.  In addition, on April 14, 2015, we commenced an exchange offer and consent solicitation of our Senior Notes (the “Exchange Offer”) and a solicitation of acceptances to a prepackaged plan of reorganization (the “Prepackaged Plan”).  For additional information on these events, see our Current Reports on Form 8-K filed on November 18, 2014, February 10, 2015, and April 15, 2015, as well as Note 20 “Subsequent Events” to our consolidated financial statements included in Part II, Item 8: Financial Statement and Supplemental Data in this Form 10-K/A.

If we do not consummate the Exchange Offer or the Prepackaged Plan for any reason, we may need to seek relief under the Bankruptcy Code without the benefit of a plan of reorganization that has been pre-approved by our creditors. We believe that seeking relief under the Bankruptcy Code other than in connection with the Prepackaged Plan could materially and adversely affect the relationships between us and our existing and potential customers, employees, partners and other stakeholders and subject us to other direct and indirect adverse consequences.

As we noted in our Quarterly Report on Form 10-Q for the quarter ended September 28, 2014, we have forecasted revenue and Adjusted EBITDA growth in 2015, after giving effect to the aforementioned market and business challenges as well as the sales opportunities that we believe exist. There can be no assurance, however, that the actual demand for our commercial MSRs or commercial handguns will meet our internal forecasts. In addition, there can be no assurance that U.S. Government or international sales will occur as we have forecasted primarily due to a U.S. Government regulatory approval process which is difficult to predict. As a result of these factors, and notwithstanding the additional cash we obtained from the aforementioned refinancings, significant risk exists with respect to us achieving our internally forecasted results and projected cash flows for 2015. Absent us achieving our internal forecasts for 2015 and the successful execution of our strategy, including the Exchange Offer for our outstanding Senior Notes, it is probable that we will not have sufficient cash and cash equivalents on-hand to be able to meet our obligations as they come due over the next 12 months, including our May 15, 2015 Senior Notes interest payment of $10.9 million.

We test goodwill and indefinite-lived intangible assets for impairment annually as of the beginning of our fourth fiscal quarter, or immediately if conditions indicate whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. We are working with our external valuation consultant to finalize our annual evaluation of goodwill and indefinite-lived intangible assets for impairment and at this time, the evaluations are not yet complete. We have preliminarily determined, through our Step I goodwill impairment analysis, that the fair value of our West Hartford reporting unit is less than the carrying value.  The goodwill recorded at our West Hartford reporting unit at September 28, 2014 is $41.1 million. We are currently working to complete Step II of the goodwill impairment analysis to determine the actual amount of a non-cash impairment charge to be recorded in the fourth quarter of 2014.  A preliminary valuation of our indefinite-lived trademarks also indicates that a non-cash impairment charge may need to be recorded in the fourth quarter of 2014.  The carrying value of indefinite-lived trademarks recorded at September 28, 2014 is $50.1 million. The preliminary analysis does not indicate any other fourth quarter 2014 impairment charges with respect to our other tangible or intangible assets.  The reduction in the fair value of our West Hartford reporting unit and the impairment of our trademarks is a result of decreased revenue and earnings projections as a result of the decline in market demand for our commercial modern sporting rifle (“MSR”), declines in demand for our commercial handguns and delays in the timing of U.S. Government and certain international sales.

As of April 30, 2015, we had $13.7 million of cash and cash equivalents, of which $5.3 million is restricted cash.  We do not have any incremental borrowing capacity under our existing debt agreements.

COLT DEFENSE LLC
Form 10-K/A

(Amendment No. 2)

This Annual Report on Form 10-K/A, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or our future financial performance and/or operating performance are not statements of historical fact and reflect only our current expectations regarding these matters. These statements are often, but not always, made through the use of words such as “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “predict,” “potential,” “estimate,” “plan” or variations of these words or similar expressions. These statements inherently involve a wide range of known and unknown uncertainties.  Our actual actions and results may differ materially from what is expressed or implied by these statements. Factors that could cause such a difference include, but are not limited to, those set forth as “Risk Factors” under Item 1A herein. Given these factors, you should not rely on forward-looking statements, assume that past financial performance will be a reliable indicator of future performance nor use historical trends to anticipate results or trends in future periods. We expressly disclaim any obligation or intention to provide updates to the forward-looking statements and estimates and assumptions associated with them.

Certain monetary amounts, percentages and other figures included in this report have been subject to rounding adjustments.  Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

In this Annual Report on Form 10-K/A, unless the context otherwise requires, or unless specifically stated otherwise, references to the terms “we,” “our,” “us,” “Colt Defense”, “Colt” and the “Company” refer to Colt Defense LLC, Colt Finance Corp. and all of their subsidiaries that are consolidated under GAAP.

PART I

Item 1.         Business

Company overview

Colt is one of the world’s oldest and most renowned designers, developers and manufacturers of firearms for military, personal defense and recreational purposes.  Our founder, Samuel Colt, patented the first commercially successful revolving cylinder firearm in 1836 and, in 1847, began supplying U.S. and international military customers with firearms that have set the standards of their era.  On July 12, 2013 (the “Merger Date”), the Company acquired 100% ownership (the “Merger”) of New Colt Holding Corp. (“New Colt”), a privately-held company, which is a world leader in the design, development and manufacture of Colt pistols and revolvers.  As a result of the Merger, the two manufacturers of Colt firearms were consolidated into a single enterprise providing Colt Defense direct access to the commercial market for Colt Defense’s rifles and carbines, ownership of the Colt brand name and other related trademarks and the technology and production facilities for the full line of Colt handguns. Today, our end customers encompass every segment of the worldwide firearms market, including U.S., Canadian and foreign military forces, global law enforcement and security agencies, consumers seeking personal protection, the hunting and sporting community and collectors.

From its inception and for over 175 years, Colt has distinguished itself by translating innovative military weapons into the most desired law enforcement, personal protection and recreational firearms. From the Model P “Peacemaker” revolver to the 1911 automatic pistol, the M16 rifle and the M4 carbine, “Colt” defines iconic firearms that first establish worldwide military standards and then become the guns every law enforcement officer and serious recreational shooter wants to own.  That Colt tradition continues to this day.  The Colt-designed M16 rifle and M4 carbine have served as the principal battle rifles of the U.S. Armed Forces for the last 50 years and are currently in military and law enforcement service in more than 80 countries around the world.  These Colt rifles created the consumer “modern sporting rifle” (“MSR”) market in the United States.  The Colt Close Quarter Battle Pistol, a 1911 derivative, was selected for acquisition by the U.S. Marine Corps in 2012, just following the 100th anniversary of the first government contract for the 1911 pistol, and is now a highly sought after handgun by commercial gun owners.

The “Colt” name and trademarks stand for quality, reliability, accuracy and the assurance of customer satisfaction.  Our brand and global footprint position us for long-term growth in a world market that offers continued opportunities in all of our sales channels: military, law enforcement and commercial.

Industry overview

Colt competes in the global firearms market.  Our end customers encompass every segment of the firearms market, including U.S., Canadian and foreign military forces, global law enforcement and security agencies, consumers seeking personal protection, the hunting and sporting community and collectors.

The funding of our proprietary military products is primarily linked to the spending trends of U.S., Canadian and other foreign militaries and national and border security agencies.  U.S. federal budget constraints and the wind-down of military operations in Iraq and Afghanistan have reduced U.S. defense spending from recent historical levels.  Not unlike U.S. defense spending, law enforcement agencies at all levels of government (federal, state and municipal) are also experiencing budgetary pressures.  Austerity measures are pressuring defense market spending in certain European countries. International markets outside of Europe do not appear to be experiencing similar budgetary pressures.

The U.S. commercial firearms market experienced significant growth through 2013 fueled by a growing number of product offerings, a broadening user base and consumer concern regarding potential regulatory changes.  As a result of our continued emphasis on the law enforcement and commercial (“LE/Commercial”) channels, Colt has experienced both sales and market share growth over this time frame, most significantly in the commercial MSR market.  Our recent acquisition of New Colt provides us with a position in the handgun market that we view as a significant driver of future growth for our business.

Business Segment

The manufacture and sale of firearms represents the Company’s core business, as all operations are conducted through this segment. The firearms segment consists of two operating segments, firearms and spares/other. These operating segments have similar economic characteristics and have been aggregated into the Company’s only reportable segment.  The firearms segment designs, develops and manufactures firearms for domestic and international military and law enforcement markets as well as the domestic and international commercial markets.

Products

Our name, products and services connote quality, reliability, performance and integrity in the U.S., Canada and around the world.  We believe these strengths facilitate sales of our products and allow us to expand our sales of firearms and related products and services.

Our product line and new product developments include:

•                       Handguns — pistols and revolvers.

•                       Long guns & regulated offerings — global military and law enforcement products, and commercial rifles and carbines.

•                       A range of firearms-related parts, training, services and brand licensing.

Below is a brief description of some of our significant products.

Handguns

Since our inception over 175 years ago, Colt has manufactured a variety of handguns for military, law enforcement and commercial users both domestically and abroad.

Starting with Samuel Colt’s first commercially successful revolver, patented in 1836, Colt has been known for revolvers.  Colt continues to produce and adapt its legendary Single Action Army revolver, first sold in 1870s. The Single Action Army is the oldest continually produced product in Colt’s family of firearms.  It is a single action revolver that has been called “The Gun that Won the West.”  Also called the Colt “Model P”, the Single Action Army is produced in three barrel lengths, various calibers, and is sold today in limited quantities to the collector’s segment of the market.

In 1911, following a multi-year competition, the U.S. Army adopted the Colt M1911 pistol as its standard-issue sidearm. A semi-automatic, magazine fed pistol, originally introduced in .45 caliber, the M1911 pistol remained the U.S. Armed Forces’ standard-issue pistol until 1985. During World Wars I and II, Colt delivered approximately 2.5 million M1911 variants to the U.S. Government. The M1911 is known to the Colt family of handguns as the “Model O.” Today we manufacture over 30 different Model O pistols for competition, personal defense, recreation, and for collectors alike.  In 2012, Colt was awarded a contract by the U.S. Government to deliver a new Close Quarters Combat Pistol to the United States Marine Corps.  Designated the M45A1, the Colt Marine Pistol, a derivative of the original M1911, is also available as a commercial product offering.

Long guns & regulated offerings

Colt has a long history of manufacturing rifles and carbines for the U.S. government and our international customer base and more recently for our commercial customer base.

The M16 is a 5.56mm fully/semi-automatic, air-cooled, magazine-fed, gas-operated rifle.  This rifle has been produced by Colt since the 1960s, and until the transition to the M4 carbine, it was the standard weapon of issue for the U.S. Army.  The M16A4 rifle version features a removable carrying handle with an integral rail-mounting system.

The M4 carbine, the standard weapon of issue for the U.S. Army, was first approved for use by the U.S. military in 1993. Due to its size and performance, it is not only well suited for special operations and elite battle units of the U.S. military and similar units of other militaries, but also for general purpose forces as well.  Like the M16, the M4 is a 5.56mm fully/semi-automatic, air-cooled, magazine-fed, gas-operated carbine.  The M4 carbine is designed for simplicity of operation, maximum interchangeability of parts with the M16 and ease of maintenance.  This combination of favorable characteristics has contributed to a durable, high performance system with low life cycle maintenance costs.  The M4 carbine features a four-position sliding butt stock allowing it to adapt to soldiers of different sizes and physical characteristics as well as various firing positions.  The M4 carbine is the first military weapon to fully utilize the flat top upper receiver, which provides the user flexibility in accessorizing the weapon.

Variations of the M4 carbine and M16 rifle offered include, among others: the M4 Commando, C8 carbine, C8SFW, C7 rifle, Infantry Automatic Rifle, Sub-Compact Weapon and the 9mm Submachine Gun.

The CM901® modular weapon system is a modular carbine that can change calibers in the field, from 5.56mm up to and including 7.62 x 51mm NATO.  The CM901 is a fully/semi-automatic, air-cooled, magazine-fed, gas-operated carbine.  By simply disengaging the take-down and pivot pins on the universal lower receiver, the user can quickly change from a 5.56mm close quarter battle short barrel configuration to a full length 7.62 x 51mm extended range carbine configuration.  The CM901 has a free-floating barrel system to improve operator accuracy and hit probability.  With an adaptor, the CM901 is designed to accept all legacy M4/M16 Colt upper receiver assemblies making it both compatible with our customers’ current M4/M16 inventory and familiar in functionality to the soldier.

The Colt P0923 Advanced Piston Carbine is a modular, 5.56mm, piston-operated, lightweight, magazine-fed carbine with a one-piece upper receiver, which is capable of firing in automatic and semi-automatic modes.  The Colt P0923 incorporates a unique articulating link piston operating system that reduces the inherent stress in the piston stroke by allowing for deflection and thermal expansion.  The P0923 is specifically designed for ease of cleaning, disassembly, and assembly of the carbine.

Colt’s commercial rifle and carbine product line includes numerous variants of our military rifles and carbines. Based on the battle tested and proven M4 design, the LE6920 and LE6940 family of carbines include over 20 models for sportsmen and hunters alike. Options range in packages available in color variations, furniture options, and barrel weights. For the traditionalist civilian marksman, Colt continues its M16 legacy in an AR15 variant. Colt M16/AR15 variants are available with a 20” barrel fixed stock as well as differentiating options comparable to the LE6920/LE6940 series.  Also available in a commercial rifle, the modular LE901®, a variant of the CM901 permits users to swap between upper receivers of 5.56x45mm NATO and 7.62x51mm NATO by a simple and quick conversion method.

Colt also offers precision bolt action rifles in the M2012 line to our commercial customer base.  The M2012 platform is geared towards the long range shooting enthusiast and comes in .308 Winchester and .260 Remington calibers.

The M240 and M249 family of machine guns and their components are manufactured by us for sale exclusively to the U.S. Government.  The M240 is a belt-fed, gas-operated medium machine gun that utilizes the 7.62 x 51mm NATO cartridge. The M249 is a belt-fed, gas-operated light machine gun that utilizes the 5.56 x 45 mm NATO cartridge.

Colt offers its U.S. Government, international military and law enforcement customers several variations of the M203 and the Eagle Grenade launcher.  Both grenade launching systems are single-shot, breech-loaded 40 mm weapons specifically designed to attach to the M4/M16 family of weapons. The M203 and the Eagle Grenade launcher can each be operated as completely independent weapons when dismounted from their M4/M16 family platforms.

A range of firearms-related parts, training, services, and brand licensing

We produce and provide spare parts and overhaul services for certain U.S. Government and international customers.  We also provide engineering services to the Canadian Government. Due to the flexibility of our small arms weapons systems, we offer our customers procurement services whereby we will accessorize the small arms we sell to meet the customer’s specifications.  M4 carbines, M16 rifles and other variants are the platform for the U.S. military’s current generation modular weapon system, which incorporates a rail adapter system into the weapons.  These rail systems provide multiple mounting surfaces for various accessory devices, including flashlights, optical sights, thermal sights, laser sighting, and other targeting devices.  Accordingly, there is a large base of components using the rail adapter system and a significant investment by the U.S. military and foreign countries in these components. On a limited basis, we also produce subcomponents for other prime government defense contractors.

For the commercial customer, Colt sells spare parts and accessories to repair, replace and upgrade current configurations; from 1911 variants to M4/LE6920 variations.  Magazines are sold in various calibers and capacity for current and legacy products. These components are sold through standard distribution channels as well as directly to the consumer via our online web store. Through the online web store, Colt also offers a line of branded products, including promotional items. Shooting accessories such as optics, holsters, and cases are also available.

We provide armorer and tactical training courses for the law enforcement, government and international community.  Armorer’s courses cover product design, theory, compatibility, assembly, disassembly, maintenance and troubleshooting.  Tactical training courses are live fire courses geared to address the use of tactical rifles and handguns in various “real life” scenarios.

Colt provides a product service center for repairs, refinishing and upgrading of current and select non-current Colt firearms. Colt employs a full staff of in-house gunsmiths who handle a variety of post-sale services.

The Colt name is one of the most widely recognized trademarks in the world. Colt partners with select companies to license its name across both firearm and non-firearm merchandising. A selection of products Colt currently licenses includes MSRs, .22 caliber firearms, airsoft and pellet replicas, as well as a line of Colt knives and other accessories.

Research and development

We conduct research and development activities continuously to enhance our existing products, to develop new products to meet our customers’ needs and requirements and to address new market opportunities.  Our ability to compete for new sales in every channel depends, to a large extent, on the success of our product development programs at creating innovations and improvements.  In 2013, research and development expenditures were $6.1 million, compared to $4.7 million in 2012 and $5.6 million 2011. For a discussion of risks associated with product development, see “Risk Factors” in Item 1A of this Form 10-K/A.

Co-production programs

We have entered into co-production transactions with partners in foreign countries, including Canada and Malaysia, and we continue to be willing to enter into new relationships.  All manufacturing license agreements that we enter into with non-U.S. counterparties have finite terms and require approval by the U.S. State Department.

Customer and customer concentration

We sell our products and services to a customer base that includes:

•                       U.S. Government, including the Foreign Military Sales Program (“FMS”) sales by the U.S. Government;

•                       Canadian Government;

•                       Direct military and law enforcement sales to other foreign governments;

•                       Domestic law enforcement agencies and select distributors servicing law enforcement agencies;

•                       Select licensed distributors in the United States and internationally;

•                       Select large retailers in the United States;

•                       Dealer and consumer direct ; and

•                       On-line retail store, www.colt.com from which we sell Colt accessories, parts, branded products, apparel and related shooting supplies.

A significant portion of our net sales is derived from a limited number of customers. In 2013, we had three customers that each accounted for more than 10% of our net sales and in total were 50% of our net sales.  In 2012, we had four customers that each accounted for more than 10% of our net sales and in total were 77% of our net sales.  In 2011, we had two customers that each accounted for more than 10% of our net sales and together accounted for 42% of our net sales.  For additional information on customer concentration and related risks, see “Risk Factors” in Item 1A and Note 14, “Segment Information” in Item 8 of this Form 10-K/A.

Government contracts

Our U.S. Government business is performed under fixed-price contracts pursuant to which the U.S. Government ordinarily commits to purchase a minimum quantity over a multi-year period, but has the option to purchase a greater quantity at a pre-committed price.  Substantially all of our contracts have been awarded to us after competitive solicitations. There is intense competition for the U.S. Government contracts for which we compete.

U.S. Government contracts are, by their terms, subject to termination by the U.S. Government for either its convenience or default by the contractor.  Termination for convenience is at the U.S. Government’s discretion and occurs when there is a determination that termination of the contract is in the U.S. Government’s interest, such as when there is a change in the U.S. Government’s needs.  Fixed-price contracts provide for payment upon termination for items delivered to and accepted by the U.S. Government and, if the termination is for convenience, for payment of fair compensation of work performed plus the costs of settling and paying claims by terminated subcontractors, other settlement expenses, and a reasonable profit on the costs incurred.

In certain instances, contracts with the U.S. Government are negotiated on a sole-source, non-competitive, basis. In those instances, the U.S. Government regulates the methods under which costs are allocated to the contract.  Under U.S. Government regulations, certain costs, including certain financing costs, portions of research and development costs, lobbying expenses, certain types of legal expenses, and certain marketing expenses related to the preparation of bids and proposals, are not allowed for pricing purposes.

We are subject to a variety of audits performed by U.S. Government agencies in connection with our U.S. Government contracts.  Such audits can occur prior to, during or after the completion of a given contract.

Since 1976, our Canadian subsidiary and its predecessor have served as the Government of Canada’s Strategic Source for Small Arms. This relationship requires our Canadian subsidiary to work closely and cooperate with the Department of National Defense and Canadian Forces regarding the design, development, manufacture, testing and overhaul of small arms, including but not limited to the C7 and C8 family of weapons, and to maintain the Small Arms Center for Excellence, the Canadian Government’s center to test, improve and develop small arms.

For a discussion of risks associated with U.S. and Canadian government contracts, see “Risk Factors” in Item 1A of this Form 10-K/A.

Marketing and distribution

Our marketing strategy focuses on the following three specific sales channels: (1) the U.S. and Canadian Governments; (2) the international market; and (3) the U.S. commercial and law enforcement markets.

U.S. and Canadian Government sales typically consist of sales to the U.S. Department of Defense, the Canadian Department of National Defense and other U.S. and Canadian agencies.  For the U.S. and Canadian Governments, we utilize a direct sales force that maintains significant interaction with the customer and end user.  This level of interaction enables us to respond to feedback and guidance from end users on a real-time basis.

International sales are ordinarily to a military or law enforcement unit of a foreign government.  We interact with the international market through a global network of independent, commission-based sales representatives, as well as a direct sales force.  Sales representatives work in coordination with our direct sales force in promoting our products, identifying opportunities, submitting quotes and bids, finalizing sales contracts and associated paperwork and providing delivery and after-sale support.  Our products also enter the international market via the U.S. Government Foreign Military Sales (“FMS”) program.  FMS sales, which we characterize as sales to the U.S. Government for financial reporting purposes, are sales to the U.S. Government for the benefit of a foreign end-

user, to which the product is shipped. For additional information on sales and long-lived assets by geographic area, see Note 14, “Segment Information”, in Item 8 of this Form 10-K/A.

U.S. Commercial and law enforcement sales consist of sales to distributors, independent dealers, big-box retailers and law enforcement agencies.  We interact with commercial and law enforcement customers through both a direct sales force and a domestic network of independent, commission-based sales representatives. Our marketing strategy consists of print and digital advertising, social and electronic media, participation at domestic and international trade shows, in-store retail merchandising initiatives and direct customer relationships.  Colt products are featured in numerous trade magazines, including American Rifleman, Guns & Ammo and Gun Digest.

Sources and availability of raw materials

The raw materials in our products consist primarily of steel, aluminum and polymers.  We purchase bar steel and aluminum forgings for machining operations that we conduct at our facilities.  Most of our purchased inventory consists of parts that are already fully or partially machined or processed.  Critical machined and processed purchased parts are manufactured pursuant to proprietary specifications.  In some cases, we are dependent on sole-source suppliers.  In order to mitigate the risk associated with sole-source suppliers, we typically enter into long-term or volume purchase arrangements.  We have also broadened our supplier base for certain parts.  We have not been materially adversely affected by price fluctuations relating to essential raw materials.

Backlog

Because a substantial portion of our business is of a build-to-order nature, we generally have a significant backlog of orders to be shipped.  Our backlog increased 25% from $165.9 million at December 31, 2012 to $206.9 million at December 31, 2013.  Backlog increased by $35.1 million due to the acquisition of New Colt. When factoring the commercial component of purchase orders into our backlog analysis, we only include orders that are scheduled to ship in the next six months in our backlog. Commercial orders received that have not yet shipped could be cancelled, particularly if demand were to suddenly decrease.

Competition

The markets we serve are highly competitive. Our principal competitor for U.S. Government business has been FN Manufacturing. We also face competition for U.S. Government business from smaller companies that compete for small business set-aside contracts.  Although we anticipate that robust competition for U.S. military contracts will continue to exist, entrance barriers are high due to rigorous production and quality standards to which defense contractors are subject.  Accordingly, we believe that our ability to ship large quantities of high-quality product on time and our long track record provide us with a competitive advantage over potential new entrants into this market.

In Canada, we are the exclusive supplier of the C7 rifle and C8 carbine to the Canadian Department of National Defense and are the center of excellence with respect to other small arms projects for the Canadian Government.

Outside Canada and the United States, our principal competitors for foreign military and law enforcement sales are foreign small arms manufacturers.  In countries that already have inventories of M16 rifles and M4 carbines in service as a result of prior purchases directly from us or through the U.S. Government’s FMS program, we believe our incumbency provides a competitive advantage.

The U.S. commercial firearms market is highly competitive.  The market is dominated by a small number of well known manufacturers.  In the MSR market, we compete primarily with Bushmaster, DPMS, Daniels Defense and Smith & Wesson.  A significant portion of our handgun sales are 1911 model variants.  In this market, our primary competition is Kimber, Smith & Wesson and Remington.

Intellectual property

We own certain trademarks that have been associated with the Colt business since its earliest days, including the Colt® name, the Colt mark, , and the Rampant Colt mark, .  These trademarks and other common-law and registered trademarks are used to identify our products and services.  We also license certain of these trademarks to others for use in connection with a range of products that do not compete with our own products.  Certain of our trademarks are registered in the United States and in certain foreign jurisdictions.

Our proprietary firearms technology consists primarily of trade secrets, such as proprietary drawings and know-how, and also includes patents and other intellectual property rights.  We engage in a number of measures to protect our trade secrets. We also identify and protect with patents those patentable inventions generated by our ongoing research and development activities that we believe may provide us with a competitive advantage or other future value.  Patents are filed and maintained in the United States, Canada and other jurisdictions as appropriate.

We have entered into manufacturing licenses with third parties pertaining to portions of our firearms technology.  The U.S. Government is licensed to use our M16 rifle and M4 carbine technology for competitive procurements for military use.  The Canadian Government has been licensed to use our M16 rifle and M4 carbine technology for its military and law enforcement needs.  We also have entered into a license agreement with a manufacturer in Malaysia pursuant to which the manufacturer will assemble the M4 carbine and machine certain components for use in that country.

For a discussion of risks associated with our intellectual property, see “Risk Factors” in Item 1A of this Form 10-K/A.

Environmental laws and regulations

We are subject to various federal, state, local, provincial and foreign laws and regulations governing the protection of human health and the environment.  In the U.S., we employ a full-time manager whose responsibilities include our compliance with environmental laws and regulations.  In 2013, we did not make any significant capital expenditures for equipment required by environmental laws and regulations. For a discussion of risks associated with environmental compliance, see “Risk Factors” in Item 1A of this Form 10-K/A.

Employees

As of December 31, 2013, we had approximately 811 active, full-time employees, of whom 707 were located in the U.S. and 104 were located in Canada.  In the U.S., approximately 72% of our workforce is represented by a union and is covered by a collective bargaining agreement that became effective April 1, 2012 and expires on March 31, 2014.  As of April 1, 2013, all of our U.S. employees participate in a new consumer-directed health plan. In addition, all employees who are subject to the collective bargaining agreement and who commenced service after April 1, 2012, are not eligible to participate in the hourly defined benefit plan. Instead, they are eligible to participate in our defined contribution retirement plan. For additional information about changes to our defined benefit and defined contribution plans, see Note 9, “Pension, Savings and Postretirement Benefits” in Item 8 of this Form 10-K/A.

None of our Canadian employees are subject to a collective bargaining agreement.  Of our total workforce, 688 were directly or indirectly involved in the production process.  For a discussion of the risks associated with labor, see “Risk Factors” in Item 1A of this Form 10-K/A.

Available Information

Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, are available, at your request, without charge, from Colt Defense LLC, 547 New Park Avenue, West Hartford, CT 06110, Attention: Chief Financial Officer. Our telephone number at that address is (860) 232-4489.

The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information that are filed electronically with the SEC.

Item 1A.                                                Risk Factors

Our operations could be affected by various risks, many of which are beyond our control. Based on current information, we believe that the following identifies the most significant risks that could affect our business. Investors should carefully consider the following risk factors, together with all of the information included in this Form 10-K/A, in evaluating our company, our business and our prospects.

Risks related to our business

It is possible that demand for modern sporting rifles could experience a decline.

Previous patterns of demand in the domestic commercial rifle channel suggest that demand for our MSR products in that channel could experience a rapid, material decline at any time.  For example, demand that was intense in late 2008 and early 2009 declined suddenly in mid-2009, when perceptions that the new administration in Washington might entail new “gun control” legislation subsided.  There are indications that a recent surge in MSR demand due to renewed concerns relating to laws and regulations peaked in 2013 and that demand will not be as strong in 2014.  A decline in demand for MSRs could have a material adverse impact on our revenues and have an adverse impact on our business.

We are subject to risks related to a lack of product revenue diversification.

We derive a substantial percentage of our net sales from a limited number of products, consisting almost exclusively of rifles and handguns. We expect these products to continue to account for a large percentage of our net sales in the near term.  Continued market acceptance of these products is, therefore, critical to our future success.  At the current time, we offer fewer handgun models than our principal competitors and are therefore dependent in the near term on the continuation of market demand for our existing products.  A decrease in demand for the handgun models we currently sell could have a material adverse impact on our business.

In the domestic and international military and law enforcement channel, we cannot predict how long the M4 carbine and related products will continue to be the primary small arms weapons system of choice for the U.S. Government and certain of our other customers.  Our international business, operating results, financial condition, and cash flows could be adversely affected by:

•                       a decline in demand for the M4 carbine and related small arms weapons systems;

•                       increased competition for future U.S. Government procurements of the M4 carbine, including spare parts;

•                       a failure to achieve continued market acceptance of our key products;

•                       export restrictions or other regulatory, legislative or multinational actions which could limit our ability to sell those products to key customers or markets, especially existing and potential international customers;

•                       improved competitive alternatives to our products gaining acceptance in the markets in which we participate;

•                       increased pressure from competitors that offer broader product lines;

•                       technological change that we are unable to address with our products; or

•                       a failure to release new or enhanced versions of our products to our military or other customers on a timely basis.

In addition, in early 2013 the Army recently announced the award to a competitor of ours of a five-year indefinite delivery, indefinite quantity (“IDIQ”) contract to supply the Army with the M4 carbine.  Competition for contracts to supply spare parts to the U.S. Army is also intense and our competitors have demonstrated their ability to compete successfully for spare parts contracts.

Substantially all of our sales into the commercial rifle channel consist of MSRs.  Risks associated with the MSR business segment are discussed elsewhere in these Risk Factors.  A decrease in sales of MSRs for any reason could have a material adverse impact on our business.

New federal and state laws and regulations may restrict our ability to continue to sell the products that we currently sell into the domestic commercial market, which could materially adversely affect our revenues.

A significant portion of our revenues is derived from sales into the domestic commercial market of MSRs.  Since December 2012, there has been an extremely sharp increase in political and public support for new “gun control” laws and regulations in the United States, particularly laws and regulations affecting the sale of MSRs and high capacity magazines. Some proposed legislation, including legislation that has been introduced in Congress and in state legislatures, would ban and/or restrict the sale of substantially all of our commercial rifle products, in their current configurations, into the commercial market, either throughout the United States or in particular states.  It is also possible that the President of the United States could issue Executive Orders that would adversely affect our ability to sell, or customers’ ability to purchase, MSRs.  The political environment for enactment of new “gun control” measures at the federal, state and local level is evolving rapidly and additional significant change in the domestic legal and regulatory environment during 2014 is possible.

In light of the uncertain and evolving political, legal and regulatory environment, it is not clear what measures might be necessary in order to redesign our commercial rifles to comply with applicable law, or whether it will even be possible in every instance to do so.  To the extent that redesigns of our products are possible, we may need to spend significant amounts of capital in order to effectuate such redesigns and may incur associated sales, marketing, legal and administrative costs in connection with the introduction of new models.  Furthermore, there is no assurance that customers will accept redesigned rifles and carbines.

A substantial decline in sales of MSRs into the domestic commercial market for any of these reasons could have a material adverse effect on our business.

Our manufacturing facilities may experience disruptions adversely affecting our financial position and results of operations.

We currently manufacture our products primarily at our facilities in West Hartford, Connecticut and Kitchener, Ontario, Canada.  We lease our West Hartford facility from a related party.  The term of this lease has been extended to October 25, 2015.  The lease does not provide for renewal of the term after the lease maturity and we may not be able to continue to occupy the property on acceptable terms or be able to find suitable replacement manufacturing facilities on satisfactory terms and conditions. Any natural disaster or other serious disruption at either of our facilities due to a fire, electrical outage or any other calamity could damage our capital equipment or supporting infrastructure or disrupt our ability to ship our products from, or receive our supplies at, these facilities.  Any such event could materially impair our ability to manufacture and deliver our products.  Even a short disruption in our production output could delay shipments and cause damage to relationships with customers, causing them to reduce or eliminate the amount of products they purchase from us.  Any such disruption could result in lost net sales, increased costs and reduced profits, which could have a material adverse effect on our financial position and results of operations.

Our sponsor controls us and may have conflicts of interest with us or you now or in the future.

Through its affiliates, Sciens Management controls a substantial portion of the Company’s limited liability company interests.  Under the terms of our limited liability company agreement, our majority shareholder has the right to nominate a majority of our Governing Board and our majority shareholder has specified veto or approval rights which may be exercised in its discretion.  As such, our sponsor has the ability to prevent specified transactions that might be in the best interests of the note holders or to cause us to engage in transactions in which the sponsor has interests that might conflict with the interests of the Senior Note holders.  Members of our Governing Board are not required to abide by the same standard of care under the Delaware Limited Liability Company Act as the standard of care required of directors of a Delaware corporation.  Additionally, Sciens Management is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that may directly or indirectly compete with or otherwise be adverse to us.  Sciens Management may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

Our long-term growth plan includes the expansion of our global operations.  Such global expansion may not prove successful, and may divert significant capital, resources, and management time and attention and could adversely affect our ongoing operations.

Net direct sales to customers outside the United States accounted for approximately 42% of our net sales for the year ended December 31, 2013.  We intend to continue to focus considerable efforts on expanding our international presence, which will require our management’s time and attention and may detract from our efforts in the United States and our other existing markets and adversely affect our operating results in these markets.  Our products and overall marketing approach may not be accepted in other markets to the extent needed to continue the profitability of our international operations.  New international business that we obtain will be subject to the same risks associated with the conduct of our existing international operations, including:

•                       difficulty in predicting the timing of international orders and shipments;

•                       an impact on our liquidity resulting from bonding or letters of credit requirements;

•                       unexpected changes in regulatory requirements;

•                       changes in foreign legislation;

•                       multinational agreements restricting international trade in firearms or ammunition;

•                       possible foreign currency controls, currency exchange rate fluctuations or devaluations;

•                       tariffs;

•                       difficulties in staffing and managing foreign operations;

•                       difficulties in obtaining and managing representatives and distributors;

•                       potential negative tax consequences;

•                       greater difficulties in protecting intellectual property rights;

•                       greater potential for violation of U.S. and foreign anti-bribery and export-import laws; and

•                       difficulties collecting or managing accounts receivable.

General economic and political conditions in these foreign markets may also impact our international net sales; as such conditions may cause customers to delay placing orders or to deploy capital to other priorities.  These and other factors may have a material adverse effect on our future international net sales.

We are required by Section 404 of the Sarbanes-Oxley Act to evaluate the effectiveness of our internal control over financial reporting; however, our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act requires the Company to perform a comprehensive evaluation and report of its internal controls. This report must contain an assessment by management of the effectiveness of our internal control over financial reporting as of the end of our fiscal year and a statement as to whether or not our internal controls are effective. However, our independent registered public accounting firm is not required to issue an opinion on management’s assessment or the effectiveness of our internal control over financial reporting. To comply with these requirements, we have documented and tested our internal control procedures and our management has assessed and issued a report concerning our internal control over financial reporting.  Our efforts to comply with Section 404 have resulted in, and are likely to continue to result in, significant costs, the commitment of time and operational resources and the diversion of management’s attention.  We may not prevent or detect material misstatements or errors, controls may become inadequate because of changes in circumstances, the degree of compliance with the policies or procedures may deteriorate and become ineffective and/or investors may not have an accurate financial evaluation of the Company or market perception of our financial condition may be adversely affected and customer perception of our business may suffer.

The markets in which we compete are highly competitive and we may be unsuccessful at designing new products to meet changing customer demand, introducing them on a timely basis or pricing them competitively.

In each of our distribution channels — military, law enforcement and commercial — there are numerous competitors offering similar products at prices that are attractive to customers. Some competitors have greater financial, technical, marketing, manufacturing and distribution resources than we do, or may have broader product lines.  Our ability to compete successfully for U.S., Canadian and other military and law enforcement contracts depends on our success at offering better product performance than our competitors at a lower price and on the readiness and capacity of our facilities, equipment and personnel to produce quality products consistently.  Our ability to compete successfully in the domestic and international commercial market depends on our continuing to distinguish our products from similar product offered by competitors and to command pricing that reflects the value connoted by the Colt brand.

While part of our strategy is to pursue strategic acquisitions, we may not be able to identify businesses that we can acquire on acceptable terms, we may not be able to obtain necessary financing or may face risks due to additional indebtedness, and our acquisition strategy may incur significant costs or expose us to substantial risks inherent in the acquired business’s operations.

Our strategy of pursuing strategic acquisitions may be negatively impacted by several risks, including the following:

•                       We may not successfully identify companies that have complementary product lines or technological competencies or that can diversify our revenue or enhance our ability to implement our business strategy.

•                       We may not successfully acquire companies if we fail to obtain financing, or to negotiate the acquisition on acceptable terms, or for other related reasons.

•                       We may incur additional expenses due to acquisition due diligence, including legal, accounting, consulting and other professional fees and disbursements.  Such additional expenses may be material, will likely not be reimbursed and would increase the aggregate investment cost of any acquisition.

•                       Any acquired business will expose us to the acquired company’s liabilities and to risks inherent in its industry.  We may not be able to ascertain or assess all of the significant risks.

•                       We may require additional financing in connection with any future acquisition.  Such financing may adversely impact, or be restricted by, our capital structure and our ability to pay amounts owed under our senior notes (“Senior Notes”) when due and payable.  Increasing our indebtedness could increase the risk of a default that would entitle the holder to declare all of such indebtedness due and payable, as well as the risk of cross-defaults under other debt facilities.

•                       Achieving the anticipated potential benefits of a strategic acquisition will depend in part on the successful integration of the operations, administrative infrastructures and personnel of the acquired company or companies in a timely and efficient manner.  Some of the challenges involved in such an integration include:

•                       demonstrating to customers of the acquired company that the consolidation will not result in adverse changes in quality, customer service standards or business focus;

•                       preserving important relationships of the acquired company;

•                       coordinating sales and marketing efforts to effectively communicate the expanded capabilities of the combined company; and

•                       coordinating the supply chains.

•                       Our limited liability company agreement prohibits us from entering certain new lines of business without the consent of Sciens Management.  There is no assurance that such consent could be obtained.

Any integration is expected to be complex, time-consuming and expensive and may harm the newly-consolidated company’s business, financial condition and results of operations.

Our U.S. and Canadian Government contracts are generally multi-year contracts that are funded by government appropriations annually.  A reduction in the defense budget of our government customers could have a material adverse effect on our business.

Our primary contracts with the U.S. Government are IDIQ contracts under which the customer places orders at its discretion.  Although these contracts generally have a three to five-year term, they are funded annually by government appropriations.  Furthermore, our primary contracts with the Canadian Government are funded annually by Canadian Government appropriations.  Agreements with other foreign governments may also have similar conditions or may otherwise be dependent on initial or continued funding by such governments.  Accordingly, our net sales from year to year with respect to such customers are dependent on government appropriations and subject to uncertainty.

The U.S. or Canadian Government, or a foreign government, may decide to reduce government defense spending in the programs in which we participate.  Sovereign budget deficits are likely to put long-term pressure on defense budgets in many of the European countries to which we sell our products. There can be no assurances that the amount spent on defense by countries to which we sell our products will be maintained or that individual defense agencies will allocate a percentage of their budget for the purchase of small arms. The loss of, or significant reduction in, government funding, for any program in which we participate, could have a material adverse effect on our sales and earnings.

We may not receive the full amount of orders authorized under indefinite delivery, indefinite quantity contracts.

Our contracts with the U.S. Government are ordinarily IDIQ contracts under which the U.S. Government may order up to a maximum quantity specified in the contract but is only obligated to order a minimum quantity.  We may incur capital or other expenses in order to be prepared to manufacture the maximum quantity that may not be fully recouped if the U.S. Government orders a smaller amount.  The U.S. Government may order less than the maximum quantity for any number of reasons, including a decision to purchase the same product from others despite the existence of an IDIQ contract.  Our failure to realize anticipated revenues from IDIQ contracts could negatively affect the results of our operations.

The timing of delivery of large orders can result in significant fluctuations in our period-to-period performance.

Our operating results and cash flow can fluctuate materially from one period to the next as a result of the timing of the manufacture and delivery of large domestic and international governmental orders.  Uncertainty and volatility in the timing of orders and the tendency of governmental orders to be disproportionately large in value is likely to continue to affect our net sales.  We do not recognize sales until delivery of the product or service has occurred and title and risk of loss have passed to the customer, which may be in a non-U.S. location.  This may extend the period of time during which we carry inventory and may result in an uneven distribution of net sales from these contracts between periods.  As a result, our period-to-period performance may fluctuate significantly, and you should not consider our performance during any particular period as indicative of longer-term results.

In addition, we are subject to business risks specific to companies engaged in supplying defense-related equipment and services to the U.S. Government and other governments.  These risks include the ability of the U.S. Government and other government counterparties to suspend or permanently prevent us from receiving new contracts or from extending existing contracts based on violations or suspected violations of procurement laws or regulations, to terminate our existing contracts or not to purchase the full agreed-upon number of small arms weapons systems or other products to be delivered by us.

Government contracts are subject to competitive bidding, and bidding for such contracts may require us to incur additional costs.

We obtain a significant portion of our U.S. Government and other government contracts through competitive bidding.  We will not win all of the contracts for which we compete and, even when we do, contracts awarded to us may not result in a profit.  We are also subject to risks associated with the substantial expense, time and effort required to prepare bids and proposals for competitively awarded contracts that may not be awarded to us.  In addition, our customers may require terms and conditions that require us to reduce our price or to provide more favorable terms if we provide a better price or terms under any other contract for the same product.

In order for us to sell our products overseas, we are required to obtain certain licenses or authorizations, which we may not be able to receive or retain.

Export licenses are required for us to export our products and services from the United States and Canada and issuance of an export license lies within the discretion of the issuing government.  In the United States, substantially all of our export licenses are processed and issued by the Directorate of Defense Trade Controls (“DDTC”) within the U.S. Department of State.  In the case of large transactions, DDTC is required to notify Congress before it issues an export license.  Congress may take action to block the proposed sale.  As a result, we may not be able to obtain export licenses or to complete profitable contracts due to political or other reasons that are outside our control.  We cannot be sure, therefore, of our ability to obtain the governmental authorizations required to export our products.  Furthermore, our export licenses, once obtained, may be terminated or suspended by the U.S. or Canadian Government at any time.  Failure to receive required licenses or authorizations or the termination or suspension of our export privileges could have a material adverse effect on our financial condition, results of operations and cash flow.

Labor disruptions by our employees could adversely affect our business.

The United Automobile, Aerospace & Agricultural Implement Workers of America (“Union”) represents our West Hartford workforce pursuant to a collective bargaining agreement that expires on March 31, 2014.  Failure to reach agreement with the Union on the terms of a new collective bargaining agreement upon the expiration of the current agreement could lead to a strike or lockout, either of which would adversely affect our operations. Alternatively, we and the Union could agree to continue operations without a collective bargaining agreement, which could expose our operations to ongoing uncertainty.

The terms of our collective bargaining agreement limit our flexibility in various labor matters including the ability to quickly change our staffing levels in response to business needs or to make changes to our employee benefits in order to reduce our costs. As a result, our labor costs may be higher than those of our competitors, which could place us at a disadvantage when bidding for government contracts or pricing our products in the commercial market.  In addition, the collective bargaining agreement places conditions on our freedom to supplement our manufacturing capacity in West Hartford with outsourced components or new facilities.  As a result, our ability to increase production to meet customer demand can be impaired.

Our government contracts are subject to audit and our business could suffer as a result of a negative audit by government agencies.

As a U.S. and Canadian Government contractor, we are subject to financial audits and other reviews by the U.S. and Canadian Governments of our costs, performance, accounting and other business practices relating to certain of our significant U.S. and Canadian Government contracts.  We are audited and reviewed on a continual basis.  Based on the results of their audits, the U.S. and Canadian Governments may challenge the prices we have negotiated for our products, our procurement practices and other aspects of our business practices.  Although adjustments arising from government audits and reviews have not caused a material decline in our results of operations in the past, future audits and reviews may have such effects.  In addition, under U.S. and Canadian Government purchasing regulations, some of our costs, including most financing costs, amortization of intangible assets, portions of our research and development costs, and some marketing expenses may not be reimbursable or allowed in our negotiation of fixed-price contracts.  Further, as a U.S. and Canadian Government contractor, we are subject to a higher risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities than purely private sector companies, the results of which could cause our results of operations to suffer.

As a U.S. and Canadian Government contractor, we are subject to a number of procurement rules and regulations.

We must comply with and are affected by laws and regulations relating to the award, administration, and performance of our U.S. and Canadian Government contracts.  Government contract laws and regulations affect how we do business with our customers and vendors and, in some instances, impose added costs on our business.  In many instances, we are required to self-report to the responsible agency if we become aware of a violation of applicable regulations.  In addition, we have been, and expect to continue to be, subjected to audits and investigations by government agencies regarding our compliance with applicable regulations.  A violation of specific laws and regulations could result in the imposition of fines and penalties or the termination of our contracts or debarment from bidding on future contracts.  These fines and penalties could be imposed for failing to follow procurement integrity and bidding rules, employing improper billing practices or otherwise failing to follow cost accounting standards, receiving or paying kickbacks, filing false claims, or failing to comply with other applicable procurement regulations.  Additionally, the failure to comply with the terms of our government contracts could harm our business reputation.  It also could result in payments to us being withheld.  If we violate specific laws and regulations, doing so could result in the imposition of fines and penalties or the termination of our contracts or debarment from bidding on contracts, which could have a material adverse effect on our net sales and results of operations.

Our contracts with foreign governments often contain ethics and other requirements that subject us to some of the same risks. Also, we and our international independent sales representatives and distributors are required to comply with numerous laws and regulations, including the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws in other jurisdictions. By contract or law in certain foreign jurisdictions, the actions of our representatives and distributors can subject us to legal risk or liability. Violation of contractual terms with our customers, or applicable local law in foreign jurisdictions, could interfere with our ability to perform or collect payment under our contracts or to continue doing business in a particular country.

Certain government contracts contain termination provisions such that permit them to be cancelled at any time at the government’s sole discretion.

U.S. Government and certain other government counterparties may terminate contracts with us either for their convenience or if we default by failing to perform.  Termination for convenience provisions generally would enable us to recover only our costs incurred or committed, and settlement expenses and profit on the work completed, prior to termination.  Termination for default provisions do not permit these recoveries and make us liable for excess costs incurred by the U.S. Government or other government counterparties in procuring undelivered items from another source.  In addition, a termination arising out of our default could expose us to liability and have a material adverse effect on our ability to compete for future contracts and orders.

We may lose money on our fixed unit price contracts, and our contract prices may be adjusted to reflect price reductions or discounts that are requested by our customers.

We provide our products and services primarily through fixed unit price contracts.  In a fixed unit price contract, we provide our products and services at a predetermined price, regardless of the costs we incur.  Accordingly, we must fully absorb any increases in our costs that occur during the life of the contract, notwithstanding the difficulty of estimating all of the costs we will incur in performing these contracts and in projecting the ultimate level of sales that we may achieve.  Our failure to estimate costs accurately, including as a result of price volatility relating to raw materials, or to anticipate technical problems of a fixed unit price contract may reduce our profitability or cause a loss.  From time to time, we have also accommodated our customers’ requests for price reductions or discounts in the past, and customers may continue to make such requests in the future.

Some of our contracts with foreign governments are or will be subject to the fulfillment of offset commitments or industrial cooperation agreements that could impose additional costs on us and that we might not be able to timely satisfy, possibly resulting in the assessment of penalties or even debarment from doing further business with that government.

Some countries in which we are or are planning on doing business impose offset purchase commitments, also known as industrial cooperation commitments, in return for purchasing our products and services. These commitments vary from country to country and generally require us to commit to make direct or indirect purchases, or investments in the local economy. The gross amount of the offset purchase commitment arising from a sales contract is typically a function of the value of the contract.  Failure to satisfy offset purchase commitments can result in penalties or blacklisting against awards of future contracts.  We could be subject to future penalties or transaction costs or even disbarment from doing business with a government.

Our remaining gross offset purchase commitment is the total amount of offset purchase commitments reduced for claims submitted to, and approved by, the governing agencies.  At December 31, 2013 and 2012, our remaining gross offset purchase commitments totaled $64.1 million and $68.2 million, respectively. We have evaluated our settlement of our remaining gross offset purchase commitments through probable planned spending and other probable satisfaction plans to determine our net offset purchase commitment.  We have accrued $1.6 million and $1.8 million as of December 31, 2013 and 2012, respectively, based on our estimated cost of settling the remaining net offset purchase commitment. We may incur costs to settle our offset purchase commitments that are in excess of the amounts accrued, which could have a material adverse effect on our earnings.

We face risks associated with international currency exchange.

Our Canadian subsidiary conducts most of its business in either the Canadian dollar or the Euro. Fluctuations in those foreign currency exchange rates could affect the sale of our products or the cost of goods and operating margins and could result in exchange losses.  In addition, currency devaluation could result in losses on the deposits that we hold in those currencies. When our Canadian operating results are translated into U.S. dollars, fluctuations in those currencies relative to the U.S. dollar affect our operating results. We do not hedge our foreign currency exposure. We cannot predict the impact of future exchange rate fluctuations on our operating results.

We intend to incur additional costs to develop new products and variations that diversify our product portfolio, and we may not be able to recover these additional costs.

The development of additional products and product variations is speculative and generally requires additional and, in some cases, significant expenditures for research, development, manufacturing and marketing.  Despite substantial expenditure of resources, a research and development project may not result in a saleable product.  The new products or product variations that we introduce may not be successful, or they may not generate an amount of net sales that is sufficient to fully recover the additional costs incurred for their development.  In addition, we may not successfully develop new products or product variations that are superior to products offered by other companies.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

Despite our efforts to protect our proprietary technology, unauthorized persons may be able to copy, reverse engineer or otherwise use some of our proprietary technology.  It also is possible that others will develop and market similar or better technology to compete with us.  Furthermore, existing intellectual property laws may afford only limited protection, and the laws of certain countries do not protect proprietary technology as well as United States and Canadian law.  For these reasons, we may have difficulty protecting our proprietary technology against unauthorized copying or use, and the efforts we have taken or may take to protect our proprietary rights may not be sufficient or effective.  Significant impairment of our intellectual property rights could harm our business or our ability to compete.  Enforcing or defending our intellectual property rights in litigation is costly and time consuming and we may not prevail.  Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand or enhance the ability of other businesses to compete with us.

If we lose key management or are unable to attract and retain qualified individuals required for our business, our operating results and growth may suffer.

Our ability to operate our business is dependent on our ability to hire and retain qualified senior management.  Our senior management is intimately familiar with our products, customers and operations.  Our senior management also brings an array of other important talents and experience to the Company, including managerial, financial, governmental contracts, sales, legal and compliance.  We believe their backgrounds, experience and knowledge gives us capabilities that are important to our success.  Losing the services of certain members of our management team could harm our business and expansion efforts, particularly if they depart the Company to join a competitor’s business. The Company’s success also is dependent on its ability to hire and retain technically skilled workers.  Competition for some qualified employees, such as engineering professionals, is intense and may become even more competitive in the future.  If we are unable to attract and retain qualified employees, our operating results and growth could suffer.

Misconduct by employees or agents could harm us and is difficult to detect and deter.

Our employees or representatives and distributors may engage in misconduct, fraud or other improper activities including engaging in violations of the U.S. Arms Export Control Act or Foreign Corrupt Practices Act or numerous other state and federal laws and regulations, as well as the corresponding laws and regulations in the foreign jurisdictions into which we sell products that could have adverse consequences on our prospects and results of operations.  Misconduct by employees or agents, including international sales representatives and distributors, could include the export of defense articles or technical data without an export license, the payment of bribes in order to obtain business, failure to comply with applicable U.S. or Canadian Government or other foreign government procurement regulations, violation of government requirements concerning the protection of classified information and misappropriation of government or third-party property and information.  It is not always possible to deter misconduct by agents and employees and the precautions we take to detect and prevent this activity may not be effective in all cases. The occurrence of any such activity could result in our suspension or debarment from contracting with one or more government procurement agencies, as well as the imposition of fines and penalties, which could cause material harm to our business.

Failure to comply with applicable firearms laws and regulations in the U.S. and Canada could have a material adverse effect on our business.

As a firearms manufacturer doing business in the U.S. and Canada, we are subject to the National Firearms Act and the Gun Control Act in the U.S. and the Firearms Act in Canada, together with other federal, state or provincial, and local laws and regulations that pertain to the manufacture, sale and distribution of firearms in and from the U.S. and Canada.  In the U.S., we are issued a Federal Firearms License by, and pay Special Occupational Taxes, to the Bureau of Alcohol, Tobacco, Firearms and Explosives of the U.S. Department of Justice to be able to manufacture firearms and destructive devices in the U.S. Similarly, in Canada, we are issued a Business Firearms License by the Chief Provincial Firearms Officer of Ontario, to enable us to manufacture firearms and destructive devices in Canada.  These federal agencies also require the serialization of receivers or frames of our firearm products and recordkeeping of our production and sales.  Our places of business are subject to compliance inspections by these agencies.  Compliance failures, which constitute violations of law and regulation, could result in the assessment of fines and penalties by these agencies, including license revocation, or other disruption of our business.  Any curtailment of our privileges to manufacture, sell, or distribute our products could have a material adverse effect on our business.

We are required to submit forms to the Bureau of Alcohol, Tobacco, Firearms and Explosives and to obtain advance approval of certain transfers of firearms, including exports from the United States.  Failure to obtain required approvals when required result in a delay in shipping product to customers.  Delay in shipping products can cause us to incur late delivery penalties and delay the recognition of sales for financial reporting purposes.

If we fail to maintain certain quality assurance standards, we may lose existing key customers and have difficulty attracting new customers.

Our U.S. and Canadian production facilities are both ISO 9001:2008 certified.  ISO 9001 is an international standard certification granted by the International Organization of Standardization (“ISO”) that confirms that a supplier can consistently provide good quality products and services.  Some of our government contracts require that we maintain ISO certification. A failure to maintain our ISO certification may cause us to lose existing customers or have difficulty attracting new customers, which could have a material adverse effect on our business, financial condition and results of operations.

Third parties may assert that we are infringing their intellectual property rights.

Although we do not believe our business activities infringe upon the rights of others, it is possible that one or more of our products or trademarks infringe, or any of our products in development will infringe, upon the intellectual property rights of others.  We may also be subject to claims of alleged infringement of intellectual property rights asserted by third parties whose products or services we use or combine with our own intellectual property and for which we may have no right to intellectual property indemnification.  Our competitors may also assert that our products or trademarks infringe intellectual property rights held by them.  Moreover, as the number of competitors in our markets grows, the possibility of an intellectual property infringement claim against us may increase.  In addition, because patent applications are maintained under conditions of confidentiality and can take many years to issue, our products may potentially infringe upon patent applications that are currently pending of which we are unaware and which may later result in issued patents.  If that were to occur and we were not successful in obtaining a license or redesigning our products, we could be subject to litigation.

Regardless of the merits of any infringement claims, intellectual property litigation can be time-consuming and costly.  Determining whether a product infringes a patent, or whether a company trademark infringes a third party’s mark involves complex legal and factual issues that may require the determination of a court of law.  An adverse finding by a court of law may require us to pay substantial damages or prohibit us from using technologies essential to our products covered by third-party intellectual property, or we may be required to enter into royalty or licensing agreements that may not be available on terms acceptable to us, if at all.  Inability to use technologies or processes essential to our products could have a material adverse effect on our financial condition, results of operations and cash flow.

We may incur higher employee medical costs in the future.

Our employee medical plans are self-insured. As of December 31, 2013, the average age of the production employees working in our West Hartford, CT facility is 51 years and approximately 13% of the production employees are age 65 or over. The age of our workforce and the level of benefits that we offer, which in the case of production employees at our West Hartford, Connecticut facility, subject to our collective bargaining agreement, could result in higher than anticipated future medical claims. We have stop loss coverage in place for catastrophic events, but the aggregate impact may have an effect on our profitability.

We may be unable to realize expected benefits from our cost reduction efforts and our profitability may be hurt or our business otherwise might be adversely affected.

In order to operate more efficiently and control costs, we continuously evaluate various cost reduction opportunities and implement changes in our operations where warranted. These activities are intended to generate savings through direct and indirect operating and overhead expense reductions as well as other savings, including workforce reductions when necessary.  If we do not successfully manage these activities in the future, the expected efficiencies and benefits might be delayed or not realized, and our operations and business could be disrupted. Risks associated with these actions and other workforce management issues include delays in implementation of anticipated workforce reductions, additional unexpected costs, adverse effects on employee morale and the failure to meet operational targets due to the loss of employees, any of which may impair our ability to achieve anticipated cost reductions or may otherwise harm our business, which could have a material adverse effect on our cash flows, competitive position, financial condition or results of operations.

Significant risks are inherent in the day-to-day operations in our business.

The day-to-day activities of our business involve the operation of machinery and other operating hazards, including worker exposure to lead and other hazardous substances.  As a result, our operations can cause personal injury or loss of life, severe damage to and destruction of property and equipment, and interruption of our business.  In addition, many of our products are designed or have the capacity to kill and therefore can cause accidental damage, injury or death or can potentially be used in incidents of workplace violence.

We could be named as a defendant in a lawsuit asserting substantial claims upon the occurrence of any of these events.  Although we maintain insurance protection in amounts we consider to be adequate, this insurance could be insufficient in coverage and may not be effective under all circumstances or against all hazards to which we may be subject.  If we are not fully insured against a successful claim, there could be a material adverse effect on our financial condition and results of operations.

Our West Hartford, Connecticut facility is inspected from time to time by the U.S. Occupational Safety and Health Administration and similar agencies.  We have been cited for violation of U.S. occupational safety and health regulations in the past and could be cited again in the future.  A violation of these regulations can result in substantial fines and penalties.  We are subject to similar regulations at our Canadian manufacturing facility.

Environmental laws and regulations may subject us to significant costs and liabilities.

We are subject to various U.S. and Canadian environmental, health and safety laws and regulations, including those related to the discharge of hazardous materials into the air, water or soil and the generation, storage, treatment, handling, transportation, disposal, investigation and remediation of hazardous materials.  Certain of these laws and regulations require our facilities to obtain and operate under permits or licenses that are subject to periodic renewal or modification.  These laws, regulations or permits can require the installation of pollution control equipment or operational changes to limit actual or potential impacts to the environment.  A violation of these laws, regulations or permit conditions can result in substantial fines or penalties.

Certain environmental laws impose strict as well as joint and several liability for the investigation and remediation of spills and releases of hazardous materials and damage to natural resources, without regard to negligence or fault on the part of the person being held responsible.  In addition, certain laws require and we have incurred costs for, the investigation and remediation of contamination upon the occurrence of certain property transfers or corporate transactions.  We are potentially liable under these and other environmental laws and regulations for the investigation and remediation of contamination at properties we currently or have formerly owned, operated or leased and at off-site locations where we may be alleged to have sent hazardous materials for treatment, storage or disposal.  We may also be subject to related claims by private parties alleging property damage or personal injury as a result of exposure to hazardous materials at or in the vicinity of these properties.  Environmental litigation or remediation, new laws and regulations, stricter or more vigorous enforcement of existing laws and regulations, the discovery of unknown contamination or the imposition of new or more stringent clean-up requirements may require us to incur substantial costs in the future.  As such, we may incur material costs or liabilities in the future.

We may have to utilize significant cash to meet our unfunded pension obligations, and postretirement health care liabilities and these obligations are subject to increase.

Many of our employees at our West Hartford facility participate in our defined benefit pension plans.  Under the terms of our current collective bargaining agreement, the accrual of benefits for employees participating in our bargaining unit pension plan was frozen effective December 31, 2012.  We also have a salaried pension plan. The accrual of benefits for employees participating in the salaried plan was frozen effective December 31, 2008. At December 31, 2013, our aggregate unfunded pension liability totaled $1.7 million.  Declines in interest rates or the market values of the securities held by the plans, or other adverse changes, could materially increase the underfunded status of our plans and affect the level and timing of required cash contributions.  To the extent we use cash to reduce these unfunded liabilities, the amount of cash available for our working capital needs would be reduced.  Under the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) the Pension Benefit Guaranty Corporation (“PBGC”), has the authority to terminate an underfunded tax-qualified pension plan under limited circumstances.  In the event our tax-qualified pension plans are terminated by the PBGC, we could be liable to the PBGC for the underfunded amount.

We also have a postretirement health plan for our union employees.  The postretirement health plan is unfunded.  We derive postretirement benefit expense from an actuarial calculation based on the provisions of the plan and a number of assumptions provided by us including information about employee demographics, retirement age, turnover, mortality, discount rate, amount and timing of claims, and a health care inflation trend rate. In connection with our collective bargaining agreement, we have capped certain retirees to approximately $250 (not in thousands) per employee per month.  The unfunded post-retirement health care benefit obligation was $21.1 million at December 31, 2013.

Our cash is highly concentrated with one financial institution.

We have a concentration of cash in accounts with a single financial institution. Our holdings in this institution significantly exceed the insured limits of the Federal Deposit Insurance Corporation. Although we believe that the risk of loss associated with out uninsured deposit accounts is low given the financial strength and reputation of our depository institution, we could suffer losses with respect to the uninsured balances if the depository institution failed and the institution’s assets were insufficient to cover its deposits and/or the

United States government did not take actions to support deposits in excess of existing FDIC insured limits. Any such losses could have a material adverse effect on our liquidity, financial condition and results of operations.

We have a substantial amount of indebtedness, which could have a material adverse effect on our financial health and our ability to obtain financing in the future and to react to changes in our business.

We now have, and will continue to have, a substantial amount of indebtedness, which requires significant interest payments.  As of December 31, 2013, we had $305.8 million of debt outstanding and we reported a total deficit in our Consolidated Balance Sheet of $139.5 million.

Our significant amount of indebtedness could have important consequences to holders of the Senior Notes.  For example, it could:

•                       make it more difficult for us to pay interest and principal on our Senior Notes, as payments become due, especially during general negative economic and market industry conditions because if our net sales decrease due to general economic or industry conditions, we may not have sufficient cash flow from operations to make our scheduled debt payments or to refinance our indebtedness;

•                       increase our vulnerability to adverse economic, regulatory and general industry conditions;

•                       require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce the availability of our cash flow from operations to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

•                       limit our flexibility in planning for, or reacting to, changes in our business and industry in which we operate and, consequently, place us at a competitive disadvantage to our competitors with less debt;

•                       limit our ability to obtain additional debt or equity financing, particularly in the current economic environment; and

•                       increase our cost of borrowing.

Despite our current levels of debt, we may still incur substantially more debt.  This could further exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future.  The credit agreement for our senior secured revolving loan (the “Credit Agreement”) provides up to $50.0 million of borrowing capacity, of which $7.1 million had been borrowed as of December 31, 2013. Borrowings under the Credit Agreement are effectively senior to the Senior Notes to the extent of the value of the assets securing the indebtedness. We may also incur other additional indebtedness that ranks equally with the Senior Notes and the holders of that debt will be entitled to share ratably in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our business.  This may have the effect of reducing the amount of proceeds paid to holders of our Senior Notes.

Although covenants under the indentures governing the Senior Notes, the Credit Agreement and the Term Loan limit our ability to incur certain additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial.  If we add new debt to our current debt levels, the related risks that we now face could intensify, making it less likely that we will be able to fulfill our obligations to holders of the Senior Notes.

We face the risk of breaching covenants under the Credit Agreement, the Term Loan and other future financings and may not be able to comply with certain covenants in the indenture covering the Senior Notes.

The Term Loan contains financial covenants pertaining to Minimum EBITDA, Fixed Charge Coverage Ratio, Secured Leverage Ratio and Capital Expenditures. In addition, the Credit Agreement contains a financial covenant pertaining to our fixed charge coverage ratio that is applicable upon an event of default or a lack of availability under the borrowing base formula. Our ability to meet the financial or other covenants of the Credit Agreement and Term Loan can be affected by failure of our business to generate sufficient cash flow and by various risks, uncertainties and events beyond our control, and we cannot provide assurance that we will meet these tests. Failure to comply with any of the covenants in the Credit Agreement, the Term Loan or any future financing agreement could result in a default under those agreements and other agreements containing cross-default provisions, including the indenture governing the Senior Notes.

Upon the occurrence of an event of default under the Credit Agreement or Term Loan, all amounts outstanding can be declared immediately due and payable and all commitments to extend further credit may be terminated. Due to cross-default provisions in these agreements, the occurrence of a default under one of these credit facilities could result in a default under the other and lead to acceleration of repayment obligations under both facilities.  Such acceleration of repayment under the Credit Agreement or the Term Loan could result in an event of default under the indenture governing the Senior Notes. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our ability to repay borrowings under the Credit Agreement, the Term Loan and our obligations under the Senior Notes.

We may not be able to generate enough cash to service our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on, or to refinance, our debt and to fund planned capital expenditures and pursue our acquisition strategy will depend on our ability to generate cash.  This is subject, in part, to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.  Accordingly, our business may not generate sufficient cash flows from operations to enable us to pay our indebtedness, including the Senior Notes, or to fund our other liquidity needs.  In addition, we will be permitted to make certain distributions to our members, including distributions in amounts based on their allocated taxable income and gains.  Any such payments may reduce our ability to make payments on our debt, including the Senior Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the Senior Notes.  We may not be able to take any of these actions, these actions may not be successful enough to permit us to meet our scheduled debt service obligations or these actions may not be permitted under the terms of our existing or future debt agreements, including the Credit Agreement and the Term Loan, or the indenture that will govern the Senior Notes.  In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.  The Credit Agreement, the Term Loan and the indenture that govern the Senior Notes restricts our ability to dispose of assets and use the proceeds from the disposition.  We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•                       our debt holders could declare all outstanding principal and interest to be due and payable;

•                       the lenders under our Credit Agreement could terminate their commitments to lend us money;

•                       the lenders under our Credit Agreement and Term Loan could foreclose against the assets securing their borrowings; and

•                  we could be forced into bankruptcy or liquidation, which could result in holders of our Senior Notes losing their investment in our Senior Notes.

Our limited liability company agreement requires that we periodically distribute cash to members to permit them to pay income taxes that flow through to their personal tax returns.

Under applicable U.S. federal and state tax law, our members are personally responsible for their pro rata share, based upon ownership, of taxes arising from our business and operations.  We are required by our limited liability company agreement to make distributions of cash to our members periodically in connection with that personal liability.  Amounts distributed to our members may not correspond to the tax liability that we would incur if we were a corporation and may exceed that amount.  The United States government instituted higher marginal income tax rates in 2013 than had been in effect previously and certain states have also increased marginal income tax rates. Higher income tax rates are likely to increase the aggregate amount of tax distributions to our members. Further increases in marginal income tax rates or other significant changes to U.S. or state tax policy could have a material and adverse effect on our business, financial condition and results of operations.

Our ability to bid for large contracts may depend on our ability to obtain performance guarantees from financial institutions.

In the normal course of our business, we may be asked to provide performance guarantees to our customers in relation to our contracts. Some customers may require that our performance guarantees be issued by a financial institution in the form of a letter of credit, surety bond or other financial guarantee. A deterioration of our liquidity, credit rating or financial condition could prevent us from obtaining such guarantees from financial institutions or make the process more difficult or expensive. If we are not able to obtain performance guarantees or if such performance guarantees were to become expensive, we could be prevented from bidding on or obtaining certain contracts or our profit margins with respect to those contracts could be adversely affected, which could in turn have a material adverse effect on our revenue, financial condition and results of operations.

We may not be able to finance a change of control offer required by the indenture governing our outstanding Senior Notes.

If we were to experience specific kinds of change of control events, we are required to offer to purchase all of the notes then outstanding at 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.  If a change of control were to occur, we may not have sufficient funds to purchase the Senior Notes.  In fact, we expect that we would require third-party debt or equity financing to purchase all of such Senior Notes, but we may not be able to obtain that financing on favorable terms or at all.  Further, our ability to repurchase the Senior Notes may be limited by law.

Any of our existing and future senior secured indebtedness, including our Credit Agreement, would likely restrict our ability to repurchase the Senior Notes, even when we are required to do so by the indenture in connection with a change of control.  A change of control could therefore result in a default under such senior secured indebtedness and could cause the acceleration of our debt.  The inability to repay such debt, if accelerated, and to purchase all of the tendered Senior Notes, would constitute an event of default under the indenture.

Holders of the Senior Notes may not be able to determine when a change of control giving rise to their right to have the Senior Notes repurchased has occurred following a sale that potentially constitutes a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the Senior Notes includes a phrase relating to the sale of “all or substantially all” of our assets.  There is no precise established definition of the phrase “substantially all” under applicable law.  Accordingly, the ability of a holder of Senior Notes to require us to repurchase its Senior Notes as a result of a sale of less than all of our assets to another person may be uncertain.

Holders of the Senior Notes should not expect Colt Finance Corp. to participate in making payments on the Senior Notes.

Colt Finance Corp. is a wholly owned subsidiary of Colt Defense LLC that was incorporated to accommodate the issuance of the Senior Notes by Colt Defense LLC. Colt Finance Corp. will not have any operations or assets of any kind and will not have any revenue other than as may be incidental to its activities as a co-issuer of the Senior Notes.  Holders of the Senior Notes should not expect Colt Finance Corp. to participate in servicing any of the obligations on the Senior Notes.

We may have exposure to additional tax liabilities which could have a material impact on our results of operations and financial position.

As a company with international operations, we are subject to income taxes, as well as non-income based taxes, in both the United States and various foreign jurisdictions. Significant judgment is required in determining our worldwide tax liabilities. Although we believe our estimates are reasonable, the ultimate outcome with respect to the taxes we owe may differ from the amounts recorded in our financial statements. If the Internal Revenue Service, or other taxing authority, disagrees with the positions we take, we could have additional tax liability, and this could have a material impact on our results of operations and financial position. Our effective tax rate could be adversely affected by changes in the mix of earnings in countries with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws and regulations, changes in interpretations of tax laws, including pending tax law changes, changes in our manufacturing activities and changes in our future levels of research and development spending. In addition, the United States government and other governments are considering and may adopt tax reform measures that significantly increase our worldwide tax liabilities. There are several proposals under consideration in the United States to reform tax law, including proposals that may reduce or eliminate the deferral of U.S. income tax on our unrepatriated foreign earnings. A significant change to U.S. tax policy could have a material and adverse effect on our business, financial condition and results of operations.

The restatement of our historical financial statements may have a material adverse effect on our business, financial condition or operations.

As discussed in Note 2 to our consolidated financial statements included in Item 8 of this Form 10-K/A, we have restated our financial statements for the year ending December 31, 2013 and revised our financial statements for the years ended December 31, 2012 and 2011 and our unaudited interim financial information for each of the quarters in the year ended December 31, 2013. The restatement is the result of our correction of a financial statement error attributable to the lack of recognition of the impact of a contract modification related to the M240 machine gun program for the U.S. Government in the Company’s fourth quarter 2013 results. We assessed the impact of this error on our 2013 annual financial statements and concluded that the impact this error was material to these financial statements.

While we have taken measures to prevent future restatements we cannot be certain that the measures we have taken since we completed the restatement process will ensure that restatements will not occur in the future. The restatement may affect investor confidence in the accuracy of our financial disclosures and may raise reputational issues for our business.

The restatement process was resource-intensive and involved a significant amount of attention from management, and significant accounting costs. Although we have now completed the restatement, we cannot guarantee that we will not receive inquiries from the Securities and Exchange Commission (the “SEC”) regarding our restated financial statements or matters relating thereto. Any future inquiries from the SEC as a result of the restatement of our historical financial statements will, regardless of the outcome, likely consume a significant amount of our internal resources and result in additional legal and accounting costs. The restatement of our consolidated financial statements may result in litigation. If litigation were to occur, we may incur additional substantial defense costs regardless of the outcome of such litigation. Likewise, such events might cause a diversion of our management’s time and attention. If we do not prevail in any such litigation, we could be required to pay substantial damages or settlement costs.

Each of these risks described above could have an adverse effect on our business, results of operations and financial condition.

In connection with the preparation of previously filed financial statements, we identified a material weakness in our internal control over financial reporting that resulted in the restatement of certain of our previously issued consolidated financial statements. Failure to remediate our material weaknesses could adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with U.S. generally accepted accounting principles (GAAP).

Any failure to maintain such internal controls could adversely impact our ability to report our financial results on a timely and accurate basis. If our financial statements are not accurate, investors may not have the complete understanding of our operations.  Insufficient internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock. We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities and errors or to facilitate the fair presentation of our consolidated financial statements.

Item 1B.                                                Unresolved Staff Comments

Not applicable.

Item 2.                                                         Properties

Our principal properties include the facility housing our corporate headquarters in West Hartford, Connecticut and our facility in Kitchener, Ontario, Canada.  The West Hartford location is also our primary engineering, manufacturing and research and development facility.  We lease this approximately 310,000 square foot facility pursuant to a lease expiring October 25, 2015.  For additional information about this lease, see Item 13 “Related Party Transactions” in this Form 10-K/A.  We own our facility in Kitchener, Ontario, Canada. It is approximately 48,000 square feet in size and is utilized for manufacturing, engineering and research and development. The Company also leases a 16,000 square foot facility in Kissimmee, Florida, which is not occupied, pursuant to a lease expiring October 2023.

We believe that our properties, both owned and leased, are in good condition and are suitable and adequate for our operations, and our manufacturing facilities have the capacity to meet existing and planned production requirements.

Item 3.                                                         Legal Proceedings

We are involved in various legal claims and disputes in the ordinary course of our business.  As such, the Company accrues for such liabilities when it is both (i) probable that a loss has occurred and (ii) the amount of the loss can be reasonably estimated in accordance with ASC 450, Contingencies.  The Company evaluates, on a quarterly basis, developments affecting various legal claims and disputes that could cause an increase or decrease in the amount of the liability that has been previously accrued.  There is no litigation pending that is likely to substantially negatively affect our financial condition, results of operations and cash flows.

As a U.S. and Canadian government contractor, we are subject to numerous regulatory and contractual requirements pertaining to nearly every aspect of our operations, including purchasing, accounting, employment, and subcontracting among others.  Many of the agencies with regulatory or contractual authority over particular aspects of our government contracting activities are permitted or required to audit our operations as part of their responsibilities.  As a result, we are routinely audited by U.S. and Canadian government agencies in the ordinary course of our business.  In addition, our government contracts, or the regulations that are incorporated into them, often require that we voluntarily report violations of law that come to our attention and it is our policy to do so whenever required.  There are no material proceedings pending in connection with our activities as a contractor to the U.S. and Canadian governments.

As a company that manufactures and sells military and law enforcement products domestically and overseas, we are subject to numerous U.S., Canadian and foreign statutes and regulations, including in particular regulations administered by the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives, as well as the International Traffic in Arms Regulations and Foreign Corrupt Practices Act.  We employ attorneys and other individuals whose responsibilities include legal compliance to advise us on our compliance obligations on a continuous basis.  Those individuals attend external educational programs as required in order to stay current in the respective fields and they conduct internal training of relevant employees.  In addition, we have written policies in place in every area with respect to which a written policy is required or, in our view, appropriate.  There are no material proceedings pending with regard to our compliance with applicable statutes and regulations.

Item 4.                                                         Mine Safety Disclosures

Not applicable.

PART II

Item 5.                                                         Market for the Company’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

There is no established trading market for our membership units. In addition, our membership units are subject to transfer restrictions pursuant to our operating agreement.  As of December 31, 2013, there were 132,174 membership units outstanding, which were held by 22 members.

During 2013, we made $6.4 million in distributions to our members. In addition, we made distributions to our members of $3.3 million in 2012 and $12.9 million in 2011, respectively.

Our Credit Agreement and the indenture governing our Senior Notes contain covenants that limit our ability to pay dividends or other distributions.  For additional information about the covenants contained in our debt agreements, see Note 6, “Notes Payable and Long-Term Debt”, in Item 8 of this Form 10-K/A.

Item 6.                                                         Selected Financial Data

The following table sets forth our historical consolidated financial data as of and for the dates indicated.  The data as of and for the years ended December 31, 2013, 2012, 2011, 2010, and 2009 have been derived from our audited consolidated financial statements.  Our selected financial data should be read in conjunction with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and the accompanying notes thereto included in Item 8, “Financial Statements and Supplementary Data,” which are included elsewhere in this Annual Report on Form 10-K/A.  All amounts are presented in thousands.

	For the Year Ended December 31,
	2013	2012	2011	2010	2009
	(As Restated)	(As Revised)	(As Revised)	(As Revised)	(As Revised)
Statement of operations data:
Net sales	$270,883	$213,616	$208,816	$175,805	$270,163
Business development (i)	575	881	504	554	2,118
Transaction and restructuring costs (ii)	1,929	—	—	—	—
Gain on effective settlement of contract (iii)	(15,264)	—	—	—	—
Operating income	50,974	17,964	32,005	17,924	61,743
Interest expense	27,687	24,579	24,010	24,598	18,845
Net income (loss)	22,867	(6,858)	4,988	(11,065)	29,661
Balance sheet data (at period end):
Cash and cash equivalents	$12,594	$42,373	$38,236	$61,444	$72,705
Inventories	66,674	40,561	36,215	31,641	35,448
Property and equipment, net	30,733	22,134	22,589	21,741	17,919
Total assets	264,734	163,164	164,956	167,587	187,252
Total debt and capital lease obligations	301,900	247,573	248,334	249,215	250,058
Total deficit	(139,476)	(151,091)	(142,834)	(141,398)	(110,818)

(i)            Primarily outside professional service fees associated with strategic initiatives.

(ii)           Non-recurring costs associated with Merger and restructuring initiatives undertaken as a result of the Merger.

(iii)          Gain from the settlement of the pre-existing License agreement between Colt Defense and New Colt.

Item 7.   Management’s Discussion and Analysis of Financial Condition and Results of Operations

As discussed further in Note 2, Summary of Significant Accounting Policies — Restatement of Previously Issued Consolidated Financial Statements, in the Notes to the Consolidated Financial Statements included in Part II, Item 8, Financial Statements and Supplementary Data, of this Annual Report, we have restated our financial statements for the year ending December 31, 2013 and revised our financial statements for the years ended December 31, 2012 and 2011 and our unaudited interim financial information for each of the quarters in the year ended December 31, 2013.  Refer to the Explanatory Note preceding Part I, Item 1, Part II, Item 8 Financial Statements and Supplementary Data — Note 2 to the Consolidated Financial Statements and Item 8 Financial Statements and Supplementary Data — Notes 13,18 and 19 to the Consolidated Financial Statements for additional details regarding the aforementioned restatement and revision adjustments.

For information regarding our controls and procedures, see Part II Item 9A — Control and Procedures, of this Form 10-K/A.

The following section highlights significant factors impacting the Consolidated Operations and Financial Condition of the Company and its subsidiaries.  The following discussion should be read in conjunction with Item 6 Selected Financial Data and Item 8 Financial Statements and Supplementary Data.

2013 Highlights

On July 12, 2013 (the “Merger Date”), we acquired 100% ownership of New Colt, a privately-held company, which is a world leader in the design, development and manufacture of Colt pistols and revolvers. As a result of the Merger, the two manufacturers of Colt firearms were consolidated into a single enterprise providing Colt Defense direct access to the commercial market for Colt Defense rifles and carbines, ownership of the Colt brand and related trademarks and the technology and production facilities for the full line of Colt handguns. The operating results for New Colt have been included in the Consolidated Statements of Operations since the Merger Date.

Our 2013 net sales of $270.9 million increased $57.3 million, or 26.8%, compared to our 2012 net sales of $213.6 million.  Our adjusted EBITDA from continuing operations (“Adjusted EBITDA”) of $56.4 million increased $29.1 million, or 106.4%, compared to our 2012 Adjusted EBITDA of $27.3 million. Our net income increased $29.7 million to $22.9 million in 2013 from a net loss of $6.9 million in 2012.  In 2013, our growth in sales, Adjusted EBITDA and net income was impacted by the acquisition of New Colt.  The New Colt acquisition provided $29.1 million of incremental sales, $4.8 million of incremental Adjusted EBITDA and $1.7 million of net loss to 2013. Without the impact of the New Colt acquisition, our 2013 net sales would have been $241.8 million which represents an increase of $28.2 million, or 13.2%, compared to our 2012 net sales of $213.6 million.  The primary driver of the $28.2 million in organic growth and also the primary drivers of Adjusted EBITDA and net income growth was a $20.2 million or 23.1% increase in commercial and law enforcement rifle sales and an $11.7 million, or 11.5% increase in international sales primarily related to an increase in international carbine sales of $23.6 million or 43.6% driven by sales to one international customer offset by a $12.5 million or $26.3% decline in international spare sales.  In addition, there was a $3.5 million or 15.6% increase in USG sales primarily related to sales of USG spares and M-4’s offset by a decline in USG machine gun sales as well as a M240 Program contract obligation expense of $3.4 million and contract modification of $6.8 million respectively, for an aggregate reduction in gross profit of $10.2 million related to our M240 Program with the U.S. Government.

During 2013, we continued to see sales growth due to spending trends of U.S., Canadian and other foreign militaries as well as continued growth in the U.S. commercial firearms market.  For additional information and a reconciliation of Adjusted EBITDA from continuing operations to income (loss) from continuing operations, see “Note 14 Segment Information” in Item 8 of this Form 10-K/A.

Business Overview

Colt is one of the world’s oldest and most renowned designers, developers and manufacturers of firearms for military, law enforcement, personal defense and recreational purposes.  Our founder, Samuel Colt, patented the first commercially successful revolving cylinder firearm in 1836 and, in 1847, began supplying U.S. and international military customers with firearms that have set the standards of their era.  Today, our end customers encompass every segment of the worldwide firearms market, including U.S., Canadian and foreign military forces, global law enforcement and security agencies, consumers seeking personal protection, the hunting and sporting community and collectors.

From our inception, Colt has distinguished itself by translating innovative military weapons into the most desired law enforcement, personal protection and recreational firearms. From the Model P “Peacemaker” revolver to the 1911 automatic pistol, the M16 rifle and the M4 carbine, “Colt” means iconic firearms that first establish worldwide military standards and then become the guns every law enforcement officer and serious recreational shooter wants to own.  That Colt tradition continues to this day.  The Colt-designed M16 rifle and M4 carbine have served as the principal battle rifles of the U.S. Armed Forces for the last 50 years and are currently in military and law enforcement service in more than 80 countries around the world.  These Colt rifles created the consumer “MSR” market in the United States.  The Colt Close Quarter Battle Pistol, a 1911 derivative, was selected for acquisition by the U.S. Marine Corps in 2012, just following the 100th anniversary of the first government contract for the 1911 pistol, and is now a highly sought after handgun by commercial gun owners.

The “Colt” name and trademarks stand for quality, reliability, accuracy and the assurance of customer satisfaction.  Our brand and global footprint position us for long-term growth in a world market that offers continued opportunities in all of our sales channels: military, law enforcement and commercial.

We operate from facilities located in West Hartford, Connecticut and Kitchener, Ontario, Canada.

Industry Overview

Colt competes in the global firearms market.  Our end customers encompass every segment of the firearms market, including U.S., Canadian and foreign military forces, global law enforcement and security agencies, consumers seeking personal protection, the hunting and sporting community and collectors.

Government funding for our military products is primarily linked to the spending trends of U.S., Canadian and other foreign military forces and national and border security agencies.  U.S. federal budget constraints and the wind-down of military operations in Iraq and Afghanistan have reduced related U.S. defense spending from recent historical levels.  Not unlike U.S. defense spending, law enforcement agencies at all levels of government (federal, state and municipal) are also experiencing budgetary pressures.  Austerity measures are expected to pressure the European defense market spending. International markets outside of Europe appear to be less impacted by budget constraints.

The U.S. commercial firearms market experienced significant growth through 2013 fueled by a growing array of products, a broadening user base and an industry concern regarding potential regulatory change.  As a result of our continued emphasis on the law enforcement and commercial (“LE/Commercial”) markets, Colt has experienced both sales and market share growth over this time frame, most significantly in the commercial MSR market.  Our recent acquisition of New Colt provides us with a broad handgun product offering, which we view as a potential significant driver of future growth for our business.

Company Outlook, Trends and Uncertainties

We believe the competitive and evolving nature of the firearms industry provides both challenges to, and opportunities for, the continued growth of our business. Our outlook is driven by international, U.S. commercial and military demand for rifles, carbines and handguns, with a relatively small, but stable, base of U.S. Government business. Rifle and carbine production rates for the international and commercial markets through 2013 approximated our historical peak production levels of the M4 for the U.S. Army. However, both of these markets have inherent risk factors.

The U.S. commercial market for MSRs, and our share of the MSR market, continued to grow through 2013 and the sales of MSRs is now a significant part of our overall business.  There are signs that the MSR market peaked for the near term in 2013.  International business tends to have attractive margins, but opportunities are slow to develop and the timing is difficult to predict.  The U.S. Government awarded a five-year procurement contract for the M4 carbine to a competitor in 2013 and procurement of the M4 carbine and spare parts will be on a competitive basis in the future.  In addition, we expect that budget pressures could limit U.S. Government demand for our products.  Efforts to determine if a new carbine can offer significant improvement over the M4 continue within the U.S. Army, but we expect that budgetary factors will be the dominant influence on U.S. purchases of any carbine.

Consumer reaction to perceived risks of gun control regulations, international sales volumes and timing, the U.S. Government’s purchasing decisions and the pace at which we increase handgun production and the introduction of new products will influence our revenues and cash flows. As a result of the competitive and evolving nature of this industry, our revenue growth, profitability and backlog have been or may be negatively impacted, or we may be impacted in multiple ways, including, but not limited to, the following:

•                       if we lose one or more of our top customers, or if one or more of these customers significantly decreases orders for our products;

•                       if the U.S. military selects other small arms manufacturers to supply the M4 carbine for use by U.S. military personnel or we are not able to continue to successfully compete for international sales;

•                       if commercial demand, which tends to be volatile, ebbs, or if new federal and state laws and regulations are enacted that limit our ability to continue selling our products we could experience a significant decline in commercial product orders and sales;

•                       general economic and political conditions in the foreign markets where we currently, or may seek to do business, may impact our international sales, as such conditions may cause customers to delay placing orders or to deploy capital to other governmental priorities; and

•                       we may not be able to identify businesses that we can acquire on acceptable terms; we may not be able to obtain necessary financing or may face risks due to indebtedness; and our acquisition strategy may incur significant costs or expose us to numerous risks inherent in the acquired business’s operations.

Other factors, including those that may impact our prospective industry trends and uncertainties, are described in “Risk Factors” in Item 1A of this Form 10-K/A.

Backlog

Any of the foregoing may negatively impact our backlog, which we view as a key indicator of our future performance.  Because a substantial portion of our business is of a build-to-order nature, we generally have a significant backlog of orders to be shipped. Our backlog increased from $165.9 million at December 31, 2012 to $206.9 million at December 31, 2013, a 25% increase. Incremental backlog due to the acquisition of New Colt was $35.1 million. For purposes of calculating our backlog on commercial orders, we only include orders that are scheduled to ship in the next six months. Orders received that have not yet shipped could be reduced or cancelled, particularly if demand were to suddenly decrease.

Sales

A significant portion of our sales are derived from a limited number of customers. Our top ten customers represented approximately 75% of our net sales for the year ended December 31, 2013.  For the year ending December 31, 2014, we expect to continue to derive a significant portion of our business from sales to a relatively small number of customers.  If we were to lose one or more of our top customers, or if one or more of these customers significantly decreased orders for our products and we were not able to replace these sales, our business would be materially and adversely affected.

Our net sales to the U.S. Government, which includes foreign military sales through the U.S. Government, has decreased to 7% of net sales in 2013 from 11% of net sales in 2012 and 31% of net sales in 2011.  Conversely, with the acquisition of New Colt, and our expansion of sales into foreign markets, we have experienced strong growth in commercial and international sales.

Employee Union Matters

In 2012, we negotiated a two-year collective bargaining agreement with the Union that represents our West Hartford workforce. This agreement, which expires on March 31, 2014, applies to approximately 72% of our U.S. workforce.  Failure to reach agreement with the Union on the terms of a new collective bargaining agreement upon the expiration of the current agreement could lead to a strike or lockout or other adverse action by the Union, which would adversely affect our operations.  For additional information on how the collective bargaining agreement impacts pension, savings and postretirement benefits, see “Note 9 Pension, Savings and Postretirement Benefits” in Item 8 of this Form 10-K/A.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition, results of operations, liquidity and capital resources is based on our financial statements, which have been prepared in accordance with U.S. GAAP.  The application of GAAP requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities.  We base these estimates on historical experience and on various other assumptions that we consider reasonable under the circumstances.  Note 2 of our financial statements contains a summary of our significant accounting policies, many of which require the use of estimates and assumptions.  We believe that of our significant accounting policies, the following are noteworthy because they are based on estimates and assumptions that require more complex, subjective judgments by management, and can materially affect reported results.  Changes in these estimates or assumptions could materially affect our financial condition and results of operations.

Revenue Recognition

Net sales are gross sales net of discounts.  Our revenues are derived primarily from sales of our products.  We recognize revenue when evidence of an arrangement exists, delivery of the product or service has occurred, title and risk of loss have passed to the customer, the sales price is fixed or determinable, and collectability of the resulting receivable is reasonably assured.

Our contracts with the U.S. Government to produce the M4 carbine have been multi-year sole source negotiated contracts in which we have provided cost and pricing data to support our prices.  In developing our contract estimates, we consider our current manufacturing costs (consisting primarily of material, labor and overhead), plus as applicable, our estimates of future cost increases over the life of the contract.  These contracts are subject to post-award audit and the imposition of retroactive price adjustments and penalties in the event we failed to disclose material events or made errors in the calculation of our costs.  Historically, we have not experienced such adjustments.

These contracts with the U.S. Government are not subject to price adjustment for subsequent changes in our cost of materials, labor or overhead.  Contracts with the U.S. Government for machine guns and spare parts are subject to firm fixed pricing.  Sales of law enforcement and commercial model rifles, handguns and other products are based on purchase orders.

The majority of our contracts with the Canadian Government are sole source contracts because of our Canadian operation’s status as Canada’s strategic source of small arms.  We provide full cost backup to the Canadian Government using negotiated labor and overhead rates to support our pricing.  In developing our contract estimates, we consider our current manufacturing costs (consisting primarily of material, labor and overhead), plus, as applicable, our estimates of future cost increases over the life of the contract.  These contracts are not subject to price adjustment for subsequent changes in our costs.  However, they may be subject to re-pricing resulting from changes in negotiated labor and overhead rates.  Contracts won competitively with the Canadian Government are firm fixed and are not subject to adjustment.  All contracts contain discretionary audit clauses, which allow the Canadian Government to recover monies where extraordinary profits have been realized.  Canadian sales of law enforcement model rifles are based on contracts that are competitively bid using firm, fixed prices, which are not subject to adjustment.  Contracts received through the Canadian Commercial Corporation are subject to discretionary audit.  We review the revenue recognition on all of these contracts on a quarterly basis and if necessary provide reserves against our contracts; however, we have not incurred any such contract losses for any period presented.

Goodwill and Intangible Assets Valuation

At December 31, 2013, we had goodwill of $51.2 million, an indefinite-lived asset of $50.1 million for the Colt brand and related trademarks, and other intangible assets of $13.4 million, which are amortized over 3-30 year lives.  We test goodwill and indefinite-lived intangible assets for impairments annually as of the beginning of our fourth fiscal quarter, or immediately if conditions indicate that goodwill, an indefinite-lived intangible asset or other intangible asset impairment could exist.  Goodwill is tested for impairment using a two-step process.  In the first step, the fair value of the reporting unit is compared to its carrying value.  If the fair value of the reporting unit exceeds the carrying value of its net assets, goodwill is considered not impaired and no further testing is required.  If the carrying value of the net assets exceeds the fair value of the reporting unit, a second step of the impairment test is performed in order to determine the implied fair value of a reporting unit’s goodwill.  Determining the implied fair value of goodwill requires a valuation of the reporting unit’s tangible and intangible assets and liabilities in a manner similar to the allocation of purchase price in a business combination.  If the carrying value of the reporting unit’s goodwill exceeds the implied fair value of its goodwill, goodwill is deemed impaired and is written down to the extent of the difference.

Management estimates the fair value of each reporting unit primarily using the income approach. Specifically the discounted cash flow (“DCF”) model was utilized for the valuation of each reporting unit. Management develops cash flow forecasts based on existing firm orders, expected future orders, contracts with suppliers, labor agreements and general market conditions. We discount the cash flow forecasts using the weighted-average cost of capital method at the date of evaluation. We also calculate the fair value of our reporting units using the market approach in order to corroborate our DCF model results. These methodologies used in the current year are consistent with those used in the prior year.

Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions.  These estimates and assumptions include the development of cash flow forecasts, risk-adjusted discount rates and determination of appropriate market comparables. We base our fair value estimates on assumptions we believe to be reasonable but that are also unpredictable in nature and inherently uncertain.  Actual future results may differ from those estimates.

For finite-lived assets, impairment testing is performed whenever events or changes in circumstances (“Triggering Events”) indicate that the carrying amount may not be recoverable.  We will recognize an impairment loss if the carrying value exceeds its fair value.  Any change in the remaining useful lives of the intangible assets could have a significant impact on our reported results of operations.

Subsequent to December 2013, we have seen a decrease in the demand for commercial rifles when compared to 2013 levels. In addition, since December 2012 there has been a sharp increase in political and public support for new “gun control” laws and regulations in the United States.  Some proposed legislation introduced in the U.S. Congress would ban or restrict the sale of substantially all of our rifles, in their current configurations, into the commercial market throughout the United States.  Similar legislation has been enacted in several states.  We considered these adverse changes in our business climate to be triggering events as of December 31, 2013 and 2012. Therefore, in addition to our annual goodwill impairment testing, we also performed a sensitivity analysis to determine the impact that a material decrease in Commercial and Law Enforcement rifle sales would have on our valuation. As of December 31, 2013 and December 31, 2012, the fair value of our reporting units was in excess of carrying value for all scenarios that were tested.

Retirement Benefits

Our pension and other postretirement benefit costs and obligations are dependent on various assumptions.  Our major assumptions relate primarily to discount rates, long-term return on plan assets and medical cost trend rates.  We base the discount rate assumption on current investment yields of high quality fixed income investments during the retirement benefits maturity period.  Long-term return on plan assets is determined based on historical portfolio results and management’s expectation of the future economic environment, as well as target asset allocations.

Our medical cost trend assumptions are developed based on historical cost data, the near-term outlook, an assessment of likely long-term trends and the cap limiting our required contributions.  Actual results that differ from our assumptions are accumulated and are amortized generally over the estimated future working life of the plan participants.

Our major assumptions vary by plan and the weighted-average rates used.  Each assumption has different sensitivity characteristics, and, in general, changes, if any, have moved in the same direction over the last several years.  For fiscal 2014, changes in the weighted-average rates for the pension benefit plans would have the following impact on our net periodic benefit cost:

•                       A decrease of 25 basis points in the long-term rate of return on assets would increase our net 2014 pension benefit cost by approximately $0.1 million; and

•                       A decrease of 25 basis points in the liability discount rate would have an immaterial impact on our 2014 pension net benefit cost.

For fiscal 2014, a one percentage point increase on the assumed health care cost trend rate would increase our net postretirement benefit cost by $0.1 million and increase the accumulated benefit obligation by $1.7 million.  For fiscal 2014, a one percentage point decrease in the assumed health care cost trend rate would decrease our net postretirement benefit cost by $0.1 million and decrease the accumulated benefit obligation by $1.7 million.

Recent Accounting Pronouncements

Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists - In July 2013, the FASB issued ASU 2013-11 to provide guidance on the presentation of unrecognized tax benefits. ASU 2013-11 requires an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows: to the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. ASU 2013-11 is effective for interim and annual periods beginning after December 15, 2013 with earlier adoption permitted. ASU 2013-11 should be applied prospectively with retroactive application permitted. We are currently evaluating the impact of our pending adoption of ASU 2013-11 on our consolidated financial statements.

Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income - In February 2013, the Financial Accounting Standards Board (“FASB”) issued ASU 2013-02, which requires disclosure of significant amounts reclassified out of accumulated other comprehensive income by component and their corresponding effect on the respective line items of net income. This guidance is effective for us beginning in the first quarter of 2013. The adoption of ASU 2013-02 only impacted disclosure requirements and did not have any effect on our operating results or our financial condition.

Key Performance Measures

Our management reviews and analyzes several key performance indicators in order to manage our business and assess the quality and potential variability of our earnings and cash flows.  These key performance indicators include:

•                       Net sales;

•                       Net sales growth;

•                       Gross profit as a percentage of net sales;

•                       Operating income as a percentage of net sales;

•                       Adjusted EBITDA; and

•                       Adjusted EBITDA as a percentage of net sales (“Adjusted EBITDA margin”).

For the years ended December 31, 2013, 2012 and 2011, these key performance measures were ($ in thousands):

	For the Year Ended December 31,
	2013	2012	2011
	(As Restated)	(As Revised)	(As Revised)
Net sales	$270,883	$213,616	$208,816
Net sales growth	26.8%	2.3%	18.8%
Gross profit as a percentage of total net sales	27.2%	23.9%	31.1%
Operating income as a percentage of net sales	18.8%	8.4%	15.3%
Adjusted EBITDA (a)	56,401	27,320	38,865
Adjusted EBITDA margin	20.8%	12.8%	18.6%

(a)         Adjusted EBITDA is used by management as the primary measure of the operating performance of our business.  Adjusted EBITDA consists of income (loss) from continuing operations before interest, income taxes, depreciation and amortization of intangible assets, Sciens fees and expenses, M240 Program contract modification and contract obligation expense, and other income or expenses.  For additional information on our operating segments and a reconciliation of Adjusted EBITDA to income (loss) from continuing operations, see “Note 14 Segment Information” in Item 8 of this Form 10-K/A.

Results of Operations

The following table sets forth our results of operations in dollars and as a percentage of total net sales for the periods presented ($ in thousands):

	For the Year Ended December 31,
	2013	%	2012	%	2011	%
	(As Restated)		(As Revised)		(As Revised)
Statement of Operations Data:
Net sales	270,883	100.0%	213,616	100.0%	208,816	100.0%
Cost of sales	197,112	72.8%	162,622	76.1%	143,851	68.9%
Gross profit	73,771	27.2%	50,994	23.9%	64,965	31.1%

Selling and commissions	14,142	5.2%	13,117	6.2%	13,780	6.6%
Research and development	6,126	2.3%	4,747	2.2%	5,578	2.7%
General and administrative	15,289	5.6%	14,285	6.7%	13,098	6.3%
Business development	575	0.2%	881	0.4%	504	0.2%
Certain transaction and restructuring costs	1,929	0.7%	—	0.0%	—	0.0%
Gain on effective settlement of contract	(15,264)	-5.6%	—	0.0%	—	0.0%
Total operating expenses	22,797	8.4%	33,030	15.5%	32,960	15.8%
Operating income	50,974	18.8%	17,964	8.4%	32,005	15.3%

Other (income)/expense:
Interest expense	27,687	10.2%	24,579	11.5%	24,010	11.5%
Debt prepayment expense	—	0.0%	—	0.0%	295	0.1%
Other (income) expenses, net	(1,216)	-0.4%	(1,572)	-0.7%	(459)	-0.2%
	26,471	9.8%	23,007	10.8%	23,846	11.4%

Income (loss) before provision for income taxes	24,503	9.0%	(5,043)	-2.4%	8,159	3.9%
Income tax expense	1,636	0.6%	1,815	0.8%	3,171	1.5%

Net income (loss)	$22,867	8.4%	$(6,858)	-3.2%	$4,988	2.4%

Year Ended December 31, 2013 Compared to the year Ended December 31, 2012

Net Sales

The following table shows net sales for the year ended December 31, 2013 and December 31, 2012 by product category ($ in thousands):

Net Sales Comparison

	AS ORIGINALLY REPORTED			ADJUSTMENTS		AS RESTATED
	For the Year Ended December 31,			For the Year Ended December 31,		For the Year Ended December 31,
			%					%
	2013	2012	Change	2013	2012	2013	2012	Change
						(As Restated)	(As Revised)
Long guns	$201,454	$159,528	26%	$(6,820)	$—	$194,634	$159,528	22%
Hand guns	30,052	1,260	2285%	—	—	30,052	1,260	2285%
Spares and other	46,442	52,566	-12%	(245)	262	46,197	52,828	-13%
Total	$277,948	$213,354	30%	$(7,065)	$262	$270,883	$213,616	27%

Net sales for the year ended December 31, 2013 were $270.9 million compared to $213.6 million for the year ended December 31, 2012.  The increase of $57.3 million, or 27%, was partly due to the acquisition of New Colt.  After intercompany sales eliminations, the New Colt acquisition provided $29.1 million of incremental sales.  Without the impact of the New Colt acquisition, our 2013 net sales would have been $241.8 million which represents an increase of $28.2 million, or 13%, compared to our 2012 net sales of $213.6 million.  The primary drivers of the $28.2 million in organic growth was a $20.2 million or 23.1% increase in commercial and law enforcement rifle sales, a $23.6 million or 43.6% increase in international rifle sales driven by rifle sales to one international customer, a $3.5 million or 107.7% increase in USG spares offset by a $12.5 million decrease in international spares and a $6.8 million reduction in revenue associated with our M240 Program contract modification, see Note 13, “Commitments and Contingencies”.  We continue to see sales growth due to spending trends of U.S., Canadian and other foreign militaries as well as continued growth opportunities for us in the U.S. commercial firearms market.

While we have historically sold rifles to over 80 countries, the number and mix of countries that buy our spare parts, replacement kits, accessories and other items each year varies as each individual country assesses its requirements. These orders also tend to be large in size. As a result, these sales tend to fluctuate significantly from year to year.  Handgun sales are driven by our production capacity and, for the near term, increases in our handgun sales will depend primarily on our ability to increase handgun production.

Cost of Sales/Gross Margin

Cost of sales was $197.1 million for the year ended December 31, 2013 compared to $162.6 million for the year ended December 31, 2012.  The increase of $34.5 million, or 21.2%, was primarily driven by the acquisition of New Colt.  Without the impact of the New Colt acquisition, cost of sales for 2013 would have been $175.3 million for 2013 compared to $162.6 million in 2012.  The increase of $12.7 million, or 7.8%, was the result of both a $3.4 million M240 Program contract obligation expense, see Note 13, “Commitments and Contingencies”, and increased production consistent with our increased sales for 2013.  Our cost of sales consists of direct labor and benefits, materials, subcontractor costs and manufacturing overhead, including depreciation and amortization, utilities, and maintenance and repairs.

Gross margin increased to 27.2% in 2013 from 23.9% in 2012.  New Colt incurred non-recurring costs associated with the Merger, including a temporary plant closure for physical inventory and the amortization of fair-value step-up of their inventory as a result of purchase accounting during the third quarter of 2013. Excluding New Colt, with cost of sales of $21.8 million, gross margin for 2013 would have been 27.5% in 2013 compared to 23.9% in 2012, an increase of 3.6%.  The increase in gross margin was primarily due to increased international sales, which have higher gross margins than domestic sales offset by a 4.8% decrease in gross margin related to our M240 Program contract modification and contract obligation expense, see Note 13, “Commitments and Contingencies”.

Selling and Commissions Expense

Selling and commission expense was $14.1 million for the year ended December 31, 2013 compared to $13.1 million in 2012.  The increase of $1.0 million, or 7.8%, was primarily driven by the acquisition of New Colt.  Incremental operations of New Colt contributed $1.2 million of sales and commission expense, which was partially offset by $0.2 million of savings in the portion of the business not attributable to New Colt.

Selling expense consists primarily of compensation, advertising, promotions, travel, trade shows, consulting fees and marketing materials.  In addition, we pay commissions to independent foreign sales representatives on certain direct foreign military and law enforcement sales and to domestic sales representatives on most Commercial/LE rifle sales, which generally are a percentage of the selling price.

Research and Development Expense

Research and development expense for the year ended December 31, 2013 was $6.1 million compared to $4.7 million for the year ended December 31, 2012.  The increase of $1.4 million, or 29.0%, was primarily due to the increase in research and development activities of our Canadian subsidiary.  In addition, the acquisition of New Colt contributed to the increase to a lesser extent.  Research and development expenses consist primarily of compensation and benefits and experimental work materials for our employees who are responsible for the development and enhancement of new and existing products.

General and Administrative Expense

General and administrative expense for the year ended December 31, 2013 was $15.3 million compared to $14.3 million for the year ended December 31, 2012.  The increase of $1.0 million, or 7.0%, was primarily due to the acquisition of New Colt.  New Colt contributed $1.6 million to general and administrative expenses for the year ended December 31, 2013.  Without the impact of the New Colt acquisition, general and administrative expenses for 2013 would have been $13.7 million compared to $14.3 million for 2012.  The decrease of $0.6 million, or 4.1%, was information technology costs as a result of a non-recurring cost incurred in 2012, partially offset by increased professional fees.  General and administrative expense consists of compensation and benefits, professional services and other general office administration expenses.  These costs do not increase proportionately with changes in sales.

Certain Transaction Costs

For the year ended December 31, 2013, we recorded $1.1 million of expense related to our acquisition of New Colt on July 12, 2013. This was primarily for legal fees related to the Merger. For additional information about this transaction, see “Note 3 Acquisition” in this Form 10-K/A.

Restructuring Costs

For the year ended December 31, 2013, we recorded $0.8 million of expense related to restructuring actions that were initiated and completed during the third quarter as result of our acquisition of New Colt on July 12, 2013. For additional information about this transaction, see “Note 4 Restructuring Costs” in this Form 10-K/A.

Gain on the Effective Settlement of Contract

Immediately prior to the Merger, we recorded the effective settlement of a pre-existing relationship with New Colt related to our license agreement (the “License”) with New Colt for the use of certain Colt trademarks. As a result of the effective settlement of the pre-existing relationship, we recorded a gain of $15,264 (“Settlement Gain”), which equals the calculated gain of $16,320 reduced by the write-off of Colt Defense’s prepaid license balance of $1,056. A third-party valuation firm assisted management’s calculation of the gain by comparing the value of the royalty rate in the license to the current market rate for such a license.

Interest Expense

Interest expense for the year ended December 31, 2013 was $27.7 million, compared to $24.6 million for the year ended December 31, 2012.  The increase of $3.1 million, or 12.6%, was primarily due to $3.3 million of incremental interest expense related to the Term Loan, which partially funded the acquisition of New Colt.  For additional information about the Credit Agreement, see “Liquidity and Capital Resources.”

Income Taxes

Colt Defense is a limited liability company, treated as a partnership for U.S. federal and state income tax reporting purposes and is not subject to U.S. federal or state income taxes.  Consequently, all taxable income (loss) of Colt Defense is reported to its members for inclusion in their respective income tax returns.

Colt Defense and Colt Technical Services LLC, a wholly owned subsidiary, collectively own 100% of Colt International Coöperatief U.A., an entity formed under the laws of The Netherlands. Colt International Coöperatief owns 100% of Colt Canada, a Canadian C corporation. The income (loss) of Colt Canada is subject to entity level Canadian federal and provincial taxes. Colt Canada declared and paid dividends to Colt International Coöperatief in 2013. Under the terms of the treaty between Canada and The Netherlands, Colt Canada was required to withhold taxes on the dividends at a rate of 5%.

As a result of the Merger, effective July 12, 2013, Colt Defense owns 100% of New Colt Holding Corp., a C corporation organized under the laws of Delaware. New Colt is taxed as a corporation for U.S. federal and state income tax purposes.

Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011

Net Sales

The following table shows net sales for the year ended December 31, 2012 and December 31, 2011 by product category ($ in thousands):

	AS ORIGINALLY REPORTED			ADJUSTMENTS		AS REVISED
	For the Year Ended December 31,			For the Year Ended December 31,		For the Year Ended December 31,
			%					%
	2012	2011	Change	2012	2011	2012	2011	Change
						(As Revised)
Long guns	$159,528	$125,141	27%	$—	$—	$159,528	$125,141	27%
Hand guns	1,260	—	100%	—	—	1,260	—	100%
Spares and other	52,566	83,675	-37%	262	—	52,828	83,675	-37%
Total	$213,354	$208,816	2%	$262	$—	$213,616	$208,816	2%

Net sales for the year ended December 31, 2012 were $213.6 million compared to $208.8 million for the year ended December 31 2011.  The increase of $4.8 million, or 2.3%, was primarily from increased long gun sales partially offset by a decline in spares and other.  In fiscal 2012, long gun sales increased by $34.4 million compared to 2011. The growth came from Commercial/LE and international markets where sales grew $64.6 million and $2.5 million, respectively. These increases were partially offset by a $30.2 million decline in sales to the U.S. Government from the comparable period in 2011, as the U.S. Government continued to evaluate its carbine procurement strategy.

Spares and other sales decreased $30.8 million from $83.7 million in 2011 to $52.8 million in 2012. Spares sales to the U.S. Government declined $9.8 million in 2012, mainly because our IDIQ contract for the M249 spare barrel was completed. In addition, international spares sales were $20.7 million lower in 2012. In 2011, we had a $19.5 million spares sale to a single customer that did not repeat in 2012.  While we have historically sold firearms to over 80 countries, the number and mix of countries that buy our spare parts, replacement kits, accessories and other items each year varies as each individual country assesses its requirements. These orders also tend to be large in size. As a result, these sales tend to fluctuate significantly from year to year.

Cost of Sales/Gross Margin

Cost of sales was $162.6 million for the year ended December 31, 2012 compared to $143.9 million for the year ended December 31, 2011.  Our cost of sales consists of direct labor and benefits, materials, subcontractor costs and manufacturing overhead, including depreciation and amortization, utilities, and maintenance and repairs. Gross margin decreased from 31.1% in 2011 to 23.9% in 2012.  The decline in gross margin was mainly due to a mix shift that resulted from the strong growth in Commercial/LE sales with lower gross margins as well as the unfavorable margin impact of new model and product offerings, which tend to carry lower margins in their early stages of introduction. In addition, cost of sales for 2012 includes a $1.3 million expense related to the curtailment of our bargaining unit pension plan.

Selling and Commissions Expense

Selling and commission expense was $13.1 million for the year ended December 31, 2012 compared to $13.8 million for the year ended December 31, 2011.  The decrease of $0.7 million, or 4.8%, was primarily due to lower commission expense partially offset by an increase in selling expense.  Commission expense was $2.1 million lower in 2012 compared to 2011 due to a change in customer mix. Lower commission expense was partially offset by a $1.4 million increase in selling expense, primarily due to higher professional fees, compensation and travel expenses to support sales efforts in the international and Commercial/LE markets.

Selling expense consists primarily of compensation, advertising, promotions, travel, trade shows, consulting fees and marketing materials.  In addition, we pay commissions to independent foreign sales representatives on certain direct foreign sales and to domestic sales representatives on most Commercial/LE sales, which generally are a percentage of the selling price.

Research and Development Expense

Research and development expense was $4.7 million for the year ended December 31, 2012 compared to $5.6 million for the year ended December 31, 2011.  Research and development expenses consist primarily of compensation and benefits and experimental work materials for our employees who are responsible for the development and enhancement of new and existing products.  In 2012, our research and development expense decreased by $0.8 million to $4.7 million. The higher expenses in 2011 were mainly associated with a project that was being developed for NATO trials in early 2012.

General and Administrative Expense

General and administrative expense was $14.3 million for the year ended December 31, 2012 compared to $13.1 million for the year ended December 31, 2011.  The increase of $1.2 million, or 9.1%, was primarily related to a $0.6 million expense to settle a legal dispute.  In addition, legal expenses increased $0.7 million in 2012 for matters including our protest of the U.S. Army’s M4 contract award to another vendor, the negotiation of a new labor union contract and legal expenses related to a dispute. These increases were partially offset by lower consulting fees in 2012. General and administrative expense consists of compensation and benefits, professional services and other general office administration expenses.  These costs do not increase proportionately with changes in sales.

Interest Expense

Interest expense was $24.6 million for the year ended December 31, 2012 compared to $24.0 million for the year ended December 31, 2011.  The increase of $0.6 million, or 2.4%, was primarily due to $0.3 million of interest expense related to a Connecticut tax audit settlement.  In addition, we had higher amortization of deferred financing fees and unused line fees associated with the Credit Agreement. For additional information about the Credit Agreement, see “Liquidity and Capital Resources.”

Debt Prepayment Expense

Debt prepayment expense for the year ended December 31, 2012 was $0.0 compared to $0.3 million for the year ended December 31, 2011.  During 2011, we incurred $0.3 million of debt prepayment expense to terminate a $10.0 million revolving line of credit when we entered into the Credit Agreement.

Other (Income) Expense, net

Other (income) expense, net for the year ended December 31, 2012 was ($1.6) million of income compared to ($0.5) million of expense for the year ended December 31, 2011.  The increase in income of $1.1 million was primarily due to higher service income from Colt’s Manufacturing resulting from a new contract that was effective July 1, 2012.

Income Taxes

Income tax expense for the year ended December 31, 2012 was $1.8 million compared to $3.2 million for the year ended December 31, 2011.  The decrease of $1.4 million, or 44.8%, was primarily due to lower non-U.S. income.  Colt Defense is a limited liability company and is treated as a partnership for U.S. federal and state income tax purposes; therefore, it is not subject to U.S. federal or state income taxes. Our taxable income (loss) is reported to our members for inclusion in their respective tax returns. The income tax that we incurred results from Canadian federal and provincial income taxes as well as withholding tax required on the royalty and interest income received from our Canadian subsidiary.

Liquidity and Capital Resources

Our primary liquidity requirements are for debt service, working capital and capital expenditures.  We have historically funded these requirements through internally generated operating cash flow. In order to support the growth in our working capital requirements related to our expanding business, on September 29, 2011, we entered into a Credit Agreement with Wells Fargo Capital Finance, LLC.  Under the terms of the Credit Agreement, senior secured revolving loans are available up to $50.0 million, inclusive of $20.0 million available for letters of credit.  Revolving loans are subject to, among other things, the borrowing base, which is calculated monthly based on specified percentages of eligible accounts receivable and inventory and specified values of fixed assets.  Under the Credit Agreement, our obligations are secured by a first-priority security interest in substantially all our assets (other than intellectual property), including accounts receivable, inventory and certain other collateral, and a second-priority security interest in our intellectual property. The Credit Agreement matures on September 28, 2016.

Borrowings under the Credit Agreement bear interest at a variable rate based on the London Inter-Bank Offer Rate (“LIBOR”), the Canadian Banker’s Acceptance Rate or the lender’s prime rate, as defined in the Credit Agreement, plus a spread. The interest rate spread on borrowing varies based on both the rate option selected and our quarterly average excess availability under the Credit Agreement. There is an unused line fee ranging from .375% to .50% per annum, payable quarterly on the unused portion under the facility and a $40 thousand annual servicing fee.

The Credit Agreement limits our ability to incur additional indebtedness, make investments or certain payments, pay dividends and merge, acquire or sell assets. On March 22, 2013, we entered into Amendment No. 2 to the Credit Agreement, whereby, among other things, the lenders under the Credit Agreement consented to the transaction pursuant to the Unit Repurchase Agreement. For additional information about this transaction, see “Note 10 — Colt Defense LLC Accumulated Deficit” in Item 8 of this Form 10-K/A.

On June 19, 2013, we entered into Amendment No. 3 to the Credit Agreement, which permitted the formation of Colt International Coöperatief U.A. (“Dutch Holdings”) and the contribution of all the issued and outstanding equity interests issued by Colt Canada Corporation (“Colt Canada”) to Dutch Holdings so that Colt Canada will be a wholly owned subsidiary of Dutch Holdings, and to permit Dutch Holdings to become a guarantor under the Credit Agreement. For more information about this amendment, see the Form 8-K that was filed with the SEC on June 25, 2013.

On July 12, 2013, we entered into Amendment No. 4 to the Credit Agreement, whereby Colt’s Manufacturing became a borrower and New Colt became a guarantor under the Credit Agreement. For more information about this amendment, see the Form 8-K that was filed with the SEC on July 15, 2013.

Certain covenants in the Credit Agreement would be triggered if excess availability were to fall below the specified level, including a fixed charge coverage ratio requirement.  Excess availability is determined as the lesser of our borrowing base or $50.0 million, reduced by outstanding obligations under the Credit Agreement and trade payables that are more than 60 days past due. The Credit Agreement contains customary events of default. As of December 31, 2013, we were in compliance with all covenants and restrictions under the Credit Agreement. We anticipate we will remain in compliance with our financial covenants through 2014.

As of December 31, 2013, there were $7.1 million in advances and $3.5 million of letters of credit outstanding under the Credit Agreement.

On November 10, 2009, Colt Defense LLC (“Parent”) and Colt Finance Corp, our 100%-owned finance subsidiary, jointly and severally co-issued $250 million senior unsecured notes. The Senior Notes bear interest at 8.75% and mature November 15, 2017.  Interest is payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2010.  We issued the Senior Notes at a discount of $3.5 million from their principal value.  This discount is being amortized as additional interest expense over the life of the indebtedness. No principal repayments are required until maturity.

The Senior Notes do not have any financial condition covenants which require us to maintain compliance with any financial ratios or measurements on a periodic basis.  The Senior Notes do contain non-financial condition covenants that, among other things, limit our ability to incur additional indebtedness, enter into certain mergers or consolidations, incur certain liens and engage in certain transactions with our affiliates.  In addition, the Indenture restricts our ability to pay dividends or make other Restricted Payments (as defined in the Indenture) to our members, subject to certain exceptions. Such restrictions are not expected to affect our ability to meet our cash obligations for the next 12 months. The Indenture does not restrict our ability to pay dividends or provide loans to the Parent or the net assets of our subsidiaries, inclusive of the co-issuer, Colt Finance Corp. Additionally, the Senior Notes contain certain cross default provisions with other indebtedness, if such indebtedness in default aggregates to $20.0 million or more.

Previously, the Senior Notes were not guaranteed by any of our subsidiaries. On June 19, 2013, we entered into an indenture supplement by which, Dutch Holdings, Colt Canada and Colt Defense Technical Services (“CDTS”) became new subsidiary guarantors to the Senior Notes. As such, each agreed to jointly and severally guarantee the obligations under the Indenture. For more information about this indenture supplement, see the Form 8-K that was filed with the SEC on June 25, 2013.

On July 12, 2013, we entered into an indenture supplement to the Indenture (“Supplemental Indenture”) by which New Colt and Colt’s Manufacturing became new subsidiary guarantors to the Senior Notes. As such, each agreed to jointly and severally guarantee the obligations under the Indenture. For more information about the Supplemental Indenture, see the Form 8-K that was filed with the SEC on July 15, 2013.

On July 12, 2013, in connection with the Merger, we entered into the Term Loan, which matures on November 15, 2016. The Term Loan bears interest at a variable rate of 9.75% plus the greater of the 3-month LIBOR rate or 1%. Interest is payable quarterly in arrears on the first day of the subsequent calendar quarter. Under the Term Loan, our obligations are secured by a first priority security interest in our intellectual property and a second priority security interest in substantially all other assets.  The Term Loan was issued at a discount of $2.3 million from its principal value of $50.0 million. We also incurred $2.0 million in financing fees. The discount and the financing fees are being amortized as additional interest expense over the life of the indebtedness. Principal repayments, which are due quarterly on the last day of each calendar quarter, are as follows ($ in thousands):

Amount

2014	$5,000
2015	7,500
2016	36,250
Total	$48,750

The Term Loan agreement contains financial covenants including a minimum EBITDA threshold, a fixed charge coverage ratio and a maximum secured leverage ratio, each as defined by the Term Loan agreement. In addition, we cannot exceed specified levels of capital expenditures. All financial covenants are calculated on a rolling 4-quarter basis based on financial results for the current and three preceding fiscal quarters. We were in compliance with our debt covenants as of December 31, 2013 and we monitor our future compliance based on current and anticipated financial results.  The Term Loan agreement also contains non-financial covenants that limit our ability to incur additional indebtedness, make investments or certain payments, pay dividends (other than for the payment of taxes to Colt Defense’s members) and merge, acquire or sell assets.

Our cash used in or generated from operating activities is generally a reflection of our operating results adjusted for non-cash charges or credits such as depreciation and amortization and changes in working capital including accounts receivable and our investment in inventory.  Changes in accounts receivable and inventory can cause significant fluctuations in our cash flow from operations.  U.S. Government receivables are generally collected within 10 to 30 days. Payment terms for international orders are negotiated individually with each customer. As a result, international receivables tend to experience a longer collection cycle. Commercial/LE receivables are generally collected within 10 to 30 days as distributors take advantage of payment terms. To date, we have not experienced any significant receivable losses.

Our renewed emphasis on the international and Commercial/LE markets and the introduction of new product sales to the U.S Government have also caused increased fluctuations and an overall increase in our inventory levels. Certain large international orders tend to ship upon completion of large production runs, which can cause greater fluctuations in our inventory levels. In addition, we need to maintain higher inventory levels to support an expanded product line across all of our sales channels.

Historically, tax distributions to our members have been made in amounts equal to the highest combined marginal federal, state and/or local tax rate applicable to any member as applied to our taxable income, as defined, for the applicable period.  Our Governing Board may also declare other distributions to our members from time to time. In addition, our cash requirements and liquidity could be impacted by potential acquisitions.

At December 31, 2013, we had cash and cash equivalents totaling $12.6 million.  We believe that our existing cash balances, Credit Agreement availability and forecasted operating cash flows are sufficient to meet our obligations for the next twelve months.

Cash Flows

The following table sets forth our consolidated cash flows for the years ended December 31, 2013, 2012 and 2011 ($ in millions):

	For the Year Ended December 31,
	2013	2012	2011
	(As Restated)	(As Revised)	(As Revised)
Cash provided by (used in) operating activities	$3.0	$12.4	$(0.7)
Cash (used in) investing activities	(67.8)	(3.9)	(7.0)
Cash provided by (used in) financing activities	35.7	(4.5)	(15.8)

Cash Flows Provided by Operating Activities

Net cash provided by operating activities for 2013 was $3.0 million, compared to $12.4 million for 2012, a $9.4 million decrease.  We had net income of $22.9 million for 2013 which included a $15.3 million non-cash gain on effective settlement of contract and a $3.4 million contract obligation expense.  When adjusting net income to exclude these non-recurring items, net income was $11.0 million for 2013 compared to a loss of $6.9 million for 2012, a $17.8 million increase.  The favorable increase in net income was offset by a $19.1 million use of cash resulting from increased inventory levels to support growth in commercial and international rifle sales and to support U.S. government contracts partially offset by $3.5 million of cash resulting from a decrease in our days sales outstanding related to accounts receivable.

Net cash provided by operating activities for 2012 was $12.4 million, compared to $0.7 million used in operating activities in 2011.  While we had a net loss in 2012, it was more than offset by changes in our operating assets and liabilities, which provided $10.2 million of cash in 2012, but used $12.9 million in 2011.

During 2012, changes in operating assets and liabilities provided $10.2 million of cash. Accounts receivable provided $7.8 million as we collected on a $16.1 million international receivable that was outstanding at the end of 2011, which was partially offset by increased sales in the latter part of the fourth quarter of 2012. A $4.2 million increase in inventory related to higher production levels and an expanded product offering was more than offset by a related $5.2 million increase in accounts payable and accrued expenses. Customer deposits and deferred revenue increased $2.0 million as we collected more deposits from international customers. These sources of cash were partially offset by a $0.9 increase in prepaid expenses and other assets mainly due to a Canadian income tax receivable.

Net cash used in operating activities for 2011 was $0.7 million. During 2011, the changes in our operating assets and liabilities were a $12.9 million net use of cash. The changes were driven by not only our overall sales growth, but also a change in our sales mix as international and Commercial/LE sales grew and U.S. Government sales declined.  Accounts receivable increased by $15.8 million primarily due to $16.1 million of accounts receivable with an international customer related to fourth quarter shipments. Inventory, which was a $4.8 million use of cash in 2011, mainly grew to support the initial shipments of the M240B machine gun to the U.S. Government and an anticipated large international shipment in 2012. These uses of cash were partially offset by growth-driven increases in accounts payable and accrued expenses.

Cash Flows Used in Investing Activities

Net cash used in investing activities was $67.8 million during the year ended December 31, 2013 compared to $3.9 million in 2012 and $7.0 million in 2011. We used $59.5 million, net of cash acquired to fund the acquisition of New Colt. Capital expenditures for the year ended December 31, 2013 were $8.6 million compared to $4.4 million for the year ended December 31, 2012. In the year ended December 31, 2011, capital expenditures were $5.6 million. In each year, capital expenditures were primarily for new product production and capacity expansion. In addition, in 2011 we invested $0.5 million in the expansion of our Canadian facility.

In 2013, we had a $0.2 million favorable change in restricted cash. In 2012 we experienced a $0.5 million favorable change in restricted cash as an older cash-collateralized letter of credit expired and new letters of credit were placed under the Credit Agreement without cash collateral. Conversely, in 2011 we used $1.4 million of cash to fund an increase in restricted cash used to secure our outstanding letters of credit.

Cash Flows Used in Financing Activities

Net cash provided by financing activities in 2013 was $35.7 million as compared to $4.5 million of cash used in financing activities in 2012.  In 2013, the Term Loan, net of debt discount, was a $47.7 million source of cash. The Term Loan proceeds were combined with the $5.0 million from the issuance and sale of Colt Defense common units to partially fund the acquisition of

New Colt. Net advances under the Credit Agreement were $7.1 million in 2013 and were used to fund working capital needs. The sources of funds were partially offset by a $14.0 million use of cash to repurchase all of our common units previously held by the Blackstone Funds. In addition, we paid $2.1 million of debt issuance costs related to the Term Loan.

Other financing activities included $6.4 million and $3.3 million to fund tax distributions to our members in the years 2013 and 2012, respectively. Payments on capital leases were $0.4 million in 2013, a decrease from the $1.1 million in 2012 as capital leases were paid off prior to the Merger.

Net cash used in financing activities in 2012 was $4.5 million as compared to $15.8 million of cash used in financing activities in 2011.  The primary reason for the favorable variance was a decrease in distributions to our members from $12.9 million in 2011 to $3.3 million in 2012.  Payments on capital leases were $1.1 million in 2012, a slight decrease from $1.2 million in 2011 as all of our capital leases matured in late 2012. In addition, we used $1.6 million to pay debt issuance costs associated with the Credit Agreement in 2011.

Contractual Obligations and Commitments

We have contractual obligations and commercial commitments that may affect our financial condition.  The following table identifies material obligations and commitments as of December 31, 2013 ($ in millions):

		Payments Due by Period
	Total	Less than 1 Year	13-36 Months	37-60 Months	More than 5 Years
Long-term debt principal payments(a)	$298.8	$5.0	$43.8	$250.0	$—
Interest payments	97.9	27.2	51.9	18.8	—
Operating leases	3.0	1.3	1.0	0.2	0.5
Payments to pension trust(b)	11.7	1.8	3.0	3.5	3.4
Postretirement healthcare payments(b)	13.1	1.1	2.4	2.6	7.0
Purchase obligations(c)	0.9	0.9	—	—	—
Total contractual obligations	$425.4	$37.3	$102.1	$275.1	$10.9

(a)                                 Includes $250 million of Senior Notes which were issued at a discount of $3.5 million and $48.8 of the Term Loan which was issued at a discount of $2.3 million.

(b)                                 Payments to the pension trust and post retirement plans are required pursuant to our plans and are based on our current actuarial estimates.

(c)                                  We had unconditional purchase obligations related to capital expenditures.

Offset Purchase Commitments

We are party to certain industrial cooperation agreements, which stipulate our commitments to provide offsetting business to certain countries that have purchased our products. We generally settle our offset purchase commitments under industrial cooperation agreements through offsetting business and/or cooperating with other contractors on their spending during the related period. Additionally, we identify future purchases and other satisfaction plans for the remainder of the offset purchase commitment period and should there be a projected net purchase commitment after such consideration, we accrue the estimated cost to settle the offset purchase commitment.

Our remaining gross offset purchase commitment is the total amount of offset purchase commitments reduced for claims submitted and approved by the governing agencies.  At December 31, 2013 and 2012, our remaining gross offset purchase commitments totaled $64.1 million and $68.2 million, respectively. We have evaluated our settlement of our remaining gross offset purchase commitments through probable planned spending and other probable satisfaction plans to determine our net offset purchase commitment.  We have accrued $1.6 million and $1.8 million as of December 31, 2013 and 2012, respectively, based on our estimated cost of settling the remaining net offset purchase commitment.

Performance Guarantees

In the normal course of our business we may be asked to provide performance guarantees to certain international customers in relation to our contracts. In those instances, we typically issue a bank guaranty, drawn on a foreign bank that is supported by a standby letter of credit issued by us. As of December 31, 2013, we had $4.7 million in outstanding letters of credit, of which $1.2 million were fully collateralized by cash.

Pension Plans and Postretirement Health Care Obligations

At December 31, 2013, we had four domestic defined benefit plans that covered a significant portion of our salaried and hourly paid employees. In January 2014, we combined the two hourly plans into one plan and combined the two salaried plans into one plan.

Effective December 31, 2012, the pension benefits under the two hourly defined benefit plans were frozen. The benefits under the two salaried defined benefit plans have been frozen since December 31, 2008.  Accordingly, participants retain the pension benefits that have already accrued. However, no additional benefits will accrue after the effective date of the freeze.

We derive pension benefit expense from an actuarial calculation based on the defined benefit plans’ provisions and management’s assumptions regarding discount rate and expected long-term rate of return on assets.  Management determines the expected long-term rate of return on plan assets based upon historical actual asset returns and the expectations of asset returns over the expected period to fund participant benefits based on the current investment mix of our plans.  Management sets the discount rate based on the yield of high quality fixed income investments expected to be available in the future when cash flows are paid. In addition, management also consults with independent actuaries in determining these assumptions.  The excess of the projected benefit obligations over assets of the plans was $1.7 million at December 31, 2013 and $6.8 million at December 31, 2012.  We anticipate we will make a contribution of approximately $1.8 million to our pension plans in 2014.

At December 31, 2013, we had two postretirement health plans for our domestic union employees. The postretirement health plans are unfunded.  Colt derives postretirement benefit expense from an actuarial calculation based on the provisions of the plans and a number of assumptions provided by us including information about employee demographics, retirement age, turnover, mortality, discount rate, amount and timing of claims, and a health care inflation trend rate. In connection with our collective bargaining agreement, we have capped certain retirees to approximately $250 (not in thousands) per employee per month.  The unfunded post-retirement health care benefit obligation was $21.1 million at December 31, 2013 and $14.1 million at December 31, 2012.

401(k) Plan

At December 31, 2013, we had two domestic contributory savings plans under Section 401(k) of the Internal Revenue Code covering substantially all U.S. employees. In January 2014, the Company combined the two plans.  The merged plan was renamed the Colt Retirement Savings Plan (the “401(k) Plan”).

The 401(k) Plan allows participants to make voluntary contributions of up to 15% of their annual compensation, on a pretax basis, subject to IRS limitations.  During 2012, employees represented by the collective bargaining agreement who were hired after April 1, 2012 were eligible for the employer match for up to 3% of their salaries, subject to eligibility rules. Effective January 1, 2013, all employees represented by the collective bargaining agreement will be eligible for the employer match for up to 3% of their salaries.  For all other employees, Colt matches 50% of their elective deferrals up to the first 6% of eligible deferred compensation. The employer match expense in 2013 was $0.8 million and was $0.3 million in 2012.

In addition, we have a defined contribution pension plan (“Canadian Plan”) for our employees in Canada, whereby the employees must make a minimum of 1% contribution but can contribute up to 2.5% of their gross earnings.  The Canadian Plan requires employer matching.  There is a 700 hours worked eligibility requirement.  There is no vesting period.  In Canada, we also have a profit sharing plan, which provides for a contribution calculated at up to 7% of the net adjusted operating earnings, minus the employer contributions to the Canadian Plan.  The funds are distributed proportionately based on annual remuneration.  We incurred expenses related to these plans of $0.4 million in 2013 and $0.6 million in 2012.

Transactions with Related Parties

In July 2007, Colt Defense entered into a financial advisory agreement with Sciens Management LLC (“Sciens Management”), which through its affiliates beneficially owns a substantial portion of Colt Defense’s limited liability interests and whose managing member is also a member of Colt Defense’s Governing Board.  Under the terms of the agreement, Colt Defense pays Sciens Management an aggregate annual retainer of $0.4 million. In July 2013, Colt Defense entered into a consulting services agreement (“Consulting Agreement”) with Sciens Institutional Services LLC (“Sciens Institutional”), an affiliate of Sciens Management.  Affiliates of Sciens Institutional beneficially own a substantial portion of Colt Defense’s limited liability interests and its managing member is a member of Colt Defense’s Governing Board. Under the terms of the Consulting Agreement, Sciens Institutional provides consulting services to Colt Defense for an aggregate annual fee of $0.7 million payable quarterly in advance.

The cost for the services provided and the related expenses under the agreements with Sciens Institutional and Sciens Management were $0.7 million, $0.4 million and $0.5 million for the years ended December 31, 2013, 2012 and 2011, respectively, and they are recorded within general and administrative expenses in the Consolidated Statements of Operations.

In July 2013, Colt’s Manufacturing entered into a services agreement (“Archives Agreement”) with Colt Archive Properties LLC (“Archives Properties”), one of the owners of which is a member of Colt Defense’s Governing Board and affiliates of which beneficially own a substantial portion of Colt Defense’s limited liability interests. Under the Archives Agreement, Colt’s Manufacturing agrees to provide designated employees to provide services to Archive Properties for an initial annual fee of $0.2 million payable quarterly in arrears. We record revenue related to archive services as net sales and costs associated with providing archive services in cost of sales.

Colt Defense leases its West Hartford facility from NPA Hartford LLC, a related party. For the year ended December 31, 2013, the rent expense under this lease was $0.6 million.

In addition, Colt Security LLC, a wholly owned subsidiary of Colt Defense Employee Plan Holding Corp., provides security guard services to Colt.

Prior to the Merger in 2013 and for the full years of 2012 and 2011, transactions by Colt Defense with New Colt were as follows ($ in thousands):

	Year Ended December 31,
	2013	2012	2011
Net sales to New Colt	$44,773	$73,292	$11,746
Purchases from New Colt	1,891	—	—
Administration and service fees charged to New Colt	920	1,098	430

Off-balance Sheet Arrangements

At December 31, 2013, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated by the SEC.

Impact of Inflation

Although inflationary increases in certain costs, particularly labor, outsourced parts and raw materials, could potentially have an impact on our operating results, inflation has not significantly impacted our overall operations in the last three years.

Item 7.A                                                Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Exposure

We are subject to foreign currency exchange risks relating to receipts from customers, payments to suppliers and some intercompany transactions.  As a matter of policy, we do not engage in currency speculation and therefore, we have no derivative financial instruments to hedge this exposure.  In our Consolidated Statements of Operations, we had a foreign currency gain of $0.2 million for 2013, a foreign currency gain of $0.2 million for 2012 and a foreign currency loss of $0.3 million for 2011.  The foreign currency amounts reported in the Consolidated Statements of Operations may change materially should our international business continue to grow or if changes in the Canadian dollar or Euro versus the U.S. dollar fluctuate materially.

Interest Rate Exposure

Our debt portfolio consists of the fixed rate Senior Notes, the variable rate Term Loan and the variable rate Credit Agreement.  At December 31, 2013 there were $7.1 million outstanding advances under the Credit Agreement and $48.8 million owed on the Term Loan.  Therefore, our exposure to market risk for changes in interest rates relates to both the variable rate advances on the Credit Agreement and the variable Term Loan.  We do not have any derivative financial instruments to hedge this exposure. At December 31, 2013, a hypothetical 100 basis point increase in the variable rate on the Credit Agreement advances and the Term Loan would have increased our interest expense by $0.3 million.

Item 8.                                                         Financial Statements and Supplemental Data

Report of Independent Registered Public Accounting Firm

To the Members and Governing Board of Colt Defense LLC:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income (loss), of changes in deficit and of changes in cash flows present fairly, in all material respects, the financial position of  Colt Defense LLC and its subsidiaries at December 31, 2013 and December 31, 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company has restated its 2013 consolidated financial statements to correct errors.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 20 to the financial statements, the Company has experienced liquidity challenges as a result of a decline in market demand for its products which has materially affected its liquidity, including its ability to repay existing indebtedness as it becomes due and to meet other current obligations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 20. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

March 20, 2014, except for the effects of the restatement discussed in Note 2 to the consolidated financial statements, as to which the date is September 12, 2014, and except for the Going Concern Uncertainty Disclosure, Refinancing of $70 Million Senior Secured Term Loan, Refinancing of $33 Million Senior Secured Term Loan Facility and Restructuring Transaction paragraphs in Note 20 to the consolidated financial statements and the third paragraph of this report, as to which the date is May 7, 2015.

Colt Defense LLC and Subsidiaries

Consolidated Balance Sheets

As of December 31,

(In thousands of dollars)

	2013	2012
	(As Restated)	(As Revised)
ASSETS
Current assets:
Cash and cash equivalents	$12,594	$42,373
Restricted cash	771	777
Accounts receivable, net	22,482	22,944
Inventories	66,674	40,561
Deferred tax assets	954	185
Other current assets	5,962	3,166
Total current assets	109,437	110,006

Property and equipment, net	30,733	22,134
Goodwill	51,225	14,947
Trademarks	50,100	—
Intangible assets with finite lives, net	13,415	6,037
Deferred financing costs	7,742	7,642
Long-term restricted cash	572	810
Other assets	1,510	1,588
Total assets	$264,734	$163,164

LIABILITIES AND DEFICIT
Current liabilities:
Line of credit	$7,083	$6
Accounts payable	14,038	13,055
Accrued expenses	22,158	20,315
Pension and retirement liabilities - current portion	1,085	626
Customer advances and deferred revenue	19,467	10,002
Long-term debt current portion	5,000	—
Accrued distributions to members	670	—
Total current liabilities	69,501	44,004

Long term debt	289,817	247,567
Pension and retirement liabilities	21,670	20,261
Long-term deferred tax liability	18,715	1,515
Long-term distributions to members	2,277	—
Other long-term liabilities	2,230	908
Total long-term liabilities	334,709	270,251
Total liabilities	404,210	314,255
Commitment and contingencies (Notes 7 and 13)
Deficit:
Accumulated deficit	(130,136)	(137,249)
Accumulated other comprehensive loss	(9,340)	(13,842)
Total deficit	(139,476)	(151,091)
Total liabilities and deficit	$264,734	$163,164

The accompanying notes are an integral part of these consolidated financial statements.

Colt Defense LLC and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31,

(In thousands of dollars)

	2013	2012	2011
	(As Restated)	(As Revised)	(As Revised)

Net sales	$270,883	$213,616	$208,816
Cost of sales	197,112	162,622	143,851
Gross profit	73,771	50,994	64,965

Operating expenses:
Selling and commissions	14,142	13,117	13,780
Research and development	6,126	4,747	5,578
General and administrative	15,289	14,285	13,098
	35,557	32,149	32,456
Business development	575	881	504
Certain transaction costs (Note 3)	1,147	—	—
Restructuring costs (Note 4)	782	—	—
Gain on effective settlement of contract (Note 3)	(15,264)	—	—
Total operating expenses	22,797	33,030	32,960
Operating income	50,974	17,964	32,005

Other (income)/expense:
Interest expense	27,687	24,579	24,010
Debt prepayment expense	—	—	295
Other (income)/expense, net	(1,216)	(1,572)	(459)
Total other expenses, net	26,471	23,007	23,846
Income (loss) before provision for income taxes	24,503	(5,043)	8,159
Income tax expense	1,636	1,815	3,171

Net income (loss)	$22,867	$(6,858)	$4,988

The accompanying notes are an integral part of these consolidated financial statements.

Colt Defense LLC and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended December 31,

(In thousands of dollars)

	2013	2012	2011
	(As Restated)	(As Revised)	(As Revised)
Net income (loss)	$22,867	$(6,858)	$4,988

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment:
Foreign currency translation gains (losses)	(1,889)	517	(444)

Pension and postretirement benefit liabilities:
Other comprehensive income (loss) arising during the period	5,890	(2,322)	(5,765)
Reclassification adjustment for unrecognized prior service costs and unrecognized loss included in net income (loss)	501	1,093	563
	6,391	(1,229)	(5,202)

Comprehensive income (loss)	$27,369	$(7,570)	$(658)

The accompanying notes are an integral part of these consolidated financial statements.

Colt Defense LLC and Subsidiaries

Consolidated Statements of Changes in Cash Flows

For the Years Ended December 31,

(In thousands of dollars)

	2013	2012	2011
	(As Restated)	(As Revised)	(As Revised)
Operating Activities
Net income (loss)	$22,867	$(6,858)	$4,988
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	6,359	5,696	5,476
Amortization of financing fees	2,020	1,653	1,498
Amortization of debt discount	793	381	348
Gain on effective settlement of contract	(15,264)	—	—
Pension curtailment expense	—	1,325	—
Deferred income taxes	29	39	(271)
Loss (gain) on sale/disposal of fixed assets	205	4	(12)
Debt prepayment expense	—	—	295
Amortization of deferred revenue	(127)	(79)	(125)
Common unit compensation expense	27	17	—
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	3,484	7,829	(15,761)
Inventories	(19,126)	(4,158)	(4,765)
Prepaid expense and other current assets	(904)	(919)	405
Accounts payable and accrued expense	(4,674)	5,201	8,001
Accrued pension and retirement liabilities	(1,099)	(172)	(622)
Customer advances and deferred income	8,186	2,001	(46)
Other	261	463	(104)
Net cash provided by (used in) operating activities	3,037	12,423	(695)

Investing Activities
Purchase of property and equipment	(8,598)	(4,410)	(5,600)
Proceeds from sale/disposal of property	—	66	12
Business acquisition, net of cash acquired and reinvested Merger consideration	(59,488)	—	—
Change in restricted cash	244	464	(1,380)
Net cash used in investing activities	(67,842)	(3,880)	(6,968)

Financing Activities
Debt issuance costs	(2,120)	—	(1,636)
Proceeds from the issuance of long-term debt	47,707	—	—
Repayment of long-term debt	(1,250)	—	—
Line of credit advances	10,083	6	—
Line of credit repayments	(3,006)	—	—
Purchase of common units	(14,000)	—	—
Proceeds from the issuance of common units, net of reinvested consideration proceeds	5,000	—	—
Capital lease obligation payments	(393)	(1,148)	(1,229)
Distributions paid to members	(6,370)	(3,343)	(12,889)
Net cash provided by (used in) financing activities	35,651	(4,485)	(15,754)

Effect of exchange rates on cash and cash equivalents	(625)	79	209
Change in cash and cash equivalents	(29,779)	4,137	(23,208)
Cash and cash equivalents, beginning of period	42,373	38,236	61,444
Cash and cash equivalents, end of period	$12,594	$42,373	$38,236

The accompanying notes are an integral part of these consolidated financial statements.

Colt Defense LLC and Subsidiaries

Consolidated Statements of Changes in Cash Flows

For the Years Ended December 31,

(In thousands of dollars)

	2013	2012	2011
	(As Restated)	(As Revised)	(As Revised)

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$24,808	$22,198	$22,075
Cash paid for income taxes	1,466	3,207	2,574
Non-cash consideration for sale of equipment	—	75	—
Accrued purchases of fixed assets	134	516	364
Accrued distributions to members	2,947	—	3,343

The accompanying notes are an integral part of these consolidated financial statements.

Colt Defense LLC and Subsidiaries

Consolidated Statements of Changes in Deficit

For the Years Ended December 31,

(In thousands of dollars)

			Accumulated
		Accumulated	Other
	Member	Members’	Comprehensive
	Units	Deficit	Loss	Total

Balance, December 31, 2010	132,174	$(133,914)	$(7,484)	$(141,398)

Distribution to members	—	(626)	—	(626)
State of Connecticut members’ withholding	—	(152)	—	(152)
Net income	—	4,988	—	4,988
Other comprehensive (loss)/ income:
Pension and postretirement health liabilities	—	—	(5,202)	(5,202)
Foreign currency translation	—	—	(444)	(444)
Comprehensive loss	—	—	—	(658)
Balance, December 31, 2011	132,174	(129,704)	(13,130)	(142,834)

Common unit expense	—	17	—	17
Distribution to members	—	—	—	—
State of Connecticut members’ withholding	—	(704)	—	(704)
Net income	—	(6,858)	—	(6,858)
Other comprehensive (loss)/ income:
Pension and postretirement health liabilities	—	—	(1,229)	(1,229)
Foreign currency translation	—	—	517	517
Comprehensive loss	—	—	—	(7,570)
Balance, December 31, 2012 (As Revised)	132,174	(137,249)	(13,842)	(151,091)

Common unit expense	—	27	—	27
Distribution to members	—	(9,317)	—	(9,317)
State of Connecticut members’ withholding	—	(408)	—	(408)
Write off of prepaid license	—	(1,056)	—	(1,056)
Repurchase of common units	(31,166)	(14,000)	—	(14,000)
Sale of common units	31,166	9,000	—	9,000
Net income	—	22,867	—	22,867
Other comprehensive (loss)/ income:
Pension and postretirement health liabilities	—	—	6,391	6,391
Foreign currency translation	—	—	(1,889)	(1,889)
Comprehensive income	—	—	—	27,369
Balance, December 31, 2013 (As Restated)	132,174	(130,136)	(9,340)	(139,476)

The accompanying notes are an integral part of these consolidated financial statements.

Colt Defense LLC and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands of dollars, except unit and per unit data)

1.   Nature of Business

Colt is one of the world’s oldest and most renowned designers, developers and manufacturers of firearms for military, personal defense and recreational purposes.  The Company’s founder, Samuel Colt, patented the first commercially successful revolving cylinder firearm in 1836 and, in 1847, began supplying U.S. and international military customers with firearms that have set the standards of their era.  Today, the Company’s end customers encompass every segment of the worldwide firearms market, including U.S., Canadian and foreign military forces, global law enforcement and security agencies, consumers seeking personal protection, the hunting and sporting community and collectors.

At December 31, 2013, Colt Defense LLC (the “Company”, a limited liability corporation), owned 100% of Colt Finance Corp., New Colt Holding Corp. (a C corporation) and Colt Defense Technical Services LLC (“CDTS”).  New Colt Holding Corp. (“New Colt”) owned 100% of Colt’s Manufacturing Company LLC, the commercial operating entity, and Colt Defense LLC and CDTS collectively own 100% of Colt International Coöperatief U.A. (a Dutch cooperatief) which owns 100% of Colt Canada (a Canadian corporation).

Effective as of January 1, 2014, Colt effected a legal entity restructuring whereby Colt Defense and New Colt, see Note 3, “Acquisition”, contributed their assets and operations to Colt’s Manufacturing.  This contribution created a combined operating entity for the Company’s U.S. based operations.

2.  Summary of Significant Accounting Policies

Restatement of Previously Issued Consolidated Financial Statements

The Company is restating its previously issued consolidated financial statements and related disclosures for the year ended December 31, 2013 (the “Restated Period”).  The Company is revising its unaudited interim financial information for the first three quarters in the fiscal year ended December 31, 2013, the fourth quarter and year ended December 31, 2012 and the year ended December 31, 2011, (the “Revised Periods”).

The restatement is the result of the Company’s correction of a financial statement error attributable to the lack of recognition of the impact of a contract modification related to the M240 machine gun program (the “M240 Program”) for the U.S. Government in the Company’s fourth quarter 2013 results.  In conjunction with the correction of the M240 Program error other previously recorded out-of-period errors which were immaterial to the consolidated financial statements individually or in the aggregate prior to the discovery of the M240 Program error were also adjusted to be reflected in the proper period along with the reclassification of business development expenses from other (income) / expense to operating income.

The Company assessed the impact of the M240 Program error, including the impact of previously unrecorded immaterial out-of-period adjustments and the reclassification of business development expenses from other (income)/expense to operating income on its prior interim and annual consolidated financial statements and concluded that the combined impact of these errors was material to the fourth quarter and year-ended consolidated financial statements as of December 31, 2013.  Accordingly, the Company is restating the fourth quarter of 2013 and the year then ended.  See Note 13, “Commitments and Contingencies”, for the impact on the Company’s 2013 fourth quarter results.  The Company determined the combined impact of these adjustments was not material to the first three quarters in the fiscal year ended December 31, 2013, the fourth quarter and year-ended consolidated financial statements as of December 31, 2012 and the year ended December 31, 2011.  Accordingly, the Company revised the above mentioned periods consolidated financial statements.

The aggregate impact of correcting the error related to the M240 Program, correcting previously recorded immaterial out-of-period adjustments and the reclassification of business development expenses for the years ended December 31, 2013, 2012 and 2011, on the Company’s consolidated statements of operations and on its consolidated balance sheets was as follows:

	Adjustments to
	Previously Reported Income
	Statement - Income / (Expense)
	December 31,		December 31,		December 31,
For the years ended	2013		2012		2011
Net sales	$(7,065	)(a)	$262		—
Cost of sales	(4,129	)(b)	—		—
Gross profit	(2,936	)(c)	262		—
Business development	(575	)(d)	(881	)(d)	(504	)(d)
Operating income	(3,501	)(e)	(619	)(f)	(504	)(d)
Other (income) / expense	(575	)(d)	(881	)(d)	(504	)(d)
Income tax	(59)		65		—
Net income (loss)	(2,867	)(g)	197		—

(a) Primarily as a result of a ($6,820) reduction in revenue related to a M240 Program contract modification, see Note 13, “Commitments and Contingencies”.

(b) Primarily as a result of a ($4,132) reduction in cost of sales related to a M240 Program contract obligation expense, see Note 13, “Commitments and Contingencies”.

(c) Primarily as a result of a ($6,820) reduction in revenue related to a M240 Program contract modification and a ($4,132) reduction in cost of sales related to a M240 Program contract obligation expense, see Note 13, “Commitments and Contingencies”.

(d) Reclassification of transaction costs incurred in connection with contemplated merger and acquisition activities from other (income)/expense to business development.

(e) Primarily as a result of the ($6,820) reduction in revenue related to a M240 Program contact modification, the ($4,132) reduction in cost of sales related to a M240 Program contract obligation expense and a $575 reclassification of business development costs from other(income)/expense to business development.

(f) Primarily as the result of the reclassification of $881 of costs incurred in connection with contemplated merger and acquisition activities from other(income)/expense to business development and an adjustment to Colt Canada net sales of $262 related to the timing of recognition of certain sales.

(g) Primarily as a result of the M240 Program contract modification and contract obligation expense.

	Adjustments to
	Previously Reported Balance
	Sheet - Increase / (Decrease)
	December 31,		December 31,	December 31,
For the years ended	2013		2012	2011
Accounts receivable	$1		$261	—
Other current assets	(2)		(65)	—
Accrued expenses	(4,133	)(a)	—	—
Customer advances and deferred revenue	6,820	(b)	—	—
Accumulated deficit	(2,670	)(c)	197	—
Accumulated other comprehensive loss	(18)		(1)	—

(a) Primarily related to the reduction in accrued expenses associated with the ($4,132) reduction in cost of sales related to a M240 Program contract obligation expense, see Note 13, “Commitments and Contingencies”.

(b) As a result of recording a ($6,820) reduction in revenue related to a M240 Program contract modification, see Note 13, “Commitments and Contingencies.”

(c) Primarily as a result of the M240 Program contract modification and contract obligation expense.

The correction of the error related to the M240 Program in the Company’s consolidated statements of changes in cash flows for the year ended December 31, 2013 resulted in a $2.7 million decrease in Net income (loss) and a net $2.7 million increase in operating liabilities and didn’t impact previously recorded cash provided by operating activities.

The Company corrected certain other out of period errors which were not material to the consolidated financial statements individually or in aggregate prior to the discovery of the M240 Program error by reflecting them in the proper period.  Correction of these out-of-period adjustments had the combined effect on the consolidated statements of operations of increasing (decreasing) net income in the four quarters of fiscal 2013 by $59, $229, ($288) and ($179), respectively and increasing net income in the fourth quarter of fiscal 2012 by $197.  The largest contributors to these out-of-period adjustments relate to the timing of the recognition of certain sales transactions and customer discounts along with the timing of recognition of certain inventory and pension related expenses.

The aggregate impact of correcting previously unrecorded immaterial out-of-period adjustments and the reclassification of business development expenses for the first three quarters of fiscal 2013 on the Company’s consolidated statements of operations was as follows:

	Adjustments to
	Previously Reported Income
	Statement - Income / (Expense)
	March 31,	June 30,	September 29,
For the quarter ended	2013	2013	2013
Net sales	$—	$(23)	$(208)
Cost of sales	14	65	(168)
Gross profit	(14)	(88)	(40)
Selling and commissions	(79)	(130)	221
Research and development	1	1	4
General and administrative	5	(222)	10
Business development	(75)	(169)	(463)
Operating income	(16)	94	(738	)(a)
Other (income) / expense	(75)	(192)	(440)
Income tax	—	57	(10)
Net income (loss)	59	229	(288)

(a) Primarily as a result of the reclassification of costs incurred in connection with contemplated merger and acquisition activities from other (income)/expense to business development and the timing of recognition of certain professional fee accruals.

Comparison of restated financial statements to financial statements as previously reported

The following tables compare the Company’s previously reported consolidated balance sheet as of December 31, 2013 and 2012, and the previously reported consolidated statements of operations for the year ended December 31, 2013, 2012 and 2011, and the previously reported statements of comprehensive income (loss), changes in cash flows and changes in deficit for the years ended December 31, 2013 and 2012 to the corresponding financial statements for the Restated Period and the Revised Periods, as applicable.

Colt Defense LLC and Subsidiaries

Consolidated Balance Sheet

(In thousands of dollars)

	December 31, 2013
			As Restated
	As		in this Annual
	Previously		Report on
	Reported	Adjustments	Form 10-K/A
ASSETS
Current assets:
Cash and cash equivalents	$12,594	$—	$12,594
Restricted cash	771	—	771
Accounts receivable, net	22,481	1	22,482
Inventories	66,674	—	66,674
Deferred tax assets	954	—	954
Other current assets	5,964	(2)	5,962
Total current assets	109,438	(1)	109,437

Property and equipment, net	30,733	—	30,733
Goodwill	51,225	—	51,225
Trademarks	50,100	—	50,100
Intangible assets with finite lives, net	13,415	—	13,415
Deferred financing costs	7,742	—	7,742
Long-term restricted cash	572	—	572
Other assets	1,510	—	1,510
Total assets	$264,735	$(1)	$264,734

LIABILITIES AND DEFICIT
Current liabilities:
Line of credit	$7,083	$—	7,083
Accounts payable	14,038	—	14,038
Accrued expenses	26,291	(4,133)	22,158
Pension and retirement liabilities - current portion	1,085	—	1,085
Customer advances and deferred revenue	12,647	6,820	19,467
Long-term debt current portion	5,000	—	5,000
Accrued distributions to members	670	—	670
Total current liabilities	66,814	2,687	69,501

Long term debt	289,817	—	289,817
Pension and retirement liabilities	21,670	—	21,670
Long-term deferred tax liability	18,715	—	18,715
Long-term distributions to members	2,277	—	2,277
Other long-term liabilities	2,230	—	2,230
Total long-term liabilities	334,709	—	334,709
Total liabilities	401,523	2,687	404,210

Deficit:
Accumulated deficit	(127,466)	(2,670)	(130,136)
Accumulated other comprehensive loss	(9,322)	(18)	(9,340)
Total deficit	(136,788)	(2,688)	(139,476)
Total liabilities and debt	$264,735	$(1)	$264,734

Colt Defense LLC and Subsidiaries

Consolidated Balance Sheet

(In thousands of dollars)

	December 31, 2012
			As Revised
	As		in this Annual
	Previously		Report on
	Reported	Adjustments	Form 10-K/A
ASSETS
Current assets:
Cash and cash equivalents	$42,373	$—	$42,373
Restricted cash	777	—	777
Accounts receivable, net	22,683	261	22,944
Inventories	40,561	—	40,561
Deferred tax assets	185	—	185
Other current assets	3,231	(65)	3,166
Total current assets	109,810	196	110,006

Property and equipment, net	22,134	—	22,134
Goodwill	14,947	—	14,947
Trademarks	—	—	—
Intangible assets with finite lives, net	6,037	—	6,037
Deferred financing costs	7,642	—	7,642
Long-term restricted cash	810	—	810
Other assets	1,588	—	1,588
Total assets	$162,968	$196	$163,164

LIABILITIES AND DEFICIT
Current liabilities:
Line of credit	$6	$—	6
Accounts payable	13,055	—	13,055
Accrued expenses	20,315	—	20,315
Pension and retirement liabilities - current portion	626	—	626
Customer advances and deferred revenue	10,002	—	10,002
Long-term debt current portion	—	—	—
Accrued distributions to members	—	—	—
Total current liabilities	44,004	—	44,004

Long term debt	247,567	—	247,567
Pension and retirement liabilities	20,261	—	20,261
Long-term deferred tax liability	1,515	—	1,515
Long-term distributions to members	—	—	—
Other long-term liabilities	908	—	908
Total long-term liabilities	270,251	—	270,251
Total liabilities	314,255	—	314,255

Deficit:
Accumulated deficit	(137,446)	197	(137,249)
Accumulated other comprehensive loss	(13,841)	(1)	(13,842)
Total deficit	(151,287)	196	(151,091)
Total liabilities and deficit	$162,968	$196	$163,164

Colt Defense LLC and Subsidiaries

Consolidated Statement of Operations

(In thousands of dollars)

	December 31, 2013
			As Restated
	As		in this Annual
	Previously		Report on
	Reported	Adjustments	Form 10-K/A

Net sales	$277,948	$(7,065)	$270,883
Cost of sales	201,241	(4,129)	197,112
Gross profit	76,707	(2,936)	73,771

Operating expenses:
Selling and commissions	14,143	(1)	14,142
Research and development	6,127	(1)	6,126
General and administrative	15,297	(8)	15,289
	35,567	(10)	35,557
Business development	—	575	575
Certain transaction costs (Note 3)	1,147	—	1,147
Restructuring costs (Note 4)	782	—	782
Gain on effective settlement of contract (Note 3)	(15,264)	—	(15,264)
Total operating expenses	22,232	565	22,797
Operating income	54,475	(3,501)	50,974

Other (income)/expense:
Interest expense	27,687	—	27,687
Debt prepayment expense	—	—	—
Other (income)/expense, net	(641)	(575)	(1,216)
Total other expenses, net	27,046	(575)	26,471
Income (loss) before provision for income taxes	27,429	(2,926)	24,503
Income tax expense	1,695	(59)	1,636

Net income (loss)	$25,734	$(2,867)	$22,867

Colt Defense LLC and Subsidiaries

Consolidated Statement of Operations

(In thousands of dollars)

	December 31, 2012
			As Revised
	As		in this Annual
	Previously		Report on
	Reported	Adjustments	Form 10-K/A

Net sales	$213,354	$262	$213,616
Cost of sales	162,622	—	162,622
Gross profit	50,732	262	50,994

Operating expenses:
Selling and commissions	13,117	—	13,117
Research and development	4,747	—	4,747
General and administrative	14,285	—	14,285
	32,149	—	32,149
Business development	—	881	881
Certain transaction costs (Note 3)	—	—	—
Restructuring costs (Note 4)	—	—	—
Gain on effective settlement of contract (Note 3)	—	—	—
Total operating expenses	32,149	881	33,030
Operating income	18,583	(619)	17,964

Other (income)/expense:
Interest expense	24,579	—	24,579
Debt prepayment expense	—	—	—
Other (income)/expense, net	(691)	(881)	(1,572)
Total other expenses, net	23,888	(881)	23,007
Income (loss) before provision for income taxes	(5,305)	262	(5,043)
Income tax expense	1,750	65	1,815

Net income (loss)	$(7,055)	$197	$(6,858)

Colt Defense LLC and Subsidiaries

Consolidated Statement of Operations

(In thousands of dollars)

	December 31, 2011
			As Revised
	As		in this Annual
	Previously		Report on
	Reported	Adjustments	Form 10-K/A

Net sales	$208,816	$—	$208,816
Cost of sales	143,851	—	143,851
Gross profit	64,965	—	64,965

Operating expenses:
Selling and commissions	13,780	—	13,780
Research and development	5,578	—	5,578
General and administrative	13,098	—	13,098
	32,456	—	32,456
Business development	—	504	504
Certain transaction costs (Note 3)	—	—	—
Restructuring costs (Note 4)	—	—	—
Gain on effective settlement of contract (Note 3)	—	—	—
Total operating expenses	32,456	504	32,960
Operating income	32,509	(504)	32,005

Other (income)/expense:
Interest expense	24,010	—	24,010
Debt prepayment expense	295	—	295
Other (income)/expense, net	45	(504)	(459)
Total other expenses, net	24,350	(504)	23,846
Income (loss) before provision for income taxes	8,159	—	8,159
Income tax expense	3,171	—	3,171

Net income (loss)	$4,988	$—	$4,988

Colt Defense LLC and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(In thousands of dollars)

	December 31, 2013
			As Restated
	As		in this Annual
	Previously		Report on
	Reported	Adjustments	Form 10-K/A

Net income (loss)	$25,734	$(2,867)	$22,867

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment:
Foreign currency translation gains (losses)	(1,872)	(17)	(1,889)

Pension and postretirement benefit liabilities:
Other comprehensive income (loss) arising during the period	5,890	—	5,890
Reclassification adjustment for unrecognized prior service costs and unrecognized loss included in net income (loss)	501	—	501
	6,391	—	6,391

Comprehensive income (loss)	$30,253	$(2,884)	$27,369

	December 31, 2012
			As Revised
	As		in this Annual
	Previously		Report on
	Reported	Adjustments	Form 10-K/A

Net income (loss)	$(7,055)	$197	$(6,858)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment:
Foreign currency translation gains (losses)	518	(1)	517

Pension and postretirement benefit liabilities:
Other comprehensive income (loss) arising during the period	(2,322)	—	(2,322)
Reclassification adjustment for unrecognized prior service costs and unrecognized loss included in net income (loss)	1,093	—	1,093
	(1,229)	—	(1,229)

Comprehensive income (loss)	$(7,766)	$196	$(7,570)

Colt Defense LLC and Subsidiaries

Consolidated Statement of Changes in Cash Flows

(In thousands of dollars)

	December 31, 2013
			As Restated
	As		in this Annual
	Previously		Report on
	Reported	Adjustments	Form 10-K/A
Operating Activities
Net income (loss)	$25,734	$(2,867)	$22,867
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	6,359	—	6,359
Amortization of financing fees	2,020	—	2,020
Amortization of debt discount	793	—	793
Gain on effective settlement of contract	(15,264)	—	(15,264)
Pension curtailment expense	—	—	—
Deferred income taxes	29	—	29
Loss (gain) on sale/disposal of fixed assets	205	—	205
Debt prepayment expense	—	—	—
Amortization of deferred revenue	(127)	—	(127)
Common unit compensation expense	27	—	27
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	3,222	262	3,484
Inventories	(19,126)	—	(19,126)
Prepaid expense and other current assets	(839)	(65)	(904)
Accounts payable and accrued expense	(542)	(4,132)	(4,674)
Accrued pension and retirement liabilities	(1,099)	—	(1,099)
Customer advances and deferred income	1,366	6,820	8,186
Other	260	1	261
Net cash provided by (used in) operating activities	3,018	19	3,037

Investing Activities
Purchase of property and equipment	(8,598)	—	(8,598)
Proceeds from sale/disposal of property	—	—	—
Business acquisition, net of cash acquired and reinvested Merger consideration	(59,488)	—	(59,488)
Change in restricted cash	244	—	244
Net cash used in investing activities	(67,842)	—	(67,842)

Financing Activities
Debt issuance costs	(2,120)	—	(2,120)
Proceeds from the issuance of long-term debt	47,707	—	47,707
Repayment of long-term debt	(1,250)	—	(1,250)
Line of credit advances	10,083	—	10,083
Line of credit repayments	(3,006)	—	(3,006)
Purchase of common units	(14,000)	—	(14,000)
Proceeds from the issuance of common units, net of reinvested consideration proceeds	5,000	—	5,000
Capital lease obligation payments	(393)	—	(393)
Distributions paid to members	(6,370)	—	(6,370)
Net cash provided by (used in) financing activities	35,651	—	35,651

Effect of exchange rates on cash and cash equivalents	(606)	(19)	(625)
Change in cash and cash equivalents	(29,779)	—	(29,779)
Cash and cash equivalents, beginning of period	42,373	—	42,373
Cash and cash equivalents, end of period	$12,594	$—	$12,594

Colt Defense LLC and Subsidiaries

Consolidated Statement of Changes in Cash Flows

(In thousands of dollars)

	December 31, 2012
			As Revised
	As		in this Annual
	Previously		Report on
	Reported	Adjustments	Form 10-K/A
Operating Activities
Net income (loss)	$(7,055)	$197	$(6,858)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	5,696	—	5,696
Amortization of financing fees	1,653	—	1,653
Amortization of debt discount	381	—	381
Gain on effective settlement of contract	—	—	—
Pension curtailment expense	1,325	—	1,325
Deferred income taxes	39	—	39
Loss (gain) on sale/disposal of fixed assets	4	—	4
Debt prepayment expense	—	—	—
Amortization of deferred revenue	(79)	—	(79)
Common unit compensation expense	17	—	17
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	8,091	(262)	7,829
Inventories	(4,158)	—	(4,158)
Prepaid expense and other current assets	(984)	65	(919)
Accounts payable and accrued expense	5,201	—	5,201
Accrued pension and retirement liabilities	(172)	—	(172)
Customer advances and deferred income	2,001	—	2,001
Other	463	—	463
Net cash provided by (used in) operating activities	12,423	—	12,423

Investing Activities
Purchase of property and equipment	(4,410)	—	(4,410)
Proceeds from sale/disposal of property	66	—	66
Business acquisition, net of cash acquired and reinvested Merger consideration	—	—	—
Change in restricted cash	464	—	464
Net cash used in investing activities	(3,880)	—	(3,880)

Financing Activities
Debt issuance costs	—	—	—
Proceeds from the issuance of long-term debt	—	—	—
Repayment of long-term debt	—	—	—
Line of credit advances	6	—	6
Line of credit repayments	—	—	—
Purchase of common units	—	—	—
Proceeds from the issuance of common units, net of reinvested consideration proceeds	—	—	—
Capital lease obligation payments	(1,148)	—	(1,148)
Distributions paid to members	(3,343)	—	(3,343)
Net cash provided by (used in) financing activities	(4,485)	—	(4,485)

Effect of exchange rates on cash and cash equivalents	79	—	79
Change in cash and cash equivalents	4,137	—	4,137
Cash and cash equivalents, beginning of period	38,236	—	38,236
Cash and cash equivalents, end of period	$42,373	$—	$42,373

Colt Defense LLC and Subsidiaries

Consolidated Statements of Changes in Deficit

(In thousands of dollars)

		Accumulated Members’		Accumulated Other
		Deficit		Comprehensive Loss		Total Changes in Deficit
			As Restated		As Restated		As Restated
		As	in this Annual	As	in this Annual	As	in this Annual
	Member	Previously	Report on	Previously	Report on	Previously	Report on
	Units	Reported	Form 10-K/A	Reported	Form 10-K/A	Reported	Form 10-K/A

Balance, December 31, 2011	132,174	(129,704)	(129,704)	(13,130)	(13,130)	(142,834)	(142,834)

Common unit expense	—	17	17	—	—	17	17
Distribution to members	—	—	—	—	—	—	—
State of Connecticut members’ withholding	—	(704)	(704)	—	—	(704)	(704)
Net income	—	(7,055)	(6,858)	—	—	(7,055)	(6,858)
Other comprehensive (loss)/ income:
Pension and postretirement health liabilities	—	—	—	(1,229)	(1,229)	(1,229)	(1,229)
Foreign currency translation	—	—	—	518	517	518	517
Comprehensive loss	—	—	—	—		(7,766)	(7,570)
Balance, December 31, 2012 (As Revised)	132,174	(137,446)	(137,249)	(13,841)	(13,842)	(151,287)	(151,091)

Common unit expense	—	27	27	—	—	27	27
Distribution to members	—	(9,317)	(9,317)	—	—	(9,317)	(9,317)
State of Connecticut members’ withholding	—	(408)	(408)	—	—	(408)	(408)
Write off of prepaid license	—	(1,056)	(1,056)	—	—	(1,056)	(1,056)
Repurchase of common units	(31,166)	(14,000)	(14,000)	—	—	(14,000)	(14,000)
Sale of common units	31,166	9,000	9,000	—	—	9,000	9,000
Net income	—	25,734	22,867	—	—	25,734	22,867
Other comprehensive (loss)/ income:
Pension and postretirement health liabilities	—	—	—	6,391	6,391	6,391	6,391
Foreign currency translation	—	—	—	(1,872)	(1,889)	(1,872)	(1,889)
Comprehensive income	—	—	—	—	—	30,253	27,369
Balance, December 31, 2013 (As Restated)	132,174	(127,466)	(130,136)	(9,322)	(9,340)	(136,788)	(139,476)

Colt Defense LLC and Subsidiaries

Consolidated Statement of Operations

(In thousands of dollars)

	Three months ended March 31, 2013 (unaudited)
			As Revised
	As		in this Annual
	Previously		Report on
	Reported	Adjustments	Form 10-K/A

Net sales	$63,849	$—	$63,849
Cost of sales	45,098	14	45,112
Gross profit	18,751	(14)	18,737

Operating expenses:
Selling and commissions	3,174	(79)	3,095
Research and development	819	1	820
General and administrative	3,725	5	3,730
	7,718	(73)	7,645
Business development	—	75	75
Certain transaction costs (Note 3)	—	—	—
Restructuring costs (Note 4)	—	—	—
Gain on effective settlement of contract (Note 3)	—	—	—
Total operating expenses	7,718	2	7,720
Operating income	11,033	(16)	11,017

Other (income)/expense:
Interest expense	5,994	—	5,994
Other (income)/expense, net	(712)	(75)	(787)
Total other expenses, net	5,282	(75)	5,207
Income (loss) before provision for income taxes	5,751	59	5,810
Income tax expense	681	—	681

Net income (loss)	$5,070	$59	$5,129

Colt Defense LLC and Subsidiaries

Consolidated Statement of Operations

(In thousands of dollars)

	Three months ended June 30, 2013 (unaudited)			Six months ended June 30, 2013 (unaudited)
			As Revised			As Revised
	As		in this Annual	As		in this Annual
	Previously		Report on	Previously		Report on
	Reported	Adjustments	Form 10-K/A	Reported	Adjustments	Form 10-K/A

Net sales	$64,235	$(23)	$64,212	$128,084	$(23)	$128,061
Cost of sales	45,765	65	45,830	90,863	79	90,942
Gross profit	18,470	(88)	18,382	37,221	(102)	37,119

Operating expenses:
Selling and commissions	3,582	(130)	3,452	6,756	(209)	6,547
Research and development	1,480	1	1,481	2,299	2	2,301
General and administrative	3,237	(222)	3,015	6,962	(217)	6,745
	8,299	(351)	7,948	16,017	(424)	15,593
Business development	—	169	169	—	244	244
Certain transaction costs (Note 3)	416	—	416	416	—	416
Restructuring costs (Note 4)	—	—	—	—	—	—
Gain on effective settlement of contract (Note 3)	—	—	—	—	—	—
Total operating expenses	8,715	(182)	8,533	16,433	(180)	16,253
Operating income	9,755	94	9,849	20,788	78	20,866

Other (income)/expense:
Interest expense	6,069	—	6,069	12,063	—	12,063
Other (income)/expense, net	(493)	(192)	(685)	(1,205)	(267)	(1,472)
Total other expenses, net	5,576	(192)	5,384	10,858	(267)	10,591
Income (loss) before provision for income taxes	4,179	286	4,465	9,930	345	10,275
Income tax expense	21	57	78	702	57	759

Net income (loss)	$4,158	$229	$4,387	$9,228	$288	$9,516

Colt Defense LLC and Subsidiaries

Consolidated Statement of Operations

(In thousands of dollars)

	Three months ended September 29, 2013 (unaudited)			Nine months ended September 29, 2013 (unaudited)
			As Revised			As Revised
	As		in this Annual	As		in this Annual
	Previously		Report on	Previously		Report on
	Reported	Adjustments	Form 10-K/A	Reported	Adjustments	Form 10-K/A

Net sales	$73,238	$(208)	$73,030	$201,396	$(231)	$201,165
Cost of sales	58,655	(168)	58,487	149,731	(89)	149,642
Gross profit	14,583	(40)	14,543	51,665	(142)	51,523

Operating expenses:
Selling and commissions	3,843	221	4,064	10,386	12	10,398
Research and development	1,710	4	1,714	4,009	6	4,015
General and administrative	3,886	10	3,896	10,848	(207)	10,641
	9,439	235	9,674	25,243	(189)	25,054
Business development	—	463	463	—	707	707
Certain transaction costs (Note 3)	461	—	461	877	—	877
Restructuring costs (Note 4)	631	—	631	631	—	631
Gain on effective settlement of contract (Note 3)	(15,264)	—	(15,264)	(15,264)	—	(15,264)
Total operating expenses	(4,733)	698	(4,035)	11,487	518	12,005
Operating income	19,316	(738)	18,578	40,178	(660)	39,518

Other (income)/expense:
Interest expense	7,623	—	7,623	19,686	—	19,686
Other (income)/expense, net	746	(440)	306	(385)	(707)	(1,092)
Total other expenses, net	8,369	(440)	7,929	19,301	(707)	18,594
Income (loss) before provision for income taxes	10,947	(298)	10,649	20,877	47	20,924
Income tax expense	(198)	(10)	(208)	504	47	551

Net income (loss)	$11,145	$(288)	$10,857	$20,373	$—	$20,373

Basis of Accounting and Consolidation

The accompanying consolidated financial statements of Colt Defense LLC (“Colt Defense”) and Colt Finance Corp. (collectively, the “Company”) are prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP). The Company’s consolidated financial statements include the accounts of Colt Defense LLC and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

On July 12, 2013, the Company acquired 100% ownership of New Colt. The results of New Colt have been included in the consolidated financial statements from the Merger Date.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s significant estimates include estimates used to determine the fair value of assets acquired and liabilities assumed related to the acquisition of New Colt (see Note 3, “Acquisition”) and accruals for contract obligation expense (see Note 13, “Commitments and Contingencies”), excess and obsolete inventory, income tax expense, deferred tax asset valuation, medical claims payable, and worker’s compensation expense. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consists of cash and short-term, highly liquid investments with original maturities of three months or less at the date of purchase.

Restricted Cash

Restricted cash at December 31, 2013 and 2012 consists of funds deposited to secure standby letters of credit primarily for performance guarantees related to the Company’s international business.

Revenue

The Company recognizes revenue when evidence of an arrangement exists, delivery of the product or service has occurred and title and risk of loss have passed to the customer, the sales price is fixed or determinable, and collectability of the resulting receivable is reasonably assured. For certain “bill and hold” sales to the U.S. and Canadian governments, such sales and related accounts receivable are recognized upon inspection and acceptance of the firearms, including title transfer, by a government official and after the Company places the accepted firearms in a government approved location at the Company’s premises where they are held waiting shipping instructions. The sales value of such bill and hold sales where the shipments were still located at the Company’s premises at December 31, 2013, 2012 and 2011 were $805, $0, and $6,840, respectively.

The Company accounts for revenues and earnings under two long-term government contracts/programs with interrelated multiple elements (procurement of parts, manufacturing and refurbishment services) using concepts of proportionate performance. These contracts effect reported results for all periods presented. The Company estimates the total profit on each contract as the difference between the total estimated revenue and total estimated cost of the contract and recognize that profit over the remaining life of the contract using an output measure (the ratio of rifles completed to the total number of rifles to be refurbished under the contract). The Company computes an earnings rate for each contract, including general and administrative expense, to determine operating earnings. The Company reviews the earnings rate quarterly to assess revisions in contract values and estimated costs at completion. Any changes in earnings rates and recognized contract to date earnings resulting from these assessments are made in the period the revisions are identified. Contract costs include production costs, related overhead and allocated general and administrative costs. Amounts billed and collected on this contract in excess of revenue recorded are reflected as customer advances and deferred revenue in the Company’s consolidated balance sheets.

Anticipated contract losses are charged to operations as soon as they are identified. Anticipated losses cover all costs allocable to the contracts, including certain general and administrative expenses. If a contract is cancelled by the government for its convenience, the Company can make a claim against the customer for fair compensation for worked performed plus costs of settling and paying claims by terminated subcontractors, other settlement expenses and a reasonable profit on costs incurred. When the Company has a customer claim, revenue arising from the claims process is either recognized as revenue or as an offset against a potential loss only when the amount of the claim can be estimated reliably and its realization is probable. The Company had no claims recorded at any year-end presented.

Prior to the Merger, Colt Defense generated an immaterial amount of royalty income, which it included in other income in its consolidated statements of operations. As a result of the Merger, the Company now generates a higher amount of royalty income on a quarterly basis and has therefore determined that royalty income should now be recorded as net sales in the Consolidated Statements of Operations. For comparability, the Company has reclassified royalty income of $26 for the year ended December 31, 2012 and $6 for the year ended December 31, 2011, respectively, from other income to net sales.

The Company recognizes trademark licensing revenue for individual licensees based on historical experience and expected cash receipts from licensees. Licensing revenue consists of minimum royalties and/or a percentage of a licensee’s sales on licensed products. Under most of the Company’s current licensing agreements, royalties are payable in arrears on a calendar quarter basis.

Accounts Receivable and Credit Policies

Credit is extended based on an evaluation of each customer’s financial condition. Generally, collateral is not required, other than in connection with some foreign sales. If the circumstances warrant, the Company requires foreign customers to provide either a documentary letter of credit or prepayment.

Credit losses are provided for, primarily by using specific identification. Once a customer is identified as high risk based on the payment history and creditworthiness, the Company will provide an allowance for the estimated uncollectible portion. Accounts are considered past due based on the original invoice date. Write-offs of uncollectible accounts receivable occur when all reasonable collection efforts have been made. Neither provisions for credit losses nor write-offs were material for any period presented. The Company’s trade receivable allowance for doubtful accounts at December 31, 2013 was $78 and at December 31, 2012 was $0.

The following table presents the activity for the allowance for doubtful accounts:

Total
Balance at December 31, 2011	$1
Provision for doubtful accounts	1
Write-offs	(2)
Balance at December 31, 2012	—
Provision for doubtful accounts	78
Write-offs	—
Balance at December 31, 2013	$78

Accounts receivable represent amounts billed and currently due from customers. There were no material amounts that were not expected to be collected within one year from the balance sheet date.

Inventories

Inventories are stated at the lower of cost, determined using the first-in, first-out method, or market. Cost includes materials, labor and manufacturing overhead related to the purchase and production of inventories.  The Company reviews market value based on historical usage and estimates of future demand.  Based on these reviews, inventory write-downs are recorded, as necessary, to reflect estimated obsolescence, excess quantities and declines in market value.

Property and Equipment

Property and equipment are recorded at cost. Depreciation of building and equipment (including assets recorded under capital leases) and amortization of leasehold improvements are computed using the straight-line method over the estimated useful life of the assets, or for leasehold improvements, over the remaining life of the lease term if shorter. Depreciation and amortization of property and equipment for the years ended December 31, 2013, 2012 and 2011 was $4,606, $4,891, and $4,633, respectively. The Company did not enter into any capital leases during 2013 or 2012.

Expenditures that improve or extend the lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

The fair value of the property and equipment acquired as a result of the Merger are allocated to machinery and equipment, furniture, fixtures and leasehold improvements and construction in process in the amounts of $4,420, $30 and $732, respectively.

Property and equipment consists of:

	December 31,		Estimated
	2013	2012	Useful Life
Land	$338	$362	—
Building	2,653	2,718	33
Machinery and equipment	47,476	37,749	7-10
Furniture, fixtures and leasehold improvements	7,081	6,378	3-5
	57,548	47,207
Less accumulated depreciation and amortization	(32,152)	(28,162)
	25,396	19,045
Construction in process	5,337	3,089
Property and equipment, net	$30,733	$22,134

Goodwill

Goodwill is tested for impairment annually as of the beginning of the Company’s fourth fiscal quarter, or when events or circumstances indicate that its value may have declined. Impairment exists when the carrying amount of goodwill exceeds its fair market value. Management estimates the fair value of each reporting unit primarily using the income approach. Specifically the discounted cash flow (“DCF”) model was utilized for the valuation of each reporting unit. Management develops cash flow forecasts based on existing firm orders, expected future orders, contracts with suppliers, labor agreements and general market conditions. The Company discounts the cash flow forecasts using the weighted-average cost of capital method at the date of evaluation. The Company also calculates the fair value of its reporting units using the market approach in order to corroborate our DCF model results. These methodologies used in the current year are consistent with those used in the prior year.

Subsequent to December 2013, the Company has seen a decrease in the demand for commercial rifles when compared to 2013 and if this trend continues it may result in future impairment. In addition, since December 2012 there has been a sharp increase in political and public support for new “gun control” laws and regulations in the United States.  Some proposed legislation introduced in the U.S. Congress would ban or restrict the sale of substantially all of the Company’s rifles, in their current configurations, into the commercial market throughout the United States.  Similar legislation has been enacted in several states.  The Company considers the adverse changes in its business climate to be a triggering event as of December 31, 2012.  Therefore, in addition to the Company’s annual goodwill impairment testing, it also performed a sensitivity analysis to determine the impact that a material decrease in Commercial and Law Enforcement rifle sales would have on its valuation.  As of December 31, 2013 and December 31, 2012, the fair value of its reporting units was in excess of carrying value for all scenarios that were tested.

There was no impairment of goodwill during 2013, 2012 or 2011.  Changes in the carrying amount of goodwill are as follows:

Total
Balance at December 31, 2011	$14,713
Effect of foreign currency translation	234
Balance at December 31, 2012	14,947
Goodwill acquired	36,974
Effect of foreign currency translation	(696)
Balance at December 31, 2013	$51,225

As of December 31, 2013 and 2012, there was an accumulated impairment of $1,245 on the gross book value of $52,470 and $16,192, respectively.

Trademarks

In connection with the Merger, the Company recorded an indefinite-lived intangible asset of $50,100 for the Colt brand and related trademarks.

The Company, with the assistance of a third party valuation firm, valued the Colt brand and related trademarks by comparing the value of the royalty rate inherent in the prepaid license fee to the current market rate for such a license based upon both the value of the Colt brand and related trademarks in both the defense and the commercial marketplace utilizing a relief from royalty methodology.

Intangible Assets

The Company reviews long-lived assets, including intangible assets subject to amortization, for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Impairment losses, where identified, are determined as the excess of the carrying value over the estimated fair value of the long-lived asset. The Company assesses the recoverability of the carrying value of assets held for use based on a review of projected undiscounted cash flows. When long-lived assets are reclassified to “held for sale”, The Company compares the asset’s carrying amount to its estimated fair value less cost to sell to evaluate impairment. No long-lived assets have been reclassified to held for sale for any period presented.

In connection with the Merger, the Company recorded finite-lived intangible assets of $9,340 which includes $5,240 of existing license agreements which represents the estimated fair value of New Colt license agreements for licensing the Colt trademarks to various third parties, $2,970 of developed technology which represents the estimated fair value of designs, trade secrets, materials, specifications and other proprietary intellectual property included in the technical data packages and related manufacturing processes and know-how and $1,130 of backlog which represents the estimated fair value of unfilled contractual orders from customers.  The weighted average useful lives of the acquired assets were 6 years, 20 years and 3 years, respectively.

The net carrying value of the Company’s intangible assets with finite lives follows:

	As of December 31, 2013
	Gross			Estimated
	Carrying	Accumulated		Useful
	Amount	Amortization	Net	Life
Customer relationship
Canadian Government	$2,369	$(678)	$1,691	30

Customer relationships other	6,160	(4,077)	2,083	20
License agreements	5,240	(805)	4,435	6
Backlog	1,722	(604)	1,118	3
Technology-based intangibles	6,580	(2,492)	4,088	15 - 20
	$22,071	$(8,656)	$13,415

	As of December 31, 2012
	Gross			Estimated
	Carrying	Accumulated		Useful
	Amount	Amortization	Net	Life
Customer relationship
Canadian Government	$2,533	$(640)	$1,893	30
Customer relationships other	6,586	(3,970)	2,616	20
Backlog	633	(633)	—	—
Technology-based intangibles	3,610	(2,082)	1,528	15
	$13,362	$(7,325)	$6,037

Amortization expense for these intangible assets for the years ended December 31, 2013, 2012 and 2011 was $1,670, $704, and $742, respectively, and was included in cost of sales and selling expense in the Consolidated Statements of Operations. The Company expects to record annual amortization expense of $3,271, $2,785, $1,927, $1,187 and $873 for 2014, 2015, 2016, 2017 and 2018, respectively. Intangibles are amortized using proportionate use methods.

Prepaid License Fee

Prior to the acquisition of New Colt (see Note 3, “Acquisition”), the Company had fully paid for and received a twenty year license from New Colt for the limited use of certain Colt trade names with an expiration date of December 31, 2023.  The prepaid license could be extended beyond December 31, 2023 for successive five-year periods.  The Company was amortizing this paid-up license ratably over the 20 year term.

Immediately prior to the Merger, the prepaid license fee balance of $1,056 was written off. This was part of the settlement of a pre-existing relationship with New Colt related to Colt Defense’s license agreement.  In prior years, the prepaid license fee was being amortized over its initial 20-year term.  Amortization expense was $101 per year in 2012 and 2011.

Warranty Costs

The Company generally sells its military products with a one-year warranty and records the estimated costs of such product warranties at the time the sale is recorded. For direct foreign sales, posting a warranty bond for periods ranging from one to five years is occasionally required. The Company’s estimated warranty costs are based upon actual past experience, its current production environment as well as specific and identifiable warranty. As of December 31, 2013 and 2012, the balance of the Company’s warranty reserve was $464 and $167, respectively.

Self-Funded Medical Plan

The Company maintains a self-funded employee group medical plan under which the liability is limited by individual and aggregate stop loss insurance coverage. Included in accrued expense in the accompanying consolidated balance sheets is a liability for reported claims outstanding, as well as an estimate of incurred but unreported claims, based on the Company’s best estimate of the ultimate cost not covered by stop loss insurance. The actual amount of the claims could differ from the estimated liability recorded of $823 and $1,396 at December 31, 2013 and 2012, respectively.

Self- Funded Worker’s Compensation

As of December 31, 2013, the Company self-insures its domestic worker’s compensation by a deductible program that incorporates an aggregate stop loss. Colt’s liability for estimated premiums and incurred losses under this policy has been actuarially determined and was $214 as of December 31, 2013 and $308 as of December 31, 2012. The Company revised its disclosure with respect to the Company’s liability for estimated premiums and incurred losses under the Company’s deductible policies as of December 31, 2013 from $408 to $214.  The Company does not consider the revision of this disclosure material.

Accrued Expenses

Accrued expenses consisted of:

	December 31,
	2013	2012
	(As Restated)

Accrued compensation and benefits	$7,154	$5,770
Accrued contract obligation expense	1,194	—
Accrued federal, excise and other taxes	4,902	5,293
Accrued interest	2,879	3,230
Accrued commissions	929	1,229
Other accrued expenses	5,100	4,793
	$22,158	$20,315

Advertising Costs

Advertising costs primarily consisting of print, television and electronic media, trade shows and samples. The Company expenses advertising expenses as incurred. Advertising expense was $2,626 in 2013, $2,406 in 2012 and $1,760 in 2011. Prior period amounts have been reclassified to conform to the current year presentation.

Research and Development Costs

Research and development costs consist primarily of compensation and benefits and experimental work materials for the Company’s employees who are responsible for the development and enhancement of new and existing products.  Research and development costs incurred to develop new products and to enhance existing products, which are not specifically covered by contracts, and those costs related to the Company’s share of research and development activity in connection with cost-sharing arrangements, are charged to expense as incurred. Research and development expenses were $6,126 in 2013, $4,747 in 2012, and $5,578 in 2011.

Research and development costs incurred under contracts with customers are included as a contract cost and reported as a component of cost of sales when revenue from such contracts is recognized. Government research and development support, not associated with specific contracts, is recorded as a reduction to cost of sales in the period earned.

Common Unit Compensation Expense

The Company uses the Black-Scholes option pricing model to estimate the fair value of all unit-based compensation awards on the date of grant. The fair value of each time-based award is expensed on a straight-line basis over the requisite service period. For performance-based awards, compensation expense is recognized when it is probable that the performance conditions will be met.

Foreign Currency Translation

The functional currency for the Company’s Canadian operation is the Canadian dollar. The Company translates the balance sheet accounts of its Canadian operation at the end-of-period exchange rates and its income statement accounts at the average exchange rates for each month. The resulting foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income or loss, which is included in members’ deficit.

The Company’s Canadian operation is subject to foreign currency exchange rate risk relating to receipts from customers, payments to suppliers and some intercompany transactions in currencies other than the Canadian dollar. As a matter of policy, the Company does not engage in interest rate or currency speculation and, therefore, the Company has no derivative financial instruments to hedge this exposure. In the Company’s consolidated statements of operations, it had foreign currency gains of $197 in 2013, $155 for 2012 and a foreign currency loss of $294 for 2011.

Fair Value Measurements

The fair value of an asset or liability is the amount at which the instrument could be exchanged or settled in a current transaction between willing parties where neither is compelled to buy or sell. The carrying values for cash, accounts receivable, accounts payable, accrued expenses and other current assets and liabilities approximate their fair values due to their short maturities.  The carrying value of the Company’s long-term debt of $294,817 and $247,567 at December 31, 2013 and 2012, respectively, was recorded at amortized cost.  The estimated fair value of long-term debt was approximately $262,775 and $161,250 at December 31, 2013 and 2012, respectively.  The Fair value of the Senior Notes was based on quoted market prices, which are Level 1 inputs and the fair value of the term loan was based on Level 3 inputs.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The inputs used to measure fair value fall into the following hierarchy.

Level 1:	Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2:

Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3:	Unobservable inputs for the asset or liability.

During 2013 and 2012, the Company did not have any financial assets and liabilities reported at fair value and measured on a recurring basis or any significant non-recurring measurements of nonfinancial assets and nonfinancial liabilities. Therefore, Colt did not have any transfers of assets and liabilities between Level 1 and Level 2 of the fair value measurement hierarchy during the years ended December 31, 2013 and 2012.

Retirement Benefits

The Company has pension and other postretirement benefit costs and obligations which are dependent on various assumptions. The Company’s major assumptions relate primarily to discount rates, long-term return on plan assets and medical cost trend rates. The Company bases the discount rate assumption on current investment yields of high quality fixed income investments during the retirement benefits maturity period. Long-term return on plan assets is determined based on historical portfolio results and management’s expectation of the future economic environment, as well as target asset allocations.

The Company’s medical cost trend assumptions are developed based on historical cost data, the near-term outlook, an assessment of likely long-term trends and the cap limiting the Company’s required contributions. Actual results that differ from the Company’s assumptions are accumulated and are amortized generally over the estimated future working life of the plan participants.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect for years in which the temporary differences are expected to reverse. The Company provides a valuation allowance when it is more likely than not that deferred tax assets will not be realized. The Company recognizes the benefit of an uncertain tax position that has been taken or it expects to take on income tax returns if such tax position is more likely than not to be sustained.

The Company follows the authoritative guidance regarding accounting for uncertainty in income taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These unrecognized tax benefits relate primarily to issues common among multinational corporations in the Company’s industry. The Company applies a variety of methodologies in making these estimates which include studies performed by independent economists, advice from industry and subject experts, evaluation of public actions taken by the Internal Revenue Service and other taxing authorities, as well as the Company’s own industry experience. The Company provides estimates for unrecognized tax benefits which may be subject to material adjustments until matters are resolved with taxing authorities or statutes expire. If the Company’s estimates are not representative of actual outcomes, its results of operations could be materially impacted.

The Company continues to maintain a valuation allowance against certain deferred tax assets where realization is not certain. It periodically evaluate the likelihood of the realization of deferred tax assets and reduce the carrying amount of these deferred tax assets by a valuation allowance to the extent we believe a portion will not be realized. The Company considers many factors when assessing the likelihood of future realization of deferred tax assets, including the Company’s recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income, carryforward periods available to us for tax reporting purposes, various income tax strategies and other relevant factors. Significant judgment is required in making this assessment and, to the extent future expectations change, we would assess the recoverability of the Company’s deferred tax assets at that time. If we determine that the deferred tax assets are not realizable in a future period, we would record material adjustments to income tax expense in that period.

Recent Accounting Pronouncements

Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists - In July 2013, the FASB issued ASU 2013-11 to provide guidance on the presentation of unrecognized tax benefits. ASU 2013-11 requires an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows: to the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. ASU 2013-11 is effective for interim and annual periods beginning after December 15, 2013 with earlier adoption permitted. ASU 2013-11 should be applied prospectively with retroactive application permitted. The Company is currently evaluating the impact of the Company’s pending adoption of ASU 2013-11 on its consolidated financial statements

Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income - In February 2013, the Financial Accounting Standards Board (“FASB”) issued ASU 2013-02, which requires disclosure of significant amounts reclassified out of accumulated other comprehensive income by component and their corresponding effect on the respective line items of net income. This guidance is effective for the Company beginning in the first quarter of 2013. The adoption of ASU 2013-02 only impacted disclosure requirements and did not have any effect on the Company’s operating results or its financial condition.

3.  Acquisition

On July 12, 2013 (the “Merger Date”), the Company acquired 100% ownership (the “Merger”) of New Colt, a privately-held company, which is a world leader in the design, development and manufacture of pistols and revolvers. New Colt’s 2012 sales were approximately $130,000, of which approximately $83,000 arose from the resale of Colt Defense manufactured rifles into the commercial market. As a result of the Merger, the two manufacturers of Colt-branded firearms were consolidated into a single enterprise providing Colt Defense direct access to the commercial market for Colt Defense’s rifles and carbines, ownership of the Colt brand name and other related trademarks, and the technology and production facilities for the full line of Colt handguns.

Prior to determining the purchase price allocation of the Merger consideration, Colt Defense recorded the effective settlement of a pre-existing relationship with New Colt related to Colt Defense’s license agreement (the “License”) with New Colt for the use of certain Colt trademarks. As a result of the effective settlement of the pre-existing relationship, Colt Defense recorded a gain of $15,264 (“Settlement Gain”), which equals the calculated gain of $16,320 reduced by the write-off of Colt Defense’s prepaid license balance of $1,056. A third-party valuation firm assisted management’s calculation of the gain by comparing the value of the royalty rate in the License to the current market rate for such a license.

The Company acquired New Colt for an aggregate purchase price of $82,543, which included the Settlement Gain of $15,264. The cash portion of the purchase price was funded by the proceeds from a new $50,000 senior secured term loan (“Term Loan”), cash on hand and $9,000 of consideration from the issuance and sale of the Company’s common units, of which $5,000 was paid in cash and $4,000 was related to Merger consideration reinvested by certain New Colt investors into Colt Defense.

During the year ended December 31, 2013, the Company incurred $1,147 of transaction-related costs. These costs include due diligence, legal expenses and other transaction-related costs to complete the Merger. These costs have been recognized in the Company’s Consolidated Statements of Operations as operating expenses.

The operating results for New Colt have been included in the Consolidated Statements of Operations since the Merger Date. The Company reported $29.1 million of incremental net sales and $1.7 million of operating loss from New Colt, inclusive of $1.6 million of purchase accounting adjustments, for the period from the Merger Date through December 31, 2013.

The following table summarizes the fair values of the assets acquired and the liabilities assumed at the Merger Date:

Cash and cash equivalents	$3,791
Accounts receivable	3,318
Inventories	7,585
Property and equipment	5,182
Other assets	3,090
Intangible assets with finite lives	9,340
Trademarks	50,100
Goodwill	36,974
Total assets acquired	119,380

Accounts payable and accrued expenses	8,808
Customer advances and deferred revenue	1,832
Capital lease obligations	393
Pension and retirement liabilities	9,357
Deferred tax liabilities	16,447
Total liabilities assumed	36,837
Net assets acquired	$82,543

The Company believes that this information is a reasonable estimate of the fair values of assets acquired and liabilities assumed.

The Company, with the assistance of a third party valuation firm, valued the Colt brand and related trademarks by comparing the value of the royalty rate inherent in the prepaid license fee to the current market rate for such a license based upon both the value of the Colt brand and related trademarks in both the defense and commercial marketplace utilizing a relief from royalty methodology.

The Company, with the assistance of a third party valuation firm, determined the fair value of the finite-lived intangible assets which includes $5,240 of existing license agreements, valued based on a discounted cash flow approach, represents the estimated fair value of New Colt license agreements for licensing the Colt trademarks to various third parties, $2,970 of developed technology, valued based on a relief from royalty method, represents the estimated fair value of designs, trade secrets, materials, specifications and other proprietary intellectual property included in the technical data packages and related manufacturing processes and know-how and $1,130 of backlog, valued based on an excess earnings method, represents the estimated fair value of unfilled contractual orders from customers.  The weighted average useful lives of the acquired assets were 6 years, 20 years, and 3 years respectively.  In addition, the Company, with the assistance of a third party valuation firm, valued the Colt brand and related trade marks by comparing the value of the royalty rate inherent in the license (see Note 2,”Summary of Significant Accounting Policies”) to the current market rate for such a license based upon both the value of the Colt brand and related trade marks in both the defense and the commercial marketplace utilizing a relief from royalty methodology.

Deferred income taxes arise from temporary differences between tax and financial statement recognition of revenue and expense.  In evaluating the Company’s ability to recover the deferred tax assets acquired through the acquisition of New Colt, the Company considered all available positive and negative evidence, including scheduled reversals of deferred tax assets and liabilities, projected future taxable income, tax-planning strategies and results of recent operations.  In projecting future taxable income for New Colt, the Company began with historical results adjusted to include the $50,000 Term Loan (see Note 6, “Notes Payable and Long-term Debt”) and related interest expense, incorporated assumptions including the amount of future state and federal pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax-planning strategies.  These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates the Company is using to manage the underlying business.  Based on the analysis performed the Company believes, as of the acquisition date, that it is more likely than not that the benefit from New Colt’s deferred tax assets will not be realized.  In recognition of this risk, the Company provided a valuation allowance against New Colt’s deferred tax assets as part of the Company’s purchase accounting adjustments.

Goodwill is the excess of the purchase price of an acquired business over the fair value of net assets acquired. Goodwill will not be amortized but instead will be tested for impairment at least annually or more frequently if indicators of impairment arise. The $36,974 of goodwill is not deductible for federal income tax purposes.

The following table reflects the unaudited pro forma operating results of the Company for years ended December 31, 2013 and December 31, 2012, respectively, which give effect to the Merger with New Colt as if it had occurred on January 1, 2012. The pro forma results are based on assumptions that the Company believes are reasonable under the circumstances. The pro forma results are not necessarily indicative of the operating results that would have occurred had the Merger been effective January 1, 2012, nor are they intended to be indicative of results that may occur in the future. The underlying pro forma information includes historical financial results of the Company and New Colt adjusted for certain items including depreciation and amortization expense associated with the assets acquired, the Company’s expense related to financing arrangements and the elimination of intercompany transactions. The pro forma information does not include the effects of any synergies or cost reduction initiatives related to the Merger.

	Unaudited Pro Forma
	Years Ended
	December 31, 2013	December 31, 2012
	(As Restated)	(As Revised)
Net sales	$309,556	$267,714
Net income (loss)	17,474	(4,590)

Pro forma earnings during the years ended December 31, 2013 and December 31, 2012, respectively, were adjusted for items such as the Settlement Gain, transaction related costs, interest on the Company’s $50,000 Term Loan and amortization expense related to finite-lived intangible assets.  Pro forma earnings for the year ended December 31, 2013 were adjusted to exclude the $15,264 Settlement Gain, include $2,467 of additional interest expense, include $1,409 of additional expense related to the amortization of finite-lived intangible assets and exclude $2,530 of transaction related costs $1,147 incurred by the Company and $1,383 incurred by New Colt.  Pro forma earnings for the year ended December 31, 2012 were adjusted to include the $15,264 Settlement Gain, include $6,879 of interest expense, include $2,347 of expense related to the amortization of finite-lived intangible assets and include $2,530 of transaction related costs.

4.  Restructuring Costs

During the year ended December 31, 2013, the Company recorded tax restructuring costs of $1,118 for restructuring actions that were initiated as a result of the Merger with New Colt.  Of these costs, $336 is being reimbursed from an escrow established at the time of the Merger and $782 was recorded in operating expenses.  The costs consist of severance, continuation of benefits and other compensation-related expenses.  These actions, which have been completed, resulted in a workforce reduction of 10 salaried employees. No specific plans for significant other actions have been finalized at this time.

The following table summarizes the accrual balances and utilization for this restructuring action:

Restructuring accruals at December 31, 2012	$—
Accrued restructuring liability	1,118
Utilization	(412)
Balance at December 31, 2013	$706

Restructuring accruals are included in accounts payable, accrued expenses and other long-term liabilities on the Consolidated Balance Sheet.

5.  Inventories

The following table sets forth a summary of inventories, net of reserves for the lower of cost or market:

	December 31,
	2013	2012
Raw materials	$43,469	$29,177
Work in process	9,476	7,829
Finished products	13,729	3,555
	$66,674	$40,561

6.  Notes Payable and Long-Term Debt

Credit Agreement

On September 29, 2011, the Company entered into a credit agreement (“Credit Agreement”) with Wells Fargo Capital Finance, LLC.  Under the terms of the Credit Agreement, senior secured revolving loans are available up to $50,000, inclusive of $20,000 available for letters of credit.  Revolving loans are subject to, among other things, the borrowing base, which is calculated monthly based on specified percentages of eligible accounts receivable and inventory and specified values of fixed assets. Under the Credit

Agreement, the Company’s obligations are secured by a first-priority security interest in substantially all of its assets (other than intellectual property), including accounts receivable, inventory and certain other collateral, and a second-priority security interest in the Company’s intellectual property.  The Credit Agreement matures on September 28, 2016.

Borrowings under the Credit Agreement bear interest at a variable rate based on the London Inter-Bank Offer Rate (“LIBOR”), the Canadian Banker’s Acceptance Rate or the lender’s prime rate, as defined in the Credit Agreement, plus a spread. The interest rate spread on borrowing varies based on both the rate option selected and Colt’s quarterly average excess availability under the Credit Agreement. There is an unused line fee ranging from .375% to .50% per annum, payable quarterly on the unused portion under the facility and a $40 annual servicing fee.

The Credit Agreement limits the Company’s ability to incur additional indebtedness, make investments or certain payments, pay dividends (other than for the payment of taxes to Colt Defense’s members) and merge, acquire or sell assets. In addition, certain covenants would be triggered if excess availability were to fall below the specified level, including a fixed charge coverage ratio requirement. Excess availability is determined as the lesser of the Company’s borrowing base or $50,000, reduced by outstanding obligations under the credit agreement and trade payables that are more than 60 days past due. Furthermore, if excess availability falls below $11,000 or an event of default occurs, the lender may assume control over the Company’s cash until such event of default is cured or waived or the excess availability exceeds such amount for 60 consecutive days. The Credit Agreement contains customary events of default. As of December 31, 2013 and December 31, 2012, the Company was in compliance with all covenants and restrictions.

As of December 31, 2013, there was a $7,083 line advance and $3,486 of letters of credit outstanding under the Credit Agreement. As of December 31, 2012, there was a $6 line of credit advance and $1,715 of letters of credit outstanding under the Credit Agreement.

On March 22, 2013, the Company entered into Amendment No. 2 to the Credit Agreement, whereby, among other things, the lenders under the Credit Agreement consented to the transaction pursuant to the Unit Repurchase Agreement. For additional information about this transaction, see “Note 10 Colt Defense LLC Accumulated Deficit.”

On June 19, 2013, Colt Defense entered into Amendment No. 3 to the Credit Agreement, which permitted the formation of Colt International Coöperatief U.A. (“Dutch Holdings”) and the contribution of all the issued and outstanding equity interests issued by Colt Canada Corporation (“Colt Canada”) to Dutch Holdings so that Colt Canada would become a wholly-owned subsidiary of Dutch Holdings, and permitting Dutch Holdings to become a guarantor under the Credit Agreement.

On July 12, 2013, Colt Defense entered into Amendment No. 4 to the Credit Agreement, which allowed New Colt to become a guarantor and Colt’s Manufacturing Company LLC (“Colt’s Manufacturing”) to become a borrower under the Credit Agreement in connection with the Merger.

Term Loan

On July 12, 2013, in connection with the Merger, the Company entered into the Term Loan, which matures on November 15, 2016. The Term Loan bears interest at a variable rate of 9.75% plus the greater of the 3-month LIBOR rate or 1%. Interest is payable quarterly in arrears on the first day of the subsequent calendar quarter. Under the Term Loan, the Company’s obligations are secured by a first priority security interest in the Company’s intellectual property and a second priority security interest in substantially all other assets. The $50,000 Term Loan was issued at a discount of $2,293, which represents the lenders fees and legal expenses. The Company also incurred $2,120 in financing fees. The discount and the financing fees are being amortized as additional interest expense over the life of the indebtedness. Principal repayments, which are due quarterly on the last day of each calendar quarter, are as follows:

Amount
2014	$5,000
2015	7,500
2016	36,250
Total	$48,750

The Term Loan agreement contains financial covenants including a minimum EBITDA threshold, a fixed charge coverage ratio and a maximum secured leverage ratio, each as defined by the Term Loan agreement. In addition, the Company cannot exceed specified levels of capital expenditures. All financial covenants, with limited exceptions, are calculated on a rolling 4-quarter basis based on financial results for the current and three preceding fiscal quarters. The Company was in compliance with its debt covenants as of December 31, 2013 and monitors its future compliance based on current and anticipated financial results.

The Term Loan agreement also contains non-financial covenants and other restrictions that limit the Company’s ability to incur additional indebtedness, make investments or certain payments, pay dividends (other than for the payment of taxes to Colt Defense’s members) and merge, acquire or sell assets.

Senior Notes

On November 10, 2009, Colt Defense LLC (Parent) and Colt Finance Corp, a 100%-owned finance subsidiary, jointly and severally co-issued $250,000 of unsecured senior notes (“Senior Notes”). The Senior Notes bear interest at 8.75% and mature November 15, 2017. Interest is payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2010. The Company issued the Senior Notes at a discount of $3,522 from their principal value. This discount will be amortized as additional interest expense over the life of the indebtedness. No principal repayments are required until maturity.

The Senior Notes do not have any financial covenants that require the Company to maintain compliance with any financial ratios or measurements on a periodic basis. The Senior Notes do contain non-financial covenants that, among other things, limit Colt’s ability to incur additional indebtedness, enter into certain mergers or consolidations, incur certain liens and engage in certain transactions with Colt’s affiliates. In addition, the Indenture restricts the Company’s ability to pay dividends or make other Restricted Payments (as defined in the Indenture) to its members, subject to certain exceptions. Such restrictions are not expected to affect Colt’s ability to meet its cash obligations for the next 12 months. The Indenture does not restrict the ability to pay dividends or provide loans to the Parent or the net assets of Colt’s subsidiaries, inclusive of the co-issuer, Colt Finance Corp. Additionally, the Senior Notes contain certain cross default provisions with other indebtedness if such indebtedness in default aggregates to $20,000 or more.

Previously, the Senior Notes were not guaranteed by any of Colt’s subsidiaries. On June 19, 2013, the Company entered into a supplement to the Indenture by which Dutch Holdings, Colt Canada and Colt Defense Technical Services LLC (“CDTS”) became new subsidiary guarantors to the Senior Notes. As such, each agreed to jointly and severally guarantee the obligations under the Indenture.

On July 12, 2013, the Company entered into a supplement to the Indenture, by which New Colt and Colt’s Manufacturing became parties to the Indenture and each agreed to jointly and severally guarantee the obligations under the Indenture.

Debt Balances

Outstanding debt balances at December 31, 2013 and 2012 were as follows:

	Credit	Senior	Term
	Agreement	Notes	Loan	Total
Balance at December 31, 2011	$—	$250,000	$—	$250,000
Unamortized discount	—	(2,814)	—	(2,814)
Net debt at December 31, 2011	—	247,186	—	247,186
Line of credit advances	6	—	—	6
Amortization of discount (a)	—	381	—	381
Net debt at December 31, 2012	6	247,567	—	247,573
Line of credit advances	10,083	—	—	10,083
Line of credit repayments	(3,006)	—	—	(3,006)
Original issue	—	—	50,000	50,000
Debt discount	—	—	(2,293)	(2,293)
Principal payments	—	—	(1,250)	(1,250)
Amortization of discount (a)	—	417	376	793
Net debt at December 31, 2013	7,083	247,984	46,833	301,900
Less: current portion	(7,083)	—	(5,000)	(12,083)
Long-term debt at December 31, 2013	$—	$247,984	$41,833	$289,817

(a)         Interest expense for 2013 and 2012 includes $793 and $381, respectively, of amortization of original issue discount of the Senior Notes and Term Loan.

Deferred Financing Costs

When the Company incurs costs associated with financing arrangements, it defers the costs and amortizes them to interest expense over the term of the related debt. In 2013, the Company incurred $2,120 of financing costs for the Term Loan. In 2011, the Company incurred $1,653 of financing costs when it entered into the Credit Agreement, of which $1,636 was paid in 2011. The remaining $17 of accrued financing costs was subsequently reversed in 2012.  Amortization of deferred financing costs for years ended December 31, 2013, 2012 and 2011 were $2,020, $1,653, and $1,498, respectively.

A summary of deferred financing fee activity follows:

Total
Balance at December 31, 2011	$9,312
Amortization of deferred financing costs	(1,653)
Financing fees paid and accrued	(17)
Balance at December 31, 2012	$7,642
Amortization of deferred financing costs	(2,020)
Financing fees paid and accrued	2,120
Balance at December 31, 2013	$7,742

Debt Prepayment Expense

If a financing arrangement is terminated early, the Company will expense any unamortized financing costs to debt prepayment expense at the time of termination. Total debt prepayment expense, which was included in the Consolidated Statements of Operations, related to the above debt refinancing activities and amendments was $295 in 2011. There were no debt prepayments in 2012 or 2013.

7.  Lease Obligations

At the time of the Merger, New Colt had $393 of capital lease obligations and $1,216 of operating leases outstanding. During the third quarter of 2013, Colt Defense elected to repay these leases in full. As a result, the Company incurred $287 of lease buyout expense and recorded $1,002 of machinery and equipment at fair value related to the payoff of the operating leases.

Future minimum lease payments under non-cancelable leases with a remaining term of greater than one year at December 31, 2013 are as follows:

Operating
Leases
2014	$1,282
2015	910
2016	158
2017	117
2018	108
Thereafter	459
Total minimum lease payments	$3,034

As of December 31, 2013 and December 31, 2012, the Company did not have any assets subject to capital leases.

In addition to the operating lease for the West Hartford facilities, the Company also has an operating lease for a Florida facility and operating lease contracts for office equipment and vehicles as of December 31, 2013. Rent expense under the operating leases was $1,167, $1,048, and $1,095 in 2013, 2012 and 2011, respectively. Rent expense is net of rental income of $186 in 2013 (up to the Merger Date), $192 in 2012, and $161 in 2011 for the portion of the West Hartford facility subleased to New Colt. Subsequent to the Merger Date, rental expense continued to be charged from Colt Defense to New Colt but is accounted for as intercompany revenue and expense and is therefore, eliminated.  The intercompany rent is not included in the total rent expense.

8.  Income Taxes

Colt Defense is a limited liability company organized under the laws of Delaware. Colt Defense is treated as a partnership for federal and state income tax purposes and is not subject to U.S. federal or state income taxes. Consequently, all taxable income (loss) of Colt Defense is reported to its members for inclusion in their respective income tax returns. The limited liability agreement of Colt Defense requires distributions to the members in any year in which there is U.S. taxable income. The member’s distribution is equal to the product of the highest combined marginal federal, state, or local income tax rate applicable to any member and the highest taxable income allocated to any one unit, to the extent that the Governing Board determines that sufficient funds are available.

Colt Defense and CDTS, a wholly owned subsidiary, collectively own 100% of Colt International Coöperatief U.A. (“Colt International”). Colt International owns 100% of Colt Canada, a Canadian C corporation. The income (loss) of Colt Canada is subject to entity level Canadian federal and provincial taxes. Colt Canada declared and paid dividends to Colt International in 2013. Under the terms of the treaty between Canada and The Netherlands, Colt Canada is required to withhold taxes on the dividends at a rate of 5%.

As a result of the Merger effective July 12, 2013, Colt Defense owns 100% of New Colt, a C corporation organized under the laws of Delaware. New Colt is taxed as a corporation for U.S. federal and state income tax purposes.

The components of income (loss) before provision for income taxes are as follows:

	December 31,
	2013	2012	2011
United States	$18,912	$(11,923)	$(4,559)
Foreign	5,591	6,880	12,718
Total	$24,503	$(5,043)	$8,159

The components of the expense (benefit) for income tax purposes are as follows:

	December 31,
	2013	2012	2011
Current:
Federal	$—	$—	$—
State	—	—	—
Foreign	1,607	1,776	3,442
Total current	1,607	1,776	3,442

Deferred and other:
Federal	—	—	—
State	—	—	—
Foreign	29	39	(271)
Total deferred and other:	29	39	(271)
Total tax expense	$1,636	$1,815	$3,171

The components of deferred tax assets and liabilities consist of:

	December 31,
	2013	2012
Current tax assets:
Accounts receivable reserves	$74	$—
Inventory reserves	865	—
Accrued insurance	250	—
Accrued payroll	150	—
Accrued warranties	125	40
Other accrued expenses	316	145
Less: valuation allowance	(826)	—
Total current deferred tax assets	$954	$185

Long-term tax assets (liabilities):
Pension & post retirement obligations	$2,913	$—
Net operating loss carry forwards	3,943	—
Federal AMT credits	888	—
Fixed assets	(1,545)	(388)
Intangible assets	(21,263)	(1,127)
Other long-term assets	450	—
Less: valuation allowance	(4,101)	—
Total long-term deferred tax liabilities	$(18,715)	$(1,515)
Net long-term deferred tax liabilities	$(17,761)	$(1,330)

New Colt has net operating loss (“NOL”) carry forwards of $21,828 for U.S. federal purposes and $3,350 for U.S. state purposes.  Included in the federal NOL are NOL’s of $9,699 which the Company does not expect to be able to utilize as a result of a Section 382 NOL limitation due to a change in ownership of New Colt that occurred in 2007.  These operating loss carry forwards expire at various dates from 2014 through 2033. New Colt has federal alternative minimum credits of $888. These tax credits do not have an expiration date.  The Company’s income tax expense, deferred tax assets and liabilities reflect the Company’s best assessment of estimated future taxes to be paid.  The Company is subject to income taxes in both the United States and foreign jurisdictions.  Significant judgments and estimates are required in determining the consolidated income tax expense.

Excluding the indefinite lived intangible assets for goodwill and trademarks, New Colt is in a net deferred tax asset position as of December 31, 2013.  Deferred income taxes arise from temporary differences between tax and financial statement recognition of revenue and expense.  In evaluating the Company’s ability to recover the deferred tax assets acquired through the acquisition of New Colt, the Company considered all available positive and negative evidence, including scheduled reversals of deferred tax assets and liabilities, projected future taxable income, tax-planning strategies and results of recent operations.  In projecting future taxable income for New Colt, the Company began with historical results adjusted to include the $50,000 Term Loan (see Note 6, “Notes Payable and Long-Term Debt”) and related interest expense, incorporated assumptions including the amount of future state and federal pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax-planning strategies.  These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates the Company is using to manage the underlying business.  Based on the analysis performed the Company believes, as of December 31, 2013, that it is more likely than not that the benefit from New Colt’s deferred tax assets will not be realized.  In recognition of this risk, the Company provided a valuation allowance against New Colt’s deferred tax assets as of December 31, 2013.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future.  The Company is not aware of any such changes that would have a material effect on the Company’s results of operations, cash flows, or financial position.

The effective income tax provision (benefit) was different than the statutory federal and state income tax rates as follows:

	2013	2012	2011
Expected Tax Rate	34.00%	34.00%	34.00%
Meals and Entertainment	0.05	(0.21)	0.12
Pass Through Taxation (Zero Rate)	(26.44)	(80.39)	19.00
Other Non-Deductible Items	0.02	(0.03)	0.01
Tax credits	(1.09)	5.12	(4.51)
Tax Rate Differentials	(2.06)	12.28	(11.69)
Withholding Tax	2.12	(6.54)	3.73
Valuation Allowance	0.17	0.00	0.00
Other Adjustments	(0.09)	(0.23)	(1.79)
Effective Tax Rate	6.68%	(36.00)%	38.87%

In accordance with the provisions of ASC Topic 740, an uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained. As of December 31, 2013, the Company had $198 of uncertain tax position liabilities related to its domestic U.S operations.  At December 31, 2012, the Company had no reserves for any uncertain tax positions.

A summary of the Company’s uncertain tax positions is as follows:

2013
Balance as of December 12, 2012	$—
Add New Colt’s uncertain tax position as of July 12, 2013	198
Additions based on tax provisions related to the current year	—
Additions for tax provisions of prior years	—
Reductions for tax provisions of prior years	—
Balance as of December 31, 2013	$198

The Company expects that $0 of the uncertain tax position will reverse in the next twelve months. The Company classifies interest and penalties on uncertain tax positions as additional income taxes. The Company has $0 current uncertain tax positions and has not accrued any interest or penalties related to the uncertain tax positions.

The Company does not have pending federal, state or foreign tax audits for the periods that are open under the statute of limitations.  Colt Canada’s federal and Ontario income tax years open to audit are 2009 through 2012 and 2008 through 2012 respectively.  New Colt’s federal and state income tax years open to audit are 2010 through 2012.

In September 2013, the U.S. Department of the Treasury and the Internal Revenue Service released final regulations related to the acquisition, production, or improvement of tangible personal property as well as rules for materials and supplies.  Compliance with the regulations will be required for companies’ federal income tax years beginning on or after January 1, 2014.  The Company is currently assessing these rules and the impacts to the financial statements, if any.

9.  Pension, Savings and Postretirement Benefits

As a result of the Merger, the Company had four noncontributory, domestic defined benefit pension plans (“Plans”) that covered substantially all eligible salaried and hourly U.S. employees. The bargaining unit Plans were combined on January 1, 2014 and the salaried Plans were combined on January 1, 2014.

Pension expense for the New Colt plans is included in the amounts below from the Merger Date.

The Company also provides certain postretirement health care coverage to retired U.S. employees who were subject to its collective bargaining agreement when they were employees. The cost of these postretirement benefits is determined actuarially and is recognized in the Company’s consolidated financial statements during the employees’ active working career. In connection with the Company’s collective bargaining agreement, it has capped certain retirees to approximately $250 (not in thousands) per employee, per month.

The Company recognizes the projected liability for its pension benefits and postretirement health care coverage in excess of plan assets. Obligations for both pension and postretirement plans are measured as of the Company’s December 31 year end.

Postretirement health care expense for the New Colt plan is included in the amounts below from the Merger Date.

Disclosures related to the pension plans and the postretirement health care coverage follows:

			Postretirement
	Pension Plans		Healthcare Coverage
	2013	2012	2013	2012
Projected benefit obligation (“PBO”) at beginning of year	$29,168	$25,590	$14,091	$12,524
New Colt plans PBO at Merger Date	9,131	—	8,077	—
Service cost	315	455	549	256
Interest cost	1,296	1,141	658	527
Plan amendments	—	951	—	—
Actuarial (gain) loss	(2,175)	1,766	(1,583)	1,286
Benefits paid and expenses	(1,540)	(735)	(717)	(502)
Projected benefit obligation at end of year	36,195	29,168	21,075	14,091

Fair value of plan assets at beginning of year	22,372	19,609	—	—
Fair value of plan assets at Merger Date	7,841	—	—	—
Employer contributions	1,740	1,500	717	502
Actual return on plan assets	4,102	1,998	—	—
Benefits paid and expenses	(1,540)	(735)	(717)	(502)
Fair value of plan assets at end of year	34,515	22,372	—	—
Funded status at end of year	$(1,680)	$(6,796)	$(21,075)	$(14,091)

The components of the unfunded benefit obligations of the hourly and salaried defined benefit plans follow:

	2013			2012
	Hourly	Salaried		Hourly	Salaried
	Plans	Plans	Total	Plan	Plan	Total
Projected benefit obligation	$26,328	$9,867	$36,195	$20,474	$8,694	$29,168
Fair value of plan assets	24,607	9,908	34,515	15,602	6,770	22,372
Funded status	$(1,721)	$41	$(1,680)	$(4,872)	$(1,924)	$(6,796)

Effective December 31, 2012, the pension benefits under the two hourly defined benefit plans were frozen. The benefits under the two salaried defined benefit plans have been frozen since December 31, 2008. Accordingly, participants retain the pension benefits that have already accrued. However, no additional benefits have accrued since the effective date of the freeze.

The components of cost recognized in the Company’s statement of operations for its pension plans are as follows:

	December 31,
	2013	2012	2011
Service cost	$315	$455	$287
Interest cost	1,296	1,141	1,090
Expected return on assets	(1,970)	(1,641)	(1,549)
Curtailment of hourly plan	—	1,325	—
Amortization of unrecognized prior service costs	—	244	170
Amortization of unrecognized loss	429	813	495
Net periodic cost	$70	$2,337	$493

The components of cost recognized in the Company’s statement of operations for the Company’s postretirement health cost coverage are as follows:

	December 31,
	2013	2012	2011
Service cost	$549	$256	$179
Interest cost	658	527	573
Amortization of unrecognized prior service costs	(172)	(172)	(172)
Amortization of unrecognized loss	244	208	70
Net periodic cost	$1,279	$819	$650

The components of cost recognized in other comprehensive loss for the Company’s pension and postretirement health plans are as follows:

		Post
	Pension	Retirement
	Plans	Health	Total
Balance at December 31, 2011	$(13,095)	$(2,250)	$(15,345)
Recognized in other comprehensive loss	22	(1,251)	(1,229)
Balance at December 31, 2012	(13,073)	(3,501)	(16,574)
Recognized in other comprehensive loss	4,736	1,655	6,391
Balance at December 31, 2013	$(8,337)	$(1,846)	$(10,183)

The estimated amount that will be amortized from accumulated other comprehensive loss into net periodic cost in 2014 is as follows:

		Post
	Pension	Retirement
	Plans	Health
Prior service cost/(gain)	$—	$(172)
Actuarial loss	264	97
Total	$264	$(75)

Weighted-average assumptions used in determining the year-end benefit obligation are as follows:

	Hourly		Salaried		Postretirement
	Pension Plans (a)(b)		Pension Plans (a)(c)		Healthcare
	2013	2012	2013	2012	2013	2012
Discount rate	4.50%	3.75%	4.75%	4.00%	4.50%	3.50%
Expected return on plan assets	7.00%	7.50%	7.00%	7.50%	N/A	N/A

(a)         After the Merger in 2013, and through December 31, 2013, there were two hourly pension plans and two salaried pension plans.

(b)         Effective January 1, 2014, the Colt Defense LLC Bargaining Unit Employees’ Pension Plan merged with the Colt’s Manufacturing Company LLC Bargaining Unit Employees’ Pension Plan. The merged plan retained the name of “Colt’s Manufacturing Company LLC Bargaining Unit Employees’ Pension Plan.”

(c)          Effective January 1, 2014, the Colt Defense LLC Salaried Retirement Income Plan merged with the Colt’s Manufacturing Company LLC Salaried Retirement Income Plan. The merged plan was renamed “Colt Retirement Defined Benefit Plan.”

Weighted-average assumptions used to determine net periodic cost for the years ended December 31 are as follows:

	Hourly Pension Plans (a)			Salaried Pension Plans (a)
	2013	2012	2011	2013	2012	2011
Discount rate	3.75%	4.25%	5.50%	4.00%	4.50%	5.50%
Expected return on plan assets	7.50%	8.00%	8.00%	7.50%	8.00%	8.00%

	Postretirement Health
	2013	2012	2011
Discount rate	3.50%	4.25%	5.50%
Expected return on plan assets	N/A	N/A	N/A

(a)         After the Merger in 2013, and through December 31, 2013, there were two hourly pension plans and two salaried pension plans.

Defined Benefit Plans

The long-term rate of return on pension plan assets represents the average rate of earnings expected over the long term on the assets invested to provide for anticipated future benefit payment obligations. The Company used a building block approach to develop the long-term return on plan assets assumption. The rates of return in excess of inflation were considered separately for equity securities, debt securities and other assets. The excess returns were weighted by the representative target allocation and added along with an appropriate rate of inflation to develop the overall expected long-term return on pension plan assets.

The Company has developed an investment strategy for the Plans that emphasizes total return; that is, the aggregate return from capital appreciation and dividend and interest income. The primary objective of the investment management for the Plans’ assets is the emphasis on consistent growth; specifically, growth in a manner that protects the Plans’ assets from excessive volatility in market value from year to year. The investment policy also takes into consideration the benefit obligations, including expected timing of distributions.

The primary objective for the Plans is to provide long-term capital appreciation through investment in equity and debt securities. The Company selects professional money managers whose investment policies are consistent with its investment strategy and monitors their performance against appropriate benchmarks. The Plans do not own an interest in the Company and there are no significant transactions between it and the Plans.

The Company’s overall investment strategy is to achieve a mix of approximately 50% equity securities, 45% fixed income securities and 5% cash equivalents. This target allocation has not changed from the prior year.

The Company re-balances its portfolio periodically to realign the actual asset allocation with its target allocation. The percentage allocation to each asset class may vary depending upon market conditions.  The Plans’ assets are stated at fair market value. The fair value of the Plans’ assets by asset category and level was as follows:

	Fair Value Measurements at
	December 31, 2013
		Allocation
	Total	Percent	Level 1	Level 2	Level 3
Equity mutual funds	$19,903	58%	$19,903	$—	$—
Fixed income mutual funds	9,431	27%	9,431	—	—
Money market funds	446	1%	446	—	—
Stable value	4,735	14%	—	4,735	—
	$34,515	100%	$29,780	$4,735	$—

	Fair Value Measurements at
	December 31, 2012
		Allocation
	Total	Percent	Level 1	Level 2	Level 3
Equity mutual funds	$11,344	51%	$11,344	$—	$—
Fixed income mutual funds	7,193	32%	7,193	—	—
Money market funds	644	3%	644	—	—
Stable value	3,191	14%	—	3,191	—
	$22,372	100%	$19,181	$3,191	$—

The Company adopted the provisions of the Financial Accounting Standards Boards Accounting Standards Codification 820-10 which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Company has determined that the Plan contains Level 1 and Level 2 assets. The valuation of the Level 1 assets was based on quoted fund prices at the close of market on December 31, 2013 and 2012.  The valuation of the Level 2 assets was based on inputs, other than quoted prices in active markets that are either directly or indirectly observable for the assets.

The Company anticipates making pension contributions of approximately $1,750 to the plans in 2014.

The following benefit payments, which reflect future service as appropriate, are expected to be paid. The benefit payments are based on the same assumptions used to measure the Company’s benefit obligation at the end of 2013.

		Post
	Pension	Retirement
Years ending	Plans	Health
2014	$1,931	$1,085
2015	1,937	1,147
2016	1,994	1,208
2017	2,039	1,264
2018	2,077	1,310
2019-2023	11,164	7,031

Defined Contribution Plans

At December 31, 2013, the Company had two domestic contributory savings plans under Section 401(k) of the Internal Revenue Code covering substantially all U.S. employees. In January 2014, the Company combined the two plans. The merged plan was renamed the Colt Retirement Savings Plan (the “401(k) Plan”).

The 401(k) Plan allows participants to make voluntary contributions of up to 15% of their annual compensation, on a pretax basis, subject to IRS limitations.  During 2012, employees represented by the collective bargaining agreement who were hired after April 1, 2012 were eligible for the employer match for up to 3% of their salaries, subject to eligibility rules. Effective January 1, 2013, all employees represented by the collective bargaining agreement were eligible for the employer match for up to 3% of their salaries.  For all other employees, Colt matches 50% of their elective deferrals up to the first 6% of eligible deferred compensation. The Company’s match expense was $793, $310, and $272 for 2013, 2012 and 2011, respectively.

The Company has a defined contribution pension plan for its employees in Canada whereby the employees can make voluntary contributions up to 2.5% of their gross earnings. This plan requires employer matching. There is a 700 hours worked eligibility requirement. There is no vesting period. The Company also has a profit sharing plan for its employees in Canada, which provides for a contribution calculated at up to 7% of the net adjusted operating earnings, minus the employer contributions to the pension plan. The funds are distributed proportionately based on years of service and annual remuneration. The Company’s Canadian operation incurred expenses related to these plans of $429, $603, and $1,020 in 2013, 2012 and 2011, respectively.

10.   Colt Defense LLC Accumulated Deficit

The Company’s authorized capitalization consists of 1,000,000 common units, which include 18,878 nonvoting Class B common units, and 250,000 preferred units. Common units issued and outstanding as of December 31, 2013 and 2012 were 132,174. No preferred units have been issued.

On March 22, 2013, Colt Defense purchased 31,165.589 common units (“Unit Repurchase”) from Blackstone Mezzanine Partners II-A L.P. and Blackstone Mezzanine Holdings II USS L.P. (collectively, “Blackstone Funds”) (representing 100% of the Colt Defense common membership units held by the Blackstone Funds) for an aggregate purchase price of $14.0 million pursuant to an equity purchase agreement, dated as of March 22, 2013 (“Unit Repurchase Agreement”), by and among Colt Defense and the Blackstone Funds.  In accordance with the Unit Repurchase Agreement, upon consummation of the Unit Repurchase, the Blackstone Funds delivered the certificates representing the common units held by the Blackstone Funds to Colt Defense for cancellation, and the rights of the Blackstone Funds under the Amended and Restated LLC Agreement, including appointment rights with respect to Colt Defense’s Governing Board, were terminated. The Unit Repurchase Agreement provided customary releases and indemnities for Colt Defense and the Blackstone Funds and provides that, upon certain events occurring prior to September 22, 2013, including an acquisition of Colt Defense, a purchase by Colt Defense of common units from any of its existing members or a cash distribution (other than a tax distribution) by Colt Defense to its members, the Company would have been required to pay additional amounts to the Blackstone Funds if the per unit purchase price in such subsequent transaction exceeds the per unit purchase price paid to the Blackstone Funds.

On July 12, 2013, the Company issued and sold 31,165.589 of Colt Defense common units to Colt Defense Holding III L.P., an affiliate of Sciens Management, for $9.0 million. The Company used the $9.0 million, together with the proceeds from the Term Loan and cash on hand, to fund the Merger and pay related fees and expenses.

During 2013, Colt made $6.4 million of tax distributions to its members and had $2.9 million of tax distributions accrued as of December 31, 2013.  Based on the distribution limitations associated with the Company’s Term Loan, $2.2 million of the 2013 accrual has been classified as a long term liability.

Colt Defense Employee Plan Holding Corp (“E-Plan Holding”) is wholly owned by the Colt Defense LLC Profit Sharing Plan (“PSP”). The PSP was converted from an employee stock ownership plan to a profit sharing plan effective January 1, 2009. The Company has no obligation to make any future contributions to E-Plan Holding or the PSP. Common units of 372 were purchased during 2013. No common units were purchased during 2012 or 2011. At December 31, 2013, E-Plan Holding owns 1,576 of its outstanding units.

11.   Common Unit Compensation

On March 1, 2012, the Governing Board approved the Colt Defense Long Term Incentive Plan (the “Plan”). The purpose of the Plan is to advance the interests of Colt Defense and its equity holders by providing a means to attract, retain and motivate key employees, advisors and members of the Governing Board. Awards under the Plan may consist of options, restricted units, restricted phantom units, performance units or other unit-based awards. A total of 18,878 Class B common units have been reserved for issuance in connection with awards under the Plan.

Under the Plan, the exercise price of option awards is set at the grant date and may not be less than the fair market value per unit on that date. The term of each option is ten years from the grant date. The vesting periods, which vary by grant, may be time based, performance based or a combination thereof. Compensation expense equal to the grant date fair value is generally recognized over the period during which the employee is required to provide service in exchange for the award or as the performance obligation is met. Fair value was estimated on the date of grant using the Black-Scholes valuation method.

In 2013, options were granted for 5,300 common units at a weighted-average exercise price of $288.78 (not in thousands).  In March 2012, options were granted for 11,325 common units at a weighted-average exercise price of $100.00 (not in thousands). Common unit compensation expense, which is included in general and administrative expense in the Company’s Consolidated

Statements of Operations, was $27 in 2013 and $17 in 2012, respectively. The Company did not record any common unit compensation expense in 2011.

The following table summarizes information about the Company’s common unit option awards during 2012 and 2013:

	Number of Units	Weighted- Average Exercise Price
Outstanding, December 31, 2011	—	$—
Granted	11,325	100.00
Exercised	—	—
Forfeited/Cancelled	—	—
Outstanding, December 31, 2012	11,325	100.00
Granted	5,300	288.78
Exercised	—	—
Forfeited/Cancelled	(8,271)	113.69
Outstanding, December 31, 2013	8,354	206.21

12.   Transactions with Related Parties

In July 2007, Colt Defense entered into a financial advisory agreement with Sciens Management LLC (“Sciens Management”), which through its affiliates, may be deemed to beneficially own a substantial portion of Colt Defense’s limited liability interests and whose managing member is also a member of Colt Defense’s Governing Board.  Under the terms of the agreement, the Company pays Sciens Management an aggregate annual retainer of $350. In July 2013, Colt Defense entered into a consulting services agreement (“Consulting Agreement”) with Sciens Institutional Services LLC (“Sciens Institutional”), an affiliate of Sciens Management.  Affiliates of Sciens Institutional beneficially owns a substantial portion of Colt Defense’s limited liability interests and Sciens Institutional’s managing member is a member of Colt Defense’s Governing Board. Under the terms of the Consulting Agreement, Sciens Institutional provides consulting services to Colt Defense for an aggregate annual fee of $650, payable quarterly in advance.

The costs for the services provided and the related expenses under the agreements with Sciens Institutional and Sciens Management were $686, $356, and $450 for the years ended December 31, 2013, 2012, and 2011, respectively, and they are recorded within general and administrative expenses in the Consolidated Statements of Operations.

In July 2013, Colt’s Manufacturing entered into a services agreement (“Archives Agreement”) with Colt Archive Properties LLC (“Archives Properties”), one of the owners of which is a member of Colt Defense’s Governing Board and affiliates of which may be deemed to beneficially own a substantial portion of Colt Defense’s limited liability interests. Under the Archives Agreement, Colt’s Manufacturing agreed to provide designated employees to provide services to Archive Properties for an initial annual fee of $241, payable quarterly in arrears. The Company records revenue related to archive services as net sales and costs associated with providing archive services in cost of sales.

The Company leases its West Hartford facility from NPA Hartford LLC, a related party, for the Company’s corporate headquarters and primary manufacturing facility.  The lease expires on October 25, 2015.  For the year ended December 31, 2013, the rent expense under this lease was $642.

In addition, Colt Security LLC, a wholly owned subsidiary of Colt Defense Employee Plan Holding Corp., provides security guard services to Colt.

Prior to the Merger in 2013, and for the full years of 2012 and 2011, transactions by Colt Defense with New Colt were as follows:

	Year Ended December 31,
	2013	2012	2011
Net sales to New Colt	$44,773	$73,292	$11,746
Purchases from New Colt	1,891	—	—
Administration and service fees	920	1,098	430

13.   Commitments and Contingencies

A summary of standby letters of credit issued principally in connection with performance and warranty bonds established for the benefit of certain international customers is as follows:

	As of December 31,
	2013	2012
Standby letters of credit secured by restricted cash	$1,185	$1,253
Standby letters of credit secured by Credit Agreement	3,486	1,715
Guarantees of standby letters of credit established by a sales agent on behalf of Colt	74	702

At December 31, 2013 and 2012, the Company had unconditional purchase obligations related to capital expenditures for machinery and equipment of $892 and $2,357, respectively.

The Company also had certain industrial cooperation agreements, which stipulate its commitments to provide offsetting business to certain countries that have purchased Colt’s products. Colt generally settles its offset purchase commitments under industrial cooperation agreements through offsetting business and/or cooperating with other contractors on their spending during the related period. Additionally, the Company identifies future purchases and other satisfaction plans for the remainder of the offset purchase commitment period and should there be a projected net purchase commitment after such consideration, the Company accrues the estimated cost to settle the offset purchase commitment.

The Company’s remaining gross offset purchase commitment is the total amount of offset purchase commitments reduced for claims submitted and approved by the governing agencies.  At December 31, 2013 and 2012, the remaining gross offset purchase commitments totaled $64,131 and $68,180, respectively. The Company has evaluated its settlement of its remaining gross offset purchase commitments through probable planned spending and other probable satisfaction plans to determine its net offset purchase commitment.  The Company has accrued $1,639 and $1,804 as of December 31, 2013 and 2012, respectively, based on its estimated cost of settling the remaining net offset purchase commitment.

In the third quarter of 2013, the Company and the US Government agreed to retrofit previously delivered M240 machine guns for a gun part not meeting technical specifications.

The following table summarizes the impact of this retrofit on the M240 Program contract modification and contract obligation expense activity included in the Company’s consolidated statement of operations:

	As Originally Reported			Adjustments	As Restated
	For the nine	For the three			For the three
	months ended	months ended	For the year-ended		months ended
	September 29,	December 31,	December 31,	M240 Program	December 31,
	2013	2013	2013	Error	2013

M240 Program - contract modification	$—	$—	$—	$(6,820)	$(6,820)
Impact to Total Net Sales	—	—	—	(6,820)	(6,820)

Cost of Sales	—	—	—	3,381	3,381
Contract obligation expense	7,041	472	7,513	(7,513)	—
Impact to Total Cost of Sales	7,041	472	7,513	(4,132)	3,381

Impact to Gross Profit	$(7,041)	$(472)	$(7,513)	$(2,688)	$(10,201)

During the third quarter and fourth quarter of 2013 the Company recorded M240 contract obligation expenses of $7,041 and $472, respectively, related to the M240 Program for an aggregate contract obligation expense of $7,513.  Subsequent to year-end the Company entered into a M240 contract modification with the U.S. Government which resulted in the Company recording a $6,820 M240 Program contact modification, a reduction in net sales, and a $4,132 M240 Program contract obligation expense, a reduction in cost of sales, for an aggregate reduction in gross profit of $2,688 (the “M240 Program Error”).  Inclusive of the impact of the M240 Program Error, the Company recorded a $6,820 M240 Program contract modification and a $3,381 M240 Program contract obligation expense for an aggregate reduction in gross profit of $10,201 for the year ended December 31, 2013, as restated, related to the Company’s M240 Program.

The $6,820 M240 Program contract modification was recorded as a reduction in net sales.  The contract price reduction allowed for the U.S. Government to apply previously committed funding to the procurement of third party parts, to be utilized in the Company’s retrofit of previously delivered M240 machine guns.  The M240 Program - contract modification will result in a reduction of future cash proceeds from the sale of new M240 machine guns and therefore is included in customer advances and deferred revenue on the Company’s consolidated balance sheet as of December 31, 2013.  The customer advance and the deferred liability are classified as current liabilities based on the Company’s best estimate of when new M240 machine guns, impacted by the M240 Program contract modification will be delivered.  The M240 Program contract obligation expense of $3,381 relates to the estimated costs to retrofit previously delivered M240 machine guns, exclusive of the parts being supplied by the U.S. Government.  As of December 31, 2013 $1,194 was included in accrued expenses, a current liability on the Company’s consolidated balance sheet, related to the Company’s M240 Program contract obligation expense based on the Company’s best estimate of when the expenses will be incurred.  The M240 Program contact obligation expense was based on the Company’s best estimate of costs to satisfy the contract obligation given a range of possible outcomes.  The Company believes the actual costs to satisfy this obligation could vary from this estimate.  The Company did not incur a comparable expense in the prior year.

The Company is involved in various legal claims and disputes in the ordinary course of its business.  The Company accrues for such liabilities when it is both (i) probable that a loss has occurred and (ii) the amount of the loss can be reasonably estimated in accordance with ASC 450, Contingencies.  Management evaluates, on a quarterly basis, developments affecting various legal claims and disputes that could cause an increase or decrease in the amount of the liability that has been previously accrued. At this time, management does not anticipate any such loss would have a material adverse impact on the Company’s consolidated financial position, results of operations or cash flows.  During 2012, the Company settled a matter for $625.

During 2013, there were no material tax examinations.  During 2012, the Company was examined by a tax authority. Pursuant to the Company’s limited liability company agreement, in the event of an audit, it is obligated, on behalf of its members, for any settlement related expenses.  During the first quarter of 2013, the Company reached an agreement with the tax authority and paid the settlement amount of $1,000.  The amount was expensed in 2012.

In 2011, New Colt entered into an agreement with Osceola County in Florida to lease a 16,000 square foot facility in Kissimmee, Florida. This facility was renovated by the County at their cost and the building was made available for occupancy during 2012.  The State of Florida contributed $250 of funds to the County to assist with the cost of the renovations. The Company is responsible for making a minimum capital investment of $2.5 million, of which $181 had been made through December 31, 2013.  The Company entered into a twelve year lease of the Florida facility. There are no lease payments due during the initial five years of the lease and the annual cost of the lease will be $108 per year with the lease expiring on January 15, 2023. The lease expense is being accounted for on a straight-line basis, with an annual charge of $78 being incurred over the term of the lease. At December 31, 2013, deferred lease expense was $36. In connection with these agreements as amended, the Company was expected to hire a minimum number of employees commencing in 2013. As of December 31, 2013, the Company had not occupied the Florida facility and had not hired any employees.

14.  Segment Information

As a result of the Merger (see “Note 3 Acquisition”), the two manufacturers of Colt firearms were consolidated into a single enterprise providing the Company with direct access to the commercial market for Colt rifles and carbines, ownership of the Colt brand name and other related trademarks and the technology and production facilities for the full line of Colt handguns.  As of December 31, 2013, the Company’s operations are conducted through two segments, the firearms and spares/other.  These operating segments have similar characteristics and have been aggregated into the Company’s only reportable segments.  The firearms segment designs, develops, and manufactures firearms for domestic and international military and law enforcement markets as well as the domestic and international commercial markets.

Adjusted EBITDA consists of income (loss) from continuing operations before interest, income taxes depreciation and amortization and other expenses as noted below. Management uses Adjusted EBITDA to evaluate the financial performance of and make operating decisions.  See the footnotes that follow the reconciliation table below for additional information regarding the adjustments made to arrive at Adjusted EBITDA.

Colt Defense LLC

Restated Adjusted EBITDA

December 31, 2013

The following table represents a reconciliation of net income (loss) to Adjusted EBITDA:

	2013	2012	2011
	(As Restated)	(As Revised)

Net income (loss)	$22,867	$(6,858)	$4,988
Income tax (benefit) expense	1,636	1,815	3,171
Depreciation and amortization (i)	6,359	5,696	5,476
Interest expense	27,687	24,579	24,010
Sciens fees and expenses (ii)	686	356	450
Pension curtailment expense (iii)	—	1,325	—
Business development costs (iv)	575	881	504
Transaction costs (v)	1,147	—	—
Restructuring costs (vi)	782	—	—
Gain on effective settlement of contract (vii)	(15,264)	—	—
Lease buyout expense (viii)	287	—	—
M240 Program - contract modification and obligation expense (ix)	10,201	—	—
Other (income) expenses, net (x)	(562)	(474)	266

Adjusted EBITDA	$56,401	$27,320	$38,865

(i)                       Includes depreciation and amortization of intangible assets.

(ii)                    Includes fees and expenses pursuant to the agreements with Sciens Management and Sciens International.

(iii)                 Non-cash expense associated with the curtailment of pension plans.

(iv)                Primarily outside professional service fees associated with strategic initiatives.

(v)                   Non-recurring costs associated with the Merger.

(vi)                Non-recurring costs associated with restructuring initiatives undertaken as a result of the Merger.

(vii)             Gain from the settlement of the pre-existing License agreement between Colt Defense and New Colt.

(viii)          Expense associated with the early retirement of capital and operating leases.

(ix)                M240 Program contract modification and contract obligation expense, see Note 13, “Commitments and Contingencies”

(x)                   Includes income and/or expenses such as foreign currency exchange gains or losses and other less significant charges not related to on-going operations.

Product Information

The following table shows net sales for the year ended December 31, 2013 and December 31, 2012 by product category ($ in thousands). The table includes the results of New Colt from July 12, 2013, the acquisition date, through December 31, 2013. After intercompany sales eliminations, the New Colt acquisition provided $29.1 million of incremental sales for the year ended December 31, 2013.

	For the Year Ended December 31,
	2013	2012	2011
	(As Restated)	(As Revised)
Long guns	$194,634	$159,528	$125,141
Hand guns	30,052	1,260	—
Spares and other	46,197	52,828	83,675
Total	$270,883	$213,616	$208,816

Geographical Information

Geographic external revenues are attributed to the geographic regions based on the customer’s location of origin.  The Company’s net sales in the United States include revenues that arise from sales to the U.S. Government under its FMS, which involves product that is resold by the U.S. Government to foreign governments and generally shipped directly to the foreign government by the Company.

The table below presents total net sales for specific geographic regions:

	2013	2012	2011
	(As Restated)	(As Revised)
United States	$158,311	$111,878	$89,544
Asia/Pacific	64,959	45,866	26,762
Canada	28,130	30,244	26,064
Europe	9,255	16,501	34,908
Middle East/Asia	3,065	3,675	26,188
Latin America/Caribbean	7,163	5,452	5,350
	$270,883	$213,616	$208,816

Long-lived assets are net fixed assets attributable to specific geographic regions:

	2013	2012
United States	$25,745	$17,272
Canada	4,988	4,862
	$30,733	$22,134

Major Customer Information

In 2013, two direct foreign customers accounted for 23% and 10% of restated net sales, respectively. In 2012, two direct foreign customers accounted for 21% and 10% of net sales, respectively. In 2011, sales to a direct foreign customer represented 11% of the Company’s net sales.

In 2013, one domestic distributor accounted for 11% of restated net sales. Sales to New Colt (prior to the Merger in 2013) accounted for 16% of net sales in 2013, 34% in 2012 and did not exceed 10% in 2011.

Sales to the U.S. government represented 7% of restated net sales in 2013, 11% of net sales in 2012, and 31% in 2011.

15.  Concentration of Risk

Accounts Receivable

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of accounts receivable.  At December 31, 2013, the two largest individual trade receivable balances accounted for 28% and 18% of total accounts receivable. At December 31, 2012, the two largest individual trade receivable balances accounted for 55% and 25% of total accounts receivable.

Labor

The United Automobile, Aerospace & Agricultural Implements Workers of America (the “Union”) represents Colt’s West Hartford work force pursuant to a collective bargaining agreement that expires March 31, 2014. The Union represents approximately 72% of Colt’s U.S. workforce.

16.  Other Long-Term Liabilities

Other long-term liabilities consist of the following:

	As of December 31,
	2013	2012
Deferred revenue	$778	$905
Royalty payable	1,125	—
Other	327	3
	$2,230	$908

17.  Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss follow:

	Unrecognized		Foreign
	Prior Service	Unrecognized	Currency
	Cost	Loss	Translation	Total
Balance, December 31, 2010	$380	$(10,523)	$2,659	$(7,484)
Other comprehensive income before reclassifications	—	(5,765)	—	(5,765)
Amounts reclassified from accumulated other comprehensive income	(2)	565	—	563
Currency translation	—	—	(444)	(444)
Net current period other comprehensive income	(2)	(5,200)	(444)	(5,646)
Balance, December 31, 2011	378	(15,723)	2,215	(13,130)
Other comprehensive income before reclassifications	375	(2,697)	—	(2,322)
Amounts reclassified from accumulated other comprehensive income	72	1,021	—	1,093
Currency translation	—	—	517	517
Net current period other comprehensive income	447	(1,676)	517	(712)
Balance, December 31, 2012 (As Revised)	825	(17,399)	2,732	(13,842)
Other comprehensive income before reclassifications	—	5,890	—	5,890
Amounts reclassified from accumulated other comprehensive income	(172)	673		501
Currency translation	—	—	(1,889)	(1,889)
Net current period other comprehensive income	(172)	6,563	(1,889)	4,502
Balance, December 31, 2013 (As Restated)	$653	$(10,836)	$843	(9,340)

18.  Quarterly Operating Results (Unaudited)

	For the Year Ended December 31, 2013
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(As Revised)	(As Revised)	(As Revised)	(As Restated)
Statement of operations data:
Net sales	$63,849	$64,212	$73,030	$69,792
Cost of sales	45,112	45,830	58,487	47,683
Gross profit	18,737	18,382	14,543	22,109
Business development	75	169	463	(132)
Transaction and restructuring costs	—	416	1,092	421
Gain on effective settlement of contract	—	—	(15,264)	—
Net income	5,129	4,387	10,857	2,494

During the third quarter of 2013 the Company recorded a M240 Program contract obligation expense, included in cost of sales, of $7.0 million.  The M240 Program contract obligation expense relates to estimated costs to retrofit M240 machine guns previously delivered as well as costs associated with changes in product design and production process.  During the fourth quarter, as restated, the Company recorded a M240 Program contract modification, a reduction in net sales of ($6.8) million, which allowed for the U.S.

Government to apply previously committed funding to the procurement of third party parts, to be utilized in the Company’s retrofit of previously delivered M240 machine guns as well as a reduction in M240 Program contract obligation expense of ($3.7) million.  The aggregate reduction in gross profit associated with the M240 Program contract modification and contract obligation expense was $10.2 million.  See Note 13, “Commitments and Contingencies” for further information.

For the year ended December 31, 2013, the Company recorded $1.1 million of certain transaction costs related to its acquisition of New Colt on July 12, 2013. This was primarily for legal fees related to the Merger. For additional information about this transaction, see “Note 3 Acquisition.”

For the year ended December 31, 2013, the Company recorded $0.8 million of expense related to a restructuring action that was initiated and completed during the third quarter as result of its acquisition of New Colt on July 12, 2013. For additional information about this transaction, see “Note 4 Restructuring Costs.”

Immediately prior to the Merger, the Company recorded the effective settlement of a pre-existing relationship with New Colt related to its license agreement (the “License”) with New Colt for the use of certain Colt trademarks. As a result of the effective settlement of the pre-existing relationship, the Company recorded a gain of $15,264 (“Settlement Gain”), which equals the calculated gain of $16,320 reduced by the write-off of Colt Defense’s prepaid license balance of $1,056.

	For the Year Ended December 31, 2012
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
				(As Revised)
Statement of operations data:
Net sales	$43,853	$45,837	$56,555	$67,371
Gross profit	7,743	8,720	16,310	18,221
Business development	35	—	100	746
Net income (loss)	(7,088)	(6,237)	2,894	3,573

19.   Supplemental Condensed Consolidating Financial Statement Information

On November 10, 2009, Colt Defense LLC and Colt Finance Corp., the Company’s 100% owned subsidiary, jointly and severally co-issued and guaranteed the Senior Notes. On June 19, 2013, the Company entered into a supplement to the Indenture by which Colt International Coöperatief U.A. (“Dutch Holdings”), Colt Canada and Colt Defense Technical Services LLC became new subsidiary guarantors of the Senior Notes. As such, each agreed to jointly and severally guarantee the obligations under the Indenture. Therefore, the Senior Notes were fully and unconditionally guaranteed, on a joint and several basis by Colt Defense LLC and all of its subsidiaries as of December 31, 2013.

Condensed consolidating financial statement information for Colt Defense and its 100% owned guarantor subsidiaries as of December 31, 2013 and December 31, 2012 and for the years ended December 31, 2013, 2012, and 2011, respectively, is as follows:

The Company is restating its previously issued consolidated financial statements and related disclosures for the year ended December 31, 2013.  The Company is revising its unaudited interim financial information for the first three quarters in the fiscal year ended December 31, 2013, the fourth quarter and year ended December 31, 2012 and the year ended December 31, 2011. The restatement is the result of the Company’s correction of a financial statement error attributable to the lack of recognition of the impact of a contract modification related to the M240 Program for the U.S. Government in the Company’s fourth quarter 2013 results.  In conjunction with the correction of the M240 Program error, other previously recorded out-of-period errors which were immaterial to the consolidated financial statements individually, or in the aggregate, prior to the discovery of the M240 Program error, were also adjusted to be reflected in the proper period along with the reclassification of business development expenses from other (income) / expense to operating income (see Note 2, “Summary of Significant Accounting Policies”).  The impact of the above mentioned restatement and revisions are reflected in the guarantor’s condensed consolidating balance sheets for the periods ended December 31, 2013 and 2012 and Condensed Consolidating Statement of Income, Condensed Consolidating Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2011.

Condensed Consolidating Balance Sheet

December 31, 2013

(In thousands of dollars)

(As Restated)

	Colt	Colt	Total	Total Non-	Consolidating
	Defense	Finance	Guarantor	Guarantor	/Eliminating
	LLC	Corp	Subsidiaries	Subsidiaries	Adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$2,899	$—	$9,695	$—	$—	$12,594
Restricted cash	771	—	—	—	—	771
Accounts receivable, net	11,764	—	10,718	—	—	22,482
Inventories	50,834	—	15,840	—	—	66,674
Other current assets	32,536	—	4,192	—	(29,812)	6,916
Total current assets	98,804	—	40,445	—	(29,812)	109,437

Property and equipment, net	19,674	—	11,059	—	—	30,733
Investment in subsidiaries	37,058	—	—	—	(37,058)	—
Goodwill	4,175	—	47,050	—	—	51,225
Trademarks	—	—	50,100	—	—	50,100
Intangible assets with finite lives, net	1,327	—	12,088	—	—	13,415
Deferred financing costs	5,987	—	1,755	—	—	7,742
Long-term restricted cash	572	—	—	—	—	572
Other assets	391	—	1,119	—	—	1,510
Total assets	$167,988	$—	$163,616	$—	$(66,870)	$264,734

LIABILITIES AND DEFICIT
Current liabilities:
Line of credit	$7,083	$—	$—	$—	$—	$7,083
Accounts payable	9,070	—	34,780	—	(29,812)	14,038
Accrued expenses	16,274	—	6,554	—	—	22,828
Pension and retirement liabilities - current portion	618	—	467	—	—	1,085
Customer advances and deferred revenue	9,553	—	9,914	—	—	19,467
Long-term debt current portion	—	—	5,000	—	—	5,000
Total current liabilities	42,598	—	56,715	—	(29,812)	69,501

Long term debt	247,984	—	41,833	—	—	289,817
Pension and retirement liabilities	13,718	—	7,952	—	—	21,670
Other long-term liabilities	3,164	—	20,058	—	—	23,222
Total long-term liabilities	264,866	—	69,843	—	—	334,709
Total liabilities	307,464	—	126,558	—	(29,812)	404,210
Commitments and contingencies (Notes 7 & 11)
Deficit:
Total (deficit) equity	(139,476)	—	37,058	—	(37,058)	(139,476)
Total liabilities and debt	$167,988	$—	$163,616	$—	$(66,870)	$264,734

Condensed Consolidating Balance Sheet

December 31, 2012

(In thousands of dollars)

(As Revised)

	Colt	Colt	Total	Total Non-	Consolidating
	Defense	Finance	Guarantor	Guarantor	/Eliminating
	LLC	Corp	Subsidiaries	Subsidiaries	Adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$33,647	$—	$8,726	$—	$—	$42,373
Restricted cash	777	—	—	—	—	777
Accounts receivable, net	15,243	—	7,701	—	—	22,944
Inventories	30,338	—	10,223	—	—	40,561
Other current assets	3,936	—	1,743	—	(2,328)	3,351
Total current assets	83,941	—	28,393	—	(2,328)	110,006

Property and equipment, net	17,272	—	4,862	—	—	22,134
Investment in subsidiaries	27,849	—	—	—	(27,849)	—
Goodwill	4,175	—	10,772	—	—	14,947
Intangible assets with finite lives, net	1,528	—	4,509	—	—	6,037
Deferred financing costs	7,642	—	—	—	—	7,642
Long-term restricted cash	810	—	—	—	—	810
Other assets	1,588	—	—	—	—	1,588
Total assets	$144,805	$ `	$48,536	$—	$(30,177)	$163,164

LIABILITIES AND DEFICIT
Current liabilities:
Line of credit	$6	$—	$—	$—	$—	$6
Accounts payable	9,691	—	5,692	—	(2,328)	13,055
Accrued expenses	16,289	—	4,026	—	—	20,315
Pension and retirement liabilities - current portion	626	—	—	—	—	626
Customer advances and deferred revenue	744	—	9,258	—	—	10,002
Total current liabilities	27,356	—	18,976	—	(2,328)	44,004

Long term debt	247,567	—	—	—	—	247,567
Pension and retirement liabilities	20,261	—	—	—	—	20,261
Other long-term liabilities	908	—	1,515	—	—	2,423
Total long-term liabilities	268,736	—	1,515	—	—	270,251
Total liabilities	296,092	—	20,491	—	(2,328)	314,255
Commitments and contingencies (Notes 7 & 11)
Deficit:
Total (deficit) equity	(151,287)	—	28,045	—	(27,849)	(151,091)
Total liabilities and debt	$144,805	$—	$48,536	$—	$(30,177)	$163,164

Condensed Consolidating Statement of Income

For the Year Ended December 31, 2013

(As Restated)

	Colt	Colt	Total	Total Non-	Consolidating
	Defense	Finance	Guarantor	Guarantor	/Eliminating
	LLC	Corp	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Net sales	$206,115	$—	$114,959	$—	$(50,191)	$270,883
Cost of sales	152,766	—	93,843	—	(49,497)	197,112
Gross Profit	53,349	—	21,116	—	(694)	73,771

Operating expenses:
Selling and commissions	10,799	—	3,343	—	—	14,142
Research and development	2,452	—	3,674	—	—	6,126
General and administrative	11,125	—	4,546	—	(382)	15,289
Business development	575	—	—	—	—	575
Certain transaction costs	—	—	1,147	—	—	1,147
Restructuring costs	479	—	303	—	—	782
Gain on effective settlement of contract	(15,264)	—	—	—	—	(15,264)
Total operating expenses	10,166	—	13,013	—	(382)	22,797
Operating income (loss)	43,183	—	8,103	—	(312)	50,974

Other (income)/expense:
Interest expense	24,294	—	3,393	—	—	27,687
Other (income)/expense, net	(1,722)	—	412	—	94	(1,216)
Total other expenses, net	22,572	—	3,805	—	94	26,471
Income (loss) before provision for income taxes	20,611	—	4,298	—	(406)	24,503
Income tax expense	183	—	1,453	—	—	1,636
Equity in income from operations of consolidated subsidiaries	2,618	—	—	—	(2,618)	—

Net income (loss)	$23,046	$—	$2,845	$—	$(3,024)	$22,867

Comprehensive income (loss)	$27,565	$—	$1,732	$—	$(1,928)	$27,369

Condensed Consolidating Statement of Income

For the Year Ended December 31, 2012

(As Revised)

	Colt	Colt	Total	Total Non-	Consolidating
	Defense	Finance	Guarantor	Guarantor	/Eliminating
	LLC	Corp	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Net sales	$169,050	$—	$45,377	$—	$(811)	$213,616
Cost of sales	133,371	—	29,776	—	(525)	162,622
Gross Profit	35,679	—	15,601	—	(286)	50,994

Operating expenses:
Selling and commissions	10,766	—	2,351	—	—	13,117
Research and development	2,497	—	2,250	—	—	4,747
General and administrative	10,985	—	3,300	—	—	14,285
Business development	881	—	—	—	—	881
Total operating expenses	25,129	—	7,901	—	—	33,030
Operating income (loss)	10,550	—	7,700	—	(286)	17,964

Other (income)/expense:
Interest expense	24,502	—	77	—	—	24,579
Other (income)/expense, net	(2,315)	—	743	—	—	(1,572)
Total other expenses, net	22,187	—	820	—	—	23,007
Income (loss) before provision for income taxes	(11,637)	—	6,880	—	(286)	(5,043)
Income tax expense	330	—	1,485	—	—	1,815
Equity in income from operations of consolidated subsidiaries	4,912	—	—	—	(4,912)	—

Net income (loss)	$(7,055)	$—	$5,395	$—	$(5,198)	$(6,858)

Comprehensive income (loss)	$(7,766)	$—	$5,912	$—	$(5,716)	$(7,570)

Condensed Consolidating Statement of Income

For the Year Ended December 31, 2011

(As Revised)

	Colt	Colt	Total	Total Non-	Consolidating
	Defense	Finance	Guarantor	Guarantor	/Eliminating
	LLC	Corp	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Net sales	$148,711	$—	$60,769	$—	$(664)	$208,816
Cost of sales	106,707	—	37,808	—	(664)	143,851
Gross Profit	42,004	—	22,961	—	—	64,965

Operating expenses:
Selling and commissions	10,959	—	2,821	—	—	13,780
Research and development	2,654	—	2,924	—	—	5,578
General and administrative	10,116	—	2,982	—	—	13,098
Business development	504	—	—	—	—	504
Total operating expenses	24,233	—	8,727	—	—	32,960
Operating income (loss)	17,771	—	14,234	—	—	32,005

Other (income)/expense:
Interest expense	23,991	—	19	—	—	24,010
Other (income)/expense, net	(3,700)	—	1,497	—	2,039	(164)
Total other expenses, net	20,291	—	1,516	—	2,039	23,846
Income (loss) before provision for income taxes	(2,520)	—	12,718	—	(2,039)	8,159
Income tax expense	304	—	2,867	—	—	3,171
Equity in income from operations of consolidated subsidiaries	7,812	—	—	—	(7,812)	—

Net income (loss)	$4,988	$—	$9,851	$—	$(9,851)	$4,988

Comprehensive income (loss)	$(658)	$—	$9,407	$—	$(9,407)	$(658)

Colt Defense LLC and Subsidiaries

Condensed Consolidating Statements of Cash Flows

(As Restated)

	December 31, 2013
	Colt	Colt	Total	Total Non-	Consolidating
	Defense	Finance	Guarantor	Guarantor	/Eliminating
	LLC	Corp	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Operating Activities
Net cash provided by (used in) operating activities	$5,254	$—	$(2,217)	$—	$—	$3,037

Investing Activities
Purchase of property and equipment	(6,385)	—	(2,213)	—	—	(8,598)
Business acquisition, net of cash acquired and reinvested Merger consideration	(59,488)	—	—	—	—	(59,488)
Investment in subsidiary	(13,924)	—	13,924	—	—	—
Change in restricted cash	244	—	—	—	—	244
Net cash (used in) provided by investing activities	(79,553)	—	11,711	—	—	(67,842)

Financing Activities
Debt issuance costs	(2,120)	—	—	—	—	(2,120)
Proceeds from the issuance of long-term debt	47,707	—	—	—	—	47,707
Term loan and note repayments	—	—	(1,250)	—	—	(1,250)
Line of credit advances/repayments, net	7,077	—	—	—	—	7,077
Capital lease obligation payments	—	—	(393)	—	—	(393)
Purchase of common units	(14,000)	—	—	—	—	(14,000)
Proceeds from the issuance of common units, net of reinvested consideration proceeds	5,000	—	—	—	—	5,000
Distribution from subsidiary	6,257	—	(6,257)	—	—	—
Distributions to Members’	(6,370)	—	—	—	—	(6,370)
Net cash provided by (used in) financing activities	43,551	—	(7,900)	—	—	35,651

Effect of exchange rates on cash and cash equivalents	—	—	(625)	—	—	(625)
Change in cash and cash equivalents	(30,748)	—	969	—	—	(29,779)
Cash and cash equivalents, beginning of period	33,647	—	8,726	—	—	42,373
Cash and cash equivalents, end of period	$2,899	$—	$9,695	$—	$—	$12,594

Colt Defense LLC and Subsidiaries

Condensed Consolidating Statements of Cash Flows

(As Revised)

	December 31, 2012
					As Restated
	Colt	Colt	Total	Total Non-	Consolidating
	Defense	Finance	Guarantor	Guarantor	/Eliminating
	LLC	Corp	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Operating Activities
Net cash provided by (used in) operating activities	$9,503	$—	$2,920	$—	$—	$12,423

Investing Activities
Purchase of property and equipment	(3,481)	—	(929)	—	—	(4,410)
Proceeds from sale of property	—	—	66	—	—	66
Change in restricted cash	464	—	—	—	—	464
Net cash (used in) provided by investing activities	(3,017)	—	(863)	—	—	(3,880)

Financing Activities
Revolver advances	6	—	—	—	—	6
Capital lease obligation payments	(1,148)	—	—	—	—	(1,148)
Distributions to Members’	(3,343)	—	—	—	—	(3,343)
Net cash provided by (used in) financing activities	(4,485)	—	—	—	—	(4,485)

Effect of exchange rates on cash and cash equivalents	—	—	79	—	—	79
Change in cash and cash equivalents	2,001	—	2,136	—	—	4,137
Cash and cash equivalents, beginning of period	31,646	—	6,590	—	—	38,236
Cash and cash equivalents, end of period	$33,647	$—	$8,726	$—	$—	$42,373

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2011

	Colt Defense LLC	Colt Finance Corp.	Total Guarantor Subsidiaries	Total Non- guarantor Subsidiaries	Consolidating /Eliminating Adjustments	Consolidated
Operating Activities
Net cash provided by operating activities	$(16,222)	$—	$17,566	$—	$(2,039)	$(695)

Investing Activities
Purchases of property and equipment	(4,009)	—	(1,591)	—	—	(5,600)
Proceeds from sale of property	12	—	—	—	—	12
Change in restricted cash	(1,380)	—	—	—	—	(1,380)
Net cash used in investing activities	(5,377)	—	(1,591)	—	—	(6,968)

Financing Activities
Debt issuance costs	(1,636)	—	—	—	—	(1,636)
Capital lease obligation payments	(1,229)	—	—	—	—	(1,229)
Colt Canada distribution of share capital	15,373		(17,412)	—	2,039	—
Distributions to members	(12,889)	—	—	—	—	(12,889)
Net cash used in financing activities	(381)	—	(17,412)	—	2,039	(15,754)
Effects of exchange rates of cash	—	—	209	—	—	209
Change in cash and cash equivalents	(21,980)	—	(1,228)	—	—	(23,208)
Cash and cash equivalents, beginning of period	53,626	—	7,818	—	—	61,444
Cash and cash equivalents, end of period	$31,646	$—	$6,590	$—	$—	$38,236

20.   Subsequent Events

2014 Legal Entity Restructuring

Effective January 1, 2014, Colt effected a legal entity restructuring whereby Colt Defense and New Colt (see Note 3, “Acquisition”) contributed their assets and operations to Colt’s Manufacturing.  This contribution created a combined operating entity for the Company’s domestic operations.

Effective January 1, 2014, the Colt Defense LLC Bargaining Unit Employees’ Pension Plan merged with the Colt’s Manufacturing Company LLC Bargaining Unit Employees’ Pension Plan. The merged plan retained the name of “Colt’s Manufacturing Company LLC Bargaining Unit Employees’ Pension Plan.”

Effective January 1, 2014, the Colt Defense LLC Salaried Retirement Income Plan merged with the Colt’s Manufacturing Company LLC Salaried Retirement Income Plan. The merged plan was renamed “Colt Retirement Defined Benefit Plan.”

Effective January 1, 2014, the Colt Defense LLC 401(k) Savings Plan merged with the Colt’s Manufacturing Company LLC 401(k) Plan. The merged plan was renamed “Colt Retirement Savings Plan.”

Going Concern Uncertainty Disclosure

The Company’s financial statements are presented in this report on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced liquidity challenges as a result of several business trends including the continued decline in market demand for the Company’s commercial modern sporting rifle (“MSR”), declines in demand for the Company’s commercial handguns and delays in anticipated timing of U.S. Government and certain international sales.  These business trends will continue to adversely impact the Company’s operations. These factors have materially affected the Company’s liquidity, including its ability to repay existing indebtedness as it becomes due and to meet other current obligations, including, as discussed below, the probability that the Company will not be able to make its May 15, 2015 Senior Notes interest payment. This factor raises substantial doubt about the Company’s ability to continue as a going concern.

The Company is not in compliance under the Indenture governing its Senior Notes because it has not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2014. In the event that the Company receives a notice from the trustee under the Indenture governing our Senior Notes or holders of at least 25% of the aggregate principal amount of its Senior Notes and does not cure such non-compliance within 60 days from the receipt of such notice, the principal and accrued and unpaid interest on its outstanding Senior Notes may be accelerated.  As of May 7, 2015 the Company has not received such notice. The Company is otherwise in compliance with financial and other covenants contained in its existing debt agreements, but it may not be able to maintain compliance with such financial and other covenants in the future.

Management’s plan to mitigate the business risk associated with the Company’s increased liquidity challenges include: (i) seeking revenue growth across all sales channels, (ii) executing initiatives designed to optimize the Company’s performance and reduce costs, (iii) managing inventory levels for positive cash flow, (iv) working closely with U.S. Government regulators to obtain timely approval of international sales and (v) seeking ways to restructure the Company’s unsecured debt to reduce overall debt service costs.  In conjunction with the Company’s plan to restructure its unsecured debt, the Company announced on April 16, 2015 that it has commenced an exchange offer for its Senior Notes.  See “Restructuring Transaction” below.

Refinancing of $70 Million Senior Secured Term Loan

On November 17, 2014, the Company entered into a $70.0 million senior secured term loan facility with Wilmington Savings Fund Society, FSB, as agent, and Morgan Stanley Senior Funding Inc., as lender, (the “MS Term Loan”) which replaced the Company’s former Term Loan agreement (see Note 6 “Notes Payable and Long-Term Debt — Term Loan”) and provided the Company a net amount of $4.1 million of additional liquidity.  The $70 million of proceeds from the MS Term Loan were disbursed as follows: $53.0 million for repayment of the Company’s former Term Loan principal, interest and premium, $10.9 million for its Senior Notes interest payment paid on November 17, 2014, $2.0 million for fees and expenses associated with the MS Term Loan and $4.1 million of net proceeds remitted to the Company for additional liquidity.  The MS Term Loan (i) does not contain financial covenants or amortization provisions similar to those provisions in the Company’s former Term Loan agreement; (ii) provides for the accrual of interest on an 8% cash and 2% payment-in-kind basis; and (iii) will mature no later than August 15, 2018 subject to the satisfaction of certain conditions.  The former Term Loan agreement did not permit pre-payment at such time and thus, the Company agreed with the former Term Loan lenders to pay a premium of $4.3 million in addition to the outstanding principal and accrued interest balances.

The lenders under the Company’s former Credit Agreement also agreed to amendments to the Credit Agreement (see Note 6 “Notes Payable and Long-Term Debt”) necessary for the Company to enter into the MS Term Loan.  These amendments included, among other things, (i) reducing the senior secured revolving loans available from $50.0 million to $33.0 million and (ii) incorporating a minimum $7.5 million excess availability threshold for borrowings.  The former Credit Agreement also contained customary events of default including, but not limited to, no material litigation or defaults under material contracts and no material adverse change.  In connection with any borrowing requests, management must certify, among other things, to no default or event of default.

The MS Term Loan also contained a covenant requiring the Company to deliver audited financial statements within 90 days following each fiscal year, together with an audit opinion that does not contain a “going concern” explanatory paragraph.  The Company entered into Amendment No. 1 to the MS Term Loan on December 16, 2014 waiving the requirement that the consolidated financial statements for the year ended December 31, 2013 does not contain an audit opinion that contains a “going concern” or like qualification or exception in connection with the filing of this 2013 Form 10-K/A.

Refinancing of $33 Million Senior Secured Term Loan Facility

On February 9, 2015, the Company entered into a credit agreement (“Cortland Credit Agreement”) dated as of February 9, 2015 with Cortland Capital Market Services LLC (“Cortland”) as agent, and certain lenders party thereto from time to time.  The Cortland Credit Agreement provides for a term loan of $33.0 million, which includes the arrangement of certain cash collateralized letters of credit in an aggregate face amount of up to $7.0 million.    Under the Cortland Credit Agreement, the Company’s obligations are secured by a first-priority security interest in substantially all of its assets (other than intellectual property), including accounts receivable, inventory and certain other collateral, and a second-priority security interest in its intellectual property. The Cortland Credit Agreement provides for the accrual of interest at a fixed rate of 10% per annum and matures August 15, 2018. The Cortland Credit Agreement limits the Company’s ability to incur additional indebtedness, make certain investments or restricted payments, pay dividends (other than for member distributions to support member LLC-related taxes) and merge, acquire or sell assets.  The Cortland Credit Agreement requires the Company to comply with financial covenants which primarily relate to maintaining a minimum amount of collateral (measured as the sum of cash and cash equivalents, inventory and accounts receivable, each as determined in accordance with the Cortland Credit Agreement) and a minimum amount of inventory.  As of the date of this form 10-K/A, the Company is in compliance with the minimum collateral and minimum inventory covenants.

The Cortland Credit Agreement also contains customary events of default including, but not limited to, no material litigation or defaults under material contracts and no material adverse change.

The $33.0 million of proceeds from the Cortland Credit Agreement were disbursed as follows: $12.1 million were used to repay all amounts outstanding under the Company’s former Credit Agreement dated as of September 29, 2011 with Wells Fargo Capital Finance, LLC, $5.3 million for cash collateral for certain letters of credit, $2.4 million to pay fees incurred in connection with the consummation of the Cortland Credit Agreement and the termination of the former Credit Agreement and $13.2 million for additional liquidity and for general working capital purposes.

The former Credit Agreement and all commitments to lend thereunder were terminated on February 9, 2015.  At that time, the Company had approximately $4.8 million of outstanding letters of credit under the former Credit Agreement.  Approximately $5.3 million of proceeds from the Cortland Credit Agreement were utilized to collateralize letters of credit arranged by Cortland, which backed the outstanding letters of credit under the former Credit Agreement and the availability of cash collateralized letters of credit under the Cortland Credit Agreement was reduced to approximately $1.7 million.

The lenders under the Company’s existing MS Term Loan dated as of November 17, 2014 agreed to amendments to the MS Term Loan necessary for the Company to enter into the Cortland Credit Agreement.  Such amendments were effective on February 9, 2015.

Restructuring Transaction

On April 14, 2015, the Company commenced an exchange offer (the “Exchange Offer”) and consent solicitation of its Senior Notes and a solicitation of acceptances to a prepackaged plan of reorganization (the “Prepackaged Plan”).

The Exchange Offer will offer the Company’s 10.0% Junior Priority Senior Secured Notes due 2023 (the “New Notes”) and related guarantees for any and all outstanding Senior Notes.  Holders of the Senior Notes will be offered New Notes in the amount of $300, plus accrued and unpaid interest, per $1,000 principal amount of Senior Notes (not in thousands). In addition, holders of the Senior Notes who validly tender their Senior Notes and validly vote to accept the Prepackaged Plan prior to midnight, New York City time, on May 11th, 2015, will receive an additional consent payment of $50 per $1,000 principal amount of Senior Notes (not in thousands).  The New Notes will mature on November 15, 2023.  Interest on the New Notes will accrue from the issue date of the New Notes at the rate of 10.00% per annum in cash.

The closing of the Exchange Offer is conditioned upon, among other things, the valid tender of no less than 98% of the aggregate principal amount of Senior Notes.  In the event that the conditions to the Exchange Offer are not satisfied and such conditions are not waived by the Company, the Company would need to determine whether it would be more advantageous to file petitions under Chapter 11 of the Bankruptcy Code to consummate the Prepackaged Plan.  Therefore, the Company and its subsidiaries are simultaneously soliciting holders of the Senior Notes to approve the Prepackaged Plan as an alternative to the Exchange Offer.  If the restructuring is accomplished through the Prepackaged Plan, 100% of the Senior Notes, plus accrued and unpaid interest, will be cancelled and holders of the Senior Notes will receive their pro rata share of the New Notes.  The Company and its subsidiaries, however, have not made any affirmative decision to proceed with any bankruptcy filing at this time.

Consummation of the Prepackaged Plan through an in-court restructuring would have principally the same effect as if 100% of the holders of Senior Notes had tendered their Senior Notes in the Exchange Offer, except a consent payment, if any, will only be payable upon successful completion of the Exchange Offer.  To obtain requisite acceptance of the Prepackaged Plan by virtue of the

Bankruptcy Code’s plan confirmation requirements, holders of the Senior Notes representing at least two-thirds in amount and more than one half in number of those who actually vote must accept the Prepackaged Plan.

If the Exchange Offer or the Prepackaged Plan is not consummated for any reason, the Company may need to seek relief under the Bankruptcy Code without the benefit of a plan of reorganization that has been pre-approved by its creditors. The Company believes that seeking relief under the Bankruptcy Code, other than in connection with the Prepackaged Plan, could materially and adversely affect the relationships between the Company and its existing and potential customers, employees, partners and other stakeholders and subject it to other direct and indirect adverse consequences.

Item 9.                                                         Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A.                                                Controls and Procedures

Disclosure Controls and Procedures

At the time that our Annual Report on Form 10-K for the year ended December 31, 2013 was filed on March 20, 2014, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective as of December 31, 2013. Subsequent to that evaluation, our management, including our Chief Executive Officer, and Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of December 31, 2013 because of the material weakness in our internal control over financial reporting discussed below.

Management’s Report on Internal Control Over Financial Reporting (restated)

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management of the Company has assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013. In making its assessment of internal control over financial reporting, management used the criteria described in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

We did not maintain effective controls over contract modifications. Specifically, we did not appropriately consider the accounting implications of a contract modification to the M240 machine gun program for the U.S. Government which impacted net sales, cost of sales, accrued expenses, customer advances, deferred revenue and related financial disclosures.  This control deficiency resulted in the restatement of the Company’s consolidated financial statements for the year ended December 31, 2013. Additionally, this control deficiency could result in misstatements of the aforementioned accounts and related disclosures that would result in a material misstatement of the consolidated financial statements that would not be prevented or detected. Accordingly, our management has determined that this control deficiency constitutes a material weakness.

In Management’s Report on Internal Control over Financial Reporting included in our original Annual Report on Form 10-K for the year ended December 31, 2013, our management previously concluded that we maintained effective internal control over financial reporting as of December 31, 2013. Management subsequently concluded that the material weakness described above existed as of December 31, 2013. As a result, we have concluded that we did not maintain effective internal control over financial reporting as of December 31, 2013, based on the criteria in Internal Control-Integrated Framework (1992) issued by the COSO. Accordingly, management has restated its report on internal control over financial reporting.

This report does not include an attestation report from our independent registered public accounting firm regarding internal control over financial reporting.  Management’s report is not subject to attestation by our independent registered public accounting firm pursuant to rules of the Securities and Exchange Commission.

Remediation Plan for the Material Weakness

Management has been actively engaged in developing a remediation plan to address the above material weakness.  The remediation efforts in process or expected to be implemented include the following.

•                  Reviewing all M240 Program contract amendments to ensure all material accounting considerations have been addressed,

•                  Instituting additional training programs for accounting personnel, and

•                  Reviewing non-M240 Program material contracts and material contract amendments to ensure all material accounting considerations have been addressed.

We believe that the controls that we will be implementing will improve the effectiveness of our internal control over financial reporting.  As we continue to evaluate and work to improve our internal control over financial reporting, we may determine to take additional measures to address the material weakness or determine to supplement or modify certain of the remediation measures described above.

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting during the fourth quarter of 2013 that have materially affected or are reasonably likely to materially affect our internal control over financial reporting.

Item 9B.                                                Other Information

Not applicable.

PART III

Item 10.                                                  Directors, Executive Officers and Corporate Governance

Each member of our Governing Board is elected annually and serves until the next annual meeting of members or until his successor is elected or qualified. Set forth below is information concerning our executive officers and members of our Governing Board as of December 31, 2013.

Name	Age	Position
Dennis R. Veilleux	47	Chief Executive Officer and Manager
Scott B. Flaherty	48	Chief Financial Officer
J. Michael Magouirk	52	Chief Operating Officer
Jeffrey G. Grody	58	General Counsel, Chief Compliance Officer and Secretary
Kevin G. Green	39	Corporate Controller
Daniel J. Standen	45	Chairman of the Governing Board
Gerald R. Dinkel	67	Manager
General George W. Casey Jr., USA (ret.)	65	Manager
Field Marshal the Lord Guthrie of Craigiebank	74	Manager
Michael Holmes	48	Manager
John P. Rigas	50	Manager
Philip A. Wheeler	71	Manager

Dennis Veilleux has been our Chief Executive Officer and Manager since August 2013. Prior to joining the Company, Mr. Veilleux served as President and Chief Executive Officer of New Colt Holding Corp. since January 2013.  Previously, he served as Chief Operating Officer of Colt’s Manufacturing Company LLC and, prior to that, as Vice President of Manufacturing at the Company.  Mr. Veilleux joined the Company in 2006 as Executive Director of Engineering, having worked previously at FN Group, Sturm Ruger & Co., Inc. and General Electric’s Armament Division. Mr. Veilleux is qualified to serve as a Manager and member of our Governing Board due to his extensive experience in firearms manufacturing and his long tenure with Colt.

Scott B. Flaherty has been our Chief Financial Officer since October 2010.  He served as our Chief Corporate Development Officer from May 2009 to October 2010.  Prior to joining our company in 2009, Mr. Flaherty was a Managing Director at Banc of America Securities LLC where he ran the origination effort, within the equity capital markets group, for various industry verticals.  Prior to joining Banc of America Securities in 2001, Mr. Flaherty was an investment banker at Credit Suisse First Boston.  He worked as an engineer at the Pratt and Whitney division of the United Technologies Corporation from 1987 to 1995.  Mr. Flaherty received a BS from Worcester Polytechnic Institute and an MBA from the Leonard N. Stern School of Business at New York University.

J. Michael Magouirk has been our Senior Vice President, Operations and Chief Operating Officer since November 2008.  He joined Colt’s Manufacturing Company in April 2000 following his retirement from the U.S. Marine Corps, and joined Colt Defense upon the reorganization of our predecessor company in 2002.  Mr. Magouirk’s initial position at our Company was as Executive Director of Human Resources and Labor Relations.  In 2008, he was selected as an Industry Fellow by the Industrial College of the Armed Forces, a school for Senior Military Officers and other Executive Branch executives.  Mr. Magouirk graduated from that program as a Distinguished Graduate with an M.S. in National Resource Strategy.  Mr. Magouirk enlisted in the U.S. Marine Corps in February 1980 and was commissioned a Warrant Officer in 1989 until his retirement in 2000.  Mr. Magouirk also holds a BS/BA in Management from East Carolina University and an MS/BA from Boston University.

Jeffrey G. Grody has been our General Counsel since September 2005, our Secretary since November 2010, and our Chief Compliance Officer since November 2013.  Prior to joining our company in 2005, Mr. Grody was a partner at the law firm of Day, Berry & Howard LLP, where he chaired the 35-lawyer Business Law Department.  Mr. Grody began practicing law in Hartford, Connecticut after graduating from Columbia Law School in 1980 and Princeton University, magna cum laude, in 1977.  He is a member of the Connecticut bar.

Kevin G.  Green has been our Corporate Controller since June 24, 2013. Prior to joining our company in 2013, Mr. Green was Area Controller for Waste Management Inc.’s (“WMI”) Strategic Accounts.  WMI acquired Oakleaf Global Holdings (“Oakleaf”) in July 2011 where Mr. Green was Vice President and Controller of OAKLEAF Waste Management LLC, Oakleaf’s national outsourced hauling, disposal, waste diversion and recycling services business from June 2009.  Prior to joining Oakleaf, Mr. Green was employed by Open Solutions Inc (“OSI”), which provides enterprise wide software solutions for banks, thrifts and credit unions along with a full range of ancillary products, as OSI’s Assistant Corporate Controller.  Prior to joining OSI, Mr. Green was a manager at PricewaterhouseCoopers LLP providing audit and assurance services to clients throughout Connecticut.  Mr. Green received a BS in accounting from the University of Connecticut.

Daniel J. Standen has been a Manager of Colt since 2007 and was appointed Chairman in 2011.  He has been a partner of Sciens Capital Management, an alternative asset management firm headquartered in New York City, since 2000.  He has been employed as an executive of Sciens Capital Management or its predecessors since 1999.  Prior to 1999, he was an associate in the Mergers & Acquisition/Capital Markets group of Clifford Chance LLP.  Mr. Standen received JD and LLM degrees from Duke University School of Law and a BA from New York University.  Mr. Standen is qualified to serve as a Manager and member of our Governing Board due to his fifteen years of experience with the Company and his experience with the private equity and debt markets.

Gerald R. Dinkel was Colt’s Chief Executive Officer from October 2010 to August 2013 and a Manager since November 2010.  Prior to joining our company, Mr. Dinkel served until April 2010 as President and Chief Executive Officer of White Electronic Designs Corporation, a NASDAQ-listed defense technology company acquired by Microsemi Corporation in April 2010.  Prior to his service at White Electronics, Mr. Dinkel was a Senior Adviser with Washington DC-based Renaissance Strategic Advisors.  From 2000 to 2007, he was President and Chief Executive Officer of Cubic Corporation’s defense segment.  Before joining Cubic Corporation, Mr. Dinkel was an executive at Westinghouse Electronic Systems.  Mr. Dinkel holds a Bachelor of Science degree in electrical engineering from the Rose-Hulman Institute of Technology in Indiana.  Mr. Dinkel is qualified to serve as a Manager and member of our Governing Board due to his extensive experience working for defense contractors.

George W. Casey Jr., General, United States Army (ret.), has been a Manager of Colt since December 2011.  Prior to joining our Board, Gen. Casey served as Chief of Staff of the United States Army for four years from April 2007 to April 2011. In his previous assignment, he was Commander, Multinational Force — Iraq from July 2004 to February 2007. During his distinguished 41 year career in the U. S. Army, Gen. Casey received numerous awards and decorations including four Defense Distinguished Service Medals, two Army Distinguished Service Medals and three Legions of Merit.  He holds a Master’s Degree in International Relations from Denver University and has served as a Senior Fellow at the Atlantic Council of the United States.  General Casey is qualified to serve as a Manager and member of our Governing Board due to his extensive management and leadership experience in the United States Army.

Field Marshal the Lord Guthrie of Craigiebank has been a Manager of Colt since December 2004.  In addition to serving on our Governing Board, he also serves as a nonexecutive Director of N.M. Rothschild & Sons, a merchant bank, and Favermead, Ltd., a property management company, both headquartered in London, England.  He is currently Colonel of the Life Guards, Gold Stick to Her Majesty Queen Elizabeth II and Colonel Commandant of the Special Air Service, or SAS.  He served the Welsh Guard and the SAS throughout Europe, Malaysia and East Africa for over 40 years.  Apart from holding several senior staff appointments and commanderships, he was Chief of the Defense Staff, Chief of the General Staff and the Principal Military Advisor to two U.K. prime ministers and three U.K. Secretaries of State for Defense.  He retired from the British Army in 2001.  Lord Guthrie is qualified to serve as a Manager and member of our Governing Board due to his extensive experience with the British Armed Services.

Michael Holmes has been a Manager of Colt since 2008 and has been a Colt employee since 1991.  Currently, Mr. Holmes is the Shop Chairman of the UAW, which represents our West Hartford workforce.  Mr. Holmes has been an active member of the UAW throughout his career at our Company and has served the UAW in several capacities, including two terms as a “top committee” member and service on the Joint Training, and Sub-Contracting Committees.  He has also served as a department Steward and has participated in past negotiations over UAW’s collective bargaining agreement.  Mr. Holmes is qualified to serve as a Manager and member of our Governing Board due to his leadership position with the Company’s union and by virtue of his designation by the union as its representative on the Company’s Governing Board pursuant to the Company’s limited liability company agreement.

John P. Rigas has been a Manager of Colt since 2003.  He is the Chairman and Chief Executive Officer of Sciens Capital Management, an alternative asset management firm headquartered in New York City.  He has been employed as an executive of Sciens Capital Management or its predecessors since 1988.  Prior to 1988, he was an analyst at E.F. Hutton & Company.  Mr. Rigas is qualified to serve as a Manager and member of our Governing Board due to his seventeen years of experience with the Company as an owner and director and his experience with the private equity and debt markets, particularly for companies in the defense industry.

Philip A. Wheeler has been a Manager of Colt since 2003.  A Colt employee from 1964 until 2006, Mr. Wheeler has been active in union affairs throughout his career, starting as a steward in Local 376 of the United Auto Workers.  He was elected shop chairman from 1967 and President of Local 376 in 1969.  In 1986, he was appointed assistant director of Region 9A of the UAW, which covers New England, part of New York (including New York City) and Puerto Rico.  From 1989 until 2006, he served as a Director of Region 9A of the UAW.  He currently serves as President of Citizens for Economic Opportunity and volunteers on the campaign for Universal Health Care.  Mr. Wheeler is qualified to serve as a Manager and member of our Governing Board due to his extensive history with the Company, as an employee and director, and by virtue of his designation by the union pursuant to our limited liability company agreement.

Code of Ethics

In June 2011, our Governing Board adopted the Colt Defense LLC Code of Ethics for Senior Officers (“Code of Ethics”). This policy supplements our existing Code of Business Conduct and Ethics policy, which applies to all employees, including senior officers. We will provide a copy of our Code of Ethics to any person, without charge, upon written request to: Chief Financial Officer, Colt Defense LLC, 547 New Park Avenue, West Hartford, CT 06110.

Audit Committee

As permitted under section 3(a)(58)(B) of the Exchange Act, our entire Governing Board is acting as our audit committee. Our Governing Board has not appointed a financial expert.

Director Independence

We are a privately-held limited liability company. Therefore, under current rules for public trading markets, we are not subject to the requirements for board composition and director independence.

Item 11.                                                  Executive Compensation

Compensation Discussion and Analysis

Introduction

The following discusses the executive compensation programs of Colt Defense, and the compensation of the Named Executive Officers for 2013.  As used herein, the term “Named Executive Officers” refers to:

•                       Dennis R. Veilleux, President and Chief Executive Office since August 2013

•                       Scott B. Flaherty, Sr. VP and Chief Financial Officer since October 2010

•                       Jeffrey G. Grody, Sr. VP and General Counsel since September 2005

•                       J. Michael Magouirk, Sr. VP of Operations and COO since November 2008

•                       Gerald R. Dinkel, Former President and Chief Executive Officer

Compensation Program Objectives and Philosophy

The primary objective of the management compensation program has been to attract and retain highly qualified executive officers with the backgrounds, experience and skills necessary to successfully manage our business and to present our company and its products credibly to military, law enforcement and commercial customers worldwide.  In support of these objectives, we:

•                       have sought to provide a total compensation package that is competitive with other companies in our industry and other companies of a similar size, based on institutional knowledge of our industry and informal research regarding the compensation practices typical of our industry and companies of similar size;

•                       evaluate and reward executive officers based on dynamic factors such as whether they are willing and able to accept and meet challenges and to work as a team to achieve corporate objectives; and

•                       reward all employees with cash bonuses when warranted by the company’s annual performance in order to more completely align individual performance with shareholders’ objectives.

Compensation-Setting Process

The Governing Board annually determines the compensation of the Chief Executive Officer and, upon hiring, the initial compensation of the Chief Financial Officer.  The Governing Board created a Compensation Committee on January 29, 2014.  The members of the Compensation Committee are George W. Casey Jr., John P. Rigas and Daniel J. Standen.  Currently, annual increases in base salary of the Chief Financial Officer and our other Named Officers are at the discretion of the Chief Executive Officer, subject to review by the Compensation Committee.

Under our limited liability company agreement, the Governing Board is ultimately responsible for the compensation of our executive officers and other employees.  The Compensation Committee plays a lead role, on behalf of the Governing Board, in interacting with the Chief Executive Officer and Chief Financial Officer to assure that compensation is established at levels appropriate to achieving the company’s objectives.  All components of compensation are considered and reviewed at least annually, including base salary, discretionary cash bonuses, equity-based awards, long-term incentive plans and contributions to company-sponsored defined contribution plans.

The Compensation Committee and Governing Board consider competitive market practices with respect to the compensation of our executive officers.  It also reviews market practices by speaking, as warranted, to compensation professionals and recruitment agencies and by reviewing annual reports and other available information of other companies within our industry and companies of a similar size.  In addition, the Governing Board has the authority to engage outside compensation and benefits consultants to make recommendations relating to the overall compensation philosophy, comparable base salary levels, short-term and long-term incentive compensation plans, appropriate performance parameters for such plans, and related compensation matters.

The Compensation Committee has reviewed and discussed compensation of our executive officers and other employees, as well as this Compensation Discussion and Analysis, with our executive management.  Based on this review and discussion, the Governing Board has determined that this Compensation Discussion and Analysis should be included in this Form 10-K/A.

Components of Compensation

Our executive compensation programs consist of the following components, each of which is summarized below (although particular individuals may not be eligible for each component):

•                       Base salary

•                       Cash bonus incentive compensation

•                       Equity incentive awards

•                       Pension and retirement benefits

•                       Severance benefits

•                       Perquisites and other benefits

Base Salary

Base salary is used to attract and retain highly qualified executive officers.  Base salary is designed to be competitive by position relative to the marketplace and to recognize the experience, skills, knowledge and responsibilities required of the executive officers in their roles.  When establishing base salaries for the Named Executive Officers, the Compensation Committee and/or the Chief Executive Officer (other than for himself) consider a number of factors including the seniority of the individual, the individual’s prior salary, the functional role of the position, and the level of the Named Executive Officer’s responsibility.  Base salaries are reviewed on an annual basis, as well as at the time of promotion or other changes in responsibilities.  The leading factors in determining increases in base salary include the employment market for senior executives with similar levels of experience and skills, attainment of corporate and individual goals and objectives for the prior year, and our ability to replace the Named Executive Officer with an individual with similar skills and experience.

Cash Bonus Incentive Compensation

The annual cash bonus incentive compensation plan is designed as a retention tool and to reward participating individuals for individual and corporate achievement for the year. During 2013, consistent with our practice in prior years, the cash bonus incentive plan was informal, with cash bonuses awarded on a discretionary basis by the Chief Executive Officer, with oversight by the Governing Board. The Governing Board determined the cash bonus for the Chief Executive Officer. The Compensation Committee will determine cash bonuses for the Named Executives commencing in 2014.  In evaluating the performance and setting the incentive compensation of the Named Executive Officers for 2013, the Governing Board took note of their success in achieving targeted Adjusted EBITDA goals and other operational, regulatory and financial milestones.

In the first quarter of 2014, the Governing Board granted cash bonus incentive awards for fiscal year 2013 in the amount of $120,000 to the Chief Executive Officer, $225,000 to the Chief Financial Officer, $50,000 to the Chief Operating Officer and $150,000 to the General Counsel.

Equity Incentive Awards

On March 1, 2012, the Governing Board approved the Colt Defense Long Term Incentive Plan (the “Plan”). The purpose of the Plan is to advance the interests of Colt Defense and its equity holders by providing a means to attract, retain and motivate key employees, advisors and members of the Governing Board. Awards under the Plan may consist of options, restricted units, restricted phantom units, performance units or other unit-based awards. A total of 18,878 common units have been reserved for issuance in connection with awards under the Plan.

Pursuant to commitments that were made in connection with their recruitment, in 2013, options for 4,000 common units were granted to Mr. Veilleux and options for 300 common units were granted to Mr. Green.

Pursuant to commitments that were made in connection with their recruitment, in March 2012, options for 6,957 common units were granted to Mr. Dinkel, options for 2,854 common units were granted to Mr. Flaherty and options for 1,014 common units were granted to another executive officer and a member of the Governing Board. In March 2012, Mr. Magouirk also received an option grant for 500 common units as part of his incentive compensation. The exercise price of the options granted was $100.00, which exceeded the fair market value on the date of grant.

For information about common unit valuation assumptions, see Note 11, “Common Unit Compensation”, in Item 8 of this Form 10-K/A.

Pension and Retirement Benefits

Defined Benefit Plans

The Colt Defense LLC Salaried Retirement Income Plan (the “Retirement Plan”) was established effective November 4, 2002 to provide retirement income and survivor benefits to Colt Defense’s employees and their beneficiaries through a tax-qualified program.  Pension benefits under the Retirement Plan are limited in accordance with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) governing tax-qualified pension plans.  Colt Defense approved an amendment to freeze benefit accruals under the Pension Plans as of December 31, 2008 (the “Freeze Date”).  Years of Credited Service (as defined in the Retirement Plan) for benefit accrual will not be considered after the Freeze Date.  However, Interest Credits will continue to accumulate on each Participant’s Account Balance (as defined in the Retirement Plan) after the Freeze Date.  As a result of the Merger, the Company had four noncontributory, domestic defined benefit pension plans that cover substantially all eligible salaried and hourly U.S. employees. In January 2014, the Company combined the two hourly plans into one plan and combined the two salaried plans into one plan.  As a result of the merger of the salaried plans, the Retirement Plan was renamed the Colt Retirement Defined Benefit Plan.  Executive Officers participating in the Plan are Mr. Veilleux, Mr. Grody and Mr. Magouirk.

Defined Contribution Plan

At December 31, 2013, The Company had two domestic contributory savings plans under Section 401(k) of the Internal Revenue Code covering substantially all U.S. employees. Effective January 1, 2014, the Company combined the two plans. The merged plan was renamed the Colt Retirement Savings plan (the “401(k) Plan”)

The 401(k) Plan allows participants to make voluntary contributions of up to 15% of their annual compensation, on a pretax basis, subject to IRS limitations.  During 2012, employees represented by the collective bargaining agreement who were hired after April 1, 2012 were eligible for the employer match for up to 3% of their salaries, subject to eligibility rules. Effective January 1, 2013, all employees represented by the collective bargaining agreement were eligible for an employer match of up to 3% of their salaries.  For all other employees, we match 50% of their elective deferrals up to the first 6% of eligible deferred compensation.

Severance Benefits

Colt Defense has entered into employment or severance agreements with the Named Executive Officers.  The agreements provide for the payment of severance benefits to the Named Executive Officers under specified circumstances.  In entering into these agreements, the company considered (1) the benefit of receiving confidentiality, non-competition and non-solicitation protections post-termination for a reasonable and measurable cost and (2) an estimated length of time for an individual to find comparable employment at a similar level.  The amount and type of benefits under the agreements are described below under “— Potential Payments upon Termination or Change in Control.”

Perquisites and Other Benefits

Living and Commuting Expenses Reimbursement

Colt Defense provided basic living and commuting expenses and income tax gross-ups with respect to such expenses for Mr. Dinkel. The expenses for Mr. Dinkel were incurred in connection with his fulfillment of duties and responsibilities, primarily with respect to the corporate offices in West Hartford, Connecticut.  The primary residence for Mr. Dinkel is outside of the state of Connecticut.  He was required to commute to the corporate office in West Hartford, Connecticut in connection with the fulfillment of his duties and responsibilities as Chief Executive Officer through August 20, 2013. After Mr. Dinkel’s resignation on August 20, 2013, the Company continued to make lease and utility payments on his apartment and vehicle.  These expense reimbursements ended prior to December 31, 2013.

See the footnotes in the “Summary Compensation Table” for the amounts, including tax gross-up amounts, of these costs for Mr. Dinkel.

Role of Executive Officers in Executive Compensation

Although the Governing Board utilizes and considers comments, advice and recommendations of our Chief Executive Officer and Chief Financial Officer, the final decision with respect to compensation levels and components of the Chief Executive Officer, Chief Financial Officer and other Named Executive Officers remains with the Governing Board and, commencing in 2014, the Compensation Committee.

Compensation Tables

The following table summarizes the compensation paid by Colt Defense to the Named Executive Officers for services rendered in December 31, 2013.

2013 Summary Compensation Table

Names & Principal Position	Year	Salary ($)		Annual Cash Bonus ($)(1)	Option Awards ($)	Change in Pension Value and NQDC Earnings ($)(2)	All Other Comp ($)		Total ($)

Dennis R. Veilleux	2013	174,808	(3)	120,000	296,977	(3,234)	7,123	(4)	595,674
Chief Executive Officer

Gerald R. Dinkel	2013	346,154		—	—	—	433,774	(5)	779,928
Former Chief Executive Officer	2012	495,192		200,000	24,082	—	153,410	(6)	872,684
	2011	450,000		250,000	—	—	103,251	(7)	803,251

Scott B. Flaherty	2013	430,000		225,000	—	—	7,650	(8)	662,650
Sr. VP and CFO	2012	415,692		140,000	9,879	—	7,500	(8)	573,071
	2011	360,000		170,000	—	—	59,448	(9)	589,448

Jeffrey G. Grody	2013	471,160		150,000	—	(2,547)	7,650	(8)	626,263
Sr. VP and General Counsel	2012	457,611		110,000	—	4,721	7,500	(8)	579,832
	2011	440,337		100,000	—	4,411	7,350	(8)	552,098

J. Michael Magouirk	2013	374,500		50,000	—	(9,464)	7,650	(8)	422,686
Sr. VP and COO	2012	363,730		110,000	1,729	12,539	7,500	(8)	495,498
	2011	350,000		140,000	—	4,366	7,350	(8)	501,716

(1)                                 Annual cash bonuses are reflected in the year that they are earned, but they are generally paid in the first quarter of the subsequent year.

(2)                                 Plan values are calculated annually as of December 31st.

(3)                                 Mr. Veilleux became Chief Executive Officer on August 20, 2013.  Salary amount is from the Merger Date to December 31, 2013.

(4)                                 Amount reflects expenses related to commuting, a tax gross-up on commuting and Company matching contributions to the 401(k) Plan in the amounts of $1,754, $1,344 and $4,025, respectively.  Amounts are from the Merger Date to December 31, 2013.

(5)                                 Amount reflects severance, expenses related to living, commuting and personal use of a Colt-leased vehicle, a tax gross-up on living, commuting and vehicular lease expenses, and Company matching contributions to the 401(k) Plan of $317,885, $60,560, $47,679 and $7,650, respectively.

(6)                                 Amount reflects expenses related to living, commuting and personal use of a Colt-leased vehicle, a tax gross-up on living, commuting and vehicular lease expenses and Company matching contributions to the 401(k) Plan in the amounts of $83,220, $62,690 and $7,500, respectively.

(7)                                 Amount reflects expenses related to living, commuting and personal use of a Colt-leased vehicle, a tax gross-up on living, commuting and vehicular lease expenses and Company matching contributions to the 401(k) Plan in the amounts of $55,215, $40,686 and 7,350, respectively.

(8)                                 Amount reflects Company matching contributions to the 401(k) Plan.

(9)                                 Mr. Flaherty began receiving a salary on February 1, 2011. The Other compensation amount reflects consulting fees of $52,098 for January 2011 and the Company matching contributions to his 401(k) Plan of $7,350.

Grants of Plan-Based Awards

See “—Equity Incentive Awards” for information on grants of plan-based awards. The table has been omitted because it is immaterial.

Mr. Veilleux’s Employment Agreement

Pursuant to his employment agreement, Mr. Veilleux serves as President and Chief Executive Officer of the Company, reporting to the Governing Board.  Mr. Veilleux’s employment agreement provides for (i) a base salary of $400,000 per calendar year, (ii) a performance bonus, pursuant to the Company’s Management Incentive Plan, (iii) reimbursement of certain reasonable business expenses, (iv) the right to participate in such employee benefit programs for which senior executives of the Company generally are eligible and (v) options to purchase 4,000 common units of the Company at an exercise price of $288.78 per common unit, 16.66% of which will vest on the third anniversary of the employment agreement provided that Mr. Veilleux is the President and Chief Executive Officer of Colt at such time. The vesting of the remaining options will depend on Colt’s performance against budgeted financial or other metrics as established by Colt’s Governing Board for each fiscal year 2013 through 2015.  Upon satisfying such budgeted or other metrics, options granted hereunder will vest on the 60th day following delivery of consolidated audited financial statements as follows: (i) 2013, 16.66% of the options will vest;  (ii) 2014, 33.33% of the options will vest; and (iii) 2015, 33.33% of the options will vest.

In the event that Mr. Veilleux’s employment is terminated for any reason other than cause, Colt will pay severance benefits to Mr. Veilleux after a delivery of an executed Agreement and General Release. The severance benefits shall be comprised of twelve months base salary.

Mr. Dinkel’s Agreement and General Release

Mr. Dinkel’s last day of employment with Colt was August 20, 2013, on which date Mr. Dinkel resigned from his position as President and Chief Executive Officer. Mr. Dinkel’s severance benefits included eighteen months of his current base salary. The Company continued to make lease payments until December 31, 2013 for the vehicle previously provided to Mr. Dinkel by Colt and continued to make lease and utility payments until December 31, 2013 for the West Hartford, Connecticut, apartment in which Mr. Dinkel resided. Colt also paid Mr. Dinkel $100,000 in exchange for his agreement that his vested options would be cancelled.

Mr. Flaherty’s Employment Agreement

Pursuant to his employment agreement, Mr. Flaherty will serve as Chief Financial Officer and Senior Vice President of Finance of the Company, reporting to the Chief Executive Officer.  Mr. Flaherty’s employment agreement provides for (i) a base salary of $400,000 in 2011 subject to annual increases at the discretion of the Chief Executive Officer and, commencing in 2014, the Compensation Committee, (ii) a performance bonus, pursuant to the Company’s Management Incentive Plan, (iii) reimbursement of certain reasonable business expenses, (iv) the right to participate in such employee benefit programs for which senior executives of the Company generally are eligible, and (v) options to purchase 2,854 common units of the Company at an exercise price of $100.00 per common unit, of which half of which will vest 25% per year, over a four year period, beginning on October 15, 2011 and ending on October 15, 2014 and the other half will vest on the earlier of a specified event or October 15, 2020.

In the event of a public offering or change of control from and after April 15, 2012, all unvested options will immediately vest upon the date of the public offering or change of control.

In the event that Mr. Flaherty’s employment is terminated for any reason other than cause, within ninety days before a public offering or change of control (or, if earlier, the signing of a purchase and sale agreement that results in a change of control), Mr. Flaherty’s then-unvested options will immediately vest upon such employment termination.

If, at any time during Mr. Flaherty’s employment, the Company materially breaches the employment agreement and does not cure such breach within 30 days after the Company’s receipt of written notice thereof in reasonable detail from Mr. Flaherty, he may resign and will be treated as if he had been terminated by the Company without cause.

Outstanding Equity Awards at Fiscal Year-End

There were 8,354 and 11,325 common unit options outstanding as of December 31, 2013 and 2012, respectively. The table detailing unexercised options has been omitted because the number of options outstanding is immaterial.

Option Exercises and Stock Vested

There were no common unit options exercised by the Named Executive Officers in 2013 and 2012. In addition, our Governing Board has not granted any restricted shares to the Named Executive Officers.

Pension and Retirement Benefits

The following Pension Benefits table shows each Named Executive Officer’s number of years of credited service, present value of accumulated benefit and payments during the last fiscal year under the Retirement Plan.  The Retirement Plan is a defined benefit pension plan.  Accrual of future benefits under the Retirement Plan ceased on December 31, 2008.  Accordingly, a participant’s pension benefit does not credit service after December 31, 2008 and does not consider pay earned after December 31, 2008, but interest credits, as described below, continue to be made on the accumulated benefits.  Effective January 1, 2014, the Retirement Plan was renamed the Colt Retirement Defined Benefit Plan.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Dennis R. Veilleux	Retirement Defined Benefit Plan	2.67	$21,088	None
Chief Executive Officer

Gerald R. Dinkel	Retirement Defined Benefit Plan	—	$—	None
Former Chief Executive Officer

Scott B. Flaherty	Retirement Defined Benefit Plan	—	$—	None
Sr. Vice President and Chief Financial Officer

Jeffrey G. Grody	Retirement Defined Benefit Plan	3.33	$38,929	None
Sr. Vice President and General Counsel

J. Michael Magouirk	Retirement Defined Benefit Plan	8.75	$78,208	None
Senior VP of Operations and COO

The Retirement Plan covers our eligible executive officers, including the Named Executive Officers (other than Messrs. Dinkel and Flaherty), and other salaried employees in the United States.  It is subject to both the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Benefits under the Retirement Plan are computed using a cash balance methodology that provides for credits to be made to a hypothetical account, and the benefits are subject to the limits imposed by the Internal Revenue Code.  Prior to the cessation of accrual of future benefits under the Retirement Plan effective December 31, 2008, the hypothetical plan accounts were allocated basic credits equal to 3.5% to 5% (depending on years of credited service) of base salary.  Interest credits are made to the participant’s hypothetical account.  The plan used a flat rate of 6.5% from inception of the plan through December 31, 2011 and 5.0% from January 1, 2012 forward.  Participants are generally vested in their plan benefit after five years of service.

Benefits are payable as a life annuity (actuarially equivalent to the account balance), an actuarially equivalent 50%, 66- 2/3%, 75%, or 100% joint and survivor annuity or a 10-year certain and continuous annuity.  Instead of receiving his or her entire benefit as an annuity, a Named Executive Officer may elect to receive a portion of the benefit as a lump sum.  The amount that may be paid as a lump sum is based on the benefit the Named Executive earned before January 1, 1993.  All Named Executive Officers were hired after 1993 and, therefore, the lump sum option is unavailable to them.

The benefits reported in the Pension Benefits table are the present value of the Named Executive Officer’s cash balance accounts at December 31, 2013 with assumed growth due to Interest Credits until benefit payments commence, which is assumed to be on the participant’s normal retirement date, at age 65.  The present value of the benefits was determined using interest rate and mortality rate assumptions consistent with those used in our consolidated financial statements; i.e., the RP-2000 combined mortality table for males and females and a discount rate of 6%.  Retirement Plan accounts are assumed to grow with interest at 6.5% until commencement of pension benefits.  No additional earnings or service after December 31, 2008 are included in the calculation of the accumulated benefits.

A Named Executive Officer may receive his or her benefit following termination of employment, if he or she has attained early retirement age, and may defer benefit payments until any time between early retirement age and normal retirement age.  Early retirement age is defined as age 55 or over with at least 10 years of service.  As of December 31, 2013, Messrs. Veilleux, Grody, and Magouirk had not attained early retirement age.

Generally, a participant’s years of credited service are based on the years an employee participates in the Retirement Plan.  The years of credited service for the Named Executive Officers are based only on their service while eligible for participation in the Retirement Plan.  Accruals under the Retirement Plans ceased on December 31, 2008, and accordingly, service performed after such date is not counted.

Benefits under the Retirement Plan are funded by Company contributions to an irrevocable tax-exempt trust.  A participant’s benefits under the Retirement Plan are payable from the assets held by the tax-exempt trust.

Potential Payments upon Termination or Change in Control

Other than with respect to Mr. Veilleux and Mr. Flaherty, we do not have formal employment or change of control agreements with our Named Executives.  Pursuant to Mr. Veilleux’s employment agreement, his employment is “at will” and it may be terminated by either party at any time and for any reason upon written notice.  If the Company terminates Mr. Veilleux’s employment other than for “cause” (as defined in the employment agreement), the Company will provide Mr. Veilleux with monthly severance payments equal to one year’s base salary, commencing 30 days after termination of employment and subject to Mr. Veilleux’s delivery of an executed release.  See “Summary Tables for Potential Payments Upon Termination or Change in Control” for the effect of a public offering or change of control on Mr. Veilleux’s stock options.

Pursuant to Mr. Flaherty’s employment agreement, his employment is “at will” and it may be terminated by either party at any time and for any reason upon written notice.  If the Company terminates Mr. Flaherty’s employment other than for “cause” (as defined in his employment agreement), the Company will provide Mr. Flaherty with monthly severance payments equal to one year’s base salary, commencing 30 days after termination of employment and subject to Mr. Flaherty’s delivery of an executed release.  See “Summary Tables for Potential Payments Upon Termination or Change in Control” for the effect of a public offering or change of control on Mr. Flaherty’s stock options.

We have offer letters with several of the Named Executive Officers that provide for severance benefits as described below.  We believe that these severance benefits were an important factor in our ability to attract the Named Executive Officer to the Company.  Our initial offer letter agreement with Mr. Grody provides for a lump sum severance benefit equal to his annual base salary to be paid to him if his employment is terminated by us not for cause or he ceases to be the general counsel of the Company at the Board’s written request and he therefore resigns, in either case after a change of control of the Company.  These severance benefits are double trigger benefits, provided only after both a change of control and termination of employment as described above.  We also have an offer letter with Mr. Magouirk that provides, in the event his employment is terminated by the Company not for cause, for the payment of severance benefits equal to up to twelve months’ base salary, payable monthly so long as he remains unemployed and is actively searching for work.

Pension Plans

See “— Pension and Retirement Benefits” for the actuarial present value of the accumulated pension benefits payable to Named Executive Officers upon termination of employment.

Summary Tables for Potential Payments Upon Termination or Change in Control

The following tables set forth potential payments to the Named Executive Officers upon termination of their employment or a change in control under their current employment agreements and other applicable agreements as of December 31, 2013. (in dollars)

Dennis R. Veilleux, President and Chief Executive Officer

	Death or Disability	Terminated with Cause	Terminated without Cause	Voluntary Termination	Resign for Good Reason After Change in Control	Termination Without Cause After Change in Control
Severance (1)	$—	$—	$400,000	$—	$—	$400,000

(1)                             Per the terms of Mr. Veilleux’s employment agreement, under certain circumstances, the Company will pay Mr. Veilleux severance benefits equal to one year of his base salary. The severance benefits shall be paid out as follows: a lump sum equal to one twelfth of Mr. Veilleux’s base salary on the 30th day following such termination of employment and then continuing payments, made in accordance with the Company’s schedule for payment of its employees’ salaries, for eleven months. Payment of severance benefits may be delayed until six months after separation from service, if necessary, to comply with Internal Revenue Code Section 409A. Mr. Veilleux must execute a release of claims acceptable to the Company in order to receive severance benefits.

Scott B. Flaherty, Sr. VP and Chief Financial Officer

	Death or Disability	Terminated with Cause	Terminated without Cause	Voluntary Termination	Resign for Good Reason After Change in Control (1)	Termination Without Cause After Change in Control
Severance (2)	$—	$—	$430,560	$—	$430,560	$430,560
Common unit options (unvested and accelerated) (3)	$—	$—	$—	$—	$336,736	$336,736

(1)                                 For purposes of this column, “good reason” includes a resignation by Mr. Flaherty if, within eighteen months of a change in control, Mr. Flaherty is no longer the Chief Financial Officer of the Company or its successor or his responsibilities are materially diminished.

(2)                                 Per the terms of Mr. Flaherty’s employment agreement, under certain circumstances, the Company will pay Mr. Flaherty severance benefits equal to one year of his base salary. The severance benefits shall be paid out as follows: a lump sum equal to one twelfth of Mr. Flaherty’s base salary on the 30th day following such termination of employment and then continuing payments, made in accordance with the Company’s schedule for payment of its employees’ salaries, for eleven months. Payment of severance benefits may be delayed until six months after separation from service, if necessary, to comply with Internal Revenue Code Section 409A. Mr. Flaherty must execute a release of claims acceptable to the Company in order to receive severance benefits.

(3)                                 Amount reflects the difference between the exercise price of the option and the value of our common units, which was $288.78 as of December 31, 2013.  Options that are fully vested by their terms as of December 31, 2013 are not included in the numbers above.

Jeffrey G. Grody, Sr. VP and General Counsel

	Death or Disability	Terminated with Cause	Terminated without Cause	Voluntary Termination	Resign for Good Reason After Change in Control (1)	Termination Without Cause After Change in Control
Cash payment (2)	$—	$—	$—	$—	$471,688	$471,688

(1)                                 For purposes of this column, “good reason” includes a resignation by Mr. Grody if he ceases to be General Counsel of the Company at the Governing Board’s written request after a change in control.

(2)                                 Cash payment is one-time Mr. Grody’s annual base salary payable at the time of termination or resignation.

J. Michael Magouirk, Sr. VP of Operations and COO

	Death or Disability	Terminated with Cause	Terminated without Cause(1)	Voluntary Termination	Resign for Good Reason After Change in Control	Termination Without Cause After Change in Control
Severance (1)	$—	$—	$374,920	$—	$—	$—

(1)                                 Severance is one-time Mr. Magouirk’s base salary, payable on a monthly basis while Mr. Magouirk is unemployed and actively searching for work.

Director Compensation

Our Governing Board establishes compensation of any or all members of the Governing Board for services to Colt Defense LLC.  The Governing Board’s compensation policy calls for each member of the Governing Board who is not an employee of Colt Defense LLC, or Sciens Management to receive a $40,000 annual retainer for Governing Board services payable in equal installments, quarterly.  All directors are reimbursed for reasonable travel and lodging expenses incurred in connection with their roles.

The following table summarizes our director compensation for the 2013 fiscal year.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Comp.($)		Total ($)
General George W. Casey Jr., USA (ret.)	$40,000		$5,000	(1)	$45,000
Field Marshal the Lord Guthrie of Craigiebank (Charles Guthrie)	40,000	—	—		40,000
Philip A. Wheeler	40,000	—	—		40,000

(1)         Includes per diem compensation under the advisory agreement between General Casey and Colt Defense.

Item 12.  Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information regarding the beneficial ownership of our limited liability company interests as of March 17, 2014 for:

•                       Each person who is known by us to own beneficially more than 5% of our limited liability company interests;

•                       Each of our directors;

•                       Each of our executive officers named in the Summary Compensation Table; and

•                       All of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Interests issuable upon the exercise of options that are exercisable within 60 days of March 17, 2014 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

Name of Beneficial Owner	Number of Interests	Percent
Sciens Management LLC and affiliates (1)	115,303.059	87.24%
Lt. General William M. Keys (ret.)	7,698.471	5.82%
Dennis R. Veilleux (2)	—	—
Jeffrey G. Grody (2)	1,344.892	1.02%
Gerald R. Dinkel (2)	—	—
Scott B. Flaherty (2)	—	—
J. Michael Magouirk (2)	307.789	0.23%
Daniel J. Standen (1) (2)	—	—
General George W. Casey Jr., USA (ret.) (2)	—	—
Field Marshal the Lord Guthrie of Craigiebank (2)	—	—
Michael Holmes (2)	—	—
John P. Rigas (1) (2)	115,303.059	87.24%
Philip A. Wheeler (2)	—	—
All executive officers and directors as a group	116,955.740	88.49%

(1)         Comprised of the following: (a) Colt Defense Holding LLC, or CDH, is the direct beneficial owner of 60,213.137 common units included in this table, (b) CDH II LLC, or CDH II, is the direct beneficial owner of 10,505.293 common units included in this table, (c) Colt Defense Holding III L.P., or CDH III, is the direct beneficial owner of 44,461.189 common units included in this table and (d) Sciens Management LLC is the beneficial owner of 123.440 common units pursuant to a Voting Trust Agreement, dated as of July 12, 2013 (the “Voting Trust”) included in this table.  Sciens Management LLC is the managing member of CDH and may be deemed to beneficially own the common units of Colt Defense directly held by CDH and CDH II, as CDH is a manager of CDH II. Sciens Management LLC is the sole trustee under the Voting Trust and may be deemed to beneficially own the common units held by the Voting Trust.  A wholly owned subsidiary of Sciens International Investments and Holdings SA, or Sciens International, is also a manager of CDH II and may be deemed to be the beneficial owner of the common units owned by CDH II. Sciens Management disclaims beneficial ownership of the common units owned by CDH, CDH II and the Voting Trust, except to the extent of its indirect pecuniary interest therein. Colt Defense Holding III GP LLC, or CDH III GP, is the general partner of CDH III and may be deemed to beneficially own the common units of Colt Defense directly held by CDH III.  CDH III GP disclaims beneficial ownership of the common units of Colt Defense held by CDH III.  John P. Rigas is the managing member of Sciens Management and its sole member. John P. Rigas and Daniel Standen are the managing members of CDH III GP.  Under applicable law, Mr. Rigas and his spouse may be deemed to be the beneficial owners of the securities of owned of record by CDH, CDH II, CDH III and the Voting Trust by virtue of such status. Each of Mr. Rigas and Mr. Rigas’ spouse disclaims beneficial ownership of all common units owned by CDH, CDH II, CDH III and the Voting Trust, except to the extent of their respective indirect pecuniary interest therein.  Under applicable law, Daniel Standen may be deemed to be the beneficial owner of the securities of owned of record by CDH III.  Daniel Standen disclaims beneficial ownership of all common units owned by CDH III, except to the extent of his indirect pecuniary interest therein.  The address of CDH, CDH II, CDH III and the Voting Trust is c/o Sciens Capital Management LLC, 667 Madison Avenue, New York, New York 10065. The address of Sciens International is 10 Solonos Str., Kolonaki, Athens, Greece 106 73.

(2)         The address of each of our directors and executive officers listed above is c/o Colt Defense, 547 New Park Avenue, West Hartford, Connecticut 06110.

The following table sets forth the information regarding Equity Compensation.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	8,354.000	$206.21	10,524.000
Equity compensation plans not approved by security holders	0.000	$0.00	0.000
Total	8,354.000	$206.21	10,524.000

Item 13.   Certain Relationships and Related Transactions and Director Independence

Lease agreement

On October 25, 2012, we signed an amendment to the operating lease with NPA Hartford LLC, a related party, for our corporate headquarters and primary manufacturing facility in West Hartford, Connecticut. The lease amendment extends our lease for three years to October 25, 2015. The terms of the lease agreement include monthly rent of $69 in the first year of the extension period and a 2% rent increase in each of the two subsequent years of the extension period.  We are responsible for all related expenses, including, taxes, maintenance and insurance.  For additional information about our West Hartford facility, see Item 2 of this Form 10-K/A.  Certain of the principals of Sciens Management and certain of our managers, (including Messrs. Rigas and Standen) have a direct and/or indirect ownership interest in NPA Hartford LLC.

Services agreement

In July 2013, Colt entered into a services agreement (“Archives Agreement”) with Colt Archive Properties LLC (“Archives Properties”), one of the owners of which is a member of Colt Defense’s Governing Board and affiliates of which beneficially own a substantial portion of Colt Defense’s limited liability interests. Under the Archives Agreement, Colt agrees to provide designated employees to provide services to Archive Properties for an initial annual fee of $241, payable quarterly in arrears. The Company records revenue related to archive services as net sales and costs associated with providing archive services in cost of sales.

Distributions to members of Colt Defense LLC

Colt Defense is treated as a partnership for federal and state income tax purposes and is not subject to U.S. federal or state income taxes. Consequently, all taxable income (loss) of Colt Defense is reported to its members for inclusion in their respective income tax returns. The limited liability agreement of Colt Defense requires distributions to the members in any year in which there is U.S. taxable income. The member’s distribution is equal to the product of the highest combined marginal federal, state, or local income tax rate applicable to any member and the highest taxable income allocated to any one unit, to the extent that the Governing Board determines that sufficient funds are available.

The amounts of these distributions to members to fund their allocable shares of taxable income were $6.4 million in 2013 and $3.3 million in 2012. In 2011, we made a $12.9 million special distribution to our members.

During 2013, tax distributions to our members have been made in amounts equal to approximately 47% of our taxable income for the applicable period.  Under the terms of the Credit Agreement and the indenture governing the Senior Notes, we are permitted to adjust our tax related distributions for tax years beginning after 2009 to fund the deemed tax liability of our members from their investment in the Company.  As a result, the Company may make distributions for the payment of deemed tax liabilities of our members that are in excess of the amount that is 45% of our taxable income.

Financial advisory agreements

In July 2007, Colt Defense entered into a financial advisory agreement with Sciens Management LLC (“Sciens Management”), which through its affiliates beneficially owns a substantial portion of Colt Defense’s limited liability interests and whose managing member is also a member of Colt Defense’s Governing Board.  Under the terms of the agreement, Colt pays Sciens Management an aggregate annual retainer of $350,000. In July 2013, Colt Defense entered into a consulting services agreement with Sciens Institutional Services LLC, an affiliate of Sciens Management, pursuant to which Sciens Institutional Services LLC provides us with investment banking, corporate and strategic advisory services in return for $650,000 per year paid quarterly in advance and such other fees as Sciens Institutional Services LLC and we may agree in connection with a specific transaction, as well as the reimbursement of expenses.  John P. Rigas, one of our Managers, is a partner and the sole manager and unit holder of Sciens Management LLC.  Furthermore, Daniel J. Standen, one of our Managers, is a partner of Sciens Capital Management.  Colt has agreed to indemnify Sciens Management and Sciens Institutional Services LLC for losses relating to the services contemplated by these agreements.  Sciens Management and Sciens Institutional Services LLC receive from Colt from time to time additional investment banking and other fees for services provided, including in connection with our Leveraged Recapitalization transactions.

Colt Security LLC

Effective January 1, 2009, Colt Security LLC (“Colt Security”), a wholly-owned subsidiary of E-Plan Holding, assumed responsibility for providing security guards at our West Hartford, Connecticut facility pursuant to an employee leasing agreement with us.  At the same time, Colt Security hired all of our security personnel.  Colt Security invoices us for the gross payroll cost, without markup, for each leased employee and, in addition, we pay a management fee of $1,000 per month.

Item 14.                                                  Principal Accountant Fees and Services

PricewaterhouseCoopers LLP has audited our consolidated financial statements annually since our 2009 fiscal year.  The Chairman of our Governing Board has pre-approved all audit services provided by PricewaterhouseCoopers LLC.

Principal Accountant Fees and Services

The following is a summary of the fees billed to Colt Defense by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 31, 2013 and 2012 (in thousands):

	2013	2012
Audit Fees	$630	$525
Audit-related Fees	227	50
Tax Fees	—	15
Other Fees	35	143
	$892	$733

Audit Fees.    Audit fees consist of fees billed for professional services rendered for the integrated audit of Colt Defense’s consolidated financial statements, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-related Fees. Audit-related fees consist of fees billed for the New Colt acquisition and professional services related to the review of our documentation and testing of our internal control over financial reporting in conjunction with our requirement to comply with Section 404 of the Sarbanes-Oxley Act.

Tax Fees.  Tax fees consist of advisory services related to an income tax audit.

Other Fees. Other fees consist of expenses billed.

PART IV

Item 15.                                                  Exhibits and Financial Statement Schedules

(a)         Financial Statement Schedules

(1)         Financial Statements can be found under Item 8 of Part II of this Form 10-K/A.

(2)         All schedules have been omitted because they are not required, not applicable or the information is otherwise included.

(b)         Exhibits:

The documents set forth below are filed herewith or incorporated herein by reference to the location indicated.

Exhibit Number	Exhibit	Location

2.1	Agreement and Plan of Merger, dated July 12, 2013, by and among Colt Defense LLC, New Colt Acquisition Corp., New Colt Holding Corp. and Donald E. Zilkha and Edward L. Koch III.	Exhibit 2.1 to the Company’s Current Report on Form 8-K dated July 12, 2013

3.1

Amended and Restated Limited Liability Company Agreement of Colt Defense LLC, dated as of June 12, 2003, reflecting the amendments adopted as of July 9, 2007, August 11, 2011, March 2012 and June 28, 2013.

Exhibit 3.1 to the Company’s Current Report on Form 8-K dated July 12, 2013

3.2	Certificate of Incorporation of Colt Finance Corp., effective October 15, 2009.	Exhibit 3.2 to the Company’s Registration Statement on Form S-4/A dated March 21, 2011

3.3	By-Laws of Colt Finance Corp., effective November 7, 2009.	Exhibit 3.3 to the Company’s Registration Statement on Form S-4/A dated March 21, 2011

4.1.1	Indenture, dated as of November 10, 2009, by and among Colt Defense LLC, Colt Finance Corp. and Wilmington Trust FSB as trustee.	Exhibit 4.1 to the Company’s Registration Statement on Form S-4/A dated March 21, 2011

4.1.2

Supplemental Indenture, dated as of June 19, 2013, by and among Colt International Coöperatief U.A., Colt Canada Corporation and Colt Defense Technical Services LLC, Colt Defense LLC, Colt Finance Corp. and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as Trustee under the Indenture dated as of November 10, 2009.

Exhibit 4.1 to the Company’s Current Report on Form 8-K dated June 19, 2013

4.1.3

Indenture Supplement, dated as of July 12, 2013, by and among New Colt Holding Corp., Colt’s Manufacturing Company, LLC, Colt Defense LLC, Colt Finance Corp. and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as Trustee under the Indenture dated as of November 10, 2009.

Exhibit 4.1 to the Company’s Current Report on Form 8-K dated July 12, 2013

4.2	Registration Rights Agreement, dated as of November 10, 2009.	Exhibit 4.2 to the Company’s Registration Statement on Form S-4/A dated March 21, 2011

4.3	Form of 8.75% Senior Note due 2017 (included as part of Exhibit 4.1).	Exhibit 4.1 to the Company’s Registration Statement on Form S-4/A dated March 21, 2011

4.4	Form of Guarantee 8.75% Senior Note due 2017 (included as part of Exhibit 4.1).	Exhibit 4.1 to the Company’s Registration Statement on Form S-4/A dated March 21, 2011

10.1	Letter Agreement, between certain of the management companies associated with Sciens Management, L.L.C. and Colt Defense LLC, dated as of July 9, 2007.	Exhibit 10.1 to the Company’s Registration Statement on Form S-4/A dated March 21, 2011

10.2	Consulting Services Agreement, dated as of July 12, 2013, by and between Colt Defense LLC and Sciens Institutional Services LLC.	Exhibit 10.4 to the Company’s Current Report on Form 8-K dated July 12, 2013

10.3

Agreement between Colt Defense LLC and Colt’s Manufacturing Company LLC and Amalgamated Local No. 376 and the United Automobile, Aerospace, and Agricultural Implement Workers of America — UAW, dated April 1, 2012

Exhibit 10.4 to the Company’s Annual Report on Form 10-K dated March 25, 2013

10.4.1	Net Lease by and between Landlord: NPA Hartford LLC and Tenant: Colt Defense LLC, dated October 26, 2005	Exhibit 10.6.1 to the Company’s Annual Report on Form 10-K dated March 25, 2013

10.4.2	Amendment of Lease, by and between NPPA Hartford LLC and Colt Defense LLC, dated October 25, 2012	Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q dated October 31, 2012

10.5.1	Employment Agreement, dated as of August 20, 2013, between Dennis Veilleux and Colt Defense LLC.†	Exhibit 10.2 to the Company’s Current Report on Form 8-K dated August 20, 2013

10.5.2	Separation Agreement, dated as of August 20, 2013, between Gerald R. Dinkel and Colt Defense LLC.†	Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 20, 2013

10.5.3	Letter agreement, dated as of August 30, 2005, between Jeffrey Grody and Colt Defense LLC.†	Exhibit 10.7.2 to the Company’s Registration Statement on Form S-4/A dated March 21, 2011

10.5.4	Letter agreement, dated as of April 28, 2003, between J. Michael Magouirk and Colt Defense LLC.†	Exhibit 10.7.4 to the Company’s Registration Statement on Form S-4/A dated March 21, 2011

10.5.5	Employment Agreement, dated as of February 1, 2011, between Scott B. Flaherty and Colt Defense LLC.†	Exhibit 10.7.5 to the Company’s Registration Statement on Form S-4/A dated March 21, 2011

10.5.6	Colt Defense LLC Advisory Agreement between Colt Defense LLC and the Undersigned Senior Advisor General George W. Casey Jr., UAS (ret), dated December 16, 2011.	Exhibit 10.7.5 to the Company’s Annual Report on Form 10-K dated February 24, 2012

10.6.1	Colt Defense Salaried Income Plan effective November 4, 2002.†	Exhibit 10.8.1 to the Company’s Registration Statement on Form S-4/A dated March 21, 2011

10.6.2	First Amendment to the Colt Defense LLC Salaried Retirement Income Plan effective January 1, 2005†	Exhibit 10.8.2 to the Company’s Registration Statement on Form S-4/A dated March 21, 2011

10.6.3	Second Amendment to the Colt Defense LLC Salaried Retirement Income Plan effective January 1, 2004†	Exhibit 10.8.3 to the Company’s Registration Statement on Form S-4/A dated March 21, 2011

10.6.4	Third Amendment to the Colt Defense LLC Salaried Retirement Income Plan effective March 28, 2005†	Exhibit 10.8.4 to the Company’s Registration Statement on Form S-4/A dated March 21, 2011

10.6.5	Fourth Amendment to the Colt Defense LLC Salaried Retirement Income Plan effective January 1, 2008†	Exhibit 10.8.5 to the Company’s Registration Statement on Form S-4/A dated March 21, 2011

10.6.6	Fifth Amendment to the Colt Defense LLC Salaried Retirement Income Plan effective January 1, 2009†	Exhibit 10.8.6 to the Company’s Registration Statement on Form S-4/A dated March 21, 2011

10.6.7	Sixth Amendment to the Colt Defense LLC Salaried Retirement Income Plan effective December 31, 2008†	Exhibit 10.8.7 to the Company’s Registration Statement on Form S-4/A dated March 21, 2011

10.7	Colt Defense LLC Long-term Incentive Plan, dated March 1, 2012	Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q dated May 2, 2012

10.8.1

Credit Agreement, dated as of September 29, 2011, by and among Colt Defense LLC, as the US Borrower, Colt Canada Corporation, as the Canadian Borrower and Colt Finance Corp., as the Guarantor, Wells Fargo Capital Finance, LLC, as Agent, Sole Lead Arranger, Manager and Bookrunner.

Exhibit 10.1 to the Company’s Current Report on Form 8-K dated October 4, 2011

10.8.2

Amendment No. 1 to Credit Agreement, dated February 24, 2012, by and among Colt Defense LLC, as the US Borrower, Colt Canada Corporation, as the Canadian Borrower and Colt Finance Corp., as the Guarantor, Wells Fargo Capital Finance, LLC, as Agent, Sole Lead Arranger, Manager and Bookrunner.

Exhibit 10.9.2 to the Company’s Annual Report on Form 10-K dated February 24, 2012

10.8.3

Amendment No. 2 to Credit Agreement, dated March 22, 2013, by and among Colt Defense LLC, as the US Borrower, Colt Canada Corporation, as the Canadian Borrower and Colt Finance Corp., as a guarantor, the lenders party thereto and Wells Fargo Capital Finance, LLC, as Agent.

Exhibit 10.10.3 to the Company’s Annual Report on Form 10-K dated March 25, 2013

10.8.4

Amendment No. 3 to Credit Agreement and Consent, dated as of June 19, 2013, by and among Wells Fargo Capital Finance, LLC as agent for the Lenders pursuant to the Credit Agreement, the parties to the Credit Agreement as lenders, Colt Defense LLC, as US Borrower, Colt Canada Corporation, as Canadian Borrower (and, together with the US Borrower, the “Borrowers”), Colt Finance Corp., (“Colt Finance”), Colt Defense Technical Services LLC, a Delaware limited liability company (“CDTS”), and Colt International Coöperatief U.A., a cooperative formed under Dutch law (“Dutch Holdings”, and together with Colt Finance and CDTS, the “Guarantors”).

Exhibit 10.1 to the Company’s Current Report on Form 8-K dated June 19, 2013

10.8.5

Amendment No. 4 to Credit Agreement, dated as of July 12, 2013, by and among Wells Fargo Capital Finance, LLC as agent for the Lenders pursuant to the Credit Agreement, the parties to the Credit Agreement as lenders, Colt Defense LLC, Colt Canada Corporation, Colt Finance Corp., Colt Defense Technical Services LLC, Colt International Coöperatief U.A., New Colt Acquisition Corp., New Colt Holding Corp. and Colt’s Manufacturing Company, LLC.

Exhibit 10.2 to the Company’s Current Report on Form 8-K dated July 12, 2013

10.9	Unit Redemption Agreement, dated March 22, 2013, by and among Colt Defense LLC, as buyer, and Blackstone Mezzanine Partners II-A L.P. and Blackstone Mezzanine Holdings II USS L.P., as sellers.	Exhibit 10.11 to the Company’s Annual Report on Form 10-K dated March 25, 2013

10.10

Term Loan Agreement, dated July 12, 2013, by and among Colt Defense LLC, Colt Finance Corp., New Colt Acquisition Corp., New Colt Holding Corp., Colt’s Manufacturing Company, LLC, Colt Canada Corporation, and Colt Defense Technical Services LLC, Colt International Coöperatief U.A., Cortland Capital Market Services LLC, as Agent, and the lenders party thereto.

Exhibit 10.1 to the Company’s Current Report on Form 8-K dated July 12, 2013

10.11	Limited Liability Company Interests Purchase Agreement, dated as of July 12, 2013, by and between Colt Defense LLC and the	Exhibit 10.3 to the Company’s Current Report on Form 8-K dated July 12, 2013 buyers party thereto.

10.12	Option Agreement, dated as of July 12, 2013, by and among Colt’s Manufacturing Company LLC, Colt Archive Properties LLC, Donald E. Zilkha and John P. Rigas.	Exhibit 10.5 to the Company’s Current Report on Form 8-K dated July 12, 2013

10.13	Services Agreement, dated as of July 12, 2013, by and among Colt Defense LLC, Colt Archive Properties LLC and Colt’s Manufacturing Company LLC.	Exhibit 10.6 to the Company’s Current Report on Form 8-K dated July 12, 2013

12	Statement of ratio of earnings to fixed charges.	Exhibit 12 to the Company’s Registration Statement on Form S-4 dated January 5, 2011

14	Colt Defense LLC Code of Ethics for Senior Officers dated June 22, 2011.	Exhibit 14 to the Company’s Annual Report on Form 10-K dated February 24, 2012

21	Subsidiaries of Registrant	Filed herewith

24.1	Power of Attorney	Included on Page 112 of this Annual Report on Form 10-K

25.1	Form T-1 Statement of Eligibility of Wilmington Trust FSB, as Trustee for Indenture dated November 10, 2009.	Exhibit 25.1 to the Company’s Registration Statement on Form S-4 dated January 5, 2011

31.1	Certification of Dennis R. Veilleux pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.	Filed electronically herewith

31.2	Certification of Scott B. Flaherty pursuant to Section 302 of Sarbanes-Oxley Act of 2002.	Filed electronically herewith

32.1	Certification of Dennis R. Veilleux and Scott B. Flaherty pursuant to 18 U.S.C. Section 1350	Filed electronically herewith

99.1	Press Release, dated July 12, 2013, titled “ Colt Defense LLC and New Colt Holding Corp. Merge”	Exhibit 99.1 to the Company’s Current Report on Form 8-K dated July 12, 2013

99.2

Audited consolidated balance sheets of New Colt as of December 31, 2012 and 2011 and the audited consolidated statements of operations, stockholder’s equity, and cash flows of New Colt for the years ended December 31, 2012 and 2011 and the notes related thereto and the related independent auditor’s report.

Exhibit 99.1 to the Company’s Current Report on Form 8-K/A dated July 12, 2013

99.3

Unaudited consolidated balance sheet of New Colt as of March 31, 2013 and related unaudited consolidated statements of operations and cash flows for the three months ended March 31, 2013 and April 1, 2012 and the unaudited notes related thereto.

Exhibit 99.2 to the Company’s Current Report on Form 8-K/A dated July 12, 2013

99.4	Unaudited pro forma condensed consolidated financial statements as of and for the three months ended March 31, 2013 and for the year ended December 31, 2012 and the notes thereto.	Exhibit 99.3 to the Company’s Current Report on Form 8-K/A dated July 12, 2013

99.5	Press Release dated August 22, 2013, titled “Colt Defense Announces Senior Management Change”.	Exhibit 99.1 to the Company’s Current Report on Form 8-K dated August 20, 2013

101.INS	XBRL Instance Document *	Filed electronically herewith

101.SCH	XBRL Taxonomy Extension Schema Document *	Filed electronically herewith

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document *	Filed electronically herewith
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document *	Filed electronically herewith
101.LAB	XBRL Taxonomy Extension Label Linkbase Document *	Filed electronically herewith

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document *	Filed electronically herewith

†	Management contracts and compensatory plans and arrangements.
*

XBRL (Extensible Business Reporting Language) information is furnished and not filed herewith, is not a part of a Registration Statement or Prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, and otherwise is not subject to liability under those sections.

SIGNATURES

Pursuant to the requirements Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this Report on Form 10-K/A to be signed on its behalf by the undersigned, thereunto duly authorized in West Hartford, Connecticut, on the 7th  day of May, 2015.

COLT DEFENSE LLC
COLT FINANCE CORP.
By:	/s/ Scott B. Flaherty
Scott B. Flaherty
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dennis R. Veilleux and Scott B. Flaherty, jointly and severally, his true and lawful attorneys-in-fact, singly, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-K/A, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report on Form 10-K/A has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dennis R. Veilleux	Chief Executive Officer & Manager	May 7, 2015
Dennis R. Veilleux

/s/ Scott B. Flaherty	Chief Financial Officer	May 7, 2015
Scott B. Flaherty

/s/ Kevin G. Green	Corporate Controller	May 7, 2015
Kevin G. Green

/s/ Gen. George W. Casey, Jr., USA (ret.)	Manager	May 7, 2015
Gen. George W. Casey Jr., USA (ret.)

/s/ Gen. the Lord Guthrie of Craigiebank	Manager	May 7, 2015
Gen. the Lord Guthrie of Craigiebank

/s/ Michael Holmes	Manager	May 7, 2015
Michael Holmes

/s/ John P. Rigas	Manager	May 7, 2015
John P. Rigas

/s/ Daniel J. Standen	Manager	May 7, 2015
Daniel J. Standen

/s/ Philip A. Wheeler	Manager	May 7, 2015
Philip A. Wheeler

Exhibit B

QUARTERLY REPORT ON FORM 10-Q/A NUMBER 1 FOR THE FISCAL QUARTER ENDED MARCH 30, 2014

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q/A

(Mark one)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

For the quarterly period ended March 30, 2014

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

For the transition period from            to

Commission file number 333-171547

Colt Defense LLC

Colt Finance Corp.

(Exact name of Registrant as specified in its charter)

Delaware	32-0031950
Delaware	27-1237687
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

547 New Park Avenue, West Hartford, CT	06110
(Address of principal executive offices)	(Zip Code)

(860) 232-4489

(Registrant’s telephone number, including area code)

Indicate by a check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities and Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  ☐    No  ☒

Indicate by check mark whether the Registrant had submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for shorter period that the Registrant was required to submit and post such files).  Yes  ☒    No  ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.) Yes  ☐ No  ☒

The number of shares outstanding of the Registrant’s common stock as of May 29, 2015 was none.

EXPLANATORY NOTE

In this amended Quarterly Report on Form 10-Q/A for the quarter ended March 30, 2014 we are responding to Securities and Exchange Commission (the “SEC”) comments on our first quarter 2014 Form 10-Q (“Quarterly Report”) filed May 14, 2014 to (i) include certifications under Section 906 of the Sarbanes-Oxley Act and (ii) update our certifications under Section 302 of the Sarbanes-Oxley Act to include internal control over financial reporting language in the introductory portion of paragraph 4.  In connection with our response to the SEC comments, we are also updating Item 4 “Controls and Procedures” and amending the financial statements included in this Quarterly Report to (i) reflect the correction of previously identified out of period errors that were immaterial to the consolidated financial statements individually and in the aggregate prior to the discovery of the M240 machine gun program (the “M240 Program”) error (see Note 2 Summary of Significant Accounting Policies and “Restatement of Previously Issued Consolidated Financial Statements ”) (ii) updated Note 16 “Commitments and Contingencies” with respect to the correction of the M240 Program error and updated related M240 Program disclosures and (iii) include language in Note 21  “Subsequent Events” with respect to our current liquidity position and ability to continue as a going concern and other recent events. In addition, the Company identified an error in its Consolidated Statement of Changes in Cash Flows for the three months ended March 30, 2014.  To correct for such error, the Company has revised the Statement of Changes in Cash Flows to correct for the $19 (in thousands of dollars) misclassification between depreciation and amortization and purchases of property and equipment (see Note 2 “Summary of Significant Accounting Policies”).  The impact of correcting the error is an increase in cash used in operations and a decrease in cash used in investing activities of $19 (in thousands of dollars). We do not consider the cash flow error to be material. This Quarterly Report also includes updates to reflect certain monetary amounts, percentages and other figures that have been subject to rounding adjustments in the notes to the financial statements and Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which updates we believe are not material.

This explanatory note is an integral part of this Form 10-Q/A.  Except as described above, this amended Quarterly Report does not amend, update or change any other items or disclosures in the original filing on May 14, 2014 and does not purport to reflect any information or events subsequent to the filing date of the original filing.  As such, this amended Quarterly Report speaks only as of the date the original filing was filed, and the Registrants have not undertaken herein to amend, supplement or update any information contained in the original filing to give effect to any subsequent events.  Accordingly, this amended Quarterly Report should be read in conjunction with the Registrant’s filings made with the SEC subsequent to the filing of the original filing, including any amendment to those filings.

Restatement of Previously Issued Consolidated Financial Statements

In our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013, filed September 15, 2014 (Form 10-K/A #1), we restated our previously issued consolidated financial statements for the year ended December 31, 2013, (the “Restated Period”).  We also restated the Selected Financial Data in Item 6 for fiscal 2013.  The restatement was the result of our correction of a financial statement error attributable to the lack of recognition of the impact of a contract modification related to the M240 Program for the U.S. Government in the Company’s fourth quarter 2013 results.  We assessed the impact of this error on our 2013 annual financial statements and concluded that the impact of this error was material to these financial statements.  Consequently, we restated the financial statements for the year ended December 31, 2013.  As a result of this restatement we restated our Consolidated Balance Sheet as of December 31, 2013 to reflect a $4.1 million decrease in accrued expenses, a $6.8 million increase in customer advances and deferred income and a $2.7 million increase in accumulated deficit, primarily as a result of the correction of the M240 Program error.  In conjunction with the correction of the M240 Program error, other previously recorded out of period errors which were immaterial to the consolidated financial statements individually or in the aggregate prior to the discovery of the M240 Program error were also adjusted to be reflected in the proper period.

Because the correction of the M240 Program error did not impact the consolidated statement of operations for the quarter ended March 30, 2014 and the correction of the previously identified out of period adjustments related to the quarters ended March 30, 2014 and March 31, 2013 were not material (see Note 2 Summary of Significant Accounting Policies), we did not revise our Form 10-Q for the quarter ended March 30, 2014 at the time we filed Form 10-K/A #1.  In connection with our response to SEC comments on our first quarter Form 10-Q, however, we have revised our results for the quarters ended March 30, 2014 and March 31, 2013 to reflect the correction of the previously recorded out of period adjustments.

Colt Retirement Defined Benefit Plan

As previously disclosed in our Form 8-K filed on February 10, 2015, we have determined that pension benefits for certain retirees that were hourly employees (“bargaining unit retirees”) covered by the Colt Retirement Defined Benefit Plan have been calculated incorrectly since the inception of the pension plans in 1990.  After working with our external actuarial pension plan consultant to determine which bargaining unit retirees have been affected and to quantify the effect of any calculation errors, we have concluded that the impact of the error is immaterial to all prior periods and the effect of the correction will be immaterial to the 2014 annual financial statements.  Accordingly, the cumulative effect of the error will be recorded as an out of period charge of $3.5 million in the fourth quarter of 2014.

2

Liquidity and Going Concern

As noted in our Form 12b-25 filed May 21, 2015 we continue to experience liquidity challenges.  Our liquidity challenges have limited our ability to produce sufficient commercial MSR and handgun products to meet market demand for those products during the fiscal quarter ended April 5, 2015.  We also continue to see delays in the timing of U.S. Government and certain international sales.

On April 14, 2015, the Company commenced an exchange offer (the “Exchange Offer”) and consent solicitation of our Senior Notes and a solicitation of acceptances to a prepackaged plan of reorganization (the “Prepackaged Plan”).  On May 26, 2015, the Company announced an extension of our Exchange Offer and solicitation of acceptances to the Prepackaged Plan until June 2, 2015 as the Company continues its discussions with an ad hoc group of holders of the Senior Notes as discussed below.

As previously disclosed in the Company’s Current Report on Form 8-K filed on May 18, 2015, the Company has entered into the permitted grace period with respect to a $10.9 million interest payment due under the Indenture dated as of November 10, 2009 (as supplemented by the supplemental indenture, dated as of June 19, 2013 and the supplemental indenture, dated as of July 12, 2013, the “Indenture”), by and among the Registrants, certain subsidiary guarantors, and Wilmington Trust FSB, as indenture trustee (the “Trustee”), which governs its outstanding Senior Notes. The interest payment was due May 15, 2015; however, under the terms of the Indenture, the failure to make such payment does not become an event of default for 30 days after the scheduled due date.  If the Company does not make the interest payment on or before June 14, 2015, however, the Trustee or holders of at least 25% of the outstanding principal amount of the Senior Notes would be permitted to accelerate the payment of principal and accrued but unpaid interest on the outstanding Senior Notes to become immediately due and payable by providing notice of such acceleration. The Company believes it is in the best interests of its stakeholders to actively address the Company’s capital structure and has commenced discussions with an ad hoc group of holders of the Senior Notes.  The Company hopes that such discussions will result in a consensual restructuring transaction.

As of May 29, 2015, the Company has not made its Senior Notes interest payment due on May 15, 2015.  In addition, the Company is not in compliance under the Indenture governing its Senior Notes because the Company has not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or its Quarterly Report on Form 10-Q for the fiscal quarter ended April 5, 2015.  In the event that the Company receives a notice from the trustee under the Indenture governing its Senior Notes or holders of at least 25% of the aggregate principal amount of our Senior Notes and does not cure such non-compliance within 60 days from the receipt of such notice, the principal and accrued but unpaid interest on the Company’s outstanding Senior Notes may be accelerated.  As of May 29, 2015, the Company has not received such notice.  The Company is otherwise in compliance with financial and other covenants contained in its existing debt agreements, but the Company may not be able to maintain compliance with such covenants in the future.

The matters discussed above raise substantial doubt about the Company’s ability to continue as a going concern.  The Company’s ability to continue as a going concern will be dependent upon its ability to complete asset sales, restructure or refinance existing debt, obtain modifications or waivers of our loan covenants or other actions.  There can be no assurance of the Company’s success in these efforts.  The Company’s inability to comply with its loan covenants, obtain waivers of non-compliance, restructure or refinance its existing debt or complete asset sales would have a material adverse effect on the Company’s financial position, results of operations and cash flows.

The Company’s plan to mitigate the business risk associated with its increased liquidity challenges include: (i) seeking revenue growth across all sales channels, (ii) executing initiatives designed to optimize its performance and reduce costs, (iii) managing inventory levels for positive cash flow, (iv) working closely with U.S. Government regulators to obtain timely approval of international sales and (v) seeking ways to restructure its unsecured debt to reduce overall debt service costs.  There can be no assurance of the Company’s success in these efforts.

If the Company does not consummate the Exchange Offer or the Prepackaged Plan for any reason, the Company may need to seek relief under the Bankruptcy Code without the benefit of a plan of reorganization that has been pre-approved by its creditors. The Company believes that seeking relief under the Bankruptcy Code other than in connection with the Prepackaged Plan could materially and adversely affect the relationships between the Company and its existing and potential customers, employees, partners and other stakeholders and subject the Company to other direct and indirect adverse consequences.

As noted in the Company’s Annual Report on Form 10-K/A (Amendment No. 2) for the fiscal year ended December 31, 2013, filed May 7, 2015, the Company had preliminarily determined, through its Step I goodwill impairment analysis, that the fair value of its West Hartford reporting unit was less than its carrying value and the Company was working to complete Step II of the goodwill impairment analysis to determine the actual amount of the non-cash impairment charge to be recorded in the fourth quarter of 2014 and that the Company may also need to record a non-cash impairment charge with respect to its indefinite-lived trademarks in the fourth quarter of 2014.  The preliminary Step II goodwill impairment analysis indicates that the Company will need to record a non-cash impairment charge in the fourth quarter of 2014 to write-off all of the Company’s West Hartford reporting unit’s goodwill and the Company is working to complete its analysis to determine the actual amount of the charge.  The goodwill recorded at the Company’s West Hartford reporting unit as of September 28, 2014 is $41.1 million.  The Company’s preliminary impairment analysis with respect to its indefinite-lived trademarks indicates that the Company will need to record a non-cash impairment charge in the fourth quarter of 2014 of $11.8 million.  The carrying value of the Company’s indefinite-lived trademarks recorded at September 28, 2014 was $50.1 million.  The preliminary analysis does not indicate any other fourth quarter 2014 impairment charges with respect to our other tangible or intangible assets.  The impairment of the Company’s West Hartford reporting unit’s goodwill and indefinite-lived trademarks is a result of decreased revenue and earnings projections as a result of the decline in market demand for its commercial modern sporting rifle (“MSR”), declines in demand for the Company’s commercial handguns and delays in the timing of U.S. Government and certain international sales.

3

As of May 22, 2015, we had $11.1 million of cash and cash equivalents, of which $4.7 million is restricted cash.  We do not have any incremental borrowing capacity under our existing debt agreements.

4

COLT DEFENSE LLC and Subsidiaries

5

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

Colt Defense LLC and Subsidiaries

Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	March 30, 2014	December 31, 2013
	(As Revised)	(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$7,399	$12,594
Restricted cash	771	771
Accounts receivable, net	13,536	22,482
Inventories	77,074	66,674
Deferred tax assets	106	954
Other current assets	5,193	5,962
Total current assets	104,079	109,437

Property and equipment, net	29,709	30,733
Goodwill	50,836	51,225
Trademarks	50,100	50,100
Intangible assets with finite lives, net	12,456	13,415
Deferred financing costs	7,135	7,742
Long-term restricted cash	572	572
Other assets	1,491	1,510
Total assets	$256,378	$264,734
LIABILITIES AND DEFICIT
Current liabilities:
Line of credit	$—	$7,083
Accounts payable	16,224	14,038
Accrued expenses (Note 10)	27,054	22,158
Pension and retirement liabilities - current portion	1,085	1,085
Customer advances and deferred income	21,211	19,467
Long-term debt - current portion	5,000	5,000
Accrued distributions to members	670	670
Total current liabilities	71,244	69,501

Long-term debt	290,123	289,817
Pension and retirement liabilities	21,252	21,670
Long-term deferred tax liability	17,819	18,715
Long-term distribution payable to members	2,277	2,277
Other long-term liabilities	2,082	2,230
Total long-term liabilities	333,553	334,709
Total liabilities	404,797	404,210
Commitments and Contingencies (Note 16)
Deficit:
Accumulated deficit	(138,188)	(130,136)
Accumulated other comprehensive loss	(10,231)	(9,340)
Total deficit	(148,419)	(139,476)
Total liabilities and deficit	$256,378	$264,734

The accompanying notes are an integral part of these consolidated financial statements.

6

Colt Defense LLC and Subsidiaries

Consolidated Statements of Operations

(In thousands of dollars)

(Unaudited)

	For the Three Months Ended
	March 30, 2014	March 31, 2013
	(As Revised)	(As Revised)
Net sales	$50,080	$63,849
Cost of sales	40,386	45,112
Gross profit	9,694	18,737

Operating expenses:
Selling and commissions	4,461	3,095
Research and development	1,243	820
General and administrative	3,909	3,730
	9,613	7,645
Business development	500	75
Total operating expenses	10,113	7,720
Operating income	(419)	11,017

Other expense (income):
Interest expense	7,684	5,994
Other income	(71)	(787)
Total other expense, net	7,613	5,207
Income (loss) before provision for income taxes	(8,032)	5,810
Income tax expense (benefit)	(86)	681
Net income (loss)	$(7,946)	$5,129

The accompanying notes are an integral part of these consolidated financial statements.

7

Colt Defense LLC and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(In thousands of dollars)
(Unaudited)

	For the Three Months Ended
	March 30, 2014	March 31, 2013
	(As Revised)	(As Revised)
Net income (loss)	$(7,946)	$5,129

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment:
Foreign currency translation losses	(938)	(577)

Pension and postretirement benefit liabilities:
Reclassification adjustment for unrecognized prior service costs and unrecognized loss included in net income (loss)	47	133
	47	133
Comprehensive income (loss)	$(8,837)	$4,685

The accompanying notes are an integral part of these consolidated financial statements.

8

Colt Defense LLC and Subsidiaries

Consolidated Statements of Changes in Cash Flows

(In thousands of dollars)
(Unaudited)

	For the Three Months Ended
	March 30, 2014	March 31, 2013
	(As Revised)	(As Revised)
Operating Activities
Net income (loss)	$(7,946)	$5,129
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	2,289	1,162
Amortization of financing fees	606	414
Amortization of debt discount	305	104
Deferred income taxes	3	(60)
Other non-cash items	(15)	13
Changes in operating assets and liabilities:
Accounts receivable	8,649	(15,611)
Inventories	(10,672)	(6,151)
Prepaid expenses and other current assets	734	(209)
Accounts payable and accrued expenses	6,955	7,166
Accrued pension and retirement liabilities	(371)	(282)
Customer advances and deferred income	2,076	(711)
Other	(105)	5
Net cash provided by (used in) operating activities	2,508	(9,031)
Investing Activities
Purchases of property and equipment	(634)	(1,265)
Change in restricted cash	—	5
Net cash used in investing activities	(634)	(1,260)
Financing Activities
Line of credit repayments	(7,083)	(6)
Purchase of common units	—	(14,000)
Net cash used in financing activities	(7,083)	(14,006)
Effect of exchange rates on cash and cash equivalents	14	(117)
Change in cash and cash equivalents	(5,195)	(24,414)
Cash and cash equivalents, beginning of period	12,594	42,373
Cash and cash equivalents, end of period	$7,399	$17,959

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$63	$378
Cash paid for income taxes	313	295
Non-cash consideration for sale of equipment	—	23
Accrued purchases of fixed assets	—	7
Accrued distribution to members	2,947	1,418

The accompanying notes are an integral part of these consolidated financial statements.

9

Notes to Consolidated Financial Statements (unaudited)

(in thousands of dollars)

Note 1            Nature of Business

Colt is one of the world’s oldest and most renowned designers, developers and manufacturers of firearms for military, personal defense and recreational purposes.  Our founder, Samuel Colt, patented the first commercially successful revolving cylinder firearm in 1836 and, in 1847, began supplying U.S. and international military customers with firearms that have set the standards of their era.  Today, our end customers encompass every segment of the worldwide firearms market, including U.S., Canadian and foreign military forces, global law enforcement and security agencies, consumers seeking personal protection, the hunting and sporting community and collectors.

As of January 1, 2014, Colt effected a legal entity restructuring whereby Colt Defense LLC (“Colt Defense”) and New Colt Holding Corp. (“New Colt”) (See Note 3, “Acquisition” and Note 11, “Income Taxes”) contributed their assets and operations to Colt’s Manufacturing Company LLC (“Colt’s Manufacturing”), a limited liability corporation.  The contribution created a combined operating entity for the Company’s U.S. based operations.

At March 30, 2014, Colt Defense, a limited liability corporation, owned 100% of Colt Finance Corp. (“Colt Finance”), New Colt, a C corporation, and Colt Defense Technical Services LLC (“CDTS”), a limited liability corporation.  Colt Defense and New Colt collectively own 100% of Colt’s Manufacturing as a result of the legal entity restructuring and Colt Defense and CDTS collectively own 100% of Colt International Cooperatief U.A. (“Colt International”), a Dutch cooperatief, which owns 100% of Colt Canada Corporation (“Colt Canada”), a Canadian C corporation.  At December 31, 2013, Colt Defense owned 100% of Colt Finance, New Colt and CDTS. New Colt owned 100% of Colt’s Manufacturing and Colt Defense and CDTS collectively owned 100% of Colt International which owned 100% of Colt Canada.

The company operates on a monthly 4-4-5 week calendar with the end of each month on a Sunday, except for the month of December which ends on the 31st. The first two months of each quarter, with the exception of January, have four weeks and the third month of each quarter, with the exception of December, has five weeks.  The 4-4-5 calendar ensures that the end date of the period is always the same day of the week, which is utilized by the Company for shift and manufacturing planning, and it also ensures that every period is the same length.

The Company restated its Annual Report on Form 10-K/A, filed September 15, 2014, for the year ended December 31, 2013 and revised the unaudited interim financial statements for the first three quarters in the fiscal year ended December 31, 2013.  (See Note 2, “Summary of Significant Accounting Policies — Restatement of Previously Issued Consolidated Financial Statements”).

Note 2            Summary of Significant Accounting Policies

Restatement of Previously Issued Consolidated Financial Statements

In the Company’s 2013 Annual Report on Form 10-K/A, filed September 15, 2014, it restated its previously issued consolidated financial statements and the related disclosures for the year ended December 31, 2013 (the “Restated Period”).  The Company also revised the unaudited interim financial statements for the first quarter of the fiscal year ended December 31, 2014, first three quarters in the fiscal year ended December 31, 2013 and the fourth quarter in the fiscal year ended December 31, 2012 and the year ended 2011, (the “Revised Periods”).

The restatement is the result of the Company’s correction of a financial statement error attributable to the lack of recognition of the impact of a contract modification related to the M240 Program for the U.S. Government in the Company’s fourth quarter 2013 results.  There was no impact to the Company’s net sales or cost of sales in the quarters ended March 30, 2014 and March 31, 2013 related to the M240 Program error.  The Company restated the Company’s Consolidated Balance Sheet as of December 31, 2013 to reflect a $4,133 decrease in accrued expenses, a $6,820 increase in customer advances and deferred income and a $2,689 increase in

10

total deficit, primarily as a result of the correction of the M240 Program error. In conjunction with the correction of the M240 Program error, other previously recorded, immaterial out of period adjustments were also adjusted to be reflected in the proper period.  Correction of these adjustments had the combined effect on the consolidated statements of operations for the three month period ended March 30, 2014 and March 31, 2013 of decreasing net income by $118 and increasing net income by $59, respectively.

The impacts of these adjustments for the three month periods ended March 30, 2014 and March 31, 2013 were as follows:

	Adjustments to
	Previously Reported Income Statement
	Increase (Decrease)
	Three Months Ended		Three Months Ended
	March 30, 2014		March 31, 2013
Net sales	$—		$—
Cost of sales	118	(A)	(67	)(B)
Gross profit	(118)		67
Selling and commissions	—		2
Research and development	—		1
General and administrative	—		5
Operating income	(118)		59
Net income (loss)	(118)		59

(A) Relates to correcting an error in provision for inventory loss in the three months ended March 30, 2014.

(B) Relates to an incorrect overpayment to a vendor which was originally recorded in the three months ended December 31, 2013, but relates to the three months ended March 31, 2013.

Comparison of revised financial statements to financial statements as previously reported

The following tables compare the Company’s previously reported Consolidated Statements of Operations, Comprehensive Income (Loss) and Changes in Cash Flows for the quarters ended March 30, 2014 and March 31, 2013 to the corresponding financial statements for the quarterly periods as revised.

11

Colt Defense LLC and Subsidiaries

Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	March 30, 2014
			As Revised in
	As		this Quarterly
	Previously		Report on
	Reported	Adjustments	Form 10-Q
ASSETS
Current assets:
Cash and cash equivalents	$7,399	$—	$7,399
Restricted cash	771	—	771
Accounts receivable, net	13,536	—	13,536
Inventories	77,192	(118)	77,074
Deferred tax assets	106	—	106
Other current assets	5,193	—	5,193
Total current assets	104,197	(118)	104,079
Property and equipment, net	29,709	—	29,709
Goodwill	50,836	—	50,836
Trademarks	50,100	—	50,100
Intangible assets with finite lives, net	12,456	—	12,456
Deferred financing costs	7,135	—	7,135
Long-term restricted cash	572	—	572
Other assets	1,491	—	1,491
Total assets	$256,496	$(118)	$256,378
LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$16,224	$—	$16,224
Accrued expenses (Note 10)	31,185	(4,131)	27,054
Pension and retirement liabilities - current portion	1,085	—	1,085
Customer advances and deferred income	14,391	6,820	21,211
Long-term debt - current portion	5,000	—	5,000
Accrued distributions to members	670	—	670
Total current liabilities	68,555	2,689	71,244
Long-term debt	290,123	—	290,123
Pension and retirement liabilities	21,252	—	21,252
Long-term deferred tax liability	17,819	—	17,819
Long-term distribution payable to members	2,277	—	2,277
Other long-term liabilities	2,082	—	2,082
Total long-term liabilities	333,553	—	333,553
Total liabilities	402,108	2,689	404,797
Deficit:
Accumulated deficit	(135,399)	(2,789)	(138,188)
Accumulated other comprehensive loss	(10,213)	(18)	(10,231)
Total deficit	(145,612)	(2,807)	(148,419)
Total liabilities and deficit	$256,496	$(118)	$256,378

12

Colt Defense LLC and Subsidiaries

Consolidated Statement of Operations

(In thousands of dollars)

(Unaudited)

	Three months ended March 30, 2014			Three months ended March 31, 2013
			As Revised in			As Revised in
	As		this Quarterly	As		this Quarterly
	Previously		Report on	Previously		Report on
	Reported	Adjustments	Form 10-Q	Reported	Adjustments	Form 10-Q

Net sales	$50,080	$—	$50,080	$63,849	$—	$63,849
Cost of sales	40,268	118	40,386	45,179	(67)	45,112
Gross Profit	9,812	(118)	9,694	18,670	67	18,737

Operating expenses:
Selling and commissions	4,461	—	4,461	3,093	2	3,095
Research and development	1,243	—	1,243	819	1	820
General and administrative	3,909	—	3,909	3,725	5	3,730
	9,613	—	9,613	7,637	8	7,645
Business development	500	—	500	75	—	75
Total operating expenses	10,113	—	10,113	7,712	8	7,720
Operating income	(301)	(118)	(419)	10,958	59	11,017

Other expense/(income):
Interest expense	7,684	—	7,684	5,994	—	5,994
Other (income)/expense, net	(71)	—	(71)	(787)	—	(787)
Total other expenses, net	7,613	—	7,613	5,207	—	5,207
Income (loss) before provision for income taxes	(7,914)	(118)	(8,032)	5,751	59	5,810
Income tax expense	(86)	—	(86)	681	—	681

Net income (loss)	$(7,828)	$(118)	$(7,946)	$5,070	$59	$5,129

13

Colt Defense LLC and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(In thousands of dollars)

(Unaudited)

	Three Months Ended March 30, 2014			Three Months Ended March 31, 2013
			As Revised in			As Revised in
	As		this Quarterly	As		this Quarterly
	Previously		Report on	Previously		Report on
	Reported	Adjustments	Form 10-Q	Reported	Adjustments	Form 10-Q

Net income (loss)	$(7,828)	$(118)	$(7,946)	$5,070	$59	$5,129

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment:
Foreign currency translation gains (losses)	(938)		(938)	(577)	—	(577)

Pension and postretirement benefit liabilities:
Other comprehensive income (loss) arising during the period	—	—	—	—	—	—
Reclassification adjustment for unrecognized prior service costs and unrecognized loss included in net income	47	—	47	133	—	133
	47	—	47	133	—	133

Comprehensive income (loss)	$(8,719)	$(118)	$(8,837)	$4,626	$59	$4,685

14

Colt Defense LLC and Subsidiaries

Consolidated Statement of Changes in Cash Flows

(In thousands of dollars)

(Unaudited)

	For the Three Months Ended March 30, 2014
			As Revised in
	As		this Quarterly
	Previously		Report on
	Reported	Adjustments	Form 10-Q
Operating Activities
Net income (loss)	$(7,828)	$(118)	$(7,946)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	2,308	(19)	2,289
Amortization of financing fees	606	—	606
Amortization of debt discount	305	—	305
Deferred income taxes	3	—	3
Other non-cash items	(15)	—	(15)
Changes in operating assets and liabilites:
Accounts receivable	8,648	1	8,649
Inventories	(10,790)	118	(10,672)
Prepaid expense and other current assets	736	(2)	734
Accounts payable and accrued expense	6,952	3	6,955
Accrued pension and retirement liabilities	(371)	—	(371)
Customer advances and deferred income	2,076	—	2,076
Other	(103)	(2)	(105)
Net cash provided by operating activities	2,527	(19)	2,508

Investing Activities
Purchase of property and equipment	(653)	19	(634)
Net cash used in investing activities	(653)	19	(634)

Financing Activities
Line of credit repayments	(7,083)	—	(7,083)
Net cash used financing activities	(7,083)	—	(7,083)

Effect of exchange rates on cash and cash equivalents	14	—	14
Change in cash and cash equivalents	(5,195)	—	(5,195)
Cash and cash equivalents, beginning of period	12,594	—	12,594
Cash and cash equivalents, end of period	$7,399	$—	$7,399

15

Colt Defense LLC and Subsidiaries

Consolidated Statement of Changes in Cash Flows

(In thousands of dollars)

(Unaudited)

	For the Three Months Ended March 31, 2013
			As Revised in
	As		this Quarterly
	Previously		Report on
	Reported	Adjustments	Form 10-Q
Operating Activities
Net income	$5,070	$59	$5,129
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	1,162	—	1,162
Amortization of financing fees	414	—	414
Amortization of debt discount	104	—	104
Deferred income taxes	(60)	—	(60)
Other non-cash items	13	—	13
Changes in operating assets and liabilites:
Accounts receivable	(15,618)	7	(15,611)
Inventories	(6,151)	—	(6,151)
Prepaid expense and other current assets	(91)	(118)	(209)
Accounts payable and accrued expense	7,166	—	7,166
Accrued pension and retirement liabilities	(338)	56	(282)
Customer advances and deferred income	(711)	—	(711)
Other	5	—	5
Net cash (used in) provided by operating activities	(9,035)	4	(9,031)

Investing Activities
Purchase of property and equipment	(1,265)	—	(1,265)
Change in restricted cash	5	—	5
Net cash used in investing activities	(1,260)	—	(1,260)

Financing Activities
Line of credit repayments	(6)	—	(6)
Purchase of common units	(14,000)	—	(14,000)
Net cash used financing activities	(14,006)	—	(14,006)

Effect of exchange rates on cash and cash equivalents	(113)	(4)	(117)
Change in cash and cash equivalents	(24,414)	—	(24,414)
Cash and cash equivalents, beginning of period	42,373	—	42,373
Cash and cash equivalents, end of period	$17,959	$—	$17,959

16

Basis of Accounting and Consolidation

The accompanying unaudited consolidated financial statements of Colt Defense and Colt Finance (collectively, the “Company”, or “Colt”) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.  In the opinion of management, all significant adjustments (consisting of normal recurring accruals) considered necessary for a fair statement of the financial position, results of operations and cash flows for the three months ended March 30, 2014 and March 31, 2013 have been included.  The financial information included in this quarterly report on Form 10-Q/A should be read in conjunction with the consolidated financial statements and notes in the Company’s Annual Report on Form 10-K/A (Amendment No. 2) for the fiscal year ended December 31, 2013. The consolidated balance sheet dated December 31, 2013 included in this quarterly report on Form 10-Q/A has been derived from the audited consolidated financial statements at that time, but does not include all disclosures required by GAAP. Operating results for the three months ended March 30, 2014 are not necessarily indicative of the results to be expected for any subsequent interim period or for the year ending December 31, 2014.

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

On July 12, 2013 (the “Merger Date”), the Company acquired 100% ownership (the “Merger”) of New Colt.  The results of New Colt have been included in the unaudited consolidated financial statements from the Merger Date.

Reclassification of Prior Period Amounts

Certain prior period amounts have been reclassified to conform with the current year presentation. The amounts reclassified relate to cost of training revenue which was reclassified from selling and commission expense to cost of sales and royalty revenue reclassified from other (income) expense, to net sales. Amortization of purchased intangibles was reclassified from a separate line item to selling and commission expense and business development expenses were reclassified from other income to a separate line.

The cost of training reclassification was $81 for the three months ended March 31, 2013.  The royalty revenue reclassification had no impact on the financial statements as amounts were intercompany transactions and eliminated for the three months ended March 31, 2013. The amortization of purchased intangibles reclassification was $117 for the three months ended March 31, 2013. The reclassification of business development expenses was $75 for the three months ended March 30, 2013.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s significant estimates include estimates used to determine the fair value of assets acquired and liabilities assumed related to the acquisition of New Colt (see Note 3, “Acquisition”) and accruals for the Company’s M240 Program (see Note 16, “Commitments and Contingencies”), excess and obsolete inventory, income tax expense, deferred tax asset valuation, medical claims payable, and worker’s compensation expense. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consists of cash and short-term, highly liquid investments with original maturities of three months or less at the date of purchase.

Restricted Cash

Restricted cash at March 30, 2014 and December 31, 2013 consists of funds deposited to secure standby letters of credit primarily for performance guarantees related to the Company’s international business.

Revenue

The Company recognizes revenue when evidence of an arrangement exists, delivery of the product or service has occurred and title and risk of loss have passed to the customer, the sales price is fixed or determinable, and collectability of the resulting receivable is reasonably assured.

17

The Company accounts for revenues and earnings under two long-term government contracts/programs with interrelated multiple elements (procurement of parts, manufacturing and refurbishment services) using concepts of proportionate performance. These contracts effect reported results for all periods presented. The Company estimates the total profit on each contract as the difference between the total estimated revenue and total estimated cost of the contract and recognizes that profit over the remaining life of the contract using an output measure (the ratio of units completed to the total number of units to be refurbished under the contract). The Company computes an earnings rate for each contract, including general and administrative expense, to determine operating earnings. The Company reviews the earnings rate quarterly to assess revisions in contract values and estimated costs at completion. Any changes in earnings rates and recognized contract to date earnings resulting from these assessments are made in the period the revisions are identified. Contract costs include production costs, related overhead and allocated general and administrative costs. Amounts billed and collected on this contract in excess of revenue recorded are reflected as customer advances and deferred revenue in the Company’s consolidated balance sheets.

Anticipated contract losses are charged to operations as soon as they are identified. Anticipated losses cover all costs allocable to the contracts, including certain general and administrative expenses. If a contract is cancelled by the government for its convenience, the Company can make a claim against the customer for fair compensation for worked performed plus costs of settling and paying claims by terminated subcontractors, other settlement expenses and a reasonable profit on costs incurred. When the Company has a customer claim, revenue arising from the claims process is either recognized as revenue or as an offset against a potential loss only when the amount of the claim can be estimated reliably and its realization is probable. The Company had no claims recorded at any period-end presented.

Prior to the Merger, Colt Defense generated an immaterial amount of royalty income, which it included in other income in its consolidated statements of operations. As a result of the Merger, the Company now generates a higher amount of royalty income on a quarterly basis and has therefore determined that royalty income should now be recorded as net sales in the Consolidated Statements of Operations.

The Company recognizes trademark licensing revenue for individual licensees based on historical experience and expected cash receipts from licensees. Licensing revenue consists of minimum royalties and/or a percentage of a licensee’s sales on licensed products. Under most of the Company’s current licensing agreements, royalties are payable in arrears on a calendar quarter basis.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect for years in which the temporary differences are expected to reverse. The Company provides a valuation allowance when it is more likely than not that deferred tax assets will not be realized. The Company recognizes the benefit of an uncertain tax position that has been taken or it expects to take on income tax returns if such tax position is more likely than not to be sustained.

The Company follows the authoritative guidance regarding accounting for uncertainty in income taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These unrecognized tax benefits relate primarily to issues common among multinational corporations in its industry. The Company applies a variety of methodologies in making these estimates, which include studies performed by independent economists, advice from industry and subject experts, evaluation of public actions taken by the Internal Revenue Service and other taxing authorities, as well as its own industry experience. The Company provides estimates for unrecognized tax benefits which may be subject to material adjustments until matters are resolved with taxing authorities or statutes expire. If its estimates are not representative of actual outcomes, its results of operations could be materially impacted.

The Company continues to maintain a valuation allowance against certain deferred tax assets where realization is not certain. The Company periodically evaluates the likelihood of the realization of deferred tax assets and reduces the carrying amount of these deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. The Company considers many factors when assessing the likelihood of future realization of deferred tax assets, including its recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income, carryforward periods available to it for tax reporting purposes, various income tax strategies and other relevant factors. Significant judgment is required in making this assessment and, to the extent future expectations change, the Company would assess the recoverability of its deferred tax assets at that time. If the Company determines that the deferred tax assets are not realizable in a future period, the Company would record material adjustments to income tax expense in that period.

18

Guarantor Financial Statements

In accordance with Rule 3-10 of SEC Regulation S-X, the Company is not presenting condensed consolidating financial statements as Colt Defense and Colt Finance have no independent assets or operations.  All of the Company’s subsidiaries are 100% owned and have guaranteed the Company’s Senior Notes; and all of the guarantees are full, unconditional, joint and several.

Recent Accounting Pronouncements

Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists - In July 2013, the FASB issued ASU 2013-11 to provide guidance on the presentation of unrecognized tax benefits. ASU 2013-11 requires an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows: to the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. ASU 2013-11 is effective for interim and annual periods beginning after December 15, 2013 with earlier adoption permitted. ASU 2013-11 should be applied prospectively with retroactive application permitted. The Company has adopted ASU 2013-11 in the first quarter of 2014.

Note 3            Acquisition

On the Merger Date, the Company consummated the Merger with New Colt, a privately-held company, which is a world leader in the design, development and manufacture of pistols and revolvers. As a result of the Merger, the two manufacturers of Colt-branded firearms were consolidated into a single enterprise providing Colt Defense direct access to the commercial market for Colt Defense’s rifles and carbines, ownership of the Colt brand name and other related trademarks, and the technology and production facilities for the full line of Colt handguns.

Prior to determining the purchase price allocation of the Merger consideration, Colt Defense recorded the effective settlement of a pre-existing relationship with New Colt related to Colt Defense’s license agreement (the “License”) with New Colt for the use of certain Colt trademarks. As a result of the effective settlement of the pre-existing relationship, Colt Defense recorded a gain in the third quarter of 2013 of $15,264 (“Settlement Gain”), which equals the calculated gain of $16,320 reduced by the write-off of Colt Defense’s prepaid license balance of $1,056. A third-party valuation firm assisted management’s calculation of the gain by comparing the value of the royalty rate in the License to the current market rate for such a license.

The Company acquired New Colt for an aggregate purchase price of $82,543, which included the Settlement Gain of $15,264. The cash portion of the purchase price was funded by the proceeds from a new $50,000 senior secured term loan (“Term Loan”), cash on hand and $9,000 of consideration from the issuance and sale of the Company’s common units, of which $5,000 was paid in cash and $4,000 was related to Merger consideration reinvested by certain New Colt investors into Colt Defense.

The following table summarizes the fair values of the assets acquired and the liabilities assumed at the Merger Date:

Cash and cash equivalents	$3,791
Accounts receivable	3,318
Inventories	7,585
Property and equipment	5,182
Other assets	3,090
Intangible assets with finite lives	9,340
Trademarks	50,100
Goodwill	36,974
Total assets acquired	119,380

Accounts payable and accrued expenses	8,808
Customer advances and deferred revenue	1,832
Capital lease obligations	393
Pension and retirement liabilities	9,357
Deferred tax liabilities	16,447
Total liabilities assumed	36,837
Net assets acquired	$82,543

19

The Company believes that this information is a reasonable estimate of the fair values of assets acquired and liabilities assumed.

The Company, with the assistance of a third party valuation firm, valued the Colt brand and related trademarks by comparing the value of the royalty rate inherent in the prepaid license fee to the current market rate for such a license based upon both the value of the Colt brand and related trademarks in both the defense and commercial marketplace utilizing a relief from royalty methodology.

The Company, with the assistance of a third party valuation firm, determined the fair value of the finite-lived intangible assets which includes $5,240 of existing license agreements, valued based on a discounted cash flow approach, which represents the estimated fair value of New Colt license agreements for licensing the Colt trade marks to various third parties, $2,970 of developed technology, valued based on a relief from royalty method, which represents the estimated fair value of designs, trade secrets, materials, specifications and other proprietary intellectual property included in the technical data packages and related manufacturing processes and know-how and $1,130 of backlog, valued based on an excess earnings method, which represents the estimated fair value of unfilled contractual orders from customers.  The weighted average useful lives of the acquired existing license agreements, developed technology and backlog were 6 years, 20 years, and 3 years respectively.  In addition, the Company, with the assistance of a third party valuation firm, valued the Colt brand and related trade marks by comparing the value of the royalty rate inherent in the license (see Note 8,”Goodwill, Trademarks and Other Intangible Assets”) to the current market rate for such a license based upon both the value of the Colt brand and related trade marks in both the defense and the commercial marketplace utilizing a relief from royalty methodology.

Deferred income taxes arise from temporary differences between tax and financial statement recognition of revenue and expense.  In evaluating the Company’s ability to recover the deferred tax assets acquired through the acquisition of New Colt, the Company considered all available positive and negative evidence, including scheduled reversals of deferred tax assets and liabilities, projected future taxable income, tax-planning strategies and results of recent operations.  In projecting future taxable income for New Colt, the Company began with historical results adjusted to include the $50,000 Term Loan (see Note 9, “Notes Payable and Long-Term Debt”) and related interest expense, incorporated assumptions including the amount of future state and federal pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax-planning strategies.  These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates the Company is using to manage the underlying business.  Based on the analysis performed, the Company believes, as of the acquisition date, that it is more likely than not that the benefit from New Colt’s deferred tax assets will not be realized.  In recognition of this risk, the Company provided a valuation allowance against New Colt’s deferred tax assets as part of the Company’s purchase accounting adjustments.

Goodwill is the excess of the purchase price of an acquired business over the fair value of net assets acquired. Goodwill will not be amortized but instead will be tested for impairment at least annually or more frequently if indicators of impairment arise. The $36,974 of goodwill is not deductible for federal income tax purposes.

The following table reflects the unaudited pro forma operating results of the Company for three months ended March 31, 2013, which gives effect to the Merger with New Colt as if it had occurred on January 1, 2012. The pro forma results are based on assumptions that the Company believes are reasonable under the circumstances. The pro forma results are not necessarily indicative of the operating results that would have occurred had the Merger been effective January 1, 2012, nor are they intended to be indicative of results that may occur in the future. The underlying pro forma information includes historical financial results of the Company and New Colt adjusted for certain items including depreciation and amortization expense associated with the assets acquired, the Company’s expense related to financing arrangements and the elimination of intercompany transactions. The pro forma information does not include the effects of any synergies or cost reduction initiatives related to the Merger.

Unaudited Pro Forma
Three Months Ended
March 31, 2013
Net sales	$81,813
Net income	5,605

Pro forma net income for the three months ended March 31, 2013 were adjusted to include $1,629 of additional interest expense related to the Company’s $50,000 Term Loan and to include $664 of additional expense related to the amortization of finite-lived intangible assets.

Note 4            Restructuring Costs

During the third and fourth quarters of the year ended December 31, 2013, the Company recorded restructuring costs of $1,118 for restructuring actions that were initiated as a result of the Merger with New Colt.  Of these costs, $336 is being reimbursed from an escrow established at the time of the Merger and $782 was recorded as operating expenses.  The costs consist of severance,

20

continuation of benefits and other compensation-related expenses.  These actions, which have been completed, resulted in a workforce reduction of 10 salaried employees. Restructuring accruals are included in accounts payable, accrued expenses and other long-term liabilities on the Consolidated Balance Sheets.

The following table summarizes the three month 2014 activity in the accrual balances:

Restructuring accruals at December 31, 2013	$706
Utilization	(319)
Balance at March 30, 2014	$387

Note 5            Accounts Receivable

Accounts receivable are net of an allowance for doubtful accounts of $58 and $78 at March 30, 2014 and December 31, 2013, respectively.

Note 6            Inventories

The following table sets forth a summary of inventories, net of reserves at the lower of cost or market:

	March 30, 2014	December 31, 2013
	(As Revised)
Raw materials	$47,165	$43,469
Work in process	12,570	9,476
Finished products	17,339	13,729
	$77,074	$66,674

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Note 7            Property and Equipment

Property and equipment are recorded at cost. Depreciation of building and equipment (including assets recorded under capital leases) and amortization of leasehold improvements are computed using the straight-line method over the estimated useful life of the assets, or for leasehold improvements, over the remaining life of the lease term if shorter.

Expenditures that improve or extend the lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

The fair value of the property and equipment acquired as a result of the Merger are allocated to machinery and equipment, furniture, fixtures and leasehold improvements and construction in process in the amounts of $4,420, $30 and $732, respectively.

Property and equipment consist of the following as of:

			Estimated
	March 30, 2014	December 31, 2013	Useful Life
Land	$325	$338	—
Building	2,551	2,653	33
Machinery and equipment	50,144	47,476	7-10
Furniture, fixtures and leasehold improvements	7,116	7,081	3-5
	60,136	57,548
Less accumulated depreciation and amortization	(33,463)	(32,152)
	26,673	25,396
Construction in process	3,036	5,337
Property and equipment, net	$29,709	$30,733

Note 8            Goodwill, Trademarks and Other Intangible Assets

Goodwill

Goodwill is tested for impairment annually as of the beginning of the Company’s fourth fiscal quarter, or when events or circumstances indicate that its value may have declined. Impairment exists when the carrying amount of goodwill exceeds its fair market value. Management estimates the fair value of each reporting unit primarily using the income approach. Specifically the discounted cash flow (“DCF”) model was utilized for the valuation of each reporting unit. Management develops cash flow forecasts based on existing firm orders, expected future orders, contracts with suppliers, labor agreements and general market conditions. The Company discounts the cash flow forecasts using the weighted-average cost of capital method at the date of evaluation. The Company also calculates the fair value of its reporting units using the market approach in order to corroborate its DCF model results. These methodologies used in the current year are consistent with those used in the prior year.

During the first quarter of 2014, the Company has seen a decrease in the demand for commercial rifles and a decrease in international sales when compared to 2013.  The Company concluded that a triggering event has not occurred and an interim impairment test for goodwill was not necessary as of March 30, 2014.  These conclusions were based on its most recent financial projections.  If the Company’s actual results are lower than its financial projections on a longer term basis, an impairment test may be necessary which may result in future impairment.

The following table sets forth the changes in the carrying amount of goodwill for the Company as of and for the three months ended March 30, 2014:

Total
Balance at December 31, 2013	$51,225
Effect of foreign currency translation	(389)
Balance at March 30, 2014	$50,836

Trademarks

In connection with the Merger, the Company recorded an indefinite-lived intangible asset of $50,100 for the Colt brand and related trademarks.  The Company, with the assistance of a third party valuation firm, valued the Colt brand and related trademarks by comparing the value of the royalty rate inherent in the prepaid license fee to the current market rate for such a license based upon both the value of the Colt brand and related trademarks in both the defense and the commercial marketplace utilizing a relief from royalty methodology.

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Intangible Assets

The Company reviews long-lived assets, including intangible assets subject to amortization, for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Impairment losses, where identified, are determined as the excess of the carrying value over the estimated fair value of the long-lived asset. The Company assesses the recoverability of the carrying value of assets held for use based on a review of projected undiscounted cash flows. When long-lived assets are reclassified to “held for sale”, The Company compares the asset’s carrying amount to its estimated fair value less cost to sell to evaluate impairment. No long-lived assets have been reclassified to held for sale for any period presented.

In connection with the Merger, the Company recorded finite-lived intangible assets of $9,340 which includes $5,240 of existing license agreements which represents the estimated fair value of New Colt license agreements for licensing the Colt trademarks to various third parties, $2,970 of developed technology which represents the estimated fair value of designs, trade secrets, materials, specifications and other proprietary intellectual property included in the technical data packages and related manufacturing processes and know-how and $1,130 of backlog which represents the estimated fair value of unfilled contractual orders from customers.  The weighted average useful lives of the acquired existing license agreements, developed technology and backlog were 6 years, 20 years and 3 years, respectively.

The net carrying value of the Company’s intangible assets with finite lives follows:

	As of March 30, 2014
	Gross			Estimated
	Carrying	Accumulated		Useful
	Amount	Amortization	Net	Life
Customer relationship Canadian Government	$2,278	$(671)	$1,607	30
Customer relationships other	5,922	(4,000)	1,922	20
License agreements	5,240	(1,210)	4,030	6
Backlog	1,699	(737)	962	3
Technology-based intangibles	6,580	(2,645)	3,935	15-20
	$21,719	$(9,263)	$12,456

	As of December 31, 2013
	Gross			Estimated
	Carrying	Accumulated		Useful
	Amount	Amortization	Net	Life
Customer relationship Canadian Government	$2,369	$(678)	$1,691	30
Customer relationships other	6,160	(4,077)	2,083	20
License agreements	5,240	(805)	4,435	6
Backlog	1,722	(604)	1,118	3
Technology-based intangibles	6,580	(2,492)	4,088	15 - 20
	$22,071	$(8,656)	$13,415

The Company expects to record annual amortization expense of $3,254, $2,770, $1,913, $1,174 and $861 for 2014, 2015, 2016, 2017 and 2018, respectively.

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Note 9   Notes Payable and Long-Term Debt

Term Loan

On July 12, 2013, in connection with the Merger, the Company entered into the Term Loan, which matures on November 15, 2016. The Term Loan bears interest at a variable rate of 9.75% plus the greater of the three month LIBOR rate or 1%. Interest is payable quarterly in arrears on the first day of the subsequent calendar quarter. Under the Term Loan, the Company’s obligations are secured by a first priority security interest in the Company’s intellectual property and a second priority security interest in substantially all other assets. The Term Loan was issued at a discount of $2,293, which represents the lenders fees and legal expenses. The Company also incurred $2,120 in financing fees. The discount and the financing fees are being amortized as additional interest expense over the life of the indebtedness. Principal repayments, which are due quarterly on the last day of each calendar quarter, are as follows:

Amount
Remaining 2014	$5,000
2015	7,500
2016	36,250
Total	$48,750

On March 31, 2014, the Company made Term Loan principal and interest payments of $625 and $1,310, respectively.

The Term Loan agreement contains financial covenants including a minimum EBITDA threshold, a fixed charge coverage ratio and a maximum secured leverage ratio, each as defined by the Term Loan agreement. In addition, the Company cannot exceed specified levels of capital expenditures. All financial covenants, with limited exceptions, are calculated on a rolling 4-quarter basis based on financial results for the current and three preceding fiscal quarters. The Company was in compliance with its Term Loan covenants as of March 30, 2014 and December 31, 2013 and the Company monitors its future compliance based on current and anticipated financial results.  It is possible the Company will not meet one or more of the Term Loan covenants in one or more quarters in 2014.  If the Company were to not meet certain of the Term Loan covenants, the Company would likely seek a waiver from the Term Loan lenders.  There is no assurance that such a waiver could be obtained from the Term Loan lenders on a timely basis or at all, in which case the Term Loan would become a current liability.

The Term Loan agreement also contains non-financial covenants and other restrictions which limit the Company’s ability to incur additional indebtedness, make investments or certain payments, pay dividends (other than for member distributions to support member LLC-related taxes) and merge, acquire or sell assets.

Credit Agreement

On September 29, 2011, the Company entered into a credit agreement (“Credit Agreement”) with Wells Fargo Capital Finance, LLC.  Under the terms of the Credit Agreement, senior secured revolving loans are available up to $50,000, inclusive of $20,000 available for letters of credit.  Revolving loans are subject to, among other things, the borrowing base, which is calculated monthly based on specified percentages of eligible accounts receivable and inventory and specified values of fixed assets.  Under the Credit Agreement, the Company’s obligations are secured by a first-priority security interest in substantially all of its assets (other than intellectual property), including accounts receivable, inventory and certain other collateral, and a second-priority security interest in its intellectual property. The Credit Agreement matures on September 28, 2016.

Borrowings under the Credit Agreement bear interest at a variable rate based on the London Inter-Bank Offered Rate (“LIBOR”), the Canadian Banker’s Acceptance Rate or the lender’s prime rate, as defined in the Credit Agreement, plus a spread. The interest rate spread on borrowing varies based on both the rate option selected and Colt’s quarterly average excess availability under the Credit Agreement. There is an unused line fee of .50% per annum, payable quarterly on the unused portion under the facility and a $40 annual servicing fee.

The Credit Agreement limits the Company’s ability to incur additional indebtedness, make investments or certain payments, pay dividends (other than for member distributions to support member LLC-related taxes) and merge, acquire or sell assets. In addition, certain covenants would be triggered if excess availability were to fall below a specified level. Excess availability is determined as the lesser of our borrowing base or $50,000, reduced by outstanding obligations under the Credit Agreement and trade payables that are more than 60 days past due. Furthermore, if excess availability falls below $11,000 or an event of default occurs, the Company would be required to provide the lender with more frequent compliance reporting and the lender may also assume certain other contractual privileges. The Credit Agreement contains customary events of default. As of March 30, 2014 and December 31, 2013, the Company was in compliance with all covenants and restrictions and the Company monitors its future compliance based on current and anticipated financial results.

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As of March 30, 2014, there were no advances and $3,486 of letters of credit outstanding under the Credit Agreement. As of December 31, 2013, there was a $7,083 line advance and $3,486 of letters of credit outstanding under the Credit Agreement.

On March 22, 2013, the Company entered into Amendment No. 2 to the Credit Agreement, whereby, among other things, the lenders under the Credit Agreement consented to the transaction pursuant to the Unit Repurchase Agreement. For additional information about this transaction, see Note 13, “Accumulated Deficit” in this Form 10-Q.

On June 19, 2013, Colt Defense entered into Amendment No. 3 to the Credit Agreement, whereby the lenders consented to the contribution of all the issued and outstanding equity interests issued by Colt Canada to Colt International so that Colt Canada would become a wholly-owned subsidiary of Colt International, and providing for Colt International to become a guarantor under the Credit Agreement.

On July 12, 2013, Colt Defense entered into Amendment No. 4 to the Credit Agreement, which provided for New Colt to become a guarantor and Colt’s Manufacturing Company LLC (“Colt’s Manufacturing”) to become a borrower under the Credit Agreement in connection with the Merger.

Senior Notes

On November 10, 2009, Colt Defense LLC and Colt Finance Corp., the Company’s 100%-owned subsidiary, jointly and severally co-issued $250,000 of unsecured senior notes (“Senior Notes”) under an indenture (“Indenture”). The Senior Notes bear interest at 8.75% and mature on November 15, 2017. Interest is payable semi-annually in arrears on May 15 and November 15. The Company issued the Senior Notes at a discount of $3,522 from par value. This discount is being amortized as additional interest expense over the life of the indebtedness. No principal repayments are required until maturity.

The Senior Notes do not contain financial covenants that require the Company to maintain compliance with any financial ratios or other measurements on a periodic basis. The Senior Notes do contain non-financial covenants that, among other things, limit the Company’s ability to incur additional indebtedness, enter into certain mergers or consolidations, incur certain liens and engage in certain transactions with its affiliates. In addition, the Indenture restricts the Company’s ability to pay dividends or make other Restricted Payments (as defined in the Indenture) to its members, subject to certain exceptions. Such restrictions are not expected to affect the Company’s ability to meet its cash obligations for the next twelve months. Additionally, the Senior Notes contain certain cross-default provisions with other indebtedness if such indebtedness in default aggregates to $20,000 or more.

On June 19, 2013, the Company entered into a supplement to the Indenture by which Colt International, Colt Canada and CDTS became new subsidiary guarantors to the Senior Notes. As such, each agreed to jointly and severally guarantee the obligations under the Indenture.

On July 12, 2013, the Company entered into a supplement to the Indenture, by which New Colt and Colt’s Manufacturing became parties to the Indenture and each agreed to jointly and severally guarantee the obligations under the Indenture.

The outstanding loan balances at March 30, 2014 and December 31, 2013 were as follows:

	March 30, 2014	December 31, 2013
Senior Notes	$248,092	$247,984
Term Loan	47,031	46,833
Credit Agreement	—	7,083
Total debt	295,123	301,900
Less: current portion	(5,000)	(12,083)
Long-term debt	$290,123	$289,817

Long-term debt was recorded net of unamortized original issue and debt discounts of $3,627 at March 30, 2014 and $3,932 at December 31, 2013.

	Three Months Ended
	March 30, 2014	March 31, 2013
Amortization of discount	$305	$104
Amortization of deferred financing costs	606	414

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Note 10   Accrued Expenses

Accrued expenses consisted of:

	March 30, 2014	December 31, 2013
	(As Revised)	(As Restated)
Accrued compensation and benefits	$5,105	$7,154
Accrued contract obligation expense	1,133	1,194
Accrued federal, excise and other taxes	4,110	4,902
Accrued interest	9,583	2,879
Accrued commissions	1,232	929
Other accrued expenses	5,891	5,100
	$27,054	$22,158

Note 11   Income Taxes

Colt Defense is a limited liability company organized under the laws of Delaware. Colt Defense is treated as a partnership for federal and state income tax purposes and is not subject to U.S. federal or state income taxes. Consequently, all taxable income (loss) of Colt Defense is reported to its members for inclusion in their respective income tax returns. The limited liability company agreement of Colt Defense requires distributions to the members in any year in which there is U.S. taxable income. The member’s distribution is equal to the product of the highest combined marginal federal, state, or local income tax rate applicable to any member and the highest taxable income allocated to any one unit, to the extent that the Governing Board determines that sufficient funds are available.

As a result of the Merger with New Colt effective July 12, 2013, Colt Defense owns 100% of New Colt, a C corporation organized under the laws of Delaware. New Colt is taxed as a corporation for U.S. federal and state income tax purposes. Through December 31, 2013, New Colt owned 100% of Colt’s Manufacturing, New Colt’s operating entity.

Effective January 1, 2014 (see Note 1, “Nature of Business”), Colt Defense and New Colt each contributed their assets and operations to Colt’s Manufacturing.  As a result, Colt Defense and New Colt collectively own 100% of Colt’s Manufacturing, the combined domestic operating entity of the Company. The Company estimated the fair value of the Colt Defense and New Colt contributions to determine the respective ownership percentages of Colt Defense and New Colt. The allocation of the fair value of the contributions to the individual assets and liabilities contributed is preliminary and subject to change.

The combined operations of Colt’s Manufacturing are treated as a partnership for federal income tax purposes. Consequently, taxable income is computed at the partnership level to determine New Colt’s income tax expense and Colt Defense’s member distribution payable.  In conjunction with the transaction, New Colt acquired a preferred investment in Colt’s Manufacturing and a common equity interest in exchange for its contribution. Colt Defense acquired the remaining common equity interest in exchange for its contribution. Since each member contributed assets, the Company is allocating the built in gain (the difference between fair market value and tax basis) back to the contributing member in accordance with a permitted method under Section 704(c) of the Internal Revenue Code.

Colt Defense and CDTS, a wholly owned subsidiary, collectively own 100% of Colt International, a Dutch cooperatief. Colt International owns 100% of Colt Canada, a Canadian C corporation. The income (loss) of Colt Canada is subject to entity level Canadian federal and provincial taxes. Subsequent to March 30, 2014, Colt Canada declared and paid dividends to Colt International. Under the terms of the treaty between Canada and The Netherlands, Colt Canada is required to withhold taxes on the dividends at a rate of 5%.

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The provision (benefit) for foreign income taxes is as follows:

	Three Months Ended
	March 30, 2014	March 31, 2013
Current	$(89)	$741
Deferred	3	(60)
Total	$(86)	$681

New Colt has a partnership interest in Colt’s Manufacturing in which the book basis of New Colt’s assets and liabilities contributed exceeds the tax basis of those assets and liabilities. Therefore, New Colt has a deferred tax liability with respect to their partnership interest as of March 30, 2014. The requirement that the partnership use carryover basis with respect to the contributed assets resulted in the partnership’s basis in the assets being equal to New Colt’s investment in the partnership.

A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized.  A significant portion of the value of New Colt’s asset contribution was attributed to an indefinite lived intangible asset. Consequently, the exclusion of the portion of the contribution related the indefinite lived intangible asset from the deferred tax liability associated with the partnership interest would put New Colt in a net deferred tax asset position. The Company has established that it is more likely than not that the full amount of New Colt’s deferred tax assets will not be recognized in future years. Consequently, New Colt continues to maintain a valuation allowance on its net deferred tax assets.

Note 12   Pension and Postretirement Benefits

As a result of the Merger in 2013, the Company had four noncontributory, domestic defined benefit pension plans (“Plans”) that covered substantially all eligible salaried and hourly U.S. employees. The bargaining unit Plans were combined on January 1, 2014 and the salaried Plans were combined on January 1, 2014.

Effective December 31, 2012, the pension benefits under the two hourly defined benefit plans were frozen. The benefits under the two salaried defined benefit plans have been frozen since December 31, 2008. Accordingly, participants retain the pension benefits that have already accrued. However, no additional benefits have accrued since the effective date of the freeze.

Pension expense for the New Colt plans is included in the amounts below from the Merger Date.

The components of income recognized in the Company’s Consolidated Statements of Operations for pension plans are as follows:

	Three Months Ended
	March 30, 2014	March 31, 2013
		(As Revised)
Service cost	$—	$—
Interest cost	379	273
Expected return on assets	(494)	(365)
Amortization of unrecognized loss	66	105
Net periodic (income)	$(49)	$13

The Company also provides certain postretirement health care coverage to retired U.S. employees who were subject to a collective bargaining agreement when they were employees. The cost of these postretirement benefits is determined actuarially and is recognized in the Company’s consolidated financial statements during the employees’ active working career. In connection with the Company’s collective bargaining agreement, it has capped certain retirees to approximately $250 (not in thousands) per employee per month.

Postretirement health care expense for the New Colt plan is included in the amounts below from the Merger Date.

The components of cost recognized in the Company’s Consolidated Statements of Operations for postretirement health care coverage are as follows:

	Three Months Ended
	March 30, 2014	March 31, 2013
Service cost	$164	$64
Interest cost	212	132
Amortization of unrecognized prior service costs	(43)	(43)
Amortization of unrecognized loss	24	71
Net periodic cost	$357	$224

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Note 13   Accumulated Deficit

Colt Defense’s authorized capitalization consists of 1,000,000 common units, which include 18,878 nonvoting Class B common units, and 250,000 preferred units. Common units issued and outstanding as of both March 30, 2014 and December 31, 2013 were 132,174.  No Class B common units or preferred units have been issued.

On March 22, 2013, Colt Defense purchased 31,165.589 common units (“Unit Repurchase”) from Blackstone Mezzanine Partners II-A L.P. and Blackstone Mezzanine Holdings II USS L.P. (collectively, “Blackstone Funds”) (representing 100% of the Colt Defense common membership units held by the Blackstone Funds) for an aggregate purchase price of $14.0 million pursuant to an equity purchase agreement, dated as of March 22, 2013 (“Unit Repurchase Agreement”), by and among Colt Defense and the Blackstone Funds.  In accordance with the Unit Repurchase Agreement, upon consummation of the Unit Repurchase, the Blackstone Funds delivered the certificates representing the common units held by the Blackstone Funds to Colt Defense for cancellation, and the rights of the Blackstone Funds under the Amended and Restated LLC Agreement, including appointment rights with respect to Colt Defense’s Governing Board, were terminated. The Unit Repurchase Agreement provided customary releases and indemnities for Colt Defense and the Blackstone Funds.

On July 12, 2013, the Company issued and sold 31,165.589 of Colt Defense common units to certain new and existing holders for $9,000 of consideration, of which $5,000 was paid in cash and $4,000 was related to Merger consideration reinvested by certain New Colt investors into Colt Defense.  The Company used the $9,000 of consideration, together with the proceeds from the Term Loan and cash on hand, to fund the Merger and pay related fees and expenses.

In the first quarter of 2014, and 2013, respectively, there were no tax distribution payments to members. Subsequent to March 30, 2014, the Company made tax distribution payments to members of $683 along with State of Connecticut members’ withholding payments of $530.

Based on the distribution limitations associated with the Company’s Term Loan, there was a $2,277 long term liability payable to members at March 30, 2014 and December 31, 2013, respectively.

Note 14   Common Unit Compensation

On March 1, 2012, the Governing Board approved the Colt Defense Long Term Incentive Plan (the “Plan”). The purpose of the Plan is to advance the interests of Colt Defense and its equity holders by providing a means to attract, retain and motivate key employees, advisors and members of the Governing Board. Awards under the Plan may consist of options, restricted units, restricted phantom units, performance units or other unit-based awards. A total of 18,878 nonvoting Class B common units have been reserved for issuance in connection with awards under the Plan.

Under the Plan, the exercise price of option awards is set at the grant date and may not be less than the fair market value per unit on that date. The term of each option is ten years from the grant date. The vesting periods, which vary by grant, may be time based, performance based or a combination thereof. Compensation expense equal to the grant date fair value of the option is generally recognized over the period during which the employee is required to provide service in exchange for the award or as the performance obligation is met. Fair value of the option was estimated on the date of grant using the Black-Scholes valuation method.

In the first quarter of 2014, there were no options granted. In 2013, options were granted for 5,300 common units at a weighted-average exercise price of $288.78 (not in thousands).  The Company’s common unit compensation expense, which is included in general and administrative expense in the Consolidated Statements of Operations, was immaterial for the three months ended March 30, 2014 and March 31, 2013, respectively.

Note 15   Transactions with Related Parties

In July 2007, Colt Defense entered into a financial advisory agreement with Sciens Management LLC (“Sciens Management”), which through its affiliates, may be deemed to beneficially own a substantial portion of Colt Defense’s limited liability interests and whose managing member is also a member of Colt Defense’s Governing Board.  Under the terms of the agreement, the Company paid Sciens Management an aggregate annual retainer of $350. In July 2013, Colt Defense entered into a consulting services agreement (“Consulting Agreement”) with Sciens Institutional Services LLC (“Sciens Institutional”), an affiliate of Sciens Management.  Affiliates of Sciens Institutional beneficially own a substantial portion of Colt Defense’s limited liability interests and Sciens Institutional’s managing member is a member of Colt Defense’s Governing Board. Under the terms of the Consulting Agreement, Sciens Institutional provides consulting services to Colt Defense for an aggregate annual fee of $650, payable quarterly in advance.

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The costs for the services provided and the related expenses under the agreements with Sciens Institutional and Sciens Management were $250 and $108 for the three months ended March 30, 2014 and March 31, 2013, respectively, and they are recorded within general and administrative expenses in the Consolidated Statements of Operations.

In July 2013, the Company entered into a services agreement (“Archives Agreement”) with Colt Archive Properties LLC (“Archives Properties”), one of the owners of which is a member of Colt Defense’s Governing Board and affiliates of which beneficially own a substantial portion of Colt Defense’s limited liability interests. Under the Archives Agreement, Colt agrees to provide designated employees to perform services for Archive Properties for an initial annual fee of $241, payable quarterly in arrears. The Company records revenue related to archive services as net sales and costs associated with providing archive services in cost of sales.

The Company also leases its West Hartford facility from NPA Hartford LLC, a related party, for its corporate headquarters and primary manufacturing facility. The lease expires on October 25, 2015.  For the three months ended March 30, 2014, and March 31, 2013, the rent expense under this lease was $210 and $119, respectively.

In addition, Colt Security LLC, a wholly owned subsidiary of Employee Plan Holding Corp., provides security guard services to Colt.

Prior to the Merger, transactions with New Colt were as follows:

Three Months
Ended
March 30, 2013
Net sales to New Colt	$22,522
Purchases from New Colt	994
Administration and services fees charged to New Colt	442

Note 16   Commitments and Contingencies

A summary of standby letters of credit issued principally in connection with performance and warranty bonds established for the benefit of certain international customers is as follows:

	March 30, 2014	December 31, 2013

Standby letters of credit secured by restricted cash	$1,183	$1,185
Standby letters of credit under Credit Agreement	3,486	3,486
Guarantees of standby letters of credit established by a sales agent on behalf of Colt	74	74

At March 30, 2014 and December 31, 2013, the Company had unconditional purchase obligations related to capital expenditures for machinery and equipment of $1,104 and $892, respectively.

The Company also had certain industrial cooperation agreements, which stipulate its commitments to provide offsetting business to certain countries that have purchased Colt’s products. Colt generally settles its offset purchase commitments under industrial cooperation agreements through offsetting business and/or cooperating with other contractors on their spending during the related period. Additionally, the Company identifies future purchases and other satisfaction plans for the remainder of the offset purchase commitment period. Should there be a projected net purchase commitment after such consideration, Colt accrues the estimated cost to settle the offset purchase commitment.

The Company’s remaining gross offset purchase commitment is the total amount of offset purchase commitments reduced for claims submitted and approved by the governing agencies. At March 30, 2014 and December 31, 2013, remaining gross offset purchase commitments totaled $63,504 and $64,131, respectively.  The Company has evaluated the settlement of its remaining gross offset purchase commitments through probable planned spending and other probable satisfaction plans to determine the net offset purchase commitment.  The Company has accrued $1,599 and $1,639 as of March 30, 2014 and December 31, 2013, respectively, based on the estimated cost of settling the remaining net offset purchase commitment.

During the year ended December 31, 2013, as restated, the Company recorded a contract obligation expense of $3,381, an M240 Program contract modification of $6,820 (reduction of net sales), for an aggregate reduction in gross profit of $10,201 related to the Company’s M240 Program with the U.S. Government.  The M240 Program contract obligation expense and the M240 Program contract modification, relate to estimated costs (contract obligation expense) to retrofit products previously sold to the U.S.

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Government as well as the incorporation of changes into the Company’s M240 Program product design and production processes and the reduced funding of (contract modification) the M240 Program.

During the first quarter of 2014 the Company, based on additional available information, continually assessed the M240 Program accruals and determined that an incremental $311 of M240 Program contract obligation expense was required. The expense recorded was based on the Company’s best estimate of the costs to satisfy the obligation given a range of possible outcomes.  The Company believes the actual costs to satisfy this obligation may vary from the original estimate.

As of March 30, 2014 and December 31, 2013, the Company had the following amounts included in the consolidated balance sheets related to the M240 Program:

	March 30, 2014	December 31, 2013
	(As Revised)	(As Restated)
Inventory Reserves	$453	$639
Accrued Contract Obligation	$1,133	$1,194
Customer Advances and Deferred Income	$6,820	$6,820
Other Long-Term Liabilities	$—	$—

At March 30, 2014 and December 31, 2013, the Company had unconditional purchase obligations related to capital expenditures for machinery and equipment of $1,104 and $892, respectively.

The Company is involved in various legal claims and disputes in the ordinary course of business.  The Company accrues for such liabilities when it is both (i) probable that a loss has occurred and (ii) the amount of the loss can be reasonably estimated in accordance with ASC 450, Contingencies.  The Company evaluates, on a quarterly basis, developments affecting legal claims and disputes that could cause an increase or decrease in the amount of the liability that has been previously accrued.  At this time, management does not anticipate any such loss would have a material adverse impact on the Company’s consolidated financial position, results of operations or cash flows.

During the three months ended March 30, 2014 and March 31, 2013, respectively, there were no material tax examinations.

In 2011, New Colt entered into a twelve year agreement with Osceola County in Florida to lease a 16,000 square foot facility in Kissimmee, Florida. This facility was renovated by the County at their cost and the building was made available for occupancy during 2012. There are no lease payments due during the initial five years of the lease and the annual cost of the lease will be $108 per year with the lease expiring on January 15, 2023. The lease expense is being accounted for on a straight-line basis, with an annual charge of $78 being incurred over the term of the lease. At March 30, 2014 and December 31, 2013, deferred lease expense was $56 and $36, respectively. In connection with the lease, the Company was required to hire a minimum number of employees commencing in 2013. As of March 30, 2014, the Company had not occupied the Florida facility and had not hired any employees.  The Company has accrued a contractual penalty of $63 and $50 at March 30, 2014 and December 31, 2013, respectively, for not meeting the minimum hiring requirement.  In addition, the State of Florida contributed $250 of funds to the County to assist with the cost of the renovations.  In conjunction with the Florida lease, the Company entered into a quick action closing fund agreement, as amended, with the state of Florida which requires the Company to make a minimum capital investment of $2,500 by December 31, 2015, of which $181 had been made through both March 30, 2014 and December 31, 2013, respectively.

Note 17   Segment Information

As a result of the Merger (see Note 3, “Acquisition”), the two manufacturers of Colt firearms were consolidated into a single enterprise providing the Company with direct access to the commercial market for Colt rifles and carbines, ownership of the Colt brand name and other related trademarks and the technology and production facilities for the full line of Colt handguns.  As of March 30, 2014 and December 31, 2013, the Company’s operations are conducted through two segments, firearms and spares/other.  These operating segments have similar characteristics and have been aggregated into the Company’s only reportable segment.  The firearms segment designs, develops, and manufactures firearms for domestic and international military and law enforcement markets as well as the domestic and international commercial markets.  The spares and other segment primarily provides spare parts and kits for domestic and international military and law enforcement markets as well as domestic and international commercial markets.  Other activities are de minimus and consist of product service, archive service, training and royalties from the license of the Colt brand and related trademarks.

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Adjusted EBITDA consists of income (loss) before interest, income taxes, depreciation and amortization and other expenses as noted below. Management uses Adjusted EBITDA to evaluate the financial performance of and make operating decisions.  See the footnotes that follow the reconciliation tables below for additional information regarding the adjustments made to arrive at Adjusted EBITDA.

The following table represents a reconciliation of net income (loss) to Adjusted EBITDA:

	Three Months Ended
	March 30, 2014	March 31, 2013
	(As Revised)	(As Revised)
Statement of Operations Data:
Net income (loss)	$(7,946)	$5,129
Income tax (benefit) expense	(86)	681
Depreciation and amortization (i)	2,289	1,162
Interest expense, net	7,684	5,994
Sciens fees and expenses (ii)	250	108
Contract obligation expense add back (iii)	311	—
Business development costs (iv)	500	75
Severance costs (v)	145	—
Other income, net (vi)	(71)	(345)
Adjusted EBITDA	$3,076	$12,804

(i)                                     Includes depreciation and amortization of intangible assets.

(ii)                                  Includes fees and expenses pursuant to the Company’s agreements with Sciens Management and Sciens Institutional.

(iii)                               Expenses related to Company’s contract obligation. See Note 16, “Commitments and Contingencies”

(iv)                              Includes transaction costs incurred in connection with contemplated merger and acquisition activities.

(v)                                 Includes non-recurring severance costs.

(vi)                              Includes income and/or expenses such as foreign currency exchange gains or losses and other less significant charges not related to on-going operations.

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Product Information

The following table shows net sales for the three months ended March 30, 2014 and March 31, 2013 by product category. The table includes the results of New Colt from the Merger Date.  After intercompany sales eliminations, the New Colt acquisition provided $17.1 million of incremental sales for the three months ended March 30, 2014.

	Three Months Ended
	March 30, 2014	March 31, 2013
Long guns	$24,716	$52,271
Handguns	15,539	1,261
Spares and other	9,825	10,317
Total	$50,080	$63,849

Geographical Information

Geographic external revenues are attributed to the geographic regions based on the customer’s location of origin.  Colt’s net sales in the United States include revenues that arise from sales to the U.S. Government under its Foreign Military Sales (“FMS”) program, which involves product that is resold by the U.S. Government to foreign governments and generally shipped directly to the foreign government by the Company.

The table below presents net sales for specific geographic regions:

	Three Months Ended
	March 30, 2014	March 31, 2013
United States	$41,495	$35,708
Canada	4,357	10,751
Latin America/Caribbean	1,785	38
Middle East/Africa	1,724	1,001
Europe	424	1,331
Asia/Pacific	295	15,020
	$50,080	$63,849

Long-lived assets are net fixed assets attributed to specific geographic regions:

	March 30, 2014	December 31, 2013
United States	$25,010	$25,745
Canada	4,699	4,988
	$29,709	$30,733

Major Customer Information

For the three months ended March 30, 2014, no foreign customers accounted for more than 10% of net sales.  For the three months ended March 31, 2013, two direct foreign customers accounted for 23% and 16% of net sales, respectively.

For the three months ended March 30, 2014, one commercial customer accounted for 11% of net sales. For the three months ended March 31, 2013 (prior to the Merger), sales to New Colt accounted for 35% of net sales.

For the three months ended March 30, 2014 and March 31, 2013, sales to the U.S. Government accounted for 7% and 12%, respectively, of net sales.

Note 18   Concentration of risk

Accounts Receivable

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of accounts receivable.  At March 30, 2014, the two largest individual trade receivable balances accounted for 25% and 9% of total accounts receivable, respectively.  At December 31, 2013, the two largest individual trade receivable balances accounted for 28% and 16% of total accounts receivable, respectively.

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Labor

The United Automobile, Aerospace & Agricultural Implements Workers of America (the “Union”) represents our West Hartford work force pursuant to a collective bargaining agreement that expires March 31, 2019. The Union represents approximately 72% of Colt’s U.S. workforce.

Note 19    Fair Value of Financial Instruments

The fair value of an asset or liability is the amount at which the instrument could be exchanged or settled in a current transaction between willing parties where neither is compelled to buy or sell. The carrying values for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other current assets and liabilities approximate their fair value due to their short maturities. The carrying value of the Company’s long-term debt of $295,123 and $294,817 at March 30, 2014 and December 31, 2013, respectively, was recorded at amortized cost. The estimated fair value of long-term debt was approximately $275,575 and $262,775 at March 30, 2014 and December 31, 2013, respectively. The fair value of the Senior Notes was based on quoted market prices, which are Level 1 inputs and the fair value of the Term Loan was based on Level 3 inputs.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The inputs used to measure fair value fall into the following hierarchy:

Level 1:     Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2:     Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3: Unobservable inputs for the asset or liability.

As of March 30, 2014 and December 31, 2013, the Company did not have any financial assets and liabilities reported at fair value and measured on a recurring basis or any significant nonfinancial assets or nonfinancial liabilities. Therefore, Colt did not have any transfers of assets and liabilities between Level 1 and Level 2 of the fair value measurement hierarchy during the three months ended March 31, 2014.

Note 20   Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss were as follows:

	Unrecognized		Foreign
	Prior Service	Unrecognized	Currency
	Cost	Loss	Translation	Total
Balance, December 31, 2012	$825	$(17,399)	$2,733	$(13,841)
Other comprehensive income before reclassifications	—	—	—	—
Amounts reclassified from accumulated other comprehensive income	(43)	176	—	133
Currency translation	—	—	(577)	(577)
Net current period other comprehensive income	(43)	176	(577)	(444)
Balance, March 31, 2013	$782	$(17,223)	$2,156	$(14,285)

Balance, December 31, 2013	$653	$(10,836)	$843	$(9,340)
Other comprehensive income before reclassifications	—	—	—	—
Amounts reclassified from accumulated other comprehensive income	(43)	90	—	47
Currency translation	—	—	(938)	(938)
Net current period other comprehensive income	(43)	90	(938)	(891)
Balance, March 30, 2014	$610	$(10,746)	$(95)	$(10,231)

Amounts are on a before-tax basis.

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Note 21   Subsequent Events

Union Contract

On March 30, 2014, Colt Defense through its domestic operating subsidiary Colt’s Manufacturing reached tentative agreement with UAW Local 376 for a new five year contract covering approximately 529 employees, which was ratified by the union membership on March 31, 2014.  The new contract will be in effect from April 1, 2014 through March 31, 2019.

Workforce Reduction

During the second quarter of 2014, the Company initiated actions which resulted in a workforce reduction of 24 salaried employees and 64 hourly employees. The severance expenses for the 24 salaried employees will be recorded in the second quarter and amounted to $0.4 million. The Company is in the process of determining the severance costs for the hourly employees.

Going Concern Uncertainty Disclosure

The Company’s financial statements are presented in this report on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced liquidity challenges as a result of several business trends including the continued decline in market demand for the Company’s commercial modern sporting rifle (“MSR”), declines in demand for the Company’s commercial handguns and delays in anticipated timing of U.S. Government and certain international sales.  These business trends will continue to adversely impact the Company’s operations. These factors have materially affected the Company’s liquidity, including its ability to repay existing indebtedness as it becomes due and to meet other current obligations, including, as discussed below, the probability that the Company will not be able to make its May 15, 2015 Senior Notes interest payment prior to the grace period deadline of June 14, 2015.  As of May 29, 2015 we have not made our Senior Notes interest payment due May 15, 2015.  In addition, the Company is also not in compliance under the Indenture governing its Senior Notes because it has not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or its Quarterly Report on Form 10-Q for the fiscal quarter ended April 5, 2015. In the event that the Company receives a notice from the trustee under the Indenture governing our Senior Notes or holders of at least 25% of the aggregate principal amount of its Senior Notes and does not cure such non-compliance within 60 days from the receipt of such notice, the principal and accrued and unpaid interest on its outstanding Senior Notes may be accelerated.  As of May 29, 2015 the Company has not received such notice. The Company is otherwise in compliance with financial and other covenants contained in its existing debt agreements, but it may not be able to maintain compliance with such financial and other covenants in the future. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management’s plan to mitigate the business risk associated with the Company’s increased liquidity challenges include: (i) seeking revenue growth across all sales channels, (ii) executing initiatives designed to optimize the Company’s performance and reduce costs, (iii) managing inventory levels for positive cash flow, (iv) working closely with U.S. Government regulators to obtain timely approval of international sales and (v) seeking ways to restructure the Company’s unsecured debt to reduce overall debt service costs.  There can be no assurance of the Company’s success in these efforts.  In conjunction with the Company’s plan to restructure its unsecured debt, the Company announced on April 14, 2015 that it has commenced an exchange offer for its Senior Notes.  See “Restructuring Transaction” below.

Refinancing of $70 Million Senior Secured Term Loan

On November 17, 2014, the Company entered into a $70.0 million senior secured term loan facility with Wilmington Savings Fund Society, FSB, as agent, and Morgan Stanley Senior Funding Inc., as lender, (the “MS Term Loan”) which replaced the Company’s former Term Loan agreement (see Note 6 “Notes Payable and Long-Term Debt — Term Loan”) and provided the Company a net amount of $4.1 million of additional liquidity.  The $70 million of proceeds from the MS Term Loan were disbursed as follows: $53.0 million for repayment of the Company’s former Term Loan principal, interest and premium, $10.9 million for its Senior Notes interest payment paid on November 17, 2014, $2.0 million for fees and expenses associated with the MS Term Loan and $4.1 million of net proceeds remitted to the Company for additional liquidity.  The MS Term Loan (i) does not contain financial covenants or amortization provisions similar to those provisions in the Company’s former Term Loan agreement; (ii) provides for the accrual of interest on an 8% cash and 2% payment-in-kind basis; and (iii) will mature no later than August 15, 2018 subject to the satisfaction of certain conditions.  The former Term Loan agreement did not permit pre-payment at such time and thus, the Company agreed with the former Term Loan lenders to pay a premium of $4.3 million in addition to the outstanding principal and accrued interest balances.

The lenders under the Company’s former Credit Agreement also agreed to amendments to the Credit Agreement (see Note 6 “Notes Payable and Long-Term Debt”) necessary for the Company to enter into the MS Term Loan.  These amendments included, among other things, (i) reducing the senior secured revolving loans available from $50.0 million to $33.0 million and (ii) incorporating a minimum $7.5 million excess availability threshold for borrowings.  The former Credit Agreement also contained customary events of

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default including, but not limited to, no material litigation or defaults under material contracts and no material adverse change.  In connection with any borrowing requests, management must certify, among other things, to no default or event of default.

The MS Term Loan also contained a covenant requiring the Company to deliver audited financial statements within 90 days following each fiscal year, together with an audit opinion that does not contain a “going concern” explanatory paragraph.  The Company entered into Amendment No. 1 to the MS Term Loan on December 16, 2014 waiving the requirement that the consolidated financial statements for the year ended December 31, 2013 does not contain an audit opinion that contains a “going concern” or like qualification or exception in connection with the filing of the 2013 Form 10-K/A.

The Company entered into Amendment No 2 to the MS Term Loan on February 9, 2015 which allows the consolidated financial statements for the years ended December 31, 2013, 2014 and 2015 to contain an audit opinion that contains a “going concern” or like qualification or exception in connection with the filing of the 2013 Form 10-K/A and the 2014 and 2015 Form 10-K.

Refinancing of $33 Million Senior Secured Term Loan Facility

On February 9, 2015, the Company entered into a credit agreement (“Cortland Credit Agreement”) dated as of February 9, 2015 with Cortland Capital Market Services LLC (“Cortland”) as agent, and certain lenders party thereto from time to time.  The Cortland Credit Agreement provides for a term loan of $33.0 million, which includes the arrangement of certain cash collateralized letters of credit in an aggregate face amount of up to $7.0 million.  Under the Cortland Credit Agreement, the Company’s obligations are secured by a first-priority security interest in substantially all of its assets (other than intellectual property), including accounts receivable, inventory and certain other collateral, and a second-priority security interest in its intellectual property. The Cortland Credit Agreement provides for the accrual of interest at a fixed rate of 10% per annum and matures August 15, 2018. The Cortland Credit Agreement limits the Company’s ability to incur additional indebtedness, make certain investments or restricted payments, pay dividends (other than for member distributions to support member LLC-related taxes) and merge, acquire or sell assets.  The Cortland Credit Agreement requires the Company to comply with financial covenants which primarily relate to maintaining a minimum amount of collateral (measured as the sum of cash and cash equivalents, inventory and accounts receivable, each as determined in accordance with the Cortland Credit Agreement) and a minimum amount of inventory.  As of the date of this form 10-Q/A, the Company is in compliance with the minimum collateral and minimum inventory covenants.

The Cortland Credit Agreement also contains customary events of default including, but not limited to, no material litigation or defaults under material contracts and no material adverse change.

The $33.0 million of proceeds from the Cortland Credit Agreement were disbursed as follows: $12.1 million were used to repay all amounts outstanding under the Company’s former Credit Agreement dated as of September 29, 2011 with Wells Fargo Capital Finance, LLC, $5.3 million for cash collateral for certain letters of credit, $2.4 million to pay fees incurred in connection with the consummation of the Cortland Credit Agreement and the termination of the former Credit Agreement and $13.2 million for additional liquidity and for general working capital purposes.

The former Credit Agreement and all commitments to lend thereunder were terminated on February 9, 2015.  At that time, the Company had approximately $4.8 million of outstanding letters of credit under the former Credit Agreement.  Approximately $5.3 million of proceeds from the Cortland Credit Agreement were utilized to collateralize letters of credit arranged by Cortland, which backed the outstanding letters of credit under the former Credit Agreement and the availability of cash collateralized letters of credit under the Cortland Credit Agreement was reduced to approximately $1.7 million.

The lenders under the Company’s existing MS Term Loan dated as of November 17, 2014 agreed to amendments to the MS Term Loan necessary for the Company to enter into the Cortland Credit Agreement.  Such amendments were effective on February 9, 2015.

Restructuring Transaction

On April 14, 2015, the Company commenced an exchange offer (the “Exchange Offer”) and consent solicitation of its Senior Notes and a solicitation of acceptances to a prepackaged plan of reorganization (the “Prepackaged Plan”). On May 26, 2015 the Company announced an extension of its Exchange Offer and solicitation of acceptances to the Prepackaged Plan until June 2, 2015 as the Company continues its discussions with an ad hoc group of holders of the Senior Notes.

The Exchange Offer will offer the Company’s 10.0% Junior Priority Senior Secured Notes due 2023 (the “New Notes”) and related guarantees for any and all outstanding Senior Notes.  Holders of the Senior Notes will be offered New Notes in the amount of $300, plus accrued and unpaid interest, per $1,000 principal amount of Senior Notes (not in thousands). In addition, holders of the Senior Notes who validly tender their Senior Notes and validly vote to accept the Prepackaged Plan prior to 5:00 p.m., New York City time, on June 2, 2015, will receive an additional consent payment of $50 per $1,000 principal amount of Senior Notes (not in thousands).

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The New Notes will mature on November 15, 2023.  Interest on the New Notes will accrue from the issue date of the New Notes at the rate of 10.00% per annum in cash.

The closing of the Exchange Offer is conditioned upon, among other things, the valid tender of no less than 98% of the aggregate principal amount of Senior Notes.  In the event that the conditions to the Exchange Offer are not satisfied and such conditions are not waived by the Company, the Company would need to determine whether it would be more advantageous to file petitions under Chapter 11 of the Bankruptcy Code to consummate the Prepackaged Plan.  Therefore, the Company and its subsidiaries are simultaneously soliciting holders of the Senior Notes to approve the Prepackaged Plan as an alternative to the Exchange Offer.  If the restructuring is accomplished through the Prepackaged Plan, 100% of the Senior Notes, plus accrued and unpaid interest, will be cancelled and holders of the Senior Notes will receive their pro rata share of the New Notes.  The Company and its subsidiaries, however, have not made any affirmative decision to proceed with any bankruptcy filing at this time.

Consummation of the Prepackaged Plan through an in-court restructuring would have principally the same effect as if 100% of the holders of Senior Notes had tendered their Senior Notes in the Exchange Offer, except a consent payment, if any, will only be payable upon successful completion of the Exchange Offer.  To obtain requisite acceptance of the Prepackaged Plan by virtue of the Bankruptcy Code’s plan confirmation requirements, holders of the Senior Notes representing at least two-thirds in amount and more than one half in number of those who actually vote must accept the Prepackaged Plan.

If the Exchange Offer or the Prepackaged Plan is not consummated for any reason, the Company may need to seek relief under the Bankruptcy Code without the benefit of a plan of reorganization that has been pre-approved by its creditors. The Company believes that seeking relief under the Bankruptcy Code, other than in connection with the Prepackaged Plan, could materially and adversely affect the relationships between the Company and its existing and potential customers, employees, partners and other stakeholders and subject it to other direct and indirect adverse consequences.

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ITEM 2. — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Form 10-Q, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or our future financial performance and/or operating performance are not statements of historical fact and reflect only our current expectations regarding these matters. These statements are often, but not always, made through the use of words such as “may,” “will,” “expect,” “anticipate,”“believe,” “intend,” “predict,” “potential,” “estimate,” “plan” or variations of these words or similar expressions. These statements inherently involve a wide range of known and unknown uncertainties.  Our actual actions and results may differ materially from what is expressed or implied by these statements. Factors that could cause such a difference include, but are not limited to, those set forth as “Risk Factors” under Section 1A herein and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the Securities and Exchange Commission on March 20, 2014. Given these factors, you should not rely on forward-looking statements, assume that past financial performance will be a reliable indicator of future performance nor use historical trends to anticipate results or trends in future periods. We expressly disclaim any obligation or intention to provide updates to the forward-looking statements and estimates and assumptions associated with them.

As used in this report, the terms “we”, “us”, “our”, “Colt Defense”, “Colt” and the “Company” mean Colt Defense LLC , Colt Finance Corp. and all of their subsidiaries that are consolidated under GAAP.

Certain monetary amounts, percentages and other figures included in this section have been subject to rounding adjustments.  Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Revision of Previously Issued Financial Statements

Certain monetary amounts, percentages and other figures included in Item 2 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations” previously disclosed in our Quarterly Report filed on September 15, 2014, have been subject to rounding adjustments in this amended Quarterly Report which we believe are not material.  The rounding adjustments resulted from amending the financial statements included in this amended Quarterly Report to reflect the correction of previously identified out of period errors that were immaterial to the consolidated financial statements individually and in aggregate prior to the discovery of the M240 Program error.  Further, all amounts in this Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this amended Quarterly Report affected by the restatement of the financial statements for the year ended December 31, 2013 or the revision of the interim financial statements for the first three quarters in the fiscal year ended December 31, 2013 reflect such amount as restated or as revised.  Please refer to the Explanatory Note for further information.

Overview of Our Business

Colt is one of the world’s oldest and most renowned designers, developers and manufacturers of firearms for military, personal defense and recreational purposes.  Our founder, Samuel Colt, patented the first commercially successful revolving cylinder firearm in 1836 and, in 1847, began supplying U.S. and international military customers with firearms that have set the standards of their era.  On July 12, 2013 (the “Merger Date”), the Company acquired 100% ownership (the “Merger”) of New Colt Holding Corp. (“New Colt”), a privately-held company, which is a world leader in the design, development and manufacture of Colt pistols and revolvers.  As a result of the Merger, the two manufacturers of Colt firearms were consolidated into a single enterprise providing Colt Defense direct access to the commercial market for Colt Defense’s rifles and carbines, ownership of the Colt brand name and other related trademarks and the technology and production facilities for the full line of Colt handguns. Today, our end customers encompass every segment of the worldwide firearms market, including U.S., Canadian and foreign military forces, global law enforcement and security agencies, consumers seeking personal protection, the hunting and sporting community and collectors.

From its inception and for over 175 years, Colt has distinguished itself by translating innovative military weapons into the most desired law enforcement, personal protection and recreational firearms. From the Model P “Peacemaker” revolver to the 1911 automatic pistol, the M16 rifle and the M4 carbine, “Colt” defines iconic firearms that first establish worldwide military standards and then become the guns every law enforcement officer and serious recreational shooter wants to own.  That Colt tradition continues to this day.  The Colt-designed M16 rifle and M4 carbine have served as the principal battle rifles of the U.S. Armed Forces for the last 50 years and are currently in military and law enforcement service in more than 80 countries around the world.  These Colt rifles created the consumer “modern sporting rifle” (“MSR”) market in the United States.  The Colt Close Quarter Battle Pistol, a 1911 derivative, was selected for acquisition by the U.S. Marine Corps in 2012, just following the 100th anniversary of the first government contract for the 1911 pistol, and is now a highly sought after handgun by commercial gun owners.

The “Colt” name and trademarks stand for quality, reliability, accuracy and the assurance of customer satisfaction.  Our brand and global footprint position us for long-term growth in a world market that offers continued opportunities in all of our sales channels: military, law enforcement and commercial.

We operate from facilities located in West Hartford, Connecticut and Kitchener, Ontario, Canada.

Results of Operations

The following table sets forth our results of operations in dollars and as a percentage of total net sales for the periods presented ($ in thousands):

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	Three Months Ended
	March 30, 2014%		March 31, 2013%
	(As Revised)	(As Revised)	(As Revised)	(As Revised)
Statement of Operations Data:
Net sales	$50,080	100.0%	$63,849	100.0%
Cost of sales	40,386	80.6%	45,112	70.7%
Gross profit	9,694	19.4%	18,737	29.3%

Selling and commissions	4,461	8.9%	3,095	4.8%
Research and development	1,243	2.5%	820	1.3%
General and administrative	3,909	7.8%	3,730	5.8%
	9,613	19.2%	7,645	11.9%
Business development costs	500	1.0%	75	0.1%
Total operating expenses	10,113	20.2%	7,720	12.0%
Operating income	(419)	-0.8%	11,017	17.3%

Other expense (income)
Interest expense	7,684	15.3%	5,994	9.4%
Other income	(71)	-0.1%	(787)	-1.2%
Non operating expenses	7,613	15.2%	5,207	8.2%

Income (loss) before provision for income taxes	(8,032)	-16.0%	5,810	9.1%
Income tax expense (benefit)	(86)	-0.2%	681	1.1%
Net income (loss)	$(7,946)	-15.9%	$5,129	8.0%

Three Months Ended March 30, 2014 Compared to the Three Months Ended March 31, 2013

On the Merger Date, the Company acquired 100% ownership of New Colt, a privately-held company, which is a world leader in the design, development and manufacture of Colt pistols and revolvers. As a result of the Merger, the two manufacturers of Colt firearms were consolidated into a single enterprise providing Colt Defense direct access to the commercial market for Colt Defense rifles and carbines, ownership of the Colt brand and related trademarks and the technology and production facilities for the full line of Colt handguns. The operating results for New Colt have been included in the Consolidated Statements of Operations since the Merger Date.

Net Sales

The following table shows net sales for the three months ended March 30, 2014 and March 31, 2013, respectively, by product category ($ in thousands):

	Three Months Ended
	March 30, 2014	March 31, 2013	% Change
Long guns	$24,716	$52,271	-52.7%
Handguns	15,539	1,261	1,132.3%
Spares and other	9,825	10,317	-4.8%
Total	$50,080	$63,849	-21.6%

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Net sales for the three months ended March 30, 2014 were $50.1 million compared to $63.8 million for the three months ended March 31, 2013. The decrease of $13.7 million, or 22%, was due to lower sales in long guns, spares and other partially offset by increases in handgun sales due to the acquisition of New Colt.  Sales in the first quarter of 2014 decreased when compared to the first quarter of 2013 due to $9.4 million of lower commercial/LE rifle sales related to the continued softness in the MSR market, a decrease in international sales of $19.6 million partially associated with the non-recurrence of a discrete large international rifle sale in the first quarter of 2013 and lower international spares and other sales made in the first quarter of 2014 and a decrease in U.S. government sales of $1.6 million primarily related to the timing of the fulfillment of certain U.S. government contracts.  The New Colt acquisition provided $17.1 million of incremental sales in the first quarter of 2014.  Without the impact of the New Colt acquisition, our first quarter sales were $33.0 million.

Cost of Sales/Gross Profit

Cost of sales was $40.4 million for the three months ended March 30, 2014 compared to $45.1 million for the three months ended March 31, 2013, as revised.  Without the acquisition of New Colt, cost of sales for the first quarter of 2014 would have been $27.8 million, or a decrease of $17.3 million. Our cost of sales consists of direct labor and benefits, materials, subcontractor costs and manufacturing overhead, including depreciation and amortization, utilities, and maintenance and repairs.  Gross margin decreased from 29.3% to 19.4% in the comparable quarter of 2013.  The decline in gross margin was driven by a combination of lower international sales, which historically have had higher margins than domestic sales, lower volumes in our manufacturing facilities and, to a lesser extent, sales promotions into the commercial channel. The Company also recorded a contract obligation expense in the first quarter of 2014 which had a 0.6% negative effect on gross margins for the quarter. See Note 16, “Commitments and Contingencies.”

Selling and Commissions Expense

For the three months ended March 30, 2014, selling and commission expenses were $4.5 million compared to $3.1 million for the same period in 2013. The increase of $1.4 million, or 44%, was primarily due to the acquisition of New Colt.  Selling expense consists primarily of compensation, advertising, promotions, travel, trade shows, consulting fees and marketing materials. In addition, we pay commissions to independent foreign sales representatives on certain direct foreign sales and to domestic representatives on most commercial law enforcement rifle sales, which generally are a percentage of the selling price.

Research and Development

Research and development expense for the three months ended March 30, 2014 was $1.2 million versus $0.8 million for the three months ended March 31, 2013. The $0.4 million increase, or 52%, was primarily due to the acquisition of New Colt.  Research and development expenses consist primarily of compensation and benefit expenses and experimental work materials for our employees who are responsible for the development and enhancement of new and existing products as well as expenses for outside engineering services.

General and Administrative Expense

General and administrative expense was $3.9 million in the first quarter of 2014 and $3.7 million in the first quarter of 2013. The increase of $0.2 million, or 5%, was due to higher audit, tax and other professional fees as the Company is a more complex entity after the Merger and increased expenses due to the acquisition of New Colt.  General and administrative expense consists of compensation and benefits, professional services and other general office administration expenses.  These costs do not change proportionately with changes in sales.

Business Development Expenses

Business development expenses were $0.5 million in the first quarter of 2014 and $0.1 million in the first quarter of 2013. Business development expense increased in the first quarter of 2014 as compared to the first quarter of 2013 by $0.4 million as the Company had increased outside professional service fees associated with its strategic initiatives relative to the comparable prior year period.

Interest Expense

Interest expense for the three months ended March 30, 2014 was $7.7 million compared to $6.0 million in the comparable prior year period.  The increase of $1.7 million, or 28%, was primarily due to the $1.7 million of incremental interest expense on the Term Loan, which partially funded the acquisition of New Colt.

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Other Income

For the first quarter ended March 30, 2014, other income was $0.1 million versus $0.8 million of other income in the first quarter of 2013. In the first quarter of 2014, other income was primarily related to foreign exchange gains. The first quarter of 2013 included a gain on an international transaction.

Income Taxes

Colt Defense is a limited liability company, treated as a partnership for U.S. federal and state income tax reporting purposes and is not subject to U.S. federal or state income taxes.  Consequently, all taxable income (loss) of Colt Defense is reported to its members for inclusion in their respective income tax returns.

Colt Defense and Colt Technical Services LLC, a wholly owned subsidiary, collectively own 100% of Colt International, an entity formed under the laws of The Netherlands. Colt International owns 100% of Colt Canada, a Canadian C corporation. The income (loss) of Colt Canada is subject to entity level Canadian federal and provincial taxes.

As a result of the Merger, effective July 12, 2013, Colt Defense owns 100% of New Colt.  Effective as of January 1, 2014, Colt affected a legal entity restructuring whereby Colt Defense and New Colt contributed their assets and operations to Colt’s Manufacturing.  The contribution created a combined operating entity for the Company’s U.S. based operations.  At March 30, 2014, Colt Defense owned 100% of Colt Finance, New Colt (a C corporation) and CDTS.  Colt Defense and New Colt collectively own 100% of Colt’s Manufacturing as a result of the legal entity restructuring.

For the first quarter of 2014, New Colt recorded an income tax expense of $0.1 million and Colt Canada recorded a foreign income tax benefit of $0.2 million. For the first quarter of 2013, foreign income tax expense of $0.7 million was recorded.  Tax benefits recorded in the first quarter of 2014 are attributable to operating losses recorded by the Company.

Liquidity and Capital Resources

Our primary liquidity requirements are for debt service, working capital and capital expenditures.  We have historically funded these requirements through internally generated operating cash flow.  In order to support the growth in our working capital requirements related to our expanding business, on September 29, 2011, we entered into a Credit Agreement (“Credit Agreement”) with Wells Fargo Capital Finance, LLC.  Under the terms of the Credit Agreement, senior secured revolving loans are available up to $50.0 million, inclusive of $20.0 million available for letters of credit.  Revolving loans are subject to, among other things, a borrowing base, which is calculated monthly based on specified percentages of eligible accounts receivable and inventory and specified values of fixed assets.  Under the Credit Agreement, our obligations are secured by a first-priority security interest in substantially all of our assets (other than intellectual property), including accounts receivable, inventory and certain other collateral, and a second-priority security interest in our intellectual property. The Credit Agreement matures on September 28, 2016.

Borrowings under the Credit Agreement bear interest at a variable rate based on the London Inter-Bank Offered Rate (“LIBOR”), the Canadian Banker’s Acceptance Rate or the lender’s prime rate, as defined in the Credit Agreement, plus a spread. The interest rate spread on borrowing varies based on both the rate option selected and our quarterly average excess availability under the Credit Agreement. There is an unused line fee of .50% per annum, payable quarterly on the unused portion under the facility and a $40 thousand annual servicing fee.

The Credit Agreement limits our ability to incur additional indebtedness, make investments or certain payments, pay dividends (other than for member distributions to support member LLC-related taxes) and merge, acquire or sell assets. In addition, certain covenants would be triggered if excess availability were to fall below a specified level. Excess availability is determined as the lesser of our borrowing base or $50.0 million, reduced by outstanding obligations under the Credit Agreement and trade payables that are more than 60 days past due. Furthermore, if excess availability falls below $11.0 million or an event of default occurs, the Company would be required to provide the lender with more frequent compliance reporting and the lender may also assume certain other contractual privileges. The Credit Agreement contains customary events of default. As of March 30, 2014 and December 31, 2013, we were in compliance with all covenants and restrictions. We monitor our future compliance based on current and anticipated financial results.

As of March 30, 2014, there were no advances and $3.5 million of letters of credit outstanding under the Credit Agreement.

On March 22, 2013, we entered into Amendment No. 2 to the Credit Agreement, whereby, among other things, the lenders under the Credit Agreement consented to the transaction pursuant to the Unit Repurchase Agreement. For additional information about this transaction, see Note 13, “Accumulated Deficit” in this Form 10-Q.

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On June 19, 2013, we entered into Amendment No. 3 to the Credit Agreement, pursuant to which the lenders consented to the contribution of all the issued and outstanding equity interests issued by Colt Canada to Colt International so that Colt Canada would become a wholly owned subsidiary of to Colt International, and provided for Colt International to become a guarantor under the Credit Agreement. For more information about this amendment, see the Form 8-K that was filed with the SEC on June 25, 2013.

On July 12, 2013, we entered into Amendment No. 4 to the Credit Agreement, whereby Colt’s Manufacturing became a borrower and New Colt became a guarantor under the Credit Agreement. For more information about this amendment, see the Form 8-K that was filed with the SEC on July 15, 2013.

On November 10, 2009, Colt Defense and Colt Finance, our 100%-owned finance subsidiary, jointly and severally co-issued $250.0 million of unsecured senior notes (“Senior Notes”).  The Senior Notes bear interest at 8.75% and mature November 15, 2017. Interest is payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2010. We issued the Senior Notes at a discount of $3.5 million from their principal value. This discount is being amortized as additional interest expense over the life of the indebtedness. No principal repayments are required until maturity.

The Senior Notes do not have financial condition covenants that require us to maintain compliance with financial ratios or other measurements on a periodic basis. The Senior Notes do contain non-financial condition covenants that, among other things, limit our ability to incur additional indebtedness, enter into certain mergers or consolidations, incur certain liens and engage in certain transactions with our affiliates. In addition, the Indenture restricts our ability to pay dividends or make other Restricted Payments (as defined in the Indenture) to our members, subject to certain exceptions. Such restrictions are not expected to affect our ability to meet our cash obligations for the next twelve months.  Additionally, the Senior Notes contain certain cross default provisions with other indebtedness if such indebtedness in default aggregates to $20.0 million or more.

On June 19, 2013, we entered into an indenture supplement by which, Colt International, Colt Canada and CDTS became new subsidiary guarantors to the Senior Notes. As such, each agreed to jointly and severally guarantee the obligations under the Indenture. For more information about this indenture supplement, see the Form 8-K that was filed with the SEC on June 25, 2013.

On July 12, 2013, we entered into an indenture supplement to the Indenture (“Supplemental Indenture”) by which New Colt and Colt’s Manufacturing became new subsidiary guarantors to the Senior Notes. As such, each agreed to jointly and severally guarantee the obligations under the Indenture. For more information about the Supplemental Indenture, see the Form 8-K that was filed with the SEC on July 15, 2013.

On July 12, 2013, in connection with the Merger, the Company entered into the Term Loan, which matures on November 15, 2016. The Term Loan is variable rate and bears interest at a rate of 9.75% plus the greater of the 3-month LIBOR rate or 1%. Interest is payable quarterly in arrears on the first day of the subsequent calendar quarter. Under the Term Loan, the Company’s obligations are secured by a second priority security interest in the assets securing obligations under the Credit Agreement and a first priority security interest in the Company’s intellectual property and a second priority security interest in substantially all other assets.  The Term Loan was issued at a discount of $2.3 million from its principal value of $50.0 million. The Company also incurred $2.1 million in financing fees. The discount and the financing fees are being amortized as additional interest expense over the life of the indebtedness. Principal repayments, which are due quarterly on the last day of each calendar quarter, are as follows ($ in thousands):

Amount
Remaining 2014	$5,000
2015	7,500
2016	36,250
Total	$48,750

On March 31, 2014, the Company made Term Loan principal and interest payments of $0.6 million and $1.3 million, respectively.

The Term Loan agreement contains financial covenants including a minimum EBITDA threshold, a fixed charge coverage ratio and a maximum secured leverage ratio, each as defined by the Term Loan agreement. In addition, we cannot exceed specified levels of capital expenditures. All financial covenants are calculated on a rolling 4-quarter basis based on financial results for the current and three preceding fiscal quarters. We were in compliance with our Term Loan covenants as of March 30, 2014 and we monitor our future compliance based on current and anticipated financial results.  In light of the decreased demand for MSRs management has taken actions focused on maintaining compliance with Term Loan covenants which include, but are not limited to, a workforce reduction, implementation of various procurement and inventory management initiatives, and various other sales and manufacturing initiatives focused on growing product sales in underserved markets.  It is possible that we will not meet one or more of our Term Loan covenants in one or more quarters in 2014.  If we were not to meet certain of our Term Loan covenants we would likely seek a waiver from our Term Loan lenders. There is no assurance that such a waiver could be obtained from our Term Loan lenders on a timely basis or at all, in which case the Term Loan would become a current liability.

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The Term Loan agreement also contains non-financial covenants that limit our ability to incur additional indebtedness, make investments or certain payments, pay dividends (other than for the payment of taxes to Colt Defense’s members) and merge, acquire or sell assets.

Our cash used in or generated from operating activities is generally a reflection of our operating results adjusted for non-cash charges or credits such as depreciation and amortization and changes in working capital, including accounts receivable and our investment in inventory.  Changes in accounts receivable and inventory can cause significant fluctuations in our cash flow from operations.  U.S. Government receivables are generally collected within 10 to 30 days. Payment terms for international orders are negotiated individually with each customer and tend to experience a longer collection cycle. Commercial law enforcement receivables are generally collected within 10 to 30 days as distributors take advantage of payment terms. To date, we have not experienced any significant receivable losses.

The increase in the Company’s inventory levels to $77.1 million as of March 30, 2014 from $66.7 million as of December 31, 2013, an $10.4 million increase, is a result of continued softness in the commercial MSR market, inventory on hand to support certain U.S. Government contracts as well as inventory for international orders which can ship only after receipt of required regulatory approval.

Historically, tax distributions to our members have been made in amounts equal to the highest combined marginal federal, state and/or local tax rate applicable to any member as applied to our taxable income, as defined, for the applicable period.  Our Governing Board may also declare other distributions to our members from time to time. In addition, our cash requirements and liquidity could be impacted by potential acquisitions. In April 2014, we made tax distributions to our members of $0.7 million and remitted $0.5 million to the State of Connecticut with respect to our 2013 taxable income.

At March 30, 2014, we had cash and cash equivalents totaling $7.4 million.  We believe that our existing cash balances, Credit Agreement availability and forecasted operating results are sufficient to meet our obligations for the next twelve months.

Cash Flows

The following table sets forth our consolidated cash flows for the nine months ended March 30, 2014 and March 31, 2013, respectively (dollars in millions):

	Three Months Ended
	March 30, 2014	March 31, 2013
Cash provided by (used in) operating activities	$2.5	$(9.0)
Cash (used in) investing activities	(0.6)	(1.3)
Cash (used in) financing activities	(7.1)	(14.0)

Cash Flows Used in Operating Activities

Net cash provided by operating activities for the three months ended March 30, 2014 was $2.5 million, compared to net cash used by operating activities of $9.0 million for the three months ended March 31, 2013.  We had a net loss of $7.9 million in the first three months of 2014 compared to net income of $5.1 million in the first three months of 2013.

During the first three months of 2014, changes in operating assets and liabilities were a $7.3 million source of cash versus a $15.8 million use of cash for the same period in 2013.  In 2014, accounts receivable decreased by $8.6 million, primarily due to lower sales. Accounts payable and accrued expenses increased by $7.0 million in 2014 due to higher accrued interest because of the timing of payments due.  In 2014, inventories increased by $10.7 million (excluding the effects of changes in foreign exchange rates on Canadian inventory) due to first quarter softness in the commercial MSR market and increased inventory levels necessary to support U.S. Government contracts and international sales orders.

During the first three months of 2013, we used $15.8 million of cash to fund changes in operating assets and liabilities. In the first quarter of 2013, we used $15.6 million to fund an increase in accounts receivable, primarily due to a large international shipment in late March. Increasing sales volume drove a $6.2 million increase in inventory. This use of cash was partially offset by a $7.2 million increase in accounts payable and accrued expenses, which was mainly due to a volume-related increase in accounts payable and additional accrued interest on our debt due to the timing of our semi-annual payments.

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Cash Flows Used in Investing Activities

Cash used in investing activities was $0.6 million for the first three months of 2014 and $1.3 million for the first three months of 2013. Cash used was primarily for capital expenditures in both periods. In 2014, capital expenditures were primarily for capacity expansion. In 2013, capital expenditures were primarily for new product production and capacity expansion.

Cash Flows Used in Financing Activities

In the first quarter of 2014, we used $7.1 million to repay the Company’s line of credit advances.  In the first quarter of 2013, we used $14.0 million of cash to repurchase all of our common units previously held by the Blackstone Funds.

Backlog

Because a substantial portion of our business is of a build-to-order nature, we generally have a significant backlog of orders to be shipped. Our backlog increased from $206.9 million at December 31, 2013 to $221.9 million at March 30, 2014. The increase was primarily driven by increased U.S government spare orders.  When factoring the commercial component of purchase orders into our backlog analysis, we only include orders that are scheduled to ship in the next six months in our backlog.  Commercial orders received that have not yet shipped could be cancelled, particularly if demand were to suddenly decrease.

Recent Accounting Pronouncements

Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists - In July 2013, the FASB issued ASU 2013-11 to provide guidance on the presentation of unrecognized tax benefits. ASU 2013-11 requires an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows: to the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. ASU 2013-11 is effective for interim and annual periods beginning after December 15, 2013 with earlier adoption permitted. ASU 2013-11 should be applied prospectively with retroactive application permitted.  The Company has adopted ASU 2013-11 in the first quarter of 2014.

Critical Accounting Policies and Estimates

The preparations of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The Company reaffirms the significant accounting policies as disclosed in Note 2 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the Securities and Exchange Commission on March 20, 2014.

Contractual Obligations

On March 30, 2014, Colt Defense through its domestic operating subsidiary Colt’s Manufacturing reached tentative agreement with UAW Local 376 for a new five year contract covering approximately 529 employees, which was ratified by the union membership on March 31, 2014.  The new contract will be in effect from April 1, 2014 through March 31, 2019.

As of March 30, 2014, there have been no other material changes to our contractual obligations outside the ordinary course of our business since December 31, 2013.

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ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency Exposure

We are subject to foreign currency exchange risks relating to receipts from customers, payments to suppliers and some intercompany transactions.  As a matter of policy, we do not engage in currency speculation and therefore, we have no derivative financial instruments to hedge this exposure.  In our Consolidated Statements of Operations, we had foreign currency gains of $0.1 million for the three months ended March 30, 2014 and $0.1 million of foreign currency losses for the three months ended March 31, 2013.  The foreign currency amounts reported in the Consolidated Statement of Operations may change materially should our international business continue to grow or if changes in the Canadian dollar or Euro versus the U.S. dollar fluctuate materially.

Interest Rate Exposures

Our debt portfolio consists of the fixed rate Senior Notes, the variable rate Term Loan and the variable rate Credit Agreement.  At March 30, 2014, there were no outstanding advances under the Credit Agreement and $48.8 million owed on the Term Loan.  Our exposure to market risk for changes in interest rates relates to both the first quarter variable rate advances on the Credit Agreement and the first quarter variable rate Term Loan outstanding balance. We do not have any derivative financial instruments to hedge this exposure. At March 30, 2014, a hypothetical 100 basis point increase in the first quarter variable rate on the Credit Agreement advances and the Term Loan outstanding balance would have increased our interest expense by $0.1 million.

ITEM 4. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Management of the Company, with the participation of its Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period.

Based on their evaluation, as of the end of the period covered by this Form 10-Q, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended) were not effective because of the material weakness in our internal control over financial reporting described below.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

We did not maintain effective controls over contract modifications. Specifically, we did not appropriately consider the accounting implications of a contract modification to the M240 machine gun program for the U.S. Government (“M240 Program”) which impacted our net sales, cost of sales, accrued expenses, customer advances, deferred revenue and related financial disclosures.  This control deficiency resulted in the restatement of the Company’s consolidated financial statements for the year ended December 31, 2013. Additionally, this control deficiency could result in misstatements of the aforementioned accounts and related disclosures that would result in a material misstatement of the consolidated financial statements that would not be prevented or detected. Accordingly, our management has determined that this control deficiency constitutes a material weakness.

Remediation Efforts

Management has been actively engaged in developing a remediation plan to address the above material weakness.  The remediation efforts in process or expected to be implemented include the following.

•                  Reviewing all M240 Program contract amendments to ensure all material accounting considerations have been addressed,

•                  Reviewing non-M240 Program material contracts and material contract amendments to ensure all material accounting considerations have been addressed,

•                  Instituting additional training programs for accounting personnel.

We believe that the controls that we will be implementing will improve the effectiveness of our internal control over financial reporting.  As we continue to evaluate and work to improve our internal control over financial reporting, we may determine to take

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additional measures to address the material weakness or determine to supplement or modify certain of the remediation measures described above.

Changes in Internal Control Over Financial Reporting

There have been no changes in our internal control over financial reporting that occurred during the quarter ended March 30, 2014 that have materially affected or are reasonably likely to materially affect our internal control over financial reporting.

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PART II. OTHER INFORMATION

Item 1.                                                         Legal Proceedings

We are involved in various legal claims and disputes in the ordinary course of our business.  As such, the Company accrues for such liabilities when it is both (i) probable that a loss has occurred and (ii) the amount of the loss can be reasonably estimated in accordance with ASC 450, Contingencies.  The Company evaluates, on a quarterly basis, developments affecting various legal claims and disputes that could cause an increase or decrease in the amount of the liability that has been previously accrued.  It is possible that we could incur losses in excess of any amounts accrued. There is no litigation pending that is likely to substantially negatively affect our financial condition, results of operations and cash flows.

Item 1A.                                                Risk Factors

In addition to the information set forth in this report, you should carefully review and consider the information discussed in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, which could materially affect our business, financial condition or future results. These are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may materially adversely affect our business, financial condition or future results.

Item 6. Exhibits

The following list of exhibits includes exhibits submitted with this Form 10-Q as filed with the Securities and Exchange Commission and those incorporated by reference to other fillings.

31.1	Certification of Dennis R. Veilleux pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*

31.2	Certification of Scott B. Flaherty pursuant to Section 302 of Sarbanes-Oxley Act of 2002.*

32.1	Certification of Dennis R. Veilleux and Scott B. Flaherty pursuant to 18 U.S.C Section 1350*

101.INS	XBRL Instance Document**

101.SCH	XBRL Taxonomy Extension Schema Document**

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document**

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document**

101.LAB	XBRL Taxonomy Extension Label Linkbase Document**

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document**

Notes to Exhibits List:

*                                         Filed electronically herewith

**                                  Furnished and not filed herewith

Attached as Exhibit 101 to this report are the following formatted in XBRL (Extensible Business Reporting Language): (i) Consolidated Balance Sheets at March 30, 2014 and December 31, 2013, (ii) Consolidated Statements of Operations for the three months ended March 30, 2014 and March 31, 2013, (iii) Consolidated Statements of Comprehensive Income for the three months ended March 30, 2014 and March 31, 2013, (iv) Consolidated Statements of Cash Flows for the three months ended March 30, 2014 and March 31, 2013 and (iv) Notes to the Consolidated Financial Statements.  In accordance with Rule 406T of Regulation S-T, the XBRL related information in Exhibit 101 to this Quarterly Report on Form 10-Q shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be part of any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

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Signatures

Pursuant to the requirements of the Securities Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in West Hartford, Connecticut, on the 29th day of May, 2015.

COLT DEFENSE LLC
COLT FINANCE CORP.
By:	/s/ Scott B. Flaherty
Scott B. Flaherty
Senior Vice President and Chief Financial Officer

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Exhibit C

QUARTERLY REPORT ON FORM 10-Q/A NUMBER 1 FOR THE FISCAL QUARTER ENDED JUNE 29, 2014

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q/A

(Mark one)

☒      QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

For the quarterly period ended June 29, 2014

OR

☐         TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

For the transition period from            to

Commission file number 333-171547

Colt Defense LLC

Colt Finance Corp.

(Exact name of Registrant as specified in its charter)

Delaware	32-0031950
Delaware	27-1237687
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

547 New Park Avenue, West Hartford, CT	06110
(Address of principal executive offices)	(Zip Code)

(860) 232-4489

(Registrant’s telephone number, including area code)

Indicate by a check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities and Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  ☐   No ☒

Indicate by check mark whether the Registrant had submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for shorter period that the Registrant was required to submit and post such files).  Yes  ☒   No  ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.) Yes  ☐ No ☒

The number of shares outstanding of the Registrant’s common stock as of May 29, 2015 was none.

EXPLANATORY NOTE

In this amended Quarterly Report on Form 10-Q/A for the quarter ended June 29, 2014 we are (a) responding to Securities and Exchange Commission (the “SEC”) comments on our second quarter 2014 Form 10-Q (“Quarterly Report”) filed September 15, 2014 to (i) include certifications under Section 906 of the Sarbanes-Oxley Act and (ii) update our certifications under Section 302 of the Sarbanes-Oxley Act to include internal control over financial reporting language in the introductory portion of paragraph 4 as well as paragraph 4(b) and (b) updating Item 4 “Controls and Procedures” of this amended Quarterly Report.  In connection with our response to SEC comments and the refiling of this Quarterly Report we have included language in Note 21 “Subsequent Events” with respect to our current liquidity position and ability to continue as a going concern. In addition to the changes noted above, we have revised our disclosure in Part I, Item 1: Financial Statements, Note 17 “Segment Information” as the Company identified an internal consistency error in its table reconciling Adjusted EBITDA to Net income (loss) in its Quarterly Report.  As previously disclosed in our Form 8-K filing on February 10, 2015, the table incorrectly disclosed Net income (loss) (in thousands of dollars) as $12,589 and $12,535 for the three and six months ended June 29, 2014, respectively.  The table now reflects the appropriate Net income (loss) (in thousands of dollars) of ($12,589) and ($20,535) for the three and six months ended June 29, 2014, respectively.  The error did not impact the actual amount of Adjusted EBITDA reported in the original Form 10-Q for the quarter ended June 29, 2014.  (See Note 17 “Segment Information”). In addition, the Company identified an error in its Consolidated Statement of Changes in Cash Flows for the six months ended June 29, 2014.  To correct for such error, the Company has revised the Statement of Changes in Cash Flows to correct for the $196 (in thousands of dollars) misclassification between depreciation and amortization and purchases of property and equipment.  (See Note 2 “Summary of Significant Accounting Policies”).  The impact of correcting the error is an increase in cash used in operations and a decrease in cash used in investing activities of $196 (in thousands of dollars).  In conjunction with the correction, the Company updated its disclosures in Note 17 and Part I, Item 2 : Managements Discussion and Analysis of Financial Condition and Results of Operations — Cash Flows to reflect the change.  We do not consider the disclosure revisions or cash flow error to be material.  As previously disclosed in our Form 10-Q/A for the period ended September 28, 2014, as filed December 2, 2014, we revised our disclosure with respect to our inventory reserves related to the M240 Program as of December 31, 2013 from $206 to $639 (in thousands of dollars). This Quarterly Report also includes updates to reflect certain monetary amounts, percentages and other figures that have been subject to rounding adjustments in the notes to the financial statements and Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which updates we believe are not material.

This explanatory note is an integral part of this Form 10-Q/A. Except as described above, this amended Quarterly Report does not amend, update or change any other items or disclosures in the original filing and does not purport to reflect any information or events subsequent to the filing date of the original filing.  As such, this amended Quarterly Report speaks only as of the date the original filing was filed, and the Registrants have not undertaken herein to amend, supplement or update any information contained in the original filing to give effect to any subsequent events.  Accordingly this amended Quarterly Report should be read in conjunction with the Registrants’ filings made with the SEC subsequent to the filing of the original filing, including any amendment to those filings.

Colt Retirement Defined Benefit Plan

As previously disclosed in our Form 8-K filed on February 10, 2015, we have determined that pension benefits for certain retirees that were hourly employees (“bargaining unit retirees”) covered by the Colt Retirement Defined Benefit Plan have been calculated incorrectly since the inception of the pension plans in 1990.  After working with our external actuarial pension plan consultant to determine which bargaining unit retirees have been affected and to quantify the effect of any calculation errors, we have concluded that the impact of the error is immaterial to all prior periods and the effect of the correction will be immaterial to the 2014 annual financial statements.  Accordingly, the cumulative effect of the error will be recorded as an out of period charge of $3.5 million in the fourth quarter of 2014.

Liquidity and Going Concern

As noted in our Form 12b-25 filed May 21, 2015 we continue to experience liquidity challenges.  Our liquidity challenges have limited our ability to produce sufficient commercial MSR and handgun products to meet market demand for those products during the fiscal quarter ended April 5, 2015.  We also continue to see delays in the timing of U.S. Government and certain international sales.

On April 14, 2015, the Company commenced an exchange offer (the “Exchange Offer”) and consent solicitation of our Senior Notes and a solicitation of acceptances to a prepackaged plan of reorganization (the “Prepackaged Plan”).  On May 26, 2015, the Company announced an extension of our Exchange Offer and solicitation of acceptances to the Prepackaged Plan until June 2, 2015 as the Company continues its discussions with an ad hoc group of holders of the Senior Notes as discussed below.

As previously disclosed in the Company’s Current Report on Form 8-K filed on May 18, 2015, the Company has entered into the permitted grace period with respect to a $10.9 million interest payment due under the Indenture dated as of November 10, 2009 (as supplemented by the supplemental indenture, dated as of June 19, 2013 and the supplemental indenture, dated as of July 12, 2013, the “Indenture”), by and among the Registrants, certain subsidiary guarantors, and Wilmington Trust FSB, as indenture trustee (the “Trustee”), which governs its outstanding Senior Notes. The interest payment was due May 15, 2015; however, under the terms of the Indenture, the failure to make such payment does not become an event of default for 30 days after the scheduled due date.  If the Company does not make the interest payment on or before June 14, 2015, however, the Trustee or holders of at least 25% of the outstanding principal amount of the Senior Notes would be permitted to accelerate the payment of principal and accrued but unpaid interest on the outstanding Senior Notes to become immediately due and payable by providing notice of such acceleration. The Company believes it is in the best interests of its stakeholders to actively address the Company’s capital structure and has commenced discussions with an ad hoc group of holders of the Senior Notes.  The Company hopes that such discussions will result in a consensual restructuring transaction.

2

As of May 29, 2015, the Company has not made its Senior Notes interest payment due on May 15, 2015.  In addition, the Company is not in compliance under the Indenture governing its Senior Notes because the Company has not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or its Quarterly Report on Form 10-Q for the fiscal quarter ended April 5, 2015.  In the event that the Company receives a notice from the trustee under the Indenture governing its Senior Notes or holders of at least 25% of the aggregate principal amount of our Senior Notes and does not cure such non-compliance within 60 days from the receipt of such notice, the principal and accrued but unpaid interest on the Company’s outstanding Senior Notes may be accelerated.  As of May 29, 2015, the Company has not received such notice.  The Company is otherwise in compliance with financial and other covenants contained in its existing debt agreements, but the Company may not be able to maintain compliance with such covenants in the future.

The matters discussed above raise substantial doubt about the Company’s ability to continue as a going concern.  The Company’s ability to continue as a going concern will be dependent upon its ability to complete asset sales, restructure or refinance existing debt, obtain modifications or waivers of our loan covenants or other actions.  There can be no assurance of the Company’s success in these efforts.  The Company’s inability to comply with its loan covenants, obtain waivers of non-compliance, restructure or refinance its existing debt or complete asset sales would have a material adverse effect on the Company’s financial position, results of operations and cash flows.

The Company’s plan to mitigate the business risk associated with its increased liquidity challenges include: (i) seeking revenue growth across all sales channels, (ii) executing initiatives designed to optimize its performance and reduce costs, (iii) managing inventory levels for positive cash flow, (iv) working closely with U.S. Government regulators to obtain timely approval of international sales and (v) seeking ways to restructure its unsecured debt to reduce overall debt service costs.  There can be no assurance of the Company’s success in these efforts.

If the Company does not consummate the Exchange Offer or the Prepackaged Plan for any reason, the Company may need to seek relief under the Bankruptcy Code without the benefit of a plan of reorganization that has been pre-approved by its creditors. The Company believes that seeking relief under the Bankruptcy Code other than in connection with the Prepackaged Plan could materially and adversely affect the relationships between the Company and its existing and potential customers, employees, partners and other stakeholders and subject the Company to other direct and indirect adverse consequences.

As noted in the Company’s Annual Report on Form 10-K/A (Amendment No. 2) for the fiscal year ended December 31, 2013, filed May 7, 2015, the Company had preliminarily determined, through its Step I goodwill impairment analysis, that the fair value of its West Hartford reporting unit was less than its carrying value and the Company was working to complete Step II of the goodwill impairment analysis to determine the actual amount of the non-cash impairment charge to be recorded in the fourth quarter of 2014 and that the Company may also need to record a non-cash impairment charge with respect to its indefinite-lived trademarks in the fourth quarter of 2014.  The preliminary Step II goodwill impairment analysis indicates that the Company will need to record a non-cash impairment charge in the fourth quarter of 2014 to write-off all of the Company’s West Hartford reporting unit’s goodwill and the Company is working to complete its analysis to determine the actual amount of the charge.  The goodwill recorded at the Company’s West Hartford reporting unit as of September 28, 2014 is $41.1 million.  The Company’s preliminary impairment analysis with respect to its indefinite-lived trademarks indicates that the Company will need to record a non-cash impairment charge in the fourth quarter of 2014 of $11.8 million.  The carrying value of the Company’s indefinite-lived trademarks recorded at September 28, 2014 was $50.1 million.  The preliminary analysis does not indicate any other fourth quarter 2014 impairment charges with respect to our other tangible or intangible assets.  The impairment of the Company’s West Hartford reporting unit’s goodwill and indefinite-lived trademarks is a result of decreased revenue and earnings projections as a result of the decline in market demand for its commercial modern sporting rifle (“MSR”), declines in demand for the Company’s commercial handguns and delays in the timing of U.S. Government and certain international sales.

As of May 22, 2015, we had $11.1 million of cash and cash equivalents, of which $4.7 million is restricted cash.  We do not have any incremental borrowing capacity under our existing debt agreements.

3

COLT DEFENSE LLC AND SUBSIDIARIES

4

PART I.  FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

Colt Defense LLC and Subsidiaries

Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	June 29, 2014	December 31, 2013
		(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$2,198	$12,594
Restricted cash	771	771
Accounts receivable, net	15,896	22,482
Inventories	75,507	66,674
Deferred tax assets	173	954
Other current assets	3,787	5,962
Total current assets	98,332	109,437

Property and equipment, net	29,051	30,733
Goodwill	51,188	51,225
Trademarks	50,100	50,100
Intangible assets with finite lives, net	11,766	13,415
Deferred financing costs	6,531	7,742
Long-term restricted cash	572	572
Other assets	1,480	1,510
Total assets	$249,020	$264,734
LIABILITIES AND DEFICIT
Current liabilities:
Line of credit	$13,500	$7,083
Accounts payable	16,444	14,038
Accrued expenses (Note 10)	21,039	22,158
Pension and retirement liabilities - current portion	1,085	1,085
Customer advances and deferred income	17,867	19,467
Long-term debt - current portion (Note 9)	625	5,000
Accrued distributions to members	—	670
Total current liabilities	70,560	69,501

Long-term debt	294,180	289,817
Pension and retirement liabilities	22,758	21,670
Long-term deferred tax liability	17,808	18,715
Long-term distribution payable to members	2,277	2,277
Other long-term liabilities	3,139	2,230
Total long-term liabilities	340,162	334,709
Total liabilities	410,722	404,210
Commitments and Contingencies (Note 16)
Deficit:
Accumulated deficit	(150,755)	(130,136)
Accumulated other comprehensive loss	(10,947)	(9,340)
Total deficit	(161,702)	(139,476)
Total liabilities and deficit	$249,020	$264,734

The accompanying notes are an integral part of these consolidated financial statements.

5

Colt Defense LLC and Subsidiaries

Consolidated Statements of Operations

(In thousands of dollars)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
		(As Revised)		(As Revised)
Net sales	$49,633	$64,212	$99,713	$128,061
Cost of sales	44,640	45,830	85,026	90,942
Gross profit	4,993	18,382	14,687	37,119

Operating expenses:
Selling and commissions	4,620	3,452	9,081	6,547
Research and development	1,392	1,481	2,635	2,301
General and administrative	3,801	3,015	7,710	6,745
	9,813	7,948	19,426	15,593
Business development	9	169	509	244
Certain transaction costs	—	416	—	416
Restructuring costs (Note 4)	(76)	—	(76)	—
Total operating expenses	9,746	8,533	19,859	16,253
Operating income	(4,753)	9,849	(5,172)	20,866

Other expense (income):
Interest expense	7,859	6,069	15,543	12,063
Other income, net	(42)	(685)	(113)	(1,472)
Total other expense, net	7,817	5,384	15,430	10,591
Income (loss) before provision for income taxes	(12,570)	4,465	(20,602)	10,275
Income tax expense	19	78	(67)	759
Net (loss) income	$(12,589)	$4,387	$(20,535)	$9,516

The accompanying notes are an integral part of these consolidated financial statements.

6

Colt Defense LLC and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(In thousands of dollars)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
		(As Revised)		(As Revised)
Net income (loss)	$(12,589)	$4,387	$(20,535)	$9,516

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment:
Foreign currency translation losses	798	(1,035)	(140)	(1,611)

Pension and postretirement benefit liabilities:
Other comprehensive income arising during the period	(1,550)	—	(1,550)	—
Reclassification adjustment for unrecognized prior service costs and unrecognized loss included in net income (loss)	36	117	83	250
	(1,514)	117	(1,467)	250
Comprehensive income (loss)	$(13,305)	$3,469	$(22,142)	$8,155

The accompanying notes are an integral part of these consolidated financial statements.

7

Colt Defense LLC and Subsidiaries

Consolidated Statements of Changes in Cash Flows

(In thousands of dollars)

(Unaudited)

	For the Six Months Ended
	June 29, 2014	June 30, 2013
	(As Revised)	(As Revised)
Operating Activities
Net income (loss)	$(20,535)	$9,516
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	4,649	2,368
Amortization of financing fees	1,211	828
Amortization of debt discount	613	206
Postretirement health plan curtailment	(98)	—
Deferred income taxes	(119)	15
Other non-cash items	19	(17)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	6,407	(11,836)
Inventories	(8,856)	(11,148)
Prepaid expenses and other current assets	2,174	(510)
Accounts payable and accrued expenses	801	1,922
Accrued pension and retirement liabilities	(378)	(546)
Customer advances and deferred income	(1,544)	(577)
Other	988	96
Net cash used in operating activities	(14,668)	(9,683)
Investing Activities
Purchases of property and equipment	(1,345)	(3,260)
Change in restricted cash	—	5
Net cash used in investing activities	(1,345)	(3,255)
Financing Activities
Repayments of long-term debt	(625)	—
Line of credit advances	13,500	74
Line of credit repayments	(7,083)	—
Purchase of common units	—	(14,000)
Distributions paid to members	(683)	(1,357)
Net cash provided by (used in) financing activities	5,109	(15,283)
Effect of exchange rates on cash and cash equivalents	508	(543)
Change in cash and cash equivalents	(10,396)	(28,764)
Cash and cash equivalents, beginning of period	12,594	42,373
Cash and cash equivalents, end of period	$2,198	$13,609

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$12,468	$11,401
Cash paid for income taxes	576	586
Non-cash consideration for sale of equipment	—	7
Accrued purchases of fixed assets	126	42
Accrued distribution to members	13	3,508

The accompanying notes are an integral part of these consolidated financial statements.

8

Notes to Consolidated Financial Statements (unaudited)

(in thousands of dollars)

Note 1   Nature of Business

Colt Defense LLC (“Colt Defense” or the “Company”) is one of the world’s oldest and most renowned designers, developers and manufacturers of firearms for military, personal defense and recreational purposes.  Our founder, Samuel Colt, patented the first commercially successful revolving cylinder firearm in 1836 and, in 1847, began supplying U.S. and international military customers with firearms that have set the standards of their era.  Today, our end customers encompass every segment of the worldwide firearms market, including U.S., Canadian and foreign military forces, global law enforcement and security agencies, consumers seeking personal protection, the hunting and sporting community and collectors.

As of January 1, 2014, Colt Defense effected a legal entity restructuring whereby Colt Defense and New Colt Holding Corp. (“New Colt”) (See Note 3, “Acquisition” and Note 11, “Income Taxes”) contributed their assets and operations to Colt’s Manufacturing Company LLC (“Colt’s Manufacturing”), a limited liability corporation.  The contribution created a combined operating entity for the Company’s U.S. based operations.

As of December 31, 2013, Colt Defense owned 100% of Colt Finance, New Colt and Colt Defense Technical Services LLC (“CDTS”), New Colt owned 100% of Colt’s Manufacturing and Colt Defense and CDTS collectively owned 100% of Colt International which owned 100% of Colt Canada.  Effective January 1, 2014, Colt Defense, a limited liability corporation, owned 100% of Colt Finance Corp. (“Colt Finance”), New Colt, a C corporation, and CDTS, a limited liability corporation.  Colt Defense and New Colt collectively own 100% of Colt’s Manufacturing as a result of the legal entity restructuring and Colt Defense and CDTS collectively own 100% of Colt International Coöperatief U.A. (“Colt International”), a Dutch cooperatief, which owns 100% of Colt Canada Corporation (“Colt Canada”),  a Canadian C corporation.

The Company operates on a monthly 4-4-5 week calendar with the end of each month on a Sunday, except for the month of December which ends on the 31st. The first two months of each quarter, with the exception of January, have four weeks and the third month of each quarter, with the exception of December, has five weeks.  The 4-4-5 calendar ensures that the end date of the period is always the same day of the week, which is utilized by the Company for shift and manufacturing planning, and it also ensures that every period is the same length.

The following items, which are discussed in further detail in the notes to the consolidated financial statements for the second quarter of 2014 had an impact on the Company’s results as included in the Form 10-Q:

The Company restated its Annual Report on Form 10-K/A for the year ended December 31, 2013 and revised the unaudited interim financial statements for the first three quarters in the fiscal year ended December 31, 2013.  (See Note 2, “Summary of Significant Accounting Policies — Restatement of Previously Issued Consolidated Financial Statements”).

The Company, as a result of the decrease in demand for commercial rifles, concluded that a triggering event had occurred and an interim impairment test for indefinite lived intangible assets, Goodwill and Trademarks, was conducted as of June 29, 2014.  (See Note 8, “Goodwill, Trademarks and Other Intangible Assets”).  The Company concluded no impairment existed as of June 29, 2014.

On August 6, 2014, the Company entered into Amendment No. 1 to the Term Loan (the “Term Loan Amendment”). Absent an amendment to the Term Loan, the Company would have been in violation of certain of its financial covenants as of June 29, 2014.  The Term Loan Amendment eliminated and modified certain covenants and provided for an extension of the time period for delivery of certain financial information to its lenders.  Also, on August 6, 2014, the Company obtained an amendment to its credit agreement that provided an extension of the time period for delivery of certain financial information to its lenders, (See Note 9, “Notes Payable and Long-Term Debt”).  It is possible the Company will not meet one or more of the term loan covenants, as amended, as of December 31, 2014, or subsequent quarters of 2015.

On March 30, 2014, Colt Defense through its domestic operating subsidiary Colt’s Manufacturing reached tentative agreement with UAW Local 376 for a new five year contract covering approximately 529 employees, which was ratified by the union membership on March 31, 2014.  The new contract will be in effect from April 1, 2014 through March 31, 2019.

In response to, among other factors, the decrease in demand for commercial rifles, the Company initiated actions which resulted in a workforce reduction of 24 salaried and 64 hourly employees in the second quarter of 2014.  In addition, subsequent to June 29, 2014 the Company initiated an additional workforce reduction of 9 salaried employees.  (See Note 16, “Commitments and Contingencies”).

9

In conjunction with the workforce reduction, the Company recognized a curtailment of its postretirement health plan. (See Note 12, “Pension and Postretirement Benefits”).

During the second quarter of 2014, based upon new additional information, the Company reassessed the M240 machine gun program (the “M240 Program”) accruals and determined an incremental $4,779 contract obligation expense was required. (See Note 16, “Commitments and Contingencies”).  The Company also accrued $480 in connection with the Company’s No-Cost Cancellation of its M249 contract with the U.S. Government.

Note 2  Summary of Significant Accounting Policies

Restatement of Previously Issued Consolidated Financial Statements

In the Company’s 2013 Annual Report on Form 10-K/A filed September 15, 2014, it restated its previously issued consolidated financial statements and the related disclosures for the year ended December 31, 2013 (the “Restated Period”).  The Company also revised the unaudited interim financial statements for the first quarter of the fiscal year ended December 31, 2014, first three quarters in the fiscal year ended December 31, 2013 and the fourth quarter in the fiscal year ended December 31, 2012 (the “Revised Periods”).

The restatement is the result of the Company’s correction of a financial statement error attributable to the lack of recognition of the impact of a contract modification related to the M240 Program for the U.S. Government in the Company’s fourth quarter 2013 results.  There was no impact to the Company’s net sales or cost of sales in the three and six month periods ended June 30, 2013 related to the M240 Program error.  In conjunction with the correction of the M240 Program error, other previously identified, immaterial out-of-period adjustments were also adjusted to be reflected in the proper period, along with the reclassification of business development expenses from other expense (income) to operating income.  Correction of these previously recorded, immaterial out-of-period adjustments had the combined effect on the consolidated statements of operations for the three and six month periods ended June 30, 2013 of increasing net income by $229 and $288, respectively.

The impacts of correcting the previously recorded, immaterial out-of-period adjustments and the reclassification of business development expenses for the three and six month periods ended June 30, 2013 were as follows (“in thousands”):

	Adjustments to
	Previously Reported Income
	Statement - Income / (Expense)
	Three Months Ended	Six Months Ended
For the years ended	June 30, 2013	June 30, 2013
Net sales	$(23)	(23)
Cost of sales	65	79
Gross profit	(88)	(102)
Selling and commissions (A)	(130)	(209)
Research and development	1	2
General and administrative (B)	(222)	(217)
Business development (C)	169	244
Operating income	94	78
Other (income) / expense (C)	(192)	(267)
Income tax expense	57	57
Net income (loss) (B)	229	288

(A) Primarily relates to the reclassification of $132 of armorers training expenses from selling and commissions to cost of sales.

(B) Primarily relates to the timing of recognition of certain professional fees.

(C) Primarily relates to the reclassification of transaction costs incurred in connection with contemplated merger and acquisition activities from other expense/(income) to business development.

10

In addition, the Company identified an error in its Consolidated Statement of Changes in Cash Flows for the six months ended June 29, 2014. To correct for such error, the Company has revised the Statement of Changes in Cash Flows to correct for the $196 misclassification between depreciation and amortization and purchases of property and equipment. The impact of correcting the error is an increase in cash used in operations and a decrease in cash used in investing activities of $196. The impact of the error was not material to the previously issued financial statements.

The Company’s previously filed Annual Reports on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for the Revised Periods will not be amended.

Comparison of revised financial statements to financial statements as previously reported

The following tables compare our previously reported Consolidated Statements of Operations, Comprehensive Income (Loss) and Changes in Cash Flows for the quarter ended June 29, 2013 to the corresponding financial statements for the quarterly period as revised.

Colt Defense LLC and Subsidiaries

Consolidated Statement of Operations

(In thousands of dollars)

(Unaudited)

	Three months ended June 30, 2013			Six months ended June 30, 2013
			As Revised			As Revised
	As		in this Quarterly	As		in this Quarterly
	Previously		Report on	Previously		Report on
	Reported	Adjustments	Form 10-Q	Reported	Adjustments	Form 10-Q

Net sales	$64,235	$(23)	$64,212	$128,084	$(23)	$128,061
Cost of sales	45,765	65	45,830	90,863	79	90,942
Gross Profit	18,470	(88)	18,382	37,221	(102)	37,119

Operating expenses:
Selling and commissions	3,582	(130)	3,452	6,756	(209)	6,547
Research and development	1,480	1	1,481	2,299	2	2,301
General and administrative	3,237	(222)	3,015	6,962	(217)	6,745
	8,299	(351)	7,948	16,017	(424)	15,593
Business development	—	169	169	—	244	244
Certain transaction costs	416	—	416	416	—	416
Total operating expenses	8,715	(182)	8,533	16,433	(180)	16,253
Operating income	9,755	94	9,849	20,788	78	20,866

Other expense/(income):
Interest expense	6,069	—	6,069	12,063	—	12,063
Other (income)/expense, net	(493)	(192)	(685)	(1,205)	(267)	(1,472)
Total other expenses, net	5,576	(192)	5,384	10,858	(267)	10,591
Income (loss) before provision for income taxes	4,179	286	4,465	9,930	345	10,275
Income tax expense	21	57	78	702	57	759

Net income (loss)	$4,158	$229	$4,387	$9,228	$288	$9,516

11

Colt Defense LLC and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(In thousands of dollars)

(Unaudited)

	For the Three Months Ended June 30, 2013
			As Revised
	As		in this Quarterly
	Previously		Report on
	Reported	Adjustments	Form 10-Q

Net income (loss)	$4,158	$229	$4,387

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment:
Foreign currency translation gains (losses)	(1,020)	(15)	(1,035)

Pension and postretirement benefit liabilities:
Other comprehensive income (loss) arising during the period	—	—	—
Reclassification adjustment for unrecognized prior service costs and unrecognized loss included in net income (loss)	117	—	117
	117	—	117

Comprehensive income (loss)	$3,255	$214	$3,469

Consolidated Statements of Comprehensive Income (Loss)

(In thousands of dollars)

(Unaudited)

	For the Six Months Ended June 30, 2013
			As Revised
	As		in this Quarterly
	Previously		Report on
	Reported	Adjustments	Form 10-Q

Net income (loss)	$9,228	$288	$9,516

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment:
Foreign currency translation gains (losses)	(1,597)	(14)	(1,611)

Pension and postretirement benefit liabilities:
Other comprehensive income (loss) arising during the period	—	—	—
Reclassification adjustment for unrecognized prior service costs and unrecognized loss included in net income (loss)	250	—	250
	250	—	250

Comprehensive income (loss)	$7,881	$274	$8,155

12

Colt Defense LLC and Subsidiaries

Consolidated Statement of Changes in Cash Flows

(In thousands of dollars)

(Unaudited)

	For the Six Months Ended June 30, 2013
			As Revised
	As		in this Quarterly
	Previously		Report on
	Reported	Adjustments	Form 10-Q
Operating Activities
Net income (loss)	$9,228	$288	$9,516
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	2,368	—	2,368
Amortization of financing fees	828	—	828
Amortization of debt discount	206	—	206
Deferred income taxes	15	—	15
Other non-cash items	(17)	—	(17)
Changes in operating assets and liabilites, net of acquisition:
Accounts receivable	(11,852)	16	(11,836)
Inventories	(11,148)	—	(11,148)
Prepaid expense and other current assets	(333)	(177)	(510)
Accounts payable and accrued expense	2,145	(223)	1,922
Accrued pension and retirement liabilities	(658)	112	(546)
Customer advances and deferred income	(577)	—	(577)
Other	96	—	96
Net cash (used in) provided by operating activities	(9,699)	16	(9,683)

Investing Activities
Purchase of property and equipment	(3,260)	—	(3,260)
Change in restricted cash	5	—	5
Net cash used in investing activities	(3,255)	—	(3,255)

Financing Activities
Line of credit advances	74	—	74
Purchase of common units	(14,000)	—	(14,000)
Distributions paid to members	(1,357)	—	(1,357)
Net cash used financing activities	(15,283)	—	(15,283)

Effect of exchange rates on cash and cash equivalents	(527)	(16)	(543)
Change in cash and cash equivalents	(28,764)	—	(28,764)
Cash and cash equivalents, beginning of period	42,373	—	42,373
Cash and cash equivalents, end of period	$13,609	$—	$13,609

Basis of Accounting and Consolidation

The accompanying unaudited consolidated financial statements of Colt Defense and Colt Finance (collectively, the “Company”, or “Colt”) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.  In the opinion of management, all significant adjustments (consisting of normal recurring accruals) considered necessary for a fair statement of the financial position, results of operations and cash flows for the three and six months ended June 29, 2014 and June 30, 2013, as revised, have been included.  The financial information included in this Quarterly Report on Form 10-Q/A should be read in conjunction with the consolidated financial statements and notes in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013, as restated. The consolidated balance sheet dated December 31, 2013, as restated, included in this Quarterly Report on Form 10-Q/A has been derived from the audited consolidated financial statements at that time, but does not include all disclosures required by GAAP. Operating results for the three and six months ended June 29, 2014 are not necessarily indicative of the results to be expected for any subsequent interim period or for the year ending December 31, 2014.

13

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

On July 12, 2013 (the “Merger Date”), the Company acquired 100% ownership (the “Merger”) of New Colt.  The results of New Colt have been included in the unaudited consolidated financial statements from the Merger Date.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s significant estimates include estimates used to determine the fair value of assets acquired and liabilities assumed related to the acquisition of New Colt (see Note 3, “Acquisition”) and accruals for the Company’s M240 Program (see Note 16, “Commitments and Contingencies”), excess and obsolete inventory, income tax expense, deferred tax asset valuation, medical claims payable, and worker’s compensation expense. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consists of cash and short-term, highly liquid investments with original maturities of three months or less at the date of purchase.

Restricted Cash

Restricted cash at June 29, 2014 and December 31, 2013, consists of funds deposited to secure standby letters of credit primarily for performance guarantees related to the Company’s international business.

Revenue

The Company recognizes revenue when evidence of an arrangement exists, delivery of the product or service has occurred and title and risk of loss have passed to the customer, the sales price is fixed or determinable, and collectability of the resulting receivable is reasonably assured.

The Company accounts for revenues and earnings under two long-term government contracts/programs with interrelated multiple elements (procurement of parts, manufacturing and refurbishment services) using concepts of proportionate performance. These contracts effect reported results for all periods presented. The Company estimates the total profit on each contract as the difference between the total estimated revenue and total estimated cost of the contract and recognizes that profit over the remaining life of the contract using an output measure (the ratio of units completed to the total number of units to be refurbished under the contract). The Company computes an earnings rate for each contract, including general and administrative expense, to determine operating earnings. The Company reviews the earnings rate quarterly to assess revisions in contract values and estimated costs at completion. Any changes in earnings rates and recognized contract to date earnings resulting from these assessments are made in the period the revisions are identified. Contract costs include production costs, related overhead and allocated general and administrative costs. Amounts billed and collected on these contracts in excess of revenue recorded are reflected as customer advances and deferred revenue in the Company’s consolidated balance sheets.

Anticipated contract losses are charged to operations as soon as they are identified. Anticipated losses cover all costs allocable to the contracts, including certain general and administrative expenses. If a contract is cancelled by the government for its convenience, the Company can make a claim against the customer for fair compensation for worked performed plus costs of settling and paying claims by terminated subcontractors, other settlement expenses and a reasonable profit on costs incurred. When the Company has a customer claim, revenue arising from the claims process is either recognized as revenue or as an offset against a potential loss only when the amount of the claim can be estimated reliably and its realization is probable. The Company had no claims recorded at any period-end presented.

Prior to the Merger, Colt Defense generated an immaterial amount of royalty income, which it included in other income in its consolidated statements of operations. As a result of the Merger, the Company now generates a higher amount of royalty income on a quarterly basis and has therefore determined that royalty income should now be recorded as net sales in the Consolidated Statements of Operations.

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The Company recognizes trademark licensing revenue for individual licensees based on historical experience and expected cash receipts from licensees. Licensing revenue consists of minimum royalties and/or a percentage of a licensee’s sales on licensed products. Under most of the Company’s current licensing agreements, royalties are payable in arrears on a calendar quarter basis.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect for years in which the temporary differences are expected to reverse. The Company provides a valuation allowance when it is more likely than not that deferred tax assets will not be realized. The Company recognizes the benefit of an uncertain tax position that has been taken or it expects to take on income tax returns if such tax position is more likely than not to be sustained.

The Company follows the authoritative guidance regarding accounting for uncertainty in income taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These unrecognized tax benefits relate primarily to issues common among multinational corporations in its industry. The Company applies a variety of methodologies in making these estimates, which include studies performed by independent economists, advice from industry and subject experts, evaluation of public actions taken by the Internal Revenue Service and other taxing authorities, as well as its own industry experience. The Company provides estimates for unrecognized tax benefits which may be subject to material adjustments until matters are resolved with taxing authorities or statutes expire. If its estimates are not representative of actual outcomes, its results of operations could be materially impacted.

The Company continues to maintain a valuation allowance against certain deferred tax assets where realization is not certain. The Company periodically evaluates the likelihood of the realization of deferred tax assets and reduces the carrying amount of these deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. The Company considers many factors when assessing the likelihood of future realization of deferred tax assets, including its recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income, carryforward periods available to it for tax reporting purposes, various income tax strategies and other relevant factors. Significant judgment is required in making this assessment and, to the extent future expectations change; the Company would assess the recoverability of its deferred tax assets at that time. If the Company determines that the deferred tax assets are not realizable in a future period, the Company would record material adjustments to income tax expense in that period.

Recent Accounting Pronouncements

Revenue from Contracts with Customers - In May 2014, the FASB issued ASU No. 2014-09, that requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for the Company on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists - In July 2013, the FASB issued ASU 2013-11 to provide guidance on the presentation of unrecognized tax benefits. ASU 2013-11 requires an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows: to the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. ASU 2013-11 is effective for interim and annual periods beginning after December 15, 2013 with earlier adoption permitted. ASU 2013-11 should be applied prospectively with retroactive application permitted. The Company has adopted ASU 2013-11 in the first quarter of 2014.

Note 3   Acquisition

On the Merger Date, the Company consummated the Merger with New Colt, a privately-held company, which is a world leader in the design, development and manufacture of pistols and revolvers. As a result of the Merger, the two manufacturers of Colt-branded firearms were consolidated into a single enterprise providing Colt Defense direct access to the commercial market for Colt Defense’s rifles and carbines, ownership of the Colt brand name and other related trademarks, and the technology and production facilities for the full line of Colt handguns.

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Prior to determining the purchase price allocation of the Merger consideration, Colt Defense recorded the effective settlement of a pre-existing relationship with New Colt related to Colt Defense’s license agreement (the “License”) with New Colt for the use of certain Colt trademarks. As a result of the effective settlement of the pre-existing relationship, Colt Defense recorded a gain in the third quarter of 2013 of $15,264 (“Settlement Gain”), which equals the calculated gain of $16,320 reduced by the write-off of Colt Defense’s prepaid license balance of $1,056. A third-party valuation firm assisted management’s calculation of the gain by comparing the value of the royalty rate in the License to the current market rate for such a license.

The Company acquired New Colt for an aggregate purchase price of $82,543, which included the Settlement Gain of $15,264. The cash portion of the purchase price was funded by the proceeds from a new $50,000 senior secured term loan (“Term Loan”), cash on hand and $9,000 of consideration from the issuance and sale of the Company’s common units, of which $5,000 was paid in cash and $4,000 was related to Merger consideration reinvested by certain New Colt investors into Colt Defense.

The following table summarizes the fair values of the assets acquired and the liabilities assumed at the Merger Date:

Cash and cash equivalents	$3,791
Accounts receivable	3,318
Inventories	7,585
Property and equipment	5,182
Other assets	3,090
Intangible assets with finite lives	9,340
Trademarks	50,100
Goodwill	36,974
Total assets acquired	119,380

Accounts payable and accrued expenses	8,808
Customer advances and deferred revenue	1,832
Capital lease obligations	393
Pension and retirement liabilities	9,357
Deferred tax liabilities	16,447
Total liabilities assumed	36,837
Net assets acquired	$82,543

The Company believes that this information is a reasonable estimate of the fair values of assets acquired and liabilities assumed.

The Company, with the assistance of a third party valuation firm, valued the Colt brand and related trademarks by comparing the value of the royalty rate inherent in the prepaid license fee to the current market rate for such a license based upon both the value of the Colt brand and related trademarks in both the defense and commercial marketplace utilizing a relief from royalty methodology.

The Company, with the assistance of a third party valuation firm, determined the fair value of the finite-lived intangible assets which includes $5,240 of existing license agreements, valued based on a discounted cash flow approach, which represents the estimated fair value of New Colt license agreements for licensing the Colt trademarks to various third parties, $2,970 of developed technology, valued based on a relief from royalty method, which represents the estimated fair value of designs, trade secrets, materials, specifications and other proprietary intellectual property included in the technical data packages and related manufacturing processes and know-how and $1,130 of backlog, valued based on an excess earnings method, which represents the estimated fair value of unfilled contractual orders from customers.  The weighted average useful lives of the acquired existing license agreements, developed technology and backlog were 6 years, 20 years, and 3 years respectively.  In addition, the Company, with the assistance of a third party valuation firm, valued the Colt brand and related trade marks by comparing the value of the royalty rate inherent in the license (see Note 8,”Goodwill, Trademarks and Other Intangible Assets”) to the current market rate for such a license based upon both the value of the Colt brand and related trade marks in both the defense and the commercial marketplace utilizing a relief from royalty methodology.

Deferred income taxes arise from temporary differences between tax and financial statement recognition of revenue and expense.  In evaluating the Company’s ability to recover the deferred tax assets acquired through the acquisition of New Colt, the Company considered all available positive and negative evidence, including scheduled reversals of deferred tax assets and liabilities, projected future taxable income, tax-planning strategies and results of recent operations.  In projecting future taxable income for New Colt, the Company began with historical results adjusted to include the $50,000 Term Loan (see Note 9, “Notes Payable and Long-Term Debt”) and related interest expense, incorporated assumptions including the amount of future state and federal pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax-planning strategies.  These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates the Company is using

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to manage the underlying business.  Based on the analysis performed, the Company believes, as of the acquisition date, that it is more likely than not that the benefit from New Colt’s deferred tax assets will not be realized.  In recognition of this risk, the Company provided a valuation allowance against New Colt’s deferred tax assets as part of the Company’s purchase accounting adjustments.

Goodwill is the excess of the purchase price of an acquired business over the fair value of net assets acquired. Goodwill will not be amortized but instead will be tested for impairment at least annually or more frequently if indicators of impairment arise. The $36,974 of goodwill is not deductible for federal income tax purposes.

The following table reflects the unaudited pro forma operating results of the Company for three and six months ended June 30, 2013, which gives effect to the Merger with New Colt as if it had occurred on January 1, 2012. The pro forma results are based on assumptions that the Company believes are reasonable under the circumstances. The pro forma results are not necessarily indicative of the operating results that would have occurred had the Merger been effective January 1, 2012, nor are they intended to be indicative of results that may occur in the future. The underlying pro forma information includes historical financial results of the Company and New Colt adjusted for certain items including depreciation and amortization expense associated with the assets acquired, the Company’s expense related to financing arrangements and the elimination of intercompany transactions. The pro forma information does not include the effects of any synergies or cost reduction initiatives related to the Merger.

	Unaudited Pro Forma	Unaudited Pro Forma
	Three Months Ended	Six Months Ended
	June 30, 2013	June 30, 2013
	(As Revised)	(As Revised)
Net sales	$85,209	$167,022
Net income (loss)	4,709	10,254

Pro forma net income for the three and six months ended June 30, 2013 were adjusted to include $1,579 and $3,208, respectively,  of additional interest expense related to the Company’s $50,000 Term Loan and to include $664 and $1,328, respectively, of additional expense related to the amortization of finite-lived intangible assets.

Note 4   Restructuring Costs

During the third and fourth quarters of the year ended December 31, 2013, as restated, the Company recorded restructuring costs of $1,118 for restructuring actions that were initiated as a result of the Merger with New Colt.  Of these costs, $336 is being reimbursed from an escrow established at the time of the Merger and $782 was recorded as operating expenses.  The costs consist of severance, continuation of benefits and other compensation-related expenses.  These actions, which have been completed, resulted in a workforce reduction of 10 salaried employees. Restructuring accruals are included in accounts payable, accrued expenses and other long-term liabilities on the Consolidated Balance Sheets.

The following table summarizes the Company’s restructuring activity for the six months ended June 29, 2014:

Restructuring accruals at December 31, 2013	$706
Accrual reversal	(76)
Utilization	(442)
Balance at June 29, 2014	$188

Subsequent to June 29, 2014 the Company received the remaining $268 for the reimbursement of restructuring costs from an escrow established at the time of the Merger.

Note 5   Accounts Receivable

Accounts receivable are net of an allowance for doubtful accounts of $84 and $78 at June 29, 2014 and December 31, 2013, respectively.

Note 6    Inventories

The following table sets forth a summary of inventories, net of reserves at the lower of cost or market:

	June 29, 2014	December 31, 2013
Raw materials	$44,877	$43,469
Work in process	13,938	9,476
Finished products	16,692	13,729
	$75,507	$66,674

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Note 7   Property and Equipment

Property and equipment are recorded at cost. Depreciation of building and equipment (including assets recorded under capital leases) and amortization of leasehold improvements are computed using the straight-line method over the estimated useful life of the assets, or for leasehold improvements, over the remaining life of the lease term if shorter.

Expenditures that improve or extend the lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

The fair value of the property and equipment acquired as a result of the Merger are allocated to machinery and equipment, furniture, fixtures and leasehold improvements and construction in process was $4,420, $30 and $732, respectively.

Property and equipment consist of the following as of:

			Estimated
	June 29, 2014	December 31, 2013	Useful Life
Land	$337	$338	—
Building	2,643	2,653	33
Machinery and equipment	51,652	47,476	7-10
Furniture, fixtures and leasehold improvements	7,150	7,081	3-5
	61,782	57,548
Less accumulated depreciation and amortization	(34,953)	(32,152)
	26,829	25,396
Construction in process	2,222	5,337
Property and equipment, net	$29,051	$30,733

Note 8   Goodwill, Trademarks and Other Intangible Assets

Goodwill

Goodwill is tested for impairment annually as of the beginning of the Company’s fourth fiscal quarter, or when events or circumstances indicate that its value may have declined. Impairment exists when the carrying amount of goodwill exceeds its fair market value. Management estimates the fair value of each reporting unit primarily using the income approach. Specifically the discounted cash flow (“DCF”) model was utilized for the valuation of each reporting unit. Management develops cash flow forecasts based on existing firm orders, expected future orders, contracts with suppliers, labor agreements and general market conditions. The Company discounts the cash flow forecasts using the weighted-average cost of capital method at the date of evaluation. The Company also calculates the fair value of its reporting units using the market approach in order to corroborate its DCF model results. These methodologies used in the current year are consistent with those used in the prior year.

The following table sets forth the changes in the carrying amount of goodwill for the Company as of and for the six months ended June 29, 2014:

Total
Balance at December 31, 2013	$51,225
Effect of foreign currency translation	(37)
Balance at June 29, 2014	$51,188

Trademarks

In connection with the Merger, the Company recorded an indefinite-lived intangible asset of $50,100 for the Colt brand and related trademarks.  The Company, with the assistance of a third party valuation firm, valued the Colt brand and related trademarks by comparing the value of the royalty rate inherent in the prepaid license fee to the current market rate for such a license based upon both the value of the Colt brand and related trademarks in both the defense and the commercial marketplace utilizing a relief from royalty methodology.

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Impairment Evaluation

During the first six months of 2014, the Company has seen a continued decrease in the demand for commercial rifles.  The Company concluded that a triggering event had occurred and an interim impairment test for indefinite lived intangible assets, Goodwill and Trademarks, was required as of June 29, 2014.  Management developed cash flow forecasts based on existing firm orders, expected future orders, contracts with suppliers, labor agreements and general market conditions.  The Company, with the assistance of a third party valuation firm, discounted the cash flow forecasts using the weighted-average cost of capital method as of June 29, 2014.  The Company also calculated the fair value of its reporting units using the market approach in order to corroborate its DCF model results.  Based on completion of Step 1 of the impairment analysis for indefinite lived intangible assets the fair value of the Company’s indefinite lived intangible assets exceeds the book value and therefore the Company concluded no impairment existed as of June 29, 2014. While the Company concluded there was no current impairment to the extent that demand for commercial rifles continues to decline, or does not recover when we have predicted it will, impairment charges may be required in the future.

Intangible Assets

The Company reviews long-lived assets, including intangible assets subject to amortization, for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Impairment losses, where identified, are determined as the excess of the carrying value over the estimated fair value of the long-lived asset. The Company assesses the recoverability of the carrying value of assets held for use based on a review of projected, undiscounted cash flows. When long-lived assets are reclassified to “held for sale”, the Company compares the asset’s carrying amount to its estimated fair value less cost to sell to evaluate impairment. No long-lived assets have been reclassified to held for sale for any period presented.

In connection with the Merger, the Company recorded finite-lived intangible assets of $9,340 which includes $5,240 of existing license agreements which represents the estimated fair value of New Colt license agreements for licensing the Colt trademarks to various third parties, $2,970 of developed technology which represents the estimated fair value of designs, trade secrets, materials, specifications and other proprietary intellectual property included in the technical data packages and related manufacturing processes and know-how and $1,130 of backlog which represents the estimated fair value of unfilled contractual orders from customers.  The weighted average useful lives of the acquired existing license agreements, developed technology and backlog were 6 years, 20 years and 3 years, respectively.

The net carrying value of the Company’s intangible assets with finite lives follows:

	As of June 29, 2014
	Gross			Estimated
	Carrying	Accumulated		Useful
	Amount	Amortization	Net	Life
Customer relationship Canadian Government	$2,360	$(714)	$1,646	30
Customer relationships other	6,137	(4,229)	1,908	20
License agreements	5,240	(1,614)	3,626	6
Backlog	1,720	(916)	804	3
Technology-based intangibles	6,580	(2,798)	3,782	15-20
	$22,037	$(10,271)	$11,766

	As of December 31, 2013
	Gross			Estimated
	Carrying	Accumulated		Useful
	Amount	Amortization	Net	Life
Customer relationship Canadian Government	$2,369	$(678)	$1,691	30
Customer relationships other	6,160	(4,077)	2,083	20
License agreements	5,240	(805)	4,435	6
Backlog	1,722	(604)	1,118	3
Technology-based intangibles	6,580	(2,492)	4,088	15 - 20
	$22,071	$(8,656)	$13,415

The Company expects to record annual amortization expense of $3,270, $2,783, $1,926, $1,186, and $871 for 2014, 2015, 2016, 2017 and 2018, respectively.

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Note 9   Notes Payable and Long-Term Debt

Term Loan

On July 12, 2013, in connection with the Merger, the Company entered into the Term Loan agreement, which matures on November 15, 2016. The Term Loan bears interest at a variable rate of 9.75% plus the greater of the three month LIBOR rate or 1%. Interest is payable quarterly in arrears on the first day of the subsequent calendar quarter. Under the Term Loan, the Company’s obligations are secured by a first priority security interest in the Company’s intellectual property and a second priority security interest in substantially all other assets. The Term Loan was issued at a discount of $2,293, which represents the lenders fees and legal expenses. The Company also incurred $2,120 in financing fees. The discount and the financing fees are being amortized as additional interest expense over the life of the indebtedness.

On August 6, 2014, the Company entered into Amendment No. 1 to the Term Loan (the “Term Loan Amendment”).  Absent an amendment to the Term Loan, the Company would have been in violation of certain of its financial covenants as of June 29, 2014.  The Term Loan Amendment is discussed in more detail in the following paragraph.  The Company was in compliance with its Term Loan covenants, as amended, as of June 29, 2014 and December 31, 2013.  It is possible the Company will not meet one or more of the Term Loan covenants, as amended, as of December 31, 2014, or subsequent quarters of 2015.  If the Company were not to meet certain of the Term Loan covenants, as amended, in the future, the Company would likely seek a waiver from the Term Loan lenders.  There is no assurance that such a waiver could be obtained from the Term Loan lenders in a timely basis, or at all, in which case the Company would be in default under the Term Loan and the Term Loan would become a current liability.

The “Term Loan Amendment”, provided that, (i) the financial covenants were eliminated for the rolling four quarter periods ended June 29, 2014 and September 30, 2014 and modified for the rolling four quarter period ended December 31, 2014, (ii) the Company was granted the option to not pay principal installment payments of $1,875 due on September 30, 2014, December 31, 2014 and March 31, 2015, (iii) the applicable prepayment premium was increased from 2% to 6% of the outstanding principal balance of the Term Loan, (iv) the date of the applicable prepayment determination was extended to July 31, 2016 and (v) the Company has been granted a 30 day extension to deliver financial information to the Term Loan lenders to allow for completion of the restatement of the Company’s 2013 10-K (see Note 2. Summary of Significant Accounting Policies).  Additionally, the Company agreed to pay an amendment fee of $0.5 million that will be capitalized and paid-in-kind by being added to the outstanding principal balance of the Term Loan.

The Term Loan Amendment fee of $0.5 million, along with Term Loan lenders legal fees to be paid by the Company in conjunction with the Term Loan Amendment, will be recorded as additional debt discount in the third quarter of 2014 and amortized as interest expense over the remaining term of the Term Loan.  The Company will expense costs incurred by the Company in conjunction with the Term Loan Amendment in the third quarter of 2014.  The Company currently intends to not pay principal installment payments due on September 30, 2014, December 31, 2014 and March 31, 2015 and, therefore, the long term debt — current portion on the consolidated balance sheet as of June 29, 2014, has been adjusted accordingly, to reflect anticipated Term Loan principal installment payments over the next twelve months.

On March 31, 2014 and on June 30, 2014, the Company made Term Loan principal installment payments of $625 and interest payments of $1,310 and $1,308, respectively.

The Term Loan agreement also contains non-financial covenants and other restrictions which limit the Company’s ability to incur additional indebtedness, make investments or certain payments, pay dividends (other than member distributions to support the Company’s member related taxes) enter into a merger and acquire or sell assets.

Principal repayments, which are due quarterly on the last day of each calendar quarter, are as follows:

Amount
Remaining 2014	$625
2015	5,625
2016	41,875
Total	$48,125

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Credit Agreement

On September 29, 2011, the Company entered into a credit agreement (“Credit Agreement”) with Wells Fargo Capital Finance, LLC (“WFCF”).  Under the terms of the Credit Agreement, senior secured revolving loans are available up to $50,000, inclusive of $20,000 available for letters of credit.  Revolving loans are subject to, among other things, the borrowing base, which is calculated monthly based on specified percentages of eligible accounts receivable and inventory and specified values of fixed assets.  Under the Credit Agreement, the Company’s obligations are secured by a first-priority security interest in substantially all of its assets (other than intellectual property), including accounts receivable, inventory and certain other collateral, and a second-priority security interest in its intellectual property. The Credit Agreement matures on September 28, 2016.

Borrowings under the Credit Agreement bear interest at a variable rate based on the London Inter-Bank Offered Rate (“LIBOR”), the Canadian Banker’s Acceptance Rate or the lender’s prime rate, as defined in the Credit Agreement, plus a spread. The interest rate spread on borrowing varies based on both the rate option selected and Colt’s quarterly average excess availability under the Credit Agreement. There is an unused line fee of .50% per annum, payable quarterly on the unused portion under the facility and a $40 annual servicing fee.

On August 6, 2014, the Company entered into Amendment No. 5 to the Credit Agreement, whereby WFCF consented to, among other things, extending the delivery date to September 15, 2014 for the Company to deliver financial statements for the month and fiscal quarter ended June 29, 2014.

The Credit Agreement limits the Company’s ability to incur additional indebtedness, make investments or certain payments, pay dividends (other than for member distributions to support member LLC-related taxes) and merge, acquire or sell assets. In addition, certain covenants would be triggered if excess availability were to fall below a specified level. Excess availability is determined as the lesser of our borrowing base or $50,000, reduced by outstanding obligations under the Credit Agreement and trade payables that are more than 60 days past due. Furthermore, if excess availability falls below $11,000 or an event of default occurs, the Company would be required to provide WFCF with more frequent compliance reporting and the WFCF may also assume certain other contractual privileges.  The Credit Agreement contains customary events of default. As of June 29, 2014 and December 31, 2013, the Company was in compliance with all covenants and restrictions, as amended, and the Company monitors its future compliance based on current and anticipated financial results.

As of June 29, 2014, there were advances of $13,500 and $3,906 of letters of credit outstanding under the Credit Agreement. As of December 31, 2013, there was a $7,083 line advance and $3,486 of letters of credit outstanding under the Credit Agreement.  As of September 12, 2014, there were advances of $13,000 outstanding under the Credit Agreement.

On March 22, 2013, the Company entered into Amendment No. 2 to the Credit Agreement, whereby, among other things, WFCF consented to the transaction pursuant to the Unit Repurchase Agreement. For additional information about this transaction, see Note 13, “Accumulated Deficit” in this Form 10-Q/A.

On June 19, 2013, the Company entered into Amendment No. 3 to the Credit Agreement, whereby WFCF consented to the contribution of all the issued and outstanding equity interests issued by Colt Canada to Colt International so that Colt Canada would become a wholly-owned subsidiary of Colt International, and providing for Colt International to become a guarantor under the Credit Agreement.

On July 12, 2013, the Company entered into Amendment No. 4 to the Credit Agreement, which provided for New Colt to become a guarantor and Colt’s Manufacturing Company LLC (“Colt’s Manufacturing”) to become a borrower under the Credit Agreement in connection with the Merger.

Senior Notes

On November 10, 2009, Colt Defense LLC and Colt Finance Corp., the Company’s 100%-owned subsidiary, jointly and severally co-issued $250,000 of unsecured senior notes (“Senior Notes”) under an indenture (“Indenture”). The Senior Notes bear interest at 8.75% and mature on November 15, 2017. Interest is payable semi-annually in arrears on May 15 and November 15. The Company issued the Senior Notes at a discount of $3,522 from par value. This discount is being amortized as additional interest expense over the life of the indebtedness. No principal repayments are required until maturity.

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The Senior Notes do not contain financial covenants that require the Company to maintain compliance with any financial ratios or measurements on a periodic basis. The Senior Notes do contain non-financial covenants that, among other things, limit the Company’s ability to incur additional indebtedness, enter into certain mergers or consolidations, incur certain liens and engage in certain transactions with its affiliates. In addition, the Indenture restricts the Company’s ability to pay dividends or make other Restricted Payments (as defined in the Indenture) to its members, subject to certain exceptions. Such restrictions are not expected to affect the Company’s ability to meet its cash obligations for the next twelve months.  Additionally, the Senior Notes contain certain cross-default provisions with other indebtedness if such indebtedness in default aggregates to $20,000 or more.

On June 19, 2013, the Company entered into a supplement to the Indenture by which Colt International, Colt Canada and CDTS became new subsidiary guarantors to the Senior Notes. As such, each agreed to jointly and severally guarantee the obligations under the Indenture.

On July 12, 2013, the Company entered into a supplement to the Indenture, by which New Colt and Colt’s Manufacturing became parties to the Indenture and each agreed to jointly and severally guarantee the obligations under the Indenture.

The outstanding loan balances at June 29, 2014 and December 31, 2013 were as follows:

	June 29, 2014	December 31, 2013
Senior Notes	$248,204	$247,984
Term Loan	46,601	46,833
Credit Agreement	13,500	7,083
Total debt	308,305	301,900
Less: current portion	(14,125)	(12,083)
Long-term debt	$294,180	$289,817

Long-term debt was recorded net of unamortized original issue and debt discounts of $3,319 at June 29, 2014 and $3,932 at December 31, 2013.

	Three Months Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Amortization of discount	$308	$102	$613	$206
Amortization of deferred financing costs	604	414	1,211	828

Note 10   Accrued Expenses

Accrued expenses consisted of:

	June 29, 2014	December 31, 2013
		(As Restated)
Accrued compensation and benefits	$4,811	$7,154
Accrued contract obligation expense	2,411	1,194
Accrued federal, excise and other taxes	3,009	4,902
Accrued interest	4,111	2,879
Accrued commissions	1,129	929
Other accrued expenses	5,568	5,100
	$21,039	$22,158

Note 11   Income Taxes

Colt Defense is a limited liability company organized under the laws of Delaware. Colt Defense is treated as a partnership for federal and state income tax purposes and is not subject to U.S. federal or state income taxes. Consequently, all taxable income (loss) of Colt Defense is reported to its members for inclusion in their respective income tax returns. The limited liability company agreement of Colt Defense requires distributions to the members in any year in which there is U.S. taxable income. The member’s distribution is equal to the product of the highest combined marginal federal, state, or local income tax rate applicable to any member and the highest taxable income allocated to any one unit, to the extent that the Governing Board determines that sufficient funds are available.

As a result of the Merger with New Colt effective July 12, 2013, Colt Defense owns 100% of New Colt, a C corporation organized under the laws of Delaware. New Colt is taxed as a corporation for U.S. federal and state income tax purposes. Through December 31, 2013, New Colt owned 100% of Colt’s Manufacturing, New Colt’s operating entity.

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Effective January 1, 2014 (see Note 1, “Nature of Business”), Colt Defense and New Colt each contributed their assets and operations to Colt’s Manufacturing.  As a result, Colt Defense and New Colt collectively own 100% of Colt’s Manufacturing, the combined domestic operating entity of the Company. The Company estimated the fair value of the Colt Defense and New Colt contributions to determine the respective ownership percentages of Colt Defense and New Colt. The allocation of the fair value of the contributions to the individual assets and liabilities contributed is preliminary and subject to change.

The combined operations of Colt’s Manufacturing are treated as a partnership for federal income tax purposes. Consequently, taxable income is computed at the partnership level to determine New Colt’s income tax expense and Colt Defense’s member distribution payable.  In conjunction with the transaction, New Colt acquired a preferred investment in Colt’s Manufacturing and a common equity interest in exchange for its contribution. Colt Defense acquired the remaining common equity interest in exchange for its contribution. Since each member contributed assets, the Company is allocating the built in gain (the difference between fair market value and tax basis) back to the contributing member in accordance with a permitted method under Section 704(c) of the Internal Revenue Code.

Colt Defense and CDTS, a wholly owned subsidiary, collectively own 100% of Colt International, a Dutch cooperatief. Colt International owns 100% of Colt Canada, a Canadian C corporation. The income (loss) of Colt Canada is subject to entity level Canadian federal and provincial taxes. On April 16, 2014, Colt Canada declared and paid a $2,000 dividend to Colt International. Under the terms of the treaty between Canada and The Netherlands, Colt Canada is required to withhold taxes on the dividends at a rate of 5%.

The provision (benefit) for foreign income taxes is as follows:

	Three Months Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
		(As Revised)		(As Revised)
Current	$141	$3	$52	$744
Deferred	(122)	75	(119)	15
Total	$19	$78	$(67)	$759

New Colt has a partnership interest in Colt’s Manufacturing in which the book basis of New Colt’s assets and liabilities contributed exceeds the tax basis of those assets and liabilities. Therefore, New Colt has a deferred tax liability with respect to their partnership interest as of June 29, 2014.  The requirement that the partnership use carryover basis with respect to the contributed assets resulted in the partnership’s basis in the assets being equal to New Colt’s investment in the partnership.

A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized.  A significant portion of the value of New Colt’s asset contribution was attributed to indefinite lived intangible assets. Consequently, the exclusion of the portion of the contribution related the indefinite lived intangible asset from the deferred tax liability associated with the partnership interest would put New Colt in a net deferred tax asset position. The Company has established that it is more likely than not that the full amount of New Colt’s deferred tax assets will not be recognized in future years. Consequently, New Colt continues to maintain a valuation allowance on its net deferred tax assets.

Note 12   Pension and Postretirement Benefits

As a result of the Merger in 2013, the Company had four noncontributory, domestic defined benefit pension plans (“Plans”) that covered substantially all eligible salaried and hourly U.S. employees. The bargaining unit Plans were combined on January 1, 2014 and the salaried Plans were combined on January 1, 2014.

Effective December 31, 2012, the pension benefits under the two hourly defined benefit plans were frozen. The benefits under the two salaried defined benefit plans have been frozen since December 31, 2008. Accordingly, participants retain the pension benefits that have already accrued. However, no additional benefits have accrued since the effective date of the freeze.

Pension expense for the New Colt plans is included in the amounts below from the Merger Date.

The components of income recognized in the Company’s Consolidated Statements of Operations for pension plans are as follows:

	Three Months Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
		(As Revised)		(As Revised)
Interest cost	$413	$277	$792	$550
Expected return on assets	(461)	(365)	(955)	(730)
Amortization of unrecognized loss	27	109	93	214
Net periodic cost (income)	$(21)	$21	$(70)	$34

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The Company also provides certain postretirement health care coverage to retired U.S. employees who were subject to a collective bargaining agreement when they were employees. The cost of these postretirement benefits is determined actuarially and is recognized in the Company’s consolidated financial statements during the employees’ active working career. In connection with the Company’s collective bargaining agreement, it has capped certain retirees to approximately $250 (not in thousands) per employee per month.

As a result of the Merger in 2013, the Company had two postretirement health care plans that applied to employees covered by the collective bargaining agreement.  The postretirement health care plans were combined on April 1, 2014.  Expense for the New Colt plan is included in the amounts below from the Merger Date.

As a result of the workforce reduction in the second quarter of 2014 the Company recognized a $98 curtailment gain with respect to the Company’s postretirement health care plans.

The components of cost recognized in the Company’s Consolidated Statements of Operations for postretirement health care coverage are as follows:

	Three Months Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Service cost	$170	$162	$346	$226
Interest cost	252	112	467	244
Curtailment of postretirement health plan	(98)	—	(98)	—
Amortization of unrecognized prior service costs	(33)	(43)	(76)	(86)
Amortization of unrecognized loss	57	51	66	122
Net periodic cost	$348	$282	$705	$506

Note 13   Accumulated Deficit

Colt Defense’s authorized capitalization consists of 1,000,000 common units, which include 18,878 nonvoting Class B common units, and 250,000 preferred units. Common units issued and outstanding as of both June 29, 2014 and December 31, 2013 were 132,174.  No Class B common units or preferred units have been issued.

On March 22, 2013, Colt Defense purchased 31,165.589 common units (“Unit Repurchase”) from Blackstone Mezzanine Partners II-A L.P. and Blackstone Mezzanine Holdings II USS L.P. (collectively, “Blackstone Funds”) (representing 100% of the Colt Defense common membership units held by the Blackstone Funds) for an aggregate purchase price of $14,000 pursuant to an equity purchase agreement, dated as of March 22, 2013 (“Unit Repurchase Agreement”), by and among Colt Defense and the Blackstone Funds.  In accordance with the Unit Repurchase Agreement, upon consummation of the Unit Repurchase, the Blackstone Funds delivered the certificates representing the common units held by the Blackstone Funds to Colt Defense for cancellation, and the rights of the Blackstone Funds under the Amended and Restated LLC Agreement, including appointment rights with respect to Colt Defense’s Governing Board, were terminated. The Unit Repurchase Agreement provided customary releases and indemnities for Colt Defense and the Blackstone Funds.

On July 12, 2013, the Company issued and sold 31,165.589 of Colt Defense common units to certain new and existing holders for $9,000 of consideration, of which $5,000 was paid in cash and $4,000 was related to Merger consideration reinvested by certain New Colt investors into Colt Defense.  The Company used the $9,000 of consideration, together with the proceeds from the Term Loan and cash on hand, to fund the Merger and pay related fees and expenses.

In the first quarter of 2014, and 2013, respectively, there were no tax distribution payments to members. During the second quarter of 2014, the Company made tax distribution payments to members of $683 along with State of Connecticut members’ withholding payments of $530, both of which were accrued for in 2013 based on our 2013 taxable income.  In the second quarter of 2013, the Company made tax distributions to members of $1,357 and no distributions to the State of Connecticut.

Due to limitations on distributions to the Company’s members associated with the Company’s Term Loan, there was a $2,277 long term liability payable to members at June 29, 2014 and December 31, 2013, respectively.

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Note 14   Common Unit Compensation

On March 1, 2012, the Governing Board approved the Colt Defense Long Term Incentive Plan (the “Plan”). The purpose of the Plan is to advance the interests of Colt Defense and its equity holders by providing a means to attract, retain and motivate key employees, advisors and members of the Governing Board. Awards under the Plan may consist of options, restricted units, restricted phantom units, performance units or other unit-based awards. A total of 18,878 nonvoting Class B common units have been reserved for issuance in connection with awards under the Plan.

Under the Plan, the exercise price of option awards is set at the grant date and may not be less than the fair market value per unit on that date. The term of each option is ten years from the grant date. The vesting periods, which vary by grant, may be time based, performance based or a combination thereof. Compensation expense equal to the grant date fair value of the option is generally recognized over the period during which the employee is required to provide service in exchange for the award or as the performance obligation is met. Fair value of the option was estimated on the date of grant using the Black-Scholes valuation method.

In 2013, options were granted for 5,300 common units at a weighted-average exercise price of $288.78 (not in thousands).  The Company’s common unit compensation expense, which is included in general and administrative expense in the consolidated statements of operations, was $65 and $1 for the three months ended June 29, 2014 and June 30, 2013, respectively.  Common unit compensation expense was $82 and $0 for the six month periods ended June 29, 2014 and June 30, 2013, respectively.

Note 15   Transactions with Related Parties

In July 2007, Colt Defense entered into a financial advisory agreement with Sciens Management LLC (“Sciens Management”), which through its affiliates, may be deemed to beneficially own a substantial portion of Colt Defense’s limited liability interests and whose managing member is also a member of Colt Defense’s Governing Board.  Under the terms of the agreement, the Company paid Sciens Management an aggregate annual retainer of $350. In July 2013, Colt Defense entered into a consulting services agreement (“Consulting Agreement”) with Sciens Institutional Services LLC (“Sciens Institutional”), an affiliate of Sciens Management.  Affiliates of Sciens Institutional beneficially own a substantial portion of Colt Defense’s limited liability interests and Sciens Institutional’s managing member is a member of Colt Defense’s Governing Board. Under the terms of the Consulting Agreement, Sciens Institutional provides consulting services to Colt Defense for an aggregate annual fee of $650, payable quarterly in advance.

The costs for the services provided and the related expenses under the agreements with Sciens Institutional and Sciens Management were recorded within general and administrative expenses in the consolidated statements of operations and were $250 and $108 for the three months ended June 29, 2014 and June 30, 2013, respectively.  The Company’s cost for these services were $500 and $216 for the six months ended June 29, 2014 and June 30, 2013, respectively.

In July 2013, the Company entered into a services agreement (“Archives Agreement”) with Colt Archive Properties LLC (“Archives Properties”), one of the owners of which is a member of Colt Defense’s Governing Board and affiliates of which beneficially own a substantial portion of Colt Defense’s limited liability interests. Under the Archives Agreement, Colt agrees to provide designated employees to perform services for Archive Properties for an initial annual fee of $241, payable quarterly in arrears. The Company records revenue related to archive services as net sales and costs associated with providing archive services in cost of sales.

The Company leases its West Hartford facility from NPA Hartford LLC, a related party, for its corporate headquarters and primary manufacturing facility. The lease expires on October 25, 2015.  For the three months ended June 29, 2014, and June 30, 2013, the rent expense under this lease was $210 and $206, respectively. Rent expense for the six months ended June 29, 2014 and June 30, 2013 was $421 and $412 respectively.

In addition, Colt Security LLC, a wholly owned subsidiary of Employee Plan Holding Corp., provides security guard services to the Company.

Prior to the Merger, transactions with New Colt were as follows:

	Three Months Ended	Six Months Ended
	June 30, 2013	June 30, 2013
Net sales to New Colt	$21,310	$43,835
Purchases from New Colt	892	1,887
Administration and services fees charged to New Colt	442	883

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Note 16   Commitments and Contingencies

A summary of standby letters of credit issued principally in connection with performance and warranty bonds established for the benefit of certain international customers is as follows:

	June 29, 2014	December 31, 2013
Standby letters of credit secured by restricted cash	$1,181	$1,185
Standby letters of credit under Credit Agreement	3,906	3,486
Guarantees of standby letters of credit established by a sales agent on behalf of Colt	74	74

At June 29, 2014 and December 31, 2013, the Company had unconditional purchase obligations related to capital expenditures for machinery and equipment of $981 and $892, respectively.

The Company also had certain industrial cooperation agreements, which stipulate its commitments to provide offsetting business to certain countries that have purchased Colt’s products. Colt generally settles its offset purchase commitments under industrial cooperation agreements through offsetting business and/or cooperating with other contractors on their spending during the related period. Additionally, the Company identifies future purchases and other satisfaction plans for the remainder of the offset purchase commitment period.  Should there be a projected net purchase commitment after such consideration; Colt accrues the estimated cost to settle the offset purchase commitment.

The Company’s remaining gross offset purchase commitment is the total amount of offset purchase commitments reduced for claims submitted and approved by the governing agencies. At June 29, 2014 and December 31, 2013, remaining gross offset purchase commitments totaled $64,937 and $64,131, respectively.  The Company has evaluated the settlement of its remaining gross offset purchase commitments through probable planned spending and other probable satisfaction plans to determine the net offset purchase commitment.  The Company has accrued $1,648 and $1,639 as of June 29, 2014 and December 31, 2013, respectively, based on the estimated cost of settling the remaining net offset purchase commitment.

During the year ended December 31, 2013, as restated, the Company recorded a contract obligation expense of $3,381, an M240 Program contract modification of $6,820 (reduction of net sales), for an aggregate reduction in gross profit of $10,201 related to the Company’s M240 Program with the U.S. Government.  The M240 Program contract obligation expense and the M240 Program contract modification, relate to estimated costs (contract obligation expense) to retrofit products previously sold to the U.S. Government as well as the incorporation of changes into the Company’s M240 Program product design and production processes and the reduced funding of (contract modification) the M240 Program.  During the second quarter of 2014, based on additional available information, the Company reassessed the M240 Program accruals and determined that an incremental $4,779 M240 Program contract obligation expense was required.  The second quarter expense related to $1,997 of inventory reserves and $2,782 of incremental costs related to M240 Program.  The incremental contract obligation expense recorded was based on the Company’s best estimate of the costs to satisfy the M240 Program obligations given a range of possible outcomes.  The Company believes that actual costs to satisfy this obligation may vary significantly from this revised estimate.  As of June 29, 2014 and December 31, 2013, as restated, the Company had inventory reserves of $1,619 and $639, as revised, accrued contract obligation expenses of $3,550 and $1,194, of which $1,139 and $0 is included in other long-term liabilities, and deferred income of $6,820 and $6,820, respectively, included on the consolidated balance sheets related to the M240 Program.  The Company expects to deliver new M240 units to the U.S. Government related to the contract modification and complete the retrofit of previously delivered units within the next twelve months, and accordingly; both the M240 Program accrued contract obligation and deferred revenue have been classified as current liabilities in the consolidated balance sheets. The Company revised its disclosure with respect to the Company’s inventory reserves related to the M240 Program as of December 31, 2013 from $206 to $639. The Company does not consider the revision of this disclosure material.

During the second quarter of 2014, the Company agreed to a No-Cost Cancellation of the M249 contract with the U.S. Government.  In connection with the cancellation, the Company recorded an expense of $480 which is included in cost of sales in the consolidated statements of operations.  The $480 is comprised of a write-off of $344 of inventory and $136 of accruals for other liabilities associated with the program.

During the second quarter of 2014, the Company initiated actions which resulted in a workforce reduction of 24 salaried employees and 64 hourly employees.  The severance expenses for the 24 salaried employees were included in operating income during the three months ended June 29, 2014 and amounted to $382.  In addition, subsequent to June 29, 2014 the Company initiated an additional workforce reduction of nine salaried employees whose severance expenses amounted to $164 and was recorded in cost of sales in the third quarter of 2014.

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The Company is involved in various legal claims and disputes in the ordinary course of business.  The Company accrues for such liabilities when it is both (i) probable that a loss has occurred and (ii) the amount of the loss can be reasonably estimated in accordance with ASC 450, Contingencies.  The Company evaluates, on a quarterly basis, developments affecting legal claims and disputes that could cause an increase or decrease in the amount of the liability that has been previously accrued.  At this time, management does not anticipate any such loss would have a material adverse impact on the Company’s consolidated financial position, results of operations or cash flows.

During the three and six month periods ended June 29, 2014 and June 30, 2013, respectively, there were no material tax examinations.

In 2011, New Colt entered into a twelve year agreement with Osceola County in Florida to lease a 16,000 square foot facility in Kissimmee, Florida. This facility was renovated by the County at its cost and the building was made available for occupancy during 2012.  There are no lease payments due during the initial five years of the lease and the annual cost of the lease will be $108 per year with the lease expiring on January 15, 2023. The lease expense is being accounted for on a straight-line basis, with an annual charge of $78 being incurred over the term of the lease. At June 29, 2014 and December 31, 2013, deferred lease expense was $75 and $36, respectively. In connection with the lease, the Company was required to hire a minimum number of employees commencing in 2013. As of June 29, 2014, the Company had not occupied the Florida facility and had not hired any employees.  The Company has accrued a contractual penalty of $75 and $50 at June 29, 2014 and December 31, 2013, respectively, for not meeting the minimum hiring requirement. In addition, the State of Florida contributed $250 of funds to the Osceola County to assist with the cost of the renovations. The Company is responsible for making a minimum capital investment of $2,500, of which $181 had been made through both June 29, 2014 and December 31, 2013, respectively.

Note 17   Segment Information

As a result of the Merger (see Note 3, “Acquisition”), the two manufacturers of Colt firearms were consolidated into a single enterprise providing the Company with direct access to the commercial market for Colt rifles and carbines, ownership of the Colt brand name and other related trademarks and the technology and production facilities for the full line of Colt handguns.  As of June 29, 2014 and December 31, 2013, the Company’s operations are conducted through two segments, firearms and spares/other.  These operating segments have similar characteristics and have been aggregated into the Company’s only reportable segment.  The firearms segment designs, develops, and manufactures firearms for domestic and international military and law enforcement markets as well as the domestic and international commercial markets.  The spares and other segment primarily provides spare parts and kits and accessories for domestic and international military and law enforcement markets as well as domestic and international commercial markets.  Other activities are de minimus and consist of product service, archive service, training and royalties from the license of the Colt brand and related trademarks.

Adjusted EBITDA consists of income (loss) before interest, income taxes, depreciation and amortization and other expenses as noted below. Management uses Adjusted EBITDA to evaluate the financial performance of the business and to make operating decisions.  See the footnotes that follow the reconciliation tables below for additional information regarding the adjustments made to arrive at Adjusted EBITDA.

The following table represents a reconciliation of net income (loss) to Adjusted EBITDA:

	Three Months Ended		Six Months Ended
Statement of Operations Data:	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
	(As Revised)	(As Revised)	(As Revised)	(As Revised)
Net income (loss)	$(12,589)	$4,387	$(20,535)	$9,516
Income tax (benefit) expense	19	78	(67)	759
Depreciation and amortization (i)	2,369	1,206	4,649	2,368
Interest expense, net	7,859	6,069	15,543	12,063
Sciens fees and expenses (ii)	250	108	500	216
Transaction costs (iii)	—	416	—	416
Restructuring costs (iv)	(76)	—	(76)	—
M240 Program contract obligation expense (v)	4,779	—	5,090	—
Business development costs (vi)	9	169	509	244
Severance costs (vii)	382	—	527	—
Other (income)/expense, net (viii)	(42)	(199)	(113)	(590)
Adjusted EBITDA	$2,960	$12,234	$6,027	$24,992

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(i)                          Includes depreciation and amortization of intangible assets.

(ii)                       Includes fees and expenses pursuant to the Company’s agreements with Sciens Management and Sciens Institutional.

(iii)                    Non-recurring costs associated with the July 12, 2013 acquisition of New Colt.

(iv)                   Includes costs related to the Merger, including severance, continuation of benefits, and other. See Note 4 “Restructuring Costs.”

(v)                      Expenses related to Company’s M240 Program. See Note 16 “Commitments and Contingencies.”

(vi)                   Includes transaction costs incurred in connection with contemplated acquisition activities.

(vii)                Includes non-recurring severance costs.

(viii)    Includes income and/or expenses such as foreign currency exchange gains or losses and other less significant charges not related to on-going operations.

Product Information

The following table shows net sales for the three and six months ended June 29, 2014 and June 30, 2013, as revised, by product category. The table includes the results of New Colt from the Merger Date.  After intercompany sales eliminations, the New Colt acquisition provided $19.3 and $36.4 million of incremental sales for the three months and six months ended June 29, 2014, respectively.

	Three Months Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
		(As Revised)		(As Revised)
Long guns	$15,870	$53,599	$40,307	$105,870
Handguns	18,570	1,260	33,890	2,521
Spares and other	15,193	9,353	25,516	19,670
Total	$49,633	$64,212	$99,713	$128,061

Geographical Information

Geographic external revenues are attributed to the geographic regions based on the customer’s location of origin.  Colt’s net sales in the United States include revenues that arise from sales to the U.S. Government under its Foreign Military Sales (“FMS”) program, which involves product that is resold by the U.S. Government to foreign governments and generally shipped directly to the foreign government by the Company.

The table below presents net sales for the three and six months ended June 29, 2014 and June 30, 2013, as revised, for specific geographic regions:

	Three Months Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
		(As Revised)		(As Revised)
United States	$31,725	$38,985	$73,220	$74,693
Canada	3,960	4,202	8,317	14,953
Latin America/Caribbean	1,185	43	2,970	1,044
Middle East/Africa	1,609	532	3,333	570
Europe	5,309	3,272	5,733	4,603
Asia/Pacific	5,845	17,178	6,140	32,198
	$49,633	$64,212	$99,713	$128,061

Long-lived assets are net fixed assets attributed to specific geographic regions:

	June 29, 2014	December 31, 2013
United States	$24,307	$25,745
Canada	4,744	4,988
	$29,051	$30,733

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Major Customer Information

For the three and six months ended June 29, 2014, no foreign customer accounted for more than 10% of net sales.  For the three months ended June 30, 2013, one foreign direct customer accounted for 24% of net sales and for the six months ended June 30, 2013, two foreign direct customers accounted for 24% and 11% of net sales, respectively.

For the three and six months ended June 30, 2013, sales to Colt’s Manufacturing, represented 33% and 34% of net sales, respectively.

For the three months ended June 29, 2014, no commercial customers accounted for more than 10% of net sales and for the six months ended June 29, 2014, no commercial customers accounted for more than 10% of net sales.  For the three and six months ended March 31, 2013 (prior to the Merger), sales to New Colt accounted for 35% of net sales.

For the three months and six months ended June 29, 2014, sales to the U.S. Government accounted for 5.8% and 6.2%, respectively, of net sales. For the three and six months ended June 30, 2013, sales to the U.S. Government accounted for 13% of net sales.

Note 18   Concentration of risk

Accounts Receivable

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of accounts receivable.  At June 29, 2014, the two largest individual trade receivable balances accounted for 23% and 19% of total accounts receivable, respectively.  At December 31, 2013, the two largest individual trade receivable balances accounted for 28% and 18% of total accounts receivable, respectively.

Labor

The United Automobile, Aerospace & Agricultural Implements Workers of America (the “Union”) represents the Company’s West Hartford work force pursuant to a collective bargaining agreement that expired on March 31, 2019. The Union represents approximately 72% of Colt’s U.S. workforce.  On March 30, 2014, Colt Defense through its domestic operating subsidiary Colt’s Manufacturing reached tentative agreement with UAW Local 376 for a new five year contract covering approximately 529 employees, which was ratified by the union membership on March 31, 2014.  The new contract will be in effect from April 1, 2014 through March 31, 2019.

Note 19    Fair Value of Financial Instruments

The fair value of an asset or liability is the amount at which the instrument could be exchanged or settled in a current transaction between willing parties where neither is compelled to buy or sell. The carrying values for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other current assets and liabilities approximate their fair value due to their short maturities. The carrying value of the Company’s long-term debt of $294,180 and $294,817 at June 29, 2014 and December 31, 2013, respectively, was recorded at amortized cost. The estimated fair value of long-term debt was approximately $247,359 and $262,775 at June 29, 2014 and December 31, 2013, respectively. The fair value of the Senior Notes was based on quoted market prices, which are Level 1 inputs and the fair value of the Term Loan was based on Level 3 inputs.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The inputs used to measure fair value fall into the following hierarchy:

Level 1:     Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2:     Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3:     Unobservable inputs for the asset or liability.

As of June 29, 2014 and December 31, 2013, the Company did not have any financial assets and liabilities reported at fair value and measured on a recurring basis or any significant nonfinancial assets or nonfinancial liabilities. Therefore, Colt did not have any transfers of assets and liabilities between Level 1 and Level 2 of the fair value measurement hierarchy during the six months ended June 29, 2014.

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Note 20   Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss were as follows:

	Unrecognized		Foreign
	Prior Service	Unrecognized	Currency
	Cost	Loss	Translation	Total
Balance, December 31, 2012	$825	$(17,399)	$2,732	$(13,842)
Other comprehensive income before reclassifications	—	—	—	—
Amounts reclassified from accumulated other comprehensive income	(86)	336	—	250
Currency translation	—	—	(1,611)	(1,611)
Net current period other comprehensive income	(86)	336	(1,611)	(1,361)
Balance, June 30, 2013	$739	$(17,063)	$1,121	$(15,203)

Balance, December 31, 2013	$653	$(10,836)	$843	(9,340)
Other comprehensive income before reclassifications	(97)	(1,453)	—	(1,550)
Amounts reclassified from accumulated other comprehensive income	(76)	159	—	83
Currency translation	—	—	(140)	(140)
Net current period other comprehensive income	(173)	(1,294)	(140)	(1,607)
Balance, June 29, 2014	$480	$(12,130)	$703	$(10,947)

Amounts are on a before-tax basis.

Note 21   Subsequent Event

Employment Matters

On July 3, 2014, Jeff Grody, Senior Vice President, General Counsel, resigned from the Company. On that date, the Company, and Mr. Grody entered into a severance agreement under which Mr. Grody has agreed to continue to provide certain services to the Company, through July 3, 2015.  The full value of Mr. Grody’s severance agreement has been expensed and is included in operating income in the third quarter of 2014.  Mr. John Coghlin succeeded Mr. Grody as Senior Vice President and General Counsel on July 7, 2014.

Going Concern Uncertainty Disclosure

The Company’s financial statements are presented in this report on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced liquidity challenges as a result of several business trends including the continued decline in market demand for the Company’s commercial modern sporting rifle (“MSR”), declines in demand for the Company’s commercial handguns and delays in anticipated timing of U.S. Government and certain international sales.  These business trends will continue to adversely impact the Company’s operations. These factors have materially affected the Company’s liquidity, including its ability to repay existing indebtedness as it becomes due and to meet other current obligations, including, as discussed below, the probability that the Company will not be able to make its May 15, 2015 Senior Notes interest payment prior to the grace period deadline of June 14, 2015.  As of May 29, 2015 we have not made our Senior Notes interest payment due May 15, 2015.  In addition, the Company is also not in compliance under the Indenture governing its Senior Notes because it has not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or its Quarterly Report on Form 10-Q for the fiscal quarter ended April 5, 2015. In the event that the Company receives a notice from the trustee under the Indenture governing our Senior Notes or holders of at least 25% of the aggregate principal amount of its Senior Notes and does not cure such non-compliance within 60 days from the receipt of such notice, the principal and accrued and unpaid interest on its outstanding Senior Notes may be accelerated.  As of May 29, 2015 the Company has not received such notice. The Company is otherwise in compliance with financial and other covenants contained in its existing debt agreements, but it may not be able to maintain compliance with such financial and other covenants in the future. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management’s plan to mitigate the business risk associated with the Company’s increased liquidity challenges include: (i) seeking revenue growth across all sales channels, (ii) executing initiatives designed to optimize the Company’s performance and reduce costs, (iii) managing inventory levels for positive cash flow, (iv) working closely with U.S. Government regulators to obtain timely approval of international sales and (v) seeking ways to restructure the Company’s unsecured debt to reduce overall debt service costs. There can be no assurance of the Company’s success in these efforts.  In

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conjunction with the Company’s plan to restructure its unsecured debt, the Company announced on April 14, 2015 that it has commenced an exchange offer for its Senior Notes.  See “Restructuring Transaction” below.

Refinancing of $70 Million Senior Secured Term Loan

On November 17, 2014, the Company entered into a $70.0 million senior secured term loan facility with Wilmington Savings Fund Society, FSB, as agent, and Morgan Stanley Senior Funding Inc., as lender, (the “MS Term Loan”) which replaced the Company’s former Term Loan agreement (see Note 6 “Notes Payable and Long-Term Debt — Term Loan”) and provided the Company a net amount of $4.1 million of additional liquidity.  The $70 million of proceeds from the MS Term Loan were disbursed as follows: $53.0 million for repayment of the Company’s former Term Loan principal, interest and premium, $10.9 million for its Senior Notes interest payment paid on November 17, 2014, $2.0 million for fees and expenses associated with the MS Term Loan and $4.1 million of net proceeds remitted to the Company for additional liquidity.  The MS Term Loan (i) does not contain financial covenants or amortization provisions similar to those provisions in the Company’s former Term Loan agreement; (ii) provides for the accrual of interest on an 8% cash and 2% payment-in-kind basis; and (iii) will mature no later than August 15, 2018 subject to the satisfaction of certain conditions.  The former Term Loan agreement did not permit pre-payment at such time and thus, the Company agreed with the former Term Loan lenders to pay a premium of $4.3 million in addition to the outstanding principal and accrued interest balances.

The lenders under the Company’s former Credit Agreement also agreed to amendments to the Credit Agreement (see Note 6 “Notes Payable and Long-Term Debt”) necessary for the Company to enter into the MS Term Loan.  These amendments included, among other things, (i) reducing the senior secured revolving loans available from $50.0 million to $33.0 million and (ii) incorporating a minimum $7.5 million excess availability threshold for borrowings.  The former Credit Agreement also contained customary events of default including, but not limited to, no material litigation or defaults under material contracts and no material adverse change.  In connection with any borrowing requests, management must certify, among other things, to no default or event of default.

The MS Term Loan also contained a covenant requiring the Company to deliver audited financial statements within 90 days following each fiscal year, together with an audit opinion that does not contain a “going concern” explanatory paragraph.

The Company entered into Amendment No. 1 to the MS Term Loan on December 16, 2014 waiving the requirement that the consolidated financial statements for the year ended December 31, 2013 does not contain an audit opinion that contains a “going concern” or like qualification or exception in connection with the filing of its 2013 Form 10-K/A.

The Company entered into Amendment No 2 to the MS Term Loan on February 9, 2015 which allows the consolidated financial statements for the years ended December 31, 2013, 2014 and 2015 to contain an audit opinion that contains a “going concern” or like qualification or exception in connection with the filing of the 2013 Form 10-K/A and the 2014 and 2015 Form 10-K.

Refinancing of $33 Million Senior Secured Term Loan Facility

On February 9, 2015, the Company entered into a credit agreement (“Cortland Credit Agreement”) dated as of February 9, 2015 with Cortland Capital Market Services LLC (“Cortland”) as agent, and certain lenders party thereto from time to time.  The Cortland Credit Agreement provides for a term loan of $33.0 million, which includes the arrangement of certain cash collateralized letters of credit in an aggregate face amount of up to $7.0 million.  Under the Cortland Credit Agreement, the Company’s obligations are secured by a first-priority security interest in substantially all of its assets (other than intellectual property), including accounts receivable, inventory and certain other collateral, and a second-priority security interest in its intellectual property. The Cortland Credit Agreement provides for the accrual of interest at a fixed rate of 10% per annum and matures August 15, 2018. The Cortland Credit Agreement limits the Company’s ability to incur additional indebtedness, make certain investments or restricted payments, pay dividends (other than for member distributions to support member LLC-related taxes) and merge, acquire or sell assets.  The Cortland Credit Agreement requires the Company to comply with financial covenants which primarily relate to maintaining a minimum amount of collateral (measured as the sum of cash and cash equivalents, inventory and accounts receivable, each as determined in accordance with the Cortland Credit Agreement) and a minimum amount of inventory.  As of the date of this form 10-K/A, the Company is in compliance with the minimum collateral and minimum inventory covenants.

The Cortland Credit Agreement also contains customary events of default including, but not limited to, no material litigation or defaults under material contracts and no material adverse change.

The $33.0 million of proceeds from the Cortland Credit Agreement were disbursed as follows: $12.1 million were used to repay all amounts outstanding under the Company’s former Credit Agreement dated as of September 29, 2011 with Wells Fargo Capital Finance, LLC, $5.3 million for cash collateral for certain letters of credit, $2.4 million to pay fees incurred in connection with the consummation of the Cortland Credit Agreement and the termination of the former Credit Agreement and $13.2 million for additional liquidity and for general working capital purposes.

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The former Credit Agreement and all commitments to lend thereunder were terminated on February 9, 2015.  At that time, the Company had approximately $4.8 million of outstanding letters of credit under the former Credit Agreement.  Approximately $5.3 million of proceeds from the Cortland Credit Agreement were utilized to collateralize letters of credit arranged by Cortland, which backed the outstanding letters of credit under the former Credit Agreement and the availability of cash collateralized letters of credit under the Cortland Credit Agreement was reduced to approximately $1.7 million.

The lenders under the Company’s existing MS Term Loan dated as of November 17, 2014 agreed to amendments to the MS Term Loan necessary for the Company to enter into the Cortland Credit Agreement.  Such amendments were effective on February 9, 2015.

Restructuring Transaction

On April 14, 2015, the Company commenced an exchange offer (the “Exchange Offer”) and consent solicitation of its Senior Notes and a solicitation of acceptances to a prepackaged plan of reorganization (the “Prepackaged Plan”).  On May 26, 2015 the Company announced an extension of our Exchange Offer and solicitation of acceptances to the Prepackaged Plan until June 2, 2015 as the Company is in discussions with an ad hoc group of holders of the Senior Notes.

The Exchange Offer will offer the Company’s 10.0% Junior Priority Senior Secured Notes due 2023 (the “New Notes”) and related guarantees for any and all outstanding Senior Notes.  Holders of the Senior Notes will be offered New Notes in the amount of $300, plus accrued and unpaid interest, per $1,000 principal amount of Senior Notes (not in thousands). In addition, holders of the Senior Notes who validly tender their Senior Notes and validly vote to accept the Prepackaged Plan prior to 5:00 p.m., New York City time, on June 2, 2015, will receive an additional consent payment of $50 per $1,000 principal amount of Senior Notes (not in thousands).  The New Notes will mature on November 15, 2023.  Interest on the New Notes will accrue from the issue date of the New Notes at the rate of 10.00% per annum in cash.

The closing of the Exchange Offer is conditioned upon, among other things, the valid tender of no less than 98% of the aggregate principal amount of Senior Notes.  In the event that the conditions to the Exchange Offer are not satisfied and such conditions are not waived by the Company, the Company would need to determine whether it would be more advantageous to file petitions under Chapter 11 of the Bankruptcy Code to consummate the Prepackaged Plan.  Therefore, the Company and its subsidiaries are simultaneously soliciting holders of the Senior Notes to approve the Prepackaged Plan as an alternative to the Exchange Offer.  If the restructuring is accomplished through the Prepackaged Plan, 100% of the Senior Notes, plus accrued and unpaid interest, will be cancelled and holders of the Senior Notes will receive their pro rata share of the New Notes.  The Company and its subsidiaries, however, have not made any affirmative decision to proceed with any bankruptcy filing at this time.

Consummation of the Prepackaged Plan through an in-court restructuring would have principally the same effect as if 100% of the holders of Senior Notes had tendered their Senior Notes in the Exchange Offer, except a consent payment, if any, will only be payable upon successful completion of the Exchange Offer.  To obtain requisite acceptance of the Prepackaged Plan by virtue of the Bankruptcy Code’s plan confirmation requirements, holders of the Senior Notes representing at least two-thirds in amount and more than one half in number of those who actually vote must accept the Prepackaged Plan.

If the Exchange Offer or the Prepackaged Plan is not consummated for any reason, the Company may need to seek relief under the Bankruptcy Code without the benefit of a plan of reorganization that has been pre-approved by its creditors. The Company believes that seeking relief under the Bankruptcy Code, other than in connection with the Prepackaged Plan, could materially and adversely affect the relationships between the Company and its existing and potential customers, employees, partners and other stakeholders and subject it to other direct and indirect adverse consequences.

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ITEM 2. — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Form 10-Q, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or our future financial performance and/or operating performance are not statements of historical fact and reflect only our current expectations regarding these matters. These statements are often, but not always, made through the use of words such as “may,” “will,” “expect,” “anticipate,”“believe,” “intend,” “predict,” “potential,” “estimate,” “plan” or variations of these words or similar expressions. These statements inherently involve a wide range of known and unknown uncertainties.  Our actual actions and results may differ materially from what is expressed or implied by these statements. Factors that could cause such a difference include, but are not limited to, those set forth as “Risk Factors” under Section 1A herein and in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013, which was filed with the Securities and Exchange Commission on March 20, 2014. Given these factors, you should not rely on forward-looking statements, assume that past financial performance will be a reliable indicator of future performance nor use historical trends to anticipate results or trends in future periods. We expressly disclaim any obligation or intention to provide updates to the forward-looking statements and estimates and assumptions associated with them.

As used in this report, the terms “we”, “us”, “our”, “Colt Defense”, “Colt” and the “Company” mean Colt Defense LLC , Colt Finance Corp. and all of their subsidiaries that are consolidated under GAAP.

Certain monetary amounts, percentages and other figures included in this section have been subject to rounding adjustments.  Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Restatement of Previously Issued Consolidated Financial Statements

As discussed further in Note 2, Summary of Significant Accounting Policies - Restatement of Previously Issued Consolidated Financial Statements, in the Notes to Consolidated Financial Statements included in Part I, Item 1, Consolidated Financial Statements of this Quarterly Report on Form 10-Q/A, in our 2013 Annual Report on Form 10-K/A, we restated our previously issued consolidated financial statements and the related disclosures for the year ended December 31, 2013 (the “Restated Period”) and revised the unaudited interim financial statements for the first three quarters in the fiscal year ended December 31, 2013 (the “Revised Periods”).

The restatement is the result of our correction of a financial statement error attributable to the lack of recognition of the impact of a contract modification related to the M240 Program for the U.S. Government in our fourth quarter 2013 results.  In conjunction with the correction of the M240 machine gun program (the “M240 Program”) error, other previously recorded immaterial out-of-period adjustments were also adjusted to be reflected in the proper period along with the reclassification of business development expenses from other expense/(income) to operating income.

All amounts in this Quarterly Report on Form 10-Q/A affected by the restatement or revision reflect such amounts as restated or as revised. The impact of the correction of these errors in the restatement on the applicable line items in the consolidated financial statements for the quarter ended June 29, 2014 resulting from the restatement is set forth in Note 2 to the Notes to Consolidated Financial Statements. Our Quarterly Reports on Form 10-Q for subsequent periods during 2014 will also include the impacts of the restatement on applicable 2013 comparable prior quarter and year to date periods. See Note 2 of the Notes to Consolidated Financial Statements for further detail.

Overview of Our Business

Colt is one of the world’s oldest and most renowned designers, developers and manufacturers of firearms for military, personal defense and recreational purposes.  Our founder, Samuel Colt, patented the first commercially successful revolving cylinder firearm in 1836 and, in 1847, began supplying U.S. and international military customers with firearms that have set the standards of their era.  On July 12, 2013 (the “Merger Date”), the Company acquired 100% ownership (the “Merger”) of New Colt Holding Corp. (“New

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Colt”), a privately-held company, which is a world leader in the design, development and manufacture of Colt pistols and revolvers.  As a result of the Merger, the two manufacturers of Colt firearms were consolidated into a single enterprise providing Colt Defense direct access to the commercial market for Colt Defense’s rifles and carbines, ownership of the Colt brand name and other related trademarks and the technology and production facilities for the full line of Colt handguns. Today, our end customers encompass every segment of the worldwide firearms market, including U.S., Canadian and foreign military forces, global law enforcement and security agencies, consumers seeking personal protection, the hunting and sporting community and collectors.

From its inception and for over 175 years, Colt has distinguished itself by translating innovative military weapons into the most desired law enforcement, personal protection and recreational firearms. From the Model P “Peacemaker” revolver to the 1911 automatic pistol, the M16 rifle and the M4 carbine, “Colt” defines iconic firearms that first establish worldwide military standards and then become the guns every law enforcement officer and serious recreational shooter wants to own.  That Colt tradition continues to this day.  The Colt-designed M16 rifle and M4 carbine have served as the principal battle rifles of the U.S. Armed Forces for the last 50 years and are currently in military and law enforcement service in more than 80 countries around the world.  These Colt rifles created the consumer “modern sporting rifle” (“MSR”) market in the United States.  The Colt Close Quarter Battle Pistol, a 1911 derivative, was selected for acquisition by the U.S. Marine Corps in 2012, just following the 100th anniversary of the first government contract for the 1911 pistol, and is now a highly sought after handgun by commercial gun owners.

The “Colt” name and trademarks stand for quality, reliability, accuracy and the assurance of customer satisfaction.  Our brand and global footprint position us for long-term growth in a world market that offers continued opportunities in all of our sales channels: military, law enforcement and commercial.

We operate from facilities located in West Hartford, Connecticut and Kitchener, Ontario, Canada.

Results of Operations

The following table sets forth our results of operations in dollars and as a percentage of total net sales for the periods presented ($ in thousands):

	Three Months Ended				Six Months Ended
	June 29, 2014%		June 30, 2013%		June 29, 2014%		June 30, 2013%
			(As Revised)	(As Revised)			(As Revised)	(As Revised)
Data:
Net sales	$49,633	100.0%	$64,212	100.0%	$99,713	100.0%	$128,061	100.0%
Cost of sales	44,640	89.9%	45,830	71.4%	85,026	85.3%	90,942	71.0%
Gross profit	4,993	10.1%	18,382	28.6%	14,687	14.7%	37,119	29.0%

Selling and commissions	4,620	9.3%	3,452	5.4%	9,081	9.1%	6,547	5.1%
Research and development	1,392	2.8%	1,481	2.3%	2,635	2.6%	2,301	1.8%
General and administrative	3,801	7.7%	3,015	4.7%	7,710	7.8%	6,745	5.3%
Business development	9	0.0%	169	0.3%	509	0.5%	244	0.2%
Certain transaction costs	—	0.0%	416	0.6%	—	0.0%	416	0.3%
Restructuring costs	(76)	-0.2%	—	0.0%	(76)	-0.1%	—	0.0%
Total operating expenses	9,746	19.6%	8,533	13.3%	19,859	19.9%	16,253	12.7%
Operating income	(4,753)	-9.5%	9,849	15.3%	(5,172)	-5.2%	20,866	16.3%

Other expense (income)
Interest expense	7,859	15.8%	6,069	9.5%	15,543	15.6%	12,063	9.4%
Other expense (income), net	(42)	-0.1%	(685)	-1.1%	(113)	-0.1%	(1,472)	-1.1%
Non operating expenses	7,817	15.7%	5,384	8.4%	15,430	15.5%	10,591	8.3%

Income (loss) before provision for income taxes	(12,570)	-25.2%	4,465	6.9%	(20,602)	-20.7%	10,275	8.0%
Income tax expense (benefit)	19	0.0%	78	0.1%	(67)	-0.1%	759	0.6%
Net income (loss)	$(12,589)	-25.2%	$4,387	6.8%	$(20,535)	-20.6%	$9,516	7.4%

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Three and Six Months Ended June 29, 2014 Compared to the Three and Six Months Ended June 30, 2013

On the Merger Date, the Company acquired 100% ownership of New Colt, which is a world leader in the design, development and manufacture of Colt pistols and revolvers. As a result of the Merger, the two manufacturers of Colt firearms were consolidated into a single enterprise providing Colt Defense direct access to the commercial market for Colt Defense rifles and carbines, ownership of the Colt brand and related trademarks and the technology and production facilities for the full line of Colt handguns. The operating results for New Colt have been included in the Consolidated Statements of Operations since the Merger Date.

Net Sales

The following table shows net sales for the three months and six months ended June 29, 2014 and June 30, 2013, as revised, respectively, by product category ($ in thousands):

	Three Months Ended			Six Months Ended
	June 29, 2014	June 30, 2013	% Change	June 29, 2014	June 30, 2013	% Change
		(As Revised)	(As Revised)		(As Revised)	(As Revised)
Long guns	$15,870	$53,599	-70.4%	$40,307	$105,870	-61.9%
Handguns	18,570	1,260	1,373.7%	33,890	2,521	1,244.3%
Spares and other	15,193	9,353	62.4%	25,516	19,670	29.7%
Total	$49,633	$64,212	-22.7%	$99,713	$128,061	-22.1%

Net sales for the three months ended June 29, 2014 were $49.6 million compared to $64.2 million for the three months ended June 30, 2013. The decrease of $14.6 million, or 22.7%, was due to lower sales of long guns, spares and other partially offset by increases in handgun sales due to the acquisition of New Colt.  Sales in the second quarter of 2014 decreased when compared to the second quarter of 2013 due to $21.2 million lower of commercial and law enforcement rifle sales related to the continued softness in the MSR market, a decrease in direct foreign sales of $10.5 million associated with the non-recurrence of a discrete large international rifle sale in the second quarter of 2013 and a decrease in U.S. government sales of $5.8 million primarily related to the timing of the fulfillment of certain U.S. government contracts.  These decreases were partially offset by an increase of $18.2 million of commercial handguns related to the acquisition of New Colt and an increase in international spares and miscellaneous of $5.1 million primarily related to an increase in overall volume of rifle kits sold in 2014.  The New Colt acquisition provided $19.3 million of incremental sales in the second quarter of 2014.  Without the impact of the New Colt acquisition, our second quarter sales would have been $30.3 million.

Net sales for the six months ended June 29, 2014 were $99.7 million compared to $128.1 million for the six month ended June 30, 2013.  The decrease of $28.3 million, or 22.1% was due to due to lower sales of long guns, spares and other partially offset by increases in handgun sales due to the acquisition of New Colt.  Sales for the six months ended June 29, 2014 decreased compared to June 30, 2013 due to $30.6 million lower of commercial and law enforcement rifle sales related to the continued softness of the MSR market, a decrease in direct foreign sales of $23.1 million partially associated with the non-recurrence of a large discrete international rifle sale in the second quarter of 2013 and a decrease in US government sales of $7.4 million primarily related to the timing of the fulfillment of certain U.S. government contracts.  These decreases were partially offset by an increase of $32.5 million of commercial handguns related to the acquisition of New Colt and an increase in spares and miscellaneous of $5.5 primarily related to an overall increase in rifle kits sold in 2014.

Cost of Sales/Gross Profit

Cost of sales for the three months ended June 29, 2014 was $44.6 million compared to $45.8 million for the three months ended June 30, 2013.  Without the acquisition of New Colt, cost of sales for the second quarter of 2014 would have been $29.2 million, or a decrease of $16.6 million. Our cost of sales consists of direct labor and benefits, materials, subcontractor costs and manufacturing overhead, including depreciation and amortization, utilities, and maintenance and repairs.  Gross margin for the period decreased from 28.6% to 10.1% in the comparable quarter of 2013.  The decline in gross margin of $13.5 million was driven by a combination of lower international sales, which historically have had higher margins than domestic sales, decreased demand for commercial and law enforcement rifles of $21.2 million, lower volume in our manufacturing facilities leading to unfavorable labor and overhead capitalization of $5.9 million, additional M240 contract obligation expenses of $4.8 million (See Note 16, “Commitments and Contingencies”) and the No-Cost Cancellation of the M249 U.S. Government contract resulting in expense of $0.5 million.

Cost of sales for the six months ended June 29, 2014 was $85.0 million compared to $90.9 million for the six months ended June 30, 2013.  Without the acquisition of New Colt, cost of sales for the first six months of 2014 would have been $57.2 million, or a decrease of $33.7 million.  Our cost of sales consists of direct labor and benefits, materials, subcontractor costs and manufacturing overhead, including depreciation and amortization, utilities, and maintenance and repairs.  Gross margin for the period decreased from 29.0% to 14.7% in the comparable period of 2013.  The decline in gross margin was primarily driven by a $4.8 million M240 Program contract obligation expense (See Note 16, “Commitments and Contingencies.”) and a combination of lower international sales, which

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historically have had higher margins than domestic sales, lower volumes in our manufacturing facilities resulting in unfavorable absorption and to a lesser extent, unfavorable inventory adjustments.

Selling and Commissions Expense

For the three months ended June 29, 2014, selling and commission expenses were $4.6 million compared to $3.5 million for the same period in 2013. The increase of $1.2 million, or 33.8%, was primarily due to the acquisition of New Colt.  Selling expense consists primarily of compensation, advertising, promotions, travel, trade shows, consulting fees and marketing materials. In addition, we pay commissions to independent foreign sales representatives on certain direct foreign sales and to domestic representatives on most commercial law enforcement rifle sales, which generally are a percentage of the selling price.

For the six months ended June 29, 2014, selling and commission expenses were $9.1 million compared to $6.5 million for the same period in 2013. The increase of $2.5 million, or 38.7%, was primarily due to the acquisition of New Colt.  Selling expense consists primarily of compensation, advertising, promotions, travel, trade shows, consulting fees and marketing materials. In addition, we pay commissions to independent foreign sales representatives on certain direct foreign sales and to domestic representatives on most commercial law enforcement rifle sales, which generally are a percentage of the selling price.

Research and Development

Research and development expense for the three months ended June 29, 2014 was $1.4 million compared to $1.5 million for the three months ended June 30, 2013. The $0.1 million decrease, or (6.0)%, was primarily due to the reduced spend year over year at our Canadian location partially offset by increased engineering costs related to our acquisition of New Colt.  Research and development expenses consist primarily of compensation and benefit expenses and experimental work materials for our employees who are responsible for the development and enhancement of new and existing products as well as expenses for outside engineering services.

Research and development expense for the six months ended June 29, 2014 was $2.6 million compared to $2.3 million for the six months ended June 30, 2013. The $0.3 million increase, or 14.5%, was primarily due to increase engineering costs related to our acquisition of New Colt partially offset by reduced use of external service providers at our Canadian location.  Research and development expenses consist primarily of compensation and benefit expenses and experimental work materials for our employees who are responsible for the development and enhancement of new and existing products as well as expenses for outside engineering services.

General and Administrative Expense

General and administrative expense for the three months ended June 29, 2014 was $3.8 million compared to $3.0 million for the three months ended June 30. 2013.  The $0.8 million increase, or 26.1%, was primarily due to higher audit, tax and other professional fees due to the acquisition of New Colt.  General and administrative expense consists of compensation and benefits, professional services and other general office administration expenses.  These costs do not change proportionately with changes in sales.

General and administrative expense for the six months ended June 29, 2014 was $7.7 million compared to $6.7 million for the six months ended June 30. 2013.  The $1.0 million increase, or 14.3%, was primarily due to higher audit, tax and other professional fees due to the acquisition of New Colt.  General and administrative expense consists of compensation and benefits, professional services and other general office administration expenses.  These costs do not change proportionately with changes in sales.

Business Development Expenses

Business development expense for the three months ended June 29, 2014 was $0.0 million compared to $0.2 million for the three months ended June 30, 2013.  The $0.2 million decrease, or 94.7%, was primarily due to decreased outside professional service fees associated with its strategic initiatives relative to the comparable prior year period.

Business development expense for the six months ended June 29, 2014 was $0.5 million compared to $0.2 million for the six months ended June 30, 2013.  The $0.3 million increase, or 108.6%, was primarily related to professional fees incurred in the first quarter of 2014 related to strategic initiatives relative to the comparable prior year period.

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Certain Transaction Costs

Certain transaction costs expense for the three and six months ended June 29, 2014 was $0.0 million compared to $0.4 million for the three and six months ended June 30, 2013.  The decrease of $0.4 million, or 100%, is primarily related to the absence of Merger related costs in the current periods relative to the comparable prior year periods.

Restructuring Costs

Restructuring costs for the three and six months ended June 29, 2014 was ($0.1) million compared to $0.0 million for the three and six months ended June 30, 2013.  The $0.1 million benefit, in the current periods is related to a reversal of a severance related restructuring expense recorded in the prior year.

Interest Expense

Interest expense for the three months ended June 29, 2014 was $7.9 million compared to $6.1 million for the three months ended June 30, 2013.  The increase of $1.8 million, or 29.5%, was primarily due to the $1.7 million of incremental interest expense on the Term Loan, which partially funded the acquisition of New Colt.

Interest expense for the six months ended June 29, 2014 was $15.5 million compared to $12.1 million for the six months ended June 30, 2013.  The increase of $3.5 million, or 28.8%, was primarily due to the $3.5 million of incremental interest expense on the Term Loan, which partially funded the acquisition of New Colt.

Other Expense (Income), net

Other income for the three months ended June 29, 2014 was $0.0 million compared to ($0.7) million for the three months ended June 30, 2013. The decrease of $0.7 million, or 93.9%, was primarily related to a decrease in service income as a result of the acquisition of New Colt.

Other income for the six months ended June 29, 2014 was ($0.1) million compared to ($1.5) million for the six months ended June 29, 2014.  The decrease of $1.4 million, or 92.3%, was primarily related to a decrease in service income as a result of the acquisition of New Colt and a gain on an international transaction recorded in 2013.

Income Taxes

Colt Defense is a limited liability company, treated as a partnership for U.S. federal and state income tax reporting purposes and is not subject to U.S. federal or state income taxes.  Consequently, all taxable income (loss) of Colt Defense is reported to its members for inclusion in their respective income tax returns.

Colt Defense and Colt Technical Services LLC, a wholly owned subsidiary, collectively own 100% of Colt International, an entity formed under the laws of The Netherlands. Colt International owns 100% of Colt Canada, a Canadian C corporation. The income (loss) of Colt Canada is subject to entity level Canadian federal and provincial taxes.

As a result of the Merger, effective July 12, 2013, Colt Defense owns 100% of New Colt.  Effective as of January 1, 2014, Colt affected a restructuring whereby Colt Defense and New Colt contributed their assets and operations to Colt’s Manufacturing.  The contribution created a combined operating entity for the Company’s U.S. based operations.  At June 29, 2014, Colt Defense owned 100% of Colt Finance, New Colt (a C corporation) and CDTS.  Colt Defense and New Colt collectively own 100% of Colt’s Manufacturing as a result of the legal entity restructuring.

For the three months ended June 29, 2014, Colt International recorded an income tax expense of $0.1 million and Colt Canada recorded a foreign income tax benefit of $0.1 million for a consolidated Company tax expense of $0.0.  For the three months ended June 30, 2013, Colt International recorded an income tax expense of $0.1 million and Colt Canada recorded an income tax benefit of $0.0 for a consolidated Company tax expense of $0.1.  Tax benefits recorded in the three months ended June 29, 2014 are attributable to operating losses recorded by the Company.

For the six months ended June 29, 2014, Colt International and New Colt both recorded an income tax expense of $0.1 million each and Colt Canada recorded a foreign income tax benefit of $0.2 million for a consolidated Company tax expense of ($0.1).  For the six months ended June 30, 2013, Colt International and Colt’s Manufacturing both recorded an income tax expense of $0.1 million each and Colt Canada recorded an income tax benefit of $0.6 for a consolidated Company tax expense of $0.8.  Tax benefits recorded in the six months ended June 29, 2014 are attributable to operating losses recorded by the Company.

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Liquidity and Capital Resources

Our primary liquidity requirements are for debt service, working capital and capital expenditures.  We have historically funded these requirements through internally generated operating cash flow.  In order to support the growth in our working capital requirements related to our expanding business, on September 29, 2011, we entered into a Credit Agreement (“Credit Agreement”) with Wells Fargo Capital Finance, LLC.  Under the terms of the Credit Agreement, senior secured revolving loans are available up to $50.0 million, inclusive of $20.0 million available for letters of credit.  Revolving loans are subject to, among other things, a borrowing base, which is calculated monthly based on specified percentages of eligible accounts receivable and inventory and specified values of fixed assets.  Under the Credit Agreement, our obligations are secured by a first-priority security interest in substantially all of our assets (other than intellectual property), including accounts receivable, inventory and certain other collateral, and a second-priority security interest in our intellectual property. The Credit Agreement matures on September 28, 2016.

Borrowings under the Credit Agreement bear interest at a variable rate based on the London Inter-Bank Offered Rate (“LIBOR”), the Canadian Banker’s Acceptance Rate or the lender’s prime rate, as defined in the Credit Agreement, plus a spread. The interest rate spread on borrowing varies based on both the rate option selected and our quarterly average excess availability under the Credit Agreement. There is an unused line fee of .50% per annum, payable quarterly on the unused portion under the facility and a $40 thousand annual servicing fee.

The Credit Agreement limits our ability to incur additional indebtedness, make investments or certain payments, pay dividends (other than for member distributions to support member LLC-related taxes) and merge, acquire or sell assets. In addition, certain covenants would be triggered if excess availability were to fall below a specified level. Excess availability is determined as the lesser of our borrowing base or $50.0 million, reduced by outstanding obligations under the Credit Agreement and trade payables that are more than 60 days past due. Furthermore, if excess availability falls below $11.0 million or an event of default occurs, we would be required to provide the lender with more frequent compliance reporting and the lender may also assume certain other contractual privileges. The Credit Agreement contains customary events of default. As of June 29, 2014 and December 31, 2013, we were in compliance with all covenants and restrictions, as amended. We monitor our future compliance based on current and anticipated financial results.

As of June 29, 2014, there were revolving loans of $13.5 million outstanding and $3.9 million of letters of credit outstanding under the Credit Agreement.  As of December 31, 2013 there were revolving loans of $7.1 million outstanding and $3.5 million of letters of credit outstanding under the Credit Agreement.  As of September 12, 2014, there were revolving loans of $13.0 million outstanding under the credit agreement.

On March 22, 2013, we entered into Amendment No. 2 to the Credit Agreement, whereby, among other things, Wells Fargo Capital Finance, LLC (“WFCF”), under the Credit Agreement, consented to the transaction pursuant to the Unit Repurchase Agreement. For additional information about this transaction, see Note 13, “Accumulated Deficit” in this Form 10-Q/A.

On June 19, 2013, we entered into Amendment No. 3 to the Credit Agreement, pursuant to which the WFCF consented to the contribution of all the issued and outstanding equity interests issued by Colt Canada to Colt International so that Colt Canada would be a wholly owned subsidiary of to Colt International, and provided for Colt International to become a guarantor under the Credit Agreement. For more information about this amendment, see the Form 8-K that was filed with the SEC on June 25, 2013.

On July 12, 2013, we entered into Amendment No. 4 to the Credit Agreement, whereby Colt’s Manufacturing became a borrower and New Colt became a guarantor under the Credit Agreement. For more information about this amendment, see the Form 8-K that was filed with the SEC on July 15, 2013.

On August 6, 2014, we entered into Amendment No. 5 to the Credit Agreement, whereby the WFCF consented to, among other things, extending the delivery date to September 15, 2014 of our obligation to deliver financial statements for the month and fiscal quarter ended June 29, 2014.

On November 10, 2009, Colt Defense and Colt Finance, our 100%-owned finance subsidiary, jointly and severally co-issued $250.0 million of unsecured senior notes (“Senior Notes”).  The Senior Notes bear interest at 8.75% and mature November 15, 2017. Interest is payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2010. We issued the Senior Notes at a discount of $3.5 million from their principal value. This discount is being amortized as additional interest expense over the life of the indebtedness. No principal repayments are required until maturity.

The Senior Notes do not have financial condition covenants that require us to maintain compliance with financial ratios or other measurements on a periodic basis. The Senior Notes do contain non-financial condition covenants that, among other things, limit our ability to incur additional indebtedness, enter into certain mergers or consolidations, incur certain liens and engage in certain transactions with our affiliates. In addition, the Indenture restricts our ability to pay dividends or make other Restricted Payments (as

38

defined in the Indenture) to our members, subject to certain exceptions. Such restrictions are not expected to affect our ability to meet our cash obligations for the next twelve months. Additionally, the Senior Notes contain certain cross default provisions with other indebtedness if such indebtedness in default aggregates to $20.0 million or more.

On June 19, 2013, we entered into an indenture supplement by which, Colt International, Colt Canada and CDTS became new subsidiary guarantors to the Senior Notes. As such, each agreed to jointly and severally guarantee the obligations under the Indenture. For more information about this indenture supplement, see the Form 8-K that was filed with the SEC on June 25, 2013.

On July 12, 2013, we entered into an indenture supplement to the Indenture (“Supplemental Indenture”) by which New Colt and Colt’s Manufacturing became new subsidiary guarantors to the Senior Notes. As such, each agreed to jointly and severally guarantee the obligations under the Indenture. For more information about the Supplemental Indenture, see the Form 8-K that was filed with the SEC on July 15, 2013.

On July 12, 2013, in connection with the Merger, we entered into the Term Loan, which matures on November 15, 2016. The Term Loan is variable rate and bears interest at a rate of 9.75% plus the greater of the 3-month LIBOR rate or 1%. Interest is payable quarterly in arrears on the first day of the subsequent calendar quarter. Under the Term Loan, our obligations are secured by a second priority security interest in the assets securing obligations under the Credit Agreement and a first priority security interest in our intellectual property and a second priority security interest in substantially all other assets.  The Term Loan was issued at a discount of $2.3 million from its principal value of $50.0 million. We also incurred $2.1 million in financing fees. The discount and the financing fees are being amortized as additional interest expense over the life of the indebtedness. Principal repayments, which are due quarterly on the last day of each calendar quarter, are as follows ($ in thousands):

Amount
Remaining 2014	$625
2015	5,625
2016	41,875
Total	$48,125

On March 31, 2014 (second quarter of 2014) and June 29, 2014 (third quarter of 2014), we made Term Loan principal installment payments of $0.6 million and interest payments of $1.3 million, respectively.

On August 6, 2014, the Company entered into Amendment No. 1 to the Term Loan (the “Term Loan Amendment”). Absent an amendment to the Term Loan, the Company would have been in violation of certain of its financial covenants as of June 29, 2014.  The Term Loan Amendment is discussed in more detail below.  We were in compliance with our Term Loan covenants as of June 29, 2014, as amended, and December 31, 2013. It is possible the Company will not meet one or more of the Term Loan covenants, as amended, as of December 31, 2014 or subsequent quarters of 2015. If we were not to meet certain of the Term Loan covenants, as amended, in the future we would likely seek a waiver from our Term Loan lenders.  There is no assurance that such a waiver could be obtained from the Term Loan lenders in a timely basis or at all, in which case the Company would be in default under the Term Loan and the Term Loan would become a current liability.

The Term Loan Amendment provided that (i) the financial covenants were eliminated for the rolling four quarter periods ended June 29, 2014 and September 30, 2014 and modified for the rolling four quarter period ended December 31, 2014,(ii) we were granted the option to not pay principal installment payments of $1.9 million due on September 30, 2014, December 31, 2014 and March 31, 2015, (iii) the applicable prepayment premium was increased from 2% to 6% of the outstanding principal balance of the Term Loan, (iv) the date of the applicable prepayment determination was extended to July 31, 2016 and (v)we have been granted a 30 day extension to deliver financial information to the Term Loan lenders to allow for completion of the restatement of our 2013 10-K (see Note 2. Summary of Significant Accounting Policies).  Additionally, we agreed to pay an amendment fee of $0.5 million that will be capitalized and paid-in-kind by being added to the outstanding principal balance of the Term Loan.

The Term Loan Amendment fee of $0.5 million, along with Term Loan lenders legal fees to be paid by us in conjunction with the Term Loan Amendment, will be recorded as additional debt discount in the third quarter of 2014 and amortized as interest expense over the remaining term of the Term Loan.  We will expense costs incurred by us in conjunction with the Term Loan Amendment in the third quarter of 2014.  We do not intend to pay principal installment payments due on September 30, 2014, December 31, 2014 and March 31, 2015 and, therefore, the long term debt — current portion on the consolidated balance sheet as of June 29, 2014 has been adjusted accordingly to reflect anticipated Term Loan principal installment payments over the next twelve months.

The Term Loan agreement also contains non-financial covenants and other restrictions which limits our ability to incur additional indebtedness, make investments or certain payments, pay dividends (other than member distributions to support member LLC related taxes) and merger, acquire or sell assets.

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The Term Loan agreement contains financial covenants including a minimum EBITDA threshold, a fixed charge coverage ratio and a maximum secured leverage ratio, each as defined by the Term Loan agreement. In addition, we cannot exceed specified levels of capital expenditures. All financial covenants are calculated on a rolling 4-quarter basis based on financial results for the current and three preceding fiscal quarters.

The Term Loan agreement also contains non-financial covenants that limit our ability to incur additional indebtedness, make investments or certain payments, pay dividends (other than for the payment of taxes to Colt Defense’s members) and merge, acquire or sell assets.

Our cash used in or generated from operating activities is generally a reflection of our operating results adjusted for non-cash charges or credits such as depreciation and amortization and changes in working capital, including accounts receivable and our investment in inventory.  Changes in accounts receivable and inventory can cause significant fluctuations in our cash flow from operations.  U.S. Government receivables are generally collected within 10 to 30 days. Payment terms for international orders are negotiated individually with each customer and tend to experience a longer collection cycle. Commercial law enforcement receivables are generally collected within 10 to 30 days as distributors take advantage of payment terms. To date, we have not experienced any significant receivable losses.

The increase in our inventory levels to $75.5 million as of June 29, 2014 from $66.7 million as of December 31, 2013, an $8.8 million increase, is a result of continued softness in the commercial MSR market, inventory on hand to support certain U.S. Government contracts as well as inventory for international orders which can ship only after receipt of required regulatory approval.

Historically, tax distributions to our members have been made in amounts equal to the highest combined marginal federal, state and/or local tax rate applicable to any member as applied to our taxable income, as defined, for the applicable period.  Our Governing Board may also declare other distributions to our members from time to time. In addition, our cash requirements and liquidity could be impacted by potential acquisitions. In April 2014, we made tax distributions to our members of $0.7 million and remitted $0.5 million to the State of Connecticut both of which were accrued in 2013 based on our 2013 taxable income.

At June 29, 2014, we had cash and cash equivalents totaling $2.2 million.  We believe that our existing cash balances, Credit Agreement availability and forecasted operating cash flows are sufficient to meet our obligations for the next twelve months.

Cash Flows

The following table sets forth our consolidated cash flows for the six months ended June 29, 2014 and June 30, 2013, respectively (dollars in millions):

	Six Months Ended
	June 29, 2014	June 30, 2013
	(As Revised)	(As Revised)
Cash used in operating activities	$(14.7)	$(9.7)
Cash used in investing activities	(1.3)	(3.3)
Cash used in financing activities	5.1	(15.3)

Cash Flows Used in Operating Activities

Net cash used in operating activities for the six months ended June 29, 2014 was $14.7 million, as revised, compared to net cash used by operating activities of $9.7 million for the six months ended June 30, 2013, as revised.  We had a net loss of $20.5 million in the first six months of 2014 compared to net income of $9.5 million in the first six months of 2013, as revised.

During the first six months of 2014, changes in operating assets and liabilities were a $0.4 million use of cash versus a $22.6 million use of cash for the same period in 2013.  In 2014, accounts receivable decreased by $6.4 million, primarily due to lower sales. Accounts payable and accrued expenses increased by $0.8 million in 2014 primarily due increased accruals related to the M240 Program, partially offset by higher accrued interest because of the timing of payments due.  In 2014, inventories increased by $8.9 million due to first quarter softness in the commercial MSR market and increased inventory levels necessary to support U.S. Government contracts and international sales orders.

During the first six months of 2013, we used $22.6 million of cash to fund changes in operating assets and liabilities.  Accounts receivable grew $11.8 million primarily because of a large international shipment in June 2013.  In addition, we used $11.1 million to fund an increase in inventory to support increased production volume.  These uses of cash were partially offset by a $1.9 million related increase in accounts payable and accrued expenses.

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Cash Flows Used in Investing Activities

Cash used in investing activities was $1.3 million, as revised, for the first six months of 2014 and $3.3 million for the first six months of 2013. Cash used was primarily for capital expenditures in both periods. In 2014, capital expenditures were primarily for capacity expansion. In 2013, capital expenditures were primarily for new product production and capacity expansion.

Cash Flows Used in Financing Activities

Net cash from financing activities in the first six months of 2014 was $5.1 million.  Our net borrowings on our line of credit for the period were $6.4 million, we used $0.6 million to make a schedule repayment of our Term Loan and we used $0.7 million to fund distributions to our members.

Net cash used for financing activities in the first six months of 2013 was $15.3 million.  We used $14.0 million of cash to repurchase all of our common units held by the Blackstone Funds, $1.4 million to fund distributions to our members and we borrowed $0.1 on our line of credit.

Backlog

Because a substantial portion of our business is of a build-to-order nature, we generally have a significant backlog of orders to be shipped. Our backlog increased from $206.9 million at December 31, 2013 to $218.1 million at June 29, 2014. The increase was primarily driven by increased U.S government spare orders.  When factoring the commercial component of purchase orders into our backlog analysis, we only include orders that are scheduled to ship in the next six months in our backlog.  Commercial orders received that have not yet shipped could be cancelled, particularly if demand were to suddenly decrease.

Recent Accounting Pronouncements

Revenue from Contracts with Customers - In May 2014, the FASB issued ASU No. 2014-09, that requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for the Company on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists - In July 2013, the FASB issued ASU 2013-11 to provide guidance on the presentation of unrecognized tax benefits. ASU 2013-11 requires an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows: to the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. ASU 2013-11 is effective for interim and annual periods beginning after December 15, 2013 with earlier adoption permitted. ASU 2013-11 should be applied prospectively with retroactive application permitted.  The Company has adopted ASU 2013-11 in the first quarter of 2014.

Critical Accounting Policies and Estimates

The preparations of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The Company reaffirms the significant accounting policies as disclosed in Note 2 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013, which was filed with the Securities and Exchange Commission on September 12, 2014.

Contractual Obligations

On March 30, 2014, Colt Defense through its domestic operating subsidiary Colt’s Manufacturing reached tentative agreement with UAW Local 376 for a new five year contract covering approximately 529 employees, which was ratified by the union membership on March 31, 2014.  The new contract is in effect from April 1, 2014 through March 31, 2019.

As of June 29, 2014, there have been no other material changes to our contractual obligations outside the ordinary course of our business since December 31, 2013.

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ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency Exposure

We are subject to foreign currency exchange risks relating to receipts from customers, payments to suppliers and some intercompany transactions.  As a matter of policy, we do not engage in currency speculation and therefore, we have no derivative financial instruments to hedge this exposure.  In our consolidated statements of operations, we had de minimis foreign currency gains for the six months ended June 29, 2014 and $0.1 million of foreign currency gains for the six months ended June 30, 2013.  The foreign currency amounts reported in the consolidated statement of operations may change materially should our international business continue to grow or if changes in the Canadian dollar or Euro versus the U.S. dollar fluctuate materially.

Interest Rate Exposures

Our debt portfolio consists of the fixed rate Senior Notes, the variable rate Term Loan and the variable rate Credit Agreement.  At June 29, 2014, there was $13.5 million outstanding under the Credit Agreement and $48.1 million owed on the Term Loan.  Our exposure to market risk for changes in interest rates relates to both the first quarter variable rate advances on the Credit Agreement and the first quarter variable rate Term Loan outstanding balance. We do not have any derivative financial instruments to hedge this exposure. At June 29, 2014, a hypothetical 100 basis point increase in the first quarter variable rate on the Credit Agreement advances and the Term Loan outstanding balance would have increased our interest expense by $0.1 million.

ITEM 4. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Management of the Company, with the participation of its Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period.

Based on their evaluation, as of the end of the period covered by this Form 10-Q/A, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended) were not effective because of the material weakness in our internal control over financial reporting described below.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Contract Accounting

We did not maintain effective controls over contract modifications. Specifically, we did not appropriately consider the accounting implications of a contract modification to the M240 machine gun program for the U.S. Government (“M240 Program”) which impacted our net sales, cost of sales, accrued expenses, customer advances, deferred revenue and related financial disclosures.  This control deficiency resulted in the restatement of the Company’s consolidated financial statements for the year ended December 31, 2013. Additionally, this control deficiency could result in misstatements of the aforementioned accounts and related disclosures that would result in a material misstatement of the consolidated financial statements that would not be prevented or detected. Accordingly, our management has determined that this control deficiency constitutes a material weakness.

Remediation Efforts

Management has been actively engaged in developing a remediation plan to address the above material weakness.  The remediation efforts in process or expected to be implemented include the following.

•                  Reviewing all M240 Program contract amendments to ensure all material accounting considerations have been addressed,

•                  Reviewing non-M240 Program material contracts and material contract amendments to ensure all material accounting considerations have been addressed,

•                  Instituting additional training programs for accounting personnel.

We believe that the controls that we will be implementing will improve the effectiveness of our internal control over financial reporting.  As we continue to evaluate and work to improve our internal control over financial reporting, we may determine to take additional measures to address the material weakness or determine to supplement or modify certain of the remediation measures described above.

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Financial Reporting and Disclosure

We did not maintain effective controls over financial reporting.  Specifically, we did not appropriately review our financial statements and ensure completeness of our required disclosures which impacted the accuracy of our financial statements. This control deficiency resulted in errors to the self-insurance disclosure included in the Company’s consolidated financial statements for the year ended December 31, 2013, errors to the inventory and  Adjusted EBITDA disclosures and the statement of cash flows for the quarter ended June 29, 2014  and errors to the statement of cash flows for the quarter ended September 28, 2014. As a result of these errors, the effected financial statements have been revised.  Additionally, this control deficiency could result in misstatements that would result in a material misstatement of the Company’s annual or interim financial statements that will not be prevented or detected on a timely basis.

Remediation Plan

Management has been and continues to be actively engaged in developing a remediation plan to address the above material weakness.  The remediation efforts that have been completed or are in progress or expected to be implemented include the following:

•     We have reviewed our Securities and Exchange Commission filings for the fiscal periods ended December 31, 2013, March 30, 2014 and June 29, 2014 to ensure all financial statements and financial statement disclosures are appropriately stated and internally consistent within each filing;

•     We have reviewed our financial statement support to ensure all financial statements and financial statement disclosures are adequately supported and consistent; and

•     We have engaged the services of an outside consulting firm to assist with an independent review and tie-out of our financial statements and financial statement disclosures.

We believe that the controls that we have implemented will improve the effectiveness of our internal control over financial statement preparation.  However, all deficiencies have not been remediated as of the date of this filing. The material weakness will not be fully remediated until, in the opinion of management, the revised control procedures have been operating for a sufficient period of time to adequately demonstrate their effectiveness.  As management continues to evaluate and work to improve our internal control over financial statement preparation, management may decide to take additional measures to address the material weakness or to supplement or modify certain of the remediation measures described above.

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PART II. OTHER INFORMATION

Item 1.                                                         Legal Proceedings

We are involved in various legal claims and disputes in the ordinary course of our business.  As such, the Company accrues for such liabilities when it is both (i) probable that a loss has occurred and (ii) the amount of the loss can be reasonably estimated in accordance with ASC 450, Contingencies.  The Company evaluates, on a quarterly basis, developments affecting various legal claims and disputes that could cause an increase or decrease in the amount of the liability that has been previously accrued.  It is possible that we could incur losses in excess of any amounts accrued. There is no litigation pending that is likely to substantially negatively affect our financial condition, results of operations and cash flows.

Item 1A.                                                Risk Factors

In addition to the information set forth in this report, you should carefully review and consider the information discussed in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2013, which could materially affect our business, financial condition or future results. These are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may materially adversely affect our business, financial condition or future results.

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Item 6. Exhibits

The following list of exhibits includes exhibits submitted with this Form 10-Q/A as filed with the Securities and Exchange Commission and those incorporated by reference to other fillings.

31.1	Certification of Dennis R. Veilleux pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*

31.2	Certification of Scott B. Flaherty pursuant to Section 302 of Sarbanes-Oxley Act of 2002.*

32.1	Certification of Dennis R. Veilleux and Scott B. Flaherty pursuant to 18 U.S.C. Section 1350.*

101.INS	XBRL Instance Document**

101.SCH	XBRL Taxonomy Extension Schema Document**

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document**

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document**

101.LAB	XBRL Taxonomy Extension Label Linkbase Document**

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document**

Notes to Exhibits List:

*                                         Filed electronically herewith

**                                  Furnished and not filed herewith

Attached as Exhibit 101 to this report are the following formatted in XBRL (Extensible Business Reporting Language): (i) Consolidated Balance Sheets at June 29, 2014 and June 30, 2013, (ii) Consolidated Statements of Operations for the three and six months ended June 29, 2014 and June 30, 2013, (iii) Consolidated Statements of Comprehensive Income for the six months ended June 29, 2014 and June 30, 2013, (iv) Consolidated Statements of Cash Flows for the six months ended June 290, 2014 and June 30, 2013 and (iv) Notes to the Consolidated Financial Statements.  In accordance with Rule 406T of Regulation S-T, the XBRL related information in Exhibit 101 to this Quarterly Report on Form 10-Q/A shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be part of any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

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Signatures

Pursuant to the requirements of the Securities Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in West Hartford, Connecticut, on the 29th day of May, 2015.

COLT DEFENSE LLC
COLT FINANCE CORP.
By:	/s/ Scott B. Flaherty
Scott B. Flaherty
Senior Vice President and Chief Financial Officer

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Exhibit D

QUARTERLY REPORT ON FORM 10-Q/A NUMBER 1 FOR THE FISCAL QUARTER ENDED SEPTEMBER 28, 2014

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q/A

(Mark one)

☒      QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

For the quarterly period ended September 28, 2014

OR

☐         TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

For the transition period from            to

Commission file number 333-171547

Colt Defense LLC

Colt Finance Corp.

(Exact name of Registrant as specified in its charter)

Delaware	32-0031950
Delaware	27-1237687
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

547 New Park Avenue, West Hartford, CT	06110
(Address of principal executive offices)	(Zip Code)

(860) 232-4489

(Registrant’s telephone number, including area code)

Indicate by a check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities and Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  ☒   No ☐

Indicate by check mark whether the Registrant had submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for shorter period that the Registrant was required to submit and post such files).  Yes  ☒   No  ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.) Yes  ☐ No ☒

The number of shares outstanding of the Registrant’s common stock as of December 2, 2014 was none.

EXPLANATORY NOTE

(amounts in thousands)

Revision of Previously Issued Consolidated Financial Statements

In this amended Quarterly Report on Form 10-Q/A for the quarterly period ended September 28, 2014 (“Quarterly Report”) we are revising our previously issued consolidated statement of changes in cash flows.  The revision is the result of the correction of a typographical error in the consolidated statement of changes in cash flows for the period ended September 28, 2014 net cash (used in)/provided by operating activities.  Previously the net cash (used in)/provided by operating activities was reported as $10,745 which has been corrected to ($10,745) for the omission of the brackets.  This typographical error did not impact the Registrant’s interactive data file filed with the Quarterly Report.

Except as described above, this amended Quarterly Report does not amend, update or change any other items or disclosures in the original filing and does not purport to reflect any information or events subsequent to the filing date of the original filing.  As such, this amended Quarterly Report speaks only as of the date the original filing was filed, and the Registrant has not undertaken herein to amend, supplement or update any information contained in the original filing to give effect to any subsequent events.

1

COLT DEFENSE LLC AND SUBSIDIARIES

2

PART I.  FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

Colt Defense LLC and Subsidiaries

Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	September 28, 2014	December 31, 2013
		(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$3,963	$12,594
Restricted cash	771	771
Accounts receivable, net	14,670	22,482
Inventories	76,553	66,674
Deferred tax assets	166	954
Other current assets	3,013	5,962
Total current assets	99,136	109,437

Property and equipment, net	27,754	30,733
Goodwill	50,749	51,225
Trademarks	50,100	50,100
Intangible assets with finite lives, net	10,798	13,415
Deferred financing costs	5,954	7,742
Long-term restricted cash	572	572
Other assets	1,464	1,510
Total assets	$246,527	$264,734
LIABILITIES AND DEFICIT
Current liabilities:
Line of credit	$13,000	$7,083
Accounts payable	18,018	14,038
Accrued expenses (Note 11)	26,078	22,158
Pension and retirement liabilities - current portion	1,085	1,085
Customer advances and deferred income	13,968	19,467
Long-term debt - current portion (Note 1 and 10)	294,458	5,000
Accrued distributions to members	—	670
Total current liabilities	366,607	69,501
Long-term debt	—	289,817
Pension and retirement liabilities	22,881	21,670
Long-term deferred tax liability	19,105	18,715
Long-term distribution payable to members	2,277	2,277
Other long-term liabilities	5,949	2,230
Total long-term liabilities	50,212	334,709
Total liabilities	416,819	404,210
Commitments and Contingencies (Note 17)
Deficit:
Accumulated deficit	(158,412)	(130,136)
Accumulated other comprehensive loss	(11,880)	(9,340)
Total deficit	(170,292)	(139,476)
Total liabilities and deficit	$246,527	$264,734

The accompanying notes are an integral part of these consolidated financial statements.

3

Colt Defense LLC and Subsidiaries

Consolidated Statements of Operations

(In thousands of dollars)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
		(As Revised)		(As Revised)
Net sales	$51,114	$73,030	$150,827	$201,165
Cost of sales	40,517	58,487	125,543	149,642
Gross profit	10,597	14,543	25,284	51,523

Operating expenses:
Selling and commissions	3,746	4,064	12,827	10,398
Research and development	1,250	1,714	3,885	4,015
General and administrative	4,088	3,896	11,798	10,641
	9,084	9,674	28,510	25,054
Business development	—	463	509	707
Certain transaction cost (benefit)	(12)	461	(12)	877
Gain on effective settlement of contract (Note 3)	—	(15,264)	—	(15,264)
Restructuring cost (benefit) (Note 4)	—	631	(76)	631
Total operating expenses	9,072	(4,035)	28,931	12,005
Operating income	1,525	18,578	(3,647)	39,518

Other expense (income):
Interest expense	7,904	7,623	23,447	19,686
Other (income)/expense, net	(55)	306	(168)	(1,092)
Total other expense, net	7,849	7,929	23,279	18,594

Income (loss) before provision for income taxes	(6,324)	10,649	(26,926)	20,924
Income tax expense (benefit)	1,510	(208)	1,443	551
Net (loss) income	$(7,834)	$10,857	$(28,369)	$20,373

The accompanying notes are an integral part of these consolidated financial statements.

4

Colt Defense LLC and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(In thousands of dollars)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
		(As Revised)		(As Revised)
Net (loss) income	$(7,834)	$10,857	$(28,369)	$20,373

Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment:
Foreign currency translation losses	(975)	457	(1,115)	(1,140)

Pension and postretirement benefit liabilities:
Other comprehensive income arising during the period	(1)	—	(1,551)	—
Reclassification adjustment for unrecognized prior service costs and unrecognized loss included in net income (loss)	43	126	126	376
	42	126	(1,425)	376
Comprehensive (loss) income	$(8,767)	$11,440	$(30,909)	$19,609

The accompanying notes are an integral part of these consolidated financial statements.

5

Colt Defense LLC and Subsidiaries

Consolidated Statements of Changes in Cash Flows

(In thousands of dollars)

(Unaudited)

	For the Nine Months Ended
	September 28, 2014	September 29, 2013
	(As Revised)	(As Revised)
Operating Activities
Net income (loss)	$(28,369)	$20,373
Adjustments to reconcile net income (loss) to net cash (used in)/provided by operating activities:
Depreciation and amortization	7,086	4,294
Amortization of financing fees	1,788	1,403
Amortization of debt discount	947	486
Postretirement health plan curtailment	(98)	—
Deferred income taxes	1,239	(196)
Gain on sale/disposals of fixed assets	—	(15,264)
Other non-cash items	—	110
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	7,464	2,954
Inventories	(10,034)	(17,514)
Prepaid expenses and other current assets	2,904	(243)
Accounts payable and accrued expenses	7,812	16,014
Accrued pension and retirement liabilities	(214)	(877)
Customer advances and deferred income	(3,732)	(726)
Other	2,462	531
Net cash (used in)/provided by operating activities	(10,745)	11,345
Investing Activities
Purchases of property and equipment	(1,710)	(6,615)
Business acquisition, net of cash acquired and reinvested Merger consideration	—	(59,488)
Change in restricted cash	—	(355)
Net cash used in investing activities	(1,710)	(66,458)
Financing Activities
Debt issuance costs	(56)	(1,961)
Repayments of long-term debt	(1,250)	—
Term Loan Borrowings	—	47,742
Line of credit advances	13,500	(6)
Line of credit repayments	(7,583)	—
Capital lease obligation repayment	—	(393)
Proceeds from issuance of common units, net of reinvested consideration proceeds	—	5,000
Purchase of common units	—	(14,000)
Distributions paid to members	(683)	(2,557)
Net cash provided by financing activities	3,928	33,825
Effect of exchange rates on cash and cash equivalents	(104)	(478)
Change in cash and cash equivalents	(8,631)	(21,766)
Cash and cash equivalents, beginning of period	12,594	42,373
Cash and cash equivalents, end of period	$3,963	$20,607
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$14,031	$11,503
Cash paid for income taxes	726	1,354
Non-cash consideration for sale of equipment	—	7
Accrued purchases of fixed assets	156	9
Accrued distribution to members	—	4,948

The accompanying notes are an integral part of these consolidated financial statements.

6

Notes to Consolidated Financial Statements (unaudited)

(in thousands of dollars)

Note 1   Nature of Business

Colt Defense LLC (“Colt Defense” or the “Company”) is one of the world’s oldest and most renowned designers, developers and manufacturers of firearms for military, personal defense and recreational purposes.  The Company’s founder, Samuel Colt, patented the first commercially successful revolving cylinder firearm in 1836 and, in 1847, began supplying U.S. and international military customers with firearms that have set the standards of their era.  Today, the Company’s end customers encompass every segment of the worldwide firearms market, including U.S., Canadian and foreign military forces, global law enforcement and security agencies, consumers seeking personal protection, the hunting and sporting community and collectors.

Going Concern

During the third quarter of 2014, the Company faced increasing liquidity challenges as a result of several recent business trends impacting the Company’s current and forecasted revenues and cash flows.  These trends included the continued decline in market demand for the Company’s commercial modern sporting rifle (“MSR”), recent declines in demand for the Company’s commercial handguns and delays in anticipated timing of U.S. Government and certain international sales.  As a result, the Company expects to report lower revenues and Adjusted EBITDA (see Note 18 “Segment Information”) for the year-ended December 31, 2014 than it had previously forecasted.  These trends are expected to continue to put pressure on the Company’s liquidity for the foreseeable future.

Management’s plan to mitigate the business risk associated with the Company’s increased liquidity challenges include: (i) seeking revenue growth across all sales channels, (ii) executing initiatives designed to optimize the Company’s performance and reduce costs, (iii) managing inventory levels for positive cash flow by focusing the production schedule on the Company’s backlog of firm commitments, (iv) working closely with U.S. Government regulators to obtain timely approval of international sales and (v) seeking ways to restructure the Company’s unsecured debt to reduce overall debt service costs.

As announced in the Company’s Form 12b-25 filed on November 12, 2014, there was uncertainty about whether the Company would have the cash necessary to pay its November 17, 2014 senior notes interest payment under the Company’s senior notes issued on November 10, 2009 by Colt Defense LLC and Colt Finance Corp. (“Senior Notes”). On November 17, 2014, the Company entered into a $70,000 senior secured term loan facility with Wilmington Savings Fund Society, FSB, as agent and Morgan Stanley Senior Funding Inc., as lender, (the “MS Term Loan”) (see Note 22 “Subsequent Events”) which replaced the Company’s existing Term Loan agreement (see Note 10 “Notes Payable and Long-Term Debt – Term Loan”) and provided the Company a net amount of $4,101 of additional liquidity.  The MS Term Loan also enabled the Company to make its November 17, 2014 Senior Notes interest payment of $10,938.  In addition, the lenders, under the Company’s existing Credit Agreement (see Note 10 “Notes Payable and Long-Term Debt – Credit Agreement”), also agreed to amendments to the Credit Agreement which allowed the Company to enter into the MS Term Loan and provided for additional liquidity through a modification of excess availability thresholds.

After giving effect to the aforementioned market and business challenges as well as the sales opportunities that the Company believes exist, the Company has forecasted revenue and Adjusted EBITDA growth in 2015.   There can be no assurance that the actual demand for the Company’s commercial MSRs or commercial handguns will meet the Company’s internal forecast.  In addition, there can be no assurance that U.S. Government or international sales will occur as the Company has forecasted primarily due to a U.S. Government regulatory approval process which is difficult to predict.  As a result of these factors, and notwithstanding the additional cash the Company obtained from the MS Term Loan, risk exists with respect to the Company achieving its internally forecasted results and projected cash flows for the remainder of 2014 and 2015.  Absent the Company achieving its internal forecast for the remainder of 2014 and 2015 and the successful execution of Management’s strategy, including addressing other long-term debt such as the Senior Notes, it is probable that the Company may not have sufficient cash and cash equivalents on-hand along with availability under its Credit Agreement, as amended, to be able to meet its obligations as they come due over the next 12 months, including the Company’s May 15, 2015 Senior Notes interest payment of $10,938.

As it is probable that the Company may not have sufficient liquidity to be able to make its May 15, 2015 Senior Notes interest payment without meeting the Company’s internal projections (including addressing the Company’s Senior Notes), the Company’s long-term debt has been classified as current on the consolidated balance sheet.  Currently the Company does not have sufficient funds to repay the Senior Notes upon an actual acceleration of maturity.  In the event of an accelerated maturity, the Company’s lenders may take actions to secure their position as creditors and mitigate their potential risks.  These events would adversely impact the Company’s liquidity (see Note 9 “Liquidity”).  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

As of January 1, 2014, Colt Defense effected a legal entity restructuring whereby Colt Defense and New Colt Holding Corp. (“New Colt”) (See Note 3, “Acquisition” and Note 12, “Income Taxes”) contributed their assets and operations to Colt’s Manufacturing Company LLC (“Colt’s Manufacturing”), a limited liability corporation.  The contribution created a combined operating entity for the Company’s U.S. based operations.

7

As of December 31, 2013, Colt Defense owned 100% of Colt Finance Corp. (“Colt Finance”), New Colt and Colt Defense Technical Services LLC (“CDTS”), New Colt owned 100% of Colt’s Manufacturing and Colt Defense and CDTS collectively owned 100% of Colt International which owned 100% of Colt Canada Corporation (“Colt Canada”).  Effective January 1, 2014, Colt Defense, a limited liability corporation, owned 100% of Colt Finance, New Colt, a C corporation, and CDTS, a limited liability corporation.  Colt Defense and New Colt collectively own 100% of Colt’s Manufacturing as a result of the legal entity restructuring and Colt Defense and CDTS collectively own 100% of Colt International Coöperatief U.A. (“Colt International”), a Dutch coöperatief, which owns 100% of Colt Canada a Canadian C corporation.

The company operates on a monthly 4-4-5 week calendar with the end of each month on a Sunday, except for the month of December which ends on the 31st. The first two months of each quarter, with the exception of January, have four weeks and the third month of each quarter, with the exception of December, has five weeks.  The 4-4-5 calendar ensures that the end date of the period is always the same day of the week, which is utilized by the Company for shift and manufacturing planning, and it also ensures that every period is the same length.

On March 31, 2014, Colt Defense through its domestic operating subsidiary Colt’s Manufacturing reached an agreement with UAW Local 376 for a new five year contract covering approximately 529 employees.  The new contract will be in effect from April 1, 2014 through March 31, 2019.

The following items, which  are discussed in further detail in the notes to the consolidated financial statements for the third quarter of 2014 had an impact on the Company’s results as included in the Form 10-Q:

The Company restated its Annual Report on Form 10-K/A for the year ended December 31, 2013 and revised the unaudited interim financial statements for the first three quarters in the fiscal year ended December 31, 2013  (see Note 2, “Summary of Significant Accounting Policies — Restatement of Previously Issued Consolidated Financial Statements”).

The Company amended its Quarterly Report on Form 10-Q/A for the quarterly period ended September 28, 2014 to revise the previously issued consolidated statement of changes in cash flows.  The revision is the result of the correction of a typographical error in the consolidated statement of changes in cash flows for the period ended September 28, 2014 net cash (used in)/provided by operating activities.  Previously the net cash (used in)/provided by operating activities was reported as $10,745 which the Company has corrected to ($10,745) for the omission of the brackets.

On August 6, 2014, the Company entered into Amendment No. 1 to the Term Loan (the “Term Loan Amendment”).  Absent an amendment to the Term Loan, the Company would have been in violation of certain of its financial covenants as of June 29, 2014 and September 28, 2014.  The Term Loan Amendment eliminated and modified certain covenants and provided for an extension of the time period for delivery of certain financial information to its lenders.   Also, on August 6, 2014, the Company obtained an amendment to its credit agreement (“Credit Agreement”) that provided an extension of the time period for delivery of certain financial information to its lenders, (See Note 10, “Notes Payable and Long-Term Debt”).

In response to, among other factors, the decrease in demand for commercial rifles, the Company initiated actions which resulted in a workforce reduction of 33 salaried and 64 hourly employees in the second and third quarters of 2014 (see Note 17, “Commitments and Contingencies”).  In conjunction with the workforce reduction, the Company recognized a curtailment of its postretirement health plan during the second quarter of 2014 (see Note 13, “Pension and Postretirement Benefits”).

During the third quarter of 2014, based upon new, additional information, the Company reassessed the M240 machine gun program (the “M240 Program”) accruals and determined an incremental contract obligation expense of $1,722 was required.  The incremental contract obligation expense related to additional inventory reserves for defective parts.  In addition, during the third quarter of 2014 the Company recorded a $200 increase in sales and a corresponding increase in cost of sales related to a contract modification signed in the fourth quarter of this year with the U.S. Government.  The Company continues to evaluate its M240 Program and believes sales of M240 machine guns will commence in the first quarter of 2015.  (See Note 17, “Commitments and Contingencies”)

Note 2   Summary of Significant Accounting Policies

Restatement of Previously Issued Consolidated Financial Statements

In the Company’s 2013 Annual Report on Form 10-K/A, it restated its previously issued consolidated financial statements and the related disclosures for the year ended December 31, 2013 (the “Restated Period”).  The Company also revised the unaudited interim financial statements for the first three quarters in the fiscal year ended December 31, 2013 and the fourth quarter in the fiscal year ended December 31, 2012 (the “Revised Periods”).

8

The restatement is the result of the Company’s correction of a financial statement error attributable to the lack of recognition of the impact of a contract modification related to the M240 Program for the U.S. Government in the Company’s fourth quarter 2013 results.  There was no impact to the Company’s net sales or cost of sales in the three and nine month periods ended September 29, 2013 related to the M240 Program error.  In conjunction with the correction of the M240 Program error, other previously recorded, immaterial out-of-period adjustments were also adjusted to be reflected in the proper period, along with the reclassification of business development expenses from other expense (income) to operating income.  Correction of these previously recorded, immaterial out-of-period adjustments had the combined effect on the consolidated statements of operations for the three and nine month periods ended September 29, 2013 of decreasing net income by $288 and $0, respectively.

The impacts of correcting the previously recorded, immaterial out-of-period adjustments and the reclassification of business development expenses for the three and nine month periods ended September 29, 2013 were as follows:

	Adjustments to
	Previously Reported Income
	Statement - Income / (Expense)
	Three Months Ended	Nine Months Ended
For the years ended	September 29, 2013	September 29, 2013
Net sales	$(208)	(231)
Cost of sales	(168)	(89)
Gross profit	(40)	(142)
Selling and commissions (A)	221	12
Research and development	4	6
General and administrative (B)	10	(207)
Business development (C)	463	707
Operating income	(738)	(660)
Other (income) / expense (C)	(440)	(707)
Income tax expense	(10)	47
Net income (loss) (B)	(288)	—

(A)       Primarily relates to the reclassification of $214 of armorers training expenses from selling and commissions to cost of sales.

(B)       Primarily relates to the timing of recognition of certain professional fees.

(C)       Primarily relates to the reclassification of transaction costs incurred in connection with contemplated merger and acquisition activities from other expense/(income) to business development.

This Quarterly Report on Form 10-Q for the quarter ended September 28, 2014 includes the impact of adjustments to the Restated Period and Revised Periods on the applicable unaudited quarterly financial information for the quarter ended September 29, 2013.  In addition, the Company’s future Quarterly Reports on Form 10-Q for subsequent quarterly periods during 2014 will also include the impact of adjustments to the Restated Period and Revised Periods on applicable 2013 comparable prior quarter and year to date periods.  The effect of the revision on previously issued quarterly information as of and for the three and nine months ended September 29, 2013, is set forth in this footnote.

9

Comparison of revised financial statements to financial statements as previously reported

The following tables compare the Company’s previously reported Consolidated Statements of Operations, Comprehensive Income (Loss) and Changes in Cash Flows for the quarter ended September 29, 2013 to the corresponding financial statements for the quarterly period as revised.

Colt Defense LLC and Subsidiaries

Consolidated Statement of Operations

(In thousands of dollars)

(Unaudited)

	Three months ended September 29, 2013			Nine months ended September 29, 2013
			As Revised			As Revised
	As		in this Quarterly	As		in this Quarterly
	Previously		Report on	Previously		Report on
	Reported	Adjustments	Form 10-Q	Reported	Adjustments	Form 10-Q

Net sales	$73,238	$(208)	$73,030	$201,396	$(231)	$201,165
Cost of sales	58,655	(168)	58,487	149,731	(89)	149,642
Gross Profit	14,583	(40)	14,543	51,665	(142)	51,523

Operating expenses:
Selling and commissions	3,843	221	4,064	10,386	12	10,398
Research and development	1,710	4	1,714	4,009	6	4,015
General and administrative	3,886	10	3,896	10,848	(207)	10,641
	9,439	235	9,674	25,243	(189)	25,054
Business development	—	463	463	—	707	707
Certain transaction costs	461	—	461	877	—	877
Gain on effective settlement of contract (Note 3)	(15,264)	—	(15,264)	(15,264)	—	(15,264)
Restructuring costs (Note 4)	631	—	631	631	—	631
Total operating expenses	(4,733)	698	(4,035)	11,487	518	12,005
Operating income	19,316	(738)	18,578	40,178	(660)	39,518

Other expense/(income):
Interest expense	7,623	—	7,623	19,686	—	19,686
Other (income)/expense, net	746	(440)	306	(385)	(707)	(1,092)
Total other expenses, net	8,369	(440)	7,929	19,301	(707)	18,594
Income (loss) before provision for income taxes	10,947	(298)	10,649	20,877	47	20,924
Income tax expense	(198)	(10)	(208)	504	47	551

Net income (loss)	$11,145	$(288)	$10,857	$20,373	$—	$20,373

10

Colt Defense LLC and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(In thousands of dollars)

(Unaudited)

	For the Three Months Ended September 29, 2013
			As Revised
	As		in this Quarterly
	Previously		Report on
	Reported	Adjustments	Form 10-Q

Net income (loss)	$11,145	$(288)	$10,857
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment:
Foreign currency translation gains (losses)	465	(8)	457
Pension and postretirement benefit liabilities:
Other comprehensive income (loss) arising during the period	—	—	—
Reclassification adjustment for unrecognized prior service costs and unrecognized loss included in net income (loss)	126	—	126
	126	—	126
Comprehensive income (loss)	$11,736	$(296)	$11,440

Consolidated Statements of Comprehensive Income (Loss)

(In thousands of dollars)

(Unaudited)

	For the Nine Months Ended September 29, 2013
			As Revised
	As		in this Quarterly
	Previously		Report on
	Reported	Adjustments	Form 10-Q

Net income (loss)	$20,373	$—	$20,373
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment:
Foreign currency translation gains (losses)	(1,132)	(8)	(1,140)
Pension and postretirement benefit liabilities:
Other comprehensive income (loss) arising during the period	—	—	—
Reclassification adjustment for unrecognized prior service costs and unrecognized loss included in net income (loss)	376	—	376
	376	—	376
Comprehensive income (loss)	$19,617	$(8)	$19,609

11

Colt Defense LLC and Subsidiaries

Consolidated Statement of Changes in Cash Flows

(In thousands of dollars)

(Unaudited)

	For the Nine Months Ended September 29, 2013
			As Revised
	As		in this Quarterly
	Previously		Report on
	Reported	Adjustments	Form 10-Q
Operating Activities
Net income	$20,373	$—	$20,373
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,294	—	4,294
Amortization of financing fees	1,403	—	1,403
Amortization of debt discount	486	—	486
Deferred income taxes	(195)	(1)	(196)
Gain on sale/disposals of fixed assets	(15,264)	—	(15,264)
Other non-cash items	110	—	110
Changes in operating assets and liabilites, net of acquisition:
Accounts receivable	2,713	241	2,954
Inventories	(17,644)	130	(17,514)
Prepaid expense and other current assets	46	(289)	(243)
Accounts payable and accrued expense	16,299	(285)	16,014
Accrued pension and retirement liabilities	(1,089)	212	(877)
Customer advances and deferred income	(726)	—	(726)
Other	531	—	531
Net cash provided by operating activities	11,337	8	11,345
Investing Activities
Purchase of property and equipment	(6,615)	—	(6,615)
Business acquisition, net of cash acquired and reinvested Merger consideration	(63,488)	4,000	(59,488)
Change in restricted cash	(355)	—	(355)
Net cash used in investing activities	(70,458)	4,000	(66,458)
Financing Activities
Debt issuance costs	(1,961)	—	(1,961)
Term Loan Borrowings	47,742	—	47,742
Line of credit advances	(6)	—	(6)
Capital lease obligation repayment	(393)	—	(393)
Proceeds from issuance of common units, net of reinvested consideration proceeds	9,000	(4,000)	5,000
Purchase of common units	(14,000)	—	(14,000)
Distributions paid to members	(2,557)	—	(2,557)
Net cash provided by financing activities	37,825	(4,000)	33,825
Effect of exchange rates on cash and cash equivalents	(470)	(8)	(478)
Change in cash and cash equivalents	(21,766)	—	(21,766)
Cash and cash equivalents, beginning of period	42,373	—	42,373
Cash and cash equivalents, end of period	$20,607	$—	$20,607

12

Basis of Accounting and Consolidation

The accompanying unaudited consolidated financial statements of Colt Defense and Colt Finance (collectively, the “Company”, or “Colt”) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.  In the opinion of management, all significant adjustments (consisting of normal recurring accruals) considered necessary for a fair statement of the financial position, results of operations and cash flows for the three and nine months ended September 28, 2014 and September 29, 2013, as revised, have been included.  The financial information included in this quarterly report on Form 10-Q should be read in conjunction with the consolidated financial statements and notes in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013, as restated. The consolidated balance sheet dated December 31, 2013, as restated, included in this quarterly report on Form 10-Q has been derived from the audited consolidated financial statements at that time, but does not include all disclosures required by GAAP. Operating results for the three and nine months ended September 28, 2014 are not necessarily indicative of the results to be expected for any subsequent interim period or for the year ending December 31, 2014.

During the third quarter of 2014, the Company faced increasing liquidity challenges as a result of several recent business trends impacting the Company’s current and forecasted revenues and cash flows.  These trends included the continued decline in market demand for the Company’s commercial MSR, recent declines in demand for the Company’s commercial handguns, and delays in anticipated timing of U.S. Government and certain international sales.  As a result, the Company expects to report significantly lower revenues and Adjusted EBITDA (see Note 18 “Segment Information”) for the year-ended December 31, 2014 than it had previously forecasted.  These trends are expected to continue to put significant pressure on the Company’s liquidity for the foreseeable future.

Absent the Company achieving its internal forecast for the remainder of 2014 and 2015 and the successful execution of Management’s plans, including restructuring of the unsecured debt, it is probable that the Company may not have sufficient cash and cash equivalents on-hand along with availability under its Credit Agreement, as amended, to be able to meet its obligations as they come due over the next 12 months, including the Company’s May 15, 2015 Senior Notes interest payment of $10,938.  As it is probable that the Company may not have sufficient liquidity to be able to make its May 15, 2015 Senior Notes interest payment, the Company’s long-term debt has been classified as current in the consolidated balance sheet.  Currently the Company does not have sufficient funds to repay the debt upon an actual acceleration of maturity.  In the event of an accelerated maturity, the Company’s lenders may take actions to secure their position as creditors and mitigate their potential risks.  These events would adversely impact the Company’s liquidity (see Note 9 “Liquidity”).  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s financial statements have been prepared on the going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of operations.  The consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded asset amounts or classification of liabilities should the Company be unable to continue as a going concern.

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

On July 12, 2013 (the “Merger Date”), the Company acquired 100% ownership (the “Merger”) of New Colt.  The results of New Colt have been included in the unaudited consolidated financial statements from the Merger Date.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s significant estimates include estimates used to determine the fair value of assets acquired and liabilities assumed related to the acquisition of New Colt (see Note 3, “Acquisition”) and accruals for the Company’s M240 Program (see Note 17, “Commitments and Contingencies”), excess and obsolete inventory, income tax expense, deferred tax asset valuation, medical claims payable, and worker’s compensation expense. Actual results could differ materially from those estimates.

Self-Funded Medical Plan

As of September 28, 2014, the Company maintained two employee group medical plans, one of which covers the Company’s Canadian subsidiary and one of which cover the Company’s domestic operations and is self-funded. The Company’s domestic medical plan liabilities are limited by individual and aggregate stop loss insurance coverage.  Included in accrued expense in the accompanying consolidated balance sheets is a liability for reported claims outstanding, as well as an estimate of incurred but unreported claims, based on the Company’s best estimate of the ultimate cost not covered by stop loss insurance.  The individual stop loss limit for the Company’s domestic self-funded medical plan is $175 as of September 28, 2014.  The aggregate stop loss limit for the Company’s self-funded medical plan is $14,547 as of September 28, 2014.  The actual amount of the claims could differ from the total consolidated estimated liability recorded of $416 and $823 at September 28, 2014 and December 31, 2013, respectively.

Self-Funded Worker’s Compensation

As of December 31, 2013, the Company insured its domestic worker’s compensation with a $250 per event deductible program, that incorporates individual, accident and aggregate stop loss limits of $2,000. The Company’s liability for estimated premiums and incurred losses under the Company’s deductible policies that have been actuarially determined and accrued for as of September 28, 2014 and December 31, 2013 were $958 and $214, respectively.  The Company revised its disclosure with respect to the Company’s liability for estimated premiums and incurred losses under the Company’s deductible policies as of December 31, 2013. The Company does not consider the revision of this disclosure material.

Cash and Cash Equivalents

Cash and cash equivalents consists of cash and short-term, highly liquid investments with original maturities of three months or less at the date of purchase.

Restricted Cash

Restricted cash at September 28, 2014 and December 31, 2013, consists of funds deposited to secure standby letters of credit primarily for performance guarantees related to the Company’s international business.

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Revenue

The Company recognizes revenue when evidence of an arrangement exists, delivery of the product or service has occurred and title and risk of loss have passed to the customer, the sales price is fixed or determinable, and collectability of the resulting receivable is reasonably assured.

The Company accounts for revenues and earnings under two long-term government contracts/programs with interrelated multiple elements (procurement of parts, manufacturing and refurbishment services) using concepts of proportionate performance. These contracts effect reported results for all periods presented. The Company estimates the total profit on each contract as the difference between the total estimated revenue and total estimated cost of the contract and recognizes that profit over the remaining life of the contract using an output measure (the ratio of units completed to the total number of units to be refurbished under the contract). The Company computes an earnings rate for each contract, including general and administrative expense, to determine operating earnings. The Company reviews the earnings rate quarterly to assess revisions in contract values and estimated costs at completion. Any changes in earnings rates and recognized contract to date earnings resulting from these assessments are made in the period the revisions are identified. Contract costs include production costs, related overhead and allocated general and administrative costs. Amounts billed and collected on these contracts in excess of revenue recorded are reflected as customer advances and deferred revenue in the Company’s consolidated balance sheets.

Anticipated contract losses are charged to operations as soon as they are identified. Anticipated losses cover all costs allocable to the contracts, including certain general and administrative expenses. If a contract is cancelled by the government for its convenience, the Company can make a claim against the customer for fair compensation for worked performed plus costs of settling and paying claims by terminated subcontractors, other settlement expenses and a reasonable profit on costs incurred. When the Company has a customer claim, revenue arising from the claims process is either recognized as revenue or as an offset against a potential loss only when the amount of the claim can be estimated reliably and its realization is probable. The Company had no claims recorded at any period-end presented.

Prior to the Merger, Colt Defense generated an immaterial amount of royalty income, which it included in other income in its consolidated statements of operations. As a result of the Merger, the Company now generates a higher amount of royalty income on a quarterly basis and has therefore determined that royalty income should now be recorded as net sales in the Consolidated Statements of Operations.

The Company recognizes trademark licensing revenue for individual licensees based on historical experience and expected cash receipts from licensees. Licensing revenue consists of minimum royalties and/or a percentage of a licensee’s sales on licensed products. Under most of the Company’s current licensing agreements, royalties are payable in arrears on a calendar quarter basis.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect for years in which the temporary differences are expected to reverse. The Company provides a valuation allowance when it is more likely than not that deferred tax assets will not be realized. The Company recognizes the benefit of an uncertain tax position that has been taken or it expects to take on income tax returns if such tax position is more likely than not to be sustained.

The Company follows the authoritative guidance regarding accounting for uncertainty in income taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These unrecognized tax benefits relate primarily to issues common among multinational corporations in its industry. The Company applies a variety of methodologies in making these estimates, which include studies performed by independent economists, advice from industry and subject experts, evaluation of public actions taken by the Internal Revenue Service and other taxing authorities, as well as its own industry experience. The Company provides estimates for unrecognized tax benefits which may be subject to material adjustments until matters are resolved with taxing authorities or statutes expire. If its estimates are not representative of actual outcomes, its results of operations could be materially impacted.

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The Company continues to maintain a valuation allowance against certain deferred tax assets where realization is not certain. The Company periodically evaluates the likelihood of the realization of deferred tax assets and reduces the carrying amount of these deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. The Company considers many factors when assessing the likelihood of future realization of deferred tax assets, including its recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income, carryforward periods available to it for tax reporting purposes, various income tax strategies and other relevant factors. Significant judgment is required in making this assessment and, to the extent future expectations change; the Company would assess the recoverability of its deferred tax assets at that time. If the Company determines that the deferred tax assets are not realizable in a future period, the Company would record material adjustments to income tax expense in that period.

Recent Accounting Pronouncements

Revenue from Contracts with Customers - In May 2014, the FASB issued ASU No. 2014-09, that requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for the Company on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists - In July 2013, the FASB issued ASU 2013-11 to provide guidance on the presentation of unrecognized tax benefits. ASU 2013-11 requires an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows: to the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. ASU 2013-11 is effective for interim and annual periods beginning after December 15, 2013 with earlier adoption permitted. ASU 2013-11 should be applied prospectively with retroactive application permitted. The Company has adopted ASU 2013-11 in the first quarter of 2014.

Note 3   Acquisition

On the Merger Date, the Company consummated the Merger with New Colt, a privately-held company, which is a world leader in the design, development and manufacture of pistols and revolvers. As a result of the Merger, the two manufacturers of Colt-branded firearms were consolidated into a single enterprise providing Colt Defense direct access to the commercial market for Colt Defense’s rifles and carbines, ownership of the Colt brand name and other related trademarks, and the technology and production facilities for the full line of Colt handguns.

Prior to determining the purchase price allocation of the Merger consideration, Colt Defense recorded the effective settlement of a pre-existing relationship with New Colt related to Colt Defense’s license agreement (the “License”) with New Colt for the use of certain Colt trademarks. As a result of the effective settlement of the pre-existing relationship, Colt Defense recorded a gain in the third quarter of 2013 of $15,264 (“Settlement Gain”), which equals the calculated gain of $16,320 reduced by the write-off of Colt Defense’s prepaid license balance of $1,056. A third-party valuation firm assisted management’s calculation of the gain by comparing the value of the royalty rate in the License to the current market rate for such a license.

The Company acquired New Colt for an aggregate purchase price of $82,543, which included the Settlement Gain of $15,264. The cash portion of the purchase price was funded by the proceeds from a new $50,000 senior secured term loan (“Term Loan”), cash on hand and $9,000 of consideration from the issuance and sale of the Company’s common units, of which $5,000 was paid in cash and $4,000 was related to Merger consideration reinvested by certain New Colt investors into Colt Defense.

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The following table summarizes the fair values of the assets acquired and the liabilities assumed at the Merger Date:

Cash and cash equivalents	$3,791
Accounts receivable	3,318
Inventories	7,585
Property and equipment	5,182
Other assets	3,090
Intangible assets with finite lives	9,340
Trademarks	50,100
Goodwill	36,974
Total assets acquired	119,380

Accounts payable and accrued expenses	8,808
Customer advances and deferred revenue	1,832
Capital lease obligations	393
Pension and retirement liabilities	9,357
Deferred tax liabilities	16,447
Total liabilities assumed	36,837
Net assets acquired	$82,543

The Company, with the assistance of a third party valuation firm, valued the Colt brand and related trademarks by comparing the value of the royalty rate inherent in the prepaid license fee to the current market rate for such a license based upon both the value of the Colt brand and related trademarks in both the defense and commercial marketplace utilizing a relief from royalty methodology.

The Company, with the assistance of a third party valuation firm, determined the fair value of the finite-lived intangible assets which includes $5,240 of existing license agreements, valued based on a discounted cash flow approach, which represents the estimated fair value of New Colt license agreements for licensing the Colt trade marks to various third parties, $2,970 of developed technology, valued based on a relief from royalty method, which represents the estimated fair value of designs, trade secrets, materials, specifications and other proprietary intellectual property included in the technical data packages and related manufacturing processes and know-how and $1,130 of backlog, valued based on an excess earnings method, which represents the estimated fair value of unfilled contractual orders from customers.  The weighted average useful lives of the acquired existing license agreements, developed technology and backlog were 6 years, 20 years, and 3 years respectively.  In addition, the Company, with the assistance of a third party valuation firm, valued the Colt brand and related trade marks by comparing the value of the royalty rate inherent in the license (see Note 8,“Goodwill, Trademarks and Other Intangible Assets”) to the current market rate for such a license based upon both the value of the Colt brand and related trade marks in both the defense and the commercial marketplace utilizing a relief from royalty methodology.

Deferred income taxes arise from temporary differences between tax and financial statement recognition of revenue and expense.  In evaluating the Company’s ability to recover the deferred tax assets acquired through the acquisition of New Colt, the Company considered all available positive and negative evidence, including scheduled reversals of deferred tax assets and liabilities, projected future taxable income, tax-planning strategies and results of recent operations.  In projecting future taxable income for New Colt, the Company began with historical results adjusted to include the $50,000 Term Loan (see Note 10, “Notes Payable and Long-Term Debt”) and related interest expense, incorporated assumptions including the amount of future state and federal pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax-planning strategies.  These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates the Company is using to manage the underlying business.  Based on the analysis performed, the Company believes, as of the acquisition date, that it is more likely than not that the benefit from New Colt’s deferred tax assets will not be realized.  In recognition of this risk, the Company provided a valuation allowance against New Colt’s deferred tax assets as part of the Company’s purchase accounting adjustments.

Goodwill is the excess of the purchase price of an acquired business over the fair value of net assets acquired. Goodwill will not be amortized but instead will be tested for impairment at least annually or more frequently if indicators of impairment arise. The $36,974 of goodwill is not deductible for federal income tax purposes.

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The following table reflects the unaudited pro forma operating results of the Company for three and nine months ended September 29, 2013, which gives effect to the Merger with New Colt as if it had occurred on January 1, 2012. The pro forma results are based on assumptions that the Company believes are reasonable under the circumstances. The pro forma results are not necessarily indicative of the operating results that would have occurred had the Merger been effective January 1, 2012, nor are they intended to be indicative of results that may occur in the future. The underlying pro forma information includes historical financial results of the Company and New Colt adjusted for certain items including depreciation and amortization expense associated with the assets acquired, the Company’s expense related to financing arrangements and the elimination of intercompany transactions. The pro forma information does not include the effects of any synergies or cost reduction initiatives related to the Merger.

	Unaudited Pro Forma	Unaudited Pro Forma
	Three Months Ended	Nine Months Ended
	September 29, 2013	September 29, 2013
	(As Revised)	(As Revised)
Net sales	$73,246	$240,171
Net income (loss)	8,647	19,189

Pro forma net income for the three and nine months ended September 29, 2013 were adjusted to include $194 and $3,402 respectively, of additional interest expense related to the Company’s $50,000 Term Loan and to include $80 and $1,408, respectively, of additional expense related to the amortization of finite-lived intangible assets.

Note 4   Restructuring Costs

During the third and fourth quarters of the year ended December 31, 2013, as restated, the Company recorded restructuring costs of $1,118 for restructuring actions that were initiated as a result of the Merger with New Colt.  Of these costs, $336 is being reimbursed from an escrow established at the time of the Merger and $782 was recorded as operating expenses.  The costs consist of severance, continuation of benefits and other compensation-related expenses.  These actions, which have been completed, resulted in a workforce reduction of 10 salaried employees. Restructuring accruals are included in accounts payable, accrued expenses and other long-term liabilities on the Consolidated Balance Sheets.

The following table summarizes the Company’s restructuring activity for the nine months ended September 28, 2014:

Restructuring accruals at December 31, 2013	$706
Accrual reversal	(76)
Utilization	(491)
Balance at September 28, 2014	$139

During the third quarter of 2014, the Company received the remaining $268 for the reimbursement of restructuring costs from an escrow established at the time of the Merger.

Note 5   Accounts Receivable

Accounts receivable are net of an allowance for doubtful accounts of $68 and $78 at September 28, 2014 and December 31, 2013, respectively.

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Note 6            Inventories

The following table sets forth a summary of inventories, net of reserves at the lower of cost or market:

	September 28, 2014	December 31, 2013
Raw materials	$43,251	$43,469
Work in process	20,627	9,476
Finished products	12,675	13,729
	$76,553	$66,674

Note 7            Property and Equipment

Property and equipment are recorded at cost. Depreciation of building and equipment (including assets recorded under capital leases) and amortization of leasehold improvements are computed using the straight-line method over the estimated useful life of the assets, or for leasehold improvements, over the remaining life of the lease term if shorter.

Expenditures that improve or extend the lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

The fair value of the property and equipment acquired as a result of the Merger are allocated to machinery and equipment, furniture, fixtures and leasehold improvements and construction in process was $4,420, $30 and $732, respectively.

Property and equipment consist of the following as of:

			Estimated
	September 28, 2014	December 31, 2013	Useful Life
Land	$322	$338	-
Building	2,528	2,653	33
Machinery and equipment	51,812	47,476	7-10
Furniture, fixtures and leasehold improvements	7,545	7,081	3-5
	62,207	57,548
Less accumulated depreciation and amortization	(36,387)	(32,152)
	25,820	25,396
Construction in process	1,934	5,337
Property and equipment, net	$27,754	$30,733

Note 8            Goodwill, Trademarks and Other Intangible Assets

Goodwill

Goodwill is tested for impairment annually as of the beginning of the Company’s fourth fiscal quarter, or when events or circumstances indicate that its value may have declined. Impairment exists when the carrying amount of goodwill exceeds its fair market value. Management estimates the fair value of each reporting unit primarily using the income approach. Specifically the discounted cash flow (“DCF”) model was utilized for the valuation of each reporting unit. Management develops cash flow forecasts based on existing firm orders, expected future orders, contracts with suppliers, labor agreements and general market conditions. The Company discounts the cash flow forecasts using the weighted average cost of capital method at the date of evaluation. The Company also calculates the fair value of its reporting units using the market approach in order to corroborate its DCF model results. These methodologies used in the current year are consistent with those used in the prior year.

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The following table sets forth the changes in the carrying amount of goodwill for the Company as of and for the nine months ended September 28, 2014:

Total
Balance at December 31, 2013	$51,225
Effect of foreign currency translation	(476)
Balance at September 28, 2014	$50,749

As of September 28, 2014, the Company had $41.1 million and $9.6 million of goodwill assigned to its West Hartford and Colt Canada reporting units, respectively.

Trademarks

In connection with the Merger, the Company recorded an indefinite-lived intangible asset of $50,100 for the Colt brand and related trademarks.  The Company, with the assistance of a third party valuation firm, valued the Colt brand and related trademarks by comparing the value of the royalty rate inherent in the prepaid license fee to the current market rate for such a license based upon both the value of the Colt brand and related trademarks in both the defense and the commercial marketplace utilizing a relief from royalty methodology.

Impairment Evaluation

During the first half of 2014, the Company has experienced a continued decrease in the demand for commercial rifles.  The Company concluded that a triggering event had occurred and an interim impairment test for indefinite lived intangible assets, Goodwill and Trademarks, was required as of June 29, 2014.  Management developed cash flow forecasts based on existing firm orders, expected future orders, contracts with suppliers, labor agreements and general market conditions.  The Company, with the assistance of a third party valuation firm, discounted the cash flow forecasts using the weighted average cost of capital method as of June 29, 2014.  The Company also calculated the fair value of its reporting units using the market approach in order to corroborate its DCF model results.  Based on completion of Step 1 of the impairment analysis for indefinite lived intangible assets the fair value of the Company’s indefinite lived intangible assets, both goodwill and trademarks, exceeds the book value and therefore the Company concluded no impairment existed as of June 29, 2014.

Subsequent to the filing of the Company’s quarterly results for the three and six months ended June 29, 2014, the Company has seen a continued decrease in demand for MSR’s, a decline in demand for the Company’s commercial handguns, and delays in the anticipated timing of U.S. Government and certain international sales.  The Company considered these adverse changes in the Company’s business climate to be a triggering event as of September 28, 2014.  Therefore, in addition to the impairment analysis performed as of June 29, 2014 the Company performed an impairment analysis as of September 28, 2014 to determine the impact that a material decrease in the Company’s sales, resulting from the aforementioned factors would have on the Company’s valuation.  The Company, with assistance of a third party valuation firm, discounted the cash flow forecasts using the weighted average cost of capital method as of September 28, 2014.  The Company also calculated the fair value of its reporting units using the market approach to corroborate its discounted cash flows model results.  Based on completion of step one of the impairment analysis for indefinite lived intangible assets, the Company determined that the fair value of the Company’s indefinite lived intangible assets, including goodwill and trademarks, exceeds the book value, and therefore, the Company has concluded no impairment existed as of September 28, 2014.  The Company has two reporting units as of September 28, 2014, West Hartford, including all of the Company’s domestic operations and Colt Canada.  The estimated fair value as a percentage of the carrying value of the Company’s West Hartford and Colt Canada reporting units approximated 110% and 133%, respectively, and as such the fair value of the Company’s West Hartford reporting unit didn’t significantly exceed its carrying value.

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Net sales and operating income growth assumptions and the risk-adjusted discount rate, which represents the weighted average cost of capital, have the most significant influence on the estimation of the fair value of the Company’s reportable segment.  Under the income approach, specifically the discounted cash flow method, net sales and operating income growth rate assumptions were used to estimate cash flows in future periods.  Growth rates were based on current levels of backlog, the retention of existing customers and the Company’s ability to introduce new products.  If gross margin assumptions for the Company’s West Hartford reporting unit were to decline by approximately 1% per annum, the West Hartford reporting unit may not pass step one and step two could result in a non-cash goodwill impairment charge.  The factors that affect the level of estimated cash flows within the West Hartford reporting unit include, but are not limited to: (1) declines in consumer demand for commercial rifles and handguns, (2) delays in anticipated timing of U.S. Government orders, (3) delays in the timing of international sales which require certain regulatory approvals and (4) the Company’s ability to successfully launch new products.  Management utilized a discount rate of 18% to estimate the present value of future cash flows.  The discount rate was based upon a build-up of market data from similar companies and reflected uncertainty related to the Company’s ability to achieve its forecasted results.  Holding all other assumptions constant, an increase in the rate used to discount the expected future cash flows of approximately 175 basis points would reduce the fair value of the West Hartford reporting unit such that the reporting unit would not pass step one and step two cold result in a non-cash impairment charge.

Management’s judgment and assumptions are required in performing the impairment tests for all reporting units with goodwill.  While management expects future operating improvements to result from improving commercial rifle and handgun demand, the resumption of fulfilling certain U.S. Government orders and the introduction of new products there can be no assurance that such expectations will be met or that the fair value of the reporting units will continue to exceed their carrying value.  If the fair value of either of the reporting units were to fall below its carrying value, a non-cash impairment charge to income from operations could result.

Intangible Assets

The Company reviews long-lived assets, including intangible assets subject to amortization, for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Impairment losses, where identified, are determined as the excess of the carrying value over the estimated fair value of the long-lived asset. The Company assesses the recoverability of the carrying value of assets held for use based on a review of projected, undiscounted cash flows. When long-lived assets are reclassified to “held for sale”, the Company compares the asset’s carrying amount to its estimated fair value less cost to sell to evaluate impairment. No long-lived assets have been reclassified to held for sale for any period presented.

In connection with the Merger, the Company recorded finite-lived intangible assets of $9,340 which includes $5,240 of existing license agreements which represents the estimated fair value of New Colt license agreements for licensing the Colt trademarks to various third parties, $2,970 of developed technology which represents the estimated fair value of designs, trade secrets, materials, specifications and other proprietary intellectual property included in the technical data packages and related manufacturing processes and know-how and $1,130 of backlog which represents the estimated fair value of unfilled contractual orders from customers.  The weighted average useful lives of the acquired existing license agreements, developed technology and backlog were 6 years, 20 years and 3 years, respectively.

The net carrying value of the Company’s intangible assets with finite lives follows:

	As of September 28, 2014
	Gross			Estimated
	Carrying	Accumulated		Useful
	Amount	Amortization	Net	Life
Customer relationship Canadian Government	$2,257	$(702)	$1,555	30
Customer relationships other	5,869	(4,124)	1,745	20
License agreements	5,240	(2,019)	3,221	6
Backlog	1,694	(1,047)	647	3
Technology-based intangibles	6,580	(2,950)	3,630	15-20
	$21,640	$(10,842)	$10,798

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	As of December 31, 2013
	Gross			Estimated
	Carrying	Accumulated		Useful
	Amount	Amortization	Net	Life
Customer relationship Canadian Government	$2,369	$(678)	$1,691	30
Customer relationships other	6,160	(4,077)	2,083	20
License agreements	5,240	(805)	4,435	6
Backlog	1,722	(604)	1,118	3
Technology-based intangibles	6,580	(2,492)	4,088	15 - 20
	$22,071	$(8,656)	$13,415

The Company expects to record annual amortization expense of $3,251, $2,766, $1,910, $1,171, and $859 for 2014, 2015, 2016, 2017 and 2018, respectively.

Note 9   Liquidity

During the third quarter of 2014, the Company faced increasing liquidity challenges as a result of several recent business trends impacting the Company’s current and forecasted revenues and cash flows.  These trends included the continued decline in market demand for the Company’s commercial MSR, recent declines in demand for the Company’s commercial handguns, and delays in anticipated timing of U.S. Government and certain international sales.  As a result, the Company expects to report lower revenues and Adjusted EBITDA for the year-ended December 31, 2014 than it had previously forecasted.  These trends are expected to continue to put pressure on the Company’s liquidity for the foreseeable future.

Management’s plan to mitigate the business risk associated with the Company’s increased liquidity challenges include: (i) seeking revenue growth across all sales channels, (ii) executing initiatives designed to optimize the Company’s performance and reduce costs, (iii) managing inventory levels for positive cash flow by focusing the production schedule on the Company’s backlog of firm commitments, (iv) working closely with U.S. Government regulators to obtain timely approval of international sales, and (v) seeking ways to restructure the Company’s unsecured debt to reduce overall debt service costs.

As announced in the Company’s Form 12b-25 filed on November 12, 2014, there was uncertainty about whether the Company would have the cash necessary to pay its November 17, 2014 Senior Notes interest payment. On November 17, 2014 the Company entered into the MS Term Loan, a $70,000 senior secured term loan facility with Wilmington Savings Fund Society, FSB, as agent and Morgan Stanley Senior Funding Inc., as lender, which replaced the Company’s existing Term Loan agreement and provided the Company $4,101 of additional liquidity.  The MS Term Loan also enabled the Company to make its November 17, 2014 Senior Notes interest payment of $10,938.  In addition, the lenders, under the Company’s existing Credit Agreement (see Note 10 “Notes Payable and Long-Term Debt — Credit Agreement”), also agreed to amendments to the Credit Agreement which allowed the Company to enter into the MS Term Loan and provided for additional liquidity through a modification of excess availability thresholds.

After giving effect to the aforementioned market and business challenges as well as the sales opportunities that the Company believes exist, the Company has forecasted revenue and Adjusted EBITDA growth in 2015.  There can be no assurance that the actual demand for the Company’s commercial MSRs or commercial handguns will meet the Company’s internal forecast.  In addition, there can be no assurance that U.S. Government or international sales will take place as the Company has forecasted primarily due to a U.S. Government regulatory approval process which is difficult to predict.  As a result of these factors, and notwithstanding the additional cash the Company obtained from the MS Term Loan, risk exists with respect to the Company achieving its internally forecasted results and projected cash flows for the remainder of 2014 and 2015.  Absent the Company achieving its internal forecast for the remainder of 2014 and 2015 and the successful execution of Management’s strategy, addressing other long-term debt such as the Senior Notes, it is probable that the Company may not have sufficient cash and cash equivalents on-hand along with availability under its Credit Agreement, as amended, to be able to meet its obligations as they come due over the next 12 months, including the Company’s May 15, 2015 Senior Notes interest payment of $10,938.

As it is probable that the Company may not have sufficient liquidity to be able to make its May 15, 2015 Senior Notes interest payment without meeting the Company’s internal projections (including addressing the Company’s Senior Notes), the Company’s long-term debt has been classified as current in the consolidated balance sheet.  Currently the Company does not have sufficient funds to repay the debt upon an actual acceleration of maturity.  In the event of an accelerated maturity, the Company’s lenders may take actions to secure their position as creditors and mitigate their potential risks.  These events would adversely impact the Company’s liquidity.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The MS Term Loan and Credit Agreement contain a covenant requiring the Company to deliver audited financial statements within 90 days following each fiscal year, together with an audit opinion that does not contain a “going concern” explanatory paragraph.  The Company will be re-filing under current date its 2013 Form 10-K/A sometime before December 31, 2014 in response to United States Security and Exchange Commission (“SEC”) comments on the 2013 10-K.  The SEC comments primarily relate to the inclusion of certain certifications under Section 906 of Sarbanes-Oxley and do not require any changes to the financial statements for the year-ended December 31, 2013, as restated.  In connection with the Company’s response to these comments and the re-filing of the 2013 Form 10-K/A, management expects its independent registered public accounting firm will issue an audit report that contains a “going concern” explanatory paragraph.  The Company is in discussions with, and expects to receive a waiver from, each of our lenders in connection with the re-filing of the 2013 Form 10-K/A.

As of September 28, 2014, the Company had $3,963 of cash and cash equivalents and $2,113 of availability under its Credit Agreement.  As of November 20, 2014, the Company has $8,233 of cash and cash equivalents and $2,473 of availability under its Credit Agreement (see Note 10 “Notes Payable and Long-Term Debt”).

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The Company’s foreign and domestic cash and cash equivalents as of September 28, 2014 and December 31, 2013, respectively, are as follows:

	September 28, 2014	December 31, 2013
United States (1)	$2,029	$8,363
Canada (2)	1,911	4,213
Netherlands (3)	23	18
Total cash and cash equivalents	$3,963	$12,594

(1)         United States includes the following legal entities:  Colt Defense LLC, New Colt Holding Corp., Colt’s Manufacturing Company LLC and Colt Defense Technical Services LLC

(2)         Canada includes the following legal entity:  Colt Canada Corporation

(3)         Netherlands includes the following legal entity: Colt International Coöperatief U.A.

Due to the Company’s current liquidity situation, during the three months ended September 28, 2014 Colt International recorded a deferred tax liability of $1,369 on the undistributed earnings from Colt Canada because the Company no longer considers Colt Canada’s earnings permanently reinvested (see Note 12 “Income Taxes”).

If the Company repatriated cash and cash equivalents, based on the Company’s current legal entity structure as described in Note 1 Nature of Business, the Company would not be required to accrue and pay U.S. income taxes to repatriate these funds.  The Company’s cost of repatriation would be in the form of a 5% withholding tax which Colt Canada is required to withhold on dividends when declared and paid to Colt International under the terms of the treaty between Canada and the Netherlands.  There is no further income or withholding tax on dividends when declared and paid to Colt Defense.

Note 10     Notes Payable and Long-Term Debt

Term Loan

On July 12, 2013, in connection with the Merger, the Company entered into the Term Loan agreement, which matures on November 15, 2016. The Term Loan bears interest at a variable rate of 9.75% plus the greater of the three month LIBOR rate or 1%. Interest is payable quarterly in arrears on the first day of the subsequent calendar quarter. Under the Term Loan, the Company’s obligations are secured by a first priority security interest in the Company’s intellectual property and a second priority security interest in substantially all other assets. The Term Loan was issued at a discount of $2,293, which represents the lenders fees and legal expenses. The Company also incurred $2,120 in financing fees. The discount and the financing fees are being amortized as additional interest expense over the life of the indebtedness.

On August 6, 2014, the Company entered into Amendment No. 1 to the Term Loan (the “Term Loan Amendment”).  Absent an amendment to the Term Loan, the Company would have been in violation of certain of its financial covenants as of September 28, 2014.  The Term Loan Amendment is discussed in more detail in the following paragraph.

The Term Loan Amendment provided that (i) the financial covenants were eliminated for the rolling four quarter periods ended June 29, 2014 and September 28, 2014 and modified for the rolling four quarter period ended December 31, 2014, (ii) the Company was granted the option to not pay principal installment payments of $1,875 due on September 30, 2014, December 31, 2014 and March 31, 2015, (iii) the applicable prepayment premium was increased from 2% to 6% of the outstanding principal balance of the Term Loan, (iv) the date of the applicable prepayment determination was extended to July 31, 2016 and (v) the Company was been granted a 30 day extension to deliver financial information to the Term Loan lenders to allow for completion of the restatement of the Company’s 2013 10-K (see Note 2, Summary of Significant Accounting Policies).  Additionally, the Company agreed to pay an amendment fee of $475 that will be capitalized and paid-in-kind by being added to the outstanding principal balance of the Term Loan.

The Term Loan Amendment fee of $475, along with Term Loan lenders legal fees to be paid by the Company in conjunction with the Term Loan Amendment, were recorded as additional debt discount in the third quarter of 2014 and amortized as interest expense over the remaining term of the Term Loan.  The Company expensed costs incurred by the Company in conjunction with the Term Loan Amendment in the third quarter of 2014.  The Company exercised its option not to pay the principal installment payment due on September 30, 2014.

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As of September 28, 2014 and December 31, 2013, the Company was subject to four financial covenants as defined in the Term Loan agreement: (i) minimum EBITDA (“Minimum EBITDA”), (ii) fixed charge coverage ratio (“FCCR”), (iii) secured coverage ratio (“Secured Coverage Ratio”) and (iv) maximum allowed capital expenditures (“Capital Expenditures”).  Prior to Amendment No. 1, the required Minimum EBITDA for the four quarters ended September 28, 2014 and December 31, 2013 was $40,000.  Actual Minimum EBITDA for the four quarters ended September 28, 2014 and December 31, 2013 was $31,833 and $63,293, respectively.  Amendment No. 1 eliminated the Minimum EBITDA covenant for the four quarters ended September 28, 2014.  Prior to Amendment No. 1, the required FCCR for the four quarters ended September 28, 2014 and December 31, 2013 was a minimum of 0.90:1.00.  The actual FCCR for the four quarters ended September 28, 2014 and December 31, 2013 was 0.75:1.00 and 1.21:1.00, respectively.  Amendment No. 1 eliminated the FCCR covenant for the four quarters ended September 28, 2014.  Prior to Amendment No. 1, the required Secured Coverage Ratio for the four quarters ended September 28, 2014 and December 31, 2013 was a ratio not greater than 1.20:1.00.  The actual Secured Coverage Ratio for the four quarters ended September 28, 2014 and December 31, 2013 was 2.02:1.00 and 0.89:1.00, respectively. Amendment No. 1 eliminated the Secured Leverage Ratio covenant for the four quarters ended September 28, 2014.  The maximum allowed Capital Expenditures for the four quarters ended September 28, 2014 and December 31, 2013 is $12,000.  The actual Capital Expenditures for the four quarters ended September 28, 2014 and December 31, 2013 were $3,693 and $8,598, respectively.  Amendment No. 1 did not modify the Capital Expenditure covenant.

The Term Loan agreement also contained non-financial covenants and other restrictions which limit the Company’s ability to incur additional indebtedness, make investments or certain payments, pay dividends (other than member distributions to support the Company’s member related taxes) enter into a merger and acquire or sell assets.

The Company was in compliance with its Term Loan covenants, as amended, as of September 28, 2014 (pursuant to the Term Loan Amendment the Company was not required to satisfy any particular financial covenant levels for the quarter ending September 28, 2014 other than with respect to the maximum allowed capital expenditures) and December 31, 2013.

On September 30, 2014, the Company made a Term Loan interest payment of $1,318.

On November 12, 2014, the Company entered into Amendment No. 2 to the Term Loan, whereby, the Term Loan lenders consented to extending the delivery date to November 21, 2014, for the Company to deliver financial statements for the month and fiscal quarter ended September 28, 2014.

On November 17, 2014, the Company entered into a $70,000 senior secured term loan facility with Wilmington Savings Fund Society, FSB, as agent and Morgan Stanley Senior Funding Inc., as lender (see Note 22, “Subsequent Events”) which replaced the Company’s Term Loan.  The existing Term Loan agreement did not permit pre-payment at such time and thus, the Company agreed with the existing Term Loan lenders to pay a premium of $4,318 in addition to the outstanding principal and accrued interest balance.  As a result of the Company entering into the MS Term Loan which replaced the Company’s existing Term Loan, the Term Loan has been reflected as a current liability as of September 28, 2014 in the consolidated balance sheet.  The MS Term Loan (i) does not contain financial covenants or amortization provisions similar to those provisions in the Company’s existing Term Loan agreement; (ii) provides for the accrual of interest on an 8% cash and 2% payment-in-kind basis; and (iii) will mature no later than August 15, 2018 subject to the satisfaction of certain conditions.

Credit Agreement

On September 29, 2011, the Company entered into a Credit Agreement with Wells Fargo Capital Finance, LLC (“WFCF”).  Under the terms of the Credit Agreement, senior secured revolving loans are available up to $50,000, inclusive of $20,000 available for letters of credit.  Revolving loans are subject to, among other things, the borrowing base, which is calculated monthly based on specified percentages of eligible accounts receivable and inventory and specified values of fixed assets.  Under the Credit Agreement, the Company’s obligations are secured by a first-priority security interest in substantially all of its assets (other than intellectual property), including accounts receivable, inventory and certain other collateral, and a second-priority security interest in its intellectual property. The Credit Agreement matures on September 28, 2016.

Borrowings under the Credit Agreement bear interest at a variable rate based on the London Inter-Bank Offered Rate (“LIBOR”), the Canadian Banker’s Acceptance Rate or the lender’s prime rate, as defined in the Credit Agreement, plus a spread. The interest rate spread on borrowing varies based on both the rate option selected and Colt’s quarterly average excess availability under the Credit Agreement. There is an unused line fee of .50% per annum, payable quarterly on the unused portion under the facility and a $40 annual servicing fee.

The Credit Agreement limits the Company’s ability to incur additional indebtedness, make investments or certain payments, pay dividends (other than for member distributions to support member LLC-related taxes) and merge, acquire or sell assets. In addition, certain covenants would be triggered if excess availability were to fall below a specified level. Excess availability is determined as the lesser of the Company’s borrowing base or $50,000, reduced by outstanding obligations under the Credit Agreement and trade payables that are more than 60 days past due. The Credit Agreement has an excess availability threshold of $11,000. If excess availability is below $11,000, the Company would be required to be in compliance with a fixed charge coverage ratio, as defined in the Credit Agreement (“WFCF FCCR”).  If the Company is not in compliance with the WFCF FCCR and below $11,000 in excess

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availability, the Company would not be able to borrow additional amounts under the Credit Agreement and would be in default of the Credit Agreement. In addition, if excess availability falls below $11,000 or an event of default occurs, the Company would be required to provide WFCF with more frequent compliance reporting and WFCF may also assume certain other contractual privileges.  The Company’s available borrowing capacity as of September 28, 2014 was $2,113 which is the amount above the excess availability requirement.  The Credit Agreement also contains customary events of default including, but not limited to, no material litigation or defaults under material contracts and no material adverse change. In connection with any borrowing requests, management must certify, among other things, to no default or event of default.

As of September 28, 2014, there were advances of $13,000 and $3,847 of letters of credit outstanding under the Credit Agreement. As of December 31, 2013, there was a $7,083 line advance and $3,486 of letters of credit outstanding under the Credit Agreement.  As of November 20, 2014, there were advances of $16,000 and $3,815 of letters of credit outstanding under the Credit Agreement.

As of September 28, 2014 and December 31, 2013, the Company was in compliance with all of the Credit Agreement covenants and restrictions, as amended, and the Company monitors its future compliance based on current and anticipated financial results. The WFCF FCCR for four consecutive quarters may not be less than 1.00:1.00.  As of September 28, 2014 and December 31, 2013 the Company’s availability was in excess of $11,000 and therefore the WFCF FCCR was not in effect.  If it had been in effect, the calculated WFCF FCCR for the four quarters ended September 28, 2014 and December 31, 2013 would have been 0.77:1.00 and 1.54:1.00, respectively.

On March 22, 2013, the Company entered into Amendment No. 2 to the Credit Agreement, whereby, among other things, WFCF consented to the transaction pursuant to the Unit Repurchase Agreement. For additional information about this transaction, see Note 13, “Accumulated Deficit” in this Form 10-Q.

On June 19, 2013, the Company entered into Amendment No. 3 to the Credit Agreement, whereby WFCF consented to the contribution of all the issued and outstanding equity interests issued by Colt Canada to Colt International so that Colt Canada would become a wholly-owned subsidiary of Colt International, and providing for Colt International to become a guarantor under the Credit Agreement.

On July 12, 2013, the Company entered into Amendment No. 4 to the Credit Agreement, which provided for New Colt to become a guarantor and Colt’s Manufacturing Company LLC (“Colt’s Manufacturing”) to become a borrower under the Credit Agreement in connection with the Merger.

On August 6, 2014, the Company entered into Amendment No. 5 to the Credit Agreement, whereby WFCF consented to, among other things, extending the delivery date to September 15, 2014 for the Company to deliver financial statements for the month and fiscal quarter ended June 29, 2014.

On November 12, 2014 the Company entered into Amendment No. 6 to the Credit Agreement, whereby WFCF consented to extending the delivery date to November 21, 2014, for the Company to deliver financial statements for the month and fiscal quarter ended September 28, 2014.

On November 17, 2014, the Company entered into amendment No. 7 to the Credit Agreement, whereby WFCF consented to amendments to the Credit Agreement necessary for the Company to enter into the MS Term Loan.  These amendments include, among other things, (i) reducing the Senior Secured revolving loan availability from $50,000 to $33,000 and (ii) incorporating a minimum $7,500 excess availability threshold for borrowings.

On November 21, 2014, the Company entered into Amendment No. 8 to the Credit Agreement, whereby WFCF consented to extending the delivery date to November 26, 2014, for the Company to deliver financial statements for the month and fiscal quarter ended September 28, 2014.

Senior Notes

On November 10, 2009, Colt Defense LLC and Colt Finance Corp., the Company’s 100%-owned subsidiary, jointly and severally co-issued $250,000 of unsecured Senior Notes under an indenture (“Indenture”). The Senior Notes bear interest at 8.75% and mature on November 15, 2017. Interest is payable semi-annually in arrears on May 15 and November 15. The Company issued the Senior Notes at a discount of $3,522 from par value. This discount is being amortized as additional interest expense over the life of the indebtedness. No principal repayments are required until maturity.

The Senior Notes do not contain financial covenants that require the Company to maintain compliance with any financial ratios or measurements on a periodic basis. The Senior Notes do contain non-financial covenants that, among other things, limit the Company’s ability to incur additional indebtedness, enter into certain mergers or consolidations, incur certain liens and engage in certain transactions with its affiliates. In addition, the Indenture restricts the Company’s ability to pay dividends or make other Restricted Payments (as defined in the Indenture) to its members, subject to certain exceptions. Such restrictions are not expected to affect the Company’s ability to meet its cash obligations for the next twelve months.  Additionally, the Senior Notes contain certain cross-default provisions with other indebtedness if such indebtedness in default aggregates to $20,000 or more.

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On June 19, 2013, the Company entered into a supplement to the Indenture by which Colt International, Colt Canada and CDTS became new subsidiary guarantors to the Senior Notes. As such, each agreed to jointly and severally guarantee the obligations under the Indenture.

On July 12, 2013, the Company entered into a supplement to the Indenture, by which New Colt and Colt’s Manufacturing became parties to the Indenture and each agreed to jointly and severally guarantee the obligations under the Indenture.

Each of the debt agreements certain cross-default provisions, whereby a default under one agreement represents a default under the others.

The outstanding loan balances at September 28, 2014 and December 31, 2013 were as follows:

	September 28, 2014	December 31, 2013
Senior Notes	$248,319	$247,984
Term Loan	46,139	46,833
Credit Agreement	13,000	7,083
Total debt	307,458	301,900
Less: current portion	(307,458)	(12,083)
Long-term debt	$—	$289,817

As a result of the liquidity concerns (see, Note 1, “Nature of Business — Going Concern” and Note 9, “Liquidity”), the Company’s outstanding debt has been reflected as a current liability as of September 28, 2014 in the consolidated balance sheet.

The Company’s debt was recorded net of unamortized original issue and debt discounts of $3,517 at September 28, 2014 and $3,932 at December 31, 2013.

	Three Months Ended		Nine Months Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Amortization of discount	$334	$280	$947	$486
Amortization of deferred financing costs	577	575	1,788	1,403

In accordance with Rule 3-10(f) of SEC Regulation S-X, the Company and Colt Finance Corp., co-issuers of the Senior Notes, are not presenting condensed consolidating guarantor financial statements as Colt Defense LLC and Colt Finance Corp. have no independent assets or operations. All of the Company’s subsidiaries are 100% owned and have guaranteed the Company’s Senior Notes; and all of the guarantees are full, unconditional, joint and several.

Note 11   Accrued Expenses

Accrued expenses consisted of:

	September 28, 2014	December 31, 2013
		(As Restated)
Accrued compensation and benefits	$4,243	7,154
Accrued contract obligation expense	2,365	1,194
Accrued federal, excise and other taxes	2,643	4,902
Accrued interest	9,508	2,879
Accrued commissions	1,932	929
Other accrued expenses	5,387	5,100
	$26,078	$22,158

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Note 12   Income Taxes

Colt Defense is a limited liability company organized under the laws of Delaware. Colt Defense is treated as a partnership for federal and state income tax purposes and is not subject to U.S. federal or state income taxes. Consequently, all taxable income (loss) of Colt Defense is reported to its members for inclusion in their respective income tax returns. The limited liability company agreement of Colt Defense requires distributions to the members in any year in which there is U.S. taxable income. The member’s distribution is equal to the product of the highest combined marginal federal, state, or local income tax rate applicable to any member and the highest taxable income allocated to any one unit, to the extent that the Governing Board determines that sufficient funds are available.

As a result of the Merger with New Colt effective July 12, 2013, Colt Defense owns 100% of New Colt, a C corporation organized under the laws of Delaware. New Colt is taxed as a corporation for U.S. federal and state income tax purposes. Through December 31, 2013, New Colt owned 100% of Colt’s Manufacturing, New Colt’s operating entity.

Effective January 1, 2014 (see Note 1, “Nature of Business”), Colt Defense and New Colt each contributed their assets and operations to Colt’s Manufacturing.  As a result, Colt Defense and New Colt collectively own 100% of Colt’s Manufacturing, the combined domestic operating entity of the Company. The Company estimated the fair value of the Colt Defense and New Colt contributions to determine the respective ownership percentages of Colt Defense and New Colt. The allocation of the fair value of the contributions to the individual assets and liabilities contributed is preliminary and subject to change.

The combined operations of Colt’s Manufacturing are treated as a partnership for federal income tax purposes. Consequently, taxable income is computed at the partnership level to determine New Colt’s income tax expense and Colt Defense’s member distribution payable.  In conjunction with the transaction, New Colt acquired a preferred investment in Colt’s Manufacturing and a common equity interest in exchange for its contribution. Colt Defense acquired the remaining common equity interest in exchange for its contribution. Since each member contributed assets, the Company is allocating the built in gain (the difference between fair market value and tax basis) back to the contributing member in accordance with a permitted method under Section 704(c) of the Internal Revenue Code.

Colt Defense and CDTS, a wholly owned subsidiary, collectively own 100% of Colt International, a Dutch coöperatief. Colt International owns 100% of Colt Canada, a Canadian C corporation. The income (loss) of Colt Canada is subject to entity level Canadian federal and provincial taxes. On April 16, 2014, Colt Canada declared and paid a $2,000 dividend to Colt International. Under the terms of the treaty between Canada and The Netherlands, Colt Canada is required to withhold taxes on the dividends at a rate of 5%.

During the three months ended September 28, 2014 Colt International recorded a deferred tax liability of $1,369 on the undistributed earnings of Colt Canada due to the fact that the Company no longer considers Colt Canada’s earnings permanently reinvested due to the Company’s liquidity position (see Note 9 “Liquidity”).

The provision (benefit) for foreign income taxes is as follows:

	Three Months Ended		Nine Months Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
		(As Revised)		(As Revised)
Current	$152	$12	$204	$747
Deferred	1,358	(220)	1,239	(196)
Total	$1,510	$(208)	$1,443	$551

New Colt has a partnership interest in Colt’s Manufacturing in which the book basis of New Colt’s assets and liabilities contributed exceeds the tax basis of those assets and liabilities. Therefore, New Colt recorded a deferred tax liability with respect to their partnership interest at January 1, 2014.  The requirement that the partnership use carryover basis with respect to the contributed assets resulted in the partnership’s basis in the assets being equal to New Colt’s investment in the partnership.

A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized.  A significant portion of the value of New Colt’s asset contribution was attributed to indefinite lived intangible assets. Consequently, the exclusion of the portion of the contribution related the indefinite lived intangible asset from the deferred tax liability associated with the partnership interest would put New Colt in a net deferred tax asset position. The Company has established that it is more likely than not that the full amount of New Colt’s deferred tax assets will not be recognized in future years. Consequently, New Colt continues to maintain a valuation allowance on its net deferred tax assets.

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Note 13   Pension and Postretirement Benefits

As a result of the Merger in 2013, the Company had four noncontributory, domestic defined benefit pension plans (“Plans”) that covered substantially all eligible salaried and hourly U.S. employees. The bargaining unit Plans were combined on January 1, 2014 and the salaried Plans were combined on January 1, 2014.

Effective December 31, 2012, the pension benefits under the two hourly defined benefit plans were frozen. The benefits under the two salaried defined benefit plans have been frozen since December 31, 2008. Accordingly, participants retain the pension benefits that have already accrued. However, no additional benefits have accrued since the effective date of the freeze.

Pension expense for the New Colt plans is included in the amounts below from the Merger Date.

The components of income recognized in the Company’s Consolidated Statements of Operations for pension plans are as follows:

	Three Months Ended		Nine Months Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
		(As Revised)		(As Revised)
Interest cost	$396	$368	$1,187	$918
Expected return on assets	(478)	(419)	(1,433)	(986)
Amortization of unrecognized loss	47	107	140	321
Net periodic cost (income)	$(35)	$56	$(106)	$253

The Company also provides certain postretirement health care coverage to retired U.S. employees who were subject to a collective bargaining agreement when they were employees. The cost of these postretirement benefits is determined actuarially and is recognized in the Company’s consolidated financial statements during the employees’ active working career. In connection with the Company’s collective bargaining agreement, it has capped certain retirees to approximately $250 (not in thousands) per employee per month.

As a result of the Merger in 2013, the Company had two postretirement health care plans that applied to employees covered by the collective bargaining agreement.  The postretirement health care plans were combined on April 1, 2014.  Expense for the New Colt plan is included in the amounts below from the Merger Date.

As a result of the workforce reduction in the second quarter of 2014 the Company recognized a $98 curtailment gain with respect to the Company’s postretirement health care plans.

The components of cost recognized in the Company’s Consolidated Statements of Operations for postretirement health care coverage are as follows:

	Three Months Ended		Nine Months Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Service cost	$173	$159	$519	$384
Interest cost	233	201	700	446
Curtailment of postretirement health plan	—	—	(98)	—
Amortization of unrecognized prior service costs	(38)	(43)	(113)	(129)
Amortization of unrecognized loss	33	61	99	184
Net periodic cost	$401	$378	$1,107	$885

Note 14   Accumulated Deficit

Colt Defense’s authorized capitalization consists of 1,000,000 common units, which include 18,878 nonvoting Class B common units, and 250,000 preferred units. Common units issued and outstanding as of both September 28, 2014 and December 31, 2013 were 132,174.  No Class B common units or preferred units have been issued.

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On March 22, 2013, Colt Defense purchased 31,165.589 common units (“Unit Repurchase”) from Blackstone Mezzanine Partners II-A L.P. and Blackstone Mezzanine Holdings II USS L.P. (collectively, “Blackstone Funds”) (representing 100% of the Colt Defense common membership units held by the Blackstone Funds) for an aggregate purchase price of $14,000 pursuant to an equity purchase agreement, dated as of March 22, 2013 (“Unit Repurchase Agreement”), by and among Colt Defense and the Blackstone Funds.  In accordance with the Unit Repurchase Agreement, upon consummation of the Unit Repurchase, the Blackstone Funds delivered the certificates representing the common units held by the Blackstone Funds to Colt Defense for cancellation, and the rights of the Blackstone Funds under the Amended and Restated LLC Agreement, including appointment rights with respect to Colt Defense’s Governing Board, were terminated. The Unit Repurchase Agreement provided customary releases and indemnities for Colt Defense and the Blackstone Funds.

On July 12, 2013, the Company issued and sold 31,165.589 of Colt Defense common units to certain new and existing holders for $9,000 of consideration, of which $5,000 was paid in cash and $4,000 was related to Merger consideration reinvested by certain New Colt investors into Colt Defense.  The Company used the $9,000 of consideration, together with the proceeds from the Term Loan and cash on hand, to fund the Merger and pay related fees and expenses.

In the first quarter of 2014 and 2013, respectively, there were no tax distribution payments to members. During the second quarter of 2014, the Company made tax distribution payments to members of $683 along with State of Connecticut members’ withholding payments of $530, both of which were accrued for in 2013 based on the Company’s 2013 taxable income.  During the second quarter of 2013, the Company made tax distributions to members of $1,357 and no distributions to the State of Connecticut.  During the third quarter of 2014 and 2013 the Company made tax distributions to members of $0 and $1,200, respectively.

Due to limitations on distributions to the Company’s members associated with the Company’s Term Loan, there was a $2,277 long term liability payable to members at September 28, 2014 and December 31, 2013, respectively.

Note 15   Common Unit Compensation

On March 1, 2012, the Governing Board approved the Colt Defense Long Term Incentive Plan (the “Plan”). The purpose of the Plan is to advance the interests of Colt Defense and its equity holders by providing a means to attract, retain and motivate key employees, advisors and members of the Governing Board. Awards under the Plan may consist of options, restricted units, restricted phantom units, performance units or other unit-based awards. A total of 18,878 nonvoting Class B common units have been reserved for issuance in connection with awards under the Plan.

Under the Plan, the exercise price of option awards is set at the grant date and may not be less than the fair market value per unit on that date. The term of each option is ten years from the grant date. The vesting periods, which vary by grant, may be time based, performance based or a combination thereof. Compensation expense equal to the grant date fair value of the option is generally recognized over the period during which the employee is required to provide service in exchange for the award or as the performance obligation is met. Fair value of the option was estimated on the date of grant using the Black-Scholes valuation method.

In 2013, options were granted for 5,300 common units at a weighted average exercise price of $288.78 (not in thousands).  In the third quarter of 2014, options were granted for 3,000 common units at a weighted average exercise price of $288.78 (not in thousands).  The Company’s common unit compensation expense, which is included in general and administrative expense in the consolidated statements of operations, was $13 and $0 for the three months ended September 28, 2014 and September 29, 2013, respectively.  Common unit compensation expense was $95 and $0 for the nine month periods ended September 28, 2014 and September 29, 2013, respectively.

Note 16   Transactions with Related Parties

In July 2007, Colt Defense entered into a financial advisory agreement with Sciens Management LLC (“Sciens Management”), which through its affiliates, may be deemed to beneficially own a substantial portion of Colt Defense’s limited liability interests and whose managing member is also a member of Colt Defense’s Governing Board.  Under the terms of the agreement, the Company paid Sciens Management an aggregate annual retainer of $350. In July 2013, Colt Defense entered into a consulting services agreement (“Consulting Agreement”) with Sciens Institutional Services LLC (“Sciens Institutional”), an affiliate of Sciens Management.  Affiliates of Sciens Institutional beneficially own a substantial portion of Colt Defense’s limited liability interests and Sciens Institutional’s managing member is a member of Colt Defense’s Governing Board. Under the terms of the Consulting Agreement, Sciens Institutional provides consulting services to Colt Defense for an aggregate annual fee of $650, payable quarterly in advance.

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The costs for the services provided and the related expenses under the agreements with Sciens Institutional and Sciens Management were recorded within general and administrative expenses in the consolidated statements of operations and were $250 and $220 for the three months ended September 28, 2014 and September 29, 2013, respectively.  The Company’s cost for these services were $750 and $436 for the nine months ended September 28, 2014 and September 29, 2013, respectively.

In July 2013, the Company entered into a services agreement (“Archives Agreement”) with Colt Archive Properties LLC (“Archives Properties”), one of the owners of which is a member of Colt Defense’s Governing Board and affiliates of which beneficially own a substantial portion of Colt Defense’s limited liability interests. Under the Archives Agreement, Colt agrees to provide designated employees to perform services for Archive Properties for an initial annual fee of $241, payable quarterly in arrears. The Company records revenue related to archive services as net sales and costs associated with providing archive services in cost of sales.

The Company leases its West Hartford facility from NPA Hartford LLC, which is beneficially owned by Sciens Management, for its corporate headquarters and primary manufacturing facility. The lease expires on October 25, 2015.  For the three months ended September 28, 2014, and September 29, 2013, the rent expense under this lease was $210 and $210, respectively. Rent expense for the nine months ended September 28, 2014 and September 29, 2013 was $631 and $631 respectively.

In addition, Colt Defense LLC Profit Sharing Plan, a Colt Defense LLC unit holder, owns 100% of Colt Defense Employee Plan Holding Corp. which has a wholly owned subsidiary Colt Security LLC, which provides security guards for the Company.

Prior to the Merger, transactions with New Colt were as follows:

		Nine Months
	Three Months Ended	Ended
	September 29, 2013	September 29, 2013
Net sales to New Colt	$23,321	$67,156
Purchases from New Colt	8	1,894
Administration and services fees charged to New Colt	442	1,325

Note 17   Commitments and Contingencies

Standby Letters of Credit

A summary of standby letters of credit issued principally in connection with performance and warranty bonds established for the benefit of certain international customers is as follows:

	September 28, 2014	December 31, 2013

Standby letters of credit secured by restricted cash	$1,172	$1,185
Standby letters of credit under Credit Agreement	3,854	3,486
Guarantees of standby letters of credit established by a sales agent on behalf of Colt	74	74

Industrial Cooperation Agreements

The Company also had certain industrial cooperation agreements, which stipulate its commitments to provide offsetting business to certain countries that have purchased Colt’s products. Colt generally settles its offset purchase commitments under industrial cooperation agreements through offsetting business and/or cooperating with other contractors on their spending during the related period. Additionally, the Company identifies future purchases and other satisfaction plans for the remainder of the offset purchase commitment period.  Should there be a projected net purchase commitment after such consideration; Colt accrues the estimated cost to settle the offset purchase commitment.

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The Company’s remaining gross offset purchase commitment is the total amount of offset purchase commitments reduced for claims submitted and approved by the governing agencies. At September 28, 2014 and December 31, 2013, remaining gross offset purchase commitments totaled $65,325 and $64,131, respectively.  The Company has evaluated the settlement of its remaining gross offset purchase commitments through planned spending and other satisfaction plans to determine the net offset purchase commitment.  The Company has accrued $1,998 and $1,639 as of September 28, 2014 and December 31, 2013, respectively, based on the estimated cost of settling the remaining net offset purchase commitment.

U.S. Government M240 and M249Programs

During the year ended December 31, 2013, as restated, the Company recorded a contract obligation expense of $3,381 and a M240 Program contract modification, reduction of net sales of $6,820, respectively, for an aggregate reduction in gross profit of $10,201 related to the Company’s M240 Program with the U.S. Government.  The M240 Program contract obligation expense and the M240 Program contract modification, relate to estimated costs (contract obligation expense) to retrofit products previously sold to the U.S. Government as well as the incorporation of changes into the Company’s M240 Program product design and production processes and the reduced funding of (contract modification) the M240 Program.

During 2014, the Company, based on additional available information, continually assessed the M240 Program accruals and determined that an incremental $311, $4,779 and $1,722 of M240 Program contract obligation expense was required for the three months ended March 30, 2014, June 29, 2014 and September 28, 2014, respectively.  The incremental M240 Program contract obligation expense related to the following:

				For the Nine Months
	For the Three Months Ended			Ended
	March 30, 2014	June 29, 2014	September 28, 2014	September 28, 2014
Inventory Reserves	$311	$1,997	$810	$3,118
Contract Obligation	—	2,782	912	3,694
Incremental Costs	$311	$4,779	$1,722	$6,812

The incremental contract obligation expense recorded was based on the Company’s best estimate of the costs to satisfy the M240 Program obligations given a range of possible outcomes.  The Company believes the actual costs to satisfy the obligation may vary from the revised estimate.

As of September 28, 2014 and December 31, 2013, as restated, the Company had the following amounts included in the consolidated balance sheets related to the M240 Program:

	September 28, 2014	December 31, 2013
		(as Restated)
Inventory Reserves	$2,560	$639
Current Accrued Contract Obligation	$2,365	$1,194
Current Customer Advances and Deferred Income	$5,244	$6,820
Other Long -Term Liabilities	$3,466	$—

The Company revised its disclosure with respect to the Company’s inventory reserves related to the M240 Program as of December 31, 2013.  The Company does not consider the revision of this disclosure material.

The Company currently does not expect to deliver all of the new M240 units to the U.S. Government related to the contract modification and complete the retrofit of previously delivered units within the next twelve months, and accordingly, $1,376 of deferred revenue related to the delivery of new M240 units and $2,090 of accrued contract obligation related to the retrofit of previously delivered units is included in other long-term liabilities as of September 28, 2014.

During the second quarter of 2014, the Company agreed to a No-Cost Cancellation of the M249 contract with the U.S. Government.  In connection with the cancellation, the Company recorded an expense of $480 which is included in cost of sales in the consolidated statements of operations.  The $480 is comprised of a write-off of $344 of inventory and $136 of other expenses associated with the program.

Other Commitments and Contingencies

At September 28, 2014 and December 31, 2013, the Company had unconditional purchase obligations related to capital expenditures for machinery and equipment of $629 and $892, respectively.

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During the second and third quarters of 2014, the Company initiated actions which resulted in a workforce reduction of 33 salaried employees and 64 hourly employees.  The severance expenses for the employees affected by the workforce reduction along with severance associated with other departures was included in operating income during the three and nine months ended September 28, 2014 and amounted to $656 and $1,183, respectively.

The Company is involved in various legal claims and disputes in the ordinary course of business.  The Company accrues for such liabilities when it is both (i) probable that a loss has occurred and (ii) the amount of the loss can be reasonably estimated in accordance with ASC 450, Contingencies.  The Company evaluates, on a quarterly basis, developments affecting legal claims and disputes that could cause an increase or decrease in the amount of the liability that has been previously accrued.  At this time, management does not anticipate any such loss would have a material adverse impact on the Company’s consolidated financial position, results of operations or cash flows.

During the three and nine month periods ended September 28, 2014 and September 28, 2013, respectively, there were no material tax examinations.

In 2011, New Colt entered into a twelve year agreement with Osceola County in Florida to lease a 16 square foot facility in Kissimmee, Florida. This facility was renovated by the County at its cost and the building was made available for occupancy during 2012.  There are no lease payments due during the initial five years of the lease and the annual cost of the lease will be $108 per year with the lease expiring on January 15, 2023. The lease expense is being accounted for on a straight-line basis, with an annual charge of $78 being incurred over the term of the lease. At September 28, 2014 and December 31, 2013, deferred lease expense was $95 and $36, respectively. In connection with the lease, the Company was required to hire a minimum number of employees commencing in 2013. As of September 28, 2014, the Company had not occupied the Florida facility and had not hired any employees.  The Company has accrued a contractual penalty of $37 and $50 at September 28, 2014 and December 31, 2013, respectively, for not meeting the minimum hiring requirement. In addition, the State of Florida contributed $250 of funds to the Osceola County to assist with the cost of the renovations. As of September 28, 2014 the Company has repaid $50 of this contribution back to the State of Florida for not meeting the terms of the contract.  In conjunction with the Florida lease, the Company entered into a quick action closing fund agreement, as amended, with the state of Florida which requires the Company to make a minimum capital investment of $2,500 by December 31, 2015, of which $181 had been made through both September 28, 2014 and December 31, 2013, respectively.

Note 18   Segment Information

As a result of the Merger (see Note 3, “Acquisition”), the two manufacturers of Colt firearms were consolidated into a single enterprise providing the Company with direct access to the commercial market for Colt rifles and carbines, ownership of the Colt brand name and other related trademarks and the technology and production facilities for the full line of Colt handguns.  As of September 28, 2014 and December 31, 2013, the Company’s operations are conducted through two segments, firearms and spares/other.  These operating segments have similar characteristics and have been aggregated into the Company’s only reportable segment.  The firearms segment designs, develops, and manufactures firearms for domestic and international military and law enforcement markets as well as the domestic and international commercial markets.  The spares and other segment primarily provides spare parts and kits and accessories for domestic and international military and law enforcement markets as well as domestic and international commercial markets.  Other activities are de minimus and consist of product service, archive service, training and royalties from the license of the Colt brand and related trademarks.

Adjusted EBITDA consists of income (loss) before interest, income taxes, depreciation and amortization and other expenses as noted below. Management uses Adjusted EBITDA to evaluate the financial performance of the business and to make operating decisions.  See the footnotes that follow the reconciliation tables below for additional information regarding the adjustments made to arrive at Adjusted EBITDA.

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The following table represents a reconciliation of net income (loss) to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
Statement of Operations Data:	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
		(As Revised)		(As Revised)
Net income (loss)	$(7,834)	$10,857	$(28,369)	$20,373
Income tax (benefit) expense	1,510	(208)	1,443	551
Depreciation and amortization (i)	2,427	1,926	7,086	4,294
Interest expense, net	7,904	7,623	23,447	19,686
Sciens fees and expenses (ii)	250	220	750	436
Transaction costs (iii)	(12)	461	(12)	877
Restructuring costs (iv)	—	631	(76)	631
Gain on effective settlement of contract (v)	—	(15,264)	—	(15,264)
Lease buyout expense (vi)	—	287	—	287
M240 Program contract obligation expense (vii)	1,722	7,199	6,812	7,199
Business development costs (viii)	—	463	509	707
Severance costs (ix)	656	—	1,183	—
Other income, net (x)	(55)	215	(168)	(516)
Adjusted EBITDA	$6,568	$14,410	$12,605	$39,261

(i)                           Includes depreciation and amortization of intangible assets.

(ii)                        Includes fees and expenses pursuant to the Company’s agreements with Sciens Management and Sciens Institutional.

(iii)                     Non-recurring costs associated with the July 12, 2013 acquisition of New Colt.

(iv)                    Includes costs related to the Merger, including severance, continuation of benefits, and other.  See Note 4 “Restructuring Costs.”

(v)                       Gain from the settlement of the pre-existing License agreement between Colt Defense and New Colt.

(vi)                    Non-recurring costs associated with the pay-off of leases acquired as part of the Merger.

(vii)                 Expenses related to Company’s M240 Program. See Note 17 “Commitments and Contingencies.”

(viii)              Includes transaction costs incurred in connection with contemplated acquisition activities.

(ix)                    Includes non-recurring severance costs.

(x)                       Includes income and/or expenses such as foreign currency exchange gains or losses and other less significant charges not related to on-going operations.

Product Information

The following table shows net sales for the three and nine months ended September 28, 2014 and September 29, 2013, as revised, by product category. The table includes the results of New Colt from the Merger Date.  After intercompany sales eliminations, the New Colt acquisition provided $16.7 and $53.1 million of incremental sales for the three months and nine months ended September 28, 2014, respectively.

	Three Months Ended		Nine Months Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
		(As Revised)		(As Revised)
Long guns	$23,490	$48,749	$63,797	$154,626
Handguns	15,651	12,486	49,541	15,007
Spares and other	11,973	11,795	37,489	31,532
Total	$51,114	$73,030	$150,827	$201,165

Geographical Information

Geographic external revenues are attributed to the geographic regions based on the customer’s location of origin.  Colt’s net sales in the United States include revenues that arise from sales to the U.S. Government under its Foreign Military Sales (“FMS”) program, which involves product that is resold by the U.S. Government to foreign governments and generally shipped directly to the foreign government by the Company.

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The table below presents net sales for the three and nine months ended September 28, 2014 and September 29, 2013, as revised, for specific geographic regions:

	Three Months Ended		Nine Months Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
		(As Revised)		(As Revised)
United States	$30,419	$46,075	$103,639	$120,842
Canada	2,745	5,253	11,062	20,206
Latin America/Caribbean	3,000	4,626	5,970	5,670
Middle East/Africa	9,393	48	12,726	618
Europe	5,199	1,521	10,932	6,124
Asia/Pacific	358	15,507	6,498	47,705
	$51,114	$73,030	$150,827	$201,165

Long-lived assets are net fixed assets attributed to specific geographic regions:

	September 28, 2014	December 31, 2013
United States	$23,269	$25,745
Canada	4,485	4,988
	$27,754	$30,733

Major Customer Information

For the three months ended September 28, 2014, one foreign customer and one domestic distributor accounted for 16% and 11%, respectively, of net sales.  For the nine months ended September 28, 2014, no foreign customers or domestic customers accounted for more than 10% of net sales.  For the three months ended September 29, 2013, one domestic distributor accounted for 24% of net sales, as revised, and one foreign direct customer accounted for 21% of net sales, as revised.  For the nine months ended September 29, 2013, two foreign direct customers each accounted for 11% of net sales, as revised.

For the three and nine months ended September 29, 2013, sales to Colt’s Manufacturing, represented 0% and 22% of net sales, as revised, respectively.

For the three months and nine months ended September 28, 2014, sales to the U.S. Government accounted for 5% and 6% of net sales respectively. For the three and nine months ended September 29, 2013, sales to the U.S. Government accounted for 7.1% and 11% of net sales, as revised, respectively.

Note 19   Concentration of risk

Accounts Receivable

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of accounts receivable.  At September 28, 2014, the three largest individual trade receivable balances accounted for 19%, 12% and 10% of total accounts receivable, respectively.  At December 31, 2013, as restated, the two largest individual trade receivable balances accounted for 28% and 16% of total accounts receivable, respectively.

Labor

The United Automobile, Aerospace & Agricultural Implements Workers of America (the “Union”) represents the Company’s West Hartford work force pursuant to a collective bargaining agreement will expire on March 31, 2019. At September 28, 2014, the Union represented approximately 74% of Colt’s U.S. workforce.  On March 30, 2014, Colt Defense through its domestic operating subsidiary Colt’s Manufacturing, reached tentative agreement with the Union for a new five year contract covering approximately 515 employees, which was ratified by the union membership on March 31, 2014.  The new contract is in effect from April 1, 2014 through March 31, 2019.

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Note 20   Fair Value of Financial Instruments

The fair value of an asset or liability is the amount at which the instrument could be exchanged or settled in a current transaction between willing parties where neither is compelled to buy or sell. The carrying values for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other current assets and liabilities approximate their fair value due to their short maturities. The carrying value of the Company’s long-term debt of $294,458 and $294,817 at September 28, 2014 and December 31, 2013, respectively, was recorded at amortized cost. The estimated fair value of long-term debt was approximately $195,885 and $262,775 at September 28, 2014 and December 31, 2013, respectively. The fair value of the Senior Notes was based on quoted market prices, which are Level 1 inputs and the fair value of the Term Loan was based on Level 3 inputs.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The inputs used to measure fair value fall into the following hierarchy:

Level 1:     Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2:     Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3:  Unobservable inputs for the asset or liability.

As of September 28, 2014 and December 31, 2013, the Company did not have any financial assets and liabilities reported at fair value and measured on a recurring basis or any significant nonfinancial assets or nonfinancial liabilities. Therefore, Colt did not have any transfers of assets and liabilities between Level 1 and Level 2 of the fair value measurement hierarchy during the nine months ended September 28, 2014.

Note 21   Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss were as follows:

	Unrecognized		Foreign
	Prior Service	Unrecognized	Currency
	Cost	Loss	Translation	Total
Balance, December 31, 2012	$825	$(17,399)	$2,733	$(13,841)
Other comprehensive income before reclassifications	—	—	—	—
Amounts reclassified from accumulated other comprehensive income	(129)	505	—	376
Currency translation	—	—	(1,140)	(1,140)
Net current period other comprehensive income	(129)	505	(1,140)	(764)
Balance, September 29, 2013 (As Revised)	$696	$(16,894)	$1,593	$(14,605)

Balance, December 31, 2013 (As Restated)	$653	$(10,836)	$843	(9,340)
Other comprehensive income before reclassifications	(98)	(1,453)	—	(1,551)
Amounts reclassified from accumulated other comprehensive income	(113)	239	—	126
Currency translation	—	—	(1,115)	(1,115)
Net current period other comprehensive income	(211)	(1,214)	(1,115)	(2,540)
Balance, September 28, 2014	$442	$(12,050)	$(272)	$(11,880)

Amounts are on a before-tax basis.

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Note 22   Subsequent Events

Senior Secured Debt

On November 17, 2014 the Company entered into a $70,000 senior secured term loan facility with Wilmington Savings Fund Society, FSB, as agent and Morgan Stanley Senior Funding Inc., as lender.  Proceeds from the MS Term Loan were used to repay all amounts outstanding under the Company’s existing Term Loan agreement, allow for the Company to make the its $10,938 interest payment on November 17, 2014 under the existing Senior Notes and to provide additional liquidity for the Company.  The MS Term Loan (i) does not contain financial covenants or amortization provisions similar to those provisions in the Company’s existing Term Loan agreement; (ii) provides for the accrual of interest on an 8% cash and 2% payment-in-kind basis; and (iii) will mature no later than August 15, 2018 subject to the satisfaction of certain conditions.  The existing Term Loan agreement did not permit pre-payment at such time and thus, the Company agreed with the existing term Loan lenders to pay a premium of $4,318 in addition to the outstanding principal and accrued interest balances.

The lenders under the Company’s existing Credit Agreement (see Note 10 “Notes Payable and Long-Term Debt”) have also agreed to amendments to the Credit Agreement necessary for the Company to enter into the MS Term Loan.  These amendments include, among other things, (i) reducing the senior secured revolving loans available from $50,000 to $33,000, and (ii) incorporating a minimum $7,500 excess availability threshold for borrowings.

The $70,000 of proceeds from the MS Term Loan were disbursed as follows: $52,966 for the repayment of the existing Term Loan principal, interest and premium, $10,938 for the Company’s Senior Notes interest payment paid on November 17, 2014, $1,995 for fees and expenses associated with the MS Term Loan and $4,101 of net proceeds remitted to Colt for additional liquidity.

As of November 20, 2014, the Company had cash and cash equivalents on-hand of $8,233 and availability under the Credit Agreement, above the $7,500 minimum excess availability threshold, of $2,473.

Employment Actions

Subsequent to September 28, 2014, the Company’s Chief Operating Officer and two employees discontinued their employment with the Company.  Combined severance expense was $696 and will be included in operating income in the fourth quarter of 2014.  In addition, the Company hired a new Chief Operating Officer effective on or about November 10, 2014.

Governing Board

On November 15, 2014, the members of Colt Defense LLC (“Colt”) elected Alan B. Miller, to the Governing Board. Mr. Miller joins the Governing Board of Colt Defense LLC with over 50 years experience as an attorney specializing in business finance and corporate restructuring including time spent as special counsel and litigation trustee with Collins & Aikman Corporation and senior counsel, senior partner and partner with Weil, Gotshal and Manges LLP. Mr. Miller currently is a board member of Ceva Holdings LLC and Ceva Group PLC and Spanish Broadcasting System Inc. Mr. Miller attended Trinity College, where he earned a B.A. in 1959 and Boston College Law School, where he earned a J.D. in 1962.

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ITEM 2. — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Form 10-Q, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or our future financial performance and/or operating performance are not statements of historical fact and reflect only our current expectations regarding these matters. These statements are often, but not always, made through the use of words such as “may,” “will,” “expect,” “anticipate,”“believe,” “intend,” “predict,” “potential,” “estimate,” “plan” or variations of these words or similar expressions. These statements inherently involve a wide range of known and unknown uncertainties.  Our actual actions and results may differ materially from what is expressed or implied by these statements. Factors that could cause such a difference include, but are not limited to, those set forth as “Risk Factors” under Section 1A herein and in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013, which was filed with the Securities and Exchange Commission on September 15, 2014. Given these factors, you should not rely on forward-looking statements, assume that past financial performance will be a reliable indicator of future performance nor use historical trends to anticipate results or trends in future periods. We expressly disclaim any obligation or intention to provide updates to the forward-looking statements and estimates and assumptions associated with them.

As used in this report, the terms “we”, “us”, “our”, “Colt Defense”, “Colt” and the “Company” mean Colt Defense LLC , Colt Finance Corp. and all of their subsidiaries that are consolidated under GAAP.

Certain monetary amounts, percentages and other figures included in this section have been subject to rounding adjustments.  Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Restatement of Previously Issued Consolidated Financial Statements

As discussed further in Note 2, Summary of Significant Accounting Policies - Restatement of Previously Issued Consolidated Financial Statements, in the Notes to Consolidated Financial Statements included in Part I, Item 1, Consolidated Financial Statements of this Quarterly Report on Form 10-Q, in our 2013 Annual Report on Form 10-K, we restated our previously issued consolidated financial statements and the related disclosures for the year ended December 31, 2013 (the “Restated Period”) and revised the unaudited interim financial statements for the first three quarters in the fiscal year ended December 31, 2013 (the “Revised Periods”).

The restatement is the result of our correction of a financial statement error attributable to the lack of recognition of the impact of a contract modification related to the M240 Program for the U.S. Government in our fourth quarter 2013 results.  In conjunction with the correction of the M240 machine gun program (the “M240 Program”) error, other previously recorded immaterial out-of-period adjustments were also adjusted to be reflected in the proper period along with the reclassification of business development expenses from other expense/(income) to operating income.

All amounts in this Quarterly Report on Form 10-Q affected by the restatement or revision reflect such amounts as restated or as revised. The impact of the correction of these errors in the restatement on the applicable line items in the consolidated financial statements for the quarter ended September 28, 2014 resulting from the restatement is set forth in Note 2 to the Notes to Consolidated Financial Statements. Our Quarterly Reports on Form 10-Q for subsequent periods during 2014 will also include the impacts of the restatement on applicable 2013 comparable prior quarter and year to date periods. See Note 2 of the Notes to Consolidated Financial Statements for further detail.

Going Concern

During the third quarter of 2014 we faced increasing liquidity challenges as a result of several recent business trends impacting our current and forecasted revenues and cash flows.  These trends included the continued decline in market demand for our commercial modern sporting rifle (“MSR”), recent declines in demand for our commercial handguns, and delays in anticipated timing of U.S. Government and certain international sales.  As a result, we expect to report lower revenues and Adjusted EBITDA for the year-ended December 31, 2014 than we had previously forecasted.  These trends are expected to continue to put pressure on our liquidity for the foreseeable future.

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Management’s plan to mitigate the business risk associated with our increased liquidity challenges include: (i) seeking revenue growth financials across all sales channels, (ii) executing initiatives designed to optimize our performance and reduce costs, (iii) managing inventory levels for positive cash flow by focusing the production schedule on our backlog of firm commitments, (iv) working closely with U.S. Government regulators to obtain timely approval of international sales, and (v) seeking ways to restructure our senior notes to reduce overall debt service costs.

As announced in our Form 12b-25 filed on November 12, 2014, there was uncertainty about whether we would have the cash necessary to pay our November 17, 2014 senior notes interest payment under our senior notes issued on November 10, 2009 by Colt Defense LLC and Colt Finance Corp. (“Senior Notes”). On November 17, 2014 we entered into a $70.0 million senior secured term loan facility with Wilmington Savings Fund Society, FSB as agent, and Morgan Stanley Senior Funding Inc., as lender (the “MS Term Loan”) which replaced our existing term loan agreement dated July 12, 2013 (“Term Loan”) and provided us $4.1 million of additional liquidity.  The MS Term Loan also enabled us to make our November 17, 2014 Senior Notes interest payment of $10.9 million.  In addition, the lenders, under the Company’s existing Credit Agreement also agreed to amendments to the Credit Agreement which allowed us to enter into the MS Term Loan and provided for additional liquidity through a modification of excess availability thresholds.

After giving effect to the aforementioned market and business challenges as well as the sales opportunities that we believe exist, we have forecasted revenue and Adjusted EBITDA growth in 2015.  There can be no assurance that the actual demand for our commercial MSRs or commercial handguns will meet our internal forecast.  In addition, there can be no assurance that U.S. Government or international sales will take place as we have forecasted primarily due to a U.S. Government regulatory approval process which is difficult to predict.  As a result of these factors, and notwithstanding the additional cash we obtained from the MS Term Loan, risk exists with respect to us achieving our internally forecasted results and projected cash flows for the remainder of 2014 and 2015.  Absent achieving our internal forecast for the remainder of 2014 and 2015 and the successful execution of Management’s strategy, including addressing other long-term debt such as the Senior Notes, it is probable that we may not have sufficient cash and cash equivalents on-hand along with availability under our Credit Agreement, as amended, to be able to meet our obligations as they come due over the next 12 months, including our May 15, 2015 Senior Notes interest payment of $10.9 million.

As it is probable that we may not have sufficient liquidity to be able to make our May 15, 2015 Senior Notes interest payment without meeting our internal projections (including addressing our Senior Notes), our long-term debt has been classified as current in the consolidated balance sheet.  Currently we do not have sufficient funds to repay the debt upon an actual acceleration of maturity.  In the event of an accelerated maturity, our lenders may take actions to secure their position as creditors and mitigate their potential risks.  These events would adversely impact our liquidity.  These factors raise substantial doubt about our ability to continue as a going concern.

Overview of Our Business

We are one of the world’s oldest and most renowned designers, developers and manufacturers of firearms for military, personal defense and recreational purposes.  Our founder, Samuel Colt, patented the first commercially successful revolving cylinder firearm in 1836 and, in 1847, began supplying U.S. and international military customers with firearms that have set the standards of their era.  On July 12, 2013 (the “Merger Date”), we acquired 100% ownership (the “Merger”) of New Colt Holding Corp. (“New Colt”), a privately-held company, which is a world leader in the design, development and manufacture of Colt pistols and revolvers.  As a result of the Merger, the two manufacturers of Colt firearms were consolidated into a single enterprise providing us direct access to the commercial market for our rifles and carbines, ownership of the Colt brand name and other related trademarks and the technology and production facilities for the full line of Colt handguns. Today, our end customers encompass every segment of the worldwide firearms market, including U.S., Canadian and foreign military forces, global law enforcement and security agencies, consumers seeking personal protection, the hunting and sporting community and collectors.

From our inception and for over 175 years, we have distinguished our self by translating innovative military weapons into the most desired law enforcement, personal protection and recreational firearms. From the Model P “Peacemaker” revolver to the 1911 automatic pistol, the M16 rifle and the M4 carbine, “Colt” defines iconic firearms that first establish worldwide military standards and then become the guns every law enforcement officer and serious recreational shooter wants to own.  That Colt tradition continues to this day.  The Colt-designed M16 rifle and M4 carbine have served as the principal battle rifles of the U.S. Armed Forces for the last 50 years and are currently in military and law enforcement service in more than 80 countries around the world.  These Colt rifles created the consumer MSR market in the United States.  The Colt Close Quarter Battle Pistol, a 1911 derivative, was selected for acquisition by the U.S. Marine Corps in 2012, just following the 100th anniversary of the first government contract for the 1911 pistol, and is now a highly sought after handgun by commercial gun owners.

The “Colt” name and trademarks stand for quality, reliability, accuracy and the assurance of customer satisfaction.  Our brand and global footprint position us for long-term growth in a world market that offers continued opportunities in all of our sales channels: military, law enforcement and commercial.

We operate from facilities located in West Hartford, Connecticut and Kitchener, Ontario, Canada.

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Results of Operations

The following table sets forth our results of operations in dollars and as a percentage of total net sales for the periods presented (dollars in thousands):

	Three Months Ended				Nine Months Ended
	September 28, 2014%		September 29, 2013%		September 28, 2014%		September 29, 2013%
			(As Revised)	(As Revised)			(As Revised)	(As Revised)
Statement of Operations Data:
Net sales	$51,114	100.0%	$73,030	100.0%	$150,827	100.0%	$201,165	100.0%
Cost of sales	40,517	79.3%	58,487	80.1%	125,543	83.2%	149,642	74.4%
Gross profit	10,597	20.7%	14,543	19.9%	25,284	16.8%	51,523	25.6%

Selling and commissions	3,746	7.3%	4,064	5.6%	12,827	8.5%	10,398	5.2%
Research and development	1,250	2.4%	1,714	2.3%	3,885	2.6%	4,015	2.0%
General and administrative	4,088	8.0%	3,896	5.3%	11,798	7.8%	10,641	5.3%
Business development	—	0.0%	463	0.6%	509	0.3%	707	0.4%
Certain transaction costs	(12)	0.0%	461	0.6%	(12)	0.0%	877	0.4%
Gain on effective settlement of contract	—	0.0%	(15,264)	-20.9%	—	0.0%	(15,264)	-7.6%
Restructuring costs	—	0.0%	631	0.9%	(76)	-0.1%	631	0.3%
Total operating expenses	9,072	17.7%	(4,035)	-5.5%	28,931	19.2%	12,005	6.0%
Operating income	1,525	3.0%	18,578	25.4%	(3,647)	-2.4%	39,518	19.6%

Other expense (income)
Interest expense	7,904	15.5%	7,623	10.4%	23,447	15.5%	19,686	9.8%
Other expense (income), net	(55)	-0.1%	306	0.4%	(168)	-0.1%	(1,092)	-0.5%
Non operating expenses	7,849	15.4%	7,929	10.9%	23,279	15.4%	18,594	9.2%

Income (loss) before provision for income taxes	(6,324)	-12.4%	10,649	14.6%	(26,926)	-17.9%	20,924	10.4%
Income tax expense (benefit)	1,510	3.0%	(208)	-0.3%	1,443	1.0%	551	0.3%
Net income (loss)	$(7,834)	-15.3%	$10,857	14.9%	$(28,369)	-18.8%	$20,373	10.1%

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Three and Nine Months Ended September 28, 2014 Compared to the Three and Nine Months Ended September 29, 2013, as revised.

On the Merger Date, we acquired 100% ownership of New Colt, which is a world leader in the design, development and manufacture of Colt pistols and revolvers. As a result of the Merger, the two manufacturers of Colt firearms were consolidated into a single enterprise providing Colt Defense direct access to the commercial market for Colt Defense rifles and carbines, ownership of the Colt brand and related trademarks and the technology and production facilities for the full line of Colt handguns. The operating results for New Colt have been included in the Consolidated Statements of Operations since the Merger Date.

Net Sales

The following table shows net sales for the three months and nine months ended September 28, 2014 and September 29, 2013, as revised, respectively, by product category ($ in thousands):

	Three Months Ended			Nine Months Ended
	September 28, 2014	September 29, 2013	% Change	September 28, 2014	September 29, 2013	% Change
		(As Revised)	(As Revised)		(As Revised)	(As Revised)
Long guns	$23,490	$48,749	-51.8%	$63,797	$154,626	-58.7%
Handguns	15,651	12,486	25.3%	49,541	15,007	230.1%
Spares and other	11,973	11,795	1.5%	37,489	31,532	18.9%
Total	$51,114	$73,030	-30.0%	$150,827	$201,165	-25.0%

Net sales for the three months ended September 28, 2014 were $51.1 million compared to $73.0 million for the three months ended September 29, 2013, as revised. The decrease of $21.9 million, or 30.0%, was primarily due to lower sales of long guns, spares and other partially offset by increases in handgun sales due to the acquisition of New Colt.  Sales in the third quarter of 2014 decreased when compared to the third quarter of 2013 due to $18.1 million lower commercial and law enforcement rifle sales related to the continued softness in the MSR market, a decrease in direct foreign sales of $5.7 million partially associated with the non-recurrence of a large international sale in 2013 and a decrease in U.S. government sales of $1.6 million primarily related to the timing of the fulfillment of certain U.S. government contracts.  These decreases were partially offset by an increase of $3.7 million of commercial handguns related to the acquisition of New Colt.  The New Colt acquisition provided $16.7 million of incremental sales to Colt Defense sales, in the third quarter of 2014.  Without the impact of the New Colt acquisition, our third quarter sales would have been $34.4 million.

Net sales for the nine months ended September 28, 2014 were $150.8 million compared to $201.2 million for the nine months ended September 29, 2013.  The decrease of $50.4 million, or 25.0% was due to lower sales of long guns partially offset by increases in spares and other and increases in handgun sales due to the acquisition of New Colt.  Sales for the nine months ended September 28, 2014 decreased compared to the nine months ended September 28, 2013 due to $48.3 million lower commercial and law enforcement rifle sales related to the continued softness of the MSR market, a decrease in direct foreign sales of $32.2 million partially associated with the non-recurrence of a large discrete international rifle sale in 2013 and a decrease in US government sales of $8.9 million primarily related to the timing of the fulfillment of certain U.S. government contracts.  These decreases were partially offset by an increase of $37.5 million of commercial handguns related to the acquisition of New Colt and an increase in spares and other of $6.0 million primarily related to an overall increase in international rifle kits sold in 2014.

Cost of Sales/Gross Profit

Cost of sales for the three months ended September 28, 2014 was $40.5 million compared to $58.5 million for the three months ended September 29, 2013.  Without the acquisition of New Colt, cost of sales for the third quarter of 2014 would have been $27.8 million, or a decrease of $30.7 million. Our cost of sales consists of direct labor and benefits, materials, subcontractor costs and manufacturing overhead, including depreciation and amortization, utilities, and maintenance and repairs.  Gross margin, as a percentage of sales, for the period increased from 19.9% for the three months ended September 29, 2013 to 20.7% for the three months ended September 28, 2014.  The primary reason for the increase in the gross margin percentage was a decrease in other manufacturing costs between periods due to inventory adjustments in 2013 partially offset by under absorption adjustments in 2014, decreased international sales of $5.3 million, which historically have had higher margins than domestic sales, decreased demand for commercial and law enforcement rifles of $19.5 million and additional M240 contract obligation expenses of $1.7 million (See Note 17, “Commitments and Contingencies”).

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Cost of sales for the nine months ended September 28, 2014 was $125.5 million compared to $149.6 million for the nine months ended September 29, 2013.  Without the acquisition of New Colt, cost of sales for the first nine months of 2014 would have been $85.0 million, or a decrease of $64.6 million.  Our cost of sales consists of direct labor and benefits, materials, subcontractor costs and manufacturing overhead, including depreciation and amortization, utilities, and maintenance and repairs.  Gross margin for the period decreased from 25.6% in the comparable period of 2013 to 16.8%.  The decline in gross margin was primarily driven by an $11.2 million increase in under absorption related to declines in production, a $22.8 million decrease in international sales, which historically have had higher margins than domestic sales, partially offset by lower inventory, material and scrap adjustments between periods.

Selling and Commissions Expense

For the three months ended September 28, 2014, selling and commission expenses were $3.7 million compared to $4.1 million for the same period in 2013. The decrease of $0.4 million, or 7.8%, was primarily due to lower sales for the three months ended September 28, 2014, which was partially offset by an increase due to the acquisition of New Colt.  Selling expense consists primarily of compensation, advertising, promotions, travel, trade shows, consulting fees and marketing materials. In addition, we pay commissions to independent foreign sales representatives on certain direct foreign sales and to domestic representatives on most commercial law enforcement rifle sales, which generally are a percentage of the selling price.

For the nine months ended September 28, 2014, selling and commission expenses were $12.8 million compared to $10.4 million for the same period in 2013. The increase of $2.4 million, or 23.1%, was primarily due to the acquisition of New Colt, partially offset by lower sales for the nine months ended September 28, 2014.  Selling expense consists primarily of compensation, advertising, promotions, travel, trade shows, consulting fees and marketing materials. In addition, we pay commissions to independent foreign sales representatives on certain direct foreign sales and to domestic representatives on most commercial law enforcement rifle sales, which generally are a percentage of the selling price.

Research and Development

Research and development expense for the three months ended September 28, 2014 was $1.3 million compared to $1.7 million for the three months ended September 29, 2013. The $0.4 million decrease, or 27.1%, was primarily due to the reduced spend year over year at our Canadian facility.  Research and development expenses consist primarily of compensation and benefit expenses and experimental work materials for our employees who are responsible for the development and enhancement of new and existing products as well as expenses for outside engineering services.

Research and development expense for the nine months ended September 28, 2014 was $3.9 million compared to $4.0 million for the nine months ended September 29, 2013. The $0.1 million decrease, or 3.2%, was primarily due to reduced spend year over year at our Canadian facility partially offset by increased engineering costs related to our acquisition of New Colt.  Research and development expenses consist primarily of compensation and benefit expenses and experimental work materials for our employees who are responsible for the development and enhancement of new and existing products as well as expenses for outside engineering services.

General and Administrative Expense

General and administrative expense for the three months ended September 28, 2014 was $4.1 million compared to $3.9 million for the three months ended September 29. 2013.  The $0.2 million increase, or 4.9%, was primarily due to higher audit, tax and other professional fees due to the acquisition of New Colt.  General and administrative expense consists of compensation and benefits, professional services and other general office administration expenses.  These costs do not change proportionately with changes in sales.

General and administrative expense for the nine months ended September 28, 2014 was $11.8 million compared to $10.6 million for the nine months ended September 29. 2013.  The $1.2 million increase, or 10.9%, was primarily due to higher audit, tax and other professional fees due to the acquisition of New Colt.  General and administrative expense consists of compensation and benefits, professional services and other general office administration expenses.  These costs do not change proportionately with changes in sales.

Business Development Expenses

Business development expense for the three months ended September 28, 2014 was $0.0 million compared to $0.5 million for the three months ended September 29, 2013.  The $0.5 million decrease, was primarily due to decreased outside professional service fees associated with our strategic initiatives relative to the comparable prior year period.

Business development expense for the nine months ended September 28, 2014 was $0.5 million compared to $0.7 million for the nine months ended September 29, 2013.  The $0.2 million decrease, or 28.0%, was primarily related to professional fees incurred in the first quarter of 2014 related to strategic initiatives relative to the comparable prior year period.

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Certain Transaction Costs

Certain transaction costs expense for the three months ended September 28, 2014 was $0.0 million compared to $0.5 million for the three months ended September 29, 2013.  The decrease of $0.5 million, or 100%, is primarily related to the absence of Merger related costs in the current period relative to the comparable prior year period.

Certain transaction costs expense for the nine months ended September 28, 2014 was $0.0 million compared to $0.9 million for the nine months ended September 29, 2013.  The decrease of $0.9 million, or 100%, is primarily related to the absence of Merger related costs in the current period relative to the comparable prior year period.

Restructuring Costs

Restructuring costs for the three months ended September 28, 2014 and September 29, 2013, was $0.0 million and $0.6 million.

Restructuring costs for the nine months ended September 28, 2014 was ($0.1) million compared to $0.6 million for the nine months ended September 29, 2013.  The $0.1 million benefit in the current period is related to a reversal of a severance related restructuring expense recorded in the prior year.

Interest Expense

Interest expense for the three months ended September 28, 2014 was $7.9 million compared to $7.6 million for the three months ended September 29, 2013.  The increase of $0.3 million, or 3.7%, was primarily due to incremental interest expense on the Term Loan, which partially funded the acquisition of New Colt and increased interest expense related to the our credit agreement.

Interest expense for the nine months ended September 28, 2014 was $23.4 million compared to $19.7 million for the nine months ended September 29, 2013.  The increase of $3.8 million, or 19.1%, was primarily due to incremental interest expense on the Term Loan, which partially funded the acquisition of New Colt.

Other Expense (Income), net

Other income for the three months ended September 28, 2014 was ($0.1) million compared to $0.3 million for the three months ended September 29, 2013. The decrease of $0.4 million was primarily driven by a $0.3 million lease buyout expense in 2013 related to the acquisition of New Colt that did not recur in 2014.

Other income for the nine months ended September 28, 2014 was ($0.2) million compared to ($1.1) million for the nine months ended September 28, 2014.  The decrease of $0.9 million, or 81.8%, was primarily related to a $1.0 million decrease in service income as a result of the acquisition of New Colt.

Income Taxes

Colt Defense is a limited liability company, treated as a partnership for U.S. federal and state income tax reporting purposes and is not subject to U.S. federal or state income taxes.  Consequently, all taxable income (loss) of Colt Defense is reported to its members for inclusion in their respective income tax returns.

Colt Defense and Colt Technical Services LLC, a wholly owned subsidiary, collectively own 100% of Colt International, an entity formed under the laws of The Netherlands. Colt International owns 100% of Colt Canada, a Canadian C corporation. The income (loss) of Colt Canada is subject to entity level Canadian federal and provincial taxes.

As a result of the Merger, effective July 12, 2013, Colt Defense owns 100% of New Colt.  Effective as of January 1, 2014, Colt affected a restructuring whereby Colt Defense and New Colt contributed their assets and operations to Colt’s Manufacturing.  The contribution created a combined operating entity for our U.S. based operations.  Therefore, effective January 1, 2014, Colt Defense owned 100% of Colt Finance, New Colt (a C corporation) and CDTS.  Colt Defense and New Colt collectively own 100% of Colt’s Manufacturing as a result of the legal entity restructuring.

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During the three months ended September 28, 2014 Colt International recognized an income tax expense and deferred tax liability of $1,369 on the undistributed earnings of Colt Canada due to the fact that management no longer considers Colt Canada’s earnings permanently reinvested due to our current liquidity position (see Note 9 “Liquidity”).  If we repatriate cash and cash equivalents from Canada to the U.S, based on our current legal entity structure, we would not be required to accrue and pay U.S. income taxes.  Out cost of repatriation would be in the form of a 5% withholding tax which Colt Canada is required to withhold on dividends when declared and paid to Colt International under the terms of the treaty between Canada and the Netherlands.  There is no further income or withholding tax on dividends when declared and paid to Colt Defense.

For the nine months ended September 28, 2014, Colt International recorded an income tax expense of $1.4 million on the undistributed earnings of Colt Canada.  For the nine months ended September 29, 2013, Colt International and Colt Canada recorded an income tax expense of $0.3 million and $0.4 million respectively and New Colt recorded an income tax benefit of $0.2 million for a consolidated tax expense of $0.6 million.  Tax benefits recorded in the nine months ended September 28, 2014 are attributable to operating losses recorded by us.

Liquidity and Capital Resources

Our primary liquidity requirements are for debt service, working capital and capital expenditures.  We have historically funded these requirements through internally generated operating cash flow.  On September 29, 2011, we entered into a Credit Agreement (“Credit Agreement”) with Wells Fargo Capital Finance, LLC.  Under the terms of the Credit Agreement, senior secured revolving loans are available up to $50.0 million, inclusive of $20.0 million available for letters of credit.  Revolving loans are subject to, among other things, a borrowing base, which is calculated monthly based on specified percentages of eligible accounts receivable and inventory and specified values of fixed assets.  Under the Credit Agreement, our obligations are secured by a first-priority security interest in substantially all of our assets (other than intellectual property), including accounts receivable, inventory and certain other collateral, and a second-priority security interest in our intellectual property. The Credit Agreement matures on September 28, 2016.

Going Concern

During the third quarter of 2014, we faced increasing liquidity challenges as a result of several recent business trends impacting our current and forecasted revenues and cash flows.  These trends included the continued decline in market demand for our commercial MSR, recent declines in demand for our commercial handguns, and delays in anticipated timing of U.S. Government and certain international sales.  As a result, we expect to report lower revenues and Adjusted EBITDA for the year-ended December 31, 2014 than we had previously forecasted.  These trends are expected to continue to put pressure on our liquidity for the foreseeable future.

Management’s plan to mitigate the business risk associated with our increased liquidity challenges include: (i) seeking revenue growth across all sales channels, (ii) executing initiatives designed to optimize our performance and reduce costs, (iii) managing inventory levels for positive cash flow by focusing the production schedule on our backlog of firm commitments, (iv) working closely with U.S. Government regulators to obtain timely approval of international sales, and (v) seeking ways to restructure our Senior Notes to reduce overall debt service costs.

As announced in our Form 12b-25 filed on November 12, 2014, there was uncertainty about whether we would have the cash necessary to pay our November 17, 2014 Senior Notes interest payment. On November 17, 2014 we entered into the MS Term Loan, a $70.0 million senior secured term loan facility with Wilmington Savings Fund Society, FSB as agent, and Morgan Stanley Senior Funding Inc., as lender, which replaced our existing Term Loan agreement and provided us $4.1 million of additional liquidity.  The MS Term Loan also enabled us to make our November 17, 2014 Senior Notes interest payment of $10.9 million.  In addition, the lenders, under our existing Credit Agreement also agreed to amendments to the Credit Agreement which allowed us to enter into the MS Term Loan and provided for additional liquidity through a modification of excess availability thresholds.

After giving effect to the aforementioned market and business challenges as well as the sales opportunities that we believe exist, we have forecasted revenue and Adjusted EBITDA growth in 2015.   There can be no assurance that the actual demand for our commercial MSRs or commercial handguns will meet our internal forecast.  In addition, there can be no assurance that U.S. Government or international sales will take place as we have forecasted primarily due to a U.S. Government regulatory approval process which is difficult to predict.  As a result of these factors, and notwithstanding the additional cash we obtained from the MS Term Loan, risk exists with respect to us achieving our internally forecasted results and projected cash flows for the remainder of 2014 and 2015.  Absent achieving our internal forecast for the remainder of 2014 and 2015 and the successful execution of Management’s strategy, including addressing other long-term debt such as the Senior Notes, it is probable that we may not have sufficient cash and cash equivalents on-hand along with availability under our Credit Agreement, as amended, to be able to meet our obligations as they come due over the next 12 months, including our May 15, 2015 Senior Notes interest payment of $10.9 million.

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As it is probable that we may not have sufficient liquidity to be able to make our May 15, 2015 Senior Notes interest payment without meeting our internal projections (including addressing our Senior Notes), our long-term debt has been classified as current in the consolidated balance sheet.  Currently we do not have sufficient funds to repay the debt upon an actual acceleration of maturity.  In the event of an accelerated maturity, our lenders may take actions to secure their position as creditors and mitigate their potential risks.  These events would adversely impact our liquidity.  These factors raise substantial doubt about our ability to continue as a going concern.

The MS Term Loan and Credit Agreement contain a covenant requiring us to deliver audited financial statements within 90 days following each fiscal year, together with an audit opinion that does not contain a “going concern” explanatory paragraph.  We will be re-filing under current date our 2013 Form 10-K/A sometime before December 31, 2014 in response to United States Security and Exchange Commission (“SEC”) comments on the 2013 10-K.  The SEC comments primarily relate to the inclusion of certain certifications under Section 906 of Sarbanes-Oxley and do not require any changes to the financial statements for the year-ended December 31, 2013, as restated.  In connection with our response to these comments and the re-filing of the 2013 Form 10-K/A, management expects our independent registered public accounting firm will issue an audit report that contains a “going concern” explanatory paragraph.  We are in discussions with, and expect to receive a waiver from, each of our lenders in connection with the re-filing of the 2013 Form 10-K/A.

The $70.0 million of proceeds from the MS Term Loan were disbursed as follows: $53.0 million for the repayment of the existing Term Loan principal, interest and premium, $10.9 million for our Senior Notes interest payment paid on November 17, 2014, $2.0 million for fees and expenses associated with the MS Term Loan and $4.1 million of net proceeds remitted to Colt.

As of September 28, 2014 we had $4.0 million of cash and cash equivalents and $2.1 million of availability under our Credit Agreement.  As of November 20, 2014 we had $8.2 million of cash and cash equivalents and $2.5 million of availability under our Credit Agreement (see Note 10 “Notes Payable and Long-Term Debt”).

Our foreign and domestic cash and cash equivalents as of September 28, 2014 and December 31, 2013, respectively, are as follows (in thousands):

	September 28, 2014	December 31, 2013
United States (1)	$2,029	$8,363
Canada (2)	1,911	4,213
Netherlands (3)	23	18
Total cash and cash equivalents	$3,963	$12,594

(1)         United States includes the following legal entities:  Colt Defense LLC, New Colt Holding Corp., Colt’s Manufacturing Company LLC and Colt Defense Technical Services LLC

(2)         Canada includes the following legal entity: Colt Canada Corporation

(3)         Netherlands includes the following legal entity: Colt International Coöperatief U.A.

Due to our current liquidity situation, during the three months ended September 28, 2014 Colt International recorded a deferred tax liability of $1.4 million on the undistributed earnings from Colt Canada given that management no longer consider Colt Canada’s earnings permanently reinvested.

If we repatriated cash and cash equivalents, based on our current legal entity structure as described in the accompanying financial statements under Note 1 Nature of Business, we would not be required to accrue and pay U.S. income taxes to repatriate these funds.  Our cost of repatriation would be in the form of a 5% withholding tax which Colt Canada is required to withhold on dividends when declared and paid to Colt International under the terms of the treaty between Canada and the Netherlands.  There is no further income or withholding tax on dividends when declared and paid to Colt Defense.

We amended our Credit Agreement in November 2014 to lower the minimum excess availability threshold from $11.0 million to $7.5 million, giving us an additional $3.5 million of borrowing capacity.  As of November 20, 2014 our borrowing availability (above the excess availability threshold) under our Credit Agreement with Wells Fargo Capital Finance, LLC (“WFCF”) was $2.5 million.  In addition, as of November 20, 2014 we had cash and cash equivalents on-hand of $8.2 million, of which $2.9 million is located at Colt Canada and would be subject to a 5% withholding tax if repatriated.

Credit Agreement

Borrowings under the Credit Agreement bear interest at a variable rate based on the London Inter-Bank Offered Rate (“LIBOR”), the Canadian Banker’s Acceptance Rate or the lender’s prime rate, as defined in the Credit Agreement, plus a spread. The interest rate spread on borrowing varies based on both the rate option selected and our quarterly average excess availability under the Credit Agreement. There is an unused line fee of .50% per annum, payable quarterly on the unused portion under the facility and a $40 thousand annual servicing fee.

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The Credit Agreement limits our ability to incur additional indebtedness, make investments or certain payments, pay dividends (other than for member distributions to support member LLC-related taxes) and merge, acquire or sell assets. In addition, certain covenants would be triggered if excess availability were to fall below a specified level. Excess availability is determined as the lesser of our borrowing base or $50.0 million, reduced by outstanding obligations under the Credit Agreement and trade payables that are more than 60 days past due. Our available borrowing capacity as of September 28, 2014 was $2.1 million, which is the amount above the excess availability threshold. The Credit Agreement had an excess availability threshold of $11.0 million as of September 28, 2014, which was lowered to $7.5 million in November 2014. If excess availability is below $7.5 million, we would be required to be in compliance with a fixed charge coverage ratio, as defined in the Credit Agreement (“WFCF FCCR”).  If we are not in compliance with the WFCF FCCR and below $7.5 million in excess availability, we would not be able to borrow additional amounts under the Credit Agreement. In addition, if excess availability falls below $7.5 million or an event of default occurs, we would be required to provide WFCF with more frequent compliance reporting and WFCF may also assume certain other contractual privileges.  The Credit Agreement also contains customary events of default including, but not limited to, no material litigation or defaults under material contracts and no material adverse change. In connection with any borrowing requests, management must certify, among other things, to no default or event of default.

As of September 28, 2014, there were revolving loans of $13.0 million outstanding and $3.9 million of letters of credit outstanding under the Credit Agreement.  As of December 31, 2013 there were revolving loans of $7.1 million outstanding and $3.5 million of letters of credit outstanding under the Credit Agreement.  As of November 21, 2014, there were revolving loans of $16.1 million and $3.8 million of letters of credit outstanding under the credit agreement.

As of September 28, 2014 and December 31, 2013, we were in compliance with all of the Credit Agreement covenants and restrictions, as amended, and we monitor our future compliance based on current and anticipated financial results. The WFCF FCCR for four consecutive quarters may not be less than 1.00:1.00.  As of September 28, 2014 and December 31, 2013 our availability was in excess of $11.0 million and therefore the WFCF FCCR was not in effect.  If it had been in effect, the calculated WFCF FCCR for the four quarters ended September 28, 2014 and December 31, 2013 would have been 0.77:1.00 and 1.54:1.00, respectively.

On March 22, 2013, we entered into Amendment No. 2 to the Credit Agreement, whereby, among other things, Wells Fargo Capital Finance, LLC (“WFCF”), under the Credit Agreement, consented to the transaction pursuant to the Unit Repurchase Agreement. For additional information about this transaction, see Note 14, “Accumulated Deficit” in this Form 10-Q.

On June 19, 2013, we entered into Amendment No. 3 to the Credit Agreement, pursuant to which the WFCF consented to the contribution of all the issued and outstanding equity interests issued by Colt Canada to Colt International so that Colt Canada would be a wholly owned subsidiary of to Colt International, and provided for Colt International to become a guarantor under the Credit Agreement. For more information about this amendment, see the Form 8-K that was filed with the SEC on June 25, 2013.

On July 12, 2013, we entered into Amendment No. 4 to the Credit Agreement, whereby Colt’s Manufacturing became a borrower and New Colt became a guarantor under the Credit Agreement. For more information about this amendment, see the Form 8-K that was filed with the SEC on July 15, 2013.

On August 6, 2014, we entered into Amendment No. 5 to the Credit Agreement, whereby the WFCF consented to, among other things, extending the delivery date to September 15, 2014 of our obligation to deliver financial statements for the month and fiscal quarter ended June 29, 2014.

On November 12, 2014, we entered into Amendment No. 6 to the Credit Agreement, whereby WFCF consented to extending the delivery date to November 21, 2014 of our obligation to deliver financial statements for the month and fiscal quarter ended September 28, 2014.

On November 17, 2014, we entered into amendment No. 7 to the Credit Agreement, whereby WFCF consented to amendments to the Credit Agreement necessary for us to enter into the MS Term Loan.  These amendments include, among other things, (i) reducing the Senior Secured revolving loan availability from $50.0 million to $33.0 million and, (ii) incorporating a minimum $7.5 million excess availability threshold for borrowers.

On November 21, 2014, we entered into Amendment No. 8 to the Credit Agreement, whereby, WFCF consented to extending the delivery date to November 26, 2014, for us to deliver financial statements for the month and fiscal quarter ended September 28, 2014.

Senior Notes

On November 10, 2009, Colt Defense and Colt Finance, our 100%-owned finance subsidiary, jointly and severally co-issued $250.0 million of unsecured senior notes (“Senior Notes”).  The Senior Notes bear interest at 8.75% and mature November 15, 2017. Interest is payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2010. We issued the Senior Notes at a discount of $3.5 million from their principal value. This discount is being amortized as additional interest expense over the life of the indebtedness. No principal repayments are required until maturity.

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The Senior Notes do not have financial condition covenants that require us to maintain compliance with financial ratios or other measurements on a periodic basis. The Senior Notes do contain non-financial condition covenants that, among other things, limit our ability to incur additional indebtedness, enter into certain mergers or consolidations, incur certain liens and engage in certain transactions with our affiliates. In addition, the Indenture restricts our ability to pay dividends or make other Restricted Payments (as defined in the Indenture) to our members, subject to certain exceptions. Such restrictions are not expected to affect our ability to meet our cash obligations for the next twelve months. Additionally, the Senior Notes contain certain cross default provisions with other indebtedness if such indebtedness in default aggregates to $20.0 million or more.

On June 19, 2013, we entered into an indenture supplement by which, Colt International, Colt Canada and CDTS became new subsidiary guarantors to the Senior Notes. As such, each agreed to jointly and severally guarantee the obligations under the Indenture. For more information about this indenture supplement, see the Form 8-K that was filed with the SEC on June 25, 2013.

On July 12, 2013, we entered into an indenture supplement to the Indenture (“Supplemental Indenture”) by which New Colt and Colt’s Manufacturing became new subsidiary guarantors to the Senior Notes. As such, each agreed to jointly and severally guarantee the obligations under the Indenture. For more information about the Supplemental Indenture, see the Form 8-K that was filed with the SEC on July 15, 2013.

In accordance with Rule 3-10(f) of SEC Regulation S-X, the Company and Colt Finance Corp., co-issuers of the Senior Notes, are not presenting condensed consolidating guarantor financial statements as Colt Defense LLC and Colt Finance Corp. have no independent assets or operations. All of the Company’s subsidiaries are 100% owned and have guaranteed the Company’s Senior Notes; and all of the guarantees are full, unconditional, joint and several.

Term Loan

On July 12, 2013, in connection with the Merger, we entered into the Term Loan (“Term Loan”), which matures on November 15, 2016. The Term Loan is variable rate and bears interest at a rate of 9.75% plus the greater of the 3-month LIBOR rate or 1%. Interest is payable quarterly in arrears on the first day of the subsequent calendar quarter. Under the Term Loan, our obligations are secured by a second priority security interest in the assets securing obligations under the Credit Agreement and a first priority security interest in our intellectual property and a second priority security interest in substantially all other assets.  The Term Loan was issued at a discount of $2.3 million from its principal value of $50.0 million. We also incurred $2.1 million in financing fees. The discount and the financing fees are being amortized as additional interest expense over the life of the indebtedness.

On March 31, 2014 (second quarter of 2014) and June 29, 2014 (third quarter of 2014), we made Term Loan principal installment payments of $0.6 million and interest payments of $1.3 million, respectively.  On September 30, 2014 (third quarter of 2014), we made a Term Loan interest payment of $1.3 million.

On August 6, 2014, we entered into Amendment No. 1 to the Term Loan (the “Term Loan Amendment”).  Absent an amendment to the Term Loan, we would have been in violation of certain of its financial covenants as of June 29, 2014.  The Term Loan Amendment is discussed in more detail in the following paragraph.

The Term Loan Amendment, provided that, (i) the financial covenants were eliminated for the rolling four quarter periods ended June 29, 2014 and September 28, 2014 and modified for the rolling four quarter period ended December 31, 2014, (ii) we were granted the option to not pay principal installment payments of $1.9 million due on September 30, 2014, December 31, 2014 and March 31, 2015, (iii) the applicable prepayment premium was increased from 2% to 6% of the outstanding principal balance of the Term Loan, (iv) the date of the applicable prepayment determination was extended to July 31, 2016 and (v) we were granted a 30 day extension to deliver financial information to the Term Loan lenders to allow for completion of the restatement of our 2013 10-K (see Note 2. Summary of Significant Accounting Policies).  Additionally, we agreed to pay an amendment fee of $0.5 million that will be capitalized and paid-in-kind by being added to the outstanding principal balance of the Term Loan.

The Term Loan Amendment fee of $0.5 million, along with Term Loan lenders legal fees to be paid by us in conjunction with the Term Loan Amendment, were recorded as additional debt discount in the third quarter of 2014 and amortized as interest expense over the remaining term of the Term Loan.  We expensed costs incurred by us in conjunction with the Term Loan Amendment in the third quarter of 2014.  We elected not to pay the principal installment payment due on September 30, 2014.

We were in compliance with our Term Loan covenants, as amended, as of September 28, 2014 (pursuant to the Term Loan Amendment we were not required to satisfy any particular financial covenant levels for the quarter ending September 28, 2014 other than with respect to the maximum allowed capital expenditures) and December 31, 2013.

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As of September 28, 2014 and December 31, 2013, we were subject to four financial covenants as defined in the Term Loan agreement: (i) minimum EBITDA (“Minimum EBITDA”), (ii) fixed charge coverage ratio (“FCCR”), (iii) secured coverage ratio (“Secured Coverage Ratio”) and (iv) capital expenditures (“Capital Expenditures”).  Prior to Amendment No. 1, the required Minimum EBITDA for the four quarters ended September 28, 2014 and December 31, 2013 was $40.0 million.  Actual Minimum EBITDA for the four quarters ended September 28, 2014 and December 31, 2013 was $31.8 million and $63.3 million, respectively.  Amendment No. 1 eliminated the Minimum EBITDA covenant for the four quarters ended September 28, 2014.  Prior to Amendment No. 1, the required FCCR for the four quarters ended September 28, 2014 and December 31, 2013 was a minimum of 0.90:1.00.  The actual FCCR for the four quarters ended September 28, 2014 and December 31, 2013 was 0.75:1.00 and 1.21:1.00, respectively.  Amendment No. 1 eliminated the FCCR covenant for the four quarters ended September 28, 2014.  Prior to Amendment No. 1, the required Secured Coverage Ratio for the four quarters ended September 28, 2014 and December 31, 2013 was a ratio not greater than 1.20:1.00.  The actual Secured Coverage Ratio for the four quarters ended September 28, 2014 and December 31, 2013 was 2.02:1.00 and 0.89:1.00, respectively. Amendment No. 1 eliminated the Secured Leverage Ratio covenant for the four quarters ended September 28, 2014.  The maximum allowed Capital Expenditures for the four quarters ended September 28, 2014 and December 31, 2013 is $12.0 million.  The actual Capital Expenditures for the four quarters ended September 28, 2014 and December 31, 2013 were $3.7 million and $8.6 million, respectively.  Amendment No. 1 did not modify the Capital Expenditure covenant.

The Term Loan agreement also contained non-financial covenants and other restrictions which limit our ability to incur additional indebtedness, make investments or certain payments, pay dividends (other than member distributions to support our member related taxes) enter into a merger and acquire or sell assets.

On November 12, 2014, we entered into Amendment No. 2 to the Term Loan, whereby the Term Loan lenders consented to extending the delivery date to November 21, 2014 of our obligation to deliver financial statements for the month and fiscal quarter ended September 28, 2014.

We repaid the Term Loan on November 17, 2014.

MS Term Loan

On November 17, 2014, we entered into the MS Term Loan, a $70.0 million senior secured term loan facility with Wilmington Savings Fund, FSB, and Morgan Stanley Senior Funding Inc., as lender, which replaced our Term Loan.  As the existing Term Loan agreement did not permit pre-payment, we agreed with the existing Term Loan lenders to pay a premium of $4.3 million in addition to the principal and interest balances outstanding.  As a result of us entering into the MS Term Loan which replaced our existing Term Loan, the Term Loan has been reflected as a current liability as of September 28, 2014, in the consolidated balance sheet. The credit agreement governing the MS Term Loan (i) does not contain financial covenants or amortization provisions similar to those provisions in the Company’s existing Term Loan agreement; (ii) provides for the accrual of interest on an 8% cash and 2% payment-in-kind basis; and (iii) will mature no later than August 15, 2018 subject to the satisfaction of certain conditions.

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Cash Flows

At September 28, 2014, we had cash and cash equivalents totaling $4.0 million and availability under our Credit Agreement of $2.1 million.  On November 20, 2014, we had cash and cash equivalents totaling $8.2 million and availability under our Credit Agreement of $2.5 million.  Our existing cash balances, Credit Agreement availability and forecasted operating cash flows are not expected to be sufficient to meet our obligations for the next twelve months.

The following table sets forth our consolidated cash flows for the nine months ended September 28, 2014 and September 29, 2013, respectively (dollars in millions):

	Nine Months Ended
	September 28, 2014	September 29, 2013
		(As Revised)
Cash used in operating activities	$(10.7)	$11.3
Cash used in investing activities	(1.7)	(66.5)
Cash used in financing activities	3.9	33.8

Cash Flows Used in Operating Activities

Our cash used in or generated from operating activities is generally a reflection of our operating results adjusted for non-cash charges or credits such as depreciation and amortization and changes in working capital, including accounts receivable and our investment in inventory.  Changes in accounts receivable and inventory can cause significant fluctuations in our cash flow from operations.  U.S. Government receivables are generally collected within 10 to 30 days. Payment terms for international orders are negotiated individually with each customer and tend to experience a longer collection cycle. Commercial law enforcement receivables are generally collected within 10 to 30 days as distributors take advantage of payment terms. To date, we have not experienced any significant receivable losses.

Net cash used in operating activities for the nine months ended September 28, 2014 was $10.7 million, compared to net cash provided by operating activities of $11.3 million for the nine months ended September 29, 2013, as revised.  We had a net loss of $28.4 million in the first nine months of 2014 compared to net income of $20.4 million in the first nine months of 2013.  Our $28.4 million net loss in the first nine months of 2014 is primarily a result of the continued decline in market demand for commercial MSR’s and the timing of certain international sales when compared to the first nine months of 2013.

During the first nine months of 2014, changes in operating assets and liabilities were a $6.7 million source of cash compared to a $0.1 million source of cash for the same period in 2013.  In 2014, accounts receivable decreased by $7.5 million, primarily due to lower sales. Prepaid expenses and other current assets decreased by $2.9 million primarily related to decreases in prepaid insurance and other accounts receivable.  Accounts payable and accrued expenses increased by $7.8 million in 2014 primarily due increased accounts payable as a result of delays in payments as a result of our current liquidity constraints and accrued interest related to the timing of interest payments.  These sources of cash were partially offset by reduced accrued compensation and benefits primarily related to suspension of bonus accruals and lower accrued excise taxes related to reduced commercial sales.  In 2014, inventories increased by $10.0 million due to softness in the commercial MSR market and increased inventory levels necessary to support U.S. Government contracts and delays in shipping international sales orders related to regulatory approvals.

During the first nine months of 2013, changes in operating assets and liabilities were a $0.1 million source of cash.  Inventory grew by $17.5 million to support increased production volume and a larger number of models.  Accounts payable and accrued expenses increased by $16.0 million in 2013. Accounts payable increased $10.2 million to support increased production levels. Accrued expenses increased $6.3 million due to the timing of our semi-annual interest payments on the Senior Notes and the incremental accrued interest on the Term Loan and $5.4 million related to a contract obligation. These increases were partially offset by lower accrued taxes. Accounts receivable were a $3.0 million source of funds primarily due to customer mix and the timing of shipments within the third quarter of 2013 compared to the fourth quarter of 2012. This was partially offset by a $0.9 million use of cash to fund pension and post-retirement liabilities.

Cash Flows Used in Investing Activities

Cash used in investing activities was $1.7 million for the first nine months of 2014 and $66.5 million for the first nine months of 2013.  In the first nine months of 2014, cash was used for capital expenditures related to capacity expansion.  In the first nine months of 2013, we used $59.5 million, net of cash acquired, to fund the acquisition of New Colt.  Capital expenditures for the nine months ended September 29, 2013 were $6.6 million and was primarily related to new product production and capacity expansion.

Cash Flows Used in Financing Activities

Net cash from financing activities in the first nine months of 2014 was $3.9 million.  Our net borrowings on our line of credit for the period were $5.9 million, we used $1.3 million to make a schedule repayment of our Term Loan and we used $0.7 million to fund distributions to our members.

In the first nine months of 2013, the Term Loan, net of debt discount, was a $47.7 million source of funds. The Term Loan proceeds were combined with $5.0 million from the issuance and sale of Colt Defense common units, net of reinvested consideration proceeds, to partially fund the acquisition of New Colt. These sources of funds were partially offset by a $14.0 million use of cash to repurchase all of our common units previously held by the Blackstone Funds. In addition, we paid $2.0 million of debt issuance costs related to the Term Loan.

Historically, tax distributions to our members have been made in amounts equal to the highest combined marginal federal, state and/or local tax rate applicable to any member as applied to our taxable income, as defined, for the applicable period.  Our Governing Board may also declare other distributions to our members from time to time. In addition, our cash requirements and liquidity could be impacted by potential acquisitions. In April 2014, we made tax distributions to our members of $0.7 million and remitted $0.5 million to the State of Connecticut both of which were accrued in 2013 based on our 2013 taxable income.

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Backlog

Because a substantial portion of our business is of a build-to-order nature, we generally have a significant backlog of orders to be shipped. Our backlog decreased from $206.9 million at December 31, 2013 to $172.1 million at September 28, 2014. The decrease was primarily driven by decreased orders from our international customers, domestic orders for commercial handguns and commercial rifles partially offset by increased U.S government spare orders.  When factoring the commercial component of purchase orders into our backlog analysis, we only include orders that are scheduled to ship in the next six months in our backlog.  Commercial orders received that have not yet shipped could be cancelled, particularly if demand were to suddenly decrease.

Recent Accounting Pronouncements

Revenue from Contracts with Customers - In May 2014, the FASB issued ASU No. 2014-09, that requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for us on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU 2014-09 will have on our consolidated financial statements and related disclosures. We have not yet selected a transition method nor has it determined the effect of the standard on our ongoing financial reporting.

Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists - In July 2013, the FASB issued ASU 2013-11 to provide guidance on the presentation of unrecognized tax benefits. ASU 2013-11 requires an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows: to the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. ASU 2013-11 is effective for interim and annual periods beginning after December 15, 2013 with earlier adoption permitted. ASU 2013-11 should be applied prospectively with retroactive application permitted.  We have adopted ASU 2013-11 in the first quarter of 2014.

Critical Accounting Policies and Estimates

The preparations of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. We reaffirm the significant accounting policies as disclosed in Note 2 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013, which was filed with the Securities and Exchange Commission on September 12, 2014.

Contractual Obligations

On March 30, 2014, Colt Defense through its domestic operating subsidiary Colt’s Manufacturing reached tentative agreement with UAW Local 376 for a new five year contract covering approximately 529 employees, which was ratified by the union membership on March 31, 2014.  The new contract is in effect from April 1, 2014 through March 31, 2019.

As of September 28, 2014, there have been no other material changes to our contractual obligations outside the ordinary course of our business since December 31, 2013.

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ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency Exposure

We are subject to foreign currency exchange risks relating to receipts from customers, payments to suppliers and some intercompany transactions.  As a matter of policy, we do not engage in currency speculation and therefore, we have no derivative financial instruments to hedge this exposure.  In our consolidated statements of operations, we had de minimis foreign currency gain for the nine months ended September 28, 2014 and $0.1 million of foreign currency gain for the nine months ended September 29, 2013.  The foreign currency amounts reported in the consolidated statement of operations may change materially should our international business continue to grow or if changes in the Canadian dollar or Euro versus the U.S. dollar fluctuate materially.

Interest Rate Exposures

Our debt portfolio consists of the fixed rate Senior Notes, the variable rate Term Loan and the variable rate Credit Agreement.  At September 28, 2014, there was $13.0 million outstanding under the Credit Agreement and $48.0 million owed on the Term Loan.  Our exposure to market risk for changes in interest rates relates to variable rate advances on the Credit Agreement and the variable rate Term Loan outstanding balance. We do not have any derivative financial instruments to hedge this exposure. At September 28, 2014, a hypothetical 100 basis point increase in the third quarter variable rate on the Credit Agreement advances and the Term Loan outstanding balance would have increased our interest expense by $0.2 million.

ITEM 4. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Management of the Company, with the participation of its Chief Executive Officer, Chief Financial Officer and Corporate Controller, evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period.

Based on their evaluation, as of the end of the period covered by this Form 10-Q, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended) were ineffective because of the material weakness in our internal control over financial reporting described below.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

We did not maintain effective controls over contract modifications. Specifically, we did not appropriately consider the accounting implications of a contract modification to the M240 machine gun program for the U.S. Government (“M240 Program”) which impacted our net sales, cost of sales, accrued expenses, customer advances, deferred revenue and related financial disclosures.  This control deficiency resulted in the restatement of the Company’s consolidated financial statements for the year ended December 31, 2013. Additionally, this control deficiency could result in misstatements of the aforementioned accounts and related disclosures that would result in a material misstatement of the consolidated financial statements that would not be prevented or detected. Accordingly, our management has determined that this control deficiency constitutes a material weakness.

Remediation Efforts

Management has been actively engaged in developing a remediation plan to address the above material weakness.  The remediation efforts in process or expected to be implemented include the following.

•                  Reviewing all M240 Program contract amendments to ensure all material accounting considerations have been addressed; and

•                  Reviewing non-M240 Program material contracts and material contract amendments to ensure all material accounting considerations have been addressed; and

•                  Instituting additional training programs for accounting personnel.

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We believe that the controls that we will be implementing will improve the effectiveness of our internal control over financial reporting.  As we continue to evaluate and work to improve our internal control over financial reporting, we may determine to take additional measures to address the material weakness or determine to supplement or modify certain of the remediation measures described above.

Changes in Internal Control OverFinancial Reporting

There have been no changes in our internal control over financial reporting that occurred during the quarter ended September 28, 2014 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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PART II. OTHER INFORMATION

Item 1.                                                         Legal Proceedings

We are involved in various legal claims and disputes in the ordinary course of our business.  As such, we accrue for such liabilities when it is both (i) probable that a loss has occurred and (ii) the amount of the loss can be reasonably estimated in accordance with ASC 450, Contingencies.  We evaluate, on a quarterly basis, developments affecting various legal claims and disputes that could cause an increase or decrease in the amount of the liability that has been previously accrued.  It is possible that we could incur losses in excess of any amounts accrued. There is no litigation pending that is likely to substantially negatively affect our financial condition, results of operations and cash flows.

Item 1A.                                                Risk Factors

Our financial statements are presented on a going concern basis. Our current financial condition raises substantial doubt regarding our ability to continue as a going concern.

Our financial statements are presented in this report on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have experienced liquidity challenges as a result of several business trends, including the continued decline in market demand for the Company’s commercial modern sporting rifle (“MSR”), recent declines in demand for the Company’s commercial handguns, and delays in anticipated timing of U.S. Government and certain international sales. There can be no assurance that these business trends will not continue to adversely impact our operations. These factors materially affected our liquidity, including our ability to repay existing indebtedness as it became due and to meet other current obligations. We are currently in compliance with financial and other covenants contained our existing debt agreements, but we may not be in continued compliance with other covenants in the future. Our inability to comply with our loan covenants, obtain waivers of non-compliance, restructure our debt or refinance our existing debt would have a material adverse effect on the Company’s financial position, results of operations and cash flows.

These matters raise substantial doubt regarding the Company’s ability to continue as a going concern. Our ability to continue as a going concern will be dependent upon our ability to complete asset sales, restructure or refinance existing debt, obtain modifications or waivers of our loan covenants or other actions. There can be no assurance of our success in these efforts. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets. See Note 1 “Nature of Business.”

In addition to the information set forth in this report, you should carefully review and consider the information discussed in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2013, which could materially affect our business, financial condition or future results. These are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may materially adversely affect our business, financial condition or future results.

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Item 6. Exhibits

The following list of exhibits includes exhibits submitted with this Form 10-Q as filed with the Securities and Exchange Commission and those incorporated by reference to other fillings.

10.1                                                                        Senior Secured Term Loan Facility dated November 17, 2014.

10.2                                                                        Amendment No. 6 to the Credit Agreement dated November 12, 2014.

10.3                                                                        Amendment No. 7 to Credit Agreement dated November 17, 2014.

10.4                                                                        Amendment No. 3 to the Credit Agreement dated November 17, 2014.

10.5                                                                        Amendment No. 2 to the Term Loan agreement dated November 12, 2014.

31.1                                                                        Certification of Dennis R. Veilleux pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*

31.2                                                                        Certification of Scott B. Flaherty pursuant to Section 302 of Sarbanes-Oxley Act of 2002.*

31.3                                                                        Certification of Kevin G. Green pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*

32.1                                                                        Certification of Dennis R. Veilleux and Scott B. Flaherty pursuant to 18 U.S.C. Section 1350.*

101.INS                                                   XBRL Instance Document

101.SCH                                              XBRL Taxonomy Extension Schema Document

101.CAL                                              XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF                                                XBRL Taxonomy Extension Definition Linkbase Document

101.LAB                                              XBRL Taxonomy Extension Label Linkbase Document

101.PRE                                                XBRL Taxonomy Extension Presentation Linkbase Document

Notes to Exhibits List:

*                                         Filed electronically herewith

Attached as Exhibit 101 to this report are the following formatted in XBRL (Extensible Business Reporting Language): (i) Consolidated Balance Sheets at September 28, 2014 and September 29, 2013, (ii) Consolidated Statements of Operations for the three and nine months ended September 28, 2014 and September 29, 2013, (iii) Consolidated Statements of Comprehensive Income for the nine months ended September 28, 2014 and September 29, 2013, (iv) Consolidated Statements of Cash Flows for the nine months ended September 28, 2014 and September 29, 2013 and (iv) Notes to the Consolidated Financial Statements.  In accordance with Rule 406T of Regulation S-T, the XBRL related information in Exhibit 101 to this Quarterly Report on Form 10-Q shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be part of any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

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Signatures

Pursuant to the requirements of the Securities Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in West Hartford, Connecticut, on the 2nd day of December, 2014.

COLT DEFENSE LLC
COLT FINANCE CORP.
By:	/s/ Scott B. Flaherty
Scott B. Flaherty
Senior Vice President and Chief Financial Officer

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